UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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MYLAN INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than Registrant)

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LETTER TO MYLAN SHAREHOLDERS

Dear Fellow Mylan Inc. Shareholders:

Over the last several years, Mylan Inc. (“Mylan”) has undergone a strategic transformation from a domestic generics company into a global leader in the pharmaceutical industry—one with unprecedented scale in our operating platform, diversity in our portfolio, and significant control over the cost and quality of our products. In addition to the cultivation of numerous organic growth drivers, a key aspect of our transformation and growth has been meaningful participation in the ongoing consolidation of the global pharmaceutical industry. Mylan has been highly active in evaluating—and acquiring—major assets within the industry that would effectively build on our operating platform and commercial presence, complement our existing strengths and capabilities, enhance our financial flexibility, strengthen our competitive position, and deliver additional shareholder value.

In furtherance of this strategy, Mylan identified Abbott’s non-U.S. developed markets specialty and branded generics business (the “Business”) as an exceptional asset and the right next strategic transaction for Mylan. Mylan subsequently entered into an Amended and Restated Business Transfer Agreement and Plan of Merger with New Moon B.V., a new holding company organized and existing under the laws of the Netherlands (“New Mylan”), Moon of PA Inc. (“Merger Sub”), and Abbott Laboratories (“Abbott”), dated as of November 4, 2014 (the “Business Transfer Agreement”), providing for, among other things, the acquisition of Mylan and the Business by New Mylan. As consideration for the transfer of the Business, Abbott will receive 110,000,000 New Mylan ordinary shares and, in exchange for their shares of Mylan common stock, Mylan shareholders will receive an equal number of New Mylan ordinary shares. Immediately following the transaction, the former shareholders of Mylan will own approximately 78% and Abbott’s affiliates will own approximately 22% of the outstanding New Mylan ordinary shares. The exchange of shares of Mylan common stock for New Mylan ordinary shares will be a taxable transaction for Mylan shareholders. The New Mylan ordinary shares are expected to be listed on the NASDAQ Global Select Market under the ticker symbol “MYL.”

Mylan is undertaking this transaction because we believe that the Business is a compelling strategic fit, which will help Mylan accomplish a number of our goals. Specifically, the Business will diversify and build upon the infrastructure and strategy we already have in place; enhance our geographic footprint and commercial platform in non-U.S. geographies; create critical mass across customer sales channels; and create significant financial flexibility and a more competitive tax structure, better positioning Mylan for future opportunities.

The Business, which is being acquired on a debt-free basis, includes an attractive and differentiated portfolio of more than 100 specialty, branded generic and over-the-counter pharmaceutical products in five major therapeutic areas (cardio/metabolic, gastrointestinal, anti-infective/respiratory, CNS/pain, and women’s and men’s health). The portfolio includes several patent-protected, novel, and/or hard-to-manufacture products with durable growth potential. Key products include Creon®, Influvac®, Brufen®, Amitiza®, and Androgel®, among others.

The Business will enhance Mylan’s geographic reach and provide Mylan with enhanced scale and critical mass in our largest markets outside of the United States. The transaction is expected to approximately double Mylan’s revenues in Europe by strengthening our presence in Italy, the United Kingdom, Germany, France, Spain, and Portugal, among others. It is also expected to more than double Mylan’s revenues in Canada and Japan and build on Mylan’s business in Australia and New Zealand. The transaction also will provide Mylan with a meaningful presence in the specialty and branded generics markets in Central and Eastern Europe.

Additionally, the Business will significantly expand Mylan’s commercial platform and capabilities. The Business includes an active sales organization of approximately 2,000 representatives serving more than 40 non-U.S. markets. The Business’s strong sales force in key developed markets will enhance Mylan’s reach with physicians and patients and complements Mylan’s existing strength in pharmacies. This platform will provide Mylan with the enhanced infrastructure and expertise to more effectively execute on existing growth opportunities that require access to the physician channel, such as the global expansion of EpiPen® Auto-Injector and the anticipated launch of biologics and respiratory products, including generic Seretide® and generic Advair®.

The Business also will bring Mylan two high-quality manufacturing facilities in France and Japan.

The Business is expected to provide approximately $1.9 billion in additional annual revenues and approximately $670 million in additional annual adjusted EBITDA (pre-operational efficiencies) at closing. We believe that we are uniquely positioned to drive enhanced financial performance and profitability from these assets by leveraging our integrated, efficient operating platform, more effectively distributing the portfolio across channels, and maintaining a greater strategic focus on key products. As a result, we expect to stabilize revenues and grow earnings before interest, taxes, depreciation, and amortization (“EBITDA”) and EBITDA margins.

The transaction is expected to be immediately and significantly accretive to Mylan and to deliver in excess of $200 million in cumulative pre-tax operational efficiencies by the end of the third year after closing. Mylan has experience in successfully integrating large, complex transactions such as this one, and we are confident in our ability to deliver the value inherent from this combination.

Mylan’s pro forma leverage at closing, which is expected to be significantly enhanced at approximately 2.3x debt-to-adjusted EBITDA, substantially below current levels, and strong cash flow generation will further enhance Mylan’s balance sheet and provide financial flexibility to pursue future opportunities in the continually evolving and consolidating pharmaceutical sector to create additional shareholder value. The transaction also is expected to lower Mylan’s adjusted tax rate (currently forecasted to be approximately 24-25% in 2014) to approximately 20-21% in the first full year after the consummation of the transaction, and to the high teens thereafter, further enhancing Mylan’s competitiveness.

In conclusion, we are even more confident in our ability to continue to deliver double-digit long-term growth for our shareholders in the future. We will continue to aggressively seek opportunities to leverage Mylan’s exceptional platform and even better position Mylan for the next phase of its growth.

We look forward to a successful transaction.

Very truly yours,

Robert J. Coury Executive Chairman Mylan Inc.	Heather Bresch Chief Executive Officer Mylan Inc.

After careful consideration and deliberation, the Board of Directors of Mylan (the “Mylan Board”) unanimously approved the Business Transfer Agreement and the transaction and determined that the transaction is advisable and in the best interests of Mylan. The Mylan Board accordingly unanimously recommends that the Mylan shareholders vote “FOR” each of the proposals contained in the accompanying proxy statement/prospectus. In considering the recommendation of the Mylan Board, you should be aware that, similar to other transactions of this type, certain directors and executive officers of Mylan may be deemed to have interests in the transaction that may be different from, or in addition to, the interests of the Mylan shareholders generally. See “The Transaction—Interests of Certain Persons in the Transaction” beginning on page 69 of the accompanying proxy statement/prospectus.

Mylan encourages you to read the accompanying proxy statement/prospectus, including the Annexes thereto and the documents incorporated by reference therein, carefully and in their entirety. In particular, we urge you to read carefully the section entitled “Risk Factors” beginning on page 15 of the accompanying proxy statement/prospectus, including the risk factor entitled “The Transaction may not give New Mylan the ability to achieve competitive financial flexibility and the expected effective corporate tax rate” on page 17 of the accompanying proxy statement/prospectus, which describes the material assumptions underlying the expected adjusted tax rates.

Adjusted EBITDA, debt-to-adjusted EBITDA, and adjusted tax rate are financial measures that differ from what is reported under the generally accepted accounting principles in the United States (“U.S. GAAP”). For more information, see the section entitled “Non-GAAP Financial Measures” beginning on page 187 of the accompanying proxy statement/prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under the accompanying proxy statement/prospectus or determined that the accompanying statement/prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

The accompanying proxy statement/prospectus is dated December 24, 2014 and is first being mailed to the shareholders of Mylan on or about December 29, 2014.

ADDITIONAL INFORMATION

The accompanying proxy statement/prospectus incorporates important business and financial information about Mylan from other documents that are not included in or delivered with the accompanying proxy statement/prospectus. This information is available to you without charge upon your request. You can obtain the documents incorporated by reference into the accompanying proxy statement/prospectus by requesting them in writing or by telephone at the following address and telephone number:

Mylan Inc.

1000 Mylan Boulevard

Canonsburg, Pennsylvania 15317

(724) 514-1800

Attn: Corporate Secretary

or

Innisfree M&A Incorporated

501 Madison Avenue

New York, NY 10022

(877) 750-9499 (toll free)

(212) 750-5833 (banks and brokers)

Investors may also consult http://www.astproxyportal.com/ast/04325 for more information concerning the Transaction described in the accompanying proxy statement/prospectus. Mylan’s website is www.mylan.com. Information included on Mylan’s website is not incorporated by reference into the accompanying proxy statement/prospectus.

If you would like to request any documents, please do so by January 22, 2015 in order to receive them before the special meeting.

For more information, see “Where You Can Find More Information” beginning on page 188 of the accompanying proxy statement/prospectus.

Mylan Inc.

1000 Mylan Boulevard

Canonsburg, Pennsylvania 15317

(724) 514-1800

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

To Be Held On January 29, 2015

Dear Shareholders of Mylan Inc.:

We are pleased to invite you to attend a special meeting of shareholders of Mylan Inc., a Pennsylvania corporation (“Mylan”), which will be held at the Sheraton Greensboro, 3121 High Point Road, Greensboro, North Carolina 27407 on January 29, 2015 at 11:00 a.m. local time, for the following purposes:

•	To consider and vote on a proposal to approve the Amended and Restated Business Transfer Agreement and Plan of Merger (the “Business Transfer Agreement”), dated as of November 4, 2014, by and among Mylan, New Moon B.V., a private limited liability company (besloten vennootschap met beperkte aansprakelijkheid) organized and existing under the laws of the Netherlands (“New Mylan”), Moon of PA Inc., a Pennsylvania corporation (“Merger Sub”), and Abbott Laboratories, an Illinois corporation (“Abbott”), a copy of which is attached as Annex A to the proxy statement/prospectus accompanying this notice, pursuant to which Merger Sub will be merged with and into Mylan, with Mylan surviving as a wholly owned indirect subsidiary of New Mylan and each share of Mylan common stock issued and outstanding will be cancelled and automatically converted into and become the right to receive one New Mylan ordinary share (the “Merger”);

•	To consider and vote on a proposal to approve, on a non-binding advisory basis, specified compensatory arrangements between Mylan and its named executive officers relating to the Merger and the other transactions contemplated by the Business Transfer Agreement (the “Transaction”); and

•	To consider and vote on a proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to approve the Business Transfer Agreement.

Mylan will transact no business at the special meeting except such business as stated in this notice. Please refer to the accompanying proxy statement/prospectus for further information with respect to the business to be transacted at the Mylan special meeting.

The board of directors of Mylan (the “Mylan Board”) has fixed the close of business on December 23, 2014 as the record date for determination of Mylan shareholders entitled to receive notice of, and to vote at, the Mylan special meeting or any adjournment or postponement thereof. Holders of record of shares of Mylan common stock at the close of business on the record date are entitled to vote at the special meeting and any adjournment or postponement thereof. A list of shareholders of record entitled to vote at the special meeting will be available at the special meeting for inspection by any shareholder of record present at the special meeting.

The affirmative vote of a majority of the votes cast by all holders of Mylan common stock entitled to vote at the special meeting or any adjournment or postponement thereof is required for the approval of each of the proposals listed above, including the approval of the Business Transfer Agreement. In the absence of a quorum, the proposal to adjourn the special meeting may be approved by the majority of the voting power of the outstanding shares present and entitled to vote at the special meeting.

Your vote is very important, regardless of the number of shares you own. Whether or not you expect to attend the special meeting in person, please vote your shares as promptly as possible by (1) accessing the Internet website specified on your proxy card, (2) calling the toll-free number specified on your proxy card, or (3) marking, signing, dating, and returning all proxy cards that you receive in the postage-paid envelope provided, so that your shares may be represented and voted at the special meeting. If your shares are held in the name of a broker, bank, trust company, or other nominee, please follow the instructions on the voting instruction card furnished by the record holder.

Please note that if you hold shares in different accounts, it is important that you vote the shares represented by each account.

Recommendation of the Mylan Board. After careful consideration and deliberation, the Mylan Board unanimously approved the Business Transfer Agreement and the Transaction and determined that the Transaction is advisable and in the best interests of Mylan. The Mylan Board accordingly unanimously recommends that the Mylan shareholders vote “FOR” each of the proposals contained in the proxy statement/prospectus accompanying this letter. In considering the recommendation of the Mylan Board, you should be aware that, similar to other transactions of this type, certain directors and executive officers of Mylan may be deemed to have interests in the Transaction that may be different from, or in addition to, the interests of the Mylan shareholders generally. See “The Transaction—Interests of Certain Persons in the Transaction” beginning on page 69 of the accompanying proxy statement/prospectus.

Mylan encourages you to read the accompanying proxy statement/prospectus, including the Annexes thereto and the documents incorporated by reference therein, carefully and in their entirety. In particular, we urge you to read carefully the section entitled “Risk Factors” beginning on page 15 of the accompanying proxy statement/prospectus. If you have any questions concerning the Business Transfer Agreement or the Transaction, would like additional copies or need help voting your shares of Mylan common stock, please contact Mylan’s proxy solicitor:

Innisfree M&A Incorporated

501 Madison Avenue

New York, NY 10022

(877) 750-9499 (toll free)

(212) 750-5833 (banks and brokers)

By Order of the Mylan Board,

Joseph F. Haggerty

Corporate Secretary

Mylan Inc.

Canonsburg, Pennsylvania

December 24, 2014

ABOUT THIS PROXY STATEMENT/PROSPECTUS

This proxy statement/prospectus, which forms part of a registration statement on Form S-4 filed with the U.S. Securities and Exchange Commission (the “SEC”) by New Mylan (File No. 333-199861), constitutes a prospectus of New Mylan under Section 5 of the Securities Act of 1933, as amended (the “Securities Act”), with respect to the New Mylan ordinary shares to be issued to Mylan shareholders pursuant to the Merger. This proxy statement/prospectus also constitutes a proxy statement of Mylan under Section 14(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). It also constitutes a notice of meeting with respect to the special meeting of Mylan shareholders.

Mylan and New Mylan are responsible for the information contained in and incorporated by reference into this proxy statement/prospectus. You should rely only on the information contained in or incorporated by reference into this proxy statement/prospectus. Neither Mylan nor New Mylan has authorized anyone to give any information or make any representation about the Transaction, Mylan, New Mylan or the Business that is different from, or in addition to, that contained in this proxy statement/prospectus or in any of the materials that have been incorporated by reference into this proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it.

This proxy statement/prospectus is dated December 24, 2014. The information contained in this proxy statement/prospectus speaks only as of the date of this proxy statement/prospectus unless the information specifically indicates that another date applies. Neither Mylan’s mailing of this proxy statement/prospectus to Mylan shareholders, nor the issuance by New Mylan of the New Mylan ordinary shares pursuant to the Merger, will create any implication to the contrary. Except as required by law, Mylan and New Mylan undertake no obligation to update any statements herein for revisions or changes after the filing date of this proxy statement/prospectus.

This proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction in which or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction.

Unless otherwise indicated or as the context otherwise requires, each reference in this proxy statement/prospectus to:

•	“Abbott” refers to Abbott Laboratories, an Illinois corporation;

•	“Abbott common shares” refers to the common shares of Abbott, without par value;

•	“Amendment” refers to the Letter Agreement, dated as of October 21, 2014, among Mylan, New Mylan, Merger Sub, and Abbott, modifying the Original Business Transfer Agreement;

•	“Business” refers to Abbott’s non-U.S. developed markets specialty and branded generics business (provided that any reference herein to historical financial information of the Business refers to the developed markets branded generics pharmaceuticals business of, and as operated by, Abbott and includes expense allocations for certain corporate functions performed by Abbott and certain assets and liabilities that will be retained by Abbott pursuant to the Business Transfer Agreement);

•	“Business Transfer” refers to the acquisition by New Mylan of the Business from Abbott;

•	“Business Transfer Agreement” refers to the Amended and Restated Business Transfer Agreement, dated as of November 4, 2014, by and among Mylan, New Mylan, Merger Sub, and Abbott, and a copy of which is attached as Annex A to this proxy statement/prospectus and is incorporated herein by reference (provided that any reference herein to “the date of the Business Transfer Agreement” refers to July 13, 2014, the date that the Original Business Transfer Agreement was executed);

•	“closing” refers to the consummation of the Transaction in accordance with the terms of the Business Transfer Agreement;

•	“dollars” or “$” refers to U.S. dollars;

•	“Merger” refers to the merger of Merger Sub with and into Mylan, with Mylan surviving as a wholly owned indirect subsidiary of New Mylan;

•	“Merger Sub” refers to Moon of PA Inc., a Pennsylvania corporation;

•	“Mylan” refers to Mylan Inc., a Pennsylvania corporation;

•	“Mylan common stock” refers to the common stock of Mylan, par value $0.50 per share;

•	“New Mylan” refers to New Moon B.V., a private limited liability company (besloten vennootschap met beperkte aansprakelijkheid) organized and existing under the laws of the Netherlands, that will be converted into a public limited liability company (naamloze vennootschap) and renamed “Mylan N.V.” at or prior to the consummation of the Transaction;

•	“New Mylan ordinary shares” refers to the ordinary shares of New Mylan, with nominal value of €0.01 per share;

•	“Original Business Transfer Agreement” refers to the Business Transfer Agreement and Plan of Merger, dated as of July 13, 2014, by and among Mylan, New Mylan, Merger Sub, and Abbott;

•	“Transaction” refers collectively to the Business Transfer, the Merger, and the other transactions contemplated by the Business Transfer Agreement; and

•	“we,” “our,” and “us” refers to Mylan and/or New Mylan, as the context requires.

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QUESTIONS AND ANSWERS

The following questions and answers are intended to address briefly some questions that you, as a Mylan shareholder, may have regarding the Transaction and the matters being considered at the special meeting. These questions and answers highlight only some of the information contained in this proxy statement/prospectus. Mylan urges you to read carefully the entire proxy statement/prospectus, including the Annexes and the documents incorporated by reference into this proxy statement/prospectus, because the information in this section does not provide all the important information with respect to the Transaction and the matters being considered at the special meeting. See “Where You Can Find More Information” beginning on page 188 of this proxy statement/prospectus.

Q:	Why am I receiving this proxy statement/prospectus?

A:	You are receiving this proxy statement/prospectus because you were a shareholder of record of Mylan as of the close of business on the record date for the special meeting. Mylan has entered into the Business Transfer Agreement that is described in this proxy statement/prospectus. Pursuant to the terms of the Business Transfer Agreement, the Business is being carved out of Abbott and will be transferred to New Mylan. Following the Business Transfer, Merger Sub, a wholly owned indirect subsidiary of New Mylan, will merge with and into Mylan, with Mylan surviving as a wholly owned indirect subsidiary of New Mylan. As a result of the Transaction, New Mylan, a new holding company organized in the Netherlands that will be converted into a public limited liability company (naamloze vennootschap) and renamed “Mylan N.V.” at or prior to the consummation of the Transaction, will hold Mylan and the Business.

This proxy statement/prospectus serves as the proxy statement through which Mylan will solicit proxies to obtain the necessary shareholder approval for the proposed Merger. It also serves as the prospectus by which New Mylan will issue ordinary shares to existing Mylan shareholders as consideration for the Merger.

In order to complete the Merger, among other things, Mylan shareholders must vote to approve the Business Transfer Agreement.

Mylan is holding a special meeting to obtain this approval. This proxy statement/prospectus contains important information about the Merger and the special meeting of the Mylan shareholders, and you should read it carefully and in its entirety. The enclosed voting materials allow you to vote your shares without attending the special meeting.

Your vote is very important. Mylan encourages you to mark, sign, and date your proxy card and return it in the enclosed postage-paid envelope, or to vote over the Internet or by telephone, so that your shares of Mylan common stock may be represented and voted at the special meeting. For more information, see the question below entitled “How do I vote?” beginning on page ix of this proxy statement/prospectus.

Q:	When and where will the special meeting be held?

A:	The special meeting will be held at the Sheraton Greensboro, 3121 High Point Road, Greensboro, North Carolina 27407 on January 29, 2015 at 11:00 a.m. local time.

Q:	What will I receive in the Merger?

A:	If the Merger is completed, each share of Mylan common stock issued and outstanding immediately prior to the effective time of the Merger (the “effective time”) will be cancelled and automatically converted into and become the right to receive one New Mylan ordinary share. The one-for-one ratio is fixed, and, as a result, the number of New Mylan ordinary shares received by the Mylan shareholders in the Merger will not fluctuate based on the market price of a share of Mylan common stock prior to the Merger. The New Mylan ordinary shares will be registered with the SEC and are expected to be listed on the NASDAQ Global Select Market (“NASDAQ”) under the symbol “MYL.”

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Each New Mylan ordinary share will be issued in accordance with, and subject to the rights and obligations of, the articles of association of New Mylan (the “New Mylan Articles”). The New Mylan Articles that will be in effect at the consummation of the Transaction are attached as Annex C to this proxy statement/prospectus. Following the Merger, Mylan common stock will be delisted from NASDAQ. For a description of the rights and privileges of a holder of shares of Mylan common stock as compared to a holder of New Mylan ordinary shares, see “Comparison of Rights of Holders of Mylan Common Stock and New Mylan Ordinary Shares” beginning on page 164 of this proxy statement/prospectus.

Q:	What are the material U.S. federal income tax consequences of the Transaction to U.S. Holders of Mylan common stock?

A:	Although you should consult with your personal tax advisor, New Mylan believes that the receipt of the New Mylan ordinary shares in exchange for shares of Mylan common stock pursuant to the Transaction will be a taxable transaction for U.S. federal income tax purposes. Therefore, generally, a U.S. Holder (as defined below under “The Transaction—Material Tax Consequences of the Transaction—U.S. Federal Income Tax Considerations—Scope of Discussion”) will recognize capital gain or loss equal to the difference between (i) the shareholder’s adjusted tax basis in the shares of the Mylan common stock exchanged and (ii) the fair market value of the New Mylan ordinary shares received in the Transaction. A U.S. Holder’s adjusted tax basis in the shares of Mylan common stock generally should equal the holder’s purchase price for the shares, as adjusted to take into account stock dividends, stock splits, or similar transactions. Mylan recommends that U.S. Holders consult their own tax advisors as to the particular tax consequences of the Transaction, including the effect of U.S. federal, state, and local tax laws or foreign tax laws. See “The Transaction—Material Tax Consequences of the Transaction” beginning on page 81 of this proxy statement/prospectus for a more detailed description of the U.S. federal income tax consequences of the Transaction.

Q:	What percentage of New Mylan ordinary shares will the Mylan shareholders and Abbott own following the Transaction?

A:	Upon consummation of the Transaction, including the Merger and the Business Transfer, the former shareholders of Mylan are expected to own, collectively, approximately 78% of the outstanding New Mylan ordinary shares and certain subsidiaries of Abbott are expected to own, collectively, approximately 22% of the outstanding New Mylan ordinary shares.

Q:	What will happen to Mylan equity-based awards in the Transaction?

A:	At the effective time of the Merger:

•	each then outstanding Mylan stock option, stock appreciation right, restricted stock unit, and performance-based restricted stock unit granted prior to December 21, 2012 (the effective date of Mylan’s change from single-trigger to double-trigger vesting upon a “change in control”), a substantial majority of which are expected to be vested in the ordinary course prior to the effective time, will become fully vested, with such stock options and stock appreciation rights being converted into stock options and stock appreciation rights with respect to New Mylan ordinary shares and such restricted stock units and performance-based restricted stock units being settled in New Mylan ordinary shares; and

•

each then outstanding Mylan stock option, stock appreciation right, restricted stock unit, and performance-based restricted stock unit granted on or after December 21, 2012 (the effective date of Mylan’s change from single-trigger to double-trigger vesting upon a “change in control”), including each award granted under the One-Time Special Performance-Based Five-Year Realizable Value Incentive Program implemented in 2014 (the “One-Time Special Performance-Based Program”), will be converted into a stock option, stock appreciation right, restricted stock unit, or performance-based restricted stock unit, as applicable, with respect to New Mylan ordinary shares, which award will be subject to the same number of New Mylan ordinary shares and the same terms and conditions (including vesting and other lapse restrictions) as were applicable to the Mylan award in respect of which it was issued immediately prior to the effective time.

For a discussion of the treatment of Mylan equity-based awards held by Mylan’s directors and executive officers, see “The Transaction—Interests of Certain Persons in the Transaction—Treatment of Certain Equity-Based Awards” beginning on page 70 of this proxy statement/prospectus.

Q:	Why will the place of organization of New Mylan be the Netherlands?

A:	Mylan decided that New Mylan would be organized and existing under the laws of the Netherlands for the following reasons:

•	The Netherlands is a major business center with a reputation for its business-friendly climate and political and financial sophistication;

•	The Netherlands has stable and well-developed corporate and intellectual property laws and jurisprudence;

•	Organizing and existing under the laws of the Netherlands will provide flexibility, under tax treaties to which the Netherlands is a party, to be incorporated in the Netherlands and tax resident in a different jurisdiction; and

•	Organizing and existing under the laws of the Netherlands will result in enhanced financial flexibility for New Mylan after the consummation of the Transaction, including increased flexibility in managing global liquidity and free global cash flow among the various entities of New Mylan after the consummation of the Transaction without negative tax effects. Because of these benefits, Mylan expects that New Mylan will be able to operate its business more efficiently and at lower cost, will have an enhanced capacity to pursue and consummate transactions to deliver additional shareholder value, and will have a lower worldwide effective tax rate than it would have otherwise. See also the section entitled “The Transaction—Reasons for the Transaction and Recommendation of the Mylan Board—The Business’s Contributions to Financial Flexibility and the Related Strategic Benefits” beginning on page 56 of this proxy statement/prospectus.

For more information about the risks relating to New Mylan’s place of organization, see “Risk Factors—Risks Related to the Business of New Mylan—The Transaction may not give New Mylan the ability to achieve competitive financial flexibility and the expected effective corporate tax rate,” and “Risk Factors—Risks Related to the New Mylan Ordinary Shares—The rights of New Mylan shareholders and the responsibilities of New Mylan’s executive and non-executive directors will be governed by Dutch law and New Mylan’s governance arrangements and these rights and responsibilities differ in some respects from the rights of Mylan shareholders and the responsibilities of Mylan’s directors and officers under Pennsylvania law and the current organizational documents of Mylan” beginning on pages 17 and 21, respectively, of this proxy statement/prospectus.

Q:	What will the relationship be between Mylan and New Mylan after the consummation of the Transaction?

A:	Following the consummation of the Transaction, Mylan will be an indirect wholly owned subsidiary of New Mylan. For a description of the relevant accounting treatment of the Transaction, see “The Transaction—Accounting Treatment of the Transaction” beginning on page 81 of this proxy statement/prospectus.

Q:	Who is entitled to vote at the special meeting and how many votes do they have?

A:

The board of directors of Mylan (the “Mylan Board”) has fixed the close of business on December 23, 2014 (the “Record Date”) for the determination of Mylan shareholders entitled to notice of, and to vote at, the special meeting and any adjournment or postponement thereof. As of the close of business on the Record

Date, there were 375,031,828 shares of Mylan common stock outstanding and entitled to vote. Each share of Mylan common stock is entitled to one vote on each matter properly brought before the special meeting.

Q:	What proposals will be considered at the special meeting?

A:	Mylan shareholders are being asked to approve three proposals related to the Merger:

•	A proposal to approve the Business Transfer Agreement (“Proposal 1”);

•	A proposal to approve, on a non-binding advisory basis, specified compensatory arrangements between Mylan and its named executive officers relating to the Transaction (“Proposal 2”); and

•	A proposal to approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes at the time of the special meeting to approve the Business Transfer Agreement (“Proposal 3” and, together with Proposals 1 and 2, the “Proposals” and each, a “Proposal”).

Proposals 2 and 3 are non-binding and approval of Proposals 2 and 3 is not a condition to the consummation of the Transaction.

Q:	What vote is required to approve each Proposal?

A:	Approval of each of the Proposals, including the approval of the Business Transfer Agreement, requires the affirmative vote of a majority of the votes cast by all holders of Mylan common stock entitled to vote in person or by proxy at the special meeting or any adjournment or postponement thereof, voting as a single class. In the absence of a quorum, the proposal to adjourn the special meeting may be approved by the majority of the voting power of the shares present and entitled to vote at the special meeting.

Q:	How many shares of Mylan common stock will Mylan’s directors and officers be entitled to vote at the special meeting? Do you expect them to vote in favor of the proposals?

A:	As of the close of business on the Record Date, approximately 0.5% of the outstanding Mylan common shares were held by Mylan directors and executive officers and their affiliates. We expect that Mylan’s directors and executive officers will vote their shares in favor of each proposal to be considered at the special meeting, although none of them has entered into any agreements obligating him or her to do so.

Q:	What will happen if not all of the Proposals to be considered at the special meeting are approved?

A:	As a condition to consummation of the Transaction, Mylan shareholders must approve Proposal 1 to approve the Business Transfer Agreement. Consummation of the Transaction is not conditioned or dependent on approval of any of the other Proposals to be considered at the special meeting.

Q:	How does the Mylan Board recommend that I vote?

A:	The Mylan Board unanimously approved the Business Transfer Agreement and the Transaction and determined that the Transaction is advisable and in the best interests of Mylan. The Mylan Board unanimously recommends that the Mylan shareholders vote:

•	“FOR” the proposal to approve the Business Transfer Agreement (Proposal 1);

•	“FOR” the proposal to approve, on a non-binding advisory basis, specified compensatory arrangements between Mylan and its named executive officers relating to the Transaction (Proposal 2); and

•	“FOR” the proposal to approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes at the time of the special meeting to approve the Business Transfer Agreement (Proposal 3).

For more information regarding the recommendations of the Mylan Board, see “The Special Meeting—Recommendations of the Mylan Board” beginning on page 42 of this proxy statement/prospectus.

In considering the recommendations of the Mylan Board, you should be aware that, similar to other transactions of this type, certain directors and executive officers of Mylan may be deemed to have interests in the Transaction that may be different from, or in addition to, the interests of the Mylan shareholders generally. See “The Transaction—Interests of Certain Persons in the Transaction” beginning on page 69 of this proxy statement/prospectus.

Q:	Why am I being asked to approve, on a non-binding advisory basis, specified compensatory arrangements between Mylan and its named executive officers in connection with the Transaction?

A:	The rules promulgated by the SEC under Section 14A of the Exchange Act require Mylan to seek a vote, on a non-binding advisory basis, with respect to certain compensatory arrangements between Mylan and its named executive officers in connection with the Transaction. For more information regarding such arrangements, see the section entitled “The Transaction—Interests of Certain Persons in the Transaction—Golden Parachute Compensation” beginning on page 75 of this proxy statement/prospectus.

Q:	What will happen if Mylan shareholders do not approve, on a non-binding advisory basis, the compensatory arrangements between Mylan and its named executive officers in connection with the Transaction?

A:	The vote on Proposal 2, the proposal to approve, on a non-binding advisory basis, specified compensatory arrangements between Mylan and its named executive officers in relation to the Transaction, is a vote separate and apart from the vote on Proposal 1, the proposal to approve the Business Transfer Agreement. Approval of Proposal 2 is not a condition to consummation of the Transaction, and it is advisory in nature only, meaning it will not be binding on either Mylan or New Mylan. Accordingly, if the Business Transfer Agreement is approved by the Mylan shareholders and the Transaction is completed, the compensation will be payable regardless of the outcome of the vote to approve such compensation.

Q:	How do I vote?

A:	Mylan shareholders may cast their votes at the meeting, over the Internet, by submitting a printed proxy card, or by calling a toll-free number.

If the ownership of your shares of Mylan common stock is reflected directly on the books and records of Mylan’s transfer agent (a “holder of record”) and you vote by proxy, the individuals named on the enclosed proxy card will vote your shares of Mylan common stock in the manner you indicate. If you do not specify voting instructions, then the proxy will be voted in accordance with recommendations of the Mylan Board, as described in this proxy statement/prospectus.

If your shares are instead held in the name of a brokerage firm, bank nominee, or other institution (“street name”), please follow the directions on the enclosed instruction card or contact your broker, bank nominee, or other institution to otherwise determine how to provide your voting instructions.

For more information about how to vote, please see “The Special Meeting—Voting in Person” and “The Special Meeting—Voting of Proxies” each beginning on page 43 of this proxy statement/prospectus.

Q:	If my shares are held in street name by my broker, will my broker automatically vote my shares for me?

A:

No. If you hold your shares in street name, your brokerage firm, bank nominee, or other institution cannot vote your shares on non-routine matters without instructions from you. All of the Proposals are considered non-routine matters. You should instruct your brokerage firm, bank nominee, or other institution as to how to vote your shares of Mylan common stock, following the directions from your brokerage firm, bank nominee, or other institution provided to you. Please check the voting form used by your brokerage firm, bank nominee, or other institution. If you do not provide your brokerage firm, bank nominee, or other institution with instructions and your brokerage firm, bank nominee, or other institution submits an unvoted proxy, your shares will not be counted for purposes of determining a quorum at the special meeting and they will not be voted on any proposal at the special meeting on which your brokerage firm, bank nominee, or other institution does not have discretionary authority.

Please note that you may not vote shares held in street name by returning a proxy card directly to Mylan or by voting in person at the special meeting unless you provide a legal proxy, which you must obtain from your brokerage firm, bank nominee, or other institution.

Q:	What will happen if I fail to vote or I abstain from voting?

A:	If you fail to vote by failing to submit a properly executed proxy to Mylan or by failing to attend the special meeting to vote in person (a “failure to vote”) or fail to instruct your brokerage firm, bank nominee, or other institution to vote, it will have no effect on the proposal to approve the Business Transfer Agreement, and it will have no effect on the approval of the other Proposals. If you mark your proxy or voting instructions to abstain, it will have no effect on the proposal to approve the Business Transfer Agreement, and it will have no effect on the approval of the other Proposals. However, please see the question above “What vote is required to approve each Proposal?” and below “What constitutes a quorum?” for information on the effects of failures to vote or abstentions with respect to required votes for approval and the determination of a quorum. For the avoidance of doubt, if a Mylan shareholder returns a properly executed proxy card without indicating how to vote on any particular Proposal, the Mylan common stock represented by such proxy will be voted in favor of that Proposal in accordance with the recommendation of the Mylan Board, the vote will count for the purposes of determining the presence of a quorum, and it will not be considered a failure to vote.

Q:	What constitutes a quorum?

A:	For each matter presented at the special meeting, holders of a majority of the outstanding shares of Mylan common stock entitled to vote on that matter as of the Record Date must be present in person or represented by proxy to constitute a quorum. Proxies marked as abstaining will be treated as shares present for purposes of determining the presence of a quorum. Proxies returned by brokerage firms, bank nominees, or other institutions as “non-votes” because they have not received voting instructions from the beneficial owners of the shares of Mylan common stock will not be treated as shares present for purposes of determining the presence of a quorum. Failures to vote will not be counted for purposes of determining the presence of a quorum.

Q:	What will happen if I am a holder of record and return my proxy card without indicating how to vote?

A:	If you are a holder of record and return your properly executed proxy card without indicating how to vote on any particular Proposal, the Mylan common stock represented by your proxy will be voted in favor of that Proposal in accordance with the recommendation of the Mylan Board, the vote will count for the purposes of determining the presence of a quorum, and it will not be considered a failure to vote.

x

Q:	Can I change my vote after I have returned a proxy card?

A:	Yes. You can change your vote or revoke your proxy at any time before your proxy is voted at the special meeting. You can do this by submitting another properly executed proxy showing a later date; filing a written notice of revocation with Mylan’s Corporate Secretary; casting a new vote over the Internet or by telephone; or voting in person at the special meeting. The contact information for Mylan’s Corporate Secretary is provided below:

Mylan Inc.

c/o Corporate Secretary

1000 Mylan Boulevard

Canonsburg, Pennsylvania 15317

If you choose any of the first three methods, you must submit your new proxy, file your notice of revocation with Mylan’s Corporate Secretary, or cast your new vote over the Internet or by telephone no later than the beginning of the special meeting. If your shares are held in street name by your brokerage firm, bank nominee, or other institution, you should contact your brokerage firm, bank nominee, or other institution to change your vote or revoke your proxy.

Q:	What happens if I transfer my shares of Mylan common stock before the special meeting?

A:	The Record Date for the special meeting is earlier than the date of the special meeting and the date that the Transaction is expected to be completed. If you transfer your shares of Mylan common stock after the Record Date but before the special meeting, you will retain your right to vote at the special meeting. However, you will not have the right to receive any New Mylan ordinary shares in exchange for your former Mylan common stock if and when the Merger is completed. In order to receive New Mylan ordinary shares in exchange for your Mylan common stock, you must hold your Mylan common stock through the completion of the Merger.

Q:	Where can I find the voting results of the special meeting?

A:	The preliminary voting results will be announced at the special meeting. In addition, within four business days following certification of the final voting results, Mylan intends to file the final voting results of the special meeting with the SEC on Form 8-K.

Q:	Are Mylan shareholders entitled to appraisal rights?

A:	No. Under the Pennsylvania Business Corporation Law of 1988, as amended (the “PBCL”), holders of Mylan common stock do not have appraisal or dissenters’ rights with respect to the Merger or any of the other transactions described in this proxy statement/prospectus.

Q:	When do you expect the Transaction to be completed?

A:	As of the date of this proxy statement/prospectus, the Transaction is expected to be completed in the first quarter of 2015. However, no assurance can be provided as to when or if the Transaction will be completed. The required vote of Mylan shareholders to approve Proposal 1 at the special meeting, as well as the necessary regulatory consents and approvals, must first be obtained and other conditions specified in the Business Transfer Agreement must be satisfied or, to the extent applicable, waived. See “The Business Transfer Agreement and Plan of Merger—Conditions to Consummation of the Transaction” beginning on page 109 of this proxy statement/prospectus.

Q:	What do I need to do now?

A:	Carefully read and consider the information contained in and incorporated by reference into this proxy statement/prospectus, including the Annexes.

If you are a holder of record, in order for your shares to be represented at the special meeting:

•	you can attend the special meeting in person;

•	you can vote through the Internet or by telephone by following the instructions included on your proxy card; or

•	you can indicate on the enclosed proxy card how you would like to vote and return the proxy card in the accompanying pre-addressed postage paid envelope.

If you hold your shares in street name, in order for your shares to be represented at the special meeting, you should instruct your brokerage firm, bank nominee, or other institution as to how to vote your shares, following the directions from your brokerage firm, bank nominee, or other institution provided to you.

Q:	Do I need to do anything with my shares of Mylan common stock now?

A:	After the Merger is completed, your shares of Mylan common stock will be automatically converted into the right to receive an equal number of New Mylan ordinary shares. You will receive instructions at that time regarding exchanging your shares of Mylan common stock for New Mylan ordinary shares. You do not need to take any action at this time. Please do not send your Mylan stock certificates with your proxy card.

Q:	Are there any risks in the Transaction that I should consider?

A:	Yes. There are risks associated with all business combinations, including the Transaction. These risks are discussed in more detail in the section entitled “Risk Factors” beginning on page 15 of this proxy statement/prospectus.

Q:	Who can help answer my questions?

A:	If you have questions about the Transaction or the matters to be voted on at the special meeting or desire additional copies of this proxy statement/prospectus or additional proxy cards, you should contact:

Innisfree M&A Incorporated

501 Madison Avenue

New York, NY 10022

(877) 750-9499 (toll free)

(212) 750-5833 (banks and brokers)

Q:	Where can I find more information about Mylan?

A:	You can find more information about Mylan from various sources described under “Where You Can Find More Information” beginning on page 188 of this proxy statement/prospectus.

SUMMARY

This summary highlights information contained elsewhere in this proxy statement/prospectus and does not contain all the important information with respect to the Transaction and the matters being considered at the special meeting. Accordingly, you should read carefully the remainder of this proxy statement/prospectus, including the attached Annexes and the other documents incorporated by reference into this proxy statement/prospectus. See “Where You Can Find More Information” beginning on page 188 of this proxy statement/prospectus. We have included page references to direct you to a more complete description of the topics presented in this summary.

The Companies

Mylan (See page 40)

Mylan Inc. (referred to in this proxy statement/prospectus as Mylan), a Pennsylvania corporation, is a leading global pharmaceutical company, which, through its subsidiaries, develops, licenses, manufactures, markets, and distributes generic, branded generic, and specialty pharmaceuticals. Mylan and its subsidiaries offer one of the industry’s broadest product portfolios, including more than 1,300 marketed products, to customers in approximately 140 countries and territories. Mylan operates a global, high quality vertically-integrated manufacturing platform, which includes more than 35 manufacturing facilities around the world and one of the world’s largest active pharmaceutical ingredient (“API”) operations. Mylan also operates a strong research and development (“R&D”) network that has consistently delivered a robust pipeline. Mylan’s address is 1000 Mylan Boulevard, Canonsburg, Pennsylvania 15317, and its telephone number is (724) 514-1800.

The Mylan common stock is listed on NASDAQ under the symbol “MYL.” After the consummation of the Merger, Mylan common stock will be delisted from NASDAQ and deregistered under the Exchange Act.

Additional information about Mylan and its subsidiaries is included in documents incorporated by reference into this proxy statement/prospectus. See “Where You Can Find More Information” beginning on page 188 of this proxy statement/prospectus.

New Mylan (See page 40)

New Moon B.V. (referred to in this proxy statement/prospectus as New Mylan), a private limited liability company (besloten vennootschap met beperkte aansprakelijkheid) organized and existing under the laws of the Netherlands, with its corporate seat (statutaire zetel) in Amsterdam, the Netherlands, was incorporated on July 7, 2014 for the purpose of holding Mylan and the Business following consummation of the Transaction. To date, New Mylan has not conducted any activities other than those incidental to its formation, the execution and performance of the Original Business Transfer Agreement, the Amendment, and the Business Transfer Agreement, the Transaction, and the filings required to be made under applicable laws, including the U.S. securities laws, the laws of the Netherlands, the laws of the United Kingdom, and antitrust and competition laws in connection with the Transaction. New Mylan’s address is Albany Gate, Darkes Lane, Potters Bar, Herts EN6 1AG, United Kingdom, and its telephone number is +44 (0) 1707-853-000.

At or prior to the consummation of the Transaction, New Mylan will be converted into a public limited liability company (naamloze vennootschap) organized and existing under the laws of the Netherlands and renamed “Mylan N.V.” Following the Merger, Mylan will be an indirect wholly owned subsidiary of New Mylan. Immediately following the consummation of the Transaction, based on the number of shares of Mylan common stock outstanding as of the Record Date and the number of New Mylan ordinary shares that New Mylan intends to issue to certain subsidiaries of Abbott in connection with the Business Transfer, the former shareholders of Mylan are expected to own approximately 78% of the outstanding New Mylan ordinary shares and the remaining approximately 22% of the outstanding New Mylan ordinary shares is expected to be owned by such subsidiaries of Abbott. The New Mylan ordinary shares are expected to be listed on NASDAQ under the symbol “MYL.”

Merger Sub (See page 40)

Moon of PA Inc. (referred to in this proxy statement/prospectus as Merger Sub), a Pennsylvania corporation, was formed on July 10, 2014 for the purpose of effecting the Merger. Upon the terms and subject to the conditions set forth in the Business Transfer Agreement, Merger Sub will be merged with and into Mylan at the effective time, with Merger Sub ceasing to be in existence, and Mylan surviving as an indirect wholly owned subsidiary of New Mylan. To date, Merger Sub has not conducted any activities other than those incidental to its formation, the execution and performance of the Original Business Transfer Agreement, the Amendment, and the Business Transfer Agreement, and the Transaction. Merger Sub’s address is c/o Corporation Service Company, Washington County, Pennsylvania and its telephone number is (724) 514-1800.

Abbott (See page 41)

Abbott Laboratories (referred to in this proxy statement/prospectus as Abbott) is a global healthcare company. Abbott’s address is 100 Abbott Park Road, Abbott Park, Illinois 60064-6400 and its telephone number is (224) 667-6100.

The Business (See page 41)

Abbott’s non-U.S. developed markets specialty and branded generics business (referred to in this proxy statement/prospectus as the Business) operates in Canada, Japan, Australia, New Zealand, and Europe. Abbott is retaining its specialty and branded generics pharmaceuticals businesses in countries outside of these territories. The Business includes manufacturing facilities in France and Japan, while Abbott is retaining all its other manufacturing facilities, including facilities in Canada, Germany, and the Netherlands. The Business’s product line includes a variety of specialty and branded generic pharmaceuticals that cover a broad spectrum of therapeutic categories in an extensive array of dosage forms and delivery systems. The Business’s product portfolio consists of more than 100 products, including more than 20 well-established brands with leading market reputations and strong brand recognition. The address of the Business is Hegenheimermattweg 127, 4123 Allschwil, Switzerland and its telephone number is 41 61 487 02 00.

The Reorganization; the Business Transfer; the Merger (See pages 99 and 46, respectively)

In contemplation of the Business Transfer Agreement, Mylan organized New Mylan, a newly formed private limited liability company (besloten vennootschap met beperkte aansprakelijkheid) organized and existing under the laws of the Netherlands, for the purpose of holding Mylan and the Business. To facilitate the Transaction, the Business is being carved-out of Abbott and reorganized under certain designated subsidiaries of Abbott whose shares will be sold to New Mylan upon consummation of the Transaction (the “Acquired Companies”).

Following the Reorganization (as defined below under “The Business Transfer Agreement and Plan of Merger—The Reorganization”), at the closing Abbott will cause (i) the sale of all of the issued and outstanding shares of capital stock of the Acquired Companies (the “Acquired Shares”) to New Mylan and (ii) the sale of certain patents owned by a subsidiary of Abbott that are used in the Business (the “French Business IP Assets”) to New Mylan. In exchange, New Mylan will issue and deliver to certain subsidiaries of Abbott 110,000,000 New Mylan ordinary shares (the “Consideration”). Immediately thereafter, Merger Sub, a wholly owned indirect subsidiary of New Mylan, will merge with and into Mylan, with Mylan continuing as the surviving corporation and a wholly owned indirect subsidiary of New Mylan. In the Merger, shares of Mylan common stock will be exchanged on a one-for-one basis for New Mylan ordinary shares.

At the effective time, each share of Mylan common stock issued and outstanding immediately prior to the effective time will be cancelled and automatically converted into and become the right to receive one New Mylan ordinary share. Each share of Mylan common stock held in treasury immediately prior to the effective time will be cancelled without any conversion and no distribution will be made with respect thereto. Each share of Merger Sub common stock issued and outstanding immediately prior to the effective time will be canceled and retired.

Upon consummation of the Transaction, New Mylan will hold Mylan and the Business. The following diagrams illustrate in simplified terms the structure of New Mylan, Mylan, and the Business prior to the consummation of the Transaction and the structure of New Mylan following the consummation of the Transaction.

Pre-Transaction Structure*

Post-Transaction Structure*

*	Hash marks in these diagrams denote indirect ownership.

Reasons for the Transaction and Recommendation of the Mylan Board (See page 55)

The Mylan Board considered many factors in making its decision to approve the Business Transfer Agreement and the Transaction and its determination that the Transaction is advisable and in the best interests of Mylan. For a more complete discussion of these factors, see “The Transaction—Reasons for the Transaction and Recommendation of the Mylan Board” beginning on page 55 of this proxy statement/prospectus.

The Mylan Board unanimously approved the Business Transfer Agreement and the Transaction and determined that the Transaction is advisable and in the best interests of Mylan. The Mylan Board unanimously recommends that the Mylan shareholders vote:

•	“FOR” the proposal to approve the Business Transfer Agreement (Proposal 1);

•	“FOR” the proposal to approve, on a non-binding advisory basis, specified compensatory arrangements between Mylan and its named executive officers relating to the Transaction (Proposal 2); and

•	“FOR” the proposal to approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes at the time of the special meeting to approve the Business Transfer Agreement (Proposal 3).

In considering the recommendation of the Mylan Board, you should be aware that, similar to other transactions of this type, certain directors and executive officers of Mylan may be deemed to have interests in the Transaction that may be different from, or in addition to, the interests of the Mylan shareholders generally. See “The Transaction—Interests of Certain Persons in the Transaction” beginning on page 69 of this proxy statement/prospectus.

Opinion of Mylan’s Financial Advisor (See page 60)

Mylan retained Centerview Partners LLC (“Centerview”) as financial advisor to the Mylan Board in connection with the Transaction. In connection with this engagement, the Mylan Board requested that Centerview evaluate the fairness, from a financial point of view, to Mylan of the Consideration proposed to be paid for the Acquired Shares and the French Business IP Assets pursuant to the Original Business Transfer Agreement (as modified by the Amendment). On October 21, 2014, Centerview rendered to the Mylan Board its oral opinion, which was subsequently confirmed by delivery of a written opinion dated as of such date, to the effect that, as of such date and based upon and subject to the assumptions made, procedures followed, matters considered, and qualifications and limitations described in its written opinion, the Consideration to be paid for the Acquired Shares and the French Business IP Assets pursuant to the Original Business Transfer Agreement (as modified by the Amendment) was fair, from a financial point of view, to Mylan.

The full text of Centerview’s written opinion, dated October 21, 2014, which describes the assumptions made, procedures followed, matters considered, and qualifications and limitations upon the review undertaken by Centerview in preparing its opinion, is attached as Annex D and is incorporated herein by reference. Centerview’s financial advisory services and opinion were provided for the information and assistance of the Mylan Board (in their capacity as directors and not in any other capacity) in connection with and for purposes of its consideration of the Transaction and Centerview’s opinion addressed only the fairness, from a financial point of view, as of the date thereof, to Mylan of the Consideration to be paid for the Acquired Shares and the French Business IP Assets pursuant to the Original Business Transfer Agreement (as modified by the Amendment). Centerview’s opinion did not address any other term or aspect of the Original Business Transfer Agreement (as modified by the Amendment) or the Transaction and does not constitute a recommendation to any Mylan shareholder or any other person as to how such shareholder or other person should vote with respect to the Merger or otherwise act with respect to the Transaction or any other matter.

The full text of Centerview’s written opinion should be read carefully in its entirety for a description of the assumptions made, procedures followed, matters considered, and qualifications and limitations upon the review undertaken by Centerview in preparing its opinion.

The Original Business Transfer Agreement (as modified by the Amendment) was further amended by the Business Transfer Agreement, which was entered into on November 4, 2014. The Business Transfer Agreement did not, however, amend the terms of the Consideration set forth in the Original Business Transfer Agreement (as modified by the Amendment).

Interests of Certain Persons in the Transaction (See page 69)

In considering the recommendation of the Mylan Board, you should be aware that, similar to other transactions of this type, certain directors and executive officers of Mylan may be deemed to have interests in the Transaction that may be different from, or in addition to, the interests of the Mylan shareholders generally. The Mylan Board was aware of the interests of these directors and executive officers in evaluating, negotiating, and approving the Business Transfer Agreement and the Transaction and in making its recommendations to the Mylan shareholders.

The Transaction has certain implications under Mylan’s compensation plans and programs and individual arrangements with certain employees (including the executive officers) and also implicates the excise tax under Section 4985 of the Internal Revenue Code of 1986, as amended (the “Code”), on the value of certain equity-based awards held by Mylan’s directors and executive officers (the “Transaction-Related Excise Tax”). The Mylan Board carefully considered the appropriate manner in which to treat the individual arrangements and equity-based awards of the directors and executive officers in connection with the Transaction and determined that the overall treatment described below serves to (i) minimize cost to Mylan, (ii) maintain proper incentives for the affected individuals to remain with New Mylan and to continue achieving exceptional operating performance, long-term financial objectives, and the creation of shareholder value as they have consistently done in the past, and (iii) ensure that the directors and executive officers of Mylan do not bear the burden of the Transaction-Related Excise Tax, which does not apply to other Mylan shareholders and would deprive them of a substantial portion of the value of the equity-based awards that they hold, when they were critically important to Mylan’s past success and in negotiating this transformative opportunity for Mylan, and will continue to be critically important to its successful implementation and execution, and our future strategy and performance.

Individual Arrangements with Executive Officers

Mr. Coury is party to a Third Amended and Restated Executive Employment Agreement, entered into on February 25, 2014 and effective as of January 1, 2014, with Mylan (the “Coury Employment Agreement”). As a result of the Transaction, Mr. Coury will potentially have “good reason” to terminate his employment with Mylan and receive severance and other benefits under the Coury Employment Agreement (including, among other things, a $20 million performance incentive bonus granted thereunder). In addition, each of Mylan’s current executive officers, among other employees, is party to a transition and succession agreement with Mylan (each, a “Transition and Succession Agreement” and, collectively, the “Transition and Succession Agreements”). The Transaction potentially constitutes a “change in control” of Mylan for purposes of the Transition and Succession Agreements with each of Mylan’s executive officers, which will entitle each of them, with the exception of Mr. Coury, to enhanced severance and other benefits upon certain qualifying terminations of employment after the Transaction. Finally, the Transaction also potentially constitutes a “change in control” of Mylan for purposes of the Retirement Benefit Agreements with certain executive officers, which will entitle Ms. Bresch and Messrs. Malik and Sheehan to accelerated vesting of the benefits under those agreements. The Mylan Board determined, however, that, given the unique terms and structure of the Transaction, among other factors, it was advisable and in the best interests of Mylan to clarify the effect of the Transaction on the executive officers and seek one-time waivers acknowledging that Mr. Coury will not have good reason to terminate his employment with Mylan as a result of the Transaction and that the Transaction will not constitute a “change in control” for purposes of the Transition and Succession Agreements or the Retirement Benefit Agreements, and Mylan has received such waivers from each of the relevant executive officers. Accordingly, the Transaction does not trigger, and none of Mylan’s executive officers will be entitled to, severance, change in control payments, or other benefits under any individual contract described above as a result of the Transaction.

Equity-Based Awards Held by Directors and Executive Officers

The Transaction-Related Excise Tax would apply to any equity-based award held by the directors and executive officers at the time of the Transaction except for incentive stock options (“ISOs”). However, the Transaction-Related Excise Tax does not apply to stock options or stock appreciation rights to the extent they are exercised prior to the Transaction or to restricted stock units or performance-based restricted stock units to the extent they are settled prior to the Transaction.

The Mylan Board carefully reviewed the two approaches taken by other issuers in similar transactions with respect to the Transaction-Related Excise Tax: (i) accelerating the vesting of equity-based awards such that stock options may be exercised, and other equity-based awards are settled, prior to the transaction so that the Transaction-Related Excise Tax does not apply to them or (ii) providing directors and executive officers with a tax reimbursement payment for the cost of the Transaction-Related Excise Tax. After such review, the Mylan Board determined that neither approach alone would accomplish the objectives noted above and be in the interests of Mylan. In particular, the Mylan Board determined that, given the unique terms and structure of the Transaction, it would be an inefficient use of shareholder resources to provide the directors and executive officers with a tax reimbursement payment covering all outstanding equity-based awards, especially when some of the covered awards are vested or would vest in the ordinary course in a relatively short period following the Transaction.

As a result, the Mylan Board determined to utilize a hybrid of the two approaches described above that takes into account a variety of factors, including the purpose of the types of equity-based awards held by the directors and executive officers and the remaining vesting period of the applicable awards. First, the vesting of all unvested stock options, restricted stock units, and performance-based restricted stock units granted to directors and executive officers as part of Mylan’s ordinary course annual equity compensation program, other than ISOs (which are not subject to the Transaction-Related Excise Tax) and the stock options granted in 2014 (because of their recent grant and, therefore, strong incentive for retention and shareholder value creation), will be accelerated prior to the closing. The Mylan Board believes that this approach is advisable and in the best interests of Mylan because it avoids the expense to Mylan of providing a tax reimbursement payment for the Transaction-Related Excise Tax with respect to the accelerated awards, which the Mylan Board believes the directors and executive officers would likely have eventually received even absent the Transaction given Mylan’s expected future performance. Second, due to its recent implementation and critical role in retaining and motivating the executive officers toward the achievement of Mylan’s long term financial goal of achieving adjusted diluted earnings per share (“adjusted diluted EPS”) of at least $6.00 by the end of 2018, awards granted under the One-Time Special Performance-Based Program will not be accelerated. Each executive officer will be entitled to a tax reimbursement payment from Mylan or New Mylan with respect to the Transaction-Related Excise Tax imposed on awards granted under the One-Time Special Performance-Based Program, and each director and executive officer will be entitled to a tax reimbursement payment from Mylan or New Mylan with respect to the Transaction-Related Excise Tax imposed on stock options granted in 2014 (except ISOs). The Mylan Board believes that the exceptional and unique nature of the One-Time Special Performance-Based Program and the strong incentives inherent in the stock options granted in 2014 warrant the limited cost of a tax reimbursement payment, particularly when viewed in relation to both the anticipated benefits of the Transaction and, with respect to the awards under the One-Time Special Performance-Based Program, the shareholder value that is expected to be created if the goal of achieving adjusted diluted EPS of at least $6.00 by the end of 2018 is achieved.

It is anticipated that the Mylan directors and executive officers will exercise most or all of their stock options (except for ISOs and stock options granted in 2014) prior to the Transaction in order to avoid the application of the Transaction-Related Excise Tax and will also sell some or all of the shares underlying the stock options that were vested as of November 4, 2014 to mitigate the tax and other costs imposed on them from such exercise and the Transaction.

No Mylan director or executive officer will receive a tax reimbursement payment for any taxes imposed on the exchange of shares of Mylan common stock held by such director or executive officer for New Mylan ordinary shares or any Transaction-Related Excise Tax imposed on stock options granted prior to 2014 that such director or executive officer is able to but chooses not to exercise prior to the consummation of the Transaction.

Indemnification of Directors and Officers

The Mylan Bylaws provide that each person who is or was serving as a director or officer of Mylan, or any person who is or was serving at the request of Mylan as a director, officer, employee, or agent of another corporation or of a partnership, joint venture, trust, or other enterprise, shall be entitled to indemnification as and to the fullest extent permitted by law, including the PBCL or any successor statutory provision, as from time to time amended. The Mylan Bylaws also limit the personal liability of the directors to the fullest extent permitted by the PBCL. The Mylan Bylaws provide that Mylan may maintain an insurance policy which insures Mylan and any directors, officers, or other persons serving at the request of Mylan as described in this paragraph against certain liabilities that might be incurred in connection with the performance of their duties.

In addition, Mylan has indemnification agreements with its directors and contractual indemnification obligations to certain of its officers, which provide that Mylan will indemnify such persons against any and all expenses, liabilities, and losses incurred by such person in connection with any threatened, pending or completed claim, action, suit, proceeding, or investigation (provided generally that any such claim, action, suit, proceeding, or investigation initiated by the indemnitee was authorized by the Mylan Board) to which such person was or is a party, or is threatened to be made a party, because such person is or was a director or officer of Mylan or of any of its subsidiaries, or served at the request of Mylan as a director, officer, trustee, employee, or agent of another entity.

In order to continue to retain and attract highly experienced and capable persons to serve as directors and officers of New Mylan, the New Mylan Articles provide that, to the fullest extent permitted by Dutch or other applicable law, New Mylan will indemnify any director or officer who was or is in his or her capacity as director or officer a party or is threatened to be made a party to or is otherwise involved in any action, suit, or proceeding, whether civil, criminal, administrative, or investigative (whether brought by or in the name of New Mylan or otherwise) against all expense, liability, and loss reasonably incurred or suffered by such director or officer in connection with such action, suit, or proceeding.

In addition, it is expected that indemnification agreements, similar to those currently in place between Mylan and its directors and officers, will be entered into by New Mylan and its directors and officers to provide for comparable indemnification rights to the fullest extent permitted under Dutch law.

Board of Directors and Management Following the Transaction (See page 76)

Following the consummation of the Transaction, the directors of New Mylan are expected to be the same as the directors of Mylan prior to the consummation of the Transaction.

The executive officers of New Mylan following the consummation of the Transaction are expected to be the same as the executive officers of Mylan prior to the consummation of the Transaction.

Conditions to Consummation of the Transaction (See page 109)

The consummation of the Transaction is subject to the fulfillment or waiver of a number of conditions. The following mutual conditions must be fulfilled before either party is obligated to complete the Transaction:

•	Mylan has obtained the approval of the Business Transfer Agreement by its shareholders;

•	No law has been adopted or promulgated and no governmental authority has enacted, issued, promulgated, enforced, or entered any order that has the effect of making the Transaction illegal or otherwise prohibiting the consummation of the Transaction (the “legal restraint condition”);

•	Any waiting periods (and any extensions thereof) applicable to the Transaction under antitrust and competition laws of certain jurisdictions have expired or been terminated and any consents of governmental authorities applicable to the Transaction pursuant to antitrust and competition laws of certain jurisdictions have been obtained (the “antitrust condition”);

•	The New Mylan ordinary shares to be issued in connection with the Transaction have been approved for listing on NASDAQ or the New York Stock Exchange;

•	The registration statement pursuant to which New Mylan ordinary shares will be issued in connection with the Merger has been declared effective under the Securities Act and is not be the subject of any stop order or litigation seeking a stop order; and

•	Since the date of the Business Transfer Agreement, there has been no change in applicable law (whether or not such change in law is yet effective) with respect to Section 7874 of the Code (or any other U.S. tax law), or official interpretation thereof as set forth in published guidance by the Department of the Treasury or the Internal Revenue Service (other than news releases) (whether or not such change in official interpretation is yet effective), that “will,” in the opinion of nationally recognized U.S. tax counsel (which opinion will have been issued only to the party invoking this condition but disclosed to the other parties), cause New Mylan to be treated as a U.S. domestic corporation for U.S. federal income tax purposes, and there has been no bill that would implement such a change which has been passed in identical (or substantially identical such that a conference committee is not required prior to submission of such legislation for the President of the United States’ approval or veto) form by both the U.S. House of Representatives and the U.S. Senate and for which the time period for the President of the United States to sign or veto such bill has not yet elapsed (the “7874 condition”). See “Risk Factors—Risks Related to the Transaction—Any changes to the tax laws may jeopardize or delay the Transaction” beginning on page 30 of this proxy statement/prospectus.

The following additional conditions must be fulfilled (or waived by Abbott) before Abbott is obligated to complete the Transaction:

•	Each of certain fundamental representations made by Mylan, New Mylan, and Merger Sub, disregarding all qualifications and exceptions relating to materiality or material adverse effect, is true and correct in all material respects as of the closing (other than such representations and warranties as are made as of another date, which are true and correct in all material respects as of such date);

•	Each of the representations and warranties of Mylan, New Mylan, and Merger Sub contained in the Business Transfer Agreement (other than certain fundamental representations), disregarding all qualifications and exceptions relating to materiality or material adverse effect, is true and correct as of the closing (other than such representations and warranties as are made as of another date, which are true and correct as of such date), except where the failure of such representations and warranties to be so true and correct would not result in a material adverse effect with respect to Mylan;

•	The covenants and agreements contained in the Business Transfer Agreement (other than the Mylan securities sale covenant, as defined below under “The Business Transfer Agreement and Plan of Merger—Covenants—Mylan Operating Covenants”) to be complied with by Mylan, New Mylan, and Merger Sub on or before the closing have been complied with in all material respects and the Mylan securities sale covenant has been complied with by Mylan, New Mylan, and Merger Sub in all respects;

•	Since December 31, 2013, a material adverse effect with respect to Mylan has not occurred;

•	New Mylan has been converted into a public limited liability company (naamloze vennootschap) and a copy of a notarial deed of conversion and amended articles of association of New Mylan to this effect have been provided to Abbott; and

•	If, prior to the closing, Abbott exercises its right to require New Mylan to file a resale registration statement with the SEC, such resale registration statement has been declared (or has been deemed automatically) effective and is not the subject of any stop order or litigation seeking a stop order.

The following additional conditions must be fulfilled (or waived by Mylan) before Mylan, New Mylan, and Merger Sub are obligated to complete the Transaction:

•	Each of certain fundamental representations made by Abbott, disregarding all qualifications and exceptions relating to materiality or material adverse effect, is true and correct in all material respects as of the closing (other than such representations and warranties as are made as of another date, which are true and correct in all material respects as of such date);

•	Each of the representations and warranties of Abbott contained in the Business Transfer Agreement (other than certain fundamental representations), disregarding all qualifications and exceptions relating to materiality or material adverse effect, is true and correct as of the closing (other than such representations and warranties as are made as of another date, which are true and correct as of such date), except where the failure of such representations and warranties to be so true and correct would not result in a material adverse effect with respect to the Business;

•	The covenants and agreements contained in the Business Transfer Agreement to be complied with by Abbott on or before the closing have been complied with in all material respects;

•	The Reorganization has been effected in compliance in all respects with the Reorganization Plan, provided that there may be reorganization closings that have not yet occurred in delayed reorganization jurisdictions representing in the aggregate not more than thirty percent (30%) of the aggregate revenue of the Business (measured as of the completed calendar year ending December 31, 2014);

•	Since the date of the Business Transfer Agreement, a material adverse effect with respect to the Business has not occurred;

•	The audited combined financial statements of the Business as of and for the fiscal year ended December 31, 2013, after excluding from such audited combined financial statements certain items, do not differ in any material respect from the unaudited performance financial statements of the Business, excluding from such unaudited performance financial statements certain items; and

•	Certain third-party consents in respect of the Transaction have been obtained.

Regulatory Approvals Required (See page 80)

Mylan and the Business derive revenues in a number of jurisdictions where antitrust or competition filings or approvals are or may be required. In particular, completion of the Business Transfer is subject to the receipt of regulatory approvals from the relevant competition authorities in the European Union, Australia, New Zealand, Canada, Japan, Brazil, India, and the United States or the expiration of the applicable waiting periods under the antitrust and competition laws of such jurisdictions.

Mylan made filings with the relevant competition authorities in Japan, Brazil, and the United States on August 8, 2014, in India on August 12, 2014, in Canada on August 13, 2014, in Australia on October 7, 2014, in New Zealand on October 8, 2014, and in the European Union on November 28, 2014. On September 3, 2014,

Mylan voluntarily withdrew its filing with the Japan Fair Trade Commission (the “JFTC”) and refiled its notification on October 15, 2014. Mylan has received clearance from Brazil, which cleared the Transaction on September 2, 2014. Additionally, the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), with respect to the notification with the U.S. Federal Trade Commission (the “FTC”) expired at 11:59 p.m. Eastern Time on September 8, 2014. On September 22, 2014, the Canadian Competition Bureau issued a “no action” letter in connection with Mylan’s filing in Canada. Mylan received clearance from the JFTC, the Competition Commission of India, the Australian Competition & Consumer Commission, and the New Zealand Commerce Commission on October 31, 2014, November 10, 2014, December 4, 2014, and December 11, 2014, respectively. Mylan is waiting for clearance in the European Union.

The Business Transfer cannot be consummated until after the relevant approvals have been obtained or applicable waiting periods have expired under the antitrust and competition laws of the countries listed above where filings or approvals are or may be required. We cannot assure you that a challenge to the Business Transfer will not be made or that, if a challenge is made, it will not succeed.

Termination of the Business Transfer Agreement (See page 110)

The Business Transfer Agreement may be terminated at any time prior to the closing in the following circumstances:

•	by the mutual written consent of Mylan and Abbott;

•	by either Mylan or Abbott if the closing has not occurred by October 13, 2015 (the “outside date”), subject to one 90-day extension of the outside date exercisable by either party if the antitrust condition has not been satisfied;

•	by either Mylan or Abbott in the event that any law has been adopted or promulgated or any order of any governmental authority has become final and non-appealable that has the effect of making the Transaction illegal or otherwise prohibiting the consummation of the Transaction (the “legal restraint termination right”);

•	by either Mylan or Abbott if the approval of the Business Transfer Agreement by the Mylan shareholders has not been obtained by reason of the failure to obtain the requisite affirmative vote of the Mylan shareholders at the Mylan shareholders meeting (the “Mylan shareholder approval termination right”);

•	by Abbott if Mylan, New Mylan, or Merger Sub have breached any of their representations or warranties or failed to comply with any of their covenants or agreements (other than the Mylan securities sales covenant) contained in the Business Transfer Agreement such that the related closing condition would not be satisfied, subject to a 30-day cure period (the “Mylan breach termination right”);

•	by Mylan if Abbott has breached any of its representations or warranties or failed to comply with any of its covenants or agreements contained in the Business Transfer Agreement such that the related closing condition would not be satisfied, subject to a 30-day cure period;

•	by Abbott, prior to the Mylan shareholders meeting, if the Mylan Board fails to include in the proxy statement its recommendation that the Mylan shareholders approve the Merger or withdraws or modifies such recommendation in any manner adverse to Abbott, approves or recommends any alternative proposal or resolves to take any such action (the “Mylan recommendation termination right”); or

•	by Abbott if Mylan, New Mylan, or Merger Sub breaches the Mylan securities sale covenant (the “Mylan securities sale termination right”).

Reimbursement Amount (See page 111)

At Abbott’s election, Mylan will be obligated to pay Abbott the “reimbursement amount” if the Business Transfer Agreement is terminated (i) by Mylan or Abbott after the outside date if any mutual closing condition (other than the legal restraint condition (if not due to Mylan shareholder litigation) or the 7874 condition) or any closing condition of Abbott has not been satisfied, (ii) by Mylan or Abbott pursuant to the legal restraint termination right (if due to Mylan shareholder litigation) or the Mylan shareholder approval termination right, (iii) by Abbott pursuant to the Mylan breach termination right, or (iv) by Abbott pursuant to the Mylan recommendation termination right or the Mylan securities sale termination right. The reimbursement amount is an amount, up to $100,000,000, of taxes of Abbott or its affiliates incurred in connection with implementing the Reorganization plus its out-of-pocket costs and expenses of Abbott and its affiliates incurred in connection with the Transaction.

Other Related Agreements (See page 115)

Shareholder Agreement (See page 115)

As a condition to the consummation of the Transaction, Abbott, certain subsidiaries of Abbott and New Mylan will enter into at closing a shareholder agreement in substantially the same form as the Form of Shareholder Agreement that is attached as Annex B to this proxy statement/prospectus (the “Shareholder Agreement”), which will set forth certain terms and conditions concerning the New Mylan ordinary shares to be owned by certain subsidiaries of Abbott from and after closing.

So long as Abbott beneficially owns at least five percent of the New Mylan ordinary shares, Abbott is required to vote each New Mylan voting security (i) in favor of all those persons nominated and recommended to serve as directors of the New Mylan Board or any applicable committee thereof and (ii) with respect to any other action, proposal, or matter to be voted on by the shareholders of New Mylan (including through action by written consent), in accordance with the recommendation of the New Mylan Board or any applicable committee thereof. However, Abbott is free to vote at its discretion in connection with any proposal submitted for a vote of the shareholders of New Mylan in respect of (a) the issuance of equity securities in connection with any merger, consolidation, or business combination of New Mylan, (b) any merger, consolidation, or business combination of New Mylan or (c) the sale of all or substantially all the assets of New Mylan, except where such proposal has not been approved or recommended by the New Mylan Board, in which event Abbott must vote against the proposal.

So long as Abbott beneficially owns any New Mylan ordinary shares, it will not increase its ownership percentage in New Mylan beyond the greater of (i) its initial ownership percentage (as reduced to give effect to any subsequent transfers of New Mylan ordinary shares) and (ii) five percent. In addition, so long as Abbott beneficially owns five percent or more of the outstanding New Mylan ordinary shares, Abbott will be subject to additional customary standstill restrictions (subject to customary exceptions).

Abbott has customary demand and piggyback registration rights. In addition, after an initial restricted period of 90 days following consummation of the Transaction (subject to extension in certain instances), Abbott will be subject to customary lock-up agreements for up to 90 days in the case of primary offerings with a minimum aggregate value of $500,000,000, so long as Abbott beneficially owns 10% or more of the outstanding New Mylan ordinary shares, subject to certain exceptions.

The Shareholder Agreement will terminate when Abbott no longer beneficially owns any of the New Mylan ordinary shares issued to Abbott in connection with the Business Transfer.

Manufacturing and Supply Agreements (See page 116)

As a condition to the consummation of the Transaction, New Mylan and Abbott will enter into at closing manufacturing and supply agreements (each, a “Manufacturing and Supply Agreement” and collectively, the “Manufacturing and Supply Agreements”) that set forth the terms and conditions concerning (i) the manufacture and supply by Abbott to New Mylan of Business products that are manufactured at facilities retained by Abbott and (ii) the manufacture and supply by New Mylan to Abbott of products that are manufactured at facilities transferred to New Mylan in the Business Transfer. A separate Manufacturing and Supply Agreement will be negotiated and entered into for each manufacturing facility between the respective manufacturer and purchaser in each case.

Joint Products Agreement (See page 117)

As a condition to the consummation of the Transaction, New Mylan and Abbott will negotiate and enter into at closing a joint products agreement (the “Joint Products Agreement”) that sets forth certain terms and conditions concerning the products (“joint products”) that are expected to be sold by New Mylan and Abbott in their respective territories and share common dossiers, registrations, regulatory documentation, clinical and other data, manufacturing facilities, or intellectual property. Under the Joint Products Agreement, Abbott will grant to New Mylan rights to commercialize joint products, improvements to joint products, and new products in New Mylan’s territory under patents that are retained by Abbott and New Mylan will grant to Abbott rights to commercialize joint products, improvements to joint products, and new products in Abbott’s territory under patents that are transferred to New Mylan in the Business Transfer.

Transition Services Agreement (See page 117)

As a condition to the consummation of the Transaction, Abbott and New Mylan will negotiate and enter into at closing a transition services agreement (the “Transition Services Agreement”) that sets forth certain terms and conditions concerning the services to be provided by Abbott to New Mylan and by New Mylan to Abbott in the two-year period after closing. It is expected that Abbott generally will provide services to New Mylan that were provided to the Business during the 18-month period prior to closing and that are necessary for New Mylan to operate the Business as conducted previously by Abbott. It is also expected that New Mylan generally will provide services to Abbott that were provided to Abbott’s other businesses by the Business during the 18-month period prior to closing and that are necessary for Abbott to operate such other businesses. Abbott will provide services to New Mylan at no charge for services with a value of up to $65,000,000 per year as measured by the fully burdened cost of Abbott and thereafter at New Mylan’s expense at the fully burdened cost of Abbott. New Mylan will provide services to Abbott at a charge equal to the fully burdened cost of New Mylan.

Treatment of Mylan Equity-Based Awards (See page vi)

At the effective time of the Merger:

•	each then outstanding Mylan stock option, stock appreciation right, restricted stock unit, and performance-based restricted stock unit granted prior to December 21, 2012 (the effective date of Mylan’s change from single-trigger to double-trigger vesting upon a “change in control”), a substantial majority of which are expected to be vested in the ordinary course prior to the effective time, will become fully vested, with such stock options and stock appreciation rights being converted into stock options and stock appreciation rights with respect to New Mylan ordinary shares and such restricted stock units and performance-based restricted stock units being settled in New Mylan ordinary shares; and

•

each then outstanding Mylan stock option, stock appreciation right, restricted stock unit, and performance-based restricted stock unit granted on or after December 21, 2012 (the effective date of Mylan’s change from single-trigger to double-trigger vesting upon a “change in control”), including each award granted under the One-Time Special Performance-Based Program, will be converted into a stock option, stock appreciation right, restricted stock unit, or performance-based restricted stock unit, as applicable, with respect to New Mylan ordinary shares, which award will be subject to the same number of New Mylan ordinary shares and the same terms and conditions (including vesting and other lapse restrictions) as were applicable to the Mylan award in respect of which it was issued immediately prior to the effective time.

For a discussion of the treatment of Mylan equity-based awards held by Mylan’s directors and executive officers, see “The Transaction—Interests of Certain Persons in the Transaction—Treatment of Certain Equity-Based Awards” beginning on page 70 of this proxy statement/prospectus.

Treatment of Abbott Equity-Based Awards (See page 108)

Abbott will retain all liability for any equity-based awards held by Abbott employees who become New Mylan employees in connection with the Transaction, and New Mylan will have no obligation to reimburse or indemnify Abbott for such awards.

Assumption of Mylan Equity Plan (See page 95)

At the effective time, New Mylan will assume the Mylan Inc. Amended and Restated 2003 Long Term Incentive Plan (the “Mylan Equity Plan”) and will be able to grant equity-based and other awards, to the extent permissible by applicable laws and NASDAQ regulations, under the terms of the plan, except that (i) shares covered by such awards will be New Mylan ordinary shares, instead of shares of Mylan common stock, and (ii) all share limits and other references to the number of shares of Mylan common stock that may be granted will be changed to reference New Mylan ordinary shares.

No Dissenters’ Rights (See page 81)

Under the PBCL, holders of Mylan common stock do not have appraisal or dissenters’ rights with respect to the Merger or any of the other transactions described in this proxy statement/prospectus.

Listing, Delisting and Deregistration (See page 81)

New Mylan ordinary shares are currently not traded or quoted on a stock exchange or quotation system. New Mylan expects that, following the consummation of the Transaction, New Mylan ordinary shares will be listed for trading on NASDAQ under the symbol “MYL.”

Upon the consummation of the Transaction, the Mylan common stock currently listed on NASDAQ will cease to be quoted on NASDAQ and will subsequently be deregistered under the Exchange Act.

Accounting Treatment of the Business Transfer (See page 81)

The Transaction will be accounted for using the acquisition method of accounting for business combinations under generally accepted accounting principles (“GAAP”) in the United States with Mylan treated as the accounting acquirer. Under this method of accounting, Mylan will measure the assets acquired and liabilities assumed at their fair values as of the consummation of the Transaction. Any excess of the purchase price over those fair values will be recorded as goodwill.

Material Tax Consequences of the Transaction (See page 81)

Although you should consult with your personal tax advisor, generally, a U.S. Holder will recognize capital gain or loss equal to the difference between (i) the shareholder’s adjusted tax basis in the shares of the Mylan common stock exchanged and (ii) the fair market value of the New Mylan ordinary shares received in the Transaction. A U.S. Holder’s adjusted tax basis in the shares of Mylan common stock generally should equal the holder’s purchase price for the shares, as adjusted to take into account stock dividends, stock splits or similar transactions. Mylan recommends that U.S. Holders consult their own tax advisors as to the particular tax consequences of the Transaction, including the effect of U.S. federal, state, and local tax laws or foreign tax laws. See “The Transaction—Material Tax Consequences of the Transaction” beginning on page 81 of this proxy statement/prospectus for a more detailed description of the U.S. federal income tax consequences of the Transaction for Mylan and for holders of Mylan common stock.

Comparison of Rights of Holders of Mylan Common Stock and New Mylan Ordinary Shares (See page 164)

Holders of Mylan common stock receiving the merger consideration will have different rights once they become holders of New Mylan ordinary shares due to differences between the governing corporate documents of Mylan and the governing corporate documents of New Mylan and applicable law. These differences are described in detail in the section entitled “Comparison of Rights of Holders of Mylan Common Stock and New Mylan Ordinary Shares” beginning on page 164 of this proxy statement/prospectus.

The Special Meeting (See page 42)

The special meeting will be held at the Sheraton Greensboro, 3121 High Point Road, Greensboro, North Carolina 27407 on January 29, 2015 at 11:00 a.m. local time. At the special meeting, Mylan shareholders will be asked:

•	to consider and vote on the proposal to approve the Business Transfer Agreement (Proposal 1);

•	to consider and vote on the proposal to approve, on a non-binding advisory basis, specified compensatory arrangements between Mylan and its named executive officers relating to the Transaction (Proposal 2); and

•	to consider and vote on the proposal to approve the adjournment of the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes at the time of the special meeting to approve the Business Transfer Agreement (Proposal 3).

You may vote at the special meeting if you owned shares of Mylan common stock at the close of business on December 23, 2014, the Record Date. As of the close of business on the Record Date, there were 375,031,828 shares of Mylan common stock outstanding and entitled to vote at the special meeting. You may cast one vote for each share of common stock of Mylan that you owned as of the close of business on the Record Date.

As of the close of business on the Record Date, approximately 0.5% of the outstanding Mylan common shares were held by Mylan directors and executive officers and their affiliates. We expect that Mylan’s directors and executive officers will vote their shares in favor of each of the Proposals listed above, although none of them has entered into any agreements obligating him or her to do so.

Consummation of the Transaction is conditioned on approval of the Business Transfer Agreement by the Mylan shareholders. Approval of each of the Proposals require the affirmative vote of a majority of the votes cast by all holders of Mylan common stock entitled to vote in person or by proxy at the special meeting or any adjournment or postponement thereof. In the absence of a quorum, the proposal to adjourn the special meeting may be approved by the majority of the voting power of the outstanding shares present and entitled to vote at the special meeting.

RISK FACTORS

In deciding whether to approve the Business Transfer Agreement, you should consider carefully the following risk factors in addition to the other information contained in or incorporated by reference into this proxy statement/prospectus, including the matters addressed under the caption “Cautionary Statement Regarding Forward-Looking Statements.” In addition to the risk factors below, you should also read and consider the risks related to the business of Mylan because these risks will also affect New Mylan. The risks related to the business of Mylan can be found in Mylan’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013, as updated by Mylan’s Current Report on Form 8-K filed on August 6, 2014, Mylan’s Quarterly Report on Form 10-Q for the period ended June 30, 2014, and Mylan’s Quarterly Report on Form 10-Q for the period ended September 30, 2014, which are incorporated by reference into this proxy statement/prospectus. See “Where You Can Find More Information” beginning on page 188 of this proxy statement/prospectus.

Risks Related to the Business of New Mylan

IF COMPLETED, THE TRANSACTION MAY NOT ACHIEVE THE INTENDED BENEFITS OR MAY DISRUPT NEW MYLAN’S PLANS AND OPERATIONS.

There can be no assurance that New Mylan will be able to successfully integrate the Business with the business of Mylan or otherwise realize the expected benefits of the Transaction. New Mylan’s ability to realize the anticipated benefits of the Transaction will depend, to a large extent, on New Mylan’s ability to integrate the Business with the business of Mylan and realize the benefits of the combined business. The combination of two independent businesses is a complex, costly, and time-consuming process. New Mylan’s business may be negatively impacted following the Transaction if New Mylan is unable to effectively manage its expanded operations. The integration will require significant time and focus from management following the Transaction and may divert attention from the day-to-day operations of the combined business. Additionally, consummation of the Transaction could disrupt current plans and operations, which could delay the achievement of New Mylan’s strategic objectives.

The expected synergies and operating efficiencies of the Transaction may not be fully realized, which could result in increased costs and have a material adverse effect on New Mylan’s business, financial condition, results of operations, cash flows, and/or share price. In addition, the overall integration of the businesses may result in material unanticipated problems, expenses, liabilities, competitive responses, loss of customer relationships, and diversion of management’s attention, among other potential adverse consequences. The difficulties of combining the operations of the businesses include, among others:

•	the diversion of management’s attention to integration matters;

•	difficulties in achieving anticipated synergies, operating efficiencies, business opportunities, and growth prospects from combining the Business with the business of Mylan;

•	difficulties in the integration of operations and systems, including enterprise resource planning systems;

•	difficulties in the integration of employees;

•	difficulties in managing the expanded operations of a significantly larger and more complex company;

•	challenges in keeping existing customers and obtaining new customers;

•	challenges in attracting and retaining key personnel; and

•	the complexities of managing the ongoing relationship with Abbott, which will include agreements providing for transition services, manufacturing relationships, and license arrangements.

Many of these factors will be outside of New Mylan’s control and any one of them could result in increased costs, decreases in the amount of expected revenues, and diversion of management’s time and energy, which could have a material adverse effect on New Mylan’s business, financial condition, results of operations, cash flows, and/or share price. In addition, even if the operations of Mylan and the Business are integrated successfully, New Mylan may not realize the full benefits of the Transaction, including the synergies, operating efficiencies, or sales or growth opportunities that are expected. These benefits may not be achieved within the anticipated time frame or at all. All of these factors could cause dilution to the earnings per share of New Mylan, decrease or delay the expected accretive effect of the Transaction, and/or negatively impact the price of New Mylan ordinary shares.

The occurrence of any of the risks related to the business of Mylan, which are incorporated by reference into this proxy statement/prospectus, or any of the risks described under “—Risks Related to the Business” beginning on page 23 of this proxy statement/prospectus, could have a material adverse effect on New Mylan’s business, financial condition, results of operations, cash flows, and/or share price.

NEW MYLAN IS EXPECTED TO BE TREATED AS A NON-U.S. CORPORATION FOR U.S. FEDERAL INCOME TAX PURPOSES. ANY CHANGES TO THE TAX LAWS OR CHANGES IN OTHER LAWS, REGULATIONS, RULES, OR INTERPRETATIONS THEREOF APPLICABLE TO INVERTED COMPANIES AND THEIR AFFILIATES, WHETHER ENACTED BEFORE OR AFTER THE TRANSACTION, MAY MATERIALLY ADVERSELY AFFECT NEW MYLAN.

Under current U.S. law, New Mylan believes that it should not be treated as a U.S. corporation for U.S. federal income tax purposes as a result of the Transaction. Changes to Section 7874 of the Code or the U.S. Treasury Regulations promulgated thereunder, or interpretations thereof, could affect New Mylan’s status as a non-U.S. corporation for U.S. federal income tax purposes. Any such changes could have prospective or retroactive application, and may apply even if enacted or promulgated after the Transaction has closed. If New Mylan were to be treated as a U.S. corporation for U.S. federal income tax purposes, it would likely be subject to significantly greater U.S. tax liability than currently contemplated as a non-U.S. corporation.

On August 5, 2014, the U.S. Treasury Department announced that it is reviewing a broad range of authorities for possible administrative actions that could limit the ability of a U.S. corporation to complete a transaction in which it becomes a subsidiary of a non-U.S. corporation (commonly known as an “inversion transaction”) or reduce certain tax benefits after an inversion transaction takes place. On September 22, 2014, the U.S. Treasury Department issued a notice announcing its intention to promulgate certain regulations that will apply to inversion transactions completed on or after September 22, 2014.

In the notice, the U.S. Treasury Department also announced that it expects to issue additional guidance to further limit certain inversion transactions. In particular, it is considering regulations that may limit income tax treaty eligibility and the ability of certain foreign-owned U.S. corporations to deduct certain interest payments (so-called “earnings stripping”). Any such future guidance will apply prospectively, but to the extent it applies only to companies that have completed inversion transactions, it will specifically apply to companies that have completed such transactions on or after September 22, 2014. Additionally, there have been recent legislative proposals intended to limit or discourage inversion transactions. Any such future regulatory or legislative actions regarding inversion transactions, if taken, could apply to New Mylan, could disadvantage New Mylan as compared to other corporations, including non-U.S. corporations that have completed inversion transactions prior to September 22, 2014, and could have a material adverse effect on New Mylan’s business, financial condition, results of operations, cash flows, and/or share price.

THE IRS MAY NOT AGREE THAT NEW MYLAN SHOULD BE TREATED AS A NON-U.S. CORPORATION FOR U.S. FEDERAL INCOME TAX PURPOSES AFTER THE TRANSACTION.

The U.S. Internal Revenue Service (the “IRS”) may not agree that New Mylan should be treated as a non-U.S. corporation for U.S. federal income tax purposes after the Transaction. Although New Mylan will not be incorporated in the United States and is expected to be treated as a non-U.S. corporation for U.S. federal income tax purposes, the IRS may assert that it should be treated as a U.S. corporation for U.S. federal income tax purposes. In addition, there can be no assurance that the relevant facts will not change before the consummation of the Transaction in a manner that might cause New Mylan to be treated as a U.S. corporation for U.S. federal income tax purposes. If New Mylan were to be treated as a U.S. corporation for U.S. federal income tax purposes, it would likely be subject to significantly greater U.S. tax liability than currently contemplated as a non-U.S. corporation.

IF THE INTERCOMPANY TERMS OF CROSS BORDER ARRANGEMENTS THAT NEW MYLAN HAS AMONG ITS SUBSIDIARIES ARE DETERMINED TO BE INAPPROPRIATE OR INEFFECTIVE, NEW MYLAN’S TAX LIABILITY MAY INCREASE.

New Mylan will have potential tax exposures resulting from the varying application of statutes, regulations, and interpretations which include exposures on intercompany terms of cross-border arrangements among its subsidiaries (including intercompany loans, sales, and services agreements) in relation to various aspects of its business, including manufacturing, marketing, sales, and delivery functions. Although New Mylan believes its anticipated cross-border arrangements between affiliates are based upon internationally accepted standards, tax authorities in various jurisdictions may disagree with and subsequently challenge the amount of profits taxed in their country, which may result in increased tax liability, including accrued interest and penalties, which would cause New Mylan’s tax expense to increase and could have a material adverse effect on New Mylan’s business, financial condition, results of operations, cash flows, and/or share price.

THE TRANSACTION MAY NOT GIVE NEW MYLAN THE ABILITY TO ACHIEVE COMPETITIVE FINANCIAL FLEXIBILITY AND THE EXPECTED EFFECTIVE CORPORATE TAX RATE.

New Mylan believes that the Transaction should give it the ability to achieve competitive financial flexibility and a competitive worldwide effective corporate tax rate. Mylan’s adjusted tax rate is currently forecasted to be approximately 24-25% in 2014, and New Mylan’s adjusted tax rate is expected to be approximately 20-21% in the first full year after the consummation of the Transaction and in the high teens thereafter. Material assumptions underlying New Mylan’s expected adjusted tax rates include assumptions relating to the fact that the Business will be operated and held outside the United States and, as such, will be subject to a lower rate of tax than operations in the United States, which will result in a lower blended rate of worldwide tax for New Mylan as compared to Mylan, and the effect of certain internal reorganization transactions, including various intercompany transactions, that are expected to be entered into at the time of the Transaction. New Mylan cannot give any assurance as to what its effective tax rate will be after the Transaction, however, because of, among other reasons, uncertainty regarding the tax policies of the jurisdictions where New Mylan will operate and the potential for tax audits or challenges. New Mylan’s actual effective tax rate may vary from its expectation and that variance may be material. Additionally, the tax laws of the United Kingdom, the Netherlands and other jurisdictions could change in the future, and such changes could cause a material change in New Mylan’s effective tax rate. Such a material change could have a material adverse effect on New Mylan’s business, financial condition, results of operations, cash flows, and/or share price.

UNANTICIPATED CHANGES IN NEW MYLAN’S TAX PROVISIONS OR EXPOSURE TO ADDITIONAL INCOME TAX LIABILITIES AND CHANGES IN INCOME TAX LAWS AND TAX RULINGS MAY HAVE A SIGNIFICANT ADVERSE IMPACT ON NEW MYLAN’S EFFECTIVE TAX RATE AND INCOME TAX EXPENSE.

New Mylan will be subject to income taxes in many jurisdictions. Significant analysis and judgment are required in determining New Mylan’s worldwide provision for income taxes. In the ordinary course of business, there are many transactions and calculations where the ultimate tax determination is uncertain. The final determination of any tax audits or related litigation could be materially different from New Mylan’s income tax provisions and accruals.

Additionally, changes in the effective tax rate as a result of a change in the mix of earnings in countries with differing statutory tax rates, changes in New Mylan’s overall profitability, changes in the valuation of deferred tax assets and liabilities, the results of audits and the examination of previously filed tax returns by taxing authorities, and continuing assessments of New Mylan’s tax exposures could impact New Mylan’s tax liabilities and affect New Mylan’s income tax expense, which could have a material adverse effect on New Mylan’s business, financial condition, results of operations, cash flows, and/or share price.

Finally, potential changes to income tax laws in the U.S. include measures which would defer the deduction of interest expense related to deferred income; determine the foreign tax credit on a pooling basis; tax currently excess returns associated with transfers of intangibles offshore; and limit earnings stripping by expatriated entities. In addition, proposals have been made to encourage manufacturing in the U.S., including reduced rates of tax and increased deductions related to manufacturing. New Mylan cannot determine whether these proposals will be modified or enacted, whether other proposals unknown at this time will be made, or the extent to which the corporate tax rate might be reduced and lessen the adverse impact of some of these proposals. If enacted, and depending on its precise terms, such legislation could materially increase New Mylan’s overall effective income tax rate and income tax expense and could have a material adverse effect on New Mylan’s business, financial condition, results of operations, cash flows, and/or share price.

NEW MYLAN MAY BE OR BECOME TAXABLE IN A JURISDICTION OTHER THAN THE UNITED KINGDOM AND MAY BE OR BECOME A DUAL RESIDENT COMPANY FOR TAX PURPOSES AND THIS MAY INCREASE THE AGGREGATE TAX BURDEN ON NEW MYLAN.

Based on the currently anticipated management structure of New Mylan and current tax laws of the United States, the United Kingdom, and the Netherlands, as well as applicable income tax treaties, and current interpretations thereof, New Mylan expects to be tax resident solely in the United Kingdom. New Mylan has requested, but has not yet obtained, binding rulings from the tax authorities in the United Kingdom and in the Netherlands confirming this treatment. However, even if such rulings are granted, the applicable tax laws or interpretations thereof may change, or the assumptions on which such rulings were based may differ from the facts. As a consequence, New Mylan may be or become tax resident of a jurisdiction other than the United Kingdom and/or may be or become a dual resident company for tax purposes. If New Mylan were or were to become a dual resident company of the United Kingdom and the Netherlands (or another jurisdiction) for tax purposes, New Mylan would be subject to tax in both jurisdictions. If New Mylan is not tax resident solely in the United Kingdom, New Mylan’s overall effective income tax rate and income tax expense could materially increase, which could have a material adverse effect on New Mylan’s business, financial condition, results of operations, cash flows, and/or share price.

IF GOODWILL OR OTHER INTANGIBLE ASSETS THAT NEW MYLAN RECORDS IN CONNECTION WITH THE TRANSACTION BECOME IMPAIRED, NEW MYLAN COULD HAVE TO TAKE SIGNIFICANT CHARGES AGAINST EARNINGS.

In connection with the accounting for the Transaction, New Mylan expects to record a significant amount of goodwill and other intangible assets. Under U.S. GAAP, New Mylan must assess, at least annually, whether the value of goodwill and other intangible assets has been impaired. Amortizing intangible assets will also be assessed for impairment in the event of an impairment indicator. Any reduction or impairment of the value of goodwill or other intangible assets will result in a charge against earnings, which could have a material adverse effect on New Mylan’s business, financial condition, results of operations, shareholder’s equity, and/or share price.

AN INABILITY TO IDENTIFY OR SUCCESSFULLY BID FOR SUITABLE ACQUISITION TARGETS, OR CONSUMMATE AND EFFECTIVELY INTEGRATE RECENT AND FUTURE POTENTIAL ACQUISITIONS, COULD LIMIT NEW MYLAN’S FUTURE GROWTH AND HAVE A MATERIAL ADVERSE EFFECT ON NEW MYLAN’S BUSINESS, FINANCIAL CONDITION, RESULTS OF OPERATIONS, CASH FLOWS, AND/OR SHARE PRICE.

New Mylan intends to continue to seek to expand its product line and/or business platform organically as well as through complementary or strategic acquisitions of other companies, products, or assets or through joint ventures, licensing agreements, or other arrangements. Acquisitions or similar arrangements may prove to be complex and time consuming and require substantial resources and effort. New Mylan may compete for certain acquisition targets with companies having greater financial resources than New Mylan or other advantages over

New Mylan that may hinder or prevent New Mylan from acquiring a target or completing another transaction, which could also result in significant diversion of management time, as well as substantial out-of-pocket costs.

If an acquisition is consummated, the integration of such acquired business, product, or other assets into New Mylan may also be complex, time consuming, and result in substantial costs and risks. The integration process may distract management and/or disrupt New Mylan’s ongoing businesses, which may adversely affect New Mylan’s relationships with customers, employees, partners, suppliers, regulators, and others with whom New Mylan has business or other dealings. In addition, there are operational risks associated with the integration of acquired businesses. These risks include, but are not limited to, difficulties in achieving or inability to achieve identified or anticipated financial and operating synergies, cost savings, revenue synergies, and growth opportunities; difficulties in consolidating or inability to effectively consolidate information technology and manufacturing platforms, business applications, and corporate infrastructure; the impact of pre-existing legal and/or regulatory issues, such as quality and manufacturing concerns, among others; the risks that acquired companies do not operate to the same quality, manufacturing, or other standards as New Mylan will; the impacts of substantial indebtedness and assumed liabilities; challenges associated with operating in new markets; and the unanticipated effects of export controls, exchange rate fluctuations, domestic and foreign political conditions, and/or domestic and foreign economic conditions.

New Mylan may be unable to realize synergies or other benefits, including tax savings, expected to result from acquisitions, joint ventures, or other transactions or investments New Mylan may undertake, or New Mylan may be unable to generate additional revenue to offset any unanticipated inability to realize these expected synergies or benefits. Realization of the anticipated benefits of acquisitions or other transactions could take longer than expected, and implementation difficulties, unforeseen expenses, complications and delays, market factors, or deterioration in domestic and global economic conditions could reduce the anticipated benefits of any such transactions. New Mylan also may inherit legal, regulatory, and other risks that occurred prior to the acquisition, whether known or unknown to New Mylan.

Any one of these challenges or risks could impair New Mylan’s growth and ability to compete, require New Mylan to focus additional resources on integration of operations rather than other profitable areas, require New Mylan to reexamine its business strategy, or otherwise cause a material adverse effect on New Mylan’s business, financial condition, results of operations, cash flows, and/or share price.

NEW MYLAN’S ACTUAL FINANCIAL POSITION AND RESULTS OF OPERATIONS MAY DIFFER MATERIALLY FROM THE UNAUDITED PRO FORMA FINANCIAL INFORMATION INCLUDED IN THIS PROXY STATEMENT/PROSPECTUS.

The unaudited pro forma financial information contained in this proxy statement/prospectus is presented for illustrative purposes only and may not be an indication of what New Mylan’s financial position or results of operations would have been had the Transaction been completed on the dates indicated. The unaudited pro forma financial information has been derived from the consolidated financial statements of Mylan and the combined financial statements of the Business and certain adjustments and assumptions have been made regarding New Mylan after giving effect to the Transaction. The information upon which these adjustments and assumptions have been made is preliminary, and these kinds of adjustments and assumptions are difficult to make with complete accuracy. For example, the unaudited pro forma financial information does not reflect all costs that are expected to be incurred by New Mylan in connection with the Transaction. Accordingly, the actual financial position and results of operations of New Mylan following the Transaction may not be consistent with, or evident from, this unaudited pro forma financial information. In addition, the assumptions used in preparing the unaudited pro forma financial information may not prove to be accurate, and other factors may affect New Mylan’s business, financial condition, results of operations, cash flows, and/or share price following closing, including, among others, those described herein. See “Unaudited Pro Forma Financial Information” beginning on page 125 of this proxy statement/prospectus.

NEW MYLAN WILL NEED TO TIMELY AND EFFECTIVELY IMPLEMENT ITS INTERNAL CONTROLS OVER THE BUSINESS’S OPERATIONS AS REQUIRED UNDER THE SARBANES-OXLEY ACT OF 2002.

The audited combined financial statements of the Business included in this proxy statement/prospectus do not include an audit of the Business’s internal control over financial reporting. The Business currently operates as a business unit of Abbott and is subject to Abbott’s internal controls and procedures adopted pursuant to the requirements of Section 404 of the Sarbanes-Oxley Act of 2002. Following the consummation of the Transaction, New Mylan will need to timely and effectively implement its own internal controls and procedures over the Business necessary for New Mylan to satisfy the requirements of Section 404, including the requirements to provide an annual management assessment of the effectiveness of internal controls over financial reporting and a report by New Mylan’s independent registered public accounting firm addressing these assessments. New Mylan intends, to the extent necessary, to take appropriate measures to establish or implement an internal control environment at the Business so that New Mylan meets the requirements of Section 404 of the Sarbanes-Oxley Act of 2002. However, it is possible that New Mylan may experience delays in implementing or be unable to implement the required internal financial reporting controls and procedures with respect to the Business. In addition, in connection with the attestation process required under the Sarbanes-Oxley Act of 2002 by New Mylan’s independent registered public accounting firm, New Mylan may encounter problems or delays in completing the implementation of any requested improvements or receiving a favorable attestation. If New Mylan cannot favorably assess the effectiveness of its internal controls over financial reporting, or if New Mylan’s independent registered public accounting firm is unable to provide an unqualified attestation report, there could be a material adverse effect on New Mylan’s business, financial condition, results of operations, cash flows, and/or share price.

NEW MYLAN WILL INCUR DIRECT AND INDIRECT COSTS AS A RESULT OF THE TRANSACTION.

New Mylan will incur costs and expenses in connection with and as a result of the Transaction. Certain costs, including the costs associated with the consummation of an inversion transaction, are not readily ascertainable and are difficult to quantify and determine. These costs and expenses include professional fees associated with complying with Dutch corporate law and financial reporting requirements, professional fees associated with complying with the tax laws of the United Kingdom, and costs and expenses incurred in connection with holding a majority of the meetings of the New Mylan Board and certain executive management meetings in the United Kingdom, as well as any additional costs New Mylan may incur going forward as a result of its new corporate structure. These costs may materially exceed the costs historically borne by Mylan and the Business, which could have a material adverse effect on New Mylan’s business, financial condition, results of operations, cash flows, and/or share price.

Risks Related to the New Mylan Ordinary Shares

SALES OR HEDGING ARRANGEMENTS INVOLVING NEW MYLAN ORDINARY SHARES AFTER THE TRANSACTION MAY NEGATIVELY AFFECT THE MARKET PRICE OF NEW MYLAN ORDINARY SHARES.

The New Mylan ordinary shares issued to Abbott in the Transaction will generally be eligible for immediate resale. Abbott will also be permitted to enter into certain hedging arrangements with respect to the New Mylan ordinary shares issued to Abbott’s affiliates in the Transaction. See “Other Related Agreements—Shareholder Agreement” beginning on page 115 of this proxy statement/prospectus. The market price of New Mylan ordinary shares could decline as a result of sales or hedging arrangements involving a large number of New Mylan ordinary shares after the consummation of the Transaction or the perception that these sales or hedging arrangements could occur. These sales or hedging arrangements, or the possibility that these sales or hedging arrangements may occur, also might make it more difficult for New Mylan to obtain additional capital by selling equity securities in the future at a time and at a price that New Mylan deems appropriate.

THE RIGHTS OF NEW MYLAN SHAREHOLDERS AND THE RESPONSIBILITIES OF NEW MYLAN’S EXECUTIVE AND NON-EXECUTIVE DIRECTORS WILL BE GOVERNED BY DUTCH LAW AND NEW MYLAN’S GOVERNANCE ARRANGEMENTS AND THESE RIGHTS AND RESPONSIBILITIES DIFFER IN SOME RESPECTS FROM THE RIGHTS OF MYLAN SHAREHOLDERS AND THE RESPONSIBILITIES OF MYLAN’S DIRECTORS AND OFFICERS UNDER PENNSYLVANIA LAW AND THE CURRENT ORGANIZATIONAL DOCUMENTS OF MYLAN.

Following the consummation of the Transaction, New Mylan’s corporate affairs will be governed by the New Mylan Articles and the laws governing public limited liability companies (naamloze vennootschappen) organized in the Netherlands. The rights of New Mylan shareholders and the responsibilities of New Mylan executive and non-executive directors under Dutch law will differ from the rights of Mylan shareholders and the responsibilities of Mylan’s directors and executive officers under Pennsylvania law. In some cases, the rights of New Mylan shareholders or the responsibilities of New Mylan executive and non-executive directors will be narrower under Dutch law than under Pennsylvania law, and in some cases they will be broader. See “Comparison of Rights of Holders of Mylan Common Stock and New Mylan Ordinary Shares” beginning on page 164 of this proxy statement/prospectus for a summary of these differences in rights and responsibilities.

In the performance of its duties, the New Mylan Board will be required by Dutch law to act in the interest of the company and its affiliated business, and to consider the interests of the company, shareholders, employees, and other stakeholders with reasonableness and fairness. It is possible that some of these parties will have interests that are different from, or in addition to, interests of the holders of New Mylan ordinary shares.

EXISTING MYLAN SHAREHOLDERS WILL OWN A SMALLER SHARE OF NEW MYLAN FOLLOWING THE CONSUMMATION OF THE TRANSACTION, AND THE PRESENCE OF ABBOTT AS A SIGNIFICANT BENEFICIAL NEW MYLAN SHAREHOLDER FOLLOWING THE CONSUMMATION OF THE TRANSACTION MAY AFFECT THE ABILITY OF EXISTING MYLAN SHAREHOLDERS TO EXERCISE INFLUENCE OVER NEW MYLAN, ESPECIALLY IN LIGHT OF CERTAIN VOTING OBLIGATIONS UNDER THE SHAREHOLDER AGREEMENT INTO WHICH NEW MYLAN AND ABBOTT WILL ENTER AT CLOSING.

Following the consummation of the Transaction, Mylan shareholders will own the same number of shares of New Mylan that they owned in Mylan immediately before closing. Each New Mylan ordinary share, however, will represent a smaller ownership percentage of a significantly larger company. As a result of the Transaction, Mylan shareholders will own approximately 78% of the outstanding voting securities of New Mylan and Abbott’s affiliates will own approximately 22% of the outstanding voting securities of New Mylan.

In addition, following the consummation of the Transaction, New Mylan may undertake additional offerings of New Mylan ordinary shares or of securities convertible into or exchangeable or exercisable for New Mylan ordinary shares. The resulting increase in the number of New Mylan ordinary shares issued and outstanding and the possibility of sales of such New Mylan ordinary shares or such securities convertible into or exchangeable or exercisable for New Mylan ordinary shares after any such additional offerings may depress the future trading price of New Mylan ordinary shares after the Transaction. In addition, if additional offerings occur, the voting power of then existing New Mylan shareholders may be diluted.

The shares owned by Abbott’s affiliates following the consummation of the Transaction will be subject to the terms of the Shareholder Agreement, which will require such Abbott affiliates to vote in favor of the director nominees recommended by the New Mylan Board and in accordance with the recommendation of the New Mylan Board on all other matters, subject to certain exceptions for extraordinary transactions. See “Other Related Agreements — Shareholder Agreement” beginning on page 115 of this proxy statement/prospectus. This voting agreement will be in force with respect to shares owned by Abbott’s affiliates so long as Abbott beneficially owns at least five percent of the then issued and outstanding New Mylan ordinary shares. Having a significant shareholder that is required in many instances to vote with the recommendation of the New Mylan Board may make it more difficult for existing Mylan shareholders to exercise influence over most matters submitted to New

Mylan shareholders for approval, including the election of directors, issuances of securities for equity compensation plans, amendments to the New Mylan Articles, and shareholder proposals submitted pursuant to Rule 14a-8 of the Exchange Act. Additionally, Abbott’s affiliates that own New Mylan ordinary shares will be obligated, pursuant to the Shareholder Agreement, not to tender any New Mylan ordinary shares in any tender or exchange offer that the New Mylan Board recommends that the shareholders reject and, if the New Mylan Board has recommended against a transaction, such Abbott affiliates would be required to vote against such transaction, which may have the effect of making it more difficult for a third party to acquire, or discouraging a third party from seeking to acquire, a majority of the outstanding New Mylan ordinary shares in a public takeover offer, or control of the New Mylan Board through a proxy solicitation. See “Other Related Agreements—Shareholder Agreement” beginning on page 115 of this proxy statement/prospectus.

NEW MYLAN MAY BE OR BECOME TAXABLE IN THE NETHERLANDS AND THIS MAY INCREASE THE AGGREGATE TAX BURDEN ON NEW MYLAN’S SHAREHOLDERS.

As described above under “Risks Related to the Business of New Mylan —New Mylan may be or become taxable in a jurisdiction other than the United Kingdom and may be or become a dual resident company for tax purposes and this may increase the aggregate tax burden on New Mylan,” New Mylan expects to be tax resident solely in the United Kingdom and has requested, but has not yet obtained, binding rulings from the tax authorities in the United Kingdom and in the Netherlands confirming this treatment. However, even if such rulings are granted, the applicable tax laws or interpretations thereof may change, or the assumptions on which such rulings were based may differ from the facts. As a consequence, New Mylan may be or become tax resident of the Netherlands. This may result in the imposition of withholding taxes on distributions to New Mylan’s shareholders, which withholding taxes may not be creditable, deductible or otherwise refundable in a shareholder’s country of tax residence.

PROVISIONS IN NEW MYLAN’S GOVERNANCE ARRANGEMENTS OR THAT ARE OTHERWISE AVAILABLE UNDER DUTCH LAW COULD DISCOURAGE, DELAY, OR PREVENT A CHANGE IN CONTROL OF NEW MYLAN AND MAY AFFECT THE MARKET PRICE OF NEW MYLAN ORDINARY SHARES.

Some provisions of New Mylan’s governance arrangements or that are otherwise available under Dutch law, such as the ability to grant to a foundation (stichting) (a “Dutch foundation”) a call option to acquire preferred shares to preserve the long-term value of New Mylan, may discourage, delay, or prevent a change in control of New Mylan, even if such a change in control is sought by New Mylan shareholders. See “Description of New Mylan Ordinary Shares—Anti-Takeover” and “Comparison of Rights of Holders of Mylan Common Stock and New Mylan Ordinary Shares—Anti-Takeover Provisions” beginning on pages 158 and 179, respectively, of this proxy statement/prospectus for summaries of such anti-takeover provisions.

NEW MYLAN DOES NOT ANTICIPATE PAYING DIVIDENDS FOR THE FORESEEABLE FUTURE, AND NEW MYLAN SHAREHOLDERS MUST RELY ON INCREASES IN THE TRADING PRICE OF NEW MYLAN ORDINARY SHARES TO OBTAIN A RETURN ON THEIR INVESTMENT.

In recent years, Mylan has not paid cash dividends on its common stock, and New Mylan does not anticipate paying dividends in the immediate future. New Mylan anticipates that it will retain all earnings, if any, to support its operations and to pursue additional transactions to deliver additional shareholder value. Any future determination as to the payment of dividends will, subject to Dutch law requirements, be at the sole discretion of the New Mylan Board and will depend on New Mylan’s financial position, results of operations, capital requirements, and other factors the New Mylan Board deems relevant. Holders of New Mylan ordinary shares must rely on increases in the trading price of their shares to obtain a return on their investment in the foreseeable future.

THE MARKET PRICE OF NEW MYLAN ORDINARY SHARES MAY BE VOLATILE, AND THE VALUE OF YOUR INVESTMENT COULD MATERIALLY DECLINE.

Investors who hold New Mylan ordinary shares may not be able to sell their shares at or above the price at which they purchased Mylan common stock. The share price of Mylan common stock has fluctuated materially from time to time, and New Mylan cannot predict the price of the New Mylan ordinary shares. The risk factors described herein could cause the price of New Mylan ordinary shares to fluctuate materially. In addition, the stock market in general, including the market for generic and specialty pharmaceutical companies, has experienced price and volume fluctuations. These broad market and industry factors may materially harm the market price of New Mylan ordinary shares, regardless of New Mylan’s operating performance. In addition, the price of the New Mylan ordinary shares may be affected by the valuations and recommendations of the analysts who cover New Mylan, and if its results do not meet the analysts’ forecasts and expectations, the price of New Mylan ordinary shares could decline as a result of analysts lowering their valuations and recommendations or otherwise. In the past, following periods of volatility in the market, securities class-action litigation has often been instituted against other companies. Such litigation, if instituted against New Mylan, could result in substantial costs and diversion of management’s attention and resources, which could have a material adverse effect on New Mylan’s business, financial condition, results of operations, cash flows, and/or share price.

Risks Related to the Business

SALES OF THE BUSINESS’S PRODUCTS MAY DECLINE FASTER THAN IS ANTICIPATED AS A RESULT OF VARIOUS FACTORS, INCLUDING THE BUSINESS FACING INTENSE COMPETITION FROM LOWER-COST GENERIC PRODUCTS AND THE POTENTIAL THAT CONSUMER PREFERENCES WILL CHANGE.

The Business faces increasing competition from lower-cost generic products and other branded products. The majority of the Business’s products are not protected by patent rights or have limited patent life and will lose patent protection soon after the Transaction. Loss of patent protection for a product typically is followed promptly by generic substitutes, reducing sales of that product. As a result, sales of many of the Business’s products may decline or stop growing over time. Various factors may result in the sales of the Business’s products declining faster than has been projected, which could have a material adverse effect on the Business’s business, financial condition, results of operations, and/or cash flows. In addition, proposals emerge from time to time in various jurisdictions for legislation to further encourage the early and rapid approval of generic drugs. Any such proposal that is enacted into law could worsen this negative effect on the Business’s sales and, potentially, its business, financial condition, results of operations, and/or cash flows.

Competitors’ products may be safer, more effective, more effectively marketed or sold, or have lower prices or better performance features than those of the Business. The Business cannot predict with certainty the timing or impact of competitors’ products. In addition, the Business’s sales may suffer as a result of changes in consumer demand for the Business’s products, including those related to fluctuations in consumer buying patterns tied to seasonality or the introduction of new products by competitors, which could have a material adverse effect on the Business’s business, financial condition, results of operations, and/or cash flows.

THE BUSINESS HAS A LIMITED NUMBER OF MANUFACTURING FACILITIES AND CERTAIN THIRD-PARTY SUPPLIERS PRODUCE A SUBSTANTIAL PORTION OF ITS PRODUCTS.

A substantial portion of the Business’s capacity, as well as its production, is and will be attributable to a limited number of manufacturing facilities and certain third-party suppliers, including Abbott following the closing. A significant disruption at any one of such facilities within the Business’s internal or third-party supply chain, even on a short-term basis, whether due to a labor strike, failure to reach acceptable agreement with labor and unions, adverse quality or compliance observation, other regulatory action, infringement of intellectual property rights, act of God, civil or political unrest, export or import restrictions, or other event could impair the

Business’s ability to produce and ship products to the market on a timely basis and could, among other consequences, subject the Business to exposure to claims from customers. Any of these events could have a material adverse effect on the Business’s business, financial condition, results of operations, and/or cash flows.

THE BUSINESS IS SUBJECT TO NUMEROUS GOVERNMENTAL REGULATIONS, INCLUDING WITH RESPECT TO THE SUPPLY OF API INTO EUROPE, AND IT CAN BE COSTLY TO COMPLY WITH THESE REGULATIONS AND TO DEVELOP COMPLIANT PRODUCTS AND PROCESSES.

The Business’s products are subject to rigorous regulation by numerous international authorities. The process of obtaining regulatory approvals to market a drug or other product can be costly and time-consuming, and approvals might not be granted for future products, or additional indications or uses of existing products, on a timely basis, if at all. Delays in the receipt of, or failure to obtain approvals for, future products, or new indications and uses, could result in delayed realization of product revenues, reduction in revenues, and in substantial additional costs.

No assurance can be given that the Business will remain in compliance with applicable regulatory requirements once approval or marketing authorization has been obtained for a product. These requirements include, among other things, regulations regarding manufacturing practices, product quality, product labeling, advertising, post-marketing reporting (including adverse event reports and field alerts due to manufacturing quality concerns), exports, and imports. The Business’s facilities and procedures and those of the Business’s suppliers are subject to ongoing regulation, including periodic inspection by regulatory authorities. The Business must incur expense and spend time and effort to ensure compliance with these complex regulations. Possible regulatory actions for non-compliance could include warning letters, fines, damages, injunctions, civil penalties, recalls, seizures of the Business’s products, and criminal prosecution. These actions could result in, among other things, substantial modifications to the business practices and operations of the Business; refunds, recalls, or seizures of the Business’s products; a total or partial shutdown of production in one or more of the facilities of the Business or its suppliers while the Business or its suppliers remedy the alleged violation; expensive and time-consuming remediation; the inability to obtain future pre-market approvals or marketing authorizations; the loss of customer goodwill; and withdrawals or suspensions of current products from the market. Any of these events could disrupt the operations of the Business and have a material adverse effect on the Business’s business, financial condition, results of operations, and/or cash flows.

In addition, all API imported into the European Union must be certified as complying with the good manufacturing practice standards established by the European Union, as stipulated by the International Conference for Harmonization. These regulations place the certification requirement on the regulatory bodies of the exporting countries. Accordingly, the national regulatory authorities of each exporting country must: (i) ensure that all manufacturing plants within their borders that export API into the European Union comply with European Union manufacturing standards; and (ii) for each API exported, present a written document confirming that the exporting plant conforms to European Union manufacturing standards. The imposition of this responsibility on the governments of the nations exporting an API may cause delays in delivery or shortages of an API necessary to manufacture the Business’s products, as certain governments may not be willing or able to comply with the regulation in a timely fashion or at all. A shortage in API may prevent the Business from manufacturing, or cause the Business to have to cease manufacture of, certain products, or to incur costs and delays to qualify other suppliers to substitute for those API manufacturers unable to export. The occurrence of any of the above risks could have a material adverse effect on the Business’s business, financial condition, results of operations, and/or cash flows.

LAWS AND REGULATIONS AFFECTING GOVERNMENT BENEFIT PROGRAMS COULD IMPOSE NEW OBLIGATIONS ON THE BUSINESS, REQUIRE THE BUSINESS TO CHANGE ITS BUSINESS PRACTICES, AND RESTRICT ITS OPERATIONS IN THE FUTURE.

The Business’s industry is subject to various international, supranational, federal, and state laws and regulations pertaining to government benefit program reimbursement, price reporting and regulation, and health care fraud and abuse, including anti-kickback and false claims laws, and international, national, and individual state laws relating to pricing and sales and marketing practices. Violations of these laws may be punishable by criminal and/or civil sanctions, including, in some instances, substantial fines, imprisonment, and exclusion from participation in government health care programs. These laws and regulations are broad in scope and they are subject to evolving interpretations, which could require the Business to incur substantial costs associated with compliance or to alter one or more of its sales or marketing practices. In addition, violations of these laws, or allegations of such violations, could disrupt the Business and have a material adverse effect on the Business’s business, financial condition, results of operations, and/or cash flows.

THE BUSINESS IS SUBJECT TO THIRD-PARTY COST CONTAINMENT EFFORTS THAT COULD CAUSE A REDUCTION IN FUTURE REVENUES AND OPERATING INCOME.

In various countries, the Business has experienced downward pressure from third parties on product pricing and reimbursement. To the extent these cost containment efforts are not offset by greater patient access to health care, sales volume, or other factors, the Business’s future revenues and operating income may be less than historical or projected results, which could have a material adverse effect on the Business’s business, financial condition, results of operations, and/or cash flows.

COMPETITORS’ INTELLECTUAL PROPERTY MAY PREVENT THE BUSINESS FROM SELLING ITS PRODUCTS OR HAVE A MATERIAL ADVERSE EFFECT ON THE BUSINESS’S BUSINESS, FINANCIAL CONDITION, RESULTS OF OPERATIONS, AND/OR CASH FLOWS.

Competitors may claim that a product of the Business infringes upon their intellectual property. Resolving an intellectual property infringement claim can be costly and time consuming and may require the Business to enter into license agreements with the intellectual property holder. The Business cannot guarantee that it would be able to obtain agreements on commercially reasonable terms. A successful claim of patent or other intellectual property infringement could subject the Business to significant damages or an injunction preventing the manufacture, sale or use of affected Business products. Any of these events could have a material adverse effect on the Business’s business, financial condition, results of operations, and/or cash flows.

THE LOSS OF INTELLECTUAL PROPERTY PROTECTION MAY HAVE A MATERIAL ADVERSE EFFECT ON THE BUSINESS’S BUSINESS, FINANCIAL CONDITION, RESULTS OF OPERATIONS, AND/OR CASH FLOWS.

Many of the Business’s products rely on trademark, patent and other forms of intellectual property protection. The success of the Business depends in part on its or any partner’s or supplier’s ability to obtain, maintain, and enforce intellectual property rights, and protect trade secrets, know-how, and other proprietary information. Branded products often have market viability based upon the goodwill of the product name, which typically benefits from trademark protection. The Business’s products may therefore be subject to risks related to the loss of trademark or patent protection or to competition from generic or other branded products. Challenges to the Business’s intellectual property can come from other businesses or governments, and governments could require compulsory licensing of the Business’s intellectual property. If the Business’s intellectual property is successfully challenged, invalidated, or circumvented or to the extent it does not allow the Business to compete effectively, there could be material adverse effect on the Business’s business, financial condition, results of operations, and/or cash flows.

THE MANUFACTURE OF MANY OF THE PRODUCTS OF THE BUSINESS IS A HIGHLY EXACTING AND COMPLEX PROCESS, AND IF THE BUSINESS OR ONE OF ITS SUPPLIERS ENCOUNTERS PROBLEMS MANUFACTURING PRODUCTS, THE BUSINESS COULD SUFFER.

The manufacture of many of the products of the Business is a highly exacting and complex process, due in part to strict regulatory requirements. Problems may arise during manufacturing for a variety of reasons, including among others equipment malfunction, failure to follow specific protocols and procedures, problems with raw materials, natural disasters, power outages, labor unrest, and environmental factors. If problems arise during the production of a batch of product, that batch of product may have to be discarded. This could, among other things, lead to increased costs, lost revenue, damage to customer relations, time and expense spent investigating the cause, and, depending on the cause, similar losses with respect to other batches or products. If problems are not discovered before the product is released to the market, recall and product liability costs may also be incurred. If the Business or one of its suppliers experiences significant manufacturing problems, such problems could have a material adverse effect on the Business’s business, financial condition, results of operations, and/or cash flows.

THE BUSINESS IS HIGHLY DEPENDENT UPON MARKET PERCEPTIONS OF ITS BRANDS AND THE SAFETY AND QUALITY OF ITS PRODUCTS, AND SIGNIFICANT REAL OR PERCEIVED SAFETY CONCERNS COULD ARISE FOR THE BUSINESS’S PRODUCTS, WHICH COULD HAVE A MATERIAL ADVERSE EFFECT ON THE BUSINESS’S BUSINESS, FINANCIAL CONDITION, RESULTS OF OPERATIONS, AND/OR CASH FLOWS.

When introduced to the market for the first time, pharmaceutical products typically receive regulatory approval based on data obtained in controlled clinical trials of limited duration. Following regulatory approval, these products will be used over longer periods of time in many patients. Investigators may also conduct additional, and perhaps more extensive, studies. If new safety issues are reported, the Business may be required to amend the conditions of use for a product. For example, the Business may be required to provide additional warnings on a product’s label or narrow its approved intended use, either of which could reduce the product’s market acceptance.

Market perceptions of the Business are very important to the Business, especially market perceptions of its brands and the safety and quality of its products. If serious safety issues, or perceived safety issues, arise with a Business product, sales of the product could be halted by the Business or by regulatory authorities or health care providers, customers may choose to not purchase the Business’s products, physicians may choose to not prescribe the Business’s products, and/or patients may choose to not use the Business’s products. Real or perceived safety issues affecting suppliers’ or competitors’ products also may reduce the market acceptance of the Business’s products. If the Business, its partners and suppliers, or its brands suffer from negative publicity, or if any of the Business’s products or similar products which other companies distribute are subject to market withdrawal or recall or are proven to be, or are claimed to be, ineffective or harmful to consumers, it could have a material adverse effect on the Business’s business, financial condition, results of operations, and/or cash flows.

The illegal distribution and sale by third parties of counterfeit versions of Business products or of stolen products could also have a negative impact on the Business’s reputation. Public loss of confidence in the integrity of pharmaceutical products as a result of counterfeiting or theft could have a material adverse effect on the Business’s business, financial condition, results of operations, and/or cash flows.

In addition, in the ordinary course of business, the Business is the subject of product liability claims and lawsuits alleging that its products have resulted or could result in an unsafe condition for or injury to patients. Product liability claims and lawsuits, safety alerts, or product recalls, and other allegations of product safety or quality issues, regardless of their validity or ultimate outcome, may have a material adverse effect on the Business and its reputation and on the Business’s ability to attract and retain customers. In addition, customers may choose to not purchase the Business’s products, physicians may choose to not prescribe the Business’s products, and/or patients may choose to not use the Business’s products. Consequences may also include additional costs, a decrease in market share for the products, lower income, or exposure to other claims. Product liability claims and/or adverse judgments could have a material adverse effect on the Business’s business, financial condition, results of operations, and/or cash flows.

DETERIORATION IN THE ECONOMIC POSITION AND CREDIT QUALITY OF CERTAIN COUNTRIES MAY NEGATIVELY AFFECT THE BUSINESS’S RESULTS OF OPERATIONS.

Unfavorable economic conditions in certain countries may increase the time it takes to collect outstanding trade receivables. Financial instability and fiscal deficits in these countries may result in additional austerity measures to reduce costs, including health care. Deterioration in the quality of sovereign debt, including credit downgrades, could increase the Business’s collection risk where a significant amount of the Business’s receivables in these countries are with governmental health care systems.

THE BUSINESS DEPENDS ON SOPHISTICATED INFORMATION TECHNOLOGY SYSTEMS TO OPERATE ITS BUSINESS AND A CYBER ATTACK OR OTHER BREACH OF THESE SYSTEMS COULD HAVE A MATERIAL ADVERSE EFFECT ON THE BUSINESS’S BUSINESS, FINANCIAL CONDITION, RESULTS OF OPERATIONS, AND/OR CASH FLOWS.

The Business’s information technology systems are potentially vulnerable to a cyber attack, malicious intrusion, breakdown, destruction, loss of data privacy, or other significant disruption. The Business has invested in its systems and the protection of its data to reduce the risk of an invasion or interruption and monitors its systems on an ongoing basis for any current or potential threats. There can be no assurance that these measures and efforts will prevent interruptions or breakdowns that could have a material adverse effect on the Business’s business, financial condition, results of operations, and/or cash flows.

THE INTERNATIONAL NATURE OF THE BUSINESS SUBJECTS IT TO ADDITIONAL RISKS THAT MAY CAUSE ITS REVENUE AND PROFITABILITY TO DECLINE.

The Business is subject to risks associated with doing business internationally, including:

•	fluctuations in currency exchange rates;

•	differing local product preferences and product requirements;

•	trade protection measures and import or export licensing requirements;

•	difficulty in establishing, staffing, and managing operations;

•	differing labor regulations;

•	potentially negative consequences from changes in or interpretations of tax laws;

•	political and economic instability, including sovereign debt issues;

•	price and currency exchange controls, limitations on participation in local enterprises, expropriation, nationalization, and other governmental action;

•	inflation, recession, and fluctuations in interest rates; and

•	potential penalties or other adverse consequences for violations of anti-corruption, anti-bribery, and other similar laws and regulations, including the Foreign Corrupt Practices Act and the U.K. Bribery Act.

Events resulting from the realization of any of these risks may have a material adverse effect on the Business’s business, financial condition, results of operations, and/or cash flows.

THE EXPIRATION OR TERMINATION OF CUSTOMER CONTRACTS MAY HAVE A MATERIAL ADVERSE EFFECT ON THE BUSINESS’S BUSINESS, FINANCIAL CONDITION, RESULTS OF OPERATIONS, AND/OR CASH FLOWS.

The Business is party to a large number of contracts under which it sells products to its customers. Customers may choose not to renew or extend their contracts at the end of the applicable contract term. In addition, customers of the Business may in some cases have the right to terminate their contracts prior to the end of the contract term, or to reduce the volume of products they purchase under contracts with the Business. The expiration or termination of customer contracts, or reductions in the volume of products purchased under customer contracts, may have a material adverse effect on the Business’s business, financial condition, results of operations, and/or cash flows.

A RELATIVELY SMALL GROUP OF PRODUCTS MAY REPRESENT A SIGNIFICANT PORTION OF THE BUSINESS’S REVENUES, GROSS PROFIT, OR NET EARNINGS FROM TIME TO TIME.

Sales of a limited number of the Business’s products from time to time represent a significant portion of its revenues, gross profit, and net earnings. If the volume or pricing of the Business’s largest selling products declines in the future, this could have a material adverse effect on the Business’s business, financial condition, results of operations, and/or cash flows.

OTHER FACTORS CAN HAVE A MATERIAL ADVERSE EFFECT ON THE BUSINESS’S BUSINESS, FINANCIAL CONDITION, RESULTS OF OPERATIONS, AND/OR CASH FLOWS.

Many other factors can affect the Business’s profitability and its financial condition, including:

•	changes in or interpretations of laws and regulations, including changes in accounting standards, taxation requirements, product marketing application standards, manufacturing and quality standards, export and import laws, product labeling, source and use laws, and environmental laws;

•	differences between the fair value measurement of assets and liabilities and their actual value, particularly for pensions, retiree health care, intangibles, and goodwill; and for contingent liabilities such as litigation, the absence of a recorded amount, or an amount recorded at the minimum, compared to the actual amount;

•	changes in the rate of inflation (including the cost of raw materials, commodities, and supplies), interest rates, and the market value and performance of investments held by the Business or the Business’s employee benefit trusts;

•	changes in the creditworthiness of counterparties that transact business with or provide services to the Business or the Business’s employee benefit trusts;

•	changes in business, economic, and political conditions, including: war, political instability, terrorist attacks, the threat of future terrorist activity and related military action; natural disasters; the cost and availability of insurance due to any of the foregoing events; labor disputes, strikes, slow-downs, or other forms of labor or union activity; and pressure from third-party interest groups;

•	changes in the buying patterns of a major distributor, retailer, or wholesale or other customer resulting from buyer purchasing decisions, pricing, seasonality, or other factors, or other problems with licensors, suppliers, distributors, and business partners;

•	the fact that the Business in the ordinary course periodically enters into employment, legal settlement, and other agreements which incorporate indemnification provisions and the risk that the Business’s obligation under an indemnification provision could exceed any applicable insurance coverage or coverage could be denied;

•	changes in the utilization of social media platforms which present new risks and challenges, including with respect to brand damage and information leakage; and

•	legal or regulatory difficulties, any of which could preclude or delay commercialization of products or adversely affect profitability, including claims asserting statutory or regulatory violations, and adverse litigation decisions.

These factors may have a negative impact on the Business’s business, financial condition, results of operations, and/or cash flows.

THE HISTORICAL INFORMATION ABOUT THE BUSINESS AND THE BUSINESS’S COMBINED FINANCIAL STATEMENTS INCLUDED IN THIS PROXY STATEMENT/PROSPECTUS ARE NOT NECESSARILY REPRESENTATIVE OF THE RESULTS THAT THE BUSINESS WOULD HAVE ACHIEVED IN THE POST-CLOSING STRUCTURE.

The historical information about the Business included elsewhere in this proxy statement/prospectus refers to the Business as operated by and integrated with Abbott. The combined financial statements of the Business included elsewhere in this proxy statement/prospectus are derived from the consolidated financial statements and accounting records of Abbott. Accordingly, the combined financial statements of the Business and the unaudited pro forma financial information included elsewhere in this proxy statement/prospectus do not necessarily reflect the financial condition, results of operations, and/or cash flows that the Business would have achieved if operated by New Mylan.

THE BUSINESS HAS NO HISTORY OPERATING IN THE STRUCTURE IN WHICH IT WILL OPERATE AFTER CLOSING.

The Business has historically been operated by Abbott as part of its broader corporate organization. As a result of the Business’s separation from Abbott, the Business may encounter operational or financial difficulties that would not have occurred if the Business continued operating in its current structure. For example, the Business’s working capital and capital for general corporate purposes have historically been provided as part of the corporate-wide cash management policies of Abbott. After closing, New Mylan may need to obtain additional financing for the Business from lenders, public offerings or private placements of debt or equity securities, strategic relationships, or other arrangements. Similarly, the Business’s combined financial statements reflect allocations of expenses from Abbott for corporate functions and may differ from the expenses the Business would have incurred had the Business been operated by New Mylan, and the Business will need to make significant investments to replicate or outsource from other providers certain facilities, systems, infrastructure, and personnel to which it will no longer have access after closing and, for certain services to be provided pursuant to the Transition Services Agreement, the expiration of the Transition Services Agreement. In addition, as a result of the separation of the Business from Abbott, other significant changes may occur in the Business’s cost structure, management, financing, and business operations as a result of operating separately from Abbott that could have a material adverse effect on the Business’s business, financial condition, results of operations, and/or cash flows.

AFTER CLOSING, THE BUSINESS AND ABBOTT WILL BE INTERDEPENDENT WITH RESPECT TO CERTAIN TRANSITION SERVICES AND MANUFACTURING AND SUPPLY OF CERTAIN PRODUCTS AND WILL SHARE CERTAIN INTELLECTUAL PROPERTY.

Currently, Abbott or one of its affiliates performs various corporate functions for the Business, such as accounting, information technology, and finance, among others. After closing, Abbott will provide some of these functions to the Business for a period of time pursuant to the Transition Services Agreement, as described in “Other Related Agreements—Transition Services Agreement” beginning on page 117 of this proxy statement/prospectus. The Business may incur temporary interruptions in business operations if it cannot transition effectively from Abbott’s existing operational systems and the transition services that support these functions as the Business replaces these systems or integrates them with Mylan’s systems. The Business will be dependent on Abbott providing these transition services, and the Business could be negatively impacted if Abbott fails to perform under the Transition Services Agreement. In addition, after closing, Abbott or one of its affiliates will continue to manufacture products for the Business, pursuant to Manufacturing and Supply Agreements, as described in “Other Related Agreements—Manufacturing and Supply Agreements” beginning on page 116 of this proxy statement/prospectus. Disruptions or disagreements related to the third-party manufacturing relationship with Abbott could impair the Business’s ability to ship products to the market on a timely basis and could, among other consequences, subject the Business to exposure to claims from customers.

After closing, the Business will have certain obligations to provide transition services to Abbott and to manufacture and supply products to Abbott, as described in “Other Related Agreements—Transition Services Agreement” beginning on page 117 of this proxy statement/prospectus and “Other Related Agreements—Manufacturing and Supply Agreements” beginning on page 116 of this proxy statement/prospectus. Accordingly, the Business may need to allocate resources to provide transition services or manufacturing capacity to Abbott in lieu of supplying products for the Business, which could have a negative impact on the Business.

In addition, Abbott or one of its affiliates will continue to own registrations, including marketing authorizations, for certain products of the Business in certain jurisdictions, and disagreements could arise regarding Abbott’s or the Business’s use of such registrations in the territory allocated to each party.

The risks related to the foregoing relationships between the Business and Abbott could be exacerbated if Abbott fails to perform under the Business Transfer Agreement and related agreements or the Business fails to have necessary systems and services in place when the obligations under the Business Transfer Agreement and related agreements expire, and such risks could have a negative impact on the Business’s business, financial condition, results of operations, and/or cash flows.

Risks Related to the Transaction

MYLAN AND ABBOTT MUST OBTAIN REQUIRED APPROVALS AND CONSENTS TO CONSUMMATE THE TRANSACTION, WHICH, IF DELAYED OR NOT GRANTED, MAY JEOPARDIZE OR DELAY THE CONSUMMATION OF THE TRANSACTION, RESULT IN ADDITIONAL EXPENDITURES OF MONEY AND RESOURCES, AND/OR REDUCE THE ANTICIPATED BENEFITS OF THE TRANSACTION.

The Transaction is subject to customary closing conditions. These closing conditions include, among others, the approval by the Mylan shareholders of the Business Transfer Agreement, the effectiveness of New Mylan’s registration statement, the receipt of the relevant approvals under the antitrust and competition laws of certain countries under which filings or approvals are required, the substantial completion of the Reorganization and the receipt of certain third-party consents.

The governmental agencies from which the parties will seek certain of these approvals have broad discretion in administering the governing regulations. As a condition to their approval of the Transaction, agencies may impose requirements, limitations, or costs or require divestitures or place restrictions on the conduct of New Mylan’s businesses after closing. These requirements, limitations, costs, divestitures, or restrictions could delay the consummation of the Transaction or may reduce the anticipated benefits of the Transaction. Further, no assurance can be given that the required approval by the Mylan shareholders will be obtained or that the required closing conditions will be satisfied, and, if all required consents and approvals are obtained and the closing conditions are satisfied, no assurance can be given as to the terms, conditions, and timing of the consents and approvals. Pursuant to the Business Transfer Agreement, Mylan is generally required to commit to take, and take, any and all steps necessary to avoid or eliminate impediments or objections, if any, that may be asserted by governmental agencies from which the parties seek approvals, including any divestitures needed to obtain any antitrust or competition approvals. If Mylan agrees to any material requirements, limitations, costs, divestitures, or restrictions in order to obtain any approvals required to consummate the Transaction, these requirements, limitations, costs, divestitures or restrictions could adversely affect New Mylan’s ability to integrate Mylan’s operations with the Business or reduce the anticipated benefits of the Transaction. This could delay the consummation of the Transaction or have a material adverse effect on New Mylan’s business, financial condition, results of operations, cash flows, and/or share price.

ANY CHANGES TO THE TAX LAWS MAY JEOPARDIZE OR DELAY THE TRANSACTION.

Each of Mylan’s and Abbott’s respective obligations to consummate the Transaction is subject to a condition that there shall have been no change in applicable law (whether or not such change in law is yet effective) with respect to Section 7874 of the Code (or any other U.S. tax law), or certain official interpretations thereof, that will, in the opinion of nationally recognized U.S. tax counsel, cause New Mylan to be treated as a U.S. domestic corporation for U.S. federal income tax purposes, and there shall have been no bill that would implement such a change which has been passed in identical (or substantially identical such that a conference committee is not required prior to submission of such legislation for the President of the United States’ approval or veto) form by both the U.S. House of Representatives and the U.S. Senate and for which the time period for the President of the United States to sign or veto such bill has not yet elapsed. In the event a party wishes to invoke this condition (referred to in this proxy statement/prospectus as the 7874 condition), the invoking party will solicit the opinion described above of nationally recognized U.S. tax counsel. In the event the 7874 condition is not satisfied, each party will determine, based on the facts and circumstances existing at the applicable time, whether to invoke the 7874 condition and not consummate the Transaction or waive the 7874 condition and consummate the Transaction (assuming the other closing conditions are satisfied or waived). Accordingly, any changes to such laws or regulations could jeopardize or delay the Transaction and/or have a material adverse effect on New Mylan’s business, financial condition, results of operations, cash flows, and/or share price.

FAILURE TO CONSUMMATE THE TRANSACTION COULD HAVE A MATERIAL ADVERSE EFFECT ON MYLAN’S BUSINESS, FINANCIAL CONDITION, RESULTS OF OPERATIONS, CASH FLOWS, AND/OR SHARE PRICE.

Mylan will incur significant transaction costs relating to the Transaction, including legal, accounting, financial advisory, regulatory, and other expenses. In general, these expenses are payable by Mylan whether or not the Transaction is completed. In addition, if the Business Transfer Agreement is terminated in certain circumstances, including in the event that certain regulatory approvals are not obtained, approval of the Mylan shareholders is not obtained, or the Mylan Board withdraws its recommendation of the Transaction or approves or recommends an alternative acquisition proposal for Mylan, Mylan will be required, at Abbott’s option, to reimburse up to $100,000,000 of Abbott’s costs and expenses incurred in connection with the Transaction (including certain restructuring-related taxes). Depending on the amount, the payment of any of these costs could have a material adverse effect on Mylan’s business, financial condition, results of operations, cash flows, and/or share price.

UNTIL CONSUMMATION OF THE TRANSACTION AND FOR A CERTAIN PERIOD AFTER CONSUMMATION OF THE TRANSACTION, MYLAN AND NEW MYLAN MAY NOT BE PERMITTED TO ENTER INTO CERTAIN TRANSACTIONS THAT MIGHT OTHERWISE BE BENEFICIAL TO THE SHAREHOLDERS OF MYLAN AND NEW MYLAN, RESPECTIVELY.

Until the consummation of the Transaction or the termination of the Business Transfer Agreement in accordance with its terms, Mylan is prohibited, without the consent of Abbott, from making any acquisition that would be reasonably likely to delay the Transaction in any material respect and from issuing any securities or other equity rights, other than issuances of shares of Mylan common stock in connection with the exercise of outstanding equity rights. In addition, for at least 90 days after closing, New Mylan may not, without the consent of Abbott, issue, or agree to issue, any securities or equity rights, other than issuances of New Mylan ordinary shares in connection with the exercise of outstanding equity rights. The foregoing prohibitions could have the effect of delaying other strategic transactions and may, in some cases, make it impossible to pursue other strategic transactions that are available only for a limited time.

THE BUSINESS RELATIONSHIPS OF MYLAN AND THE BUSINESS, INCLUDING CUSTOMER RELATIONSHIPS, MAY BE SUBJECT TO DISRUPTION DUE TO UNCERTAINTY ASSOCIATED WITH THE TRANSACTION.

Parties with which Mylan and the Business currently do business or may do business in the future, including customers and suppliers, may experience uncertainty associated with the Transaction, including with respect to current or future business relationships with Mylan, the Business, or New Mylan. As a result, the business relationships of Mylan and the Business may be subject to disruptions if customers, suppliers, and others attempt to negotiate changes in existing business relationships or consider entering into business relationships with parties other than Mylan or the Business. For example, certain customers and collaborators have contractual consent rights or termination rights that may be triggered by a change of control or assignment of the rights and obligations of contracts that will be transferred in the Transaction. In addition, the contract manufacturing business of New Mylan could be impaired if existing or potential customers of Mylan or the Business determine not to continue or initiate contract manufacturing relationships with New Mylan. These disruptions could have a material adverse effect on the business, financial condition, results of operations, cash flows, and/or share price of Mylan or New Mylan or a material adverse effect on the business, financial condition, results of operations, and/or cash flows of the Business. The effect of such disruptions could be exacerbated by a delay in the consummation of the Transaction or the termination of the Business Transfer Agreement.

IF COUNTERPARTIES TO CERTAIN AGREEMENTS WITH MYLAN OR THE BUSINESS DO NOT CONSENT TO THE TRANSACTION, CHANGE-OF-CONTROL RIGHTS UNDER THOSE AGREEMENTS MAY BE TRIGGERED AS A RESULT OF THE TRANSACTION, WHICH COULD CAUSE NEW MYLAN TO LOSE THE BENEFIT OF SUCH AGREEMENTS AND INCUR MATERIAL LIABILITIES OR REPLACEMENT COSTS.

Mylan and the Business are parties to agreements (including certain agreements with AbbVie Inc.) that contain change-of-control, anti-assignment, or certain other provisions that will be triggered as a result of the Transaction. If the counterparties to these agreements do not consent to the Transaction, the counterparties may have the ability to exercise certain rights (including termination rights), resulting in Mylan or the Business incurring liabilities as a consequence of breaching such agreements, or causing New Mylan to lose the benefit of such agreements or incur costs in seeking replacement agreements.

LOSS OF KEY PERSONNEL COULD LEAD TO LOSS OF CUSTOMERS, BUSINESS DISRUPTION, AND A DECLINE IN REVENUES, ADVERSELY AFFECT THE PROGRESS OF PIPELINE PRODUCTS, OR OTHERWISE ADVERSELY AFFECT THE OPERATIONS OF MYLAN, THE BUSINESS, AND NEW MYLAN.

Current and prospective employees of Mylan and the Business might experience uncertainty about their future roles with New Mylan following the consummation of the Transaction, which might adversely affect Mylan’s, the Business’s, and New Mylan’s ability to retain key managers and other employees. Competition for qualified personnel in the pharmaceutical industry is very intense. The success of New Mylan after the consummation of the Transaction will depend, in part, upon its ability to retain key employees. Mylan or the Business may lose key personnel or New Mylan may be unable to attract, retain, and motivate qualified individuals or the associated costs to New Mylan may increase significantly, which could have a material adverse effect on the business, financial condition, results of operations, cash flows, and/or share price of Mylan or New Mylan or a material adverse effect on the business, financial condition, results of operations, and/or cash flows of the Business.

MYLAN MAY WAIVE ONE OR MORE OF THE CONDITIONS TO THE TRANSACTION WITHOUT RE-SOLICITING MYLAN SHAREHOLDER APPROVAL.

Mylan may determine to waive, in whole or in part, one or more of the conditions to its obligation to complete the Transaction, to the extent permitted by applicable laws. The Mylan Board will evaluate the materiality of any such waiver and its effect on the Mylan shareholders in light of the facts and circumstances at the time to determine whether amendment of this proxy statement/prospectus and re-solicitation of proxies is required or warranted. In some cases, if the Mylan Board determines that such a waiver is warranted but that such waiver or its effect on the Mylan shareholders is not sufficiently material to warrant re-solicitation of proxies, Mylan has the discretion to consummate the Transaction without seeking further Mylan shareholder approval. Any determination whether to waive any condition to the Transaction or as to re-soliciting Mylan shareholder approval or amending this proxy statement/prospectus as a result of a waiver will be made by the Mylan Board at the time of such waiver based on the facts and circumstances as they exist at that time.

MYLAN’S DIRECTORS AND EXECUTIVE OFFICERS HAVE INTERESTS IN THE TRANSACTION IN ADDITION TO THOSE OF MYLAN SHAREHOLDERS.

In considering the recommendations of the Mylan Board with respect to the Business Transfer Agreement, Mylan shareholders should be aware that, similar to other transactions of this type, certain directors and executive officers of Mylan may be deemed to have interests in the Transaction that may be different from, or in addition to, the interests of the Mylan shareholders generally. See “The Transaction—Interests of Certain Persons in the Transaction” beginning on page 69 of this proxy statement/prospectus. In particular, members of the Mylan Board and executive officers of Mylan will become members of the New Mylan Board and executive officers of New Mylan. Mylan shareholders should consider these interests in connection with their vote.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement/prospectus and the documents incorporated herein by reference contain “forward-looking statements” concerning Mylan, New Mylan, the Business and the Transaction. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and are often identified by the use of words such as “will,” “may,” “could,” “should,” “would,” “project,” “believe,” “anticipate,” “expect,” “plan,” “estimate,” “forecast,” “potential,” “intend,” “continue,” “target,” and variations of these words or comparable words. Such forward-looking statements may include, without limitation, statements regarding the Transaction, the expected timetable for completing the Transaction, benefits and synergies of the Transaction, future opportunities for New Mylan and products and any other statements regarding New Mylan’s, Mylan’s, and the Business’s future operations, anticipated business levels, future earnings, planned activities, anticipated growth, market opportunities, strategies, competition, and other expectations and targets for future periods. Because forward-looking statements inherently involve risks and uncertainties, actual future results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to: the ability to meet expectations regarding the accounting and tax treatments and the timing and consummation of the Transaction; changes in relevant tax and other laws; the ability to consummate the Transaction; the conditions to the consummation of the Transaction, including the receipt of approval of the Mylan shareholders; the regulatory approvals required for the Transaction not being obtained on the terms expected or on the anticipated schedule; the integration of the Business being more difficult, time-consuming, or costly than expected; operating costs, customer loss and business disruption (including, without limitation, difficulties in maintaining relationships with employees, customers, clients, or suppliers) being greater than expected following the Transaction; the retention of certain key employees of the Business being difficult; the possibility that New Mylan may be unable to achieve expected synergies and operating efficiencies in connection with the Transaction within the expected time frames or at all and to successfully integrate the acquired business; expected or targeted future financial and operating performance and results; the capacity (prior to or after consummation of the Transaction) to bring new products to market, including but not limited to where Mylan or New Mylan uses its business judgment and decides to manufacture, market, and/or sell products, directly or through third parties, notwithstanding the fact that allegations of patent infringement(s) have not been finally resolved by the courts (i.e., an “at-risk launch”); the scope, timing, and outcome of any ongoing legal proceedings and the impact of any such proceedings on financial condition, results of operations and/or cash flows; the ability to protect intellectual property and preserve intellectual property rights; the effect of any changes in customer and supplier relationships and customer purchasing patterns; the ability to attract and retain key personnel; changes in third-party relationships; the impacts of competition; changes in the economic and financial conditions of Mylan’s business, New Mylan, or the Business; the inherent challenges, risks, and costs in identifying, acquiring, and integrating complementary or strategic acquisitions of other companies, products or assets and in achieving anticipated synergies; uncertainties and matters beyond the control of management; inherent uncertainties involved in the estimates and judgments used in the preparation of financial statements, and the providing of estimates of financial measures, in accordance with U.S. GAAP and related standards or on an adjusted basis; the risks and uncertainties associated with New Mylan’s and the Business’s business activities described in the section entitled “Risk Factors” beginning on page 15 of this proxy statement/prospectus; and the risks and uncertainties associated with Mylan’s business activities described in Mylan’s Annual Report on Form 10-K for the year ended December 31, 2013, as updated by Mylan’s Current Report on Form 8-K filed on August 6, 2014, Mylan’s Quarterly Report on Form 10-Q for the period ended June 30, 2014, Mylan’s Quarterly Report on Form 10-Q for the period ended September 30, 2014, and its other filings with the SEC. You can access Mylan’s filings with the SEC through the SEC website at www.sec.gov, and Mylan strongly encourages you to do so. Except as required by law, Mylan and New Mylan undertake no obligation to update any statements herein for revisions or changes after the filing date of this proxy statement/prospectus.

SELECTED HISTORICAL FINANCIAL INFORMATION OF MYLAN AND NEW MYLAN

The following selected historical financial information of Mylan is being provided to assist you in your analysis of the financial aspects of the Transaction. Mylan derived the selected historical financial information as of and for the fiscal years ended December 31, 2013, 2012, 2011, 2010, and 2009, from its audited consolidated financial statements and the selected historical financial information as of and for the nine months ended September 30, 2014 and 2013 from its unaudited interim condensed consolidated financial statements which include, in the opinion of Mylan’s management, all normal and recurring adjustments that are necessary for the fair presentation of the results for such interim periods and dates. The information set forth below is only a summary that you should read together with the audited consolidated financial statements of Mylan and the related notes, as well as the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in Mylan’s Annual Report on Form 10-K for the year ended December 31, 2013, as updated by Mylan’s Current Report on Form 8-K filed on August 6, 2014, and Mylan’s Quarterly Report Form 10-Q for the period ended September 30, 2014 that were previously filed with the SEC and are incorporated by reference into this proxy statement/prospectus. The selected historical financial information may not be indicative of the future performance of Mylan. Financial information has not been presented for New Mylan because it is a business combination related shell company as defined in Rule 405 under the Securities Act, formed for the purpose of completing the Transaction. For more information, see “Where You Can Find More Information” beginning on page 188 of this proxy statement/prospectus.

	Nine Months Ended September 30,		Year Ended December 31,
(in millions, except per share amounts)	2014	2013	2013	2012	2011(1)	2010	2009
Statements of Operations:
Total revenues	$5,636.9	$5,100.6	$6,909.1	$6,796.1	$6,129.8	$5,450.5	$5,092.8
Cost of sales(2)	3,077.9	2,856.2	3,868.8	3,887.8	3,566.4	3,233.1	3,018.3

Gross profit	2,559.0	2,244.4	3,040.3	2,908.3	2,563.4	2,217.4	2,074.5
Operating expenses:
Research and development	431.6	351.9	507.8	401.3	294.7	282.1	275.3
Selling, general, and administrative	1,200.1	1,028.5	1,408.5	1,400.7	1,214.6	1,086.6	1,050.1
Litigation settlements, net	47.2	(1.4)	(14.6)	(3.1)	48.6	127.1	225.7
Other operating (income) expense, net	(80.0)	3.1	3.1	—	—	—	—

Earnings from operations	960.1	862.3	1,135.5	1,109.4	1,005.5	721.6	523.4
Interest expense	251.2	233.7	313.3	308.7	335.9	331.5	318.5
Other (expense) income, net	(6.8)	(74.4)	(74.9)	3.5	(15.0)	(34.2)	22.1

Earnings before income taxes and noncontrolling interest	702.1	554.2	747.3	804.2	654.6	355.9	227.0
Income tax (benefit) provision	(40.5)	108.6	120.8	161.2	115.8	10.4	(20.8)
Net earnings attributable to the noncontrolling interest	(2.4)	(2.1)	(2.8)	(2.1)	(2.0)	(0.4)	(15.2)

Net earnings attributable to Mylan Inc. before preferred dividends	740.2	443.5	623.7	640.9	536.8	345.1	232.6
Preferred dividends	—	—	—	—	—	121.5	139.0

Net earnings attributable to Mylan Inc. common shareholders	$740.2	$443.5	$623.7	$640.9	$536.8	$223.6	$93.6

Selected Balance Sheet data:
Total assets	$15,174.1	$12,901.6	$15,294.8	$11,931.9	$11,598.1	$11,536.8	$10,801.7
Working capital(3)	1,343.9	1,781.8	1,507.1	1,709.2	1,005.7	1,749.8	1,567.2
Short-term borrowings	364.7	522.6	439.8	299.0	128.1	162.5	184.4
Long-term debt, including current portion of long-term debt	7,657.0	5,779.4	7,586.5	5,431.9	5,168.2	5,268.2	4,991.3
Total equity	3,406.3	3,232.7	2,959.9	3,355.8	3,504.8	3,615.4	3,145.2
Earnings per common share attributable to Mylan Inc. common shareholders:
Basic	$1.98	$1.15	$1.63	$1.54	$1.25	$0.69	$0.31
Diluted	$1.86	$1.13	$1.58	$1.52	$1.22	$0.68	$0.30
Weighted average common shares outstanding:
Basic	373.4	385.5	383.3	415.2	430.8	324.5	305.2
Diluted	397.1	393.9	394.5	420.2	438.8	329.0	306.9

(1)	The weighted average common shares outstanding includes the full year effect of the conversion of the 6.50% mandatorily convertible preferred stock into approximately 125.2 million shares of Mylan common stock.
(2)	Cost of sales includes the following amounts primarily related to the amortization of purchased intangibles from acquisitions: $289.8 million and $262.7 million, for the nine months ended September 30, 2014 and 2013, respectively, and $353.1 million, $349.5 million, $348.6 million, $309.2 million, and $282.5 million for the years ended December 31, 2013, 2012, 2011, 2010, and 2009, respectively. In addition, cost of sales included the following amounts related to impairment charges to IPR&D assets: $5.1 million for the nine months ended September 30, 2013, and $18.0 million, $41.6 million, and $16.2 million for the years ended December 31, 2013, 2012, and 2011, respectively.
(3)	Working capital is calculated as current assets minus current liabilities.

SELECTED HISTORICAL FINANCIAL INFORMATION OF THE BUSINESS

The following selected historical financial information of the Business is being provided to assist you in your analysis of the financial aspects of the Transaction. The selected historical financial information as of December 31, 2013 and 2012 and for the fiscal years ended December 31, 2013, 2012, and 2011 have been derived from the audited combined financial statements of the Business and the related notes thereto, which are included in this proxy statement/prospectus. Net sales for the fiscal years ended December 31, 2010 and 2009 have been derived from the accounting records of Abbott. The selected historical financial information for the Business as of and for the nine months ended September 30, 2014 and 2013 have been derived from unaudited condensed combined financial statements of the Business and the related notes thereto. The results for any interim period are not necessarily indicative of results that may be expected for a full year. The following information should be read together with the applicable combined financial statements of the Business and the related notes thereto included elsewhere in this proxy statement/prospectus. The selected historical financial information may not be indicative of the future performance of the Business or New Mylan.

The selected historical financial information of the Business as of December 31, 2009 and for the fiscal years ended December 31, 2010 and 2009 (except net sales) has been omitted from this proxy statement/prospectus because they are not available without the expenditure of unreasonable effort and expense. Separate stand-alone financial statements for the Business have never been prepared and there was no requirement to complete such financial statements in the past. New Mylan believes the omission of this financial data does not have a material impact on the understanding of the Business’s results of operations, financial condition, liquidity, and related operating and financial trends.

	Nine Months Ended September 30,		Year Ended December 31,
(in millions)	2014	2013	2013	2012	2011
Statements of Operations:
Net sales(1)	$1,461.0	$1,550.0	$2,112.0	$2,364.0	$2,666.0
Cost of sales	713.0	727.0	1,050.0	1,089.0	1,213.0

Gross profit	748.0	823.0	1,062.0	1,275.0	1,453.0
Operating expenses:
Research and development	79.0	73.0	101.0	102.0	103.0
Selling, general, and administrative	481.0	500.0	665.0	798.0	914.0

Earnings from operations	188.0	250.0	296.0	375.0	436.0
Net foreign exchange loss	3.0	2.0	(3.0)	(6.0)	(1.0)
Other (expense) income, net	(1.0)	—	—	25.0	2.0

Earnings before income taxes and noncontrolling interest	184.0	248.0	293.0	394.0	437.0
Income tax provision	28.0	40.0	48.0	143.0	148.0

Net earnings	$156.0	$208.0	$245.0	$251.0	$289.0

Selected Balance Sheet data:
Total assets(2)	$3,101.0	$3,422.7	$3,414.0	$3,716.0	$3,622.0
Total equity(2)	2,345.0	2,633.6	2,572.0	2,735.0	2,604.0

(1)	The Business’s net sales were $2,542.0 million and $1,830.0 million for the years ended December 31, 2010 and 2009, respectively.
(2)	The Business’s total assets and total equity were $3,851.0 million and $2,546.0 million, respectively, for the year ended December 31, 2010.

SELECTED UNAUDITED PRO FORMA FINANCIAL INFORMATION

The following selected unaudited pro forma financial information gives effect to the Transaction. The Transaction is to be accounted for under the acquisition method of accounting in accordance with Accounting Standards Codification (“ASC”) 805, Business Combinations, with Mylan as the acquirer. The selected unaudited pro forma financial information has been compiled and prepared in accordance with U.S. GAAP. The selected unaudited pro forma balance sheet information as of September 30, 2014 is based on the consolidated balance sheet of Mylan and the condensed combined balance sheet of the Business as of September 30, 2014 and has been prepared to reflect the Transaction as if it had occurred on September 30, 2014. The selected unaudited pro forma statements of operations information for the nine months ended September 30, 2014 and the year ended December 31, 2013 is based on the consolidated statements of operations of Mylan and condensed combined statement of earnings of the Business and combine the results of operations of Mylan and the Business for the nine months ended September 30, 2014 (condensed) and the year ended December 31, 2013, respectively. The selected unaudited pro forma statements of operations information gives effect to the Transaction as if it had occurred on January 1, 2013, reflecting only pro forma adjustments that are factually supportable, directly attributable to the Transaction, and expected to have a continuing impact on the combined results.

The selected unaudited pro forma financial information has been derived from and should be read in conjunction with the more detailed unaudited pro forma financial information appearing elsewhere in this proxy statement/prospectus and the related notes thereto. In addition, the unaudited pro forma financial information was based on, and should be read in conjunction with, the consolidated financial statements of Mylan and the related notes thereto, incorporated by reference into this proxy statement/prospectus, and the condensed combined financial statements of the Business and the related notes thereto, included elsewhere in this proxy statement/prospectus. See “Where You Can Find More Information” beginning on page 188 of this proxy statement/prospectus.

The selected unaudited pro forma financial information is for informational purposes only. It does not purport to indicate the results that would have actually been attained had the Transaction been completed on the assumed date or for the periods presented, or which may be realized in the future. Also, as explained in more detail in the accompanying notes to the unaudited pro forma financial information, the preliminary allocation of the pro forma purchase price reflected in the selected unaudited pro forma information is subject to adjustment and may vary significantly from the actual purchase price allocation that will be recorded upon completion of the Transaction.

Selected Unaudited Pro Forma Balance Sheet Information

(in millions)

September 30, 2014
(Pro forma combined)
Total assets	$22,840.8
Long-term debt, including current portion	7,716.1
Total liabilities	13,174.7
Total equity	9,666.1

Selected Unaudited Pro Forma Statements of Operations Information

(in millions, except per share amounts)

	Nine Months Ended September 30, 2014	Year Ended December 31, 2013
	(Pro forma combined)
Net sales	$7,049.8	$8,968.6
Net earnings attributable to New Mylan ordinary shareholders	682.6	636.7
Earnings per ordinary share attributable to New Mylan ordinary shareholders:
Basic	$1.41	$1.29
Diluted	$1.35	$1.26
Weighted average ordinary shares outstanding:
Basic	483.4	493.3
Diluted	507.1	504.5

THE COMPANIES

Mylan

Mylan Inc. (referred to in this proxy statement/prospectus as Mylan), a Pennsylvania corporation, is a leading global pharmaceutical company, which, through its subsidiaries, develops, licenses, manufactures, markets, and distributes generic, branded generic, and specialty pharmaceuticals. Mylan and its subsidiaries offer one of the industry’s broadest product portfolios, including more than 1,300 marketed products, to customers in approximately 140 countries and territories. Mylan operates a global, high quality vertically-integrated manufacturing platform, which includes more than 35 manufacturing facilities around the world and one of the world’s largest API operations. Mylan also operates a strong R&D network that has consistently delivered a robust pipeline. Mylan’s address is 1000 Mylan Boulevard, Canonsburg, Pennsylvania 15317, and its telephone number is (724) 514-1800.

The Mylan common stock is listed on NASDAQ under the symbol “MYL.” After the consummation of the Merger, Mylan common stock will be delisted from NASDAQ and deregistered under the Exchange Act.

Additional information about Mylan and its subsidiaries is included in documents incorporated by reference into this proxy statement/prospectus. See “Where You Can Find More Information” beginning on page 188 of this proxy statement/prospectus.

New Mylan

New Moon B.V. (referred to in this proxy statement/prospectus as New Mylan), a private limited liability company (besloten vennootschap met beperkte aansprakelijkheid) organized and existing under the laws of the Netherlands, with its corporate seat (statutaire zetel) in Amsterdam, the Netherlands, was incorporated on July 7, 2014 for the purpose of holding Mylan and the Business following consummation of the Transaction. To date, New Mylan has not conducted any activities other than those incidental to its formation, the execution and performance of the Original Business Transfer Agreement, the Amendment, and the Business Transfer Agreement, the Transaction, and filings required to be made under applicable laws, including the U.S. securities laws, the laws of the Netherlands, the laws of the United Kingdom, and antitrust and competition laws in connection with the Transaction. New Mylan’s address is Albany Gate, Darkes Lane, Potters Bar, Herts EN6 1AG, United Kingdom, and its telephone number is +44 (0) 1707-853-000.

At or prior to the consummation of the Transaction, New Mylan will be converted into a public limited liability company (naamloze vennootschap) organized and existing under the laws of the Netherlands and renamed “Mylan N.V.” Following the Merger, Mylan will be an indirect wholly owned subsidiary of New Mylan. Immediately following the consummation of the Transaction, based on the number of shares of Mylan common stock outstanding as of the Record Date and the number of New Mylan ordinary shares that New Mylan intends to issue to certain subsidiaries of Abbott in connection with the Business Transfer, the former shareholders of Mylan are expected to own approximately 78% of the outstanding New Mylan ordinary shares and the remaining approximately 22% of the outstanding New Mylan ordinary shares are expected to be owned by such subsidiaries of Abbott. It is anticipated that the New Mylan ordinary shares will be listed on NASDAQ under the symbol “MYL.”

Merger Sub

Moon of PA Inc. (referred to in this proxy statement/prospectus as Merger Sub), a Pennsylvania corporation, was formed on July 10, 2014 for the purpose of effecting the Merger. Upon the terms and subject to the conditions set forth in the Business Transfer Agreement, Merger Sub will be merged with and into Mylan at the effective time, with Merger Sub ceasing to be in existence and Mylan surviving as an indirect wholly owned subsidiary of New Mylan. To date, Merger Sub has not conducted any activities other than those incidental to its formation, the execution and performance of the Original Business Transfer Agreement, the Amendment, and the Business Transfer Agreement, and the Transaction. Merger Sub’s address is c/o Corporation Service Company, Washington County, Pennsylvania and its telephone number is (724) 514-1800.

Abbott

Abbott Laboratories (referred to in this proxy statement/prospectus as Abbott) is a global healthcare company. Abbott’s address is 100 Abbott Park Road, Abbott Park, Illinois 60064-6400 and its telephone number is (224) 667-6100.

The Business

Abbott’s non-U.S. developed markets specialty and branded generics business (referred to in this proxy statement/prospectus as the Business) operates in Canada, Japan, Australia, New Zealand, and Europe. Abbott is retaining its specialty and branded generics pharmaceuticals businesses in countries outside of these territories. The Business includes manufacturing facilities in France and Japan, while Abbott is retaining all its other manufacturing facilities, including facilities in Canada, Germany, and the Netherlands. The Business’s product line includes a variety of specialty and branded generic pharmaceuticals that cover a broad spectrum of therapeutic categories in an extensive array of dosage forms and delivery systems. The Business’s product portfolio consists of more than 100 products, including more than 20 well-established brands with leading market reputations and strong brand recognition. The address of the Business is Hegenheimermattweg 127, 4123 Allschwil, Switzerland and its telephone number is 41 61 487 02 00.

THE SPECIAL MEETING

Overview

This proxy statement/prospectus is being provided to Mylan shareholders as part of a solicitation of proxies by the Mylan Board for use at the special meeting and any adjournment or postponement thereof. This proxy statement/prospectus is being furnished to Mylan shareholders on or about December 29, 2014. In addition, this proxy statement/prospectus constitutes a prospectus for New Mylan in connection with the issuance by New Mylan of ordinary shares to be delivered to Mylan shareholders in connection with the Transaction. This proxy statement/prospectus provides Mylan shareholders with the information they need to be able to vote or instruct their vote to be cast at the special meeting.

Date, Time, and Place

The special meeting of Mylan shareholders will be held at the Sheraton Greensboro, 3121 High Point Road, Greensboro, North Carolina 27407 on January 29, 2015 at 11:00 a.m. local time.

Purpose of the Mylan Special Meeting

At the Mylan special meeting, Mylan shareholders will be asked:

•	to consider and vote on the proposal to approve the Business Transfer Agreement (Proposal 1);

•	to consider and vote on the proposal to approve, on a non-binding advisory basis, specified compensatory arrangements between Mylan and its named executive officers relating to the Transaction (Proposal 2); and

•	to consider and vote on the proposal to approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes at the time of the special meeting to approve the Business Transfer Agreement (Proposal 3).

The Mylan Bylaws do not permit any business to be transacted at a special meeting of Mylan shareholders other than that stated in the notice of meeting.

Recommendations of the Mylan Board

The Mylan Board unanimously approved the Business Transfer Agreement and the Transaction and determined that the Transaction is advisable and in the best interests of Mylan.

The Mylan Board accordingly unanimously recommends that the Mylan shareholders vote “FOR” each of the Proposals listed above.

Mylan Record Date; Mylan Shareholders Entitled to Vote

Only holders of record of shares of Mylan common stock at the close of business on the Record Date for the special meeting will be entitled to notice of, and to vote at, the special meeting or any adjournment or postponement thereof. A list of Mylan shareholders of record entitled to vote at the special meeting will be available at the special meeting for inspection by any Mylan shareholder of record present at the special meeting.

As of the close of business on the Record Date, there were 375,031,828 shares of Mylan common stock outstanding and entitled to vote. As of the close of business on the Record Date, approximately 0.5% of the outstanding Mylan common shares were held by Mylan directors and executive officers and their affiliates. We expect that Mylan’s directors and executive officers will vote their shares in favor of each of the Proposals listed above, although none of them has entered into any agreements obligating him or her to do so.

Quorum

A quorum is necessary to transact business at the Mylan special meeting. For each matter presented at the special meeting, holders of a majority of the outstanding shares of Mylan common stock entitled to vote on that matter as of the Record Date must be present in person or represented by proxy to constitute a quorum. Proxies marked as abstaining will be treated as shares present for purposes of determining the presence of a quorum. Proxies returned by brokerage firms, bank nominees, or other institutions as “non-votes” because they have not received instructions from the beneficial owners of the shares of Mylan common stock will not be treated as shares present for purposes of determining the presence of a quorum.

Required Vote

Approval of each of the Proposals, including the approval of the Business Transfer Agreement, requires the affirmative vote of a majority of the votes cast by all holders of Mylan common stock entitled to vote in person or by proxy at the special meeting or any adjournment or postponement thereof. In the absence of a quorum, the proposal to adjourn the special meeting may be approved by the majority of the voting power of the outstanding shares present and entitled to vote at the special meeting.

Abstentions and Broker Non-Votes

If you are a Mylan shareholder and fail to vote or fail to instruct your brokerage firm, bank nominee, or other institution to vote, it will have no effect on the proposal to approve the Business Transfer Agreement and it will have no effect on the approval of the other Proposals. If you are a Mylan shareholder and you mark your proxy or voting instructions to abstain, it will have no effect on the proposal to approve the Business Transfer Agreement and it will have no effect on the approval of the other Proposals. However, please see the section above on “Quorum” for information on the effects of failures to vote or abstentions with respect to the determination of a quorum.

Voting in Person

Mylan shareholders may cast their votes at the special meeting.

If you plan to attend the Mylan special meeting and wish to vote in person, you will be given a ballot at the special meeting. Please note, however, that if your shares are held in “street name,” and you wish to vote at the special meeting, you must bring to the special meeting a legal proxy executed in your favor from the record holder of the shares (your brokerage firm, bank nominee, or other institution) authorizing you to vote at the special meeting.

In addition, if you are a holder of record, please be prepared to provide proper identification, such as a driver’s license or passport. If you hold your shares in street name, you will need to provide proof of ownership, such as a recent account statement or letter from your brokerage firm, bank nominee, or other institution proving ownership on the Record Date, along with proper identification and the legal proxy described above. Mylan shareholders will not be allowed to use cameras, recording devices, and other similar electronic devices at the special meeting.

Voting of Proxies

In addition to voting at the special meeting, Mylan shareholders may cast their votes over the Internet, by submitting a printed proxy card, or by calling a toll-free number.

If you are a holder of record and choose to return your proxy by mail, Mylan requests that you mark, sign, and date the accompanying proxy card and return it promptly in the enclosed postage-paid envelope. When the accompanying proxy is returned properly executed, the shares of Mylan common stock represented by it will be voted at the special meeting or any adjournment or postponement thereof in accordance with the instructions contained in the proxy. If the proxy is returned without an indication as to how the shares of Mylan common stock represented are to be voted with regard to a particular proposal, the Mylan common stock represented by the proxy will be voted in accordance with recommendations of the Mylan Board, as described in this proxy statement/prospectus.

If you hold your shares in street name, see “—Shares Held in Street Name” below.

Your vote is important. Accordingly, please submit your proxy by telephone, over the Internet, or by marking, signing, dating, and returning the enclosed proxy card whether or not you plan to attend the special meeting in person.

How Proxies Are Counted

All shares represented by properly executed proxies received in time for the special meeting will be voted at the meeting in the manner specified by the Mylan shareholder giving those proxies. Properly executed proxies submitted by holders of record that do not contain voting instructions with respect to any of the Proposals will be voted “FOR” that Proposal.

Shares Held in Street Name

If you hold your shares in street name, your brokerage firm, bank nominee, or other institution cannot vote your shares on non-routine matters without instructions from you. All of the Proposals are considered non-routine matters. You should instruct your brokerage firm, bank nominee, or other institution as to how to vote your shares of Mylan common stock, following the directions from your brokerage firm, bank nominee, or other institution provided to you. Please check the voting form used by your brokerage firm, bank nominee, or other institution. If you do not provide your brokerage firm, bank nominee, or other institution with instructions and your brokerage firm, bank nominee, or other institution submits an unvoted proxy, your shares will not be counted for purposes of determining a quorum at the special meeting and they will not be voted on any proposal at the special meeting.

Please note that you may not vote shares held in street name by returning a proxy card directly to Mylan or by voting in person at your special meeting unless you provide a legal proxy, which you must obtain from your brokerage firm, bank nominee, or other institution.

Revocability of Proxies

You have the power to revoke your proxy at any time before your proxy is voted at the special meeting. You can do this by submitting another properly executed proxy showing a later date; filing a written notice of revocation with Mylan’s Corporate Secretary; casting a new vote over the Internet or by telephone; or voting in person at the special meeting. The contact information for Mylan’s Corporate Secretary is provided below:

Mylan Inc.

c/o Corporate Secretary

1000 Mylan Boulevard

Canonsburg, Pennsylvania 15317

If you choose any of the first three methods, you must submit your new proxy, file your notice of revocation with Mylan’s Corporate Secretary, or cast your new vote over the Internet or by telephone no later than the beginning of the special meeting. If your shares are held in street name by your brokerage firm, bank nominee, or other institution, you should contact your brokerage firm, bank nominee, or other institution to change your vote or revoke your proxy.

Tabulation of Votes

The inspector of election will, among other matters, determine the number of shares represented at the special meeting to confirm the existence of a quorum, determine the validity of all proxies and ballots, and certify the results of voting on all proposals submitted to the Mylan shareholders.

Solicitation of Proxies

Mylan will bear the cost of soliciting proxies from its shareholders, including the costs associated with the filing, printing, and publication of this proxy statement/prospectus. In addition to the use of the mail, proxies may be solicited by officers and directors and regular employees of Mylan, some of whom may be considered participants in the solicitation, without additional remuneration, by personal interview, telephone, facsimile or otherwise. Mylan will also request brokerage firms, bank nominees, and other institutions to forward proxy materials to the beneficial owners of shares held of record on the Record Date and will provide customary reimbursement to such institutions for the cost of forwarding these materials. Mylan has retained Innisfree M&A Incorporated to assist in its solicitation of proxies and has agreed to pay them a fee of approximately $20,000, plus reasonable expenses, for these services.

Adjournments

Mylan shareholders may be asked to vote on a proposal (Proposal 3) to adjourn the special meeting if necessary or appropriate, including for the purpose of permitting further solicitation of proxies if there are not sufficient votes at the time of the special meeting to approve Proposal 1. If there is a quorum, approval of any necessary or appropriate adjournment of the special meeting requires the affirmative vote of a majority of the votes cast by all Mylan shareholders entitled to vote thereon. In the absence of a quorum, the special meeting may be adjourned by the approval of the majority of the voting power of the outstanding shares present and entitled to vote at the special meeting. In addition, the Mylan Bylaws permit the person presiding over the special meeting to adjourn the meeting to another place, date, and time.

Assistance

If you need assistance in completing your proxy card or have questions regarding the special meeting, please contact:

Innisfree M&A Incorporated

501 Madison Avenue

New York, NY 10022

(877) 750-9499 (toll free)

(212) 750-5833 (banks and brokers)

THE TRANSACTION

The Reorganization of the Business

The Business operates as a business of Abbott with its principal assets held by various subsidiaries of Abbott. Prior to the consummation of the Transaction, and in accordance with the terms of the Business Transfer Agreement and the Reorganization Plan agreed upon by Mylan and Abbott, Abbott will generally cause the transfer of the assets, liabilities, and employees of the Business to the Acquired Companies and any non-Business assets, liabilities, and employees out of the Acquired Companies. For more information regarding the reorganization of the Business, please see “The Business Transfer Agreement and Plan of Merger—The Reorganization” beginning on page 99 of this proxy statement/prospectus.

The Business Transfer and the Merger

At the closing, Abbott will cause (i) the sale of the Acquired Shares to New Mylan and (ii) the sale of the French Business IP Assets to New Mylan. In exchange, New Mylan will issue and deliver the Consideration to certain subsidiaries of Abbott. Immediately thereafter, Merger Sub, a wholly owned indirect subsidiary of New Mylan, will merge with and into Mylan, with Mylan continuing as the surviving corporation and a wholly owned indirect subsidiary of New Mylan. In the Merger, shares of Mylan common stock will be exchanged on a one-for-one basis for New Mylan ordinary shares.

At the effective time, each share of Mylan common stock issued and outstanding immediately prior to the effective time will be canceled and automatically converted into and become the right to receive one New Mylan ordinary share. Each share of Mylan common stock held in treasury immediately prior to the effective time will be cancelled without any conversion and no distribution will be made with respect thereto. Each share of Merger Sub common stock issued and outstanding immediately prior to the effective time will be cancelled and retired.

Background of the Transaction

Throughout the last several years, Mylan has undergone a strategic transformation from a domestic generics company into a global leader in the pharmaceutical industry—one with unprecedented scale in its operating platform, diversity in its portfolio, and significant control over the cost and quality of its products. In addition to the cultivation of numerous organic growth drivers, a key aspect of its transformation and growth has been meaningful participation in the ongoing consolidation of the global pharmaceutical industry and the completion of accretive transactions.

Mylan has been highly active in evaluating major assets within the industry to identify those that would most effectively build on its operating platform and commercial presence, complement its existing strengths and capabilities, enhance its financial flexibility, strengthen its competitive position and be accretive to shareholders. On Mylan’s conference call discussing results from the fourth quarter of 2013 on February 27, 2014, Heather Bresch, Chief Executive Officer of Mylan, stated that “we currently expect to be in a position to execute on another substantial transaction this year.”

Throughout late 2013 and early 2014, Mylan engaged in discussions with its financial advisor, Centerview Partners LLC (“Centerview”), and its legal advisor, Cravath, Swaine & Moore LLP (“Cravath”), regarding numerous opportunities for strategic transactions. Mylan discussed various acquisition targets and transaction structures, including the potential acquisition of or merger with certain pharmaceutical companies and the potential acquisition of certain specialty and branded generics assets of certain pharmaceutical companies.

On March 26, 2014, Andrew Cuneo, Vice President and Head of Global Business Development of Mylan, received an unsolicited and unanticipated e-mail from Jeff Barton, Vice President of Licensing and Acquisitions of Abbott, requesting an in-person meeting to discuss a potential strategic transaction between Mylan and Abbott. Mr. Cuneo replied, agreeing to meet with Mr. Barton on April 11, 2014 at Mylan’s offices in New York.

On April 2, 2014, representatives of Morgan Stanley & Co. LLC (“Morgan Stanley”), Abbott’s financial advisor, spoke by telephone with Robert J. Coury, Executive Chairman of Mylan, to discuss the scope of the planned meeting between representatives of Mylan and Abbott on April 11, 2014, explaining that Abbott was exploring a divestiture of the Business.

On April 3, 2014, representatives of Mylan, Morgan Stanley, and Centerview convened a conference call in order for Morgan Stanley to provide an overview of the process for the divestiture of the Business. Also on April 3, 2014, Mr. Cuneo sent to representatives of Morgan Stanley a preliminary list of due diligence questions.

On April 4, 2014, Mr. Barton sent to Mr. Cuneo an initial draft of a confidentiality agreement. Representatives of Mylan and Abbott discussed and negotiated various provisions of the confidentiality agreement via e-mail between April 4, 2014 and April 11, 2014, and the parties executed the confidentiality agreement on April 11, 2014.

On April 11, 2014, Mr. Cuneo met with Mr. Barton at Mylan’s offices in New York. Mr. Barton shared with Mr. Cuneo a document containing data and other information related to the Business, including its products, financial performance, strategy, operations and manufacturing facilities. Following that meeting, Mr. Cuneo sent an e-mail to Mr. Barton expressing interest in the Business and requesting further information about the Business.

On April 21, 2014, representatives of Morgan Stanley sent to Mr. Cuneo an initial draft of a new confidentiality agreement to facilitate further due diligence between the parties. Between April 21, 2014 and May 2, 2014, representatives of Mylan and Abbott negotiated the terms of the new confidentiality agreement.

On April 30, 2014, Mr. Coury and Miles White, Chairman and Chief Executive Officer of Abbott, met in the Chicago area and discussed a potential strategic transaction between Mylan and Abbott involving the Business. Among other matters, Mr. Coury and Mr. White discussed the valuation of the Business and the structuring of the potential transaction, including the possibility of Mylan paying for the Business with cash, stock, or a mix of both cash and stock. Mr. Coury described to Mr. White that structuring the potential transaction as an exchange of the Business for shares of a new holding company, New Mylan, which would own Mylan and the Business following completion of the potential transaction, would benefit Mylan by providing financial flexibility to pursue future strategic opportunities and creating a more competitive global tax structure. Mr. White conveyed Abbott’s willingness to explore a potential transaction in which it would receive only stock consideration. On May 1, 2014, Mr. Coury sent an e-mail to Mr. White to discuss next steps for the potential transaction between the parties, including the timeline for completing due diligence and the desire of both parties to set a preliminary target of early July 2014 for announcement of the transaction.

Later on May 1, 2014, Mr. Cuneo and Mr. Barton discussed the interest of both Mylan and Abbott in moving forward with the consideration of the potential transaction. Mr. Cuneo and Mr. Barton discussed the timeline for moving ahead with due diligence and preparing the definitive documentation, including a business transfer agreement. Mr. Cuneo and Mr. Barton agreed that Mylan and Abbott would seek to complete due diligence and, if the parties intended to proceed, negotiation of definitive documentation by the beginning of July 2014.

Also on May 1, 2014, the executive committee of the Mylan Board, which consists of Mr. Coury, Rodney L. Piatt, the lead independent director of the Mylan Board, and Neil Dimick, an independent director, met by telephone. During the meeting, Mr. Coury described for the members of the committee his meeting the previous day with Mr. White and the strategic rationale for the potential transaction.

On May 2, 2014, Mylan and Abbott executed the new confidentiality agreement, which included a 60-day exclusivity period with respect to the Business, and representatives of Morgan Stanley sent to representatives of Mylan a confidential information memorandum containing detailed information about the Business’s products, financial performance, strategy, operations, and manufacturing facilities.

Also on May 2, 2014, Reuters published an article reporting that Abbott was considering selling a portfolio of its mature drugs and that Abbott had engaged Morgan Stanley to find a buyer.

On May 8, 2014, representatives of Abbott, Morgan Stanley and Baker & McKenzie LLP (“Baker & McKenzie”), Abbott’s legal counsel, hosted a meeting at the Grand Hyatt Hotel in New York in order to make a presentation regarding the Business to representatives of Mylan and its advisors, including Centerview, Cravath, PricewaterhouseCoopers LLP (“PwC”), and McKinsey & Company (“McKinsey”). Topics discussed at the meeting included the current organization of the Business, the scope of the potential transaction and the strategy, financial performance, key products, operations and manufacturing facilities of the Business.

Also on May 8, 2014, the executive committee of the Mylan Board met by telephone. Mr. Coury provided an update for the committee on the status of Mylan’s continued exploration of the potential transaction, including structuring the potential transaction as an exchange of New Mylan ordinary shares for the Business.

On May 9, 2014, Mr. Coury and Mr. White met in New York to discuss the potential transaction, including the valuation of the Business and the structuring of the potential transaction. Mr. Coury emphasized to Mr. White the benefit to Mylan of structuring the potential transaction as an exchange of New Mylan ordinary shares for the Business in order to provide financial flexibility to pursue future strategic opportunities and create a more competitive global tax structure. Mr. Coury and Mr. White agreed in principle that (subject to board of directors and other required approvals) New Mylan would issue a fixed number of shares to Abbott in exchange for the Business, with the exact number of shares to be agreed upon prior to the announcement of the potential transaction based upon Mylan’s due diligence investigation of the Business and the trading price of Mylan common stock prior to announcement. Mr. Coury and Mr. White also discussed the terms of a shareholder agreement to be entered into by New Mylan and Abbott at the closing of the potential transaction.

Between May 10 and May 14, Mr. Coury and Mr. White continued to discuss the terms of the shareholder agreement, including the scope of voting and transfer restrictions and registration rights. Mr. Coury and Mr. White also discussed the due diligence process to facilitate Mylan’s review of various functions of the Business.

On May 19, 2014, representatives of Mylan, Cravath, Centerview, Morgan Stanley, Abbott, and Baker & McKenzie, met at Baker & McKenzie’s offices in New York to discuss structuring considerations relating to the potential transaction. Representatives of Cravath and Baker & McKenzie presented materials related to the proposed structuring of the potential transaction, including with respect to the reorganization of the Business between the announcement and the closing of the potential transaction. The parties also discussed draft timelines and the due diligence process. Also on May 19, 2014, a data room containing information about the Business was made available by Abbott to representatives of Mylan and its advisors.

Also on May 19, 2014, the executive committee of the Mylan Board met by telephone. Among other matters, Mr. Coury provided an update for the committee on the recent meetings among Mylan, Abbott, and their respective advisors and the status of discussions between Mr. Coury and Mr. White regarding the valuation of the Business and the terms of the shareholder agreement.

Between May 20, 2014 and May 29, 2014, representatives of Mylan conducted in-person site visits at certain of the Business’s manufacturing facilities.

On May 21, 2014, representatives of Cravath sent a draft of a term sheet for the shareholder agreement to representatives of Abbott and Baker & McKenzie.

On May 22, 2014, representatives of Baker & McKenzie sent to representatives of Mylan and Cravath a form of agreement to be used in preparing an initial draft of a manufacturing and supply agreement, concerning the manufacture and supply by Abbott to New Mylan of Business products that are manufactured at facilities retained by Abbott and the manufacture and supply by New Mylan to Abbott of products that are manufactured at facilities transferred to New Mylan in the Business Transfer.

On May 29, 2014, the executive committee of the Mylan Board met by telephone. Among other matters, members of the committee discussed the status of Mylan’s continued exploration of the potential transaction, including recent communications between the parties, the status of due diligence and the anticipated transaction timeline.

Also on May 29, 2014, representatives of Baker & McKenzie sent to representatives of Mylan and Cravath an initial draft of the shareholder agreement.

Between May 29, 2014 and May 30, 2014, Mr. Coury and Mr. White discussed the terms of the shareholder agreement, including the scope of voting and transfer restrictions and registration rights.

On June 2, 2014, representatives of Mylan and its advisors, including Cravath, Centerview, PwC, McKinsey, and Aon Hewitt plc, attended a series of due diligence meetings at Baker & McKenzie’s offices in New York. Representatives of Abbott, Baker & McKenzie, and Morgan Stanley attended the meetings on behalf of Abbott. At the meetings, the representatives of Abbott made presentations to, and answered questions from, the representatives of Mylan and its advisors regarding the Business, including with respect to human resources, legal, operations, finance, and allocations.

Between June 4, 2014 and June 5, 2014, representatives of Mylan conducted additional in-person site visits at certain of the Business’s manufacturing facilities.

On June 5, 2014, the executive committee of the Mylan Board met by telephone. Among other matters, Mr. Coury provided an update for the committee on the potential transaction, including the status of the ongoing due diligence process, the recent site visits to certain of the Business’s manufacturing facilities, and the preparation of definitive documentation for the potential transaction.

On June 6, 2014, representatives of Cravath sent to representatives of Abbott and Baker & McKenzie a draft of the manufacturing and supply agreement and a revised draft of the shareholder agreement.

On June 7, 2014, representatives of Baker & McKenzie sent to representatives of Mylan and Cravath initial drafts of the business transfer agreement and a term sheet for a transition services agreement concerning the services to be provided by Abbott to New Mylan and by New Mylan to Abbott after the closing.

On June 14, 2014, representatives of Cravath sent to representatives of Abbott and Baker & McKenzie a revised draft of the business transfer agreement.

Also on June 14, 2014, the executive committee of the Mylan Board met by telephone. Among other matters, Mr. Coury provided an update for the committee on the status of the definitive documentation for the potential transaction, noting his view that the definitive documentation could delay the announcement of the potential transaction.

On June 16, 2014, representatives of Baker & McKenzie sent to representatives of Mylan and Cravath an initial draft of a term sheet for a joint products agreement concerning the products that are expected to be sold by Abbott and New Mylan in their respective territories after the closing and share common dossiers, registrations, regulatory documentation, clinical and other data, manufacturing facilities, or intellectual property.

On June 17, 2014, Mr. White and Mr. Coury spoke by telephone. Mr. White and Mr. Coury discussed the differences between the drafts of the definitive documentation exchanged by Baker & McKenzie and Cravath. Mr. White and Mr. Coury agreed to convene a meeting the following day at Cravath’s offices in New York in order to facilitate discussions regarding the key issues.

On June 18, 2014, representatives of Abbott, including Mr. White, traveled to New York and met with representatives of Mylan, including Mr. Coury and Ms. Bresch, and Cravath at Cravath’s offices in New York. The parties discussed the timeline to announcement of the potential transaction and decided that not all definitive documentation would be finalized prior to announcement. Instead, the parties would agree to term sheets for the joint products agreement and the transition services agreement and a form of manufacturing and supply agreement. The definitive Joint Products Agreement, Transition Services Agreement and Manufacturing and Supply Agreements (including product pricing terms) would be finalized prior to closing. The parties also discussed key issues with respect to the definitive documentation for announcement, including the inclusion of an indemnification provision in the business transfer agreement, the conditionality in the business transfer agreement with respect to changes in tax laws that could jeopardize the anticipated tax treatment of New Mylan and subject the combined company to additional unexpected tax costs and the scope of voting and transfer restrictions and registration rights in the shareholder agreement. The parties agreed to conduct in-person negotiations at Baker & McKenzie’s offices in Chicago beginning on June 23, 2014.

Also on June 18, 2014, representatives of Cravath sent to representatives of Abbott and Baker & McKenzie a revised draft of the term sheet for the transition services agreement.

On June 19, 2014, the Mylan Board met to discuss the potential transaction with Abbott. Members of Mylan management and representatives of Cravath and Centerview also participated in the meeting. Topics discussed by the Mylan Board and the other participants included the strategic rationale for the potential transaction, the meetings held at Cravath’s offices the previous day, the anticipated timeline to completion of the potential transaction, the status of due diligence, the status and key terms of the definitive documentation, the valuation of the Business and other financial considerations for the potential transaction, and the next steps for negotiations between the parties, including in-person negotiations of the definitive documentation scheduled to begin at Baker & McKenzie’s offices in Chicago on June 23, 2014.

On June 20, 2014, representatives of Cravath sent to representatives of Abbott and Baker & McKenzie a revised draft of the business transfer agreement reflecting the discussions between the parties on June 18, 2014. Also on June 20, 2014, representatives of Baker & McKenzie sent to representatives of Mylan and Cravath revised drafts of the shareholder agreement, the form of the manufacturing and supply agreements and the term sheet for the transition services agreement.

On June 23, 2014, representatives of Mylan, Cravath, and PwC held meetings with representatives of Abbott and Baker & McKenzie at Baker & McKenzie’s offices in Chicago. Between June 23, 2014 and June 27, 2014, the parties discussed and exchanged drafts of the business transfer agreement, the form of the manufacturing and supply agreements, the shareholder agreement, and the term sheets for the transition services agreement and the joint products agreement.

On June 26, 2014, the executive committee of the Mylan Board met by telephone. Among other matters, Mr. Coury provided an update for the committee on the recent meetings between Mylan, Abbott, and their respective advisors, the key business issues subject to ongoing negotiation between Mylan and Abbott, and the potential timing for announcing the transaction.

On June 27, 2014, Mr. Coury and Mr. White spoke by telephone. Mr. Coury and Mr. White discussed the meetings between Mylan and Abbott in Chicago, including key hurdles to finalizing the definitive documentation and the anticipated timeline of negotiations moving forward. Mr. Coury and Mr. White agreed that the parties would meet again in Chicago on July 3, 2014.

On June 28, 2014, representatives of Cravath sent to representatives of Abbott and Baker & McKenzie a revised draft of the term sheet for the joint products agreement.

On July 2, 2014, the Mylan Board met at Cravath’s offices in New York to review and consider the potential transaction. In addition, members of Mylan management and representatives of Centerview and Cravath were present at the meeting. Mr. Coury provided an overview of key business issues subject to ongoing negotiation between Mylan and Abbott, including with respect to manufacturing facilities to be transferred to New Mylan as part of the acquisition of the Business and responsibility for the costs of transition services to be provided by Abbott to New Mylan following the consummation of the potential transaction. Mr. Coury also described the anticipated timing for announcement of the transaction. Ms. Bresch provided an update on the progress of the due diligence investigation conducted by Mylan and its advisors and key findings to date. Representatives of Centerview provided a financial overview of the potential transaction and the Business. Representatives of Cravath reviewed with the members of the Mylan Board their fiduciary duties and also provided a legal overview of the potential transaction, including with respect to the status of the negotiation of definitive documentation, corporate governance considerations related to the potential transaction and tax and executive compensation matters implicated by the potential transaction.

Also on July 2, 2014, Mr. Coury and Mr. White spoke by telephone and agreed to meet in person in advance of the meetings on July 3, 2014. Thereafter, Mr. Coury and Mr. White met in Chicago. During the meeting, Mr. Coury and Mr. White discussed various terms of the potential transaction, including the Abbott manufacturing facilities to be included in the potential transaction, payment for certain of the transition services to be provided to New Mylan, the scope of the transferred assets and liabilities of the Business and Abbott’s proposal to include a provision in the business transfer agreement that would require Mylan to pay certain of Abbott’s expenses if the business transfer agreement were terminated.

Also on July 2, 2014, representatives of Baker & McKenzie sent to representatives of Mylan and Cravath a revised draft of the term sheet for the joint products agreement.

On July 3, 2014, representatives of Baker & McKenzie sent to representatives of Mylan and Cravath a revised draft of the shareholder agreement, and representatives of Cravath sent to representatives of Abbott and Baker & McKenzie a revised term sheet for the transition services agreement.

Also on July 3, 2014, representatives of Mylan, Abbott, Cravath, and Baker & McKenzie met in person at Baker & McKenzie’s office in Chicago to discuss key open issues related to the business transfer agreement, the form of the manufacturing and supply agreements, the shareholder agreement, and the term sheets for the transition services agreement and the joint products agreement.

On July 4, 2014, representatives of Baker & McKenzie sent a revised draft of the business transfer agreement to representatives of Mylan and Cravath based upon the outcome of the discussions during the meetings in Chicago over the previous two weeks.

On July 6, 2014, representatives of Cravath sent to representatives of Abbott and Baker & McKenzie a revised draft of the form of the manufacturing and supply agreements.

On July 7, 2014, representatives of Mylan, Cravath, PwC, Abbott, and Baker & McKenzie met at Cravath’s offices in New York. Between July 7, 2014 and July 9, 2014, the parties discussed and exchanged drafts of the business transfer agreement, the form of the manufacturing and supply agreements, the shareholder agreement, and the term sheets for the transition services agreement and the joint products agreement.

On July 10, 2014, representatives of Mylan, Abbott, Cravath, and Baker & McKenzie met at Cravath’s offices in New York to discuss the most recent drafts of the business transfer agreement, the form of the manufacturing and supply agreements, the shareholder agreement, and the term sheets for the transition services agreement and the joint products agreement. After the meetings at Cravath’s offices concluded in the afternoon, Mr. Coury and Mr. White spoke by telephone to discuss the status of the negotiations, including with respect to the provision in the business transfer agreement that would require Mylan to pay certain of Abbott’s expenses if the business transfer agreement were terminated. Mr. Coury and Mr. White tentatively agreed, subject to the resolution of other open issues, that the business transfer agreement would provide that, in certain circumstances in which the business transfer agreement is terminated, Mylan will be required, at Abbott’s option, to pay to Abbott an amount, up to $100,000,000, of Abbott’s taxes incurred in connection with implementing the reorganization of the Business plus its out-of-pocket costs and expenses incurred in connection with the potential transaction. Thereafter, representatives of Mylan, Abbott, Cravath, and Baker & McKenzie met in person at Baker & McKenzie’s offices in New York. During this meeting, representatives of Abbott communicated Abbott’s position on key open issues and Abbott’s desire to conclude negotiations before the meeting of the Abbott board of directors scheduled for July 11, 2014. After the meetings at Baker & McKenzie’s offices concluded, representatives of Baker & McKenzie sent to representatives of Mylan and Cravath revised drafts of the business transfer agreement, the form of the manufacturing and supply agreements, the shareholder agreement, and the term sheets for the transition services agreement and the joint products agreement. In response to the revised drafts, the parties convened several conference calls throughout the night and into the morning of July 11, 2014. The parties reached agreement on the key outstanding issues in the definitive documentation in the morning of July 11, 2014.

Also on July 11, 2014, representatives of Mylan and Abbott agreed that (subject to board of directors and other required approvals) the fixed number of New Mylan ordinary shares to be issued to Abbott in exchange for the Business upon consummation of the Transaction would be 105,000,000 (the “Original Consideration”). The Original Consideration was determined by Mylan and Abbott, following negotiations that included discussion of a variety of factors, including the valuation of the Business through metrics such as comparable public companies, comparable precedent transactions and discounted cash flow, Mylan’s due diligence investigation of the Business, the trading price of Mylan’s common stock, Abbott’s strategic interest in divesting the Business, and Mylan’s belief that the Business is a compelling strategic fit whose acquisition in the potential transaction would help Mylan accomplish operational and financial goals.

Later on July 11, 2014, the Abbott board of directors convened a meeting to review and consider the proposed transaction. After the conclusion of the meeting of the Abbott board of directors, Mr. White communicated to Mr. Coury that the Abbott board of directors had tentatively approved the transaction, pending finalization of definitive documentation and the approval of the Mylan Board.

Also on July 11, 2014, Reuters published a report stating that Mylan was in advanced negotiations for a transaction to acquire a portfolio of established products from Abbott and that a deal could be announced as soon as the following week.

On July 12, 2014, representatives of Mylan, Abbott, Cravath, and Baker & McKenzie convened several conference calls to resolve the remaining open points in the definitive documentation.

On July 13, 2014, the Mylan Board held a meeting to update their review of the potential transaction and consider the approval of the transaction. Members of Mylan management and representatives of Centerview and Cravath also participated in the meeting. At the meeting, Mr. Coury provided an update on the outcome of negotiations between the parties since the previous meeting of the Mylan Board on July 2, 2014, and Ms. Bresch reviewed the operations of the Business, including the key findings of the due diligence investigation conducted by Mylan and its advisors. Representatives of Centerview reviewed with the Mylan Board Centerview’s financial analysis of the Original Consideration, and rendered to the Mylan Board an oral opinion, which was subsequently confirmed by delivery of a written opinion dated as of such date, to the effect that, as of that date and based upon and subject to various assumptions made, procedures followed, matters considered, and qualifications and limitations upon the review undertaken in preparing its opinion, the Original Consideration to be paid for the Acquired Shares and the French Business IP Assets pursuant to the Original Business Transfer Agreement (as defined below) was fair, from a financial point of view, to Mylan. Representatives of Cravath reviewed with the members of the Mylan Board their fiduciary duties, discussed the terms of the definitive documentation, advised the Mylan Board on corporate governance considerations and tax and compensation matters related to the transaction, and reviewed the proposed resolutions to be voted upon by the Mylan Board, among other things, approving the proposed transaction. Following discussion and consideration of the information provided to the

Mylan Board regarding the potential transaction, the Mylan Board, upon proper motion duly made and seconded, the resolutions were unanimously approved and adopted.

Following the conclusion of the meeting of the Mylan Board, in the evening of July 13, 2014, all definitive documentation was finalized and the business transfer agreement (the “Original Business Transfer Agreement”) was executed by Mylan, New Mylan, Merger Sub and Abbott.

Prior to the opening of trading on NASDAQ on July 14, 2014, Mylan and Abbott each issued press releases announcing the Transaction.

Following the announcement of the Transaction, representatives of Mylan, Abbott, and their respective advisors engaged in regular discussions in furtherance of the consummation of the Transaction, including discussions relating to the finalization of the definitive Joint Products Agreement, the definitive Transition Services Agreement and the individual definitive Manufacturing and Supply Agreements. At the same time, representatives of Mylan began to prepare for the post-closing integration of the Business into New Mylan. Representatives of Mylan continued their investigation of the Business, which was enhanced after the Transaction’s announcement by Abbott affording Mylan’s representatives greater access to the Business and its employees than had been provided prior to announcement. Through this continued investigation, Mylan improved its understanding of the operations of the Business and identified additional value opportunities related to the Business. In particular, in connection with the negotiation of the post-closing arrangements between New Mylan and Abbott to be implemented by the definitive Transition Services Agreement and the individual definitive Manufacturing and Supply Agreements, Mylan focused on the services provided to the Business by Abbott and the manufacture and supply of the products of the Business, including the cost of goods. Mylan identified that the services to be provided by Abbott to New Mylan after the closing, including support in areas such as accounting and finance, advertising and marketing, information technology, human resources, medical affairs and pharmacovigilance, quality assurance, and regulatory and development, are important to supporting the continuity of the Business and that the cost of products of the Business to be manufactured and supplied by Abbott for the Business after the closing is vital to maintaining the competitiveness of the Business.

From September 15, 2014 to September 17, 2014, representatives of Mylan and Abbott convened a series of meetings in Davos, Switzerland to facilitate additional in-depth discussion of the Business. The meetings sought to assist in Mylan’s planning for operation of the Business after closing. The discussions focused on a variety of business and operational topics. Through those meetings, Mylan gained a clearer understanding of the cost structure of the Business and the competitive landscape, which emphasized the importance of the overall cost of goods in maintaining the general competitiveness of the Business after closing, especially with respect to certain key products of the Business to be manufactured and supplied by Abbott for the Business after the closing. As a result, Mylan expressed interest in obtaining a strong cost of goods position after closing relative to certain key products of the Business in connection with the finalization of the individual definitive Manufacturing and Supply Agreements. Mylan also learned more about the scope of the services provided by Abbott to the Business.

On September 26, 2014, the Mylan Board met. Members of Mylan management and representatives of Centerview and Cravath also participated in the meeting. Mr. Coury provided an update on various matters related to the Transaction, including the status of the definitive documentation to be executed at closing. Mr. Coury described for the Mylan Board additional value opportunities identified in Mylan’s continued investigation of the Business, including with respect to the cost of goods and transition services to be provided by Abbott after closing.

On October 3, 2014, Mr. Coury and Mr. White held a discussion by telephone relating to the post-closing arrangements between Mylan and Abbott and cost of goods for the Business. Thereafter, representatives of Mylan, Abbott, and Cravath convened conference calls to discuss the pricing terms under the individual definitive Manufacturing and Supply Agreements and the scope and pricing of services under the definitive Transition Services Agreement.

On October 6, 2014, Mr. Coury and Mr. White, along with a representative of Cravath and another representative of Abbott, met in the Chicago area to continue their discussion of the post-closing arrangements between Mylan and Abbott and cost of goods for the Business. Mr. Coury and Mr. White agreed in principle (subject to required approvals) that New Mylan would obtain more favorable pricing terms under post-closing arrangements between New Mylan and Abbott. Mr. White conveyed Abbott’s willingness to receive only additional stock consideration, and Mr. Coury and Mr. White agreed in principle (subject to required approvals) that the fixed number of New Mylan ordinary shares to be issued to Abbott in exchange for the Business upon consummation of the Transaction would be increased.

From October 7, 2014 to October 10, 2014, the parties discussed the adjustments to the pricing terms under the post-closing arrangements between New Mylan and Abbott and the number of additional New Mylan ordinary shares to be issued to Abbott in exchange for the Business upon consummation of the Transaction.

On October 10, 2014, the Mylan Board met. Members of Mylan management and representatives of Centerview and Cravath also participated in the meeting. Mr. Coury updated the members of the Mylan Board on the status of Mylan’s continued investigation of the Business. Mr. Coury described Mylan’s findings with respect to the manufacture and supply of the products of the Business, highlighting the importance of the cost of goods in maintaining the competitiveness of the Business after closing. Mr. Coury also explained the status of the discussions between Mylan and Abbott regarding the scope and pricing of services under the definitive Transition Services Agreement and the pricing terms under the individual definitive Manufacturing and Supply Agreements. Mr. Coury described a potential opportunity for Mylan to obtain more favorable pricing terms under the post-closing arrangements between New Mylan and Abbott. Mr. Coury also explained this potential opportunity would involve an increase to the fixed number of New Mylan ordinary shares to be issued to Abbott in exchange for the Business upon consummation of the Transaction. Representatives of Cravath and Centerview then discussed the legal and financial impact of the potential opportunity.

From October 11 to October 20, 2014, the parties continued to discuss the potential opportunity, focusing on the value to New Mylan of more favorable pricing terms under the post-closing arrangements between New Mylan and Abbott and the number of additional New Mylan ordinary shares to be issued to Abbott upon consummation of the Transaction. The parties also reviewed the anticipated tax treatment of New Mylan and discussed the changes to the Original Business Transfer Agreement that would be required to implement the potential opportunity. The parties ultimately agreed (subject to required approvals) that the fixed number of New Mylan ordinary shares to be issued to Abbott in exchange for the Business upon consummation of the Transaction would be increased to 110,000,000 and New Mylan would obtain more favorable pricing terms under the definitive Manufacturing and Supply Agreements. Thereafter, the parties negotiated the terms of an amendment to the Original Business Transfer Agreement that would effect such agreement.

On October 21, 2014, the Mylan Board held a meeting to, among other matters, consider the approval of the amendment. Members of Mylan management and representatives of Centerview and Cravath also participated in the meeting. Mr. Coury reminded the members of the Mylan Board of their fiduciary duties and described the terms of potential amendment, including the operational benefits that would result from the more favorable pricing terms for products manufactured and supplied by Abbott for the Business after the closing. The Mylan Board and representatives of Cravath then reviewed the amendment and the anticipated tax treatment of New Mylan. Representatives of Centerview reviewed with the Mylan Board Centerview’s financial analysis of the Consideration, and rendered to the Mylan Board an oral opinion, which was subsequently confirmed by delivery of a written opinion dated as of such date, to the effect that, as of that date and based upon and subject to various assumptions made, procedures followed, matters considered, and qualifications and limitations upon the review undertaken in preparing its opinion, the Consideration to be paid for the Acquired Shares and the French Business IP Assets pursuant to the Original Business Transfer Agreement, as amended by the Amendment (as defined below), was fair, from a financial point of view, to Mylan. For a detailed discussion of Centerview’s opinion, see “—Opinion of Mylan’s Financial Advisor” beginning on page 60 of this proxy statement/prospectus. The Mylan Board then reviewed the proposed resolutions to be voted upon by the Mylan Board, among other things, approving the amendment. Following discussion and consideration of the information provided to the Mylan Board regarding the amendment, the Mylan Board, upon proper motion duly made and seconded, unanimously approved and adopted the resolutions.

Later on October 21, 2014, the amendment (the “Amendment”) was executed by Mylan, New Mylan, Merger Sub and Abbott.

On October 28, 2014, the Mylan Board held a meeting to, among other matters, approve an amendment and restatement of the Original Business Transfer Agreement, as amended by the Amendment. Representatives of Cravath reviewed with the members of the Mylan Board their fiduciary duties, discussed the terms of the amendment and restatement, and reviewed the proposed resolutions of the Mylan Board, among other matters, approving the amendment and restatement. The Mylan Board then discussed the information provided regarding the amendment and restatement. On November 4, 2014, the members of the Mylan Board approved and adopted by unanimous written consent the resolutions approving, among other matters, the amendment and restatement.

On November 4, 2014, the amendment and restatement (referred to in this proxy statement/prospectus as the Business Transfer Agreement) was executed by Mylan, New Mylan, Merger Sub and Abbott.

Reasons for the Transaction and Recommendation of the Mylan Board

Mylan has been highly active in evaluating major assets within the industry to identify those that would most effectively build on its operating platform and commercial presence, complement its existing strengths and capabilities, enhance its financial flexibility, strengthen its competitive position, and deliver additional shareholder value.

In furtherance of this strategy, Mylan identified the Business as an exceptional asset and the right next strategic transaction for Mylan. After careful consideration and deliberation, the Mylan Board unanimously approved the Business Transfer Agreement and the Transaction and determined that the Transaction is advisable and in the best interests of Mylan. The Mylan Board unanimously recommends that the Mylan shareholders vote “FOR” the proposal to approve the Business Transfer Agreement.

In arriving at its determination, the Mylan Board consulted with Mylan’s management, legal counsel, and financial advisor, reviewed a significant amount of information, considered a number of factors in its deliberations described above, and concluded that the Transaction is likely to result in significant strategic and financial benefits to Mylan for the reasons discussed below. The Mylan Board believes that the Business is a compelling strategic fit, which will help Mylan accomplish a number of its goals, including:

•	diversifying and building upon the infrastructure and strategy Mylan already has in place;

•	enhancing Mylan’s geographic footprint and commercial platform in non-U.S. geographies;

•	creating critical mass across all customer sales channels; and

•	generating strong cash flows and substantial balance sheet capacity and creating a more competitive global tax structure, which will create significant additional financial flexibility for future strategic opportunities and position New Mylan for its next phase of growth.

The Mylan Board’s belief that the Business will help Mylan accomplish a number of its goals is based in part on its consideration of the factors described below. In addition to consulting with its advisors, the Mylan Board utilized its knowledge of Mylan’s business, operations, financial condition, earnings, strategy, and future prospects and the results of Mylan’s due diligence investigation of the Business in evaluating these factors.

The Business’s Geographic Footprint and Infrastructure. The Mylan Board considered the ways in which the Business would diversify and build upon the infrastructure Mylan already has in place, including:

•	the commercial organization supporting the Business, including its sales force infrastructure with respect to physicians that is complementary to Mylan’s existing infrastructure, and the opportunity to leverage Mylan’s pharmacy infrastructure to improve the effectiveness of the Business’s sales and marketing efforts;

•	the two high-quality manufacturing facilities of the Business in France and Japan, markets in which Mylan is strongly positioned, that will further enhance Mylan’s global supply network;

•	the expectation that Mylan’s revenues will approximately double in its top existing markets outside the United States; and

•	the long-term operational relationships between Abbott and New Mylan to be established in connection with the Transaction, including with respect to the manufacture and supply of certain products.

The Business’s Product Portfolio. The Mylan Board also considered the Business’s attractive and diversified product portfolio, including:

•	that the portfolio includes 100 specialty and branded generic products in five major therapeutic areas across 40 countries;

•	the strategic fit of the Business’s portfolio of assets, which present minimal areas of overlap with Mylan’s existing portfolio and strengthen Mylan’s core business by increasing scale across key developed markets in Europe, Japan, Canada, Australia, and New Zealand and establishing critical mass in Central and Eastern European markets; and

•	the durability of the Business’s portfolio of assets (including several patent-protected, novel, and/or hard-to-manufacture products), and the attractiveness of the Business compared to the established product portfolios of other pharmaceutical companies, including with respect to geographic mix and revenue growth.

The Business’s Contributions to Financial Flexibility and the Related Strategic Benefits. The Mylan Board considered several factors related to current industry conditions and the anticipated enhanced financial flexibility for future strategic opportunities that the Transaction would provide, including:

•	that the Business is being acquired on a debt-free basis;

•	the anticipated increased revenues and the anticipated decreased leverage resulting from the Transaction;

•	the anticipated market capitalization, balance sheet, free cash flow, liquidity, and capital structure of New Mylan;

•	the fact that the Transaction will result in an optimized global tax structure for New Mylan;

•	the fact that the Transaction is immediately and significantly accretive to Mylan’s earnings per share;

•	the current and prospective competitive climate in the global pharmaceutical industry in which Mylan operates, including the potential for further consolidation; and

•	the fact that the Transaction will position New Mylan to execute on its growth strategy and compete for assets going forward given New Mylan’s key competitors are domiciled in tax-advantaged jurisdictions.

In addition to the anticipated benefits described above, the Mylan Board also considered, among others, the following factors in determining that the Transaction is advisable and in the best interests of Mylan:

•

that New Mylan will be organized and existing under the laws of the Netherlands, which is a major business center with a reputation for its business-friendly climate, political and financial sophistication, has stable and well-developed corporate and intellectual property laws and jurisprudence, and provides flexibility, under tax treaties to which the Netherlands is a party, for corporations to be incorporated in the Netherlands and tax resident in a different jurisdiction;

•	the fact that Abbott will receive a fixed number of New Mylan ordinary shares, which provides certainty to the Mylan shareholders as to their pro forma percentage ownership in New Mylan;

•	the fact that the Mylan shareholders will own a significant majority (approximately 78%) of the New Mylan ordinary shares;

•	the expectation that there will be a liquid market for New Mylan ordinary shares, as the New Mylan ordinary shares issued to the Mylan shareholders as a result of the Merger will be registered on Form S-4 and are expected to be listed on NASDAQ;

•	the fact that the Transaction is subject to the approval of the Business Transfer Agreement by the Mylan shareholders, which gives shareholders an opportunity to express their views on the Business Transfer Agreement;

•	the likelihood that the Transaction will be completed on a timely basis;

•	the terms and conditions of the Business Transfer Agreement and the related agreements, including:

•	the limited number and nature of the conditions to Abbott’s obligation to complete the Transaction;

•	that Mylan’s obligation to consummate the Transaction is subject to the condition that since the date of the Business Transfer Agreement, there has been no change in applicable U.S. tax law that “will”, in the opinion of nationally recognized U.S. tax counsel, cause New Mylan to be treated as a U.S. domestic corporation for U.S. federal income tax purposes;

•	that, under the terms of the Transition Services Agreement, Abbott has agreed to provide transition services to New Mylan for a term of two years at no charge for services with a value of up to $65,000,000 per year (see “Other Related Agreements—Transition Services Agreement” beginning on page 117 of this proxy statement/prospectus);

•	that, under the Manufacturing and Supply Agreements, affiliates of Abbott will manufacture and supply products for affiliates of New Mylan on favorable pricing terms (see “Other Related Agreements—Manufacturing and Supply Agreements” beginning on page 116 of this proxy statement/prospectus);

•	Abbott’s agreement to limit certain of its competitive activities in the countries in which the Business operates for two years after the completion of the Transaction (see “The Business Transfer Agreement and Plan of Merger—Covenants—Non-Competition; Non-Solicitation” beginning on page 105 of this proxy statement/prospectus); and

•	the terms of the Shareholder Agreement, including the transfer restrictions applicable to Abbott, which prohibit, among other things, transfers to certain competitors of New Mylan and activist investors, and the standstill and voting provisions applicable to Abbott (see “Other Related Agreements—Shareholder Agreement” beginning on page 115 of this proxy statement/prospectus);

•	the opinion of Centerview rendered to the Mylan Board on October 21, 2014, which was subsequently confirmed by delivery of a written opinion dated such date, to the effect that, as of such date and based upon and subject to the assumptions made, procedures followed, matters considered, and qualifications and limitations upon the review undertaken by Centerview in preparing its opinion, the Consideration to be paid for the Acquired Shares and the French Business IP Assets pursuant to the Original Business Transfer Agreement (as modified by the Amendment) was fair, from a financial point of view, to Mylan, as more fully described below under “—Opinion of Mylan’s Financial Advisor” beginning on page 60 of this proxy statement/prospectus;

•	alternatives to the Transaction, the potential value to Mylan of such alternatives and the timing and likelihood of effecting any such alternative;

•	the benefits of the Transaction for Mylan’s employees, communities, and culture; and

•	the experience and prior success of Mylan’s management in integrating large acquisitions into Mylan’s existing businesses.

The Mylan Board weighed these factors and the anticipated benefits of the Transaction against a number of uncertainties, risks, and potentially negative factors relevant to the Transaction, including the following:

•	the risks of the type and nature described under the sections entitled “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements” beginning on pages 15 and 34, respectively, of this proxy statement/prospectus, including:

•	that Mylan and Abbott must obtain required approvals and consents to consummate the Transaction, which, if delayed or not granted, may jeopardize or delay the consummation of the Transaction, result in additional expenditures of money and resources, and/or reduce the anticipated benefits of the Transaction;

•	that any changes to the tax laws may jeopardize or delay the Transaction;

•	that failure to consummate the Transaction could have a material adverse effect on Mylan’s business, financial condition, results of operations, cash flows, and/or stock price;

•	that until consummation of the Transaction and for a certain period after consummation of the Transaction, Mylan and New Mylan may not be permitted to enter into certain transactions that might otherwise be beneficial to Mylan shareholders and New Mylan shareholders, respectively;

•	that the business relationships of Mylan and the Business, including customer relationships, may be subject to disruption due to uncertainty associated with the Transaction,

•	that if counterparties to certain agreements with Mylan or the Business do not consent to the Transaction, change-of-control rights under those agreements may be triggered as a result of the Transaction, which could cause New Mylan to lose the benefit of such agreements and incur material liabilities or replacement costs;

•	that loss of key personnel could lead to the loss of customers and a decline in revenues, adversely affect the progress of pipeline products or, otherwise adversely affect the operations of Mylan, the Business and New Mylan;

•	that if completed, the Transaction may not achieve the intended benefits or may disrupt New Mylan’s plans and operations;

•	that any changes to the tax laws or changes in other laws, regulations, rules, or interpretations thereof applicable to inverted companies and their affiliates, whether enacted before or after the Transaction, may materially adversely affect New Mylan;

•	that the IRS may not agree that New Mylan should be treated as a non-U.S. corporation for U.S. federal income tax purposes after the Transaction;

•	that if the intercompany terms of cross border arrangements that New Mylan has among its subsidiaries are determined to be inappropriate or ineffective, New Mylan’s tax liability may increase;

•	that the Transaction may not give New Mylan the ability to achieve competitive financial flexibility and the expected effective corporate tax rate;

•	that unanticipated changes in New Mylan’s tax provisions or exposure to additional income tax liabilities and changes in income tax laws and tax rulings may have a significant adverse impact on New Mylan’s effective tax rate and income tax expense;

•	that New Mylan may be or become taxable in a jurisdiction other than the United Kingdom and may be or become a dual resident company for tax purposes and this may increase the aggregate tax burden on New Mylan;

•	that if goodwill or other intangible assets that New Mylan records in connection with the Transaction become impaired, New Mylan could have to take significant charges against earnings;

•	that an inability to identify or successfully bid for suitable acquisition targets, or consummate and effectively integrate recent and future potential acquisitions, could limit New Mylan’s future growth and have a material adverse effect on New Mylan’s business, financial condition, results of operations, cash flows, and/or share price;

•	that New Mylan will incur direct and indirect costs as a result of the Transaction;

•	that sales or hedging arrangements involving New Mylan ordinary shares after the Transaction may negatively affect the market price of New Mylan ordinary shares;

•	that the rights of New Mylan shareholders and the responsibilities of New Mylan executive and non-executive directors will be governed by Dutch law and New Mylan’s governance arrangements and these rights and responsibilities differ in some respects from the rights of Mylan shareholders and the responsibilities of Mylan’s directors and officers under Pennsylvania law and the current organizational documents of Mylan;

•	that existing Mylan shareholders will own a smaller share of New Mylan following the consummation of the Transaction, and the presence of Abbott as a significant beneficial shareholder following the consummation of the Transaction may affect the ability of existing Mylan shareholders to exercise influence over New Mylan, especially in light of certain voting obligations under the Shareholder Agreement into which New Mylan and Abbott will enter at closing;

•	that New Mylan may be or become taxable in the Netherlands and this may increase the aggregate tax burden on New Mylan shareholders;

•	that the Business has no history operating in the structure in which it will operate after the closing; and

•	that after closing, the Business and Abbott will be interdependent with respect to certain transition services and manufacturing and supply of certain products and will share certain intellectual property;

•	the risk that the financial information of the Business made available to Mylan may not necessarily be representative of the results that the Business would have achieved in the post-closing structure;

•	the fact that the number of New Mylan ordinary shares to be received by Abbott as consideration for the Business will not adjust downward to compensate for increases in the price of Mylan common stock prior to the closing of the Transaction;

•	the risk that the Transaction might not be consummated in a timely manner or at all;

•	the fact that the failure to complete the Transaction could cause Mylan to incur significant fees and expenses and could lead to negative perceptions among investors, potential investors, and customers;

•	the fact that Mylan’s U.S. shareholders will recognize gain for U.S. federal income tax purposes on the exchange of shares of Mylan common stock for New Mylan ordinary shares;

•	the fact that Abbott may compete with New Mylan without restriction two years after the completion of the Transaction;

•	the fact that Abbott may have potential conflicts of interest with New Mylan relating to their ongoing commercial relationship;

•	the terms and conditions of the Business Transfer Agreement and the related agreements, including:

•	the restrictions on the conduct of Mylan’s business prior to the consummation of the Transaction, which restrictions may delay or prevent Mylan from undertaking business opportunities that may arise pending consummation of the Transaction;

•	the fact that if the Business Transfer Agreement is terminated in certain circumstances, including in the event that certain regulatory approvals are not obtained, approval of the Mylan shareholders is not obtained or the Mylan Board withdraws its recommendation of the Transaction or approves or recommends an alternative acquisition proposal for Mylan, Mylan will be required, at Abbott’s option, to reimburse Abbott’s taxes incurred in connection with implementing the Reorganization plus its out-of-pocket costs and expenses incurred in connection with the Transaction, up to an amount of $100,000,000 (see “The Business Transfer Agreement and Plan of Merger—Reimbursement Amount” beginning on page 111 of this proxy statement/prospectus); and the fact that if Abbott does not elect to receive reimbursement of its costs and expenses as described above, Abbott will be free to seek other remedies, including monetary damages, against Mylan (see “The Business Transfer Agreement and Plan of Merger—Reimbursement Amount” beginning on page 111 of this proxy statement/prospectus); and

•	the possibility of litigation challenging the Transaction or that an adverse judgment for monetary damages could have a material adverse effect on the operations of New Mylan after the consummation of the Transaction or that an adverse judgment granting permanent injunctive relief could indefinitely enjoin the consummation of the Transaction.

The Mylan Board concluded that the potential benefits that it expected Mylan would achieve as a result of the Transaction outweighed the uncertainties, risks, and potentially negative factors relevant to the Transaction.

This discussion of the information and factors considered by the Mylan Board includes the principal positive and negative factors considered by the Mylan Board, but is not intended to be exhaustive and may not include all of the factors considered by the Mylan Board. In view of the wide variety of factors considered in connection with its evaluation of the Transaction, and the complexity of these matters, the Mylan Board did not find it useful and did not attempt to quantify or assign any relative or specific weights to the various factors that it considered in reaching its determination to approve the Transaction and to make its recommendation to the Mylan shareholders. Rather, the Mylan Board viewed its decisions as being based on the totality of the information presented to it and the factors it considered. In addition, individual members of the Mylan Board may have given differing weights to different factors.

Opinion of Mylan’s Financial Advisor

On October 21, 2014, Centerview rendered to the Mylan Board its oral opinion, subsequently confirmed in a written opinion dated such date, to the effect that, as of such date and based upon and subject to various assumptions made, procedures followed, matters considered, and qualifications and limitations on the review undertaken by Centerview in preparing its opinion, the Consideration to be paid for the Acquired Shares and the French Business IP Assets pursuant to the Original Business Transfer Agreement (as modified by the Amendment) was fair, from a financial point of view, to Mylan.

The full text of Centerview’s written opinion, dated October 21, 2014, which describes the assumptions made, procedures followed, matters considered and qualifications and limitations on the review undertaken, is attached as Annex D and is incorporated herein by reference. The summary of the written opinion of Centerview set forth below is qualified in its entirety by the full text of Centerview’s written opinion attached as Annex D. Centerview’s financial advisory services and opinion were provided for the information and assistance of the Mylan Board (in their capacity as directors and not in any other capacity) in connection with and for purposes of its consideration of the Transaction and Centerview’s opinion only addressed the fairness, from a financial point of view, as of the date thereof, to Mylan of the Consideration to be paid for the Acquired Shares and the French Business IP Assets pursuant to the Original Business Transfer Agreement (as modified by the Amendment). Centerview’s opinion did not address any other term or aspect of the Original Business Transfer Agreement (as modified by the Amendment) or the Transaction and does not constitute a recommendation to any Mylan shareholder or any other person as to how such shareholder or other person should vote with respect to the Merger or otherwise act with respect to the Transaction or any other matter.

The full text of Centerview’s opinion should be read carefully in its entirety for a description of the assumptions made, procedures followed, matters considered, and qualifications and limitations upon the review undertaken by Centerview in preparing its opinion.

The Original Business Transfer Agreement (as modified by the Amendment) was further amended by the Business Transfer Agreement, which was entered into on November 4, 2014. The Business Transfer Agreement did not, however, amend the terms of the Consideration set forth in the Original Business Transfer Agreement (as modified by the Amendment).

In connection with rendering the opinion described above and performing its related financial analyses, Centerview reviewed, among other things:

•	the Original Business Transfer Agreement, dated July 13, 2014;

•	an execution copy of the Amendment, dated October 21, 2014;

•	Annual Reports on Form 10-K of Mylan for the years ended December 31, 2013, December 31, 2012, and December 31, 2011;

•	certain interim reports to shareholders and Quarterly Reports on Form 10-Q of Mylan;

•	certain publicly available research analyst reports for Mylan and Abbott;

•	certain other communications from Mylan to its shareholders;

•	certain internal information relating to the business, operations, earnings, cash flow, assets, liabilities, and prospects of Mylan (the “Mylan Internal Data”), including certain financial forecasts, analyses, and projections relating to Mylan prepared by management of Mylan and furnished to Centerview by Mylan for purposes of its analysis (the “Mylan Forecasts”);

•	certain internal information relating to the business, operations, earnings, cash flow, assets, liabilities, and prospects of the Business (the “Business Internal Data”), including certain financial forecasts, analyses, and projections on an unadjusted basis relating to the Business and prepared by management of Abbott and furnished to Centerview by Mylan (the “Business Forecasts”);

•	certain adjusted Business Forecasts as adjusted by management of Mylan and furnished to Centerview by Mylan for purposes of its analysis (the “Adjusted Business Forecasts”), which Adjusted Business Forecasts were, at Mylan’s direction, reviewed and relied upon for purposes of Centerview’s opinion and analysis; and

•	certain tax and other corporate allocations savings, revenue and operating synergies projected by the management of Mylan to result from the Transaction and furnished to Centerview by Mylan for purposes of Centerview’s analysis (the “Synergies”).

Centerview also conducted discussions with members of the senior management and representatives of Mylan regarding their assessment of the Mylan Internal Data, the Business Internal Data, the Adjusted Business Forecasts, and the Synergies, as appropriate, and the strategic rationale for the Transaction. In addition, Centerview compared the financial performance and valuation multiples for the Business with similar publicly available data for certain other companies, the securities of which are publicly traded, in lines of business that

Centerview deemed relevant. Centerview also compared certain of the proposed financial terms of the Transaction with the financial terms, to the extent publicly available, of certain other transactions that Centerview deemed relevant and conducted such other financial studies and analyses and took into account such other information as Centerview deemed appropriate.

Centerview assumed, without independent verification or any responsibility therefor, the accuracy and completeness of the financial, legal, regulatory, tax, accounting, and other information supplied to, discussed with, or reviewed by Centerview for purposes of its opinion and, with Mylan’s consent, Centerview relied upon such information as being complete and accurate. In that regard, Centerview assumed, at Mylan’s direction, that the Mylan Internal Data, the Adjusted Business Forecasts, and the Synergies were reasonably prepared on bases reflecting the best then available estimates and judgments of the management of Mylan as to the matters covered thereby and that the Business Internal Data were reasonably prepared on bases reflecting the best then available estimates and judgments of the management of Abbott as to the matters covered thereby, and Centerview relied, at Mylan’s direction, on the Mylan Internal Data, the Business Internal Data (other than the Business Forecasts), the Adjusted Business Forecasts, and the Synergies for purposes of Centerview’s analysis and opinion. For purposes of its opinion, Centerview expressed no view or opinion as to the Mylan Internal Data, the Business Internal Data, the Adjusted Business Forecasts, or the Synergies, or the assumptions on which they were based. In addition, at Mylan’s direction, Centerview did not make any independent evaluation or appraisal of any of the assets or liabilities (contingent, derivative, off-balance-sheet, or otherwise) of Mylan, the Acquired Companies, or the Business, nor was Centerview furnished with any such evaluation or appraisal, and Centerview was not asked to conduct, and did not conduct, a physical inspection of the properties or assets of Mylan, the Acquired Companies, or the Business. Centerview assumed, at Mylan’s direction, that the final executed Amendment would not differ in any respect material to Centerview’s analysis or opinion from the execution copy of the Amendment reviewed by Centerview, that the representations and warranties made by Mylan, New Mylan, Merger Sub, and Abbott in the Original Business Transfer Agreement (as modified by the Amendment) and related agreements were and would be true and correct in all respects material to Centerview’s analysis, and that there will be no modified working capital adjustments or payments by or to New Mylan pursuant to any indemnification obligations of New Mylan under the Original Business Transfer Agreement (as modified by the Amendment). Centerview also assumed, at Mylan’s direction, that the Transaction will be consummated on the terms set forth in the Original Business Transfer Agreement (as modified by the Amendment) and in accordance with all applicable laws and other relevant documents or requirements, without delay or the waiver, modification, or amendment of any term, condition, or agreement, the effect of which would be material to Centerview’s analysis or Centerview’s opinion and that, in the course of obtaining the necessary governmental, regulatory and other approvals, consents, releases and waivers for the Transaction, no delay, limitation, restriction, condition, or other change, including any divestiture requirements or amendments or modifications, will be imposed, the effect of which would be material to Centerview’s analysis or Centerview’s opinion. Centerview further assumed, at Mylan’s direction, that the Transaction will have the tax consequences to New Mylan (i.e., that New Mylan would not be treated as a U.S. corporation for U.S. federal income tax purposes as a result of the Transaction; see “—Material Tax Consequences of the Transaction—U.S. Federal Income Tax Considerations—Tax Consequences of the Transaction to Mylan and New Mylan—The U.S. Anti-Inversion Rules” beginning on page 83 of this proxy statement/prospectus) described in discussions with, and materials furnished to Centerview by, representatives of Mylan. No substantive discussions occurred between Centerview and Mylan and its representatives as to the taxable nature of the exchange of shares of Mylan common stock for New Mylan ordinary shares pursuant to the Transaction. Centerview did not evaluate and did not express any opinion as to the solvency or fair value of Mylan, New Mylan, or the Acquired Companies, or the ability of Mylan, New Mylan or the Acquired Companies to pay their respective obligations when they come due, or as to the impact of the Transaction on such matters, under any state, federal or other laws relating to bankruptcy, insolvency, or similar matters. Centerview is not a legal, regulatory, tax or accounting advisor, and Centerview expressed no opinion as to any legal, regulatory, tax, or accounting matters.

Centerview expressed no view as to, and its opinion did not address, Mylan’s underlying business decision to proceed with or effect the Transaction, or the relative merits of the Transaction as compared to any alternative business strategies or transactions that might be available to Mylan or in which Mylan might engage. Centerview’s opinion was limited to and addressed only the fairness, from a financial point of view, as of the date of Centerview’s written opinion, to Mylan of the Consideration to be paid for the Acquired Shares and the French Business IP Assets pursuant to the Original Business Transfer Agreement (as modified by the Amendment). For purposes of its opinion, Centerview was not asked to, and Centerview did not, express any view on, and its opinion did not address, any other term or aspect of the Original Business Transfer Agreement (as modified by the Amendment) or the Transaction, including, without limitation, the structure or form of the Transaction, or any other agreements or arrangements contemplated by the Original Business Transfer Agreement (as modified by the Amendment) or entered into in connection with or otherwise contemplated by the Transaction, including, without limitation, the fairness of the Transaction or any other term or aspect of the Transaction to, or any consideration to be received in connection therewith by, or the impact of the Transaction on, the holders of any class of securities, creditors, or other constituencies of Mylan or any other party. In addition, Centerview expressed no view or opinion as to the fairness (financial or otherwise) of the amount, nature, or any other aspect of any compensation to be paid or payable to any of the officers, directors, or employees of Mylan or any party, or class of such persons, in connection with the Transaction, whether relative to the Consideration provided for pursuant to the Original Business Transfer Agreement (as modified by the Amendment) or otherwise. Centerview’s opinion was necessarily based on financial, economic, monetary, currency, market, and other conditions and circumstances as in effect on, and the information made available to Centerview as of, the date of Centerview’s written opinion, and Centerview does not have any obligation or responsibility to update, revise or reaffirm its opinion based on circumstances, developments, or events occurring after the date of Centerview’s written opinion. Centerview expressed no view or opinion as to what the value of the New Mylan ordinary shares that make up the Consideration actually will be when issued pursuant to the Transaction or the prices at which any securities of Mylan or New Mylan (including the Consideration) will trade or otherwise be transferable at any time, including following the announcement or consummation of the Transaction. Centerview’s opinion does not constitute a recommendation to any Mylan shareholder or any other person as to how such shareholder or other person should vote with respect to the Merger or otherwise act with respect to the Transaction or any other matter. Centerview’s financial advisory services and its written opinion were provided for the information and assistance of the Mylan Board (in their capacity as directors and not in any other capacity) in connection with and for purposes of its consideration of the Transaction. The issuance of Centerview’s opinion was approved by the Centerview Partners LLC Fairness Opinion Committee.

Summary of Centerview Financial Analysis

The following is a summary of the material financial analyses prepared and reviewed with the Mylan Board in connection with Centerview’s opinion, dated October 21, 2014. The summary set forth below does not purport to be a complete description of the financial analyses performed or factors considered by, and underlying the opinion of, Centerview, nor does the order of the financial analyses described represent the relative importance or weight given to those financial analyses by Centerview. Centerview may have deemed various assumptions more or less probable than other assumptions, so the reference ranges resulting from any particular portion of the analyses summarized below should not be taken to be Centerview’s view of the actual value of Business. Some of the summaries of the financial analyses set forth below include information presented in tabular format. In order to fully understand the financial analyses, the tables must be read together with the text of each summary, as the tables alone do not constitute a complete description of the financial analyses performed by Centerview. Considering the data in the tables below without considering all financial analyses or factors or the full narrative description of such analyses or factors, including the methodologies and assumptions underlying such analyses or factors, could create a misleading or incomplete view of the processes underlying Centerview’s financial analyses and its opinion. In performing its analyses, Centerview made numerous assumptions with respect to industry performance, general business and economic conditions, and other matters, many of which are beyond the control of Mylan or any other parties to the Transaction. None of Mylan, New Mylan, Abbott, or any other person assumes responsibility if future results are materially different from those discussed. Any estimates contained in these analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than as set forth below. In addition, analyses relating to the value of the Business do not purport to be appraisals or reflect the prices at which the Business may actually be sold. Accordingly, the assumptions and estimates used in, and the results derived from, the financial analyses are inherently subject to substantial uncertainty. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before October 20, 2014 (the last trading day before Centerview delivered its opinion to the Mylan Board) and is not necessarily indicative of current market conditions.

Selected Public Comparables Analysis

Centerview compared certain financial information for the Business to corresponding financial information for the following publicly traded companies that Centerview deemed comparable based on its experience and professional judgment to the Business:

Company Name	Enterprise Value (in billions)*
Endo International plc	$13.8
Gedeon Richter Plc.	$2.6
Krka, tovarna zdravil, d. d., Novo mesto	$2.4
Mallinckrodt plc	$14.2
Meda AB	$6.6
Merck KGaA	$43.0
Mylan Inc.	$26.4
Perrigo Company plc	$22.4
Stada Arzneimittel AG	$4.1
Teva Pharmaceutical Industries Limited	$54.5
Valeant Pharmaceuticals International, Inc.	$60.1

*	Enterprise value calculated as of October 20, 2014.

No companies that fit Centerview’s selection criteria were excluded from Centerview’s analysis. Although none of the selected companies is directly comparable to the Business, these companies were selected, among other reasons, because they are publicly traded companies in the generics and specialty pharmaceuticals industry with operational, business, and/or financial characteristics that, for purposes of Centerview’s analysis, may be considered similar to those of the Business. However, because none of the selected comparable companies is exactly the same as the Business, Centerview believed that it was inappropriate to, and therefore did not, rely solely on the quantitative results of the selected comparable company analysis. Accordingly, Centerview also made qualitative judgments, based on its experience in the industry and professional judgment, concerning differences between the operational, business, and financial characteristics and prospects of the Business and the selected comparable companies that could affect the public trading or other values of each in order to provide a context in which to consider the results of the quantitative analysis. These qualitative judgments related primarily to the differing sizes, geographies, growth prospects, profitability levels, and degree of operational risk between the Business and the selected comparable companies.

Centerview calculated and compared financial multiples for the selected comparable companies based on information it obtained from SEC filings, Wall Street research, Institutional Brokers’ Estimates System (“IBES”), and FactSet, as of October 20, 2014 (the last full trading day before Centerview delivered its opinion to the Mylan Board). With respect to each of the selected comparable companies, Centerview calculated enterprise value (calculated as the market value of common equity (taking into account outstanding in-the-money options, restricted stock units, performance stock units, warrants and other convertible securities utilizing the treasury stock method) plus the book value of debt and minority interests less cash, cash equivalents, marketable securities and investments) as a multiple of estimated earnings before interest, taxes, depreciation and amortization, adjusted for certain non-recurring items (“Adjusted EBITDA”) for calendar year 2014 (“Enterprise Value/CY14 EBITDA”).

The results of this analysis are summarized as follows:

	Minimum	Maximum	Mean	Median
Enterprise Value/CY14 EBITDA	5.7x	16.2x	10.3x	9.1x

Based on the foregoing analysis and other considerations that Centerview deemed relevant in its professional judgment, including the financial profile of each of the selected companies as compared to the Business, Centerview applied a range of 6.5x to 10.0x to the Business’s estimated Adjusted EBITDA of $671 million for the twelve months ended December 31, 2014, drawn from the Adjusted Business Forecasts. This analysis resulted in an illustrative range of implied enterprise values for the Business of approximately $4.4 billion to approximately $6.7 billion. Centerview then compared this range to the implied value of the Consideration to be paid for the Acquired Shares and French Business IP Assets pursuant to the Original Business Transfer Agreement (as modified by the Amendment), calculated based on the price of Mylan’s common stock, the closing price of which on October 20, 2014 yielded an implied value of approximately $5.5 billion.

Selected Precedent Transactions Analysis

Centerview analyzed certain information relating to selected transactions involving generics and specialty pharmaceuticals companies that Centerview, based on its experience and judgment as a financial advisor, deemed relevant to consider in relation to the Business and the Transaction. These transactions were:

Date Announced	Acquiror	Target	Target Enterprise Value (in billions)†
10/09/14	Endo International plc	Auxilium Pharmaceuticals, Inc.*	$2.7
04/07/14	Mallinckrodt plc	Questcor Pharmaceuticals, Inc.	$5.4
02/18/14	Actavis plc	Forest Laboratories, Inc.*	$26.9
01/08/14	Forest Laboratories, Inc.	Aptalis Holdings, Inc.	$2.9
05/27/13	Valeant Pharmaceuticals International, Inc.	Bausch & Lomb Holdings Incorporated	$8.7
05/17/13	Actavis, Inc.	Warner Chilcott plc	$8.5
09/03/12	Valeant Pharmaceuticals International, Inc.	Medicis Pharmaceutical Corporation	$2.6
05/19/11	Takeda Pharmaceutical Company Limited	Nycomed A/S	$13.7
05/02/11	Teva Pharmaceutical Industries Ltd.	Cephalon, Inc.	$6.7
10/12/10	Pfizer Inc.	King Pharmaceuticals, Inc.	$3.2
06/21/10	Valeant Pharmaceuticals International, Inc.	Biovail Corporation	$2.8
09/28/09	Abbott Laboratories	Solvay Pharmaceuticals	$6.6
09/03/09	Dainippon Sumitomo Pharma Co., Ltd.	Sepracor Inc.	$2.3
03/09/09	Merck & Co., Inc.	Schering-Plough Corporation	$46.2
01/25/09	Pfizer Inc.	Wyeth	$65.2

*	Excluded from the mean and median calculation as not meaningful given the financial characteristics of the target company.
†	Enterprise value calculated as of transaction announcement date.

No transactions that fit Centerview’s selection criteria were excluded from Centerview’s analysis. However, no company or transaction used in this analysis is identical or directly comparable to the Business or the Transaction. The transactions above were selected, among other reasons, because their participants, size and other factors, for purposes of Centerview’s analysis, may be considered similar to the Transaction. The reasons for and the circumstances surrounding each of the selected precedent transactions analyzed were diverse and there are inherent differences in the business, operations, financial conditions, and prospects of the Business and the companies included in the selected precedent transaction analysis. Accordingly, Centerview believed that a purely quantitative selected precedent transaction analysis would not be particularly meaningful in the context of considering the Transaction. Rather, this analysis involves complex considerations and qualitative judgments concerning differences in operational, business, and financial characteristics and other factors that could affect the public trading, acquisition, or other values of the selected target companies and the Business.

Financial data for the selected transactions were based on publicly available information Centerview obtained from SEC filings and other company filings and presentations, Wall Street research, IBES, and FactSet.

Centerview calculated, for each selected transaction, the enterprise value implied by the purchase price, as a multiple of the target company’s last twelve months (“LTM”) Adjusted EBITDA at the time of the announcement of the transaction and without giving effect to any synergies expected to be realized in connection with any such transaction (“Enterprise Value/LTM Adjusted EBITDA”).

The results of this analysis are summarized as follows:

	Mean	Median
Enterprise Value/LTM Adjusted EBITDA	9.9x	8.4x

Based on the foregoing analysis above and other considerations that Centerview deemed relevant in its professional judgment, including the businesses, operations, and financial profile of the participants in the selected precedent transactions as compared to the Business and the financial characteristics of the selected precedent transactions as compared to the Transaction, Centerview applied a range of 6.0x to 10.0x to the Business’s estimated LTM Adjusted EBITDA of $741 million for the twelve months ended June 30, 2014, drawn from the Adjusted Business Forecasts. This analysis resulted in an illustrative range of implied enterprise values for the Business of approximately $4.4 billion to approximately $7.4 billion. Centerview then compared this range to the implied value of the Consideration to be paid for the Acquired Shares and French Business IP Assets pursuant to the Original Business Transfer Agreement (as modified by the Amendment), calculated based on the price of Mylan’s common stock, the closing price of which on October 20, 2014 yielded an implied value of approximately $5.5 billion.

Discounted Cash Flow Analysis

Centerview performed a discounted cash flow analysis of the Business. A discounted cash flow analysis is a traditional valuation methodology used to derive a valuation of an asset by calculating the “present value” of estimated future cash flows of the asset. “Present value” refers to the current value of future cash flows or amounts and is obtained by discounting those future cash flows or amounts by a discount rate that takes into account macroeconomic assumptions and estimates of risk, the opportunity cost of capital, expected returns, and other appropriate factors. Centerview calculated the forecasted after-tax unlevered free cash flows of the Business based on the Adjusted Business Forecasts (a) without giving effect to any synergies expected to be realized in connection with the Transaction (“Free Cash Flows (Pre-Synergies)”), (b) after giving effect to revenue and operational cost synergies expected to be realized by Mylan management in connection with the Transaction (“Free Cash Flows (Synergized—Operational Only)”), and (c) after giving effect to revenue and operational cost synergies and tax synergies expected to be realized by Mylan management in connection with the Transaction (“Free Cash Flows (Synergized—Operational and Tax)”), in each case for fiscal years 2015 through 2024. Centerview performed a discounted cash flow analysis representing the implied present value of the foregoing after-tax unlevered free cash flows plus the present value of an implied terminal value in 2024 (calculated using a range of year-over-year decline in free cash flow, in perpetuity, of 4.0% to 2.0%), in each case discounted to present value using a discount rate range of 6.5% to 8.0%, reflecting Centerview’s estimates of the Business’s weighted average cost of capital. In performing its discounted cash flow analysis with respect to revenue and operational cost synergies, Centerview assumed an annual tax rate of 18.0% for the Business. In performing its discounted cash flow analysis with respect to the revenue and operational cost synergies and tax synergies, Centerview used a perpetuity growth rate of 0.0%.

The results of this analysis are summarized as follows (dollars in billions):

Implied Enterprise Value Range
Free Cash Flows (Pre-Synergies)	$4.2-5.2
Free Cash Flows (Synergized – Operational Only)	$6.4-8.0
Free Cash Flows (Synergized – Operational and Tax)	$7.3-9.1

Centerview then compared these ranges to the implied value of the Consideration to be paid for the Acquired Shares and French Business IP Assets pursuant to the Original Business Transfer Agreement (as modified by the Amendment), calculated based on the price of Mylan’s common stock, the closing price of which on October 20, 2014 yielded an implied value of approximately $5.5 billion.

Other Considerations

The preparation of a financial opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a financial opinion is not readily susceptible to summary description. In arriving at its opinion, Centerview did not draw, in isolation, conclusions from or with regard to any factor or analysis that it considered. Rather, Centerview made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of the analyses.

Centerview’s financial analyses and opinion were only one of many factors taken into consideration by the Mylan Board in its evaluation of the Transaction. Consequently, the analyses described above should not be viewed as determinative of the views of the Mylan Board or management of Mylan with respect to the Transaction or the Consideration payable in the Transaction or as to whether the Mylan Board would have been willing to determine that a different consideration was fair. The Consideration for the transaction was determined through arm’s-length negotiations between Mylan and Abbott and was approved by the Mylan Board. Centerview provided advice to Mylan during these negotiations. Centerview did not, however, recommend any specific amount of consideration to Mylan or the Mylan Board or that any specific amount of consideration constituted the only appropriate consideration for the transaction.

Centerview is a securities firm engaged directly and through affiliates and related persons in a number of investment banking, financial advisory, and merchant banking activities. In the past two years, Centerview has provided certain investment banking services to Mylan from time to time for which Centerview has received compensation, including in connection with the performance of strategic advisory services to Mylan. In the past two years, Centerview has not provided and, as of the date of its opinion, was not providing investment banking or other services to Abbott for which Centerview received any compensation. Centerview may provide investment banking and other services to or with respect to Mylan, New Mylan, or Abbott or their respective affiliates in the future, for which Centerview may receive compensation. Certain (i) of Centerview and its affiliates’ directors, officers, members, and employees, or family members of such persons, (ii) of its affiliates or related investment funds, and (iii) investment funds or other persons in which any of the foregoing may have financial interests or with which they may co-invest, may at any time acquire, hold, sell, or trade, in debt, equity, and other securities or financial instruments (including derivatives, bank loans, or other obligations) of, or investments in, Mylan, New Mylan, Abbott, or any of their respective affiliates, or any other party that may be involved in the Transaction.

The Mylan Board selected Centerview as its financial advisor in connection with the Transaction based on Centerview’s knowledge of the pharmaceutical industry, reputation, and experience. Centerview is a nationally recognized investment banking firm that has substantial experience in transactions similar to the Transaction.

In connection with Centerview’s services as the financial advisor to the Mylan Board, Mylan has agreed to pay Centerview an aggregate fee of approximately $25,000,000, $5,000,000 of which was payable upon Mylan’s execution of the Original Business Transfer Agreement and $20,000,000 of which is payable contingent upon consummation of the Transaction. In addition, Mylan has agreed to reimburse certain of Centerview’s expenses arising, and to indemnify Centerview against certain liabilities that may arise, out of Centerview’s engagement.

Certain Unaudited Financial Projections

Other than Mylan’s previously announced target of achieving at least $6.00 in adjusted diluted EPS by 2018, Mylan generally does not make public long-term projections as to future revenues, earnings, or other results. New Mylan has included in this proxy statement/prospectus certain unaudited financial projections regarding the Business that Abbott’s management prepared and Mylan’s management adjusted (which adjustments included expanding the scope and length of the projections prepared by Abbott’s management) in connection with the Transaction. These unaudited financial projections are included in this proxy statement/prospectus only because such projections were provided to Centerview, the financial advisor to Mylan. These unaudited financial projections were not prepared with a view toward public disclosure and the inclusion of such projections should not be regarded as an indication that Mylan or any other recipient of such projections considered, or now considers, such projections to be necessarily predictive of actual future results.

These unaudited financial projections were, in general, prepared and adjusted solely for internal use and are subjective in many respects and thus subject to interpretation. While presented with numeric specificity, these unaudited financial projections reflect numerous estimates and assumptions made by Abbott’s management and Mylan’s management with respect to industry performance and competition, general business, economic, market, and financial conditions, and matters specific to Mylan and the Business, all of which are difficult to predict and many of which are beyond the control of Mylan, New Mylan and the Business. Many of these assumptions are subject to change and these unaudited financial projections do not reflect revised prospects for Mylan’s or the Business’s business, changes in general business, economic, market, or financial conditions, or any other transaction or event that has occurred or that may occur and that was not anticipated at the time such projections were prepared and adjusted. As a result, there can be no assurance that the results reflected in these unaudited financial projections will be realized or that actual results will not materially vary from these unaudited financial projections. In addition, since these unaudited financial projections cover multiple years, such projections by their nature become less accurate with each successive year. Therefore, the inclusion of these unaudited financial projections in this proxy statement/prospectus should not be relied on as necessarily predictive of actual future results nor construed as financial guidance. Mylan shareholders are urged to review the risk factors under the heading “Risk Factors” beginning on page 15 of this proxy statement/prospectus. See also “Cautionary Statement Regarding Forward-Looking Statements” and “Where You Can Find More Information” beginning on pages 34 and 188, respectively, of this proxy statement/prospectus.

These unaudited financial projections were not prepared with a view toward complying with the published guidelines of the SEC regarding projections or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. These unaudited financial projections reflect estimates and judgments at the time of preparation and adjustment based on the information available to Abbott’s management and Mylan’s management. Neither Mylan’s independent registered public accounting firm nor any other independent accountants have compiled, examined, or performed any procedures with respect to these unaudited financial projections, nor have they expressed any opinion or any other form of assurance on such projections or the achievability of the results reflected in such projections, and they assume no responsibility for, and disclaim any association with, these unaudited financial projections. Accordingly, neither Mylan’s independent registered public accounting firm nor any other independent accountants provide any form of assurance with respect to these unaudited financial projections for the purpose of this proxy statement/prospectus.

Readers of this proxy statement/prospectus are cautioned not to rely on these unaudited financial projections. Some or all of the assumptions which have been made regarding, among other things, the timing of certain occurrences or impacts may have changed since the date such projections were prepared and adjusted. Mylan has not updated and does not intend to update or otherwise revise these unaudited financial projections to reflect circumstances existing after the date when such projections were prepared and adjusted or to reflect the occurrence of future events, except to the extent required by applicable law.

Mylan shareholders are urged to review “The Business of Mylan,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations of the Business,” and “The Business” beginning on pages 121, 136, and 122, respectively, for a description of the historical results of operations, financial condition, and capital resources of Mylan and the Business.

Unaudited Financial Projections of the Business (Pre-Synergies)

	2014	2015	2016	2017	2018	2019
Total Revenue	$1,910	$1,815	$1,746	$1,726	$1,628	$1,527
Adjusted EBITDA	$671	$644	$619	$571	$535	$496
Free Cash Flows	*	$490	$495	$444	$446	$414

*	Not calculated

Unaudited Financial Projections of the Business (Synergized)

	2014	2015	2016	2017	2018	2019
Total Revenue	$1,910	$1,815	$1,746	$1,826	$1,828	$1,827
Adjusted EBITDA	$701	$674	$694	$741	$775	$756
Free Cash Flows (Operational Only)	*	$392	$433	$583	$642	$627
Free Cash Flows (Operational and Tax)	*	$462	$503	$653	$712	$697

*	Not calculated

Adjusted EBITDA and Free Cash Flows are financial measures that differ from what is reported under U.S. GAAP. For more information, see “Non-GAAP Financial Measures” beginning on page 187 of this proxy statement/prospectus.

Interests of Certain Persons in the Transaction

Overview

In considering the recommendation of the Mylan Board, you should be aware that, similar to other transactions of this type, certain directors and executive officers of Mylan may be deemed to have interests in the Transaction that may be different from, or in addition to, the interests of the Mylan shareholders generally. These interests are described in more detail and quantified below. The Mylan Board was aware of these interests and considered them when it evaluated, negotiated, and approved the Business Transfer Agreement and the Transaction and in making its recommendations to the Mylan shareholders.

The Transaction has certain implications described in more detail below under Mylan’s compensation plans and programs and individual arrangements with certain employees (including the executive officers) and also implicates the Transaction-Related Excise Tax. The Mylan Board carefully considered the appropriate manner in which to treat the individual arrangements and equity-based awards of the directors and executive officers in connection with the Transaction and determined that the overall treatment described below serves to (i) minimize cost to Mylan, (ii) maintain proper incentives for the affected individuals to remain with New Mylan and to continue achieving exceptional operating performance, long-term financial objectives, and the creation of shareholder value as they have consistently done in the past, and (iii) ensure that the directors and executive officers of Mylan do not bear the burden of the Transaction-Related Excise Tax, which does not apply to other Mylan shareholders and would deprive them of a substantial portion of the value of the equity-based awards that they hold, when they were critically important to Mylan’s past success and in negotiating this transformative opportunity for Mylan and will continue to be critically important to its successful implementation and execution, and our future strategy and performance.

Individual Arrangements with Executive Officers

Coury Employment Agreement

The Coury Employment Agreement provides, among other things, that if Mr. Coury terminates his employment with Mylan for “good reason” (as defined in the Coury Employment Agreement), he would become entitled to severance and other benefits (including, among other things, a $20 million performance incentive bonus granted thereunder). As a result of the Transaction, Mr. Coury potentially could terminate his employment for good reason. The Mylan Board determined, however, that given the unique terms and structure of the Transaction, among other factors, it was advisable and in the best interests of Mylan to clarify the effect of the Transaction and seek a one-time waiver acknowledging that Mr. Coury does not have good reason to terminate his employment with Mylan as a result of the Transaction, and Mylan has received such waiver from Mr. Coury.

Transition and Succession Agreements

Each of Mylan’s current executive officers, among other employees, is party to a Transition and Succession Agreement with Mylan. The Transition and Succession Agreements each provide that, other than in the case of Mr. Coury, if the executive’s employment is terminated other than for “cause” (including death or disability) or if the executive terminates his or her employment for “good reason” (each, as defined in the Transition and Succession Agreements), in each case prior to a change in control under certain circumstances (such as in the event the termination arose in connection with the change in control) or within two years following the occurrence of a change in control, the executive would become entitled to certain cash payments and other benefits.

The Transaction potentially constitutes a change in control under the Transition and Succession Agreements, and, in such case, each of Mylan’s executive officers, other than Mr. Coury, would be entitled to the compensation and benefits described above upon a qualifying termination following, or, under certain circumstances, prior to, the closing. The Mylan Board determined, however, that given the unique terms and structure of the Transaction, among other factors, it was advisable and in the best interests of Mylan to clarify the effect of the Transaction and seek one-time waivers acknowledging that the Transaction does not constitute a change in control for purposes of the Transition and Succession Agreements, and Mylan has received such waivers from each of the relevant executive officers. Accordingly, the Transaction does not trigger, and Mylan’s executive officers will not be entitled to, enhanced severance payments or benefits under the Transition and Succession Agreements as a result of the Transaction.

Retirement Benefit Agreements

Each of Mylan’s current named executive officers is also party to a Retirement Benefit Agreement with Mylan that provides for certain lump-sum payments upon a termination of employment following the executive’s completion of ten or more years of service with Mylan. Mr. Coury is fully vested in his benefit under his Retirement Benefit Agreement. Each of Ms. Bresch and Messrs. Malik and Sheehan would be entitled to accelerated vesting of such benefit upon a change in control, and would no longer be bound by certain post-termination consulting obligations following termination. The Transaction potentially constitutes a change in control under the Retirement Benefit Agreements. The Mylan Board determined, however, that that given the unique terms and structure of the Transaction, among other factors, it was advisable and in the best interests of Mylan to clarify the effect of the Transaction and seek one-time waivers from each of Ms. Bresch and Messrs. Malik and Sheehan acknowledging that the Transaction does not constitute a change in control for purposes of the Retirement Benefit Agreements, and Mylan has received such waivers from each of them. Accordingly, the Transaction does not trigger, and Ms. Bresch and Messrs. Malik and Sheehan will not be entitled to, accelerated vesting or other benefits under the Retirement Benefit Agreements as a result of the Transaction.

Treatment of Certain Equity-Based Awards

Section 4985 of the Code imposes the Transaction-Related Excise Tax (15% in 2014) on the value of certain equity-based compensation held at any time during the six months before and six months after the closing of certain inversion transactions by individuals who were and/or are directors or executive officers of the parties to the transactions and subject to the reporting requirements of Section 16 of the Securities Exchange Act of 1934, as amended, during the same period. The Transaction-Related Excise Tax applies to all payments (or rights to payment) granted to such persons by the party to the transaction to which the individual provides services and its affiliates in connection with the performance of such services if the value of such payment or right is based on (or determined by reference to) the value (or change in value) of stock in the applicable entity or its affiliates (excluding ISOs and holdings in tax-qualified plans), which would include any outstanding (i) unexercised vested or unvested nonqualified stock options or stock appreciation rights, (ii) unvested restricted stock awards, (iii) unvested restricted stock units and performance-based restricted stock units, and (iv) other equity compensation, in each case, held by such directors and executive officers during this twelve-month period. However, the Transaction-Related Excise Tax does not apply to (i) any stock option or stock appreciation right that is exercised prior to the closing of the inversion transaction if income is recognized under Section 83 of the Code on or before such date with respect to the shares acquired as a result of such exercise and (ii) any other specified equity-based compensation that is exercised, sold, exchanged, distributed, cashed-out, or otherwise paid prior to the closing in a transaction in which income, gain, or loss is recognized in full.

The Mylan Board carefully reviewed the two approaches taken by other issuers in similar transactions with respect to the Transaction-Related Excise Tax: (i) accelerating the vesting of equity-based awards such that stock options may be exercised, and other equity-based awards are settled, prior to the transaction so that the Transaction-Related Excise Tax does not apply to them or (ii) providing directors and executive officers with a tax reimbursement payment for the cost of the Transaction-Related Excise Tax. After such review, the Mylan Board determined that neither approach alone would accomplish the objectives noted above and be in the interests of Mylan. In particular, the Mylan Board determined that, given the unique terms and structure of the Transaction, it would be an inefficient use of shareholder resources to provide the directors and executive officers with a tax reimbursement payment covering all outstanding equity-based awards, especially when some of the covered awards are vested or would vest in the ordinary course in a relatively short period following the Transaction. As a result, the Mylan Board determined to utilize a hybrid of these two approaches that takes into account a variety of factors, including the purpose of the types of equity-based awards held by the directors and executive officers and the remaining vesting period of the applicable awards.

Ordinary Course Annual Equity-Based Awards Other than Stock Options Granted in 2014

The Mylan Board has determined that the vesting of all unvested stock options, restricted stock units and performance-based restricted stock units granted to directors and executive officers as part of Mylan’s ordinary course annual equity compensation program, other than ISOs (which are not subject to the Transaction-Related Excise Tax) and the stock options granted in 2014 (because of their recent grant and, therefore, strong incentive for retention and shareholder value creation), will be accelerated prior to the closing. The Mylan Board believes that this approach is advisable and in the best interests of Mylan because it avoids the expense to Mylan of providing a tax reimbursement payment for the Transaction-Related Excise Tax with respect to these awards, which the Mylan Board believes the directors and executive officers would likely have eventually received even absent the Transaction given Mylan’s expected future performance.

The estimated values of the ordinary course unvested equity-based awards held by the directors and executive officers of Mylan that will be accelerated prior to the closing are set forth in the table below. The values shown below assume (i) a date of March 31, 2015, the end of the quarter in which we expect the closing to occur, (ii) that no additional equity-based awards will be granted between the date of this proxy statement/prospectus and such date, and (iii) a Mylan share price of $51.70, the average closing market price of Mylan’s common shares over the five business days following the public announcement of the Transaction. The value of each unvested stock option is calculated as the difference between (i) $51.70 and (ii) its exercise price. The actual values of the accelerated equity-based awards will be calculated based on the value of the outstanding and unvested equity-based awards as of the date of acceleration and the closing price of Mylan’s shares on such date.

Name	Equity-Based Awards(1)
Executive Officers
Robert J. Coury	$10,693,599
Heather Bresch	$10,509,817
Rajiv Malik	$6,047,321
John D. Sheehan, C.P.A.	$3,170,930
Harry Korman(2)	$—
Anthony Mauro	$2,058,949

Directors
Wendy Cameron	$186,585
Hon. Robert J. Cindrich	$186,585
JoEllen Lyons Dillon	$186,585
Neil Dimick, C.P.A.	$186,585
Melina Higgins	$186,585
Douglas J. Leech, C.P.A.	$186,585
Joseph C. Maroon, M.D.	$186,585
Mark W. Parrish	$186,585
Rodney L. Piatt, C.P.A.	$186,585
Randall L. (Pete) Vanderveen, Ph.D., R.Ph	$186,585

(1)	Reflects the value of the accelerated vesting of the ordinary course annual equity-based awards held by Mylan’s directors and executive officers, other than ISOs and stock options granted in 2014. The accelerated restricted stock units held by non-executive directors would vest absent the Transaction on April 11, 2015, approximately two weeks following the end of the quarter in which we expect the closing to occur.
(2)	Mr. Korman retired from Mylan effective July 1, 2014, and is not expected to be subject to the Transaction-Related Excise Tax.

One-Time Special Performance-Based Program and 2014 Stock Option Grants

As discussed in detail in Mylan’s Proxy Statement for the 2014 Annual Meeting of Mylan Shareholders, in March 2014, the Mylan Board granted awards under the One-Time Special Performance-Based Program to retain and further align more than 100 key employees with long-term shareholder interests and further motivate them to achieve Mylan’s ambitious goals of achieving at least $6.00 of adjusted diluted EPS by the end of 2018 and deliver significant additional shareholder value over that period. The awards granted pursuant to the One-Time Special Performance-Based Program provide for the possibility of accelerated vesting upon a change in control, and the Transaction constitutes a potential change in control under the terms of such awards. Due to the critical role of these awards in driving Mylan toward its goal of achieving at least $6.00 of adjusted diluted EPS by the end of 2018, the Mylan Board determined that it was advisable and in the best interests of Mylan to seek waivers of the accelerated vesting of such awards, and Mylan has received such a waiver from each of the relevant participants. Accordingly, the vesting of these awards held by executive officers will not be accelerated in connection with the Transaction. In addition, because of their recent grant and, therefore, strong incentive for retention and shareholder value creation, the vesting of stock options granted in 2014 will not be accelerated in connection with the Transaction. Instead, the Mylan Board has determined that the directors and executive officers will be entitled to a tax reimbursement payment from Mylan or New Mylan with respect to the Transaction-Related Excise Tax imposed on awards granted under the One-Time Special Performance-Based Program and the stock options granted in 2014, so that, on a net after-tax basis, they will be in the same position as if the Transaction-Related Excise Tax had not been imposed. These amounts would be paid following the closing, which is subject to, among other things, approval of the Business Transfer Agreement by the Mylan shareholders. The actual amounts due will be determinable following the closing. The Mylan Board believes that the exceptional and unique nature of this program and the strong incentives inherent in the stock options granted in 2014 warrant the limited cost of the tax reimbursement payment, particularly when viewed in relation to both the anticipated benefits of the Transaction and, with respect to the awards under the One-Time Special Performance-Based Program, the shareholder value that is expected to be created if the goal of achieving adjusted diluted EPS of at least $6.00 by the end of 2018 is achieved. Payment of the excise tax plus tax reimbursement will result in no unique benefit to the directors and executive officers but is intended only to place them in the same position as other equity-based award holders after the Transaction.

It is anticipated that the Mylan directors and executive officers will exercise most or all of their stock options (except for ISOs and stock options granted in 2014) prior to the Transaction in order to avoid the application of the Transaction-Related Excise Tax and will also sell some or all of the shares underlying the stock options that were vested as of November 4, 2014 to mitigate the tax and other costs imposed on them from such exercise and the Transaction.

No Mylan director or executive officer will receive a tax reimbursement payment for any taxes imposed on the exchange of shares of Mylan common stock held by such director or executive officer for New Mylan ordinary shares or any Transaction-Related Excise Tax imposed on stock options granted prior to 2014 that such director or executive officer is able to but chooses not to exercise prior to the consummation of the Transaction.

The estimated costs of the tax reimbursement payments with respect to the awards under the One-Time Special Performance-Based Program and 2014 stock option grants are set forth in the table below. In addition, the cost of the tax reimbursement shown for Mr. Malik includes the estimated cost of providing him with a tax equalization payment pursuant to his employment agreement for the incremental income taxes he will incur with respect to the exercise and settlement of his equity-based awards described above as a result of his expatriate assignment from India to the United States. This tax equalization payment does not represent cash received by Mr. Malik, but rather is paid by Mylan to the appropriate taxing authorities. The costs shown below assume (i) a date of March 31, 2015, the end of the quarter in which we expect the closing to occur, (ii) that no additional equity-based awards will be granted between the date of this proxy statement/prospectus and such date, (iii) a fair value of $9.13 per stock appreciation right granted under the One-Time Special Performance-Based Program, (iv) a fair value of $14.85 per stock option granted to executive officers in 2014 and a fair value of $18.10 per stock option granted to directors in 2014, (v) a 15% Transaction-Related Excise Tax rate, (vi) a combined U.S. federal, state, and local tax rate of 46.02%, and (vii) an Indian tax rate of 33.99% (including applicable surcharges). The actual cost of the tax reimbursement payments that will be made will be calculated following the closing date of the Transaction.

Name	Tax Reimbursement
Executive Officers
Robert J. Coury	$3,839,899
Heather Bresch	$5,282,654
Rajiv Malik	$9,455,772
John D. Sheehan, C.P.A.	$970,000
Harry Korman(1)	$—
Anthony Mauro	$953,619

Directors
Wendy Cameron	$20,714
Hon. Robert J. Cindrich	$20,714
JoEllen Lyons Dillon	$20,714
Neil Dimick, C.P.A.	$20,714
Melina Higgins	$20,714
Douglas J. Leech, C.P.A.	$20,714
Joseph C. Maroon, M.D.	$20,714
Mark W. Parrish	$20,714
Rodney L. Piatt, C.P.A.	$20,714
Randall L. (Pete) Vanderveen, Ph.D., R.Ph	$20,714

(1)	Mr. Korman retired from Mylan effective July 1, 2014, and is not expected to be subject to the Transaction-Related Excise Tax.

Indemnification of Directors and Officers

The Mylan Bylaws provide that each person who is or was serving as a director or officer of Mylan, or any person who is or was serving at the request of Mylan as a director, officer, employee, or agent of another corporation or of a partnership, joint venture, trust, or other enterprise, shall be entitled to indemnification as and to the fullest extent permitted by law, including the PBCL or any successor statutory provision, as from time to time amended. The Mylan Bylaws also limit the personal liability of the directors to the fullest extent permitted by the PBCL. The Mylan Bylaws provide that Mylan may maintain an insurance policy which insures Mylan and any directors, officers, or other persons serving at the request of Mylan as described in this paragraph against certain liabilities which might be incurred in connection with the performance of their duties.

In addition, Mylan has indemnification agreements with its directors and contractual indemnification obligations to certain of its officers, which provide that Mylan will indemnify such persons against any and all expenses, liabilities, and losses incurred by such person in connection with any threatened, pending, or completed claim, action, suit, proceeding, or investigation (provided generally that any such claim, action, suit, proceeding, or investigation initiated by the indemnitee was authorized by the Mylan Board) to which such person was or is a party, or is threatened to be made a party, because such person is or was a director or officer of Mylan or of any of its subsidiaries, or served at the request of Mylan as a director, officer, trustee, employee, or agent of another entity.

In order to continue to retain and attract highly experienced and capable persons to serve as directors and officers of New Mylan, the New Mylan Articles provide that, to the fullest extent permitted by Dutch or other applicable law, New Mylan will indemnify any director or officer who was or is in his or her capacity as director or officer a party or is threatened to be made a party to or is otherwise involved in any action, suit, or proceeding, whether civil, criminal, administrative, or investigative (whether brought by or in the name of New Mylan or otherwise) against all expense, liability, and loss reasonably incurred or suffered by such director or officer in connection with such action, suit, or proceeding.

In addition, it is expected that indemnification agreements, similar to those currently in place between Mylan and its directors and officers, will be entered into by New Mylan and its directors and officers to provide for comparable indemnification rights to the fullest extent permitted under Dutch law.

Golden Parachute Compensation

The table below shows the compensation that is based on or otherwise relates to the Transaction and that is potentially payable to Mylan’s named executive officers identified in Mylan’s most recent Proxy Statement for the 2014 Annual Meeting of Mylan Shareholders (i.e., principal executive officer, principal financial officer and the three other most highly compensated executive officers as determined for Mylan’s most recent annual proxy statement), as required by Item 402(t) of Regulation S-K, assuming a date of March 31, 2015, the end of the quarter in which we expect the closing to occur.

Mylan shareholders are being asked to approve, on a non-binding advisory basis, specified compensatory arrangements between Mylan and its named executive officers relating to the Transaction (see “Proposal 2: Non-Binding Advisory Vote on Specified Compensatory Arrangements with Named Executive Officers of Mylan” beginning on page 119 of this proxy statement/prospectus). Because the vote to approve such compensation is advisory only, it will not be binding on Mylan. Accordingly, if the Business Transfer Agreement is approved by the Mylan shareholders and the Transaction is completed, the compensation will be payable regardless of the outcome of the vote to approve such compensation.

Name	Equity-Based Awards(1)	Tax Reimbursement(2)	Total
Robert J. Coury	$10,693,599	$3,839,899	$14,533,498
Heather Bresch	$10,509,817	$5,282,654	$15,792,471
Rajiv Malik	$6,047,321	$9,455,772	$15,503,093
John D. Sheehan, C.P.A.	$3,170,930	$970,000	$4,140,930
Harry Korman(3)	$—	$—	$—

(1)	Reflect the value of the accelerated vesting of the ordinary course annual equity-based awards held by Mylan’s executive officers (other than ISOs and stock options granted in 2014). The acceleration of these equity awards is deemed to be “single-trigger” because it will occur prior to the closing and is not conditioned upon a termination or a resignation of service. The values shown above assume (i) that no additional equity-based awards will be granted between the date of this proxy statement/prospectus and March 31, 2015, the end of the quarter in which we expect the closing to occur, and (ii) a Mylan share price of $51.70, the average closing market price of Mylan’s common shares over the five business days following the public announcement of the Transaction.
(2)	Reflect the estimated costs of the tax reimbursement payments with respect to the awards under the One-Time Special Performance-Based Program and stock options granted in 2014. In addition, the cost of the tax reimbursement shown for Mr. Malik includes the estimated cost of providing him with a tax equalization payment pursuant to his employment agreement for the incremental income taxes he will incur with respect to the exercise and settlement of his equity-based awards described above as a result of his expatriate assignment from India to the United States. This tax equalization payment does not represent cash received by Mr. Malik, but rather is paid by Mylan to the appropriate taxing authorities. The tax reimbursement payments are deemed to be “single-trigger” because they will be paid immediately following the closing and are not conditioned upon a termination or a resignation of service. The values shown above assume (i) a date of March 31, 2015, the end of the quarter in which we expect the closing to occur, (ii) that no additional equity-based awards will be granted between the date of this proxy statement/prospectus and such date, (iii) a fair value of $9.13 per stock appreciation right granted under the One-Time Special Performance-Based Program, (iv) a fair value of $14.85 per stock option granted to executive officers in 2014 and a fair value of $18.10 per stock option granted to directors in 2014, (v) a 15% Transaction-Related Excise Tax rate, (vi) a combined U.S. federal, state, and local tax rate of 46.02%, and (vii) an Indian tax rate of 33.99% (including applicable surcharges). The actual cost of the tax reimbursement payments that will be made will be calculated following the closing date of the Transaction.
(3)	Mr. Korman retired from Mylan effective July 1, 2014, and is not expected to be subject to the Transaction-Related Excise Tax.

Board of Directors and Management Following the Transaction

Following the consummation of the Transaction, the directors of New Mylan are expected to be the same as the directors of Mylan prior to the consummation of the Transaction.

The executive officers of New Mylan following the consummation of the Transaction are expected to be the same as the executive officers of Mylan prior to the consummation of the Transaction.

Security Ownership of Certain Beneficial Owners and Management of Mylan

The following tables set forth information regarding the beneficial ownership of Mylan common stock as of December 19, 2014 by (i) all persons who beneficially own five percent or more of the outstanding Mylan common stock, (ii) Mylan’s directors, Chief Executive Officer, Chief Financial Officer, and the three other most highly compensated executive officers of Mylan who were serving at the end of 2013, and (iii) all directors and executive officers of Mylan as a group (based on 375,026,328 shares of Mylan common stock outstanding as of such date). For purposes of these tables, and in accordance with the rules of the SEC, shares are considered “beneficially owned” if the person, directly or indirectly, has sole or shared voting or investment power over such shares. A person is also considered to beneficially own shares that he or she has the right to acquire within 60 days of December 19, 2014. Unless otherwise indicated, the principal address of each of the Mylan shareholders listed below is c/o Mylan Inc., 1000 Mylan Boulevard, Canonsburg, Pennsylvania 15317. To Mylan’s knowledge, as of December 19, 2014, the persons in the following table have sole voting and investment power, either directly or through one or more entities controlled by such person, with respect to all of the shares shown as beneficially owned by them, unless otherwise indicated in the footnotes below.

Shareholders Owning Approximately 5% or More

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
The Vanguard Group, Inc.(1) 100 Vanguard Blvd., Malvern, PA 19355	27,106,532	7.2%

BlackRock, Inc.(2) 40 East 52nd Street, New York, NY 10022	26,427,578	7.0%

(1)	Based on the Schedule 13G/A filed by The Vanguard Group, Inc. with the SEC on February 11, 2014. The Vanguard Group, Inc. has sole dispositive power over 26,522,154 shares, sole voting power over 627,478 shares, and shared dispositive power over 584,378 shares.
(2)	Based on the Schedule 13G/A filed by BlackRock, Inc. with the SEC on February 11, 2014. BlackRock, Inc. has sole dispositive power over 26,427,578 shares and sole voting power over 22,734,689 shares.

Directors, Executive Officers, and Directors and Executive Officers as a Group

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership		Options Exercisable and Restricted Shares Vesting within 60 Days		Percent of Class
Heather Bresch	294,575	(1)	547,101	(2)	*
Wendy Cameron	60,878		106,551		*
Hon. Robert J. Cindrich	14,526		30,645		*
Robert J. Coury	1,076,596	(3)	965,728		*
JoEllen Lyons Dillon	—		—		*
Neil Dimick, C.P.A.	34,978		19,781		*
Melina Higgins	23,742	(4)	6,623		*
Harry Korman(5)	92,845	(6)	73,881		*
Douglas Leech, C.P.A.	29,891		62,271		*
Rajiv Malik	289,117		359,951	(7)	*
Joseph C. Maroon, M.D.	38,178		106,551		*
Mark W. Parrish	26,051		54,418		*
Rodney L. Piatt, C.P.A.	55,678		106,551		*
John D. Sheehan, C.P.A.	48,284		83,216		*
Randall L. (Pete) Vanderveen, Ph.D., R.Ph	32,178		106,551		*
All directors and executive officers as a group (15 persons, including Anthony Mauro(8) but not including Harry Korman(5))	2,056,940	(9)	2,595,385	(10)	1.2%

*	Less than 1%
(1)	Includes 1,157 shares held in Ms. Bresch’s 401(k) account.
(2)	Includes 116,496 restricted stock units (scheduled to vest on December 31, 2014) all of which were granted under the 2003 Plan.
(3)	Includes 4,957 shares held in Mr. Coury’s 401(k) account and 20,000 shares held by The Robert J. Coury Family Foundation.
(4)	Includes 19,000 shares held by Ms. Higgins’s spouse.
(5)	Mr. Korman retired from Mylan effective July 1, 2014.
(6)	Includes 1,001 shares held in Mr. Korman’s 401(k) account.
(7)	Includes 74,557 restricted stock units (scheduled to vest on December 31, 2014) all of which were granted under the 2003 Plan.
(8)	Mr. Mauro is an executive officer.
(9)	Includes 11,688 shares held in the executive officers’ 401(k) accounts.
(10)	Includes 212,488 restricted stock units (scheduled to vest on December 31, 2014) all of which were granted under the 2003 Plan.

Security Ownership of Certain Beneficial Owners and Management of New Mylan Following the Transaction

The following tables set forth information, as of December 19, 2014, regarding the expected beneficial ownership of New Mylan ordinary shares after giving effect to the Transaction, of (i) each person that, based on current ownership of Mylan common stock or otherwise, is expected to be a beneficial owner of five percent or more of New Mylan ordinary shares, (ii) each of the individuals who is expected to be a director or an executive officer of New Mylan following the consummation of the Transaction, and (iii) all of the individuals who are expected to be directors and executive officers of New Mylan following consummation of the Transaction, as a group. Unless otherwise indicated, the principal address of each of the Mylan shareholders listed below is c/o Mylan Inc., 1000 Mylan Boulevard, Canonsburg, Pennsylvania 15317.

In the case of persons other than Abbott, percentage of beneficial ownership is based on the ownership of Mylan common stock (including shares he or she has the right to acquire within 60 days of December 19, 2014) as of December 19, 2014 and is calculated in accordance with applicable SEC rules. To Mylan’s knowledge, as of December 19, 2014, the persons in the following tables have sole voting and investment power, either directly or through one or more entities controlled by such person, with respect to all of the shares shown as beneficially owned by them, unless otherwise indicated in the footnotes below. The following tables also assume that 486,228,842 New Mylan ordinary shares are issued and outstanding as of immediately following the consummation of the Transaction (which number is estimated based on the number of shares of Mylan common stock issued and outstanding as of December 19, 2014, the number of New Mylan ordinary shares that will be issued to Abbott as Consideration for the Business Transfer, and the aggregate number of shares of Mylan common stock underlying restricted stock units and performance-based restricted stock units held by directors and executive officers that will vest and be settled prior to the Transaction).

Shareholders Owning Approximately 5% or More

Name and Address of Beneficial Owner	Number of Shares of Mylan Common Stock Before Transaction		Total Number of Shares of New Mylan Ordinary Shares After Transaction(1)	Percent of Class
Subsidiaries of Abbott(2)
c/o Abbott Laboratories
100 Abbott Park Road, Abbott Park, IL 60064	—		110,000,000	22.6%

The Vanguard Group, Inc. 100 Vanguard Blvd., Malvern, PA 19355	27,106,532	(3)	27,106,532	5.6%

BlackRock, Inc. 40 East 52nd Street, New York, NY 10022	26,427,578	(4)	26,427,578	5.4%

(1)	At the effective time, each share of Mylan common stock then issued and outstanding and all associated rights will be cancelled and automatically converted into and become the right to receive one New Mylan ordinary share.
(2)	Abbott and its subsidiaries that own New Mylan ordinary shares will be subject to the terms of the Shareholder Agreement. See “Other Related Agreements—Shareholder Agreement” beginning on page 115 of this proxy statement/prospectus.
(3)	Based on the Schedule 13G/A filed by The Vanguard Group, Inc. with the SEC on February 11, 2014. The Vanguard Group, Inc. has sole dispositive power over 26,522,154 shares, sole voting power over 627,478 shares, and shared dispositive power over 584,378 shares.
(4)	Based on the Schedule 13G/A filed by BlackRock, Inc. with the SEC on February 11, 2014. BlackRock, Inc. has sole dispositive power over 26,427,578 shares and sole voting power over 22,734,689 shares.

Directors, Executive Officers, and Directors and Executive Officers as a Group

Beneficial Owner	Number of Shares of Mylan Common Stock Before Transaction(1)		Total Number of Shares of New Mylan Ordinary Shares Following the Transaction(6)		Options Exercisable within 60 Days(7)(8)	Percent of Class
Heather Bresch	698,498	(2)	698,498	(2)	576,192	*
Wendy Cameron	64,487		64,487		106,551	*
Hon. Robert J. Cindrich	18,135		18,135		30,645	*
Robert J. Coury	1,411,700	(3)	1,411,700	(3)	1,151,747	*
JoEllen Lyons Dillon	3,609		3,609		—	*
Neil Dimick, C.P.A.	38,587		38,587		19,781	*
Melina Higgins	27,351	(4)	27,351	(4)	6,623	*
Douglas J. Leech, C.P.A.	33,500		33,500		62,271	*
Rajiv Malik	537,001		537,001		382,372	*
Joseph C. Maroon, M.D.	41,787		41,787		106,551	*
Anthony Mauro	110,939	(5)	110,939	(5)	42,104	*
Mark W. Parrish	29,660		29,660		54,418	*
Rodney L. Piatt, C.P.A.	59,287		59,287		106,551	*
John D. Sheehan, C.P.A.	149,126		149,126		133,949	*
Randall L. (Pete) Vanderveen, Ph.D., R.Ph	35,787		35,787		106,551	*
All directors and executive officers as a group (15 persons)	3,259,454		3,259,454		2,886,306	1.3%

(1)	Represents the shares of Mylan common stock held as of December 19, 2014 plus the aggregate number of shares of Mylan common stock underlying restricted stock units and performance-based restricted stock units that will vest and be settled prior to the Transaction. The figures do not take into account the reduction in the number of shares of Mylan common stock that will be delivered to executive officers in settlement of restricted stock units and performance-based restricted stock units that vest to satisfy tax withholding obligations. The listed individuals may sell or otherwise transfer shares of Mylan common stock prior to the Transaction. See “The Transaction—Interests of Certain Persons in the Transaction—Treatment of Certain Equity-Based Awards” beginning on page 70 of this proxy statement/prospectus for a description of the treatment of restricted stock units and performance-based restricted stock units in connection with the Transaction.
(2)	Includes 1,157 shares held in Ms. Bresch’s 401(k) account.
(3)	Includes 4,957 shares held in Mr. Coury’s 401(k) account and 20,000 shares held by The Robert J. Coury Family Foundation.
(4)	Includes 19,000 shares held by Ms. Higgins’s spouse.
(5)	Includes 5,574 shares held in Mr. Mauro’s 401(k) account.
(6)	Each share of Mylan common stock will be cancelled and automatically converted into and become the right to receive one New Mylan ordinary share.
(7)	Represents the vested stock options held as of December 19, 2014 plus the options (i) that will vest prior to the Transaction and (ii) any ISOs and stock options granted in 2014 that will vest within 60 days of December 19, 2014. As described in “—Interests of Certain Persons in the Transaction—Treatment of Certain Equity-Based Awards” beginning on page 70 of this proxy statement/prospectus, it is anticipated that the Mylan directors and executive officers will exercise most or all of their stock options (except for ISOs and stock options granted in 2014) prior to the Transaction in order to avoid the application of the Transaction-Related Excise Tax and will also sell some or all of the shares underlying the stock options that were vested as of November 4, 2014 to mitigate the tax and other costs imposed on them from such exercise and the Transaction.
(8)	Each Mylan stock option will be converted into a stock option with respect to New Mylan ordinary shares.

Regulatory Approvals Required

Mylan and the Business derive revenues in a number of jurisdictions where antitrust or competition filings or approvals are or may be required. In particular, completion of the Business Transfer is subject to the receipt of regulatory approvals from the relevant competition authorities in the European Union, Australia, New Zealand, Canada, Japan, Brazil, India, and the United States or the expiration of the applicable waiting periods under the antitrust and competition laws of such jurisdictions.

Mylan made filings with the relevant competition authorities in Japan, Brazil, and the United States on August 8, 2014, in India on August 12, 2014, in Canada on August 13, 2014, in Australia on October 7, 2014, in New Zealand on October 8, 2014, and in the European Union on November 28, 2014. On September 3, 2014, Mylan voluntarily withdrew its filing with the JFTC and refiled its notification on October 15, 2014. We have received clearance from Brazil, which cleared our transaction on September 2, 2014. Additionally, the waiting period under the HSR Act with respect to the notification with the FTC expired at 11:59 p.m. Eastern Time on September 8, 2014. On September 22, 2014, the Canadian Competition Bureau issued a “no action” letter in connection with Mylan’s filing in Canada. Mylan received clearance from the JFTC, the Competition Commission of India, the Australian Competition & Consumer Commission, and the New Zealand Commerce Commission on October 31, 2014, November 10, 2014, December 4, 2014, and December 11, 2014, respectively. Mylan is waiting for clearance in the European Union.

The Business Transfer cannot be consummated until after the relevant approvals have been obtained or applicable waiting periods have expired under the antitrust and competition laws of the countries listed above where filings or approvals are or may be required. Mylan cannot assure you that a challenge to the Business Transfer will not be made or that, if a challenge is made, it will not succeed. For more information, see “Risk Factors—Risks Related to the Transaction—Mylan and Abbott must obtain required approvals and consents to consummate the Transaction, which, if delayed or not granted, may jeopardize or delay the consummation of the Transaction, result in additional expenditures of money and resources, and/or reduce the anticipated benefits of the Transaction” beginning on page 30 of this proxy statement/prospectus.

Mylan has agreed to take any and all steps necessary to avoid or eliminate antitrust impediments or objections and to close the transactions contemplated by the Business Transfer Agreement as promptly as practicable. For a description of certain of Mylan’s and Abbott’s specific obligations in the Business Transfer Agreement related to regulatory clearances, see “The Business Transfer Agreement and Plan of Merger—Covenants—Regulatory and Other Authorizations” beginning on page 104 of this proxy statement/prospectus.

Certain Relationships and Related Party Transactions

Since January 1, 2013, Mylan has been a party to the following transactions in which the amount involved exceeds $120,000 and in which any of the individuals anticipated to serve as directors or executive officers of New Mylan following the consummation of the Transaction, or any of their immediate family members or affiliates, has a direct or indirect material interest:

•	Coury Investment Advisors, Inc. (“CIA”) and Coury Financial Group, LP (“CFG”), the principals of which are brothers of Mr. Coury, Mylan’s Executive Chairman, serves as the broker in connection with several of Mylan’s employee benefit programs. CIA and CFG have served in these roles for Mylan since approximately 1995. In 2013 and 2014 (as of December 1, 2014), CIA and CFG received total payments for these services from the insurance carriers of approximately $575,000 and $515,000, respectively.

•	Mylan entered into a contract with Coury Consulting, L.P. (“Coury Consulting”) another entity of which Mr. Coury’s brothers are the principals, to provide advisory services with regard to Mylan’s Human Resources department as well as certain of Mylan’s compensation, benefits, and health care related programs. This agreement with Coury Consulting commenced on October 1, 2013 and has an initial term of 15 months. Mylan will pay Coury Consulting $30,000 a month pursuant to this agreement, with the possibility of an additional bonus at Mylan’s sole discretion.

In 2013, the Mylan Board approved a related party transactions policy that establishes guidelines for reviewing and approving transactions involving any director or certain executives in which (1) the aggregate amount involved will or may be expected to exceed $25,000; (2) Mylan or an affiliate of Mylan is a participant; and (3) any related party has or will have a direct or indirect interest.

No Dissenting Shareholders’ Rights

Dissenters’ rights are statutory rights that enable shareholders who object to extraordinary transactions, such as mergers, to demand that the corporation pay such shareholders the fair value of their shares as determined by a court in a judicial proceeding instead of receiving the consideration offered to shareholders in connection with the extraordinary transaction. Dissenters’ rights are not available in all circumstances and exceptions to those rights are set forth in the PBCL.

Under the PBCL, shareholders of a corporation are not entitled to exercise dissenters’ rights if, as of the record date, shares of the corporation are either listed on a national securities exchange or held beneficially or of record by more than 2,000 people. As of the Record Date, Mylan common stock was listed on NASDAQ. Therefore, holders of Mylan common stock will not be entitled to exercise dissenters’ rights under the PBCL in connection with the Merger. If the Business Transfer Agreement is approved and the Merger is completed, holders of Mylan common stock who voted against the approval of the Business Transfer Agreement will be treated the same as holders who voted to approve the Business Transfer Agreement and their shares will automatically be converted into the right to receive the merger consideration.

Listing of New Mylan Ordinary Shares on NASDAQ

New Mylan ordinary shares currently are not traded or quoted on a stock exchange or quotation system. It is a condition to the completion of the Merger that the New Mylan ordinary shares to be issued to Mylan shareholders pursuant to the Merger be approved for listing on NASDAQ or the New York Stock Exchange, subject to official notice of issuance. It is anticipated that the New Mylan ordinary shares will be listed on NASDAQ under the symbol “MYL.”

Delisting and Deregistration of Shares of Mylan Common Stock

Upon the completion of the Merger, the Mylan common stock currently listed on NASDAQ will cease to be quoted on NASDAQ and will subsequently be deregistered under the Exchange Act.

Accounting Treatment of the Transaction

The Transaction will be accounted for using the acquisition method of accounting for business combinations under U.S. GAAP, with Mylan being treated as the accounting acquirer. Under this method of accounting, Mylan will measure the assets acquired and liabilities assumed at their fair values as of the consummation of the Transaction. Any excess of the purchase price over those fair values will be recorded as goodwill.

The purchase price reflected in the unaudited pro forma financial information in the section entitled “Unaudited Pro Forma Financial Information” beginning on page 125 of this proxy statement/prospectus is based on preliminary estimates using assumptions Mylan’s management believes are reasonable based on currently available information. The final purchase price and fair value assessment of assets and liabilities will be based in part on a detailed valuation which has not yet been completed.

Material Tax Consequences of the Transaction

This section contains a general discussion of the material tax consequences of the Transaction, post-Transaction ownership and disposition of New Mylan ordinary shares, and post-Transaction operations of New Mylan.

U.S. Federal Income Tax Considerations

Scope of Discussion

The discussion below is based upon the existing provisions of the Code, applicable U.S. Treasury Regulations, judicial authority, administrative rulings effective as of the date hereof, and the income tax treaty between the United Kingdom and the United States (“Tax Treaty”). These laws and authorities are subject to change, possibly with retroactive effect. Any such change could produce tax consequences to Mylan, New Mylan, and the holders of Mylan common stock and New Mylan ordinary shares that are different than those described herein. The discussion below does not address any state, local or foreign tax consequences or any U.S. federal tax consequences other than U.S. federal income tax consequences (such as estate and gift tax consequences or U.S. Medicare contribution tax consequences that may be applicable to a holder).

The discussion below is limited to U.S. Holders and non-U.S. Holders, in each case, who hold shares of Mylan common stock or New Mylan ordinary shares as capital assets within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion is only a summary of the material U.S. federal income tax consequences of the Transaction and does not purport to be a complete analysis or listing of all of the potential tax effects relevant to a decision on whether to approve the Business Transfer Agreement. In particular, the tax treatment of holders will vary depending upon their particular situations and, except as otherwise noted, this discussion does not deal with all U.S. federal income tax considerations that may be relevant to particular holders in light of their particular circumstances, such as holders who are dealers in securities, who are subject to the alternative minimum tax provisions of the Code, that are banks, financial institutions, insurance companies, or tax-exempt entities, who own, directly, indirectly or constructively, 10% or more of the outstanding Mylan common stock or New Mylan ordinary shares, who do not hold their Mylan common stock or their New Mylan ordinary shares as a capital asset, who acquired their Mylan common stock in connection with stock option or stock purchase plans or in other compensatory transactions, who hold Mylan common stock or New Mylan ordinary shares as part of an integrated investment (including a “straddle”) comprised of Mylan common stock or New Mylan ordinary shares, as the case may be, and one or more other positions, or who may hold Mylan common stock or New Mylan ordinary shares subject to the constructive sale provisions of Section 1259 of the Code.

If a partnership (or an entity treated as a partnership for U.S. federal income tax purposes) holds shares of Mylan common stock or New Mylan ordinary shares, the tax treatment of a partner generally will depend on the status of the partner and on the activities of the partnership. Partners of partnerships holding Mylan common stock or New Mylan ordinary shares should consult their own tax advisors.

For purposes of this discussion, a “U.S. Holder” is a beneficial owner of Mylan common stock or New Mylan ordinary shares that is, for U.S. federal income tax purposes, (i) an individual who is a citizen or resident of the United States, (ii) a U.S. corporation or an entity taxable as a U.S. corporation, (iii) an estate whose income is subject to U.S. federal income tax regardless of its source, or (iv) a trust if (x) a U.S. court can exercise primary supervision over the trust’s administration and (y) one or more U.S. persons are authorized to control all substantial decisions of the trust.

For purposes of this discussion, a “non-U.S. Holder” is a beneficial owner of Mylan common stock or New Mylan ordinary shares that is not a U.S. Holder or a partnership (or an entity treated as a partnership for U.S. federal income tax purposes).

Mylan and New Mylan have not requested and do not intend to request a ruling from the IRS with respect to the Transaction. It is possible that the IRS may take positions concerning the tax consequences of the Transaction that are different than those stated below, and such positions could be sustained.

Tax Consequences of the Transaction to Mylan and New Mylan

Neither Mylan nor New Mylan will recognize gain or loss in the Transaction.

The U.S. Anti-Inversion Rules

New Mylan is incorporated in the Netherlands. Generally, corporations incorporated outside of the United States are not treated as U.S. corporations for U.S. federal income tax purposes. However, as described below, Section 7874 of the Code treats certain corporations incorporated outside the United States as U.S. corporations for U.S. federal income tax purposes. New Mylan believes that it should not be treated as a U.S. corporation for U.S. federal income tax purposes as a result of the Transaction. The IRS might disagree and assert that, under Section 7874 of the Code, New Mylan should be treated as a U.S. corporation for U.S. federal income tax purposes. If the IRS were to successfully assert that New Mylan should be treated as a U.S. corporation for U.S. federal income tax purposes, New Mylan would likely be subject to significantly greater U.S. tax liability than currently contemplated as a non-U.S. corporation.

Under Section 7874 of the Code, New Mylan would be treated as a U.S. corporation for U.S. federal income tax purposes if, after the Transaction, former shareholders of Mylan own (within the meaning of Section 7874 of the Code) 80% or more (by vote or value) of New Mylan ordinary shares by reason of holding Mylan common stock. New Mylan expects that former shareholders of Mylan should own less than 80% (by both vote and value) of New Mylan ordinary shares after the Transaction by reason of their ownership of Mylan common stock. As a result, New Mylan believes that it should not be treated as a U.S. corporation for U.S. federal income tax purposes as a result of the Transaction.

Changes to Section 7874 of the Code, or the U.S. Treasury Regulations promulgated thereunder, could affect New Mylan’s status as a non-U.S. corporation for U.S. federal income tax purposes. Any such changes could have prospective or retroactive application, and may apply even if enacted or promulgated after the Transaction has closed.

On August 5, 2014, the U.S. Treasury Department announced that it is reviewing a broad range of authorities for possible administrative actions that could limit the ability of a U.S. corporation to complete an inversion transaction or reduce certain tax benefits after an inversion transaction takes place. On September 22, 2014, the U.S. Treasury Department issued a notice announcing its intention to promulgate certain regulations that will apply to inversion transactions completed on or after September 22, 2014.

In the notice, the U.S. Treasury Department also announced that it expects to issue additional guidance to further limit certain inversion transactions. In particular, it is considering regulations that may limit income tax treaty eligibility and the ability of certain foreign-owned U.S. corporations to engage in earnings stripping. Any such future guidance will apply prospectively, but to the extent it applies only to companies that have completed inversion transactions, it will specifically apply to companies that have completed such transactions on or after September 22, 2014. Additionally, there have been recent legislative proposals intended to limit or discourage inversion transactions. Any such future regulatory or legislative actions regarding inversion transactions, if taken, could apply to New Mylan and have a material adverse effect on New Mylan’s business, financial condition, results of operations, cash flows, and/or share price.

For more information about the risks relating to administrative or legislative actions, see “Risk Factors—Risks Related to the Business of New Mylan—New Mylan is expected to be treated as a non-U.S. corporation for U.S. federal income tax purposes. Any changes to the tax laws or changes in other laws, regulations, rules, or interpretations thereof applicable to inverted companies and their affiliates, whether enacted before or after the Transaction, may materially adversely affect New Mylan” beginning on page 16 of this proxy statement/prospectus.

The remainder of this discussion assumes that New Mylan will be treated as a non-U.S. corporation for U.S. federal income tax purposes. The U.S. federal income tax consequences of owning New Mylan ordinary shares would be materially different than those stated herein if, notwithstanding New Mylan’s expectation, New Mylan were to be treated as a U.S. corporation for U.S. federal income tax purposes.

Limitation on the Utilization of Mylan’s (and its U.S. Affiliates’) Tax Attributes

Under Section 7874 of the Code, if, during the ten-year period beginning on the date of the Transaction, Mylan (or one of its U.S. affiliates) were to recognize certain income or gain, including from the transfer of shares or the sale or license of certain property, then Mylan (or its U.S. affiliate) would not be able to utilize certain U.S. tax attributes (including net operating losses and certain tax credits) to offset such U.S. taxable income.

Tax Consequences of the Transaction to Holders of Mylan Common Stock

U.S. Holders

Although you should consult with your personal tax advisor, New Mylan believes that the receipt of the New Mylan ordinary shares in exchange for shares of Mylan common stock pursuant to the Transaction will be a taxable transaction for U.S. federal income tax purposes. Therefore, generally, a U.S. Holder will recognize capital gain or loss equal to the difference between (i) the shareholder’s adjusted tax basis in the shares of the Mylan common stock exchanged and (ii) the fair market value of the New Mylan ordinary shares received in the Transaction. A U.S. Holder’s adjusted tax basis in the shares of Mylan common stock generally should equal the holder’s purchase price for the shares, as adjusted to take into account stock dividends, stock splits or similar transactions.

Capital gains of a non-corporate U.S. Holder (including an individual) will be eligible for the preferential U.S. federal income tax rates applicable to long-term capital gains if the U.S. Holder has held its Mylan common stock for more than one year as of the closing date of the Transaction. The deductibility of capital losses is subject to limitations. If a U.S. Holder acquired different blocks of shares of Mylan common stock at different times or different prices, the U.S. Holder must determine its tax basis and holding period separately with respect to each block of Mylan common stock. Any gain or loss recognized by a U.S. Holder will be treated as U.S. source gain or loss, unless (1) the shares are attributable to an office or other fixed place of business of the U.S. Holder outside the United States or the U.S. Holder has a tax home outside the United States and (2) the U.S. Holder pays an income tax to a foreign country of at least 10% on the income, if any, from the disposition.

A U.S. Holder will have an aggregate tax basis in the New Mylan ordinary shares received in the Transaction that is equal to the fair market value of the New Mylan ordinary shares as of the effective date of the Transaction, and the holding period of the New Mylan ordinary shares will begin on the day after the Transaction becomes effective.

Except in the case of certain corporations or other exempt holders, New Mylan ordinary shares received by a U.S. Holder in the Transaction may be subject to U.S. information reporting requirements and may be subject to backup withholding unless the U.S. Holder provides an accurate taxpayer identification number on a properly completed IRS Form W-9 (or appropriate successor form) and certifies that no loss of exemption from backup withholding has occurred. The amount of any backup withholding will be allowed as a refund or credit against a holder’s U.S. federal income tax liability, provided that certain required information is timely furnished to the IRS.

U.S. Holders who hold shares of both Mylan and Abbott at the time of the Transaction, or who acquire a percentage interest in New Mylan that is greater than or equal to their percentage interest in Mylan as a result of acquisitions of New Mylan ordinary shares in connection with the Transaction, may be subject to different treatment in the Transaction, as described below under “—Special Consequences of the Transaction to Holders of Mylan Common Stock That Also Own Abbott Common Shares, or That Acquire Additional New Mylan Ordinary Shares in Connection with the Transaction.”

Mylan recommends that U.S. Holders consult their own tax advisors as to the particular tax consequences of the Transaction, including the effect of U.S. federal, state and local tax laws or foreign tax laws.

Non-U.S. Holders

A non-U.S. Holder generally will not be subject to U.S. federal income tax on any gain unless:

•	the gain is “effectively connected” with the non-U.S. Holder’s conduct of a trade or business in the United States, and, if required by an applicable income tax treaty as a condition for subjecting the holder to U.S. federal income taxation on a net income basis, the gain is attributable to a U.S. permanent establishment of the non-U.S. Holder;

•	the non-U.S. Holder is an individual who is present in the United States for 183 days or more during the taxable year of the Transaction and certain other conditions are satisfied; or

•	Mylan common stock constitutes a “U.S. real property interest” by reason of Mylan’s status as a U.S. real property holding corporation for U.S. federal income tax purposes at any time during the shorter of the period that the non-U.S. Holder owned Mylan common stock or the five-year period ending on the date of the exchange, and the non-U.S. Holder is not eligible for any special exemption or the exception from the definition of U.S. real property interest for certain interests in publicly traded corporations. Mylan believes that for the relevant five-year period it was not, currently is not, and does not anticipate becoming, a U.S. real property holding corporation. Mylan recommends that non-U.S. Holders consult their own tax advisors regarding the potential tax consequences if Mylan is treated as a U.S. real property holding corporation.

If the gain is “effectively connected” with the non-U.S. Holder’s conduct of a trade or business in the United States and, if required by an applicable income tax treaty, the gain is attributable to a U.S. permanent establishment of the non-U.S. Holder, the non-U.S. Holder will be subject to tax under the rules described above as if it were a U.S. Holder of Mylan common stock and, in the case of a non-U.S. corporation, may be subject to an additional “branch profits tax” at a 30% rate (or such lower rate as may be specified by an applicable income tax treaty). An individual non-U.S. Holder of Mylan common stock who is present in the United States for 183 days or more during the taxable year of the Transaction and satisfies certain other conditions will be subject to U.S. federal income tax at a 30% rate (or such lower rate as may be specified by an applicable income tax treaty) on the gain, which may be offset by U.S. source capital losses of the non-U.S. Holder so long as the non-U.S. Holder has timely filed U.S. federal income tax returns with respect to such losses.

A non-U.S. Holder will not be subject to U.S. backup withholding if it provides a certification of foreign status on a properly completed IRS Form W-8BEN or W-8BEN-E (or other applicable form). Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against the non-U.S. Holder’s U.S. federal income tax liability, so long as the required information is timely furnished to the IRS.

If a non-U.S. Holder is a citizen or resident of, or otherwise subject to taxation in, a country other than the United States, the foreign tax consequences of the receipt of New Mylan ordinary shares pursuant to the Transaction will depend on the applicable tax laws in such country.

Non-U.S. Holders who hold shares of both Mylan and Abbott at the time of the Transaction, or who acquire a percentage interest in New Mylan that is greater than or equal to their percentage interest in Mylan as a result of acquisitions of New Mylan ordinary shares in connection with the Transaction, may be subject to different treatment in the Transaction, as described below under “—Special Consequences of the Transaction to Holders of Mylan Common Stock That Also Own Abbott Common Shares, or That Acquire Additional New Mylan Ordinary Shares in Connection with the Transaction.”

All non-U.S. Holders may be subject to withholding at a 30% rate (or such lower rate as may be specified by an applicable income tax treaty) on the full fair market value of the New Mylan ordinary shares received in the Transaction, as described below.

Mylan recommends that non-U.S. Holders consult their own tax advisors as to the particular tax consequences of the Transaction, including the effect of U.S. federal, state, and local tax laws or foreign tax laws.

Special Consequences of the Transaction to Holders of Mylan Common Stock That Also Own Abbott Common Shares, or That Acquire Additional New Mylan Ordinary Shares in Connection with the Transaction

For a holder of Mylan common stock that is subject to Section 304 of the Code, the U.S. federal income tax treatment of the Transaction will differ from that described above.

Generally, a holder of Mylan common stock will not be subject to Section 304 of the Code if the holder (i) has a minimal percentage interest in Mylan and exercises no control over Mylan’s corporate affairs and (ii) owns (including by attribution) a percentage interest in New Mylan after the Transaction that is less than the holder’s percentage interest in Mylan immediately before the Transaction. A holder’s percentage interest in New Mylan will be smaller than such holder’s percentage interest in Mylan if (i) at the time of the Transaction such holder owns no Abbott common shares (or owns a percentage interest in Abbott that is smaller than such holder’s percentage interest in Mylan) and (ii) does not acquire any additional New Mylan ordinary shares in connection with the Transaction.

Section 304 may apply to other holders of Mylan common stock. Mylan recommends that holders that own (including by attribution) a percentage interest in New Mylan after the Transaction that is equal to or greater than the holder’s percentage interest in Mylan immediately before the Transaction consult their own tax advisors.

If Section 304 applies to a holder of Mylan common stock, the holder will be treated as receiving a distribution in respect of the New Mylan ordinary shares it receives in the Transaction. Such distribution will be taxable as a dividend (in an amount equal to the fair market value of the New Mylan ordinary shares received) to the extent of the holder’s allocable share of the earnings and profits of Mylan and New Mylan. To the extent that the amount of any distribution under Section 304 exceeds Mylan’s and New Mylan’s current and accumulated earnings and profits for the taxable year of the Transaction, the distribution will first be treated as a tax-free return of capital, causing a reduction in the holder’s adjusted tax basis in its Mylan common stock, and to the extent the amount of the distribution exceeds such tax basis, the excess will be taxed as capital gain recognized on a sale or exchange of such holder’s Mylan common stock. The amount of any such gain will be taxed as described above under “Tax Consequences of the Transaction to Holders of Mylan Common Stock—U.S. Holders” and “—Non-U.S. Holders,” as applicable.

For U.S. Holders, dividends are generally taxable as ordinary income. However, non-corporate U.S. Holders may be eligible for a reduced rate of taxation on deemed dividends arising under Section 304, subject to exceptions for short-term and hedged positions. For corporate U.S. Holders, dividends (a) generally will be eligible for a dividends-received deduction (subject to certain requirements and limitations) to the extent they are attributable to Mylan’s (and not New Mylan’s) earnings and profits and (b) may be subject to the “extraordinary dividend” provisions of the Code.

For non-U.S. Holders, the receipt of any amounts treated as a dividend to the extent they are attributable to Mylan’s (and not New Mylan’s) earnings and profits generally will be subject to U.S. withholding tax at a 30% rate (or such lower rate as may be specified by an applicable income tax treaty). However, because the application of Section 304 depends on a holder’s particular circumstances, withholding agents may not be able to determine whether a holder is treated as receiving a dividend for U.S. federal income tax purposes. Therefore, withholding agents may withhold against all non-U.S. Holders at a 30% rate (or such lower rate as may be specified by an applicable income tax treaty) on the full fair market value of the New Mylan ordinary shares received. Proposed but not finalized U.S. Treasury Regulations would allow a withholding agent to establish special procedures allowing non-U.S. Holders that are exempt from such withholding tax to certify their exemption to the withholding agent, however it is uncertain whether withholding agents will establish such procedures. If a withholding agent withholds a portion of the New Mylan ordinary shares to be received by a non-U.S. Holder that is exempt from such withholding, the non-U.S. Holder may apply for a refund.

In order to obtain a reduced rate of withholding under a tax treaty, a non-U.S. Holder claiming such reduced rates will be required to deliver a properly completed IRS Form W-8BEN or W-8BEN-E (or other applicable form) to the applicable withholding agent before New Mylan ordinary shares are paid pursuant to the Transaction. Non-U.S. Holders may seek a refund from the IRS of amounts withheld on distributions in excess of their allocable share of Mylan’s current and accumulated earnings and profits, to the extent such amounts are not otherwise subject to U.S. federal income tax.

A holder that receives a dividend under Section 304 of the Code should be aware that a U.S. law commonly referred to as FATCA potentially imposes a withholding tax of 30% on payments of dividends on the equity of a U.S. issuer to (a) a foreign financial institution (as a beneficial owner or as an intermediary), unless such institution enters into an agreement with the U.S. government (or is required by applicable local law under an intergovernmental agreement with the U.S. government) to collect and provide to the U.S. or other relevant tax authorities certain information regarding U.S. account holders of such institution; or (b) a foreign entity (as a beneficial owner) that is not a financial institution unless the entity provides the withholding agent with a certification that it does not have any substantial U.S. owners or that identifies its substantial U.S. owners, which generally includes any specified U.S. person that directly or indirectly owns more than a specified percentage of the entity. Mylan recommends that non-U.S. Holders, and any U.S. Holders that own Mylan common stock through a non-U.S. intermediary, consult their own tax advisors regarding FATCA.

The receipt of New Mylan ordinary shares in the Transaction may also be subject to backup withholding, as described above.

Section 304 and the regulations and guidance thereunder are complex. Mylan recommends that a holder that actually or constructively owns both Mylan common stock and Abbott common shares, or that purchases additional New Mylan ordinary shares in connection with the Transaction, consult its own tax advisors with respect to the application of Section 304 in its particular circumstances (including as to its tax basis in the shares subject to Section 304). Mylan recommends that a holder of Mylan common stock that also owns Abbott common shares consult its own tax advisors regarding the possible desirability of selling its shares in either Mylan or Abbott prior to the Transaction or in New Mylan immediately after the Transaction.

IF A HOLDER IS SUBJECT TO U.S. FEDERAL INCOME TAX WITHHOLDING, BACKUP WITHHOLDING OR FATCA WITHHOLDING ON ALL OR ANY PORTION OF THE NEW MYLAN ORDINARY SHARES RECEIVED IN THE TRANSACTION, THEN THE APPLICABLE WITHHOLDING AGENT WILL GENERALLY BE REQUIRED TO WITHHOLD THE APPROPRIATE AMOUNT EVEN THOUGH THERE IS NO CASH FROM WHICH TO SATISFY ITS WITHHOLDING OBLIGATION. TO SATISFY THIS WITHHOLDING OBLIGATION, THE APPLICABLE WITHHOLDING AGENT MAY COLLECT THE AMOUNT OF U.S. FEDERAL INCOME TAX REQUIRED TO BE WITHHELD BY REDUCING TO CASH FOR REMITTANCE TO THE IRS A SUFFICIENT PORTION OF THE NEW MYLAN ORDINARY SHARES THAT THE HOLDER WOULD OTHERWISE RECEIVE, AND THE HOLDER MAY BEAR BROKERAGE OR OTHER COSTS FOR THIS WITHHOLDING PROCEDURE.

Tax Consequences of Holding Shares in New Mylan

U.S. Holders

Dividends. The gross amount of cash distributions on New Mylan ordinary shares (including amounts withheld in respect of taxes, if any) will be taxable as dividends to the extent paid out of New Mylan’s current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Such income will be includable in a U.S. Holder’s gross income as ordinary income on the day actually or constructively received. Such dividends will not be eligible for the dividends-received deduction allowed to corporations under the Code.

Subject to exceptions for short-term and hedged positions, non-corporate U.S. Holders (including individuals) may be eligible for reduced rates of taxation applicable to “qualified dividend income” on certain dividends if (i) New Mylan is eligible for the benefits of a comprehensive income tax treaty with the United States that the U.S. Treasury Department determines to be satisfactory for purposes of the qualified dividend rules and that includes an exchange of information program and (ii) New Mylan was not, in its taxable year prior to the distribution, and is not, in its taxable year of the distribution, a passive foreign investment company (“PFIC”) under Section 1297 of the Code. The U.S. Treasury Department has determined that the Tax Treaty meets these requirements, and New Mylan believes that it is eligible for benefits under the Tax Treaty. As explained below, New Mylan believes it will not be a PFIC in the taxable year in which the Transaction closes, and does not anticipate becoming a PFIC in any subsequent taxable year.

Except if certain exceptions apply, dividends paid by New Mylan should constitute foreign source income and will, depending on the U.S. Holder’s circumstances, be either “passive” or “general” category income for purposes of computing the foreign tax credit allowable to the holder. Foreign tax credits will not be allowed for foreign dividend withholding taxes, if any, imposed on a U.S. Holder in respect of certain short-term or hedged positions in New Mylan ordinary shares. The foreign tax credit rules are complex and New Mylan recommends that U.S. Holders consult their own tax advisors concerning the implications of these rules in light of their particular circumstances.

To the extent that the amount of any distribution exceeds New Mylan’s current and accumulated earnings and profits for a taxable year, as determined under U.S. federal income tax principles, the distribution will first be treated as a tax-free return of capital, causing a reduction (but not below zero) in the adjusted tax basis of the U.S. Holder’s New Mylan ordinary shares, and to the extent the amount of the distributions exceeds such adjusted tax basis, the excess will be taxed as capital gain recognized on a sale or exchange.

Capital gains. For U.S. federal income tax purposes, a U.S. Holder will recognize gain or loss on any sale or exchange of a New Mylan ordinary share in an amount equal to the difference between the amount realized for the share and its adjusted tax basis in the share. The gain or loss recognized by a U.S. Holder on the sale or exchange will generally be capital gain or loss. Capital gains of a non-corporate U.S. Holder (including an individual) will be eligible for the preferential U.S. federal income tax rates applicable to long-term capital gains if the U.S. Holder has held its New Mylan ordinary shares for more than one year as of the date of the sale or exchange. The deductibility of capital losses is subject to limitations.

Passive Foreign Investment Company. U.S. Holders would be subject to a special, adverse U.S. federal income tax regime (that would differ in certain respects from that described above) if New Mylan were, or were to become, a PFIC for U.S. federal income tax purposes. Although New Mylan believes it will not be a PFIC for the current year and that it is unlikely that it will become a PFIC, the determination of whether a non-U.S. corporation is a PFIC is made annually, and thus may be subject to change. In addition, the IRS or a court may disagree with New Mylan’s position, and New Mylan cannot assure U.S. Holders that New Mylan will avoid PFIC status in the future. New Mylan recommends that U.S. Holders consult with their own tax advisors regarding the adverse U.S. federal income tax consequences of owning the stock of a PFIC and of making certain available elections designed to lessen those adverse consequences.

Controlled Foreign Corporation. If one or more U.S. persons who each own, directly, indirectly or constructively, 10% or more of the vote of New Mylan (each, a “CFC Shareholder”) own directly, indirectly or constructively more than 50% of New Mylan (by vote or value), New Mylan would generally be treated as a controlled foreign corporation (a “CFC”). CFC Shareholders are treated as receiving current distributions of their respective share of certain income of the CFC without regard to any actual distributions. CFC Shareholders are subject to certain burdensome U.S. federal income tax and administrative requirements (but generally are not subject to the requirements generally applicable to U.S. shareholders of a PFIC). In addition, a U.S. Holder who is or has been a CFC Shareholder may recognize dividend income and not capital gain on the disposition of shares of the CFC. U.S. Holders who are not CFC Shareholders would not be subject to any additional U.S. federal income tax consequences in the event New Mylan becomes a CFC in the future. New Mylan believes that, after the Transaction, it will not be a CFC and does not expect to become a CFC in the future.

Information reporting and backup withholding. Except in the case of certain corporations or other exempt holders, dividends paid by New Mylan to a U.S. Holder may be subject to U.S. information reporting requirements and may be subject to backup withholding unless the U.S. Holder provides an accurate taxpayer identification number on a properly completed IRS Form W-9 and certifies that no loss of exemption from backup withholding has occurred. The amount of any backup withholding will be allowed as a credit against the U.S. Holder’s U.S. federal income tax liability and may entitle the U.S. Holder to a refund, provided that certain required information is timely furnished to the IRS.

Specified foreign financial assets. Individual U.S. Holders that own “specified foreign financial assets” with an aggregate value in excess of $50,000 are generally required to file an information statement along with their tax returns, currently on IRS Form 8938, with respect to such assets. “Specified foreign financial assets” include any financial accounts held at a foreign financial institution, as well as securities issued by a foreign issuer (which would include New Mylan ordinary shares) that are held in accounts maintained by financial institutions. Higher reporting thresholds apply to certain individuals living abroad and to certain married individuals. Regulations have been proposed that would extend this reporting requirement to certain entities that are treated as formed or availed of to hold direct or indirect interests in specified foreign financial assets based on certain objective criteria. U.S. Holders who fail to report the required information could be subject to substantial penalties. New Mylan recommends that U.S. Holders consult their own tax advisors concerning the application of these rules to their investment in New Mylan, including the application of the rules to their particular circumstances.

Non-U.S. Holders

Dividends. Non-U.S. Holders generally will not be subject to U.S. federal income tax (including U.S. federal withholding tax) on dividends in respect of New Mylan ordinary shares.

Holders whose dividend is effectively connected with the conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment or fixed place of business maintained by the non-U.S. Holder in the United States) will be subject to U.S. federal income tax on a net income basis in the same manner as if the non-U.S. Holder were a U.S. Holder and, in the case of a non-U.S. corporation, might be subject to an additional “branch profits” tax equal to 30% of its effectively connected earnings and profits (or such lower rate as may be specified by an applicable income tax treaty) in the same manner as a U.S. Holder, as described above.

Capital gain. In addition, a non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax on any gain recognized on the sale, exchange or other disposition of New Mylan Ordinary shares unless:

•	the gain is “effectively connected” with the non-U.S. Holder’s conduct of a trade or business in the United States, and, if required by an applicable income tax treaty as a condition for subjecting the holder to U.S. federal income taxation on a net income basis, the gain is attributable to a U.S. permanent establishment of the non-U.S. Holder; or

•	the non-U.S. Holder is an individual who is present in the United States for 183 days or more during the taxable year of the transaction and certain other conditions are satisfied.

Gain recognized by a non-U.S. Holder described in the first bullet point above will be subject to tax under the rules described above as if it were a U.S. Holder and, in the case of a non-U.S. corporation, might be subject to an additional “branch profits tax” at a 30% rate (or such lower rate as may be specified by an applicable income tax treaty). An individual non-U.S. Holder of Mylan common stock who is present in the United States for 183 days or more during the taxable year of the transaction and satisfies certain other conditions will be subject to U.S. federal income tax at a 30% rate (or such lower rate as may be specified by an applicable income tax treaty) on the gain, which may be offset by U.S. source capital losses of the non-U.S. Holder so long as the non-U.S. Holder has timely filed U.S. federal income tax returns with respect to such losses.

If a non-U.S. Holder is a citizen or resident of, or otherwise subject to taxation in, a country other than the United States, the foreign tax consequences of owning and disposing of New Mylan ordinary shares will depend on the applicable tax laws in such country. New Mylan recommends that non-U.S. Holders consult their own tax advisors regarding the tax consequences of the owning and disposing of New Mylan ordinary shares.

Non-U.S. Holders may be required to comply with certification and identification procedures in order to establish an exemption from information reporting and backup withholding.

FATCA

Provisions under Sections 1471 through 1474 of the Code and applicable U.S. Treasury Regulations commonly referred to as “FATCA” generally impose 30% withholding on certain “withholdable payments” and, in the future, may impose such withholding on “foreign passthru payments” made by a “foreign financial institution” (each as defined in the Code) that has entered into an agreement with the IRS to perform certain diligence and reporting obligations with respect to the foreign financial institution’s accounts (a “participating foreign financial institution” or “PFFI”). While New Mylan does not expect to be treated as a “foreign financial institution” for the purposes of FATCA, it is possible that FATCA withholding may be imposed on New Mylan dividends if, for example, such dividends are paid to an intermediary foreign financial institution that is not a PFFI or if the dividend is paid to a recipient who has failed to comply with certain FATCA reporting obligations (a so-called “recalcitrant account holder”). New Mylan recommends that prospective investors consult their own tax advisors regarding the potential impact of FATCA and any foreign legislation or foreign intergovernmental agreement implementing FATCA on their ownership of New Mylan ordinary shares.

THE U.S. FEDERAL INCOME TAX CONSEQUENCES DISCUSSED ABOVE ARE FOR GENERAL INFORMATION ONLY. EACH HOLDER OF MYLAN COMMON STOCK OR NEW MYLAN ORDINARY SHARES SHOULD CONSULT HIS OR HER OWN TAX ADVISOR AS TO THE PARTICULAR CONSEQUENCES THAT MAY APPLY TO THE HOLDER.

United Kingdom Tax Considerations

New Mylan

New Mylan is, and after the Transaction is expected to continue to be, resident in the United Kingdom for U.K. tax purposes because the central management and control of New Mylan (as determined for U.K. tax purposes) is exercised in the United Kingdom. It is expected that such central management and control will continue to be exercised in the United Kingdom.

New Mylan expects to be tax resident solely in the United Kingdom, and has requested (but has not yet obtained) a determination of its tax residence for the purposes of the income tax treaty between the United Kingdom and the Netherlands from the competent authorities of those jurisdictions.

The determination of whether a company is tax resident in a particular jurisdiction is highly fact-specific, and a jurisdiction other than the United Kingdom could assert that New Mylan is tax resident in that jurisdiction. Furthermore, the applicable laws of any jurisdiction, or interpretations thereof, may change (possibly with retrospective effect) and, therefore, New Mylan may be or may become tax resident in a jurisdiction other than the United Kingdom, or may be or may become tax resident in both the United Kingdom and one or more other jurisdictions.

If New Mylan were to be treated as tax resident in a jurisdiction other than, or in addition to, the United Kingdom, New Mylan could be subject to tax in that other jurisdiction on its profits and could be required to withhold tax on dividends made to holders of New Mylan ordinary shares under the laws of that other jurisdiction. Depending on the existence and terms of an income tax treaty between the United Kingdom and that other jurisdiction, the taxes imposed by that other jurisdiction could be in addition to, rather than in lieu of, the taxes imposed by the United Kingdom.

If New Mylan were subject to tax in another jurisdiction, this could also affect the application to New Mylan of certain U.K. tax rules; in particular, some of the potential benefits of being a member of a group for U.K. tax purposes would not be available to it.

Holders of Mylan Common Stock

Holders of Mylan common stock that are not resident in the United Kingdom for U.K. tax purposes and that do not carry on a trade, profession or vocation in the United Kingdom through a branch of agency or (in the case of a company) permanent establishment will not be subject to U.K. taxation of chargeable gains (“CGT”) on the exchange of their Mylan common stock for New Mylan ordinary shares pursuant to the Transaction.

Mylan recommends that other holders of Mylan common stock consult their own tax advisors as to the U.K. tax consequences of exchanging their Mylan common stock for New Mylan ordinary shares pursuant to the Transaction.

Holders of New Mylan Ordinary Shares

The comments set out below summarize certain aspects of the U.K. tax treatment of certain holders of New Mylan ordinary shares and do not purport to be a complete analysis of all tax considerations relating to the New Mylan ordinary shares. They are based on current U.K. legislation and what is understood to be current HM Revenue and Customs (“HMRC”) practice, both of which are subject to change, possibly with retroactive effect.

The comments are intended as a general guide and apply only to holders of New Mylan ordinary shares who are resident for tax purposes in the United Kingdom, who hold their New Mylan ordinary shares as an investment (other than under a personal equity plan or individual savings account) and who are the absolute beneficial owners of their New Mylan ordinary shares. The comments do not deal with certain types of holders of New Mylan ordinary shares such as charities, dealers in securities, persons who have or could be treated for tax purposes as having acquired their New Mylan ordinary shares by reason of their employment, collective investment schemes, persons subject to U.K. tax on the remittance basis and insurance companies. They assume that New Mylan is, and will continue to be, tax resident solely in the United Kingdom (including for the purposes of applicable tax treaties).

NEW MYLAN RECOMMENDS THAT HOLDERS OF NEW MYLAN ORDINARY SHARES WHO ARE IN ANY DOUBT ABOUT THEIR TAX POSITION, OR WHO ARE RESIDENT OR OTHERWISE SUBJECT TO TAX IN A JURISDICTION OUTSIDE THE UNITED KINGDOM, CONSULT AN APPROPRIATE INDEPENDENT PROFESSIONAL TAX ADVISOR.

Taxation of Dividends on New Mylan Ordinary Shares

New Mylan will not be required to withhold tax at source from dividend payments it makes.

Individuals

A holder of New Mylan ordinary shares who is an individual resident in the United Kingdom for tax purposes and who receives a dividend from New Mylan will be entitled to a tax credit which may be set off against his total income tax liability. The tax credit will be equal to 10% of the aggregate of the dividend and the tax credit (the “gross dividend”), which is also equal to one-ninth of the amount of the cash dividend received.

A holder of New Mylan ordinary shares who is not liable for U.K. income tax at either the higher or the additional rate will be subject to U.K. income tax on the gross dividend at the rate of 10%. The tax credit will, in consequence, satisfy in full the holder’s liability to U.K. income tax on the gross dividend.

A holder of New Mylan ordinary shares who is liable for U.K. income tax at the higher rate will be subject to U.K. income tax on the gross dividend at the rate of 32.5% for the tax year 2014/2015, to the extent that the gross dividend falls above the threshold for the higher rate of U.K. income tax but below the threshold for the additional rate of U.K. income tax when it is treated as the top slice of the holder’s income. The tax credit will, in consequence, satisfy only part of the holder’s liability to U.K. income tax on the gross dividend and the holder of New Mylan ordinary shares will have to account for U.K. income tax equal to 22.5% of the gross dividend (or 25% of the cash dividend received). For example, assuming the entire gross dividend falls above the higher rate threshold and below the additional rate threshold, if the holder of New Mylan ordinary shares received a dividend of £90 from New Mylan, the dividend received would carry a tax credit of £10 and therefore represent a gross dividend of £100. The holder would then be required to account for U.K. income tax of £22.50 on the dividend (being £32.50 (i.e., 32.5% of £100) less £10 (i.e., the amount of the tax credit)).

A holder of New Mylan ordinary shares who is liable for U.K. income tax at the additional rate will be subject to U.K. income tax on the gross dividend at the rate of 37.5% for the tax year 2014/2015, to the extent that the gross dividend falls above the threshold for the additional rate of U.K. income tax when it is treated as the top slice of the holder’s income. After setting off the tax credit portion of the gross dividend, the holder of New Mylan ordinary shares will, accordingly, have to account for U.K. income tax equal to 27.5% of the gross dividend (or approximately 30.6% of the cash dividend received). For example, assuming the entire gross dividend falls above the additional rate threshold, if the holder of New Mylan ordinary shares received a dividend of £90 from New Mylan, the dividend received would carry a tax credit of £10 and therefore represent a gross dividend of £100. The holder would then be required to account for U.K. income tax of £27.50 on the dividend (being £37.50 (i.e., 37.5% of £100) less £10 (i.e., the amount of the tax credit)).

A U.K. resident individual holder of New Mylan ordinary shares whose liability for U.K. income tax in respect of a dividend received from New Mylan is less than the tax credit attaching to the dividend will not be entitled to any payment from HMRC in respect of any part of the tax credit attaching to the dividend.

Companies

Holders of New Mylan ordinary shares within the charge to U.K. corporation tax which are “small companies” (for the purposes of U.K. taxation of dividends) will not generally be subject to tax on dividends paid on their New Mylan ordinary shares.

Other holders of New Mylan ordinary shares within the charge to U.K. corporation tax will not be subject to tax on dividends paid on their New Mylan ordinary shares so long as (i) the dividends fall within an exempt class, (ii) the dividends do not fall within certain anti-avoidance provisions and (iii) the holder of New Mylan ordinary shares has not elected for the dividends not to be exempt. It would normally be expected that dividends paid on the New Mylan ordinary shares would fall within an exempt class; for example, dividends paid in respect of portfolio holdings (that is, where the recipient owns less than 10% of the issued share capital of the payer or any class of that share capital) will do so.

Taxation of Chargeable Gains

A disposal or deemed disposal of New Mylan ordinary shares may, depending on the particular circumstances of the holder and subject to any available exemptions or reliefs, give rise to a chargeable gain or an allowable loss for CGT purposes.

Individuals

A holder of New Mylan ordinary shares who is an individual resident in the United Kingdom for tax purposes and whose total taxable gains and income in a given tax year, including any gains made on the disposal or deemed disposal of his New Mylan ordinary shares, are less than or equal to the upper limit of the income tax basic rate band applicable in respect of that tax year (the “Band Limit”) will generally be subject to CGT at a flat rate of 18% in respect of any gain arising on a disposal or deemed disposal of his New Mylan ordinary shares.

A holder of New Mylan ordinary shares who is an individual resident in the United Kingdom for tax purposes and whose total taxable gains and income in a given tax year, including any gains made on the disposal or deemed disposal of his New Mylan ordinary shares, are more than the Band Limit will generally be subject to CGT at a flat rate of 18% in respect of any gain arising on a disposal or deemed disposal of his New Mylan ordinary shares (to the extent that, when added to the holder’s other taxable gains and income in that tax year, the gain is less than or equal to the Band Limit) and at a flat rate of 28% in respect of the remainder of the gain arising on a disposal or deemed disposal of his New Mylan ordinary shares.

No indexation allowance will be available to an individual holder of New Mylan ordinary shares in respect of any disposal or deemed disposal of New Mylan ordinary shares. However, each individual has an annual exemption, such that CGT is chargeable only on gains arising from all sources during the tax year in excess of this figure. The annual exemption is £11,000 for the tax year 2014/2015.

Companies

For holders of New Mylan ordinary shares within the charge to U.K. corporation tax, indexation allowance may be available in respect of the full period of ownership of the New Mylan ordinary shares to reduce any chargeable gain arising (but not to create or increase any allowable loss).

Stamp duty and stamp duty reserve tax (“SDRT”)

No SDRT will be payable, and no liability for stamp duty will arise, in respect of the issue of the New Mylan ordinary shares.

No SDRT will be payable in respect of any transfer of, or agreement to transfer, New Mylan ordinary shares or Mylan common stock, assuming that they are not registered in a register kept in the United Kingdom by or on behalf of New Mylan or Mylan. Provided that any instrument of transfer is executed outside the United Kingdom and does not relate to any property situate, or to any matter or thing done or to be done, in the United Kingdom, no stamp duty will arise in respect of a transfer of New Mylan ordinary shares or Mylan common stock.

THE BUSINESS TRANSFER AGREEMENT AND PLAN OF MERGER

The following is a summary of certain material terms of the Business Transfer Agreement and is qualified in its entirety by reference to the complete text of the Business Transfer Agreement, which is incorporated into this proxy statement/prospectus by reference and attached as Annex A to this proxy statement/prospectus. Mylan and New Mylan urge you to read carefully this entire proxy statement/prospectus, including the Annexes and the documents incorporated by reference into this proxy statement/prospectus. You should also review the section entitled “Where You Can Find More Information” beginning on page 188 of this proxy statement/prospectus.

The Business Transfer Agreement has been included to provide you with information regarding its terms, and Mylan and New Mylan recommend that you read the Business Transfer Agreement carefully and in its entirety. Except for its status as the contractual document that establishes and governs the legal relations among the parties with respect to the Transaction, Mylan and New Mylan do not intend for the Business Transfer Agreement to be a source of factual, business, or operational information about Mylan, New Mylan, Merger Sub, Abbott, or the Business. The Business Transfer Agreement contains representations and warranties of the parties as of specific dates and may have been used for purposes of allocating risk between the parties rather than establishing matters as facts. Those representations and warranties are qualified in several important respects, which you should consider as you read them in the Business Transfer Agreement. The representations and warranties are qualified in their entirety by certain information Mylan filed with the SEC prior to the date of the Business Transfer Agreement, as well as by confidential disclosure letters that each of Mylan and Abbott prepared and delivered to the other in connection with the execution of the Business Transfer Agreement, and are qualified by contractual standards of materiality that may differ from what Mylan shareholders consider to be material. Information concerning the subject matter of the representations and warranties may have changed since the date of the Business Transfer Agreement and new information qualifying a representation or warranty may have been included in this proxy statement/prospectus. For the foregoing reasons, you should not rely on the representations and warranties contained in the Business Transfer Agreement as statements of factual information.

The Business Transfer and Merger

Structure and Consideration

The Business operates as a business of Abbott with its principal assets held by various subsidiaries of Abbott. Prior to closing, and in accordance with the terms of the Business Transfer Agreement and the Reorganization Plan, Abbott will transfer the assets, liabilities, and employees of the Business to the Acquired Companies and any non-Business assets, liabilities, and employees out of the Acquired Companies (see “—The Reorganization” below). At closing, Abbott will cause (i) the sale of the Acquired Shares to New Mylan and (ii) the sale of the French Business IP Assets to New Mylan. In exchange, New Mylan will issue and deliver to certain subsidiaries of Abbott 110,000,000 New Mylan ordinary shares. Immediately thereafter, Merger Sub, a wholly owned indirect subsidiary of New Mylan, will merge with and into Mylan, with Mylan continuing as the surviving corporation (the “surviving corporation”) and becoming a wholly owned indirect subsidiary of New Mylan. In the Merger, shares of Mylan common stock will be exchanged on a one-for-one basis for New Mylan ordinary shares.

Governing Documents; Officers and Directors

Mylan. The articles of incorporation of the surviving corporation will be amended and restated. The bylaws of Merger Sub, as in effect immediately prior to the effective time, will be the bylaws of the surviving corporation. The officers of Merger Sub as of immediately prior to the effective time will be the initial officers of the surviving corporation. The directors of Merger Sub as of immediately prior to the effective time will be the initial directors of the surviving corporation.

New Mylan. Mylan and New Mylan will take such actions as are necessary so that, effective as of the effective time, the New Mylan Articles will conform to the form of the New Mylan Articles attached as Annex C to this proxy statement/prospectus. In addition, Mylan and New Mylan will take such actions as are necessary so that, as of the effective time, certain other matters relating to the governance of New Mylan, including (i) establishing the committees of the New Mylan Board, appointing members of the New Mylan Board to the committees and adopting internal rules for the committees and (ii) vesting the New Mylan Board with the authority to authorize future issuances of shares, to exclude pre-emptive rights for the maximum period permitted under Dutch law, and to grant options or awards under any New Mylan Stock Option Plan.

Following the consummation of the Transaction, the directors of New Mylan are expected to be the same as the directors of Mylan prior to the consummation of the Transaction.

The executive officers of New Mylan following the consummation of the Transaction are expected to be the same as the executive officers of Mylan prior to the consummation of the Transaction.

Effect on Capital Stock; Exchange of Shares and Certificates

At the effective time, each share of Mylan common stock issued and outstanding immediately prior to the effective time will be cancelled and automatically converted into and become the right to receive one New Mylan ordinary share. Each share of Mylan common stock held in treasury immediately prior to the effective time will be cancelled without any conversion and no distribution will be made with respect thereto. Each share of Merger Sub common stock issued and outstanding immediately prior to the effective time will be cancelled and retired.

In accordance with the terms of the Business Transfer Agreement, immediately following the effective time and as consideration for the Merger, New Mylan will cause to be delivered to the exchange agent a number of New Mylan ordinary shares equal to the total number of shares of Mylan common stock outstanding immediately prior to the Merger for delivery to holders of Mylan common stock entitled to receive the merger consideration.

As soon as reasonably practicable after the effective time, New Mylan will cause the exchange agent to mail to each holder of record of a certificate representing outstanding shares of Mylan common stock or shares of Mylan common stock that are in non-certificated book-entry form (in either case, a “Mylan certificate”), a letter of transmittal, and instructions for use in effecting the surrender of Mylan certificates in exchange for New Mylan ordinary shares. Upon surrender of Mylan certificates for cancellation to the exchange agent, together with such letter of transmittal, the holder of such Mylan certificates will be entitled to receive in exchange therefor that number of New Mylan ordinary shares to which such holder is entitled, and the Mylan certificates surrendered will be cancelled.

Mylan Stock Options and Stock-Based Awards

Each Mylan stock option and stock appreciation right that is outstanding immediately prior to the effective time will be converted into an option to acquire New Mylan ordinary shares. Each award with respect to Mylan stock that is outstanding immediately prior to the effective time will be converted into an award with respect to New Mylan ordinary shares. New Mylan will assume all the obligations of Mylan under the Mylan Equity Plan, each outstanding Mylan option and Mylan stock award and the agreements evidencing the grants thereof.

Closing

At or prior to closing, the parties will deliver to each other the certificates and other documents specified in the Business Transfer Agreement, including executed counterparts of documents effecting the issuance and transfer of shares, the transfer of certain intellectual property and the ancillary agreements. Closing will take place as soon as practicable, and in any event not later than the third business day after all of the conditions set forth in the Business Transfer Agreement have been satisfied or waived. The closing as it relates to the Business Transfer will be effective in the jurisdiction of incorporation or organization of each Acquired Company as of 12:01 a.m., local time, on the date of closing.

Modified Working Capital Adjustment

Within 75 days after the closing, New Mylan will prepare and deliver to Abbott a calculation of the difference between current assets and current liabilities of the Business determined in accordance with the Business Transfer Agreement (“modified working capital”). Current assets are the sum of the inventory and receivables of the Business as of the open of business on the date of closing. Current liabilities are the sum of the trade accounts payable, accrued salaries and wages, and other accrued current liability line items of a statement of investment responsibility of the Business as of the open of business on the date of closing.

After receipt of the modified working capital calculation, Abbott will have 60 days to review the calculation, together with the work papers used in the preparation thereof and the other written documentation supporting the basis of New Mylan’s determination of the calculation. If Abbott and New Mylan do not agree upon a final resolution with respect to any disputed items, then the remaining items in dispute will be submitted to an internationally recognized independent accounting firm reasonably acceptable to Abbott and New Mylan. The accounting firm will be requested to render a determination of the applicable dispute within 45 days after referral of the matter.

If the final modified working capital is less than $450 million, Abbott will deliver to New Mylan at no charge additional finished Business products pursuant to purchase orders submitted by New Mylan in accordance with applicable Manufacturing and Supply Agreements having a value equal to the deficit. If the final modified working capital is greater than $500 million, New Mylan will pay the amount of such excess in cash to Abbott.

Representations and Warranties

Mylan and Abbott make customary representations and warranties in the Business Transfer Agreement that are subject, in some cases, to specified exceptions and qualifications contained in the Business Transfer Agreement or in confidential disclosure letters delivered in connection with the Business Transfer Agreement.

Representations and Warranties of Abbott

Abbott makes representations and warranties in the Business Transfer Agreement (the “Abbott representations and warranties”), including in relation to:

•	the corporate organization, existence, and good standing and requisite corporate power and authority to carry on the businesses of Abbott and the Acquired Companies;

•	the capital structure and equity securities of the Acquired Companies;

•	the authority of Abbott to enter into the Business Transfer Agreement and the ancillary agreements and the due execution and enforceability of the Business Transfer Agreement and the ancillary agreements;

•	the absence of conflicts and violations with respect to Abbott and its affiliates and the transferred business assets as result of the Transaction;

•	certain unaudited financial statements of the Business, prepared on a performance basis consistent with Abbott’s accounting policies (the “Business unaudited financial statements representation”);

•	the absence of undisclosed liabilities concerning the Business;

•	the absence since December 31, 2013 of a material adverse effect on the Business and that since December 31, 2013, the Business has been operated in the ordinary course consistent with past practice (the “Business absence of changes representation”);

•	the absence of litigation pending, or to the knowledge of Abbott, threatened against Abbott or its affiliates with respect to the Business;

•	the intellectual property rights with respect to the Business patents and Business trademarks and the absence of infringement by the Business on the intellectual property rights of others;

•	the registrations required to develop, manufacture, distribute, package, store, transport, market, promote, use, sell, or offer for sale the Business products;

•	the compliance by Abbott and its affiliates with all applicable laws (including anti-bribery laws) with respect to the Business and the absence of any written notice from any governmental authority regarding any noncompliance or investigation of the Business;

•	the validity of certain Business contracts;

•	certain matters related to labor, employment, and employee benefits with respect to the Business employees;

•	certain matters related to taxes of the Acquired Companies and the Business;

•	the responsibility of Abbott for the fees and expenses of any broker, finder, or investment banker in connection with the Business Transfer Agreement based upon arrangements made by or on behalf of Abbott;

•	title to the tangible Business assets, manufacturing facilities of the Business and owned and leased real property of the Business to be transferred;

•	that the Business assets to be transferred, together with services and assets contemplated by the parties to be provided, constitute the assets necessary for New Mylan to operate the Business as of immediately after closing as currently conducted by Abbott;

•	the merchantable condition of the transferred inventory and the absence of recalls with respect to the Business products; and

•	the major suppliers of the Business.

Representations and Warranties of Mylan, New Mylan and Merger Sub

Mylan, New Mylan and Merger Sub make representations and warranties in the Business Transfer Agreement (the “Mylan representations and warranties”), including in relation to:

•	the corporate organization, existence and good standing of Mylan and its subsidiaries (including New Mylan and Merger Sub) and the requisite corporate power and authority to carry on the businesses of Mylan and its subsidiaries (including New Mylan and Merger Sub);

•	the capital structure and equity securities of Mylan and its subsidiaries (including New Mylan and Merger Sub) and the valid issuance of the New Mylan ordinary shares to be issued to Abbott in connection with the Transaction;

•	the authority of Mylan, New Mylan and Merger Sub to enter into the Business Transfer Agreement and the ancillary agreements, the due execution and enforceability of the Business Transfer Agreement and the ancillary agreements and the approval of the Business Transfer Agreement and the Transaction by the Mylan Board;

•	the inapplicability of any “fair price,” “moratorium,” “control share acquisition,” “business combination,” or similar anti-takeover statute or regulation;

•	the absence of conflicts and violations with respect to Mylan and its subsidiaries and their properties and assets as result of the Transaction;

•	the timely, accurate, and compliant filing with the SEC since January 1, 2011 of all required SEC documents and responses to SEC comment letters (the “Mylan SEC representation”);

•	Mylan’s qualification as a “well-known seasoned issuer” as defined in Rule 405 under the Securities Act;

•	the absence of any contract binding Mylan to or granting any person the right to require Mylan to register for sale pursuant to the Securities Act any equity securities of Mylan that are beneficially owned by such person;

•	the absence of undisclosed liabilities concerning Mylan and its subsidiaries;

•	the absence of any litigation pending, or to the knowledge of Mylan, threatened against Mylan and its subsidiaries;

•	the compliance by Mylan and its subsidiaries with all applicable laws and the absence of any written notice from any governmental authority regarding any noncompliance or investigation of Mylan or its Subsidiaries;

•	certain matters related to taxes of Mylan;

•	the responsibility of Mylan for the fees and expenses of any broker, finder or investment banker in connection with the Business Transfer Agreement based upon arrangements made by or on behalf of Mylan, New Mylan or Merger Sub;

•	the Mylan Board’s receipt of the written opinion of Centerview that the issuance of New Mylan ordinary shares to certain subsidiaries of Abbott in connection with the Business Transfer is fair, from a financial point of view, to Mylan; and

•	the absence of any agreement (other than the Business Transfer Agreement and the ancillary agreements) to which any Mylan entity or any of their respective affiliates is a party which, if consummated would result in New Mylan becoming a subsidiary of any other person or any person other than New Mylan beneficially owning any equity securities or equity rights of Mylan or any subsidiaries of Mylan (excluding, following closing, New Mylan).

Material Adverse Effect

Several of the representations, warranties, covenants, closing conditions and termination provisions contained in the Business Transfer Agreement refer to the concept of a “material adverse effect.”

Under the Business Transfer Agreement, “material adverse effect” means with respect to Mylan or the Business, respectively, any change, circumstance, condition, event, effect, development, or state of facts that, individually or in the aggregate: (a) has had or would reasonably be expected to have a material adverse effect on the business, financial condition, operations, or results of operations of Mylan/the Business, taken as a whole, or (b) prevents or materially impairs or materially delays, or would reasonably be expected to prevent or materially impair or materially delay, the ability of Mylan/Abbott to consummate the Transaction. Solely for the purpose of clause (a), none of the following will be deemed, either alone or in combination, to constitute, and none of the following will be taken into account in determining whether there has been, a material adverse effect: (i) any change generally affecting economic, regulatory, or political conditions, (ii) any change generally affecting the financial, credit, securities, or other capital markets in the United States or any foreign jurisdiction, (iii) any change generally affecting the industry in which Mylan/the Business operates, (iv) any hurricane, tornado, flood, earthquake, tsunami, volcanic eruption or other natural disaster, (v) any change occurring in national or international political conditions, including acts of war, sabotage or terrorism, or any escalation or worsening of any such acts of war, sabotage, or terrorism, (vi) any change occurring after the date of the Business Transfer Agreement in applicable law or U.S. GAAP, (vii) the public announcement of the execution of the Business Transfer Agreement, (viii) any failure by Mylan/Abbott with respect to Mylan/the Business to meet any internal or published projections, forecasts, or revenue or earnings predictions for any period ending on or after the date of the Business Transfer Agreement, and (ix) with respect to Mylan only, any change in the market price or trading volume of the equity securities of Mylan, except with respect to the clauses (i) through (vi) above, to the extent that the effects of any such matter are, or would reasonably be expected to be, disproportionately adverse to the business, financial condition, operations, or results of operations of Mylan/the Business as compared to other companies operating in the industries and markets in which Mylan/the Business operate.

The Reorganization

In connection with the Business Transfer Agreement, Mylan and Abbott agreed on a master “Reorganization Plan” that sets forth the steps required for the reorganization of the Business (the “Reorganization”). Between the date of the Business Transfer Agreement and date of closing, Abbott will take such steps as are required to effect the Reorganization in compliance in all respects with the Reorganization Plan. Abbott will take such steps as are required to cause the transfer of the “transferred business assets” (as defined below) to the Acquired Companies, cause the Acquired Companies to assume the “assumed business liabilities” (as defined below) and cause Abbott or its affiliates after closing (the “continuing affiliates”) and the Acquired Companies to enter into the Manufacturing and Supply Agreements (see “Other Related Agreements – Manufacturing and Supply Agreements” beginning on page 116 of this proxy statement/prospectus). In addition, Abbott will take such steps as are required to transfer the “excluded assets” (as defined below) to Abbott or its continuing affiliates and cause Abbott or its continuing affiliates to assume the “excluded liabilities” (as defined below).

Modifications to the Reorganization Plan can be made only with the unanimous consent of a reorganization committee, which consists of an equal number of Mylan and Abbott representatives.

Transferred Business Assets

For the purposes of the Business Transfer Agreement, “transferred business assets” means the right, title, and interest of Abbott or any of its affiliates in and to the following assets, rights, and properties, other than the excluded assets:

•	the manufacturing facilities of the Business located in France and Japan (including any tangible personal property located thereat) and the owned real property and leased real property primarily used in the Business (including any furniture, fixtures, office equipment, and other equipment located thereat);

•	all computing hardware and other information technology equipment located at the manufacturing facilities and owned real property and leased real property of the Business;

•	all owned and leased motor vehicles, laptops, tablets, mobile phones, and similar assets primarily used by the transferred Business employees;

•	certain contracts, including manufacturing contracts, site contracts, intellectual property license agreements, and other contracts of the Business;

•	certain intellectual property, including patents, trademarks, and other transferred intellectual property of the Business (the “transferred intellectual property”);

•	an undivided interest (with Abbott and its continuing affiliates) in the know-how of the Business;

•	the registrations used in the manufacturing operations of the Business conducted at the manufacturing facilities of the Business located in France and Japan and the drug master files for the products manufactured at the manufacturing facilities of the Business located in France and Japan;

•	certain registrations used in distributing, marketing, promoting, selling, or offering for sale Business products in the territories allocated to New Mylan in accordance with the Business Transfer Agreement (but excluding drug master files or their equivalent);

•	rights in and to any development program of the Business;

•	all rights of the Acquired Companies arising under the Business Transfer Agreement, ancillary agreements, or the Transaction;

•	product labeling, product advertising, marketing and promotional materials, sales training materials, and all other materials to the extent used in the Business;

•	receivables of the Business;

•	all claims, causes of action, and other rights to the extent arising from the Business or related to any other transferred business asset or assumed business liability;

•	inventory of the Business;

•	refunds and prepaid expenses to the extent used in the Business or related to any other transferred business asset or assumed business liability;

•	certain employee plan assets and other assets transferred pursuant to the employee matters section of the Business Transfer Agreement;

•	books, records, and files of the Business;

•	permits held by an Acquired Company or used in the manufacturing operations of the Business conducted at the manufacturing facilities of the Business located in France and Japan;

•	certain copies of tax returns that relate to the Business and all related books, records, and files (including accounting records);

•	all goodwill of the Business as a going concern; and

•	except as otherwise provided above, all tangible assets located in territories allocated to New Mylan in accordance with the Business Transfer Agreement that are primarily used in the Business.

Excluded Assets

The transferred business assets will not include any right, title, and interest in or to any of the following assets (the “excluded assets”):

•	except as provided otherwise in the Business Transfer Agreement or any ancillary agreement, all the assets, rights, and properties of every kind and description and wherever located, whether tangible or intangible, real, personal, or mixed, of (i) the Business that are not transferred business assets or (ii) the other Abbott businesses;

•	all rights of Abbott and its continuing affiliates arising under the Business Transfer Agreement, ancillary agreements, or the Transaction;

•	all cash and cash equivalents and certain securities and negotiable instruments;

•	all intercompany accounts between Abbott and any of its continuing affiliates, or between continuing affiliates of Abbott;

•	certain retained real property (including any tangible personal property, any furniture, fixtures, office equipment, and other equipment, and any computing hardware and other information technology equipment located thereat);

•	all intellectual property rights other than the transferred intellectual property, certain intellectual property license agreements, and the rights of the Acquired Companies arising under the Business Transfer Agreement and ancillary agreements;

•	rights in and to any development program that is not a transferred business asset;

•	all insurance policies;

•	any refunds or credits, claims for refunds or credits, or rights to receive refunds or credits from any governmental authority with respect to certain taxes;

•	all assets of any employee benefit plan other than those transferred pursuant to the employee matters section of the Business Transfer Agreement;

•	certain registrations for Business products; and

•	all owned and leased motor vehicles, laptops, tablets, mobile phones, and similar assets primarily used by persons who are not transferred Business employees.

Assumed Business Liabilities

In connection with the Reorganization, Abbott will cause the Acquired Companies to assume the following liabilities of Abbott and its affiliates (the “assumed business liabilities”):

•	all liabilities of Abbott and its affiliates under certain contracts to the extent such liabilities arise out of the operation of the Business or relate to the ownership, operation, or use of the transferred business assets from and after closing;

•	the liabilities assumed pursuant to the employee matters and tax matters sections of the Business Transfer Agreement;

•	all liabilities in connection with any litigation to the extent such liabilities arise out of the operation of the Business or relate to the ownership, operation, or use of the transferred business assets from and after closing;

•	all liabilities of the Acquired Companies arising under the Business Transfer Agreement, ancillary agreements, and the Transaction;

•	the current liabilities of the Business of the type and kind reflected in the trade accounts payable, accrued salaries and wages, and the other accrued current liabilities of a statement of investment responsibility of the Business; and

•	all other liabilities of Abbott and its affiliates to the extent relating to or arising out of the operation of the Business or the ownership, operation, or use of the transferred business assets from and after closing.

Excluded Liabilities

The Acquired Companies will not assume or be obligated to pay, perform or otherwise discharge any of the following liabilities of Abbott or its affiliates (the “excluded liabilities”):

•	except to the extent constituting assumed liabilities, liabilities of Abbott and its affiliates (including all liabilities in connection with any litigation, environmental matters, and product liability for products sold and recalls of products) to the extent arising out of the operation of the Business or related to the ownership, operation, or use of the transferred business assets prior to closing;

•	all liabilities of Abbott and its affiliates to the extent arising out of the operation of the other Abbott businesses or related to the ownership, operation, or use of the excluded assets (including the retained real property);

•	all income taxes for the Acquired Companies for the pre-closing period that are unrelated to the Reorganization and certain transfer taxes and income taxes related to the Reorganization;

•	all liabilities retained by Abbott and its continuing affiliates pursuant to the employee matters and tax matters sections of the Business Transfer Agreement;

•	all financial indebtedness of Abbott or any of its affiliates;

•	all intercompany accounts between Abbott and any of its continuing affiliates, or between continuing affiliates of Abbott; and

•	all liabilities of Abbott and its continuing affiliates arising under the Business Transfer Agreement, ancillary agreements, and the Transaction.

Delayed Reorganization Closings

If any regulatory consent or approval required to effect the Reorganization in a particular jurisdiction has not been obtained by closing (a “delayed reorganization jurisdiction”), then the parties will defer the closing in such delayed reorganization jurisdiction, subject to Mylan’s closing condition in respect of the Reorganization

(described below under “Conditions to Consummation of the Transaction”). The parties must use reasonable best efforts to obtain any required consents or approvals in delayed reorganization jurisdictions, and the closing in delayed reorganization jurisdictions will occur within 30 days after receipt of all required consents and approvals. Until the earlier of the closing in a delayed reorganization jurisdiction and the third anniversary of the initial closing, Abbott will conduct the Business in such delayed reorganization jurisdiction for the benefit and at the expense of New Mylan in accordance with New Mylan’s reasonable instructions. If the closing in a delayed reorganization jurisdiction has not occurred by the third anniversary of the initial closing, Abbott will take all reasonable actions necessary to sell the transferred business assets related to such delayed reorganization jurisdiction for the benefit and at the expense of New Mylan in accordance with New Mylan’s reasonable instructions.

Covenants

Conduct of the Business

Until closing, Abbott must operate the Business in the ordinary course consistent with past practice and use reasonable best efforts to preserve intact the transferred business assets, except (a) as expressly required by applicable law, (b) as contemplated by or otherwise undertaken to implement the Business Transfer Agreement or any ancillary agreement, (c) as waived or consented to in writing in advance by Mylan, or (d) with respect to the excluded assets or the excluded liabilities. In addition, Abbott will not, and will cause its affiliates not to:

•	grant or announce any increase in compensation or employee benefits for Business employees, or establish or increase any benefits under any employee benefit plan with respect to Business employees, or amend, terminate or accelerate vesting or benefit payments under any employee benefit plan sponsored by the Acquired Companies and providing benefits only to Business employees and former Business employees, except in each case as required by employee plans, contracts, or applicable law, as would also relate to similarly situated employees of Abbott or its continuing affiliates or as effected in the ordinary course of business consistent with past practice;

•	hire any employee with annual base compensation equal to or greater than €300,000 for employment with the Acquired Companies or transfer any Business employee to any other Abbott business, other than certain scheduled individuals;

•	enter into, terminate, or materially amend certain Business contracts;

•	sell, assign, convey, transfer, or lease, license, abandon, let lapse, dispose of, or otherwise make subject to a material encumbrance any transferred business asset, other than in the ordinary course of business consistent with past practice;

•	write off, forgive, waive, or otherwise cancel any material accounts receivable of Abbott or any of its affiliates to the extent included in the transferred business assets, except as required by U.S. GAAP or in the ordinary course of business consistent with past practice;

•	merge or consolidate with any third party, acquire any material asset or material property of any third party, or make any investment in any third party (including through any joint venture) with respect to the Business;

•	amend or modify any of the organizational documents of any Acquired Company;

•	issue, sell, grant, pledge, or otherwise encumber any securities or equity rights of any Acquired Company;

•	change any material tax or accounting methods, policies, or practices of Abbott or any of its affiliates to the extent related to the Business (except as required by U.S. GAAP or applicable law), make or change any material tax elections of the Acquired Companies, or settle any material action with respect to taxes of an Acquired Company, except if such actions effectuate the Reorganization;

•	make any capital expenditures or commitments therefor with respect to the Business which are in excess of $2,000,000 individually or $20,000,000 in the aggregate in any six-month period;

•	ship Business products to customers other than affiliates of Abbott ahead of shipping dates requested by customers or otherwise accelerate sales of Business products, sell Business products to customers other than affiliates of Abbott in quantities that are not materially consistent with past shipment and sales practices, or engage in any practice that would reasonably be expected to be considered “channel stuffing” or “trade loading” of Business products;

•	accelerate to periods prior to closing collections of receivables that would otherwise be expected (based on past practice) to be made in periods after closing; or

•	agree or commit to do any of the foregoing.

Mylan Operating Covenants

Until closing, Mylan must operate its business in the ordinary course consistent with past practice, except (a) as expressly required by applicable law, (b) as contemplated by or otherwise undertaken to implement the Business Transfer Agreement or any ancillary agreement, (c) as set forth on a schedule to the Business Transfer Agreement or (d) as waived or consented to in writing in advance by Abbott. In addition, Mylan will not, and will not permit its subsidiaries to:

•	amend or modify any of the organizational documents of Mylan, New Mylan, or Merger Sub;

•	declare, set aside, make, or pay any dividend or other distribution in respect of any of its equity securities, other than dividends or distributions by wholly owned subsidiaries of Mylan to Mylan or other subsidiaries of Mylan;

•	split, combine, or reclassify any of its equity securities or issue or propose or authorize the issuance of any other equity securities or equity rights in respect of, in lieu of, or in substitution for its equity securities, other than issuances of shares of Mylan common stock in connection with the exercise of equity rights that were outstanding on the date of the Business Transfer Agreement;

•	repurchase, redeem, or otherwise acquire any equity securities or equity rights of Mylan or any subsidiary of Mylan, or any other equity interests or any rights, warrants, or options to acquire any such securities, other than the acquisition of shares of Mylan common stock in connection with the surrender of shares of Mylan common stock by holders of equity rights in order to pay the exercise price thereof, the withholding of shares of Mylan common stock to satisfy tax obligations with respect to awards granted pursuant to the Mylan stock plan or individual equity compensation award agreements, the acquisition by Mylan of equity rights in connection with the forfeiture of such equity rights, or as required by Mylan’s equity or equity-based incentive compensation plans or awards as in effect on the date of the Business Transfer Agreement;

•	issue, sell, grant, pledge, or otherwise encumber any equity securities or equity rights of Mylan or any subsidiary of Mylan, other than issuances of equity rights in the ordinary course of business consistent with past practices to participants in the Mylan stock plan or pursuant to individual award agreements, issuances of Mylan common stock in connection with the exercise of or settlement of equity rights that are outstanding on the date of the Business Transfer Agreement, issuances of securities between or among Mylan and any wholly owned subsidiaries of Mylan, and issuances of equity securities in connection with any transaction permitted pursuant to the immediately subsequent clause;

•	merge or consolidate with any third party or acquire all or substantially all of the assets or equity securities of any third party if such transaction would be reasonably likely to delay closing in any material respect and in any case beyond the outside date;

•	sell, assign, convey, transfer, or lease any material portion of the assets of Mylan and its subsidiaries other than in the ordinary course of business consistent with past practice or if such transaction would not be reasonably likely to delay closing in any material respect and in any case beyond the outside date;

•	enter into or otherwise become bound by any contract granting any person the right to require Mylan or New Mylan to register for sale pursuant to the Securities Act any equity securities of Mylan or New Mylan that are beneficially owned by such person, other than such rights that are expressly subordinate to the registration rights of Abbott and its affiliates in the Business Transfer Agreement and the Shareholder Agreement;

•	except for the transactions contemplated by the Business Transfer Agreement and ancillary agreements, consummate any transaction whereby New Mylan becomes a subsidiary of any other person or any person other than New Mylan would beneficially own any equity securities or equity rights of Mylan or any subsidiaries of Mylan (excluding, following closing, New Mylan) (the “Mylan securities sale covenant”); or

•	agree or commit to do any of the foregoing (other than the actions set forth in the immediately preceding clause).

Preparation of Mylan Proxy Statement and New Mylan Registration Statement; Mylan Shareholders Meeting

As promptly as practicable following the date of the Business Transfer Agreement, subject to Abbott’s furnishing the required information described below, Mylan will prepare and file with the SEC a proxy statement in preliminary form relating to the matters to be submitted to the Mylan shareholders at the Mylan shareholder meeting, and New Mylan will prepare and file with the SEC a registration statement on Form S-4, in which the proxy statement will be included as a prospectus and pursuant to which New Mylan ordinary shares will be issued in connection with the Merger. Abbott will furnish all information concerning it, its affiliates and the Business (including the required audited financial statements of the Business) to Mylan and New Mylan, and provide such other assistance as may be reasonably requested in connection with the preparation, filing, and distribution of the proxy statement and registration statement. In connection with the foregoing, Mylan and New Mylan will provide Abbott with a reasonable opportunity to review and comment on the proxy statement and registration statement and consider in good faith all comments reasonably proposed by Abbott. Mylan will cause the proxy statement to be mailed to its shareholders at the earliest practicable time after the registration statement is declared effective under the Securities Act. If at any time prior to the effective time, any change or discovery occurs with respect to the parties, or any of their respective affiliates, directors, or officers which should be set forth in an amendment or supplement to the proxy statement or registration statement, the party that observes such change or makes such discovery will promptly notify the other parties and Mylan or New Mylan will file as promptly as practicable with the SEC an appropriate amendment or supplement to the proxy statement or the registration statement and, as required by law, disseminate the information contained in such amendment or supplement to the Mylan shareholders.

As promptly as practicable after the registration statement is declared effective under the Securities Act, Mylan will take all lawful action to call, give notice of, convene and hold a meeting of the Mylan shareholders for the purpose of obtaining the approval of the Business Transfer Agreement by the Mylan shareholders and will take all lawful action to solicit and obtain such approval.

Regulatory and Other Authorizations

The parties will make required filings under antitrust or competition laws as promptly as practicable (and in any event make initial submissions no later than 20 U.S. business days after the date of the Business Transfer Agreement), and Mylan will take any and all steps necessary to avoid or eliminate impediments or objections so that the parties can consummate the Transaction as promptly as practicable, including proposing, negotiating, committing to and effecting the sale, divestiture, disposition, or license of any assets, properties, businesses, rights, or product lines of New Mylan, Mylan, its subsidiaries, or the Business, or any interests therein, and otherwise taking or committing to take actions that after closing would limit Mylan’s, New Mylan’s, or their respective affiliates’ freedom of action with respect to the assets, properties, businesses, rights, or product lines of New Mylan, Mylan, its subsidiaries, or the Business, in each case as may be required in order to avoid the entry of, or to effect the dissolution of, any decree, order, or judgment that would restrain, prevent or delay closing.

Financial Statements of the Business

As promptly as reasonably practicable after the date of the Business Transfer Agreement, Abbott will deliver to Mylan the financial statements and other financial information of the Business and associated support activities as are required by the SEC to be included in, or otherwise filed with the SEC in connection with the preparation of, the proxy statement, the registration statement or the current report on Form 8-K disclosing the Business Transfer Agreement and the Transaction.

Non-Competition; Non-Solicitation

For two years after closing, Abbott will not own, manage, operate, or otherwise participate or engage in the business of marketing, promoting, selling, or offering for sale any pharmaceutical product in New Mylan’s territory that contains the same API as an API incorporated in any Business product other than (i) in the ophthalmic or veterinary field of use and (ii) any products that incorporate such API as part of a medical device (other than a medical device for the injection of a pharmaceutical product), diagnostic product, or nutritional product. Abbott will not be restricted from certain activities, including (a) having beneficial ownership of up to 15% of the equity securities of any person, (b) conducting the other Abbott businesses or the business activities of CFR Pharmaceuticals S.A. or OJSC Veropharm, (c) manufacturing pharmaceutical products with the same APIs as the Business products for any third party that is not an affiliate of Abbott, so long as Abbott does not grant rights to such third party to rely on or use a registration used in the Business, or (d) acquiring any business that includes a competing business if the acquired competing business comprises less than the greater of (i) 20% of the revenues of the acquired business (but not more than $200,000,000 of the revenues of such acquired business) and (ii) $50,000,000 of the revenues of such acquired business. If Abbott is required to divest a competing business in order to comply with the non-competition provision, New Mylan will have a right of first negotiation with respect to a potential acquisition of such competing business.

For two years after closing, (i) Abbott will not solicit transferred Business employees and (ii) New Mylan will not solicit employees of Abbott’s Established Pharmaceutical Products segment (other than Business Employees) or other Abbott employees of whom New Mylan became aware or with whom New Mylan came into contact in connection with the Transaction, in both cases subject to customary exceptions for general media advertising and general employment solicitation.

Reasonable Best Efforts

Each of Mylan and Abbott will use its reasonable best efforts to take or cause to be taken all appropriate action, to do or cause to be done all things necessary, proper, or advisable under applicable law, the contracts included in the transferred business assets or otherwise and to execute and deliver such documents and other papers and any other agreements, as may be necessary to, as soon as practicable, carry out the provisions of the Business Transfer Agreement and consummate the Transaction, including the following:

•	Each of Mylan and Abbott will use its reasonable best efforts to negotiate in good faith (to the extent not already in agreed form) and enter into the ancillary agreements;

•	Abbott will use its reasonable best efforts to transfer or have reissued to, or obtain for, the Acquired Companies all permits necessary under law to operate the Business and the transferred business assets; and

•

The parties will use reasonable best efforts to seek third-party consents required to effect the transfer of the transferred business assets, the costs of which will be borne equally by Abbott and New Mylan, provided that, without Mylan’s prior written consent, Abbott will not grant to any third party any concession that would reasonably be expected to materially and adversely affect New Mylan’s operation of the Business after closing. If the parties are unable to obtain any required consent prior to closing, Abbott will use reasonable best efforts to (i) continue to be bound by the affected Business asset, contract, or right pending assignment, (ii) pay, perform, and discharge fully all of its obligations at the direction and expense of New Mylan after closing and prior to assignment, (iii) pay, assign, and remit to New Mylan promptly all consideration received in respect of such asset, contract, or right, and (iv) exercise or exploit its rights and options under such asset, contract, or right as directed by New Mylan.

Additional Covenants

The Business Transfer Agreement contains certain other covenants, including:

•	In the event any “fair price,” “business combination,” or “control share acquisition” statute or other similar statute or regulation is or becomes applicable to the Transaction, New Mylan, Mylan, Merger Sub, and their respective boards of directors will use their reasonable best efforts to grant such approvals and take such actions as are necessary so that the Transaction may be consummated as promptly as practicable on the terms contemplated by the Business Transfer Agreement;

•	New Mylan will use its reasonable best efforts to cause the New Mylan ordinary shares to be issued in connection with the Transaction to be approved for listing on NASDAQ or the New York Stock Exchange prior to closing;

•	The parties will provide each other until closing, upon reasonable notice, reasonable access to personnel, books, records, and files, and other information as the other party may from time to time reasonably request;

•	After closing, the parties will hold as confidential and not disclose information related to the discussions and negotiations between the parties regarding the Transaction, Mylan will hold as confidential and not disclose information relating to Abbott (other than with respect to the Business) and Abbott will hold as confidential and not disclose information relating to the Business;

•	The parties will promptly notify each other of any fact, change, condition, circumstance, or occurrence or nonoccurrence of any event of which it is aware that will result in any representation or warranty made by such party to be untrue or inaccurate in a manner that would result in the failure of the related closing condition and any material failure on such party’s part to comply with or satisfy any covenant, condition, or agreement to be complied with or satisfied under the Business Transfer Agreement;

•	Abbott and New Mylan will cooperate to enter into arrangements effective as of closing whereby New Mylan or its affiliates would be substituted for Abbott and its continuing affiliates in any guarantees, letters of comfort, indemnities, or similar arrangements entered into by Abbott or its continuing affiliates in respect of the Business;

•	Abbott grants to New Mylan and its affiliates the right to use the Abbott brand (i) for two years after closing to manufacture, package, and label Business products, (ii) for six months after closing on any advertising, marketing, and promotional materials for Business products, and (iii) for 90 days after closing on signs, billboards, and telephone listings used in the Business;

•	As soon as reasonably practicable after closing (but in any event no later than 30 days thereafter) New Mylan will amend the organizational documents of the Acquired Companies and take all additional action necessary to delete any reference to Abbott in their respective company names;

•	Abbott will take such action as is necessary to release and discharge each director, officer, employee, and agent of any Acquired Company from any and all liabilities to such Acquired Company arising out of any act or omission at or prior to closing, and New Mylan shall not make any claim against any such director, officer, employee, or agent in connection with any such act or omission;

•	Any contract to which Abbott or any of its affiliates is a party prior to closing that inures to the benefit or burden of each of the Business and the other Abbott businesses, will, to the extent commercially reasonable, be separated as of closing, and, if any such contract cannot be so separated, Mylan and Abbott will use their reasonable best efforts to cause the rights and liabilities under such contract to be enjoyed and borne by New Mylan to the extent relating to the Business and by Abbott to the extent relating to the other Abbott businesses;

•	Abbott will terminate all agreements or arrangements between Abbott and its continuing affiliates, on the one hand, and the Acquired Companies, on the other hand, and settle or otherwise extinguish any amounts owed to or by Abbott and its continuing affiliates, on the one hand, and the Acquired Companies, on the other hand;

•	Abbott will use reasonable best efforts to assist Mylan or New Mylan, as applicable, in obtaining such customary accountants’ comfort and consent letters from Abbott’s accountants as may be reasonably requested in connection with the preparation of prospectuses, offering memoranda, or other offering documents until Mylan or New Mylan is no longer required under applicable securities laws to include financial statements of the Business in such documents;

•	Mylan will use reasonable best efforts to ensure that all necessary filings are prepared and made as required under Dutch law in order to effect the conversion of New Mylan into a public limited liability company (naamloze vennootschap) prior to closing;

•	As soon as reasonably practicable after the initial filing of the registration statement, New Mylan will submit a no-action request to the SEC requesting New Mylan become a successor registrant of Mylan;

•	If requested by Abbott, New Mylan will cooperate with Abbott prior to closing to take actions, including filing a resale registration statement with the SEC, reasonably requested by Abbott to facilitate the resale, transfer, or other disposition of the New Mylan ordinary shares to be received by Abbott in connection with the Business Transfer (or a portion thereof); and

•	Abbott and New Mylan will reasonably cooperate with each other in the investigation, prosecution, or defense of any litigation involving one or more third parties prior to or after closing arising from or related to the Business, the Acquired Companies, the transferred business assets, the assumed business liabilities, the excluded assets, or the excluded liabilities.

Employee Matters

Transfer of Employees

Prior to or at closing, (i) Abbott will transfer the employment of Business employees to the Acquired Companies and (ii) New Mylan or its applicable affiliate will offer employment to each Business employee who is employed in the U.S. or who is a U.S. expatriate. With respect to any Business employee in a delayed reorganization jurisdiction, the transfer of such Business employee’s employment to New Mylan or its applicable affiliate will occur as of closing in such jurisdiction. The employment transfers will comply with the European Council Directive of March 12, 2001 (2001/23/EC) to the extent applicable.

Compensation and Benefits

For a period of two years following closing, or such longer period as required by applicable law, New Mylan will provide to each Business employee who is employed by New Mylan or its affiliates following closing (each, a “transferred Business employee”) (i) base salary or wages that are not less than that provided to such transferred Business employee immediately prior to closing, (ii) equity and cash incentive opportunities that, in the aggregate, are no less favorable than those provided to such transferred Business employee immediately prior to closing, (iii) employee benefits that are substantially similar in the aggregate to those provided to such transferred Business employee immediately prior to closing, and (iv) severance benefits that are no less favorable than the greater of those that would have been provided to such transferred Business employee prior to closing or those provided to similarly situated employees of New Mylan. In addition, New Mylan will continue each performance period in effect as of closing under each Abbott incentive compensation plan in which any transferred Business employee participates prior to closing, and will make bonus payments under such plans in accordance with historical past practices as in effect immediately prior to closing and the financial plan of Abbott as of closing.

Under the Business Transfer Agreement, New Mylan has agreed to customary provisions providing for the grant of prior service credit, the waiver of pre-existing condition limitations and exclusions, and the recognition of co-payments, deductibles, and out-of-pocket expenses for purposes of participation by the transferred Business employees in benefit plans of New Mylan and its affiliates or any Abbott benefit plans assumed by New Mylan in connection with the Transaction.

Employment and Employee-Benefits Liabilities

Under the Business Transfer Agreement and other than as described below or with respect to the delayed reorganization jurisdictions and other than as required by the European Council Directive, as of closing New Mylan and its affiliates will be responsible for all employment, labor, compensation, and employee-benefits-related liabilities (i) under certain employee benefit plans sponsored by the Acquired Companies and providing benefits only to Business employees and former Business employees and (ii) with respect to periods following closing and relating to any transferred Business employee. Other than as described below and in the immediately preceding sentence, Abbott will be responsible for all employment, labor, compensation and employee-benefits-related liabilities with respect to (i) former Business employees and any Business employee who is not a transferred Business employee, (ii) periods prior to closing and relating to any Business employees, and (iii) employee benefit plans sponsored or maintained by Abbott.

New Mylan and its affiliates will be responsible for all severance obligations with respect to Business employees arising in connection with the Transaction (including the Reorganization), and will reimburse Abbott for any such payments Abbott becomes obligated to make.

In addition, effective as of the closing, New Mylan will establish or designate defined benefit plans and defined contribution plans for the benefit of any transferred Business employee whose benefit obligation under an Abbott defined benefit plan or an Abbott defined contribution plan is required to be assumed or retained by an Acquired Company or New Mylan has agreed will be assumed or retained by an Acquired Company. Such New Mylan defined benefit plans and defined contribution plans will recognize the prior service and compensation of each such transferred Business employee prior to closing for purposes of determining vesting, eligibility to participate, and the level of benefits or benefit accruals. Abbott will cause the applicable Abbott defined benefit plan or defined contribution plan, if such plan is funded, to transfer assets relating to the transferred plan liabilities to the corresponding New Mylan defined benefit plan or defined contribution plan.

Treatment of Abbott Equity Awards

Each transferred Business employee who holds Abbott stock options (or stock options issued to convert Abbott stock options in connection with the separation of Abbott’s research-based pharmaceutical business) that are forfeited upon closing will receive an amount in cash (net of applicable withholding) determined by multiplying the excess of the fair market value of one share of the underlying common stock on the day immediately preceding the date such option is forfeited over the exercise price of such option by the number of shares subject to such option, and each transferred Business employee who holds Abbott restricted stock or restricted stock units (or restricted stock or restricted stock units issued to convert Abbott restricted stock or restricted stock units in connection with the separation of Abbott’s research-based pharmaceutical business) that are forfeited upon closing will receive an amount in cash (net of applicable withholding) determined by multiplying the fair market value of one share of the underlying common stock as of closing by the number of shares of restricted stock or the number of shares subject to such restricted stock unit, as applicable. Abbott will retain all liability for such cash payments, and New Mylan will have no obligation to reimburse or indemnify Abbott for such payments.

Labor Matters

Mylan and Abbott will cooperate to take all steps required under applicable law to notify, consult with, or negotiate the effect, impact, and timing of the Transaction with each works council, union, labor board, employee group, or governmental authority applicable to the Business employees. New Mylan or its applicable affiliate will become a party to any collective bargaining, works council, or similar agreement with respect to any transferred Business employee, and will be responsible for all liabilities relating to periods after closing under any such agreement with respect to the transferred Business employees.

Third-Party Beneficiaries

The Business Transfer Agreement does not confer any rights or remedies upon any person, including the Business employees, other than the parties to the agreement.

Tax Matters

The parties will cooperate to provide each other with information and assistance relating to the Business and to the business of New Mylan. Abbott will cooperate to allow New Mylan to file tax returns, make tax elections, obtain, amend, and revise tax rulings and prepare for and defend against tax actions. New Mylan will cooperate to allow Abbott to file tax returns.

Conditions to Consummation of the Transaction

The consummation of the Transaction is subject to the fulfillment or waiver of a number of conditions. The following mutual conditions must be fulfilled before either party is obligated to consummate the Transaction:

•	Mylan has obtained the approval of the Business Transfer Agreement by its shareholders;

•	the legal restraint condition;

•	the antitrust condition;

•	The New Mylan ordinary shares to be issued in connection with the Transaction have been approved for listing on NASDAQ or the New York Stock Exchange;

•	The registration statement pursuant to which New Mylan ordinary shares will be issued in connection with the Merger has been declared effective under the Securities Act and is not the subject of any stop order or litigation seeking a stop order; and

•	the 7874 condition. See “Risk Factors—Risks Related to the Transaction—Any changes to the tax laws may jeopardize or delay the Transaction” beginning on page 30 of this proxy statement/prospectus.

The following additional conditions must be fulfilled (or waived by Abbott) before Abbott is obligated to complete the Transaction:

•	Each of certain fundamental representations made by Mylan, New Mylan and Merger Sub, disregarding all qualifications and exceptions relating to materiality or material adverse effect, is true and correct in all material respects as of closing (other than such representations and warranties as are made as of another date, which are true and correct in all material respects as of such date);

•	Each of the representations and warranties of Mylan, New Mylan and Merger Sub contained in the Business Transfer Agreement (other than certain fundamental representations), disregarding all qualifications and exceptions relating to materiality or material adverse effect, is true and correct as of closing (other than such representations and warranties as are made as of another date, which are true and correct as of such date), except where the failure of such representations and warranties to be so true and correct would not result in a material adverse effect with respect to Mylan;

•	The covenants and agreements contained in the Business Transfer Agreement (other than the Mylan securities sale covenant) to be complied with by Mylan, New Mylan, and Merger Sub on or before closing have been complied with in all material respects and the Mylan securities sale covenant has been complied with by Mylan, New Mylan and Merger Sub in all respects;

•	Since December 31, 2013, a material adverse effect with respect to Mylan has not occurred;

•	New Mylan has been converted into a public limited liability company (naamloze vennootschap) and a copy of a notarial deed of conversion and amended articles of association of New Mylan to this effect have been provided to Abbott; and

•	If, prior to closing, Abbott exercises its right to require New Mylan to file a resale registration statement with the SEC, such resale registration statement has been declared (or has been deemed automatically) effective and is not subject of any stop order or litigation seeking a stop order.

The following additional conditions must be fulfilled (or waived by Mylan) before Mylan, New Mylan and Merger Sub are obligated to complete the Transaction:

•	Each of certain fundamental representations made by Abbott, disregarding all qualifications and exceptions relating to materiality or material adverse effect, is true and correct in all material respects as of closing (other than such representations and warranties as are made as of another date, which are true and correct in all material respects as of such date);

•	Each of the representations and warranties of Abbott contained in the Business Transfer Agreement (other than certain fundamental representations), disregarding all qualifications and exceptions relating to materiality or material adverse effect, is true and correct as of closing (other than such representations and warranties as are made as of another date, which are true and correct as of such date), except where the failure of such representations and warranties to be so true and correct would not result in a material adverse effect with respect to the Business;

•	The covenants and agreements contained in the Business Transfer Agreement to be complied with by Abbott on or before closing have been complied with in all material respects;

•	The Reorganization has been effected in compliance in all respects with the Reorganization Plan, provided that there may be closings that have not yet occurred in delayed reorganization jurisdictions representing in the aggregate not more than thirty percent (30%) of the aggregate revenue of the Business (measured as of the completed calendar year ending December 31, 2014);

•	Since the date of the Business Transfer Agreement, a material adverse effect with respect to the Business has not occurred;

•	The audited combined financial statements of the Business as of and for the fiscal year ended December 31, 2013, after excluding from such audited combined financial statements certain items, do not differ in any material respect from the unaudited performance financial statements of the Business, excluding from such unaudited performance financial statements certain items; and

•	Certain third-party consents in respect of the transactions contemplated by this Agreement have been obtained.

Termination

The Business Transfer Agreement may be terminated at any time prior to closing in the following circumstances:

•	by the mutual written consent of Mylan and Abbott;

•	by either Mylan or Abbott if closing has not occurred by the outside date, subject to one 90-day extension of the outside date exercisable by either party if the antitrust condition has not been satisfied;

•	by either Mylan or Abbott pursuant to the legal restraint termination right;

•	by either Mylan or Abbott pursuant to the Mylan shareholder approval termination right;

•	by Abbott pursuant to the Mylan breach termination right;

•	by Mylan if Abbott has breached any of its representations or warranties or failed to comply with any of its covenants or agreements contained in the Business Transfer Agreement such that the related closing condition would not be satisfied, subject to a 30-day cure period;

•	by Abbott, prior to the Mylan shareholders meeting, pursuant to the Mylan recommendation termination right; or

•	by Abbott pursuant to the Mylan securities sale termination right.

If the Business Transfer Agreement is terminated, the Business Transfer Agreement will become void and there will be no liability on the part of either party except certain provisions will survive the termination of the Business Transfer Agreement and, in certain circumstances, Mylan would be obligated to pay Abbott the “reimbursement amount” (described below under “Reimbursement Amount”). No party will be relieved or released from any liability or damages arising from a willful breach of any provision of the Business Transfer Agreement or fraud, and the aggrieved party will be entitled to all rights and remedies available at law or in equity.

Reimbursement Amount

At Abbott’s election, Mylan will be obligated to pay Abbott the “reimbursement amount” if the Business Transfer Agreement is terminated (i) by Mylan or Abbott after the outside date if any mutual closing condition (other than the legal restraint condition (if not due to Mylan shareholder litigation) or the 7874 condition) or any closing condition of Abbott has not been satisfied, (ii) by Mylan or Abbott pursuant to the legal restraint termination right (if due to Mylan shareholder litigation) or the Mylan shareholder approval termination right, (iii) by Abbott pursuant to the Mylan breach termination right, or (iv) by Abbott pursuant to the Mylan recommendation termination right or the Mylan securities sale termination right. The reimbursement amount is an amount, up to $100,000,000, of taxes of Abbott or its affiliates incurred in connection with implementing the Reorganization plus out-of-pocket costs and expenses of Abbott and its affiliates incurred in connection with the Transaction.

In order to recover the reimbursement amount, Abbott must prepare a statement detailing the taxes, costs, and expenses comprising the reimbursement amount. The reimbursement amount statement must be prepared in good faith by Abbott and provide a summary in reasonable detail setting forth Abbott’s calculation.

If Abbott elects to recover the reimbursement amount, payment of the reimbursement amount is the sole and exclusive remedy of Abbott under the Business Transfer Agreement. If Abbott elects not to recover the reimbursement amount, Abbott will be entitled to all other rights and remedies available under the Business Transfer Agreement and applicable law.

Survival of Representations and Warranties and Covenants; Indemnification

Indemnification by Abbott

From and after closing, Abbott will indemnify, defend and hold harmless Mylan, New Mylan, Merger Sub and their respective affiliates (including, after closing, the Acquired Companies), the past, present and future directors, officers, employees and agents of Mylan, New Mylan, Merger Sub and their respective affiliates, in their respective capacities as such, and the heirs, executors, administrators, successors and permitted assigns of the foregoing persons from and against any and all losses which any Mylan indemnitee may incur or suffer to the extent such losses arise out of or result from: (a) any breach of any of the Abbott representations and warranties (other than certain Abbott representations and warranties, including certain fundamental representations and tax representations) as of the date of the Business Transfer Agreement or as of closing (or, in the case of any such representation or warranty specifically made as of another date, as of such other date) (the “Abbott general representation indemnity”), (b) any breach of certain fundamental representations made by Abbott as of the date of the Business Transfer Agreement or as of closing (or, in the case of any such representation or warranty specifically made as of another date, as of such other date), (c) any breach of any covenant or agreement contained in the Business Transfer Agreement to be complied with by Abbott, or (d) any excluded liability. For purposes of clauses (a) and (b) of the immediately preceding sentence, each of (i) the determination of whether any breach of any representation or warranty (other than the Business unaudited financial statements representation and the Business absence of changes representation) has occurred and (ii) the determination of the amount of losses arising out of or resulting from any breach of any representation or warranty (other than the Business unaudited financial statements representation and the Business absence of changes representation) will be made without regard to any qualification or exception contained in such representation or warranty relating to materiality or material adverse effect.

Indemnification by New Mylan

From and after closing, New Mylan will indemnify, defend and hold harmless Abbott and its continuing affiliates, the past, present and future directors, officers, employees and agents of Abbott and its continuing affiliates, in their respective capacities as such, and the heirs, executors, administrators, successors and permitted assigns of the foregoing persons from and against any and all losses which any Abbott indemnitee may incur or suffer to the extent such losses arise out of or result from: (a) any breach of the Mylan representations and warranties (other than certain fundamental representations made by Mylan, New Mylan and Merger Sub) as of the date of the Business Transfer Agreement or as of closing (or, in the case of any such representation or warranty specifically made as of another date, as of such other date) (the “New Mylan general representation indemnity”), (b) any breach of certain fundamental representations made by Mylan, New Mylan and Merger Sub as of the date of the Business Transfer Agreement or as of closing (or, in the case of any such representation or warranty specifically made as of another date, as of such other date), (c) any breach of any covenant or agreement contained in the Business Transfer Agreement to be complied with by Mylan, New Mylan and Merger Sub, or (d) any assumed business liability. For purposes of clauses (a) and (b) of the immediately preceding sentence, each of (i) the determination of whether any breach of any representation or warranty (other than the Mylan SEC representation) has occurred and (ii) the determination of the amount of losses arising out of or resulting from any breach of any representation or warranty (other than the Mylan SEC representation) will be made without regard to any qualification or exception contained in such representation or warranty relating to materiality or material adverse effect.

Survival

The representations, warranties, covenants, and agreements contained in the Business Transfer Agreement will survive closing as follows:

•	certain fundamental representations made by Abbott and certain fundamental representations made by Mylan, New Mylan and Merger Sub will survive closing until the expiration of the applicable statute of limitations;

•	the Abbott tax representations and the Abbott representations related to the absence of undisclosed liabilities and certain employee plan consequences will survive until closing;

•	all other representations and warranties contained in the Business Transfer Agreement will survive closing for 18 months; and

•	except as otherwise specified in the Business Transfer Agreement, all covenants and agreements will survive closing indefinitely.

In addition, each representation, warranty, covenant, and agreement contained in the Business Transfer Agreement will survive the time at which it would otherwise expire if, prior to such time, notice of a breach or potential breach giving rise to a right or potential right of indemnity under the Business Transfer Agreement has been given to the party against whom such indemnity may be sought. Any claim not asserted on or prior to the expiration of the applicable survival period will be irrevocably and unconditionally released and waived.

Limitations on Indemnification Obligations

Losses do not include any incidental, consequential, exemplary, indirect, special, or punitive damages, including loss of future revenue, income, or profits, business interruption, diminution of value, or loss of business reputation or opportunity (except to the extent any such damages are the subject of a third-party claim).

The amount of any loss for which an indemnified party may receive indemnification will be decreased by any tax benefit actually realized, and increased by any tax cost actually incurred, by the indemnified party.

Each indemnified party will use reasonable best efforts to collect any available insurance proceeds in respect of any loss, provided that an indemnified party need not attempt to so collect prior to making a claim for indemnification or receiving an indemnity payment in respect of such loss. Any loss for which an indemnified party may make a claim will be reduced by any insurance proceeds actually collected by such indemnified party in respect of such loss. If an indemnified party receives an indemnity payment in respect of a loss and subsequently collects any insurance proceeds in respect of such loss, such indemnified party will pay to the indemnifying party an amount equal to the excess of such indemnity payment received over the amount of such indemnity payment that would have been due if such insurance proceeds had been collected before such indemnity payment was made.

The rights of each indemnitee will not be affected by any knowledge at or prior to the execution of the Business Transfer Agreement or at or prior to closing of any breach of any representation, warranty, covenant, or agreement.

In addition, the following limitations apply to the Abbott general representation indemnity and the Mylan general representation indemnity:

Mylan Limitations. The Mylan indemnitees will not be entitled to recover losses for any breach of any representation or warranty attributable to a single course of conduct or related set of facts, events, or circumstances unless the amount of losses incurred or suffered by the Mylan indemnitees for such breach exceeds $1,000,000. The Mylan indemnitees will not be entitled to recover losses until the aggregate amount which the Mylan indemnitees would recover exceeds $50,000,000, in which case the Mylan indemnitees will only be entitled to recover such losses in excess of such amount, up to a maximum aggregate amount of losses recovered of $300,000,000.

Abbott Limitations. The Abbott indemnitees will not be entitled to recover losses for any breach of any representation or warranty attributable to a single course of conduct or related set of facts, events, or circumstances unless the amount of losses incurred or suffered by the Abbott indemnitees for such breach exceeds $1,000,000. The Abbott indemnitees will not be entitled to recover losses until the aggregate amount which the Abbott indemnitees would recover exceeds $50,000,000, in which case the Abbott indemnitees will only be entitled to recover such losses in excess of such amount, up to a maximum aggregate amount of losses recovered of $300,000,000.

Other Provisions

Amendment

The Business Transfer Agreement may be amended, supplemented, or modified by the parties, by action taken or authorized by their respective boards of directors, at any time before or after approval of the Business Transfer Agreement by the Mylan shareholders. After the approval of the Mylan shareholders has been received, no amendment may be made which by law or in accordance with the rules of NASDAQ requires further approval by the Mylan shareholders without obtaining such approval. The Business Transfer Agreement may not be amended, supplemented, or otherwise modified except by an instrument in writing signed on behalf of each of the parties.

Waiver

Waiver by either party of any default by the other parties of any provision of the Business Transfer Agreement will not be deemed a waiver by the waiving party of any subsequent or other default, nor will it prejudice the rights of the waiving party.

Assignment

The Business Transfer Agreement will be binding upon and inure to the benefit of the parties and their respective successors and assigns. No party may assign its rights or delegate any or all of its obligations under the Business Transfer Agreement, by operation of law, or otherwise, without the prior written consent of each party.

Governing Law and Jurisdiction

This Business Transfer Agreement is governed by the laws of the State of New York without regard to the conflicts of laws provisions thereof. However, all matters relating to the internal corporate affairs of Mylan and the Merger are governed by the laws of the Commonwealth of Pennsylvania and all matters relating to the internal corporate affairs of New Mylan as (i) a private limited liability company (besloten vennootschap met beperkte aansprakelijkheid) or (ii) a public limited liability company (naamloze vennootschap) are governed by the laws of the Netherlands.

Any action seeking to enforce any provision of, or based on any matter arising out of or in connection with, the Business Transfer Agreement or the Transaction must be brought in the U.S. District Court for the Southern District of New York located in the City of New York, New York or in the New York State Court located in the City of New York, Borough of Manhattan, New York if the U.S. District Court does not have subject matter jurisdiction. Each of the parties has waived its right to trial by jury in connection with any action seeking to enforce any provision of, or based on any matter arising out of or in connection with, the Business Transfer Agreement or the Transaction.

Specific Performance

The parties acknowledge that no party would have an adequate remedy at law for money damages in the event that the Business Transfer Agreement has not been performed in accordance with its terms, and therefore each party agrees that the other parties will be entitled to specific enforcement of the terms of the Business Transfer Agreement in addition to any other remedy to which they may be entitled at law or in equity.

OTHER RELATED AGREEMENTS

Shareholder Agreement

As a condition to the consummation of the Transaction, Abbott, certain subsidiaries of Abbott and New Mylan will enter into at closing the Shareholder Agreement in substantially the same form as the Form of Shareholder Agreement that is attached as Annex B to this proxy statement/prospectus. The Shareholder Agreement sets forth certain terms and conditions concerning the New Mylan ordinary shares to be owned by certain subsidiaries of Abbott from and after closing, which will represent approximately 22% of the outstanding voting securities of New Mylan immediately following the consummation of the Transaction. For the purposes of this summary, Abbott and its controlled affiliates (including those subsidiaries of Abbott that will be shareholders of New Mylan) are referred to collectively as “Abbott.”

Voting

So long as Abbott beneficially owns at least five percent of the New Mylan ordinary shares, Abbott is required to vote each New Mylan voting security (i) in favor of all those persons nominated and recommended to serve as directors of the New Mylan Board or any applicable committee thereof and (ii) with respect to any other action, proposal, or matter to be voted on by the shareholders of New Mylan (including through action by written consent), in accordance with the recommendation of the New Mylan Board or any applicable committee thereof. However, Abbott is free to vote at its discretion in connection with any proposal submitted for a vote of the New Mylan shareholders in respect of (a) the issuance of equity securities in connection with any merger, consolidation, or business combination of New Mylan, (b) any merger, consolidation, or business combination of New Mylan or (c) the sale of all or substantially all the assets of New Mylan, except where such proposal has not been approved or recommended by the New Mylan Board, in which event Abbott must vote against the proposal.

Standstill Restrictions

So long as Abbott beneficially owns any New Mylan ordinary shares, it will not increase its ownership percentage in New Mylan beyond the greater of (i) its initial ownership percentage (as reduced to give effect to any subsequent transfers of New Mylan ordinary shares) and (ii) five percent. In addition, so long as Abbott beneficially owns five percent or more of the outstanding New Mylan ordinary shares, Abbott will be subject to additional customary standstill restrictions (subject to customary exceptions), including with respect to: (i) acquiring any assets or businesses of New Mylan; (ii) conducting, funding, or otherwise becoming a participant in any tender offer involving New Mylan equity securities; (iii) acting in concert with others to seek to control or influence the New Mylan Board or New Mylan shareholders; (iv) soliciting proxies with respect to or otherwise influencing the voting of New Mylan securities; (v) making any public announcement with respect to or proposing any extraordinary transaction involving New Mylan; (vi) calling any meeting of New Mylan shareholders, initiating any proposal for action of New Mylan shareholders or seeking to elect or remove from the New Mylan Board any director; or (vii) depositing any voting securities of New Mylan in a voting trust. Abbott and its affiliates are also prohibited from knowingly advising, assisting, arranging or otherwise entering into discussions with any third party with respect to any of the actions prohibited by the standstill restrictions.

The standstill restriction on acquiring New Mylan securities does not apply to: (a) acquisitions resulting from a stock split, stock dividend, reorganization, recapitalization, combination, or other like change approved or recommended by the New Mylan Board; or (b) acquisitions made in connection with a transaction in which Abbott acquires a previously unaffiliated business entity that beneficially owns New Mylan equity securities so long as Abbott causes New Mylan equity securities to be divested within 120 days after consummation of such transaction such that Abbott’s ownership percentage in New Mylan is below the ownership percentage set forth in the first sentence of the immediately preceding paragraph.

Transfer Restrictions

Abbott will be subject to certain restrictions on its ability to transfer, or enter into a hedging agreement with respect to, New Mylan ordinary shares without New Mylan’s consent. Except for certain permitted transfers, Abbott may not transfer beneficial ownership of any New Mylan ordinary shares to certain competitors of New Mylan or to certain activist investors.

Permitted transfers include transfers: (i) to subsidiaries of Abbott that have executed a joinder to the Shareholder Agreement; (ii) in response to a tender or exchange offer that has been approved or recommended by the New Mylan Board; (iii) to New Mylan or its subsidiaries; (iv) effected through a public offering or a brokers’ transaction; or (v) subject to certain restrictions, to a counterparty in connection with a hedging arrangement.

Offering Restrictions

During an initial restricted period of 90 days following the consummation of the Transaction (subject to extension in certain instances), New Mylan may not directly or indirectly issue, sell, grant, pledge, or otherwise encumber, or agree to issue, sell, grant, pledge, or otherwise encumber, any interest in any New Mylan equity securities, whether through a public offering or private placement or otherwise, (a) in connection with any merger or consolidation with any third party or any acquisition of all or substantially all of the assets or equity securities of any third party or (b) in connection with any other transaction, including any primary offering of New Mylan equity securities by New Mylan, subject to limited ordinary course exceptions.

Registration Rights

Abbott has customary demand and piggyback registration rights. Abbott has the right to request that New Mylan file a registration statement with the SEC in order to register all or part of the New Mylan ordinary shares that are beneficially owned by Abbott. Abbott is entitled to make no more than seven demand requests, each of which must register securities with a minimum aggregate value of $200,000,000. New Mylan has customary black-out rights for up to 90 days in any 12-month period, provided that New Mylan has only limited black-out rights during the 90-day restricted period following the consummation of the Transaction (subject to extension in certain instances).

So long as Abbott beneficially owns 10% or more of the outstanding New Mylan ordinary shares, Abbott will be subject to customary lock-up agreements for up to 90 days in the case of primary offerings with a minimum aggregate value of $500,000,000. However, the aggregate black-out and lock-up restrictions will not be applicable for more than a total of 180 days in any 12-month period. Abbott will have customary piggyback registration rights, pursuant to which it may request that its New Mylan ordinary shares be included in any offering of New Mylan securities that New Mylan initiates in its own right or on behalf of another shareholder, subject to certain restrictions.

Term/Termination

The Shareholder Agreement will terminate when Abbott no longer beneficially owns any of the New Mylan ordinary shares issued to Abbott in connection with the Business Transfer.

The foregoing discussion of the Shareholder Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Form of Shareholder Agreement, a copy of which is included as Annex B to this proxy statement/prospectus.

Manufacturing and Supply Agreements

As a condition to the consummation of the Transaction, Abbott and New Mylan will enter into at closing the Manufacturing and Supply Agreements that set forth the terms and conditions concerning (i) the manufacture and supply by Abbott to New Mylan of Business products that are manufactured at facilities retained by Abbott, including pricing terms favorable to New Mylan, and (ii) the manufacture and supply by New Mylan to Abbott of products that are manufactured at facilities transferred to New Mylan in the Business Transfer. A separate Manufacturing and Supply Agreement will be negotiated and entered into for each manufacturing facility between the respective “manufacturer” and “purchaser” in each case.

Each Manufacturing and Supply Agreement requires the purchaser to purchase 90% of its aggregate requirements for products each year, subject to limited exceptions. The purchaser pays a fixed cost for products, subject to limited adjustments. The terms of the Manufacturing and Supply Agreements range from three to 10 years, subject to certain extension and termination rights. The manufacturer can transfer the location where the products are manufactured with the consent of the purchaser.

Joint Products Agreement

As a condition to the consummation of the Transaction, New Mylan and Abbott will negotiate and enter into at closing the Joint Products Agreement that sets forth certain terms and conditions concerning the joint products.

Under the Joint Products Agreement, Abbott will grant to New Mylan rights to commercialize joint products, improvements to joint products, and new products in New Mylan’s territory under patents that are retained by Abbott and New Mylan will grant to Abbott rights to commercialize joint products, improvements to joint products and new products in Abbott’s territory under patents that are transferred to New Mylan in the Business Transfer. Each of New Mylan and Abbott will also grant to the other rights to access, reference, or cross-reference registrations, regulatory documentation, and clinical and other data to support registrations and marketing of joint products, improvements to joint products, and new products. For a period of five to 10 years after closing depending upon the joint product, each of New Mylan and Abbott will grant to the other an option to acquire rights in its territory to certain improvements of joint products. The Joint Products Agreement will remain in effect until mutually terminated by both parties. Each party may terminate the Joint Products Agreement on a product-by-product and country-by-country basis if it decides to stop commercializing a joint product.

Transition Services Agreement

As a condition to the consummation of the Transaction, Abbott and New Mylan will negotiate and enter into at closing the Transition Services Agreement that sets forth certain terms and conditions concerning the services to be provided by Abbott to New Mylan and by New Mylan to Abbott in the two-year period after closing.

It is expected that Abbott generally will provide services to New Mylan that were provided to the Business during the 18-month period prior to closing and that are necessary for New Mylan to operate the Business as conducted previously by Abbott. It is also expected that New Mylan generally will provide services to Abbott that were provided to Abbott’s other businesses by the Business during the 18-month period prior to closing and that are necessary for Abbott to operate such other businesses. The nature, frequency, and quality of the services to be provided will be substantially similar to the services provided by Abbott during the 18-month period prior to closing. Usage of services cannot exceed the volumes or quantities used by the Business or Abbott’s other businesses, as applicable, during the 18-month period prior to closing. Abbott will provide services to New Mylan at no charge for services with a value of up to $65,000,000 per year as measured by the fully burdened cost of Abbott and thereafter at the fully burdened cost of Abbott. New Mylan will provide services to Abbott at a charge equal to the fully burdened cost of New Mylan. The Transition Services Agreement will remain in effect for two years, subject to (i) shorter terms for specific services as the parties may mutually agree and (ii) the right of the service recipient to terminate any service upon 120 days’ notice.

PROPOSAL 1: APPROVAL OF THE BUSINESS TRANSFER AGREEMENT

Approval of the Business Transfer Agreement

After careful consideration and deliberation, the Mylan Board unanimously approved the Business Transfer Agreement and the Transaction and determined that the Transaction is advisable and in the best interests of Mylan. The Mylan Board considered many factors when making its determination. For more information, see “The Transaction—Reasons for the Transaction and Recommendation of the Mylan Board” beginning on page 55 of this proxy statement/prospectus.

Required Vote

The affirmative vote of a majority of the votes cast by all holders of Mylan common stock entitled to vote at the special meeting or any adjournment or postponement thereof, voting as a single class, is required to approve the Business Transfer Agreement. Because the vote required to approve this proposal is based upon the majority of the votes cast, abstentions, failures to vote, and broker non-votes will have no effect on the vote on Proposal 1.

Recommendation of the Mylan Board

The Mylan Board unanimously recommends that you vote “FOR” the proposal to approve the Business Transfer Agreement.

THE MYLAN BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” PROPOSAL 1.

PROPOSAL 2: NON-BINDING ADVISORY VOTE ON SPECIFIED COMPENSATORY ARRANGEMENTS WITH NAMED EXECUTIVE OFFICERS OF MYLAN

Advisory Vote on Golden Parachute Compensation

In accordance with Section 14A of the Exchange Act and the applicable SEC rules issued thereunder, Mylan is required to submit a proposal to its shareholders for a non-binding advisory vote at the special meeting on the compensation that may be paid or become payable to its named executive officers in connection with the Transaction and the agreements and understandings pursuant to which such compensation may be paid or become payable. As required by those rules, Mylan is asking its shareholders to vote on the adoption of the following resolution:

“RESOLVED, that the compensation that may be paid or become payable to Mylan’s named executive officers in connection with the Transaction, as disclosed in the table in the section of the proxy statement/prospectus entitled “The Transaction—Interests of Certain Persons in the Transaction—Golden Parachute Compensation” including the associated narrative discussion, is hereby APPROVED.”

Required Vote

The vote on executive compensation payable in connection with the Transaction is a vote separate and apart from the vote to approve the Business Transfer Agreement. Accordingly, the consummation of the Transaction is not conditioned on the approval of this Proposal 2, and such vote is advisory in nature only, meaning it will not be binding on either Mylan or New Mylan. Accordingly, if the Business Transfer Agreement is approved by the Mylan shareholders and the Transaction is completed, the compensation will be payable regardless of the outcome of the vote to approve such compensation.

The affirmative vote of a majority of the votes cast by all holders of Mylan common stock entitled to vote at the special meeting or any adjournment or postponement thereof, voting as a single class, is required to approve, on a non-binding advisory basis, the specified compensatory arrangements between Mylan and its named executive officers relating to the Business Transfer Agreement. Because the vote required to approve this proposal is based upon the majority of the votes cast, abstentions, failures to vote, and broker non-votes will have no effect on the vote on Proposal 2.

Recommendation of the Mylan Board

The Mylan Board recommends that you vote “for” the proposal to approve, on a non-binding advisory basis, specified compensatory arrangements between Mylan and its named executive officers relating to the Transaction as disclosed in the section of this proxy statement/prospectus entitled “The Transaction—Interests of Certain Persons in The Transaction—Golden Parachute Compensation” beginning on page 75 of this proxy statement/prospectus.

THE MYLAN BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” PROPOSAL 2.

PROPOSAL 3: POSSIBLE ADJOURNMENT TO SOLICIT ADDITIONAL PROXIES, IF NECESSARY OR APPROPRIATE

Vote to Authorize the Mylan Board to Adjourn the Special Meeting

If at the special meeting, the Mylan Board determines it is necessary or appropriate to adjourn the special meeting, the Mylan Board intends to move to adjourn the special meeting. For example, the Mylan Board may make such a determination if the number of shares of Mylan common stock represented and voting in favor of Proposal 1 at the special meeting is insufficient to approve the Business Transfer Agreement, in order to enable the Mylan Board to solicit additional votes in respect of such proposal. If the Mylan Board determines that it is necessary or appropriate, the Mylan Board will ask the Mylan shareholders to vote only upon this Proposal 3 to adjourn the special meeting, and not Proposal 1 to approve the Business Transfer Agreement.

In this Proposal 3, the Mylan Board is asking Mylan shareholders to authorize the Mylan Board to adjourn the special meeting to another place, date, or time if the Mylan Board believes adjournment is necessary or appropriate. If the Mylan shareholders approve this Proposal 3 to adjourn the special meeting, the Mylan Board could adjourn the special meeting and use the additional time to solicit additional votes, including the solicitation of votes from Mylan shareholders that have previously voted. Among other things, approval of this Proposal 3 to adjourn the special meeting could mean that, even if the Mylan Board had received proxies representing a sufficient number of votes against Proposal 1 to defeat that Proposal, the Mylan Board could adjourn the special meeting without a vote on Proposal 1 and seek to convince the holders of those shares of Mylan common stock to change their votes to votes in favor of Proposal 1.

Required Vote

If there is a quorum, approval of any necessary or appropriate adjournment of the special meeting requires the affirmative vote of a majority of the votes cast by all holders of Mylan common stock entitled to vote in person or by proxy at the special meeting, voting as a single class. Because the vote required to approve this Proposal 3 is based upon the majority of the votes cast, abstentions, failures to vote and broker non-votes will have no effect on the vote on Proposal 3. In the absence of a quorum, the special meeting may be adjourned by the approval of the majority of the voting power of the outstanding shares present and entitled to vote at the special meeting. In addition, the Mylan Bylaws permit the person presiding over the special meeting to adjourn the meeting to another place, date, and time.

Recommendation of the Mylan Board

The Mylan Board unanimously recommends that you vote “FOR” the proposal to adjourn the special meeting, if necessary or appropriate, including to solicit additional proxies if there are insufficient votes at the time of the special meeting to establish a quorum or approve Proposal 1, the approval of the Business Transfer Agreement.

THE MYLAN BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” PROPOSAL 3.

THE BUSINESS OF MYLAN

Mylan Inc., a Pennsylvania corporation, is a leading global pharmaceutical company, which, through its subsidiaries, develops, licenses, manufactures, markets, and distributes generic, branded generic, and specialty pharmaceuticals. Mylan and its subsidiaries offer one of the industry’s broadest product portfolios, including more than 1,300 marketed products, to customers in approximately 140 countries and territories. Mylan operates a global, high-quality vertically integrated manufacturing platform, which includes more than 35 manufacturing facilities around the world and one of the world’s largest API operations. Mylan also operates a strong R&D network that has consistently delivered a robust pipeline.

Mylan has two segments, “Generics” and “Specialty.” Generics primarily develops, manufactures, sells, and distributes generic or branded generic pharmaceutical products in tablet, capsule, injectable, or transdermal patch form, as well as API. Beginning in 2014, the regions within the Generics segment have been revised to North America, Europe, and Rest of World. The Rest of World region includes the former Asia Pacific region, Brazil and export sales to emerging markets, which were previously included in the North America and EMEA regions, respectively. This change had no impact on Mylan’s segment reporting. Mylan’s generic pharmaceutical business is conducted primarily in the United States and Canada; Europe; and India, Australia, Japan, New Zealand, and Brazil as well as our export activity into emerging markets (collectively, “Rest of World”). Mylan’s API business is conducted through Mylan Laboratories Limited, which is included within the Rest of World in our Generics segment. Specialty engages mainly in the development and sale of branded specialty injectable and nebulized products.

Additional information about Mylan and its subsidiaries, including management’s discussion and analysis of the financial condition and the results of operations of Mylan, is included in documents incorporated by reference into this proxy statement/prospectus. See “Where You Can Find More Information” beginning on page 188 of this proxy statement/prospectus.

THE BUSINESS

Overview

The Business constitutes Abbott’s developed markets specialty and branded generics pharmaceuticals business, which operates in Canada, Japan, Australia, New Zealand, and Europe. Abbott is retaining its specialty and branded generics pharmaceuticals businesses in countries outside of these territories.

The Business includes manufacturing facilities in France and Japan, while Abbott is retaining all its other manufacturing facilities, including facilities in Canada, Germany, and the Netherlands.

The Business’s product line includes a variety of specialty and branded generic pharmaceuticals that cover a broad spectrum of therapeutic categories in an extensive array of dosage forms and delivery systems. The Business’s product portfolio consists of more than 100 products, including more than 20 well-established brands with leading market reputations and strong brand recognition.

Operations

The Business operates in Canada, Japan, Australia, New Zealand, and Europe. The principal products of the Business include:

•	gastroenterology products, including Creon®, for the treatment of pancreatic exocrine insufficiency associated with several underlying conditions, including cystic fibrosis and chronic pancreatitis; Duspatal® and Dicetel®, for the treatment of irritable bowel syndrome or biliary spasm; Amitiza®, for the treatment of chronic idiopathic constipation; Adomet®, Heptral®, Transmetil®, Samyr®, and Donamet®, for the treatment of intrahepatic cholestasis (associated with liver disease) or depressive symptoms; and Duphalac®, for regulation of the physiological rhythm of the colon;

•	women’s health products, including Duphaston®, for the treatment of many different gynecological disorders; and Femoston®, a hormone replacement therapy for postmenopausal women;

•	cardiovascular and metabolic products, including Lipanthyl® and TriCor®, for the treatment of dyslipidemia; Teveten® and Teveten® Plus, for the treatment of essential hypertension, and Physiotens® and Isoptin®, for the treatment of hypertension; Synthroid®, for the treatment of hypothyroidism; and Rythmol®, for the treatment of ventricular arrhythmias;

•	pain and central nervous system products, including Serc®, for the treatment of Ménière’s disease and vestibular vertigo; and Brufen®, for the treatment of pain, fever, and inflammation; and

•	respiratory drugs and vaccines, including the anti-infective clarithromycin (sold under the trademarks Biaxin®, Klacid®, and Klaricid®); Hokunalin® Tape, for the treatment of bronchial asthma and chronic obstructive pulmonary disease; and Influvac®, an influenza vaccine.

In addition, certain products of a local nature and variations of product lines to meet local regulatory requirements and marketing preferences are manufactured and marketed to customers of the Business.

The Business owns and operates manufacturing facilities in Chatillon, France and Katsuyama, Japan, which provide significant manufacturing capacity for the Business’s current operations. There are no material encumbrances on the properties. In addition, the Business contracts with third parties for the manufacturing of certain products. After consummation of the Transaction, the Business will also contract with Abbott for the manufacturing of certain products. See “Other Related Agreements—Manufacturing and Supply Agreements” beginning on page 116 of this proxy statement/prospectus.

Product Development and Government Regulation

Generally, in order to market the Business’s products, government approval is required. The specific requirements for obtaining regulatory approval vary across different countries and geographic regions. The process may range from one year for a bioequivalence study to six or more years for complex formulations, new indications or geographic expansion in specific countries. Government regulation also addresses the inspection of, and controls over, research and laboratory procedures, clinical investigations, manufacturing, labeling, packaging, supply chains, marketing and promotion, pricing and reimbursement, sampling, distribution, quality control, post-market surveillance, record keeping, storage, and disposal practices. The operations of the Business are also affected by trade and investment regulations in many countries, which may require local investment, restrict investments by the Business, or limit the import of raw materials and finished products. In addition, the Business is subject to application, product, establishment, and other fees.

The Business can also be affected by ongoing studies of health care products and their components that are regularly conducted by industry participants, government agencies, and others. These studies can call into question the utilization, safety, and efficacy of previously marketed products. Access to human health care products continues to be a subject of investigation and action by governmental agencies, legislative bodies, and private organizations in many countries, and efforts to reduce health care costs are also being made in the private sector, notably by health care payors and providers, which have instituted various cost reduction and containment measures. An increasing number of governments either have adopted or are considering laws requiring transparency of interactions between drug manufacturers and health care professionals, including physicians and hospitals. In the jurisdictions in which the Business operates, the regulation of data privacy and security and the protection of the confidentiality of certain patient health information is increasing.

Research and Development

The Business’s research and development efforts focus primarily on researching how to improve existing products and processes. As the Business does not actively pursue primary research, development usually begins with work on existing products or after the acquisition of an advanced stage licensing opportunity. In addition, the Business may license product improvements from third parties.

Patents, Trademarks, and Licenses

Where possible, patents and trademarks are sought and obtained for the Business’s products. In addition, patents and trademarks related to certain of the Business’s products are licensed from third parties. Trademarks have no effect on market exclusivity for a product, but are considered to have marketing value. Trademark protection continues in some countries as long as the trademark is used; in other countries, the protection continues as long as the trademark is registered. Registration is generally for fixed terms and may be renewed indefinitely. For certain products, patents can provide market exclusivity for the life of the patent. Following patent expiration, branded products often continue to have market viability based upon the goodwill of the product name, which typically benefits from trademark protection. The Business considers the overall protection of its patents, trademarks and license rights to be of significant value and acts to protect these rights from infringement as appropriate. However, the Business is not dependent upon any single patent, trademark, or license.

After the consummation of the Transaction, certain intellectual property will be licensed from or shared with Abbott. See “Other Related Agreements—Joint Products Agreement” beginning on page 117 of this proxy statement/prospectus.

Customers and Marketing

The Business’s products are generally sold directly to wholesalers, distributors, government agencies, health care facilities, pharmacies, and independent retailers from distribution centers and public warehouses, depending on the markets served.

The Business has a diverse customer base such that no single customer, if the customer were lost, would have a material adverse effect on the Business. Government agencies are important customers, but no material portion of the Business is subject to renegotiation of profits or termination of contracts at the election of a government. Orders for products manufactured by the Business are generally filled on a current basis and order backlog is not material to the Business.

The Business directs its primary marketing efforts toward building strong brands with key stakeholders, including, in certain markets, consumers, as well as securing the prescription, or recommendation, of its products by physicians, pharmacists, and other healthcare providers. An active sales organization of approximately 2,000 representatives serving more than 40 countries, as well as approximately 250 marketing professionals, drives the marketing of the Business’s products. The Business adapts its marketing strategy to the different markets in which it operates as dictated by their respective regulatory and competitive landscapes. The marketing organization is organized by therapeutic area, providing significant expertise to build brand awareness and develop differentiated offerings for physicians and pharmacists. In select territories, certain products are co-marketed or co-promoted with other companies.

Competition

Competition in the branded generic pharmaceuticals segment is generally from other health care and pharmaceutical companies. International reference pricing, changes to government tender systems and reimbursement schemes, and government measures to promote generic drugs exert pressure on the pricing of the Business’s products. In addition, the substitution of other generic drugs for the brand prescribed and introduction of additional forms of already marketed products by generic or branded competitors have increased competitive pressures.

Raw Materials

The Business purchases, in the ordinary course of business, raw materials and supplies essential to its operations from numerous suppliers. There have been no recent significant availability problems or supply shortages for raw materials or supplies.

Seasonality

Certain of the Business’s products, particularly the Business’s anti-infective and influenza products, are affected by the seasonality of the diseases they treat. The seasonal impact of these particular products may affect a quarterly comparison within any fiscal year; however, this impact is generally not material to the Business’s annual combined results.

Environment

The Business strives to comply in all material respects with applicable laws and regulations concerning the environment. While it is impossible to predict accurately the future costs associated with environmental compliance and potential remediation activities, compliance with environmental laws is not expected to require significant capital expenditures and has not had, and is not expected to have, a material adverse effect on the operations or competitive position of the Business.

Employees

The Business currently employs approximately 3,900 persons. At certain locations of the Business, there are employees who are unionized or part of works councils or trade unions.

UNAUDITED PRO FORMA FINANCIAL INFORMATION

The following unaudited pro forma financial information gives effect to the Transaction. The Transaction is to be accounted for under the acquisition method of accounting in accordance with ASC 805, Business Combinations, with Mylan as the acquirer. The unaudited pro forma financial statements have been compiled and prepared in accordance with U.S. GAAP. The unaudited pro forma financial information gives effect to the Transaction, pursuant to which the Business is being carved out of Abbott and will be transferred to New Mylan. Following the Business Transfer, Merger Sub, a wholly owned indirect subsidiary of New Mylan, will merge with and into Mylan, with Mylan surviving as a wholly owned indirect subsidiary of New Mylan. As a result of the Transaction, New Mylan will hold Mylan and the Business. The unaudited pro forma balance sheet as of September 30, 2014 is based on the interim condensed consolidated balance sheet of Mylan and the condensed combined balance sheet of the Business as of September 30, 2014 and has been prepared to reflect the Transaction as if it had occurred on September 30, 2014. The unaudited pro forma statements of operations for the nine months ended September 30, 2014 and the year ended December 31, 2013 are based on the consolidated statements of operations of Mylan and the condensed combined statements of earnings of the Business and combine the results of operations of Mylan and the Business for the nine months ended September 30, 2014 and the year ended December 31, 2013, respectively. The unaudited pro forma statements of operations for the nine months ended September 30, 2014 and the year ended December 31, 2013 both give effect to the Transaction as if it had occurred on January 1, 2013, reflecting only pro forma adjustments that are factually supportable, directly attributable to the Transaction, and expected to have a continuing impact on the combined results. The unaudited pro forma financial information has been derived from and should be read in conjunction with the consolidated financial statements of Mylan and the related notes thereto, incorporated by reference into this proxy statement/prospectus, and the combined financial statements of the Business and the related notes thereto, included in this proxy statement/prospectus. See “Where You Can Find More Information” beginning on page 188 of this proxy statement/prospectus.

The unaudited pro forma financial information is for informational purposes only. It does not purport to indicate the results that would have actually been attained had the Transaction been completed on the assumed date or for the periods presented, or which may be realized in the future. To produce the unaudited pro forma financial information, Mylan allocated the purchase price of the Business using its best estimates of fair value. These estimates are based on the most recently available information. To the extent there are significant changes to the business of the Business, the assumptions and estimates herein could change significantly. The allocation of the purchase price of the Business is dependent upon certain valuation and other studies that are not yet final. Accordingly, the pro forma purchase price adjustments are preliminary and subject to further adjustments as additional information becomes available and as additional analyses are performed. Upon completion of the Transaction, final valuations will be performed. There can be no assurances that these final valuations will not result in material changes to the purchase price allocation. Furthermore, New Mylan could have reorganization and restructuring expenses as well as potential operating efficiencies as a result of combining Mylan and the Business. The unaudited pro forma financial information does not reflect these potential expenses and efficiencies. The unaudited pro forma financial information should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations of the Business” and the combined financial statements of the Business and the related notes thereto, covering these periods and included in this proxy statement/prospectus, as well as the sections entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in Mylan’s Annual Report on Form 10-K for the year ended December 31, 2013, as updated by Mylan’s Current Report on Form 8-K filed on August 6, 2014, and Mylan’s Quarterly Report Form 10-Q for the period ended September 30, 2014, that were previously filed with the SEC and are incorporated by reference into this proxy statement/prospectus, and the consolidated financial statements of Mylan covering these periods incorporated by reference into this proxy statement/prospectus. See “Where You Can Find More Information” beginning on page 188 of this proxy statement/prospectus for more information.

New Mylan

Unaudited Pro Forma Balance Sheet

as of September 30, 2014

(in millions)

	Historical						New Mylan Pro Forma Combined
	Mylan Inc. September 30, 2014	The Business September 30, 2014	Pro Forma Reclassification	Note	Pro Forma Adjustments	Note
ASSETS
Assets
Current assets:
Cash and cash equivalents	$199.6	$21.0	$—		$(21.0)	5a	$148.4
					(51.2)	5d
Accounts receivable, net	1,733.3	515.0	20.0	4a	—		2,268.3
Inventories	1,707.5	251.0	—		(49.0)	5a	1,966.5
					57.0	5e
Deferred income tax benefit	283.1	—	82.4	4b	5.9	5k	371.4
Prepaid expenses and other current assets	1,894.3	210.0	(20.0)	4a	(20.0)	5a	1,981.9
			(82.4)	4b

Total current assets	5,817.8	997.0	—		(78.3)		6,736.5
Property, plant and equipment, net	1,738.3	152.0	—		—		1,890.3
Intangible assets, net	2,541.1	764.0	—		4,008.0	5f	7,313.1
Goodwill	4,188.5	1,000.0	—		(1,000.0)	5h	5,824.5
					1,636.0	5h
Deferred income tax benefit	110.3	—	174.6	4b	—		284.9
Other assets	778.1	188.0	(174.6)	4b	—		791.5

Total assets	$15,174.1	$3,101.0	$—		$4,565.7		$22,840.8

LIABILITIES AND EQUITY
Liabilities
Current liabilities:
Trade accounts payable	$857.9	$190.0	$65.0	4c	$(18.4)	5a	$1,094.5
Short-term borrowings	364.7	—	—		—		364.7
Income taxes payable	84.1	—	—		—		84.1
Current portion of long-term debt and other long-term obligations	1,992.6	—	—		—		1,992.6
Deferred income tax liability	0.3	—	4.0	4d	10.4	5g	14.7
Other current liabilities	1,174.3	370.0	(65.0)	4c	(91.5)	5a	1,404.8
			(4.0)	4d	21.0	5j
				4e

Total current liabilities	4,473.9	560.0	—		(78.5)		4,955.4
Long-term debt	5,723.5	—	—		—		5,723.5
Other long-term obligations	1,274.3	196.0	(101.0)	4d	—		1,369.3
Deferred income tax liability	296.1	—	101.0	4d	729.4	5g	1,126.5

Total liabilities	11,767.8	756.0	—		650.9		13,174.7

Equity
Ordinary shares	272.9	—	—		55.0	5b	242.1
					(85.8)	5l
Additional paid-in capital	4,170.3	—	—		6,271.1	5b	6,682.5
					16.0	5k
					(3,774.9)	5l
Net parent company investment in the Business	—	2,440.0	—		19.9	5a	—
					(95.0)	5i
					(2,364.9)	5i
Retained earnings	3,425.3	—	—		(51.2)	5d	3,343.0
					(21.0)	5j
					(10.1)	5k
Accumulated other comprehensive (loss) income	(620.3)	(95.0)	—		95.0	5i	(620.3)

	7,248.2	2,345.0	—		54.1		9,647.3
Noncontrolling interest	18.8	—	—		—		18.8
Less: Treasury Stock	3,860.7	—	—		(3,860.7)	5l	—

Total equity	3,406.3	2,345.0	—		3,914.8		9,666.1

Total liabilities and equity	$15,174.1	$3,101.0	$—		$4,565.7		$22,840.8

New Mylan

Unaudited Pro Forma Statement of Operations

for the Nine Months Ended September 30, 2014

(in millions, except per share amounts)

	Historical
	Mylan Inc. September 30, 2014	The Business September 30, 2014	Pro Forma Reclassification	Note	Pro Forma Adjustments	Note	New Mylan Pro Forma Combined
Revenues:
Net sales	$5,588.8	$1,461.0	$—		$—		$7,049.8
Other revenues	48.1	—	—		—		48.1

Total revenues	5,636.9	1,461.0	—		—		7,097.9
Cost of sales	3,077.9	713.0	—		223.6	6a	4,071.5
					57.0	6b

Gross profit	2,559.0	748.0	—		(280.6)		3,026.4
Operating expenses:
Research and development	431.6	79.0	—		—		510.6
Selling, general, and administrative	1,200.1	481.0	—		(15.9)	6c	1,665.2
Litigation settlements, net	47.2	—	—		—		47.2
Other operating income, net	80.0	—	—		—		80.0

Total operating expenses	1,598.9	560.0	—		(15.9)		2,143.0

Earnings from operations	960.1	188.0	—		(264.7)		883.4
Interest expense	251.2	—	—		—		251.2
Other expense, net	6.8	4.0	—	4f	—		10.8

Earnings before income taxes and noncontrolling interest	702.1	184.0	—		(264.7)		621.4
Income tax (benefit) provision	(40.5)	28.0	—		(51.1)	6d	(63.6)

Net earnings	742.6	156.0	—		(213.6)		685.0
Net earnings attributable to the noncontrolling interest	(2.4)	—	—		—		(2.4)

Net earnings attributable to New Mylan ordinary shareholders	$740.2	$156.0	$—		$(213.6)		$682.6

Earnings per ordinary share attributable to New Mylan ordinary shareholders:
Basic	$1.98						$1.41

Diluted	$1.86						$1.35

Weighted average ordinary shares outstanding:
Basic	373.4				110.0	6e	483.4

Diluted	397.1				110.0	6e	507.1

New Mylan

Unaudited Pro Forma Statement of Operations

for the Year Ended December 31, 2013

(in millions, except per share amounts)

	Historical						New Mylan Pro Forma Combined
	Mylan Inc. December 31, 2013	The Business December 31, 2013	Pro Forma Reclassification	Note	Pro Forma Adjustments	Note
Revenues:
Net sales	$6,856.6	$2,112.0	$—		$—		$8,968.6
Other revenues	52.5	—	—		—		52.5

Total revenues	6,909.1	2,112.0	—		—		9,021.1
Cost of sales	3,868.8	1,050.0	—		226.7	6a	5,202.5
					57.0	6b

Gross profit	3,040.3	1,062.0	—		(283.7)		3,818.6
Operating expenses:
Research and development	507.8	101.0	—		—		608.8
Selling, general, and administrative	1,408.5	665.0	—		—		2,073.5
Litigation settlements, net	(14.6)	—	—		—		(14.6)
Other operating expense, net	3.1	—	—		—		3.1

Total operating expenses	1,904.8	766.0	—		—		2,670.8

Earnings from operations	1,135.5	296.0	—		(283.7)		1,147.8
Interest expense	313.3	—	—		—		313.3
Other expense, net	74.9	3.0	—	4f	—		77.9

Earnings before income taxes and noncontrolling interest	747.3	293.0	—		(283.7)		756.6

Income tax provision	120.8	48.0	—		(51.7)	6d	117.1

Net earnings	626.5	245.0	—		(232.0)		639.5
Net earnings attributable to the noncontrolling interest	(2.8)	—	—		—		(2.8)

Net earnings attributable to New Mylan ordinary shareholders	$623.7	$245.0	$—		$(232.0)		$636.7

Earnings per ordinary share attributable to New Mylan ordinary shareholders:
Basic	$1.63						$1.29

Diluted	$1.58						$1.26

Weighted average common shares outstanding:
Basic	383.3				110.0	6e	493.3

Diluted	394.5				110.0	6e	504.5

Notes to Unaudited Pro Forma Financial Statements

1.	General

Pursuant to the terms of the Business Transfer Agreement, the Business is being carved-out of Abbott and will be transferred to New Mylan. Following the Business Transfer, Merger Sub, a wholly owned indirect subsidiary of New Mylan, will merge with and into Mylan, with Mylan surviving as a wholly owned indirect subsidiary of New Mylan. As a result of the Transaction, New Mylan, a new holding company organized in the Netherlands that will be converted into a public limited liability company (naamloze vennootschap) and renamed “Mylan N.V.” at or prior to the consummation of the Transaction, will hold Mylan and the Business. Upon consummation of the Transaction, Mylan shareholders will own approximately 78% of New Mylan and Abbott’s affiliates will own approximately 22% of New Mylan. New Mylan and Abbott will also enter into the Shareholder Agreement in connection with the Transaction. The Business is being acquired by New Mylan on a debt-free basis.

The unaudited pro forma financial information gives effect to the combination of Mylan and the Business in the Transaction to be accounted for under the acquisition method of accounting in accordance with ASC 805, Business Combinations. Under ASC 805, the acquirer is usually the combining entity whose owners as a group retain or receive the largest portion of the voting rights in the combined entity. The acquirer usually is also the combining entity whose relative size is significantly larger than that of the other combining entity or entities. As a result, Mylan is treated as the acquirer.

The historical financial information has been adjusted in the unaudited pro forma financial information to give effect to pro forma events that are: directly attributable to the Transaction; factually supportable; and, with respect to the unaudited pro forma statement of operations, expected to have a continuing impact on the results of New Mylan. As such, the impact from Transaction-related expenses is not included in the unaudited pro forma statement of operations. However, the impact of these expenses is reflected in the unaudited pro forma balance sheet as a decrease to cash and cash equivalents with a corresponding decrease to retained earnings.

The unaudited pro forma financial information does not reflect any cost savings, the associated costs to achieve such savings, or operating synergies that could result from the Transaction.

Assumptions and estimates underlying the pro forma adjustments are described in Notes 4, 5, and 6. Since the unaudited pro forma financial information has been prepared based on preliminary estimates, the final amounts recorded at the date of consummation of the Transaction may differ materially from the information presented. These estimates are subject to change pending further review of the assets acquired and liabilities assumed and the final purchase price and its allocation thereof.

The unaudited pro forma financial information has been presented for informational purposes only and is not necessarily indicative of the results of operations or financial position that would have been achieved had the Transaction been consummated on the dates indicated above, or the future consolidated results of operations or financial position of New Mylan.

2.	Basis of Presentation

The unaudited pro forma financial information should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations of the Business” and the combined financial statements of the Business and the related notes thereto, covering these periods and included in this proxy statement/prospectus, as well as the sections entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operation” contained in Mylan’s Annual Report on Form 10-K for the year ended December 31, 2013, as updated by Mylan’s Current Report on Form 8-K filed on August 6, 2014, and Mylan’s Quarterly Report Form 10-Q for the period ended September 30, 2014, that were previously filed with the SEC and are incorporated by reference into this proxy statement/prospectus, and the consolidated financial statements of Mylan covering these periods incorporated by reference into this proxy statement/prospectus. See “Where You Can Find More Information” beginning on page 188 of this proxy statement/prospectus for more information.

The unaudited pro forma financial information has been prepared using the acquisition method of accounting. For accounting purposes, Mylan has been treated as the acquirer in the Transaction. Acquisition accounting is dependent upon certain valuations and other studies that have yet to commence or progress to a stage where there is sufficient information for a definitive measurement. Accordingly, the pro forma adjustments included herein are preliminary and have been presented solely for the purpose of providing the unaudited pro forma financial information and will be revised as additional information becomes available and as additional analysis is performed. The process for estimating the fair values of identifiable intangible assets and certain tangible assets requires the use of judgment in determining the appropriate assumptions and estimates. Differences between preliminary estimates in the unaudited pro forma financial information and the final acquisition accounting will occur and could have a material impact on the unaudited pro forma financial information and New Mylan’s future results of operations and financial position.

The Transaction has been accounted for using Mylan’s historical information and accounting policies and combining the assets and liabilities of the Business at their respective estimated fair values. The assets and liabilities of the Business have been measured based on various preliminary estimates using assumptions that Mylan’s management believes are reasonable utilizing information currently available. Use of different estimates and judgments could yield materially different results. The total estimated purchase price has been measured using the closing market price of Mylan common stock as of December 19, 2014 (the latest practicable date prior to the date of this proxy statement/prospectus). The final purchase price will be measured at the closing date of the Transaction. This will result in a per share equity value that is different from that assumed for purposes of preparing the unaudited pro forma financial information. The purchase price allocation is subject to finalization of Mylan’s analysis of the fair value of the assets and liabilities of the Business as of the closing of the Transaction. Differences from these preliminary estimates could be material.

The estimated fair value allocated to property, plant and equipment in the unaudited pro forma balance sheet as of September 30, 2014 is based upon a preliminary assumption that the estimated fair value approximates the net book value. Changes in the estimated fair values are expected based on valuation studies and other analysis which have not been performed to date. This estimate is preliminary and subject to change and could vary materially from the actual adjustment on the consummation date. Accordingly, for the purposes of these unaudited pro forma financial statements, Mylan believes, to the best of its knowledge, that the current book values of the Business’s property, plant and equipment represent the best estimate of fair value.

Based on estimated useful lives averaging approximately 25 years for buildings, for each $30 million change in the total fair value adjustment there could be an annual change in depreciation expense of approximately $1.2 million.

Based on estimated useful lives averaging approximately 10 years for equipment, for each $30 million change in the total fair value adjustment there could be an annual change in depreciation expense of approximately $3.0 million.

Acquisition-related transaction costs, such as investment banker, advisory, legal, valuation, and other professional fees are not included as a component of consideration transferred but are expensed as incurred. During the nine months ended September 30, 2014, transaction costs incurred by Mylan and the Business totaled $8.8 million and $7.1 million, respectively. These costs are included in the unaudited results of operations and eliminated in the pro forma income statement adjustments. Additionally, the unaudited pro forma balance sheet reflects approximately $51 million of anticipated acquisition-related transaction costs to be incurred by Mylan as a reduction of cash with a corresponding decrease in retained earnings. No tax effect was recorded for these costs as their deductibility has not been assessed. These costs are not presented in the unaudited pro forma statement of operations because they will not have a continuing impact on the consolidated results of New Mylan.

The unaudited pro forma financial information does not reflect any cost savings, operating synergies, or revenue enhancements that New Mylan may achieve as a result of the Transaction or the costs to combine the operations of Mylan and the Business or the costs necessary to achieve these cost savings, operating synergies, and revenue enhancements.

3.	Preliminary Purchase Price

Upon consummation of the Transaction, Abbott will receive 110,000,000 New Mylan ordinary shares as consideration for the Business Transfer.

(in millions, except share amounts)
Number of New Mylan ordinary shares issued to Abbott	110,000,000
Mylan common stock per share closing price, as of December 19, 2014	$57.51

Total purchase price	$6,326.1

Goodwill	$1,636.0

The table below depicts a sensitivity analysis of the estimated purchase consideration and goodwill, assuming a 10% increase or decrease of the Mylan common stock per share closing price used to determine the total estimated purchase consideration.

(in millions, except per share amounts)	10% sensitivity
Number of New Mylan ordinary shares issued to Abbott	110,000,000	110,000,000
Mylan common stock price sensitivity	$51.76	$63.26

Total estimated purchase consideration	$5,693.6	$6,958.6

Goodwill	$1,003.5	$2,268.5

4.	Pro Forma Reclassification Adjustments

Certain reclassifications have been recorded to the Business’s historical financial statements to conform to Mylan’s presentation, as follows:

a. A reclassification adjustment of $20.0 million has been recorded to reduce the balance in prepaid expenses and other current assets and increase the balance in accounts receivable related to the classification of other receivables in accordance with Mylan’s grouping of accounts.

b. A reclassification adjustment of $82.4 million has been recorded to reduce prepaid expenses and other current assets and increase the balance in the current deferred income tax asset. Additionally, a reclassification adjustment of $174.6 million has been recorded to reduce other assets and increase the balance in the non-current deferred income tax asset. The reclassifications were made in accordance with Mylan’s grouping of accounts.

c. A reclassification adjustment of $65.0 million has been recorded to reduce the balance in other current liabilities and increase the balance in accounts payable related to VAT taxes in accordance with Mylan’s grouping of accounts.

d. A reclassification adjustment of $4.0 million has been recorded to reduce other current liabilities and increase the balance in the current deferred income tax liability. Additionally, a reclassification adjustment of $101.0 million has been recorded to reduce other long-term obligations and increase the balance in the non-current deferred income tax income tax liability. The reclassifications were made in accordance with Mylan’s grouping of accounts.

e. Mylan has reclassified salaries, wages and commissions of $61.0 million as of September 30, 2014, from the historical Business to other current liabilities in accordance with Mylan’s grouping of accounts.

f. Mylan has reclassified net foreign exchange losses of $3.0 million and $3.0 million, for the nine months ended September 30, 2014 and the year ended December 31, 2013, respectively, from the historical Business to other expense, net, in accordance with Mylan’s grouping of accounts.

Following the Business Transfer, Mylan will conduct a review of the Business’s accounting policies in an effort to determine if differences in accounting policies require adjustment or reclassification of Business’s results of operations or reclassification of assets or liabilities to conform to Mylan’s accounting policies and classifications. As a result of that review, Mylan may identify differences between the accounting policies that, when conformed, could have a material impact on this unaudited pro forma financial information. During the preparation of these pro forma financial information, Mylan was not aware of any material differences between accounting policies, except for certain reclassifications necessary to conform to Mylan’s financial presentation, and accordingly, this unaudited pro forma financial information do not assume any material differences in accounting policies between Mylan and the Business.

5.	Unaudited Pro Forma Condensed Combined Balance Sheet Adjustments

The unaudited pro forma financial information has been prepared using the combined financial statements of the Business and the related notes thereto, included elsewhere in this proxy statement/prospectus, as well as certain assumptions made by Mylan. Adjustments included in the unaudited pro forma balance sheet are represented by the following:

(in millions)	Note	Amount
Purchase consideration
Fair value of total consideration transferred	5b	$6,326.1
Recognized amounts of identifiable assets acquired and liabilities assumed
Book value of the Business’s net assets	5c	2,345.0
Net liabilities not included in the Transaction	5a	19.9
Elimination of the Business’s historical goodwill	5h	(1,000.0)

Net assets to be acquired		1,364.9
Preliminary estimate of fair value adjustment of net assets acquired
Inventories	5e	57.0
Intangible assets, net	5f	4,008.0
Deferred income tax liability	5g	(739.8)

Goodwill	5h	$1,636.0

a. Reflects the elimination of certain assets and liabilities included in the Business’s historical financial combined balance sheet that will not be acquired or assumed by New Mylan. The preliminary excluded assets and liabilities include the following items:

(in millions)
Cash and cash equivalents	$21.0
Inventories	49.0
Prepaid expenses and other current assets	20.0
Trade accounts payable	18.4
Other current liabilities	91.5

Net liabilities not included in the Transaction	$(19.9)

b. Preliminary estimates of the fair value of the New Mylan ordinary shares issued to Abbott in the Transaction. Abbott will receive 110,000,000 New Mylan ordinary shares as consideration for the Business Transfer.

c. Reflects the acquisition of the historical book value of net assets of the Business as of September 30, 2014.

d. Reflects the recognition of $60.0 million of transaction costs expected to be incurred by Mylan. Of these costs, $8.8 million was incurred and included in Mylan’s results of operations for the nine months ended September 30, 2014. The remaining $51.2 million is expected to be incurred through the consummation of the Transaction. These fees are recorded against retained earning solely for the purposes of this presentation. There is no continuing impact of these transaction costs on the combined operating results and, as such, these fees are not included in the pro forma statement of operations.

e. Represents the estimated adjustment to step-up inventory to fair value. The estimated step-up in inventory is preliminary and is subject to change based upon final determination of the fair values of finished goods and work in-process inventories. New Mylan will reflect the fair value of the inventory of the Business as the acquired inventory is sold, which for purposes of the unaudited pro forma financial information is assumed to occur within the first year after closing.

f. The fair value estimate for identifiable intangible assets is preliminary and is determined based on the assumptions that market participants would use in pricing an asset, based on the most advantageous market for the asset. This preliminary fair value estimate could include assets that are not intended to be used, may be sold or are intended to be used in a manner other than their best use. The final fair value determination for identified intangibles may differ materially from this preliminary determination.

The fair value estimate of identifiable intangible assets is preliminary and is determined using the “income approach,” which is a valuation technique that calculates an estimate of the fair value of an asset based on market participant expectations of the cash flows an asset would generate over its remaining useful life. Some of the more significant assumptions inherent in the development of the identifiable intangible asset valuations, from the perspective of a market participant, include the estimated net cash flows for each year for each product (including net revenues, cost of sales, research and development costs, selling and marketing costs, and working capital), the appropriate discount rate to select in order to measure the risk inherent in each future cash flow stream, the assessment of each asset’s life cycle, competitive trends impacting the asset and each cash flow stream, and other factors. No assurances can be given that the underlying assumptions used to prepare the discounted cash flow analysis will not change. For these and other reasons, actual results may vary significantly from estimated results.

g. Reflects the deferred income tax liability resulting from fair value adjustments for the inventory and identifiable intangible assets acquired. This estimate was determined based on the excess book basis over the tax basis of the inventory and identifiable intangible assets acquired at the Business’s 18.2% weighted average statutory tax rate. This estimate of deferred income tax liabilities is preliminary and is subject to change based upon New Mylan’s final determination of the fair values of tangible and identifiable intangible assets acquired and liabilities assumed pursuant to the Transaction.

h. Reflects the elimination of the Business’s historical goodwill recorded and the recognition of goodwill related to the Transaction. Goodwill is calculated as the difference between the fair value of the consideration expected to be transferred and the values assigned to the identifiable tangible and intangible assets acquired and liabilities assumed. The estimated goodwill calculation is preliminary and is subject to change based upon final determination of the fair value of assets acquired and liabilities assumed. Goodwill is not amortized, but is assessed at least annually or more frequently if events or changes in circumstances indicate that the carrying value of goodwill may not be recoverable based on management’s assessment.

i. The adjustments relate to the elimination of the Business’s net parent company investment in the Business after adjusting for excluded assets and excluded liabilities and the elimination of accumulated other comprehensive income.

j. To record the estimated nonrecurring costs related to the reimbursement to Mylan’s directors and executive officers for excise taxes resulting from the Transaction. See “The Transaction—Interests of Certain Persons in the Transaction—Treatment of Certain Equity-Based Awards” beginning on page 70 of this proxy statement/prospectus for further information.

k. To record the estimated nonrecurring costs related to the acceleration of the vesting of certain equity-based awards for directors, executive officers and employees resulting from the Transaction. See “The Transaction— Interests of Certain Persons in the Transaction—Treatment of Certain Equity-Based Awards” beginning on page 70 of this proxy statement/prospectus for further information.

l. Reflects the elimination of Mylan’s treasury stock as each share of Mylan common stock held in treasury immediately prior to the Transaction will be cancelled in connection with the consummation of the Transaction.

6.	Unaudited Pro Forma Statement of Operations Adjustments

The unaudited pro forma financial information has been prepared using the combined financial statements of the Business and the related notes thereto, included elsewhere in this proxy statement/prospectus, as well as certain assumptions made by Mylan. Adjustments included in the accompanying unaudited pro forma statement of operations are represented by the following:

a. Represent an increase in amortization expense associated with fair value adjustments to the carrying value of intangible assets for the nine months ended September 30, 2014 and the year ended December 31, 2013. The increase in amortization expense is recorded as follows:

			Amortization
(in millions)	Useful Lives	Fair Value	Nine Months Ended September 30, 2014	Year Ended December 31, 2013
Products Rights and Licenses	14 years	$4,462.0	$239.1	$318.7
Contractual Rights	2-5 years	310.0	82.5	110.0

		$4,772.0	$321.6	$428.7
Less: Historical Amortization Expense of the Business			98.0	202.0

			$223.6	$226.7

b. Represents an adjustment to cost of goods sold for the amortization expense related to the inventory fair value adjustment.

c. Represents the elimination of transaction costs included in the historical financial statements of Mylan and the Business. An adjustment totaling $15.9 million was reflected in the pro forma statements of operations to eliminate transaction costs incurred by Mylan and the Business of $8.8 million and $7.1 million, respectively, for the nine months ended September 30, 2014. There is no continuing impact of these transaction costs on the combined operating results, and, as such, these fees are not included in the pro forma statement of operations.

d. A weighted average statutory rate of 18.2% was applied to each adjustment. The total effective tax rate of New Mylan could be significantly different depending on the post-closing geographical mix of income and other factors.

e. Adjustment to increase New Mylan ordinary shares outstanding after the closing of the Transaction. Abbott will receive 110,000,000 New Mylan ordinary shares as consideration for the Business Transfer, and in the Merger, each issued and outstanding share of Mylan common stock will be converted into the right to receive one New Mylan ordinary share.

7.	Comparative Per Share Information

The following table sets forth selected historical share information of Mylan and unaudited pro forma share information of New Mylan after giving effect to the Transaction. Per share information for the Business is not presented because the Business did not have outstanding capital stock since its combined financial statements have been prepared on a carve-out basis.

You should read this information in conjunction with the selected unaudited historical financial information and the unaudited pro forma financial information, “Management’s Discussion and Analysis of Financial Condition and Results of Operations of the Business” and the combined financial statements of the Business and the related notes thereto, covering these periods and included in this proxy statement/prospectus, and the sections entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operation” contained in Mylan’s Annual Report on Form 10-K for the year ended December 31, 2013, as updated by Mylan’s Current Report on Form 8-K filed on August 6, 2014, and Mylan’s Quarterly Report Form 10-Q for the period ended September 30, 2014, that were previously filed with the SEC and are incorporated by reference into this proxy statement/prospectus, and the consolidated financial statements of Mylan covering these periods incorporated by reference into this proxy statement/prospectus. See “Where You Can Find More Information” beginning on page 188 of this proxy statement/prospectus for more information.

	Mylan Nine Months Ended September 30, 2014		Mylan Year Ended December 31, 2013
(in millions, except per share amounts)	Historical	Pro Forma	Historical	Pro Forma
Earnings per ordinary share attributable to New Mylan ordinary shareholders:
Basic	$1.98	$1.41	$1.63	$1.29

Diluted	$1.86	$1.35	$1.58	$1.26

Weighted average ordinary shares outstanding:
Basic	373.4	483.4	383.3	493.3

Diluted	397.1	507.1	394.5	504.5

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF THE BUSINESS

The following discussion should be read in conjunction with “Selected Historical Information of the Business,” “The Business,” the historical combined financial statements of the Business, and the unaudited pro forma financial information and related notes thereto included elsewhere in this proxy statement/prospectus. The following discussion includes forward-looking statements. Any forward-looking statements or projections contained in this discussion are subject to risks and uncertainties, including those risks and uncertainties discussed under “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements” beginning on pages 15 and 34, respectively, of this proxy statement/prospectus, that may cause actual results to differ materially from such forward-looking statements or projections.

Pursuant to the Business Transfer Agreement, the Business is being carved out of Abbott and reorganized under the Acquired Companies prior to being transferred to Mylan. For more information about the reorganization of the Business, see “The Business Transfer Agreement and Plan of Merger—The Reorganization” beginning on page 99 of this proxy statement/prospectus. The Business’s historical combined financial statements have been prepared on a stand-alone basis and are derived from Abbott’s consolidated financial statements and accounting records. The combined financial statements reflect the Business’s financial position, results of operations, and cash flows as if the Business was operated as part of Abbott, in conformity with U.S. GAAP.

The combined financial statements include the allocation of certain assets and liabilities that have historically been maintained at the Abbott corporate level but which are specifically identifiable or allocable to the Business. Cash, cash equivalents, and short-term investment securities held by Abbott were excluded from the Business’s combined financial statements unless the cash or short-term investment securities were held by an entity that will be transferred to Mylan. Under the terms of the Business Transfer Agreement, no cash will be transferred. All intracompany transactions and accounts have been eliminated. All intercompany transactions between the Business and Abbott are considered to be effectively settled in the combined financial statements at the time each transaction is recorded. The total net effect of the settlement of these intercompany transactions is reflected in the combined statement of cash flows as a financing activity and in the combined balance sheet as net parent company investment in the Business.

The Business’s combined financial statements include an allocation of expenses related to certain Abbott corporate functions, including senior management, legal, human resources, finance, information technology, and quality assurance. These expenses have been allocated to the Business based on direct usage or benefit where identifiable, with the remainder allocated on a pro rata basis of revenues, headcount, square footage, number of transactions, or other measures. The Business considers the expense allocation methodology and results to be reasonable for all periods presented. However, the allocations may not be indicative of the actual expense that would have been incurred had the Business operated as an independent company for the periods presented.

Financial Review

The Business’s revenues are derived primarily from the sale of a broad line of branded generic pharmaceutical products under short-term receivable arrangements. Primary markets include various countries in western and central Europe, Canada, Australia, and Japan. These products are sold primarily to health care providers or through distributors, depending on the market served.

The Business’s product portfolio includes approximately 100 products in five therapeutic areas:

•	Gastroenterology products;

•	Women’s health products;

•	Cardiovascular and metabolic products;

•	Pain and central nervous system products; and

•	Respiratory drugs and vaccines.

26 brands account for over 75% of the Business’s sales. The product portfolio is supported by a dedicated commercial organization including approximately 2,000 sales representatives. Products are sourced from two Business manufacturing facilities, other Abbott manufacturing plants, and third parties.

Macroeconomic and market pressures including austerity measures and other government-led initiatives to reduce the prices of pharmaceutical products unfavorably impacted the Business’s operations from 2011 through September 2014.

Critical Accounting Policies

Revenue Recognition—The Business recognizes revenue when persuasive evidence of an arrangement exists, delivery has occurred, the sales price is fixed or determinable, and collectability of the sales price is reasonably assured. Revenue from product sales is recognized when title and risk of loss have passed to the customer. Provisions for discounts, rebates and sales incentives to customers, and returns and other adjustments are provided for in the period the related sales are recorded. Sales incentives to customers are not material. Historical data is readily available and reliable, and it is used for estimating the amount of the reduction in gross sales.

Income Taxes—The Business operates in numerous countries where its income tax returns are subject to audits and adjustments. Because the Business operates in numerous markets, the nature of the audit items is often very complex, and the objectives of the government auditors can result in a tax on the same income in more than one country. In accordance with the accounting rules under U.S. GAAP relating to the measurement of tax contingencies, in order to recognize an uncertain tax benefit, the taxpayer must be more likely than not of sustaining the position, and the measurement of the benefit is calculated as the largest amount that is more than 50% likely to be realized upon resolution of the benefit. Application of these rules requires a significant amount of judgment.

Pension and Post-Employment Benefits—The Business offers pension benefits to many of its employees. The Business engages outside actuaries to assist in the determination of the obligations and costs under these programs and must develop long-term assumptions, the most significant of which are the discount rates and the expected return on plan assets. The discount rates used to measure liabilities were determined based on high-quality fixed income securities that match the duration of the expected retiree benefits. A difference between the assumed rates and the actual rates can be significant in relation to the obligations and the annual cost recorded for these programs. For the year ended December 31, 2013, pretax net actuarial losses and prior service costs and (credits) recognized in accumulated other comprehensive income (loss) were losses of $13 million. Actuarial losses and gains are amortized over the remaining service attribution periods of the employees under the corridor method, in accordance with the rules for accounting for post-employment benefits. Differences between the expected long-term return on plan assets and the actual annual return are amortized over a five-year period.

Valuation of Intangible Assets and Goodwill—The Business has acquired significant intangible assets that were recorded at fair value at the time of the acquisition. Transactions involving the purchase or sale of intangible assets occur with some frequency between companies in the pharmaceutical industry and valuations are usually based on a discounted cash flow analysis. The discounted cash flow model requires assumptions about the timing and amount of future net cash flows, risk, cost of capital, terminal values, and market participants. Each of these factors can significantly affect the value of the intangible asset. The Business engages independent valuation experts who review critical assumptions and calculations for acquisitions of significant intangibles. The results of the last impairment test indicated that the fair value of the reporting unit was substantially in excess of its carrying value.

The Business reviews definite-lived intangible assets for impairment each quarter using an undiscounted net cash flows approach. If the undiscounted cash flows of an intangible asset are less than the carrying value of an intangible asset, the intangible asset is written down to its fair value, which is usually the discounted cash flow amount. Where cash flows cannot be identified for an individual asset, the review is applied at the lowest group level for which cash flows are identifiable. As of December 31, 2013, intangible assets amounted to $929 million, and amortization expense for intangible assets amounted to $202 million in 2013, $200 million in 2012, and $206 million in 2011. In 2013 and 2012, the Business recorded impairment charges of $45 million and $10 million, respectively, for the partial impairment of intangible assets associated with product rights due primarily to sales declines resulting from the elimination of a substantial portion of government reimbursements. The government reimbursements related to a product sold in the United Kingdom and Greece. After the removal of this product from the formulary listing in these countries in 2012 and the first quarter of 2013, sales of the product totaled $22 million in 2013, compared to $55 million in 2012 and $63 million in 2011.

As of December 31, 2013, goodwill recorded as a result of the Business’s combinations totaled $1,076 million. Goodwill is reviewed for impairment annually in the third quarter or when an event that could result in an impairment occurs. There were no reductions of goodwill relating to impairments or disposal of all or a portion of the Business in 2013, 2012, or 2011.

Litigation—The Business accounts for litigation losses in accordance with ASC 450, “Contingencies.” Under ASC 450, loss contingency provisions are recorded for probable losses at management’s best estimate of a loss, or when a best estimate cannot be made, a minimum loss contingency amount is recorded. These estimates are often initially developed substantially earlier than the ultimate loss is known, and the estimates are refined each accounting period as additional information becomes known. Accordingly, the Business is often initially unable to develop a best estimate of loss, and therefore the minimum amount, which could be zero, is recorded. As information becomes known, either the minimum loss amount is increased, resulting in additional loss provisions, or a best estimate can be made, which could result in additional loss provisions. Occasionally, a best estimate amount is changed to a lower amount when events result in an expectation of a more favorable outcome than previously expected. The Business estimates the range of possible loss to be from approximately $40 million to $50 million for its legal proceedings. Accruals of approximately $45 million have been recorded at December 31, 2013 and December 31, 2012 for these proceedings and exposures. These accruals represent management’s best estimate of probable loss, as defined by ASC 450, “Contingencies.”

Results of Operations for the Years ended December 31, 2013, 2012, and 2011

Net Sales and Gross Profit

Net sales for the year ended December 31, 2013 were $2,112 million, a decline of 10.7% compared to the prior year, and net sales for the year ended December 31, 2012 were $2,364 million, a decline of 11.3% compared to the year ended December 31, 2011. Foreign exchange unfavorably impacted net sales across the three-year period primarily due to a decline in the value of the Yen relative to the U.S. Dollar in 2013 and changes in the value of the Euro and various Eastern European currencies in 2012. Excluding the unfavorable effect of foreign exchange, net sales decreased 9.4% in 2013 and 6.4% in 2012. Of the 9.4% decrease in 2013 approximately 690 basis points reflect lower volumes and 250 basis points relate to lower pricing. Of the 6.4% decrease in 2012 approximately 230 basis points reflect lower volumes and 410 basis points relate to lower pricing. Over the near to medium-term, price declines are expected to continue while the recent negative trends related to volume are expected to diminish.

The practice of many countries to link their regulated pharmaceutical pricing to those of other countries, i.e., international reference pricing, contributed to the pricing pressure as did other government initiatives in certain markets to favor generic products and reduce prices. Factors that led to the 2013 volume decrease include the cessation of various in-licensing arrangements that were not renewed by the licensors, the removal of one product from the national registers and formularies in certain countries, other changes in governments’ reimbursement practices, and increased market penetration by generics in various countries.

Changes in government reimbursement and pro-generic government initiatives also negatively impacted net sales in 2012. A governmental decree in Spain forced price parity with generics and required preferential use of generics. The implementation of tender systems in Germany unfavorably impacted pricing for flu vaccines.

The Business has periodically sold product rights to non-strategic products and has recorded the related gains in net sales in accordance with the Business’s revenue recognition policies as discussed in Note 1 to the combined financial statements. In 2013, the Business sold product rights to several products and recognized a net gain of approximately $30 million in net sales in the combined statement of earnings.

In the fourth quarter of 2014, the Business expects to record a gain of approximately $31 million related to the resolution of a claim for lost profits and other damages. This amount was initially recorded as deferred revenue when the cash was received.

Gross profit margins were 50.3% of net sales in the year ended December 31, 2013, 53.9% in the year ended December 31, 2012, and 54.5% in the year ended December 31, 2011. The gross profit margin in 2013 declined versus the prior year due to pricing pressures and an intangible asset impairment charge as well as the impact of unfavorable foreign exchange. The decrease in 2012 from 2011 was primarily due to pricing pressures. Amortization expense related to intangible assets, included in the cost of products sold in the combined statement of earnings, was relatively stable over the three-year period, totaling $202 million in 2013, $200 million in 2012, and $206 million in 2011. The amount of income (expense) recognized in cost of products sold related to foreign currency forward exchange contracts designated as cash flow hedges was income of $3 million in 2013, income of $1 million in 2012, and expense of $7 million in 2011.

Gross profit margins were also impacted by certain restructuring and other expenses as discussed below.

Operating Expenses

Research and Development Expense

Research and development expense was relatively stable over the three-year period totaling $101 million in the year ended December 31, 2013, $102 million in the year ended December 31, 2012, and $103 million in the year ended December 31, 2011. In the Business, the development process focuses on the improvement of existing products to provide benefits to patients and customers. As the Business does not actively pursue primary research, development usually begins with work on existing products or after the acquisition of an advanced-stage licensing opportunity. The development process also includes pharmacovigilance and medical affairs activities to ensure compliance with applicable rules and regulations. In addition, the Business may license product improvements from third parties.

The specific requirements for obtaining regulatory approvals, including the scope of any clinical trials, vary across different countries and geographic regions. The process may range from one year for a bioequivalence study project to six or more years for complex formulations, new indications, or geographic expansion in specific countries.

In 2014 and beyond, the Business’s significant areas of focus are expected to include building country-specific portfolios made up of global and local pharmaceutical brands that best meet each local market’s needs.

While the aggregate cost to complete the numerous projects currently in development is not expected to be material, the total cost to complete will depend upon the Business’s ability to successfully complete each project, the rate at which each project advances, and the ultimate timing for completion. Given the potential for significant delays and the high rate of failure inherent in the development of pharmaceutical products, it is not possible to accurately estimate the total cost to complete all projects currently in development. The Business does not regularly accumulate or make management decisions based on the total expenses incurred for a particular development phase in a given period.

Selling, General, and Administrative Expense

Selling, general, and administrative expenses of $665 million for the year ended December 31, 2013 decreased $133 million from $798 million in the prior year, or a decrease of 16.7%, and selling, general, and administrative expenses of $798 million for the year ended December 31, 2012 decreased $116 million from $914 million in the year ended December 31, 2011, or a decrease of 12.7%. The decreases were mainly the result of the implementation of cost reduction initiatives and prudent cost management. In 2012, the decrease also reflects the favorable impact from completion of the integration of the acquisition of the pharmaceuticals business of Solvay S.A. in developed markets.

Also contributing to the decrease over the three-year period was lower advertising expense with expense of $11 million, $13 million, and $17 million for the years ended December 31, 2013, 2012, and 2011, respectively, being recognized.

Selling, general, and administrative expense was also impacted by certain restructuring and other expenses as discussed below.

Restructurings

In 2013 and prior years, management of the Business approved plans to realign its manufacturing operations and selected commercial and research and development operations in order to reduce costs. For the years ended December 31, 2013 and 2012, the Business recorded charges of approximately $32 million and $71 million, respectively, reflecting employee severance and other related charges. In 2013, approximately $17 million was classified as cost of products sold and $15 million as selling, general, and administrative expense. In 2012, approximately $71 million was classified as selling, general, and administrative expense.

Other Expenses

Other expenses impacting the three-year period include non-cash compensation expense, amounts related to derivative, financial instruments and fair value measures and expense related to post-employment benefits.

Total compensation expense for the years ended December 31, 2013, 2012, and 2011 for share-based plans was approximately $17 million, $14 million, and $11 million, respectively.

Also, the Business recorded expense of $13 million, $16 million, and $12 million in the years ended December 31, 2013, 2012, and 2011, respectively, for Abbott’s allocation of pension and other postretirement benefit costs related to the Business’s employees.

For foreign currency forward contracts not designated as cash flow hedges, $4 million of losses for the year ended December 31, 2013, $6 million of losses for the year ended December 31, 2012, and $1 million of loses for the year ended December 31, 2011 were recognized in net foreign exchange loss in the combined statement of earnings.

Other (Income) Expense, Net

Other (income) expense, net, for the year ended December 31, 2012 includes income of approximately $25 million from the resolution of a contractual agreement.

Taxes on Earnings

In the Business’s combined financial statements, income tax expense and deferred tax balances have been calculated on a separate tax return basis although the Business operations have historically been included in the tax returns filed by the respective Abbott entities of which the Business is a part. In the future, the Business may file tax returns on its own behalf and its deferred taxes and effective tax rate may differ from those in the historical periods.

The Business does not maintain an income taxes payable to/from account with Abbott. With the exception of certain entities outside the United States that will transfer to Mylan at closing, the Business is deemed to settle current tax balances with the Abbott tax paying entities in the respective jurisdictions. These settlements are reflected as changes in net parent company investment in the Business in the combined financial statements of the Business.

Taxes on earnings reflect the annual effective rates, including charges for interest and penalties. Deferred income taxes reflect the tax consequences on future years of differences between the tax bases of assets and liabilities and their financial reporting amounts. The Business does not record deferred income taxes on its unremitted foreign earnings as all foreign earnings are considered reinvested indefinitely in foreign subsidiaries as working capital and plant and equipment. The amount of earnings reinvested indefinitely in foreign subsidiaries is $2.4 billion as of December 31, 2013. It is not practicable to determine the amount of deferred income taxes not provided on these earnings.

Results of Operations for the Nine Months ended September 30, 2014

Net Sales and Gross Profit

Net Sales were $1.46 billion for the nine months ended September 30, 2014 compared to $1.55 billion for the nine months ended September 30, 2013, a decline of 5.7%. Excluding the unfavorable effect of foreign exchange, net sales decreased 5.1%. Of the 5.1% decrease, approximately 210 basis points reflect lower volume and 300 basis points relate to lower pricing.

Gross profit margins were 51.2% of net sales for the nine months ended September 30, 2014 and 53.1% for the nine months ended September 30, 2013. The gross profit margin in 2014 declined versus the comparable prior year period primarily due to pricing pressures. Amortization expense related to intangible assets, included in the cost of products sold, declined to $98 million for the nine months ended September 30, 2014 as compared to $151 million for the comparable prior year period. Restructuring charges of approximately $5 million and $13 million were included in the cost of product sold recorded for the nine months ended September 30, 2014 and 2013, respectively, primarily related to employee severance.

Operating Expenses

Research and development expense increased slightly to $79 million in the first nine months of 2014 and $73 million in the first nine months of 2013.

Selling, general, and administrative expenses for the nine months ended September 30, 2014 were $481 million compared to $500 million for the comparable prior year period, a decrease of $19 million, or 3.8%. This decrease was a result of additional cost reduction initiatives and continued prudent cost management. In addition, restructuring charges of approximately $5 million were included in selling, general, and administrative expenses for the nine months ended September 30, 2013.

Total compensation expense for share-based plans was approximately $13 million for the nine months ended September 30, 2014, a slight decrease from $14 million in the comparable prior year period.

Income Taxes

For the nine months ended September 30, 2014, taxes on earnings reflect the recognition of $64 million of tax benefits as a result of the favorable resolution of various tax positions pertaining to a prior year.

Financial Condition as of December 31, 2013 and 2012 and as of September 30, 2014

Liquidity

Historically, the Business has generated and expects to continue to generate positive cash flow from operations. Cash flows related to financing activities reflect changes in Abbott’s investment in the Business. Transfers of cash to and from Abbott are reflected as a component of net parent company investment in the Business in the combined balance sheets. The Business has not reported cash or cash equivalents on its balance sheet for the periods presented except for the cash and cash equivalents held by a legal entity that will transfer to Mylan.

Cash Flow

Net cash from operating activities amounted to $401 million, $172 million, and $202 million for the years ended December 31, 2013, 2012, and 2011, respectively. Amortization expense related to intangible assets and the impact on cash flow from operations was relatively stable over the three-year period, totaling $202 million, $200 million, and $206 million for 2013, 2012, and 2011, respectively. In addition, the change in prepaid expenses and other assets for 2013 includes $45 million and $10 million in 2012 related to the impairment of intangible assets. In 2011, the change in trade accounts payable and other liabilities includes approximately $140 million related to a change in deferred taxes primarily associated with intangible assets.

Net cash from (used in) investing activities amounted to $23 million, ($4) million, and ($21) million for the years ended December 31, 2013, 2012, and 2011, respectively. Capital expenditures of $15 million in 2013, $19 million in 2012, and $25 million in 2011 were principally for upgrading manufacturing and other equipment. Additionally, proceeds from the sales of long-lived assets amounted to $38 million in 2013, $15 million in 2012, and $4 million in 2011.

Net cash used in financing activities amounted to $420 million for the year ended December 31, 2013, $151 million for the year ended December 31, 2012, and $189 million for the year ended December 31, 2011. Such amounts relate to the effective settlement of intercompany transactions between the Business and Abbott.

Net cash from operating activities totaled $186 million and $289 million for the nine months ended September 30, 2014 and 2013, respectively. The decline in net cash from operating activities is principally due to an increase in inventories during the nine months ended September 30, 2014. Additionally, amortization expense related to intangible assets declined during the nine months ended September 30, 2014 to $98 million from the comparable prior year amount of $151 million.

Capital expenditures totaled $8 million and $11 million for the nine months ended September 30, 2014 and 2013, respectively. The Business expects annual cash flow from operating activities to continue to exceed capital expenditures.

Working Capital

Working capital was $437 million as of September 30, 2014, $427 million as of December 31, 2013, and $418 million as of December 31, 2012. Working capital primarily consists of accounts receivable and inventory.

Contingent Obligations

The Business has periodically entered into agreements in the ordinary course of business, such as assignment of product rights, with other companies, which has resulted in the Business becoming secondarily liable for obligations for which the Business was previously primarily liable. Since the Business no longer maintains a business relationship with the other parties, the Business is unable to develop an estimate of the maximum potential amount of future payments, if any, under these obligations. Based upon past experience, the likelihood of payments under these agreements is remote.

Legislative Issues

Markets served by the Business are highly competitive and subject to substantial government regulations. The Business expects debate to continue over the availability, method of delivery, and payment for health care products and services. It is not possible to predict the extent to which the Business or the health care industry in general might be adversely affected by these factors in the future. For a more complete discussion of these factors, see “Risk Factors—Risks Related to the Business” beginning on page 23 of this proxy statement/prospectus.

BOARD OF DIRECTORS OF NEW MYLAN FOLLOWING THE TRANSACTION

Following the consummation of the Transaction, the directors of New Mylan are expected to be the same as the directors of Mylan prior to the consummation of the Transaction. New Mylan will maintain a one-tier board of directors comprised of both executive and non-executive directors. The resolution of the General Meeting will specify whether a member of the New Mylan Board is appointed as an executive director or as a non-executive director. Under Dutch law, the board of directors is collectively responsible for the general affairs of the company. Executive directors are responsible for the daily management and operations of the company. Non-executive directors are responsible for providing advice to the board, for supervision of the performance of duties by the directors and general supervision of the business. The New Mylan Articles require that the New Mylan Board has at least one executive director and two non-executive directors.

The Mylan Board has determined that each of the following directors of Mylan who is expected to become a director of New Mylan is an independent director within the meaning of the applicable NASDAQ listing standards: Ms. Cameron, Judge Cindrich, Ms. Dillon, Mr. Dimick, Ms. Higgins, Mr. Leech, Dr. Maroon, Mr. Parrish, Mr. Piatt, and Dr. Vanderveen. In making these determinations, Mylan’s Board considered, with respect to: Mr. Leech and Dr. Maroon, that each has a relative who has worked for Mylan during one or more of the past several years; and Mr. Piatt, that Mylan has paid minimal membership costs for several employees and has sponsored and held events at a facility indirectly owned, in part, by Mr. Piatt. The Mylan Board determined that such transactions, relationships, or arrangements would not interfere with the exercise of independent judgment by these directors in carrying out their responsibilities as a director of New Mylan. Mr. Coury, Ms. Bresch, and Mr. Malik are not independent directors.

The names, ages, and experience of New Mylan’s expected directors following consummation of the Transaction as of the date of this proxy statement/prospectus are as follows:

Name	Age	Mylan Director Since
Heather Bresch^	45	2011
Wendy Cameron*	55	2002
Hon. Robert J. Cindrich*	71	2011
Robert J. Coury*	54	2002
JoEllen Lyons Dillon*	51	2014
Neil Dimick, C.P.A.*	65	2005
Melina Higgins*	47	2013
Douglas J. Leech, C.P.A.*	60	2000
Rajiv Malik^	53	2013
Joseph C. Maroon, M.D.*	74	2003
Mark W. Parrish*	59	2009
Rodney L. Piatt, C.P.A.*	61	2004
Randall L. (Pete) Vanderveen, Ph.D., R.Ph*	64	2002

^	executive director
*	non-executive director

Heather Bresch

Ms. Bresch has served as Mylan’s Chief Executive Officer (“CEO”) since January 1, 2012. Throughout her 22-year career with Mylan, Ms. Bresch has held roles of increasing responsibility in more than 15 functional areas. Prior to becoming CEO, Ms. Bresch was Mylan’s President commencing in July 2009 and was responsible for the day-to-day operations of Mylan. Before that, she served as Mylan’s Chief Operating Officer and Chief Integration Officer from October 2007 to July 2009, leading the successful integration of two transformational international acquisitions: Matrix Laboratories Limited (n/k/a Mylan Laboratories Limited) and Merck KGaA’s generics and specialty pharmaceuticals businesses. Under Ms. Bresch’s leadership, Mylan has continued to expand its portfolio and geographic reach, acquiring a global leader in injectable products and an innovative respiratory technology platform; partnering on portfolios of biologic and insulin products; entering new commercial markets such as India and Brazil; and expanding its leadership in the treatment of HIV/AIDS through the distribution of novel testing devices. During her career, Ms. Bresch has championed initiatives aimed at improving product quality and removing barriers to patient access to medicine. Ms. Bresch will bring her extensive industry and leadership experience and abilities, as well as her judgment and unique and in-depth knowledge about Mylan, to the New Mylan Board.

Wendy Cameron

Ms. Cameron has served as Co-Owner and Director of Cam Land LLC, a harness racing business in Washington, Pennsylvania, since January 2003. From 1981 to 1998, she was Vice President, Divisional Sales & Governmental Affairs, Cameron Coca-Cola Bottling Company, Inc. Ms. Cameron served as Chairman of the Washington Hospital Board of Trustees and of the Washington Hospital Executive Committee until she stepped down in 2012. She had been a member of the hospital’s Board of Trustees since 1997 and a member of the Washington Hospital Foundation Board since 1993. In addition to being a business owner and having held an executive position with one of the nation’s largest bottlers for nearly 20 years, Ms. Cameron’s tenure on the Mylan Board came during a period of massive growth at Mylan, and Ms. Cameron gained invaluable experience regarding the business, platforms, strategies, challenges, opportunities, and management of Mylan, among other matters. Ms. Cameron will bring her experience, leadership, and judgment to the New Mylan Board.

Hon. Robert J. Cindrich

Since February 2011, Judge Cindrich has been serving as the President of Cindrich Consulting, LLC, a business and healthcare consulting company that advises clients on corporate governance, compliance, and business strategies, and from October 1, 2013 through January 31, 2014 he served as Interim General Counsel for United States Steel Corporation (NYSE: X). Judge Cindrich joined Schnader Harrison Segal & Lewis, a law firm, as legal counsel in April 2013 and took a temporary leave of absence on October 1, 2013 to join United States Steel as Interim General Counsel. In May 2012, he joined the Board of Directors of Allscripts Healthcare Solutions, Inc. (NASDAQ: MDRX), which provides healthcare information technology solutions. From 2011 through 2012, Judge Cindrich served as a senior advisor to the Office of the President of the University of Pittsburgh Medical Center (“UPMC”), an integrated global health enterprise. From 2004 through 2010, Judge Cindrich was a Senior Vice President and the Chief Legal Officer of UPMC. From 1994 through January 2004, Judge Cindrich served as a judge on the United States District Court for the Western District of Pennsylvania. Prior to that appointment, he was active as an attorney in both government and private practice, including positions as the U.S. Attorney for the Western District of Pennsylvania and as the Allegheny County Assistant Public Defender and Assistant District Attorney. Judge Cindrich will bring his extensive legal and leadership experience and judgment, as well as his in-depth knowledge of the healthcare industry, to the New Mylan Board.

Robert J. Coury

Mr. Coury has served as Chairman of the Mylan Board since May 2009, and as Executive Chairman since January 1, 2012. Prior to serving as Chairman, he served as Vice Chairman of the Mylan Board commencing in March 2002. Mr. Coury also served as Mylan’s Chief Executive Officer from September 2002 to December 31, 2011. Under his visionary leadership, Mylan transformed into one of the largest generics and specialty pharmaceutical companies in the world and earned spots on both the S&P 500 and the Fortune 500.

In 2007, Mr. Coury led Mylan through a transformation into a global powerhouse within the highly competitive pharmaceutical industry. At the time, Mylan was the third largest generics manufacturer in the U.S. By purchasing India-based Matrix Laboratories Limited (n/k/a Mylan Laboratories Limited), a major producer of APIs, and Merck KGaA’s generics and specialty pharmaceuticals businesses, Mylan catapulted into the top three generics companies worldwide. These acquisitions gave Mylan unprecedented scale in many critical areas, including an extensive international commercial footprint.

Before joining Mylan, Mr. Coury was the principal of Coury Consulting, a boutique business advisory firm he formed in 1989, and the Coury Financial Group, a successful financial and estate planning firm, which he founded in 1984. Through this professional experience, Mr. Coury honed his entrepreneurial talent and instincts. Mr. Coury will bring his prior business experience, his in-depth knowledge of Mylan, its businesses, and management, and his leadership experience as the CEO of Mylan, as well as his judgment, strategic vision, and service as Vice Chairman and then Chairman of the Mylan Board for over ten years—the most transformational time in Mylan’s history—to the New Mylan Board.

JoEllen Lyons Dillon

Ms. Dillon has served as Chief Legal Officer and Corporate Secretary of The ExOne Company (NASDAQ: XONE), a global provider of three-dimensional printing machines, since March 2013. Previously, she was a legal consultant on ExOne’s initial public offering. Prior to that experience, Ms. Dillon was a partner with Reed Smith LLP, a law firm, from 2002 until 2011. She had previously been at the law firm Buchanan Ingersoll & Rooney PC from 1988 until 2002, where she became a partner in 1997. Ms. Dillon is the former Chair, and currently serves as the Audit Committee Chair of, the Allegheny District chapter of the National Multiple Sclerosis Society. Ms. Dillon will bring that experience, as well as her substantial legal and leadership experience, and judgment, to the New Mylan Board.

Neil Dimick, C.P.A.

Currently retired, Mr. Dimick previously served as Executive Vice President and Chief Financial Officer of AmerisourceBergen Corporation (NYSE: ABC), a wholesale distributor of pharmaceuticals, from 2001 to 2002. From 1992 to 2001, he was Senior Executive Vice President and Chief Financial Officer of Bergen Brunswig Corporation, a wholesale drug distributor. Prior to that experience, Mr. Dimick served as a partner with Deloitte & Touche LLP for eight years. Mr. Dimick also serves on the Boards of Directors of WebMD Health Corp. (NASDAQ: WBMD), Thoratec Corporation (NASDAQ: THOR), Alliance HealthCare Services, Inc. (NASDAQ: AIQ), and Resources Connection, Inc. (NASDAQ: RECN). Mr. Dimick served on the Board of Directors of HLTH Corporation from 2002 to 2009, at which time it was merged into WebMD Health Corp. Mr. Dimick’s tenure on the Mylan Board came during a period of massive growth at Mylan, and Mr. Dimick gained invaluable experience regarding the business, platforms, strategies, challenges, opportunities, and management of Mylan, among other matters. Mr. Dimick will bring that experience, as well as his substantial industry experience, business and accounting background, and judgment, to the New Mylan Board.

Melina Higgins

Currently retired, Ms. Higgins held senior roles of increasing responsibility at The Goldman Sachs Group, Inc. (NYSE: GS-PC), including Partner and Managing Director, during her nearly 20-year career at the firm. During her tenure at Goldman Sachs, Ms. Higgins served as a member of the Investment Committee of the Principal Investment Area, which oversaw and approved global private equity and private debt investments and was one of the largest alternative asset managers in the world. She also served as head of the Americas and as co-chairperson of the Investment Advisory Committee for the GS Mezzanine Partners funds, which managed over $30 billion of assets and were global leaders in their industry. Ms. Higgins also serves on the Board of Directors of Genworth Financial Inc. (NYSE: GNW), a financial security company. Ms. Higgins will bring her experience, including her broader experience in finance, and her judgment, to the New Mylan Board.

Douglas J. Leech, C.P.A.

Mr. Leech is the founder and principal of DLJ Advisors. From 1999 to 2011, he was Founder, Chairman, President, and Chief Executive Officer of Centra Bank, Inc. and Centra Financial Holdings, Inc., prior to which he was Chief Executive Officer, President of the southeast region, and Chief Operating Officer of Huntington National Bank. Mr. Leech is also on the Board of Directors of United Bankshares, Inc. (NASDAQ: UBSI) and of the non-profit corporation Morgantown Sober Living, Inc. Mr. Leech’s public accounting, audit, and professional experience has provided him financial and business expertise and leadership experience. In addition, his tenure on the Mylan Board came during a period of massive growth at Mylan, and Mr. Leech gained invaluable experience regarding the business, platforms, strategies, challenges, opportunities, and management of Mylan, among other matters. Mr. Leech will bring his years of business experience and judgment to the New Mylan Board.

Rajiv Malik

Mr. Malik has served as Mylan’s President since January 1, 2012. Previously, Mr. Malik held various senior roles at Mylan, including Executive Vice President and Chief Operating Officer from July 2009 to December 2012, and Head of Global Technical Operations from January 2007 to July 2009. In addition to his oversight of day-to-day operations of Mylan as President, Mr. Malik has been instrumental in identifying, evaluating, and executing on significant business development opportunities, expanding and optimizing Mylan’s product portfolio, and leveraging Mylan’s global research and development capabilities, among other important contributions. Previously, he served as Chief Executive Officer of Matrix Laboratories Limited (n/k/a Mylan Laboratories Limited) from July 2005 to June 2008. Prior to joining Matrix, he served as Head of Global Development and Registrations for Sandoz GmbH from September 2003 to July 2005. Prior to joining Sandoz, Mr. Malik was Head of Global Regulatory Affairs and Head of Pharma Research for Ranbaxy from October 1999 to September 2003. Mr. Malik will bring his extensive industry and leadership experience, his understanding of the Asia-Pacific region and other growth markets, and his knowledge about Mylan and judgment to the New Mylan Board.

Joseph C. Maroon, M.D.

Dr. Maroon is Professor, Heindl Scholar in Neuroscience and Vice Chairman of the Department of Neurosurgery, UPMC, and has held other positions at UPMC since 1998. He also has served as the team neurosurgeon for the Pittsburgh Steelers since 1981. From 1995 to 1998, Dr. Maroon was Professor and Chairman of the Department of Surgery at Allegheny General Hospital, and from 1984 to 1999 he was Professor and Chairman of the Department of Neurosurgery at Allegheny General Hospital. Dr. Maroon has earned numerous awards for his contributions to neurosurgery from various national and international neurological societies throughout his career, and patients travel from all over the world to seek his care. In addition, his tenure on the Mylan Board came during a period of massive growth at Mylan, and Dr. Maroon gained invaluable experience regarding the business, platforms, strategies, challenges, opportunities, and management of Mylan, among other matters. Dr. Maroon will bring this experience as well as his exceptional medical and leadership experience and judgment to the New Mylan Board.

Mark W. Parrish

Mr. Parrish has served as Chairman and CEO of TridentUSA Health Services, a provider of mobile X-ray and laboratory services to the long-term care industry, since 2008. Since January 2013, Mr. Parrish has served on the Board of Directors of Omnicell, Inc. (NASDAQ: OMCL), a company that specializes in healthcare technology, and previously served on the Board of Directors of Biovail Corporation from 2008 until its merger with Valeant Pharmaceuticals International (NYSE: VRX) in 2010. From 2001 to 2007, Mr. Parrish held management roles of increasing responsibilities with Cardinal Health Inc. (NYSE: CAH) and its affiliates, including Chief Executive Officer of Healthcare Supply Chain Services for Cardinal Health from 2006 to 2007. Mr. Parrish also serves as President of the International Federation of Pharmaceutical Wholesalers, an association of pharmaceutical wholesalers and pharmaceutical supply chain service companies, and senior adviser to Frazier Healthcare Ventures, a healthcare oriented growth equity firm. Mr. Parrish will bring his extensive industry, business, and leadership experience, knowledge of the healthcare industry, and judgment to the New Mylan Board.

Rodney L. Piatt, C.P.A.

Mr. Piatt is the Lead Independent Director and has served as Vice Chairman of the Mylan Board since May 2009. Since 1996, he has also been President and owner of Horizon Properties Group, LLC, a real estate and development company. Since 2003, Mr. Piatt has also served as Chief Executive Officer and Director of Lincoln Manufacturing Inc., a steel and coal manufacturing company. Mr. Piatt will bring extensive experience to the New Mylan Board as an auditor and a successful business owner. In addition, his tenure on the Mylan Board came during a period of massive growth at Mylan, and Mr. Piatt gained invaluable experience regarding the business, platforms, strategies, challenges, opportunities, and management of Mylan, among other matters. Mr. Piatt will bring this experience, as well as his financial and business expertise, leadership experience, and judgment, to the New Mylan Board.

Randall L. (Pete) Vanderveen, Ph.D., R.Ph

Dr. Vanderveen has served as Dean, John Stauffer Decanal Chair of the School of Pharmacy, University of Southern California since September 2005 and was named “Outstanding Pharmacy Dean in the Nation” in 2013 by the American Pharmacist Association. From 1998 to 2005, he served as Dean of the School of Pharmacy and Graduate School of Pharmaceutical Science and Professor of Pharmacy at Duquesne University, before which he was Assistant Dean and Associate Professor at Oregon State University from 1988 to 1998. Dr. Vanderveen has an extensive pharmaceutical and academic background. In addition, his tenure on the Mylan Board came during a period of massive growth at Mylan, and Dr. Vanderveen gained invaluable experience regarding the business, platforms, strategies, challenges, opportunities, and management of Mylan, among other matters. Dr. Vanderveen will bring this experience, as well as his pharmaceutical and leadership experience and judgment, to the New Mylan Board.

EXECUTIVE OFFICERS OF NEW MYLAN FOLLOWING THE TRANSACTION

Following the consummation of the Transaction, the executive officers of New Mylan are expected to be the same as the executive officers of Mylan prior to the consummation of the Transaction. Such individuals will serve as executive officers of New Mylan in their respective capacities until the earlier of their resignation or removal or otherwise ceasing to be an executive officer or until their respective successors are duly appointed.

The names, ages, and expected positions of New Mylan’s executive officers following consummation of the Transaction as of the date of this proxy statement/prospectus are as follows:

Name	Age	Position
Heather Bresch^	45	Chief Executive Officer and principal executive officer
Rajiv Malik^	53	President
John D. Sheehan, C.P.A.	54	Executive Vice President, Chief Financial Officer, and principal financial officer
Anthony Mauro	41	President, North America
Robert J. Coury*	54	Executive Chairman of the New Mylan Board

^	Also serves as an executive director.
*	Also serves as a non-executive director.

See “Board of Directors of New Mylan Following the Transaction” beginning on page 144 of this proxy statement/prospectus for a description of the business experience of Ms. Bresch, Mr. Malik, and Mr. Coury.

John D. Sheehan, C.P.A.

Mr. Sheehan has served as Mylan’s Executive Vice President, Chief Financial Officer, and principal financial officer since April 2010. Prior to joining Mylan, he served as Chief Financial Officer of Delphi Corporation (“Delphi”). In addition to serving as the Chief Financial Officer for Delphi, Mr. Sheehan held several senior management positions, including Chief Restructuring Officer, Chief Accounting Officer, and Controller after joining that company in 2002. Prior to joining Delphi, Mr. Sheehan was a partner at KPMG LLP, a global professional accounting firm.

Anthony Mauro

Mr. Mauro has served as President, North America of Mylan since January 1, 2012. He served as President of Mylan Pharmaceuticals Inc. from 2009 through February 2013. In his 16 years at Mylan, Mr. Mauro has held roles of increasing responsibility, including Chief Operating Officer for Mylan Pharmaceuticals ULC in Canada, and, for Mylan, Vice President of Strategic Development, North America, and Vice President of Sales, North America.

EXECUTIVE COMPENSATION OF NEW MYLAN

Compensation of New Mylan Executive Officers

Information concerning the historical compensation paid by Mylan to its named executive officers, all of whom are expected to be the named executive officers of New Mylan, is contained in Mylan’s Proxy Statement for the 2014 Annual Meeting of Mylan Shareholders under the heading “Compensation Discussion and Analysis” beginning on page 18 thereto and is incorporated by reference herein into this proxy statement/prospectus.

Prior to or following the consummation of the Transaction, it is expected that a compensation committee of New Mylan will be formed, which will be composed of non-employee directors that will be the same directors as the current compensation committee of Mylan, and that such committee will oversee, determine, or recommend to the New Mylan Board, as applicable, the compensation of the executive officers of New Mylan, within the boundaries set by the remuneration policy, as adopted by the General Meeting, and evaluate and determine the appropriate executive compensation philosophy and objectives for New Mylan. This compensation committee is expected to evaluate and determine the appropriate design of the New Mylan executive compensation program.

Compensation of New Mylan Non-Employee Directors

Information concerning the historical compensation paid by Mylan to its non-employee directors, all of whom are expected to be directors of New Mylan, is contained in Mylan’s Proxy Statement for the 2014 Annual Meeting of Mylan Shareholders under the heading “Non-Employee Director Compensation” beginning on page 13 thereto and is incorporated herein by reference.

Following the proposed transaction, non-employee director compensation will be determined by the New Mylan Board, within the boundaries set by the remuneration policy, as adopted by the General Meeting.

DESCRIPTION OF NEW MYLAN ORDINARY SHARES

On July 7, 2014, New Mylan (legal name: New Moon B.V.) was incorporated under Dutch law as a private limited liability company (besloten vennootschap met beperkte aansprakelijkheid) organized and existing under the laws of the Netherlands. Prior to the consummation of the Transaction, New Mylan will be converted under Dutch law into a public limited liability company (naamloze vennootschap), and New Mylan’s legal name will be changed to “Mylan N.V.” It is expected that New Mylan will be a publicly traded company listed on NASDAQ under the ticker symbol “MYL.”

Unless stated otherwise, the following is a description of the material terms of New Mylan ordinary shares as those terms will exist as of the consummation of the Transaction. The form of the New Mylan Articles that will be in effect as of the consummation of the Transaction is attached as Annex C to this proxy statement/prospectus. However, the New Mylan Articles may be subsequently amended at any time prior to consummation of the Transaction by mutual agreement of Mylan and Abbott or after consummation of the Transaction by amendment in accordance with their terms. If the New Mylan Articles are amended, the below summary may cease to accurately reflect the New Mylan Articles as so amended.

Prior to the consummation of the Transaction, the issued share capital of New Mylan will amount to one ordinary share, with a nominal value of €1.00. In connection with the consummation of the Business Transfer, New Mylan will issue 110,000,000 New Mylan ordinary shares with a nominal value of €0.01 per share to Abbott’s affiliates. In connection with the consummation of the Merger, Mylan and New Mylan will cause the transfer and delivery to the exchange agent of such number of New Mylan ordinary shares with a nominal value of €0.01 per share that is equal to the number of shares of Mylan common stock then outstanding, which Mylan common stock will automatically be cancelled and converted into the right to receive New Mylan ordinary shares. All New Mylan ordinary shares issued upon consummation of the Transaction will be fully paid up and non-assessable.

Share Capital

Authorized Share Capital

The New Mylan Articles as in force on the date of this proxy statement/prospectus do not provide for an authorized share capital. As of the consummation of the Transaction, the authorized share capital of New Mylan will be €24,000,000, nominal value, and will be divided into 1,200,000,000 New Mylan ordinary shares, each with a nominal value of €0.01, and 1,200,000,000 New Mylan preferred shares, each with a nominal value of €0.01.

As of the consummation of the Transaction, the New Mylan Articles will authorize two classes of shares, ordinary shares and preferred shares, each with a nominal value of €0.01 per share, and New Mylan’s authorized share capital will be equal to an amount of Euros determined by multiplying the sum of the number of New Mylan’s authorized ordinary shares and the number of New Mylan’s authorized preferred shares by €0.01.

Issued Share Capital

As of the date of this proxy statement/prospectus, New Mylan has one ordinary share issued and outstanding with a nominal value of €1.00.

In connection with the consummation of the Transaction, New Mylan will issue (i) 110,000,000 New Mylan ordinary shares with a nominal value of €0.01 per share to Abbott and its affiliates and (ii) a number of New Mylan ordinary shares with a nominal value of €0.01 per share that is equal to the number of shares of Mylan common stock then outstanding, which Mylan common stock will automatically be cancelled and converted into the right to receive New Mylan ordinary shares. All New Mylan ordinary shares issued upon consummation of the Transaction will be fully paid up and non-assessable.

Issuance of Shares

For a period of five years from closing, the New Mylan Board may authorize the issuance of shares (including subscription rights thereto) up to the maximum authorized share capital of New Mylan. From and after the fifth anniversary of closing, the General Meeting will have the power and authority upon a proposal duly made by the New Mylan Board to so authorize the issuance of shares up to the maximum authorized share capital of New Mylan at the time of such issuance, provided that the General Meeting may delegate to and vest the New Mylan Board with the power and authority to authorize, from time to time, the issuance of shares up to such maximum amount (but in any event not to exceed the authorized share capital of New Mylan at the time of such issuance) and for such period (but in any event not to exceed a period of five years) as the General Meeting may determine. Each such delegation by the General Meeting may be extended from time to time thereby, provided that no extension will result in such delegation exceeding five years, the maximum period permitted by the applicable provision of Dutch law. Unless otherwise expressly provided therein, any such delegation by the General Meeting to the New Mylan Board of the power and authority to authorize the issuance of shares will be irrevocable.

The consideration for which any shares will be issued (including any subscriptions rights related thereto), as authorized by the General Meeting or the New Mylan Board, as applicable, and the terms and conditions of such issuance of shares will be as set forth in the resolution of the General Meeting or the New Mylan Board, as applicable, authorizing the issuance thereof.

Pre-emptive Rights

New Mylan shareholders have a pre-emptive right with respect to the issuances of New Mylan ordinary shares in proportion to the aggregate amount of the ordinary shares held by such shareholder. New Mylan shareholders have no pre-emptive right with respect to the issuances of New Mylan preferred shares. Also no pre-emptive right exists upon the issue of shares (i) against payment other than in cash, (ii) to employees of New Mylan or its affiliates, or (iii) to a party exercising a previously acquired right to subscribe for shares.

For a period of five years from closing, the New Mylan Board may restrict or exclude any pre-emptive rights with respect to any share issuance (including subscription rights thereto). From and after the fifth anniversary of closing, pre-emptive rights may be restricted or excluded with respect to any share issuance (including subscriptions rights thereto) for shares pursuant to a resolution of the General Meeting upon a proposal duly made by the New Mylan Board, or pursuant to a resolution of the New Mylan Board if the power and authority to restrict or exclude pre-emptive rights has been delegated to the New Mylan Board by the General Meeting for such period (but in any event not to exceed five years) as the General Meeting may determine. Each such delegation by the General Meeting may be extended from time to time thereby, provided that no extension will result in such delegation exceeding five years, the maximum period permitted by the applicable provision of Dutch law.

Unless otherwise expressly provided therein, any such delegation by the General Meeting will be irrevocable.

A resolution of the General Meeting to restrict or exclude pre-emptive rights or to delegate to the New Mylan Board the power and authority to restrict or exclude pre-emptive rights generally requires the approval of a majority of the votes cast at the General Meeting. If less than half of the issued share capital is represented at the meeting, the approval of at least two-thirds of the votes cast at the General Meeting is required.

Composition of the New Mylan Board

As of the consummation of the Transaction, the New Mylan Board will have 13 members. The New Mylan Articles require that the New Mylan Board has at least one executive director and two non-executive directors. The New Mylan directors will serve one-year terms and the entire New Mylan Board will be up for reelection at each annual General Meeting.

Election and Removal of Directors

Binding Nominations

New Mylan’s directors are appointed by the General Meeting upon the binding nomination by the New Mylan Board. The General Meeting may only overrule the binding nomination by a resolution adopted by at least a two-thirds majority of the votes cast, provided such majority represents more than half of the issued share capital. If the General Meeting overrules a binding nomination for director, the New Mylan Board will promptly make a new nomination.

Removal

Directors may be suspended or removed by the General Meeting, with or without cause, at any time. The New Mylan Articles provide that a resolution of the General Meeting to suspend or remove a director pursuant to and in accordance with a proposal by the New Mylan Board will be passed with an absolute majority of the votes cast. A resolution of the General Meeting to suspend or remove a director other than pursuant to and in accordance with a proposal by the New Mylan Board will require a two-thirds majority of the votes cast, representing more than half of the issued share capital.

Vacancies

The New Mylan Articles provide that in the event of a vacancy, the New Mylan Board continues to be validly constituted by the remaining directors, and the New Mylan Board may elect a new director to temporarily fill such vacancy until the next General Meeting and the appointment by the General Meeting of a new director.

In the event all non-executive directors are absent or unable to act, then the executive directors will be authorized to temporarily entrust the tasks and duties of the non-executive directors to one or more other persons. In the event all directors are absent or unable to act, the most recent chairman of the New Mylan Board and/or such persons that he or she appoints will be temporarily entrusted with the tasks and duties of the non-executive directors until the next General Meeting at which new non-executive directors are appointed, and such persons will be authorized to temporarily entrust the tasks and duties of the executive directors to one or more other persons until the next General Meeting at which a new executive director or directors are appointed.

Transfer of Shares

If New Mylan ordinary shares are not admitted to trading on a regulated market in a European Economic Area state or comparable stock exchange in a non-European Economic Area state, the issuance and transfer of New Mylan ordinary shares will require a notarial deed, executed before a civil law notary officiating in a municipality in the Netherlands. The New Mylan ordinary shares to be received by Mylan shareholders pursuant to the Merger are expected to be listed on NASDAQ (see “Listing” below) and, accordingly, it is not expected that the issuance or transfer of the New Mylan ordinary shares will require a notarial deed.

Any transfer of New Mylan preferred shares is restricted under the New Mylan Articles and will require the approval of the New Mylan Board.

Form of Shares

The New Mylan ordinary shares will be issued in registered form only. No share certificates will be issued for New Mylan ordinary shares, unless the New Mylan Board in its discretion otherwise determines. A share register will be kept by or on behalf of New Mylan.

Repurchase of Shares by New Mylan

Under Dutch law, a company may not subscribe for newly issued shares in its own capital. Subject to certain provisions of Dutch law and the New Mylan Articles, New Mylan is permitted to acquire fully paid up shares of its own share capital for such consideration as the New Mylan Board may determine, to the extent that (1) the shareholders’ equity less the acquisition price is not less than the sum of the paid-up and called-up part of its capital and the reserves that it is required to maintain pursuant to Dutch law, (2) the nominal value of the shares to be acquired in its capital, which New Mylan itself holds or holds in pledge or which are held by a subsidiary, does not exceed 50% of the issued capital, and (3) the acquisition of such shares by the New Mylan Board has been authorized by the General Meeting. Such authorization will be valid for a maximum of 18 months. The General Meeting will determine in the authorization the number and class of shares that may be acquired, how they may be acquired and the price range. Authorization is not required for the acquisition of New Mylan ordinary shares listed on NASDAQ for the purpose of transferring the shares to employees under New Mylan’s equity incentive plans.

Capital Reduction

At the proposal of the New Mylan Board, the General Meeting will be permitted to resolve to reduce New Mylan’s issued capital by (1) cancellation of shares held by New Mylan, (2) reducing the nominal value of a specific class of shares to be effected by an amendment of the New Mylan Articles, or (3) cancellation of all preferred shares. A reduction of the nominal value of shares of a specific class without repayment will be required to be effected proportionally among all shares of that specific class. A resolution that would result in the reduction of capital requires prior or simultaneous approval of the meeting of each group of holders of shares of the same class whose rights are prejudiced by the reduction. A resolution to reduce capital requires notice to New Mylan’s creditors who have the right to object to the reduction in capital under specified circumstances.

Dividends and Other Distributions

Under Dutch law, distributions may be distributed only to the extent the shareholders’ equity exceeds the amount of the paid-up and called-up part of the issued share capital and the reserves that must be maintained under Dutch law or the New Mylan Articles. Distributions may be made after adoption of the annual accounts by the General Meeting and only upon the recommendation and proposal of the New Mylan Board.

The profits as they appear from the annual accounts will be distributed as follows:

•	First, if New Mylan preferred shares are outstanding, a dividend is distributed to the New Mylan preferred shares in accordance with the New Mylan Articles; and

•	Second, the New Mylan Board will determine which part of the profits remaining after such distribution on the New Mylan preferred shares, if applicable, will be reserved.

Interim dividends may be declared as provided in the New Mylan Articles and may be distributed to the extent that the shareholders’ equity exceeds the amount of the paid-up and called-up part of the issued share capital and the required legal reserves as described above as apparent from interim financial statements prepared in accordance with Dutch law.

Annual Meeting of New Mylan Shareholders

The New Mylan Articles provide that the annual General Meeting will be held within six months of the end of the financial year in Amsterdam, Rotterdam, The Hague, Bunschoten-Spakenburg, Haarlemmermeer (Schiphol), Schiermonnikoog, Groningen, or Leeuwarden. Annual General Meetings will be convened by the New Mylan Board or the chairman of the New Mylan Board (the “New Mylan Chairman”) in the manner and with reference to the applicable provisions of Dutch law. The notice convening an annual General Meeting will contain the subjects to be dealt with by the General Meeting, the venue and time of the General Meeting, the procedures for participating and exercising voting rights in the General Meeting and the address of New Mylan’s website.

Dutch law provides that the record date for a General Meeting, if any, will be 28 days prior to the date of such General Meeting.

Special Meetings of New Mylan Shareholders

Dutch law provides that one or more shareholders representing at least one-tenth of the issued share capital of a company may request the Dutch courts to order that a General Meeting be held and may, on their application, be authorized by the court to convene a General Meeting. The court will disallow the application if the applicants have not previously requested the board to convene a General Meeting and the board has taken the necessary steps so that the General Meeting could be held within six weeks after the request.

In addition, the New Mylan Articles provide that special General Meetings will be held as often as the New Mylan Chairman, or the New Mylan Board, deems necessary.

The New Mylan Articles provide that a special General Meeting will be held in the manner and with reference to the applicable provisions of Dutch law. The notice convening a special General Meeting must contain the subjects to be dealt with by the General Meeting, the venue and time of the General Meeting, the procedures for participating and exercising voting rights in the General Meeting and the address of New Mylan’s website.

Dutch law provides that the record date for a General Meeting, if any, will be 28 days prior to the date of such General Meeting.

Advance Notice Procedures for a Shareholder Proposal

The New Mylan Articles provide that shareholder proposals can only be made by one or more New Mylan shareholders representing at least three percent of the issued capital of New Mylan, must be submitted 60 calendar days before an annual or special General Meeting, and must otherwise comply with applicable law.

Voting Rights

Each New Mylan ordinary share and each New Mylan preferred share confers the right to cast one vote at the General Meeting. As a result, the number of votes that a New Mylan shareholder may cast equals the number of shares such New Mylan shareholder holds. Under Dutch law and the New Mylan Articles shareholders do not have cumulative voting rights.

Resolutions of the General Meeting are passed by an absolute majority of the votes cast, unless Dutch law or the New Mylan Articles prescribes a larger majority. Under Dutch law or the New Mylan Articles, the following matters require at least two-thirds of the votes cast at a meeting if less than half of the issued share capital is present or represented:

•	a resolution to reduce the issued share capital;

•	a resolution to restrict or exclude rights of pre-emption;

•	a resolution to designate the New Mylan Board as authorized to restrict or exclude rights of pre-emption; or

•	a resolution to enter into a legal merger or a legal demerger.

Quorum

The New Mylan Articles provide that insofar as Dutch law or the New Mylan Articles do not prescribe otherwise, resolutions of the General Meeting will be passed by an absolute majority of votes cast at a General Meeting at which at least one-third of the issued and outstanding share capital is present or represented. Under Dutch law and the New Mylan Articles, there will be special majority and quorum requirements that apply in relation to certain specific resolutions.

Action by Written Consent

Under Dutch law, resolutions of shareholders outside a General Meeting are possible provided the articles of association expressly allow it and subject to certain other conditions. The New Mylan Articles permit New Mylan shareholders to take action by unanimous written consent.

Amendment of the New Mylan Articles

Upon a proposal of the New Mylan Board, the General Meeting generally will be authorized to resolve to amend the New Mylan Articles by an absolute majority of votes cast at a General Meeting at which at least one-third of the issued and outstanding share capital is present or represented. However, resolutions of the General Meeting to amend certain enumerated provisions may only be adopted by the General Meeting with a majority of at least 75% of the votes cast, representing more than half of the issued share capital.

This special shareholder vote requirement applies to amendments to the provisions of the New Mylan Articles that (i) require resolutions of the General Meeting be adopted only pursuant to and in accordance with a proposal by the New Mylan Board in order to reduce issued share capital; issue ordinary shares or preferred shares; grant of rights to subscribe for ordinary and preferred shares, restrict or waive of pre-emptive rights with respect to any issuance of, or grant of rights to subscribe for, ordinary and preferred shares; or delegate the power and authority to take the foregoing actions; (ii) approve any legal merger or demerger; liquidate or dissolve New Mylan; make a distribution from profits or reserves of New Mylan; or request that the New Mylan Board file a petition in bankruptcy with respect to New Mylan; (iii) provide that the directors are elected upon the binding nomination of the New Mylan Board; (iv) provide for the suspension or removal of directors; (v) govern amendments to the New Mylan Articles; (vi) establish the competent courts of the Amsterdam, the Netherlands as the sole and exclusive forum for actions brought against officers and directors; and (vii) require certain transactions between New Mylan and an “interested person” be approved by a majority of at least 75% of the votes cast, representing more than half of the issued share capital, of the General Meeting.

The New Mylan Board may resolve to amend the rules of the New Mylan Board (the “New Mylan Board Rules”) by the affirmative vote of a majority of the New Mylan Board.

Duties of Directors

Under Dutch law, the board of directors is collectively responsible for the general affairs of the company and executive directors are responsible for the daily management and operations of the company. Non-executive directors are responsible for providing advice to the board, for supervision of the performance of duties by the directors and general supervision of the business. Directors must act for the benefit of the company’s corporate interests. Under Dutch law, the corporate interest extends to the interests of all corporate stakeholders, such as shareholders, creditors, employees, customers, and suppliers. Directors may not engage in self-dealing, take actions that are devoid of any business rationale, or violate a company’s governing documents.

Limitations on Liability of Directors

Under Dutch law, directors of a Dutch public limited liability company (naamloze vennootschap) may not be held jointly and severally liable to the company for damages unless the director breaches his or her duties. Directors may be held liable to third parties for any actions that may give rise to a tort.

The tasks of the executive and non-executive directors in a one-tier board such as the New Mylan Board may be allocated under or pursuant to the New Mylan Articles or the New Mylan Board Rules, provided that the General Meeting has stipulated whether a director is appointed as executive or as non-executive director and furthermore provided that the task to supervise the performance by the directors of their duties can only be performed by the non-executive directors. In addition, an executive director may not be appointed as the New Mylan Chairman or delegated the task of establishing the remuneration of executive directors, or nominating directors for appointment. Tasks that have not been allocated fall within the power of the board as a whole.

Regardless of an allocation of tasks, all directors remain collectively responsible for the general affairs of the company. Therefore, certain important decisions of the board should be adopted by the board in its entirety. All directors are jointly and severally liable for failure of one or more co-directors. However, an individual director is exempted from liability if he proves that he cannot be held seriously culpable for the mismanagement or the improper supervision and that he has not been negligent in seeking to prevent the consequences of the mismanagement or the improper supervision. In this regard a director may refer to the allocation of tasks between the directors. In certain circumstances, directors may incur additional specific civil and criminal liabilities.

Indemnification of Directors and Officers

Without prejudice to any indemnity to which such person may otherwise be entitled and to the fullest extent permitted by applicable Dutch law, the New Mylan Articles provide that the company will indemnify any director or officer who was or is in his capacity as director or officer a party or is threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, or administrative or any action, suit, or proceeding in order to obtain information (other than an action, suit or proceeding instituted by or on behalf of New Mylan), against any and all liabilities including all expenses (including attorneys’ fees), judgments, fines, amounts paid in settlement, and other financial losses, actually and reasonably incurred by him in connection with such action, suit, or proceeding.

No indemnification will be made to any person in respect of any claim, issue or matter as to which such person will have been adjudged in a final and non-appealable judgment by a Dutch court to be liable for intentional recklessness or willful misconduct in the performance of his duty to the company unless such court determines that such person is fairly and reasonably entitled to such compensation despite the adjudication of such liability, or to the extent any related costs and losses have been insured and reimbursed to such person under any applicable insurance policy.

Forum Selection

Unless New Mylan consents in writing to the selection of an alternative forum, the competent courts of Amsterdam, the Netherlands will be the sole and exclusive forum for any action asserting a claim for breach of a duty owed by any director, officer, or other employee of New Mylan (including any former director, former officer, or other former employee of New Mylan to the extent such claim arises from such director, officer, or other employee’s breach of duty while serving as a director, officer, or employee of New Mylan) to New Mylan or New Mylan’s shareholders; any action asserting a claim arising pursuant to or otherwise based on any provision of Dutch law or the New Mylan Articles; any action asserting a claim that is mandatorily subject to Dutch law; or to the extent permitted under Dutch law, any derivative action or proceeding brought on behalf of New Mylan, in each such case subject to such court having personal jurisdiction over the indispensable parties named as defendants therein.

Compensation of Directors

Dutch law requires that New Mylan has a policy governing the remuneration of directors adopted by the General Meeting upon the recommendation and proposal of the New Mylan Board. The remuneration of each individual executive director will be determined by the New Mylan Board with due observance of the remuneration policy. The executive directors may not participate in the deliberation and the decision-making process of the New Mylan Board if it concerns the remuneration of an executive director. The remuneration of the individual non-executive directors will be determined by the New Mylan Board with due observance of the remuneration policy.

Proposals concerning plans or arrangements in the form of shares or rights to subscribe for shares for directors will be submitted by the New Mylan Board to the General Meeting. The proposal must include the maximum number of shares and/or options that may be granted to directors under the plan and which criteria apply to the granting of such shares or options or to the modification of these arrangements.

Anti-Takeover

Under Dutch law, various protective measures are permissible. New Mylan’s governance arrangements include several provisions that may have the effect of delaying a potential takeover or making a takeover more difficult or less attractive, including:

•	the power of the New Mylan Board to issue to a Dutch foundation (stichting) a call option to purchase New Mylan preferred shares that, if exercised, could delay a potential takeover or allow New Mylan to further discuss with a potential acquiror its future plans for New Mylan as well as to search for strategic alternatives; and

•	requirements that certain matters, including the amendment of the New Mylan Articles (see “Approval of Certain Transactions” description below), may only be brought to the General Meeting for a vote upon a proposal by the New Mylan Board.

Approval of Certain Transactions

Under Dutch law, resolutions of a company’s board of directors regarding a significant change in the identity or nature of the company or its business must be approved at a General Meeting. Such resolutions include in any event the transfer of the business or a substantial part thereof, entering into or terminating a long-lasting cooperation agreement with a third party, and the sale or purchase of a company or a stake in a company with a value of one-third of the assets of the company (according to the most recently adopted annual accounts plus the explanatory notes to that balance sheet).

The New Mylan Articles require that certain transactions between New Mylan and an “interested person” be approved by the a majority of at least 75% of the votes cast, representing more than half of the issued share capital, of the General Meeting. An “interested person” is defined by the New Mylan Articles to mean any person who beneficially owns 10% or more of the outstanding New Mylan ordinary shares.

The transactions subject to this special vote requirement include (i) any legal merger to which New Mylan and an interested person are parties, (ii) any legal demerger to which New Mylan and an interested person are parties, (iii) any sale, lease, exchange, or other disposition of all or substantially all of New Mylan’s properties or assets to an interested person, (iv) the adoption of any plan or proposal for New Mylan’s liquidation or dissolution under which the rights of an interested person differ from those accorded to other holders of New Mylan ordinary shares, or (v) any transaction of a character described in (i), (ii), (iii), or (iv) involving an “affiliate” or “associate” of an interested person or an associate of any such affiliate. For purposes of this provision, (i) an “affiliate” of a person is another person that directly or indirectly controls, is controlled by, or is under common control with such person and (ii) an “associate” of a person is (a) any corporation or organization of which such person is an officer, partner, or beneficial owner of 10% or more of any class of equity securities, (b) any trust or estate in which such person has a 10% or greater beneficial interest or for which such person serves as a trustee or in a similar capacity, or (c) any relative or spouse of such person, or relative of such spouse, who has the same residence as such person.

This special shareholder vote requirement does not apply to any transaction which is (i) approved by the vote of a majority of the New Mylan Board prior to the time the interested person connected with the transaction became an interested person or (ii) approved by the New Mylan Board prior to the consummation by the vote of an absolute majority of the votes cast, whereby the majority of all executive and non-executive directors of the New Mylan Board who were not interested persons, an affiliate, associate, or agent of such interested persons, or an associate or agent of any such affiliate voted in favor of the resolution.

The New Mylan Articles provide that the General Meeting may only adopt certain resolutions upon the recommendation and proposal of the New Mylan Board. These resolutions concern, amongst other items, (i) any amendment to the New Mylan Articles; (ii) any legal merger of New Mylan; (iii) any demerger; or (iv) any dissolution of New Mylan.

Squeeze-Out

Under Dutch law, a shareholder who for his own account contributes at least 95% of a company’s issued share capital may initiate proceedings against the company’s minority shareholders jointly for the transfer of their shares to the claimant. The proceedings are held before the Enterprise Chamber of the Amsterdam Court of Appeal (Ondernemingskamer van het Gerechtshof Amsterdam) (the “Enterprise Chamber”). The Enterprise Chamber may grant the claim for squeeze-out in relation to all minority shareholders and will determine the price to be paid for the shares, if necessary after appointment of one or three experts who will offer an opinion to the Enterprise Chamber on the value to be paid for the shares of the minority shareholders. Once the order to transfer becomes final before the Enterprise Chamber, the person acquiring the shares must give written notice of the date and place of payment and the price to the holders of the shares to be acquired whose addresses are known to him. Unless the addresses of all of them are known to the acquiring person, such person is required to publish the same in a daily newspaper with a national circulation.

Dissolution/Liquidation

A resolution to dissolve New Mylan may be proposed by the New Mylan Board and adopted by an absolute majority of the votes cast, in a meeting in which at least one third of New Mylan’s issued share capital is present or represented.

If New Mylan is dissolved, the assets of New Mylan would be used for payment of debts. After payment of debts and the costs of liquidation, payments are first made to the holders of any outstanding preferred shares in accordance with the procedures set forth in the New Mylan Articles and below, and the balance of New Mylan’s assets would be paid to the holders of New Mylan ordinary shares in proportion to the number of New Mylan ordinary shares they held.

If New Mylan preferred shares are outstanding at the time of a dissolution, prior to the distribution to the holders of New Mylan ordinary shares, an amount will be paid to the holders of New Mylan preferred shares equal to redemption amounts, increased by: (i) any deficit in the payment of dividend referred to in the New Mylan Articles and (ii) an amount equal to the percentage referred to in the New Mylan Articles on the compulsory amount paid on the preferred shares, calculated over the period starting on the first day after the last full financial year for which the company has adopted annual accounts prior to the liquidation and ending on and including the day of the payment on preferred shares referred to above, plus any accrued and unpaid dividends for prior periods, with due observance of the fact that any and all dividends and/or other distributions paid on the preferred shares relating to such periods will be deducted from the payment.

Listing

The New Mylan ordinary shares are expected to be listed on NASDAQ under the ticker symbol “MYL.”

Certain Disclosure Obligations of New Mylan

As of the consummation of the Transaction, New Mylan will be subject to certain disclosure obligations under Dutch and U.S. law and the rules of NASDAQ. The following is a description of the general disclosure obligations of public companies under Dutch and U.S. law and the rules of NASDAQ as such laws and rules exist as of the date of this proxy statement/prospectus, and should not be viewed as legal advice for specific circumstances.

Dutch Corporate Governance Code

The Dutch Corporate Governance Code contains principles and best practice provisions that regulate relations between the board and the shareholders (e.g., the General Meeting). The Dutch Corporate Governance Code is divided into five sections which address the following topics: (i) compliance with and enforcement of the

Dutch Corporate Governance Code; (ii) the management board, including matters such as the composition of the board, selection of board members and director qualification standards, director responsibilities, board committees and term of appointment; (iii) the supervisory board; (iv) the shareholders and the general meeting of shareholders; and (v) the audit of the financial reporting and the position of the internal audit function and the external auditor.

Dutch companies whose shares are listed on a government-recognized stock exchange, such as NASDAQ, are required under Dutch law to disclose in their annual reports whether or not they apply the provisions of the Dutch Corporate Governance Code and, in the event that they do not apply a certain provision, to explain the reasons why they have chosen to deviate. A statement in the Dutch annual report that the company does not comply with the Dutch Corporate Governance Code because it is also subject to and complies with other governance rules will provide for a sufficient explanation.

Financial Reporting under Dutch Law

The New Mylan Board must prepare annual accounts within five months after the end of the financial year, unless the General Meeting has approved an extension of this period for up to six additional months due to certain special circumstances. The annual accounts are adopted by the General Meeting and will be prepared in accordance with Part 9 of Book 2 of the Dutch Civil Code.

New Mylan’s fiscal year will be the calendar year. Pursuant to New Mylan’s deed of incorporation, the first fiscal year of New Mylan will end on December 31, 2014. After consummation of the Transaction the annual accounts must be accompanied by an annual report and auditor’s report and will make the accounts and annual report available for inspection at New Mylan’s registered office. Under Dutch law, the General Meeting is in first instance authorized to approve the appointment and removal of New Mylan’s independent auditors, as referred to in Article 2:393 of the Dutch Civil Code, to audit the annual accounts. All members of the New Mylan Board are required to sign the annual accounts and in case the signature of any member is missing, the reason for this must be stated. The annual accounts are to be adopted by the General Meeting. The adoption of the annual accounts by the General Meeting does not release the members of the New Mylan Board from liability for acts reflected in those documents. Any such release from liability requires a separate discharge resolution to be voted on in a General Meeting.

The annual accounts, the annual report and the independent auditor’s report are made available through New Mylan’s website to the New Mylan shareholders for review as from the day of the notice convening the annual General Meeting. Annual accounts must be filed with the Dutch Trade Register within eight days after the adoption.

Pursuant to the Dutch Financial Reporting Supervision Act (the “FRSA”), the Netherlands Authority for the Financial Markets (the “AFM”) supervises the application of financial reporting standards by, among others, companies whose statutory seat is in the Netherlands and whose securities are admitted to trading on a regulated market or comparable stock exchange in a non-European Economic Area state.

Under the FRSA, the AFM is authorized to: (1) request an explanation from listed companies to which the FRSA applies regarding their application of financial reporting standards if, based on publicly known facts or circumstances, it has reason to doubt that their financial reporting meets the applicable standards; and (2) recommend to such companies the publication of further explanations in respect of their financial reporting. If a listed company to which the FRSA applies does not comply with such a request or recommendation, the AFM may request that the Enterprise Chamber order the company to (1) prepare its financial reports in accordance with the Enterprise Chamber’s instructions and (2) provide an explanation of the way it has applied financial reporting standards to its financial reports.

Periodic Reporting under U.S. Securities Law

Under the Exchange Act, New Mylan will be required to publicly file with the SEC an annual report on Form 10-K within 60 days of the end of the fiscal year covered by the report. In addition, New Mylan will be required to publicly file with the SEC quarterly reports on Form 10-Q within 40 days of the end of each of the first three fiscal quarters of each fiscal year. New Mylan will also be required to publicly file with the SEC current reports on Form 8-K typically within four business days after the occurrence of specified significant events, and under Regulation FD, New Mylan will be required to simultaneously or promptly make public disclosure of any material non-public information shared with securities market professionals or New Mylan shareholders who are reasonably likely to trade on the basis of the information.

NASDAQ Rules

For so long as its shares will be listed on NASDAQ, New Mylan will be required to meet certain requirements relating to ongoing communication and disclosure to New Mylan shareholders, including a requirement to make any annual report filed with the SEC available on or through New Mylan’s website and to comply with the “prompt disclosure” requirement of NASDAQ with respect to earnings and dividend announcements, combination transactions, stock splits, major management changes and any substantive items of an unusual or non-recurrent nature. Issuers listing shares on NASDAQ must also meet certain corporate governance standards, such as those relating to annual meetings, board independence, the formation and composition of nominating/corporate governance, compensation and audit committees, and approval by New Mylan shareholders of certain transactions.

Certain Insider Trading and Market Manipulation Laws

Dutch and U.S. law each contain rules intended to prevent insider trading and market manipulation. The following is a general description of those laws as such laws exist as of the date of this proxy statement/prospectus, and should not be viewed as legal advice for specific circumstances.

In connection with its listing on NASDAQ, New Mylan will adopt an insider trading policy, which will be available on New Mylan’s website. This policy will provide for, among other things, rules on transactions by members of the New Mylan Board and New Mylan employees in New Mylan ordinary shares or in financial instruments the value of which is determined by the value of such shares.

The Netherlands

The Dutch Financial Supervision Act (the “Financial Supervision Act”) provides for specific rules intended to prevent market abuse, such as prohibitions on insider trading, divulging inside information, and tipping as well as market manipulation. The Dutch prohibition on market manipulation may mean that certain restrictions apply to the ability of a company to repurchase its shares. In certain circumstances, investors can also be subject to the Dutch market abuse rules.

United States

The “insider trading” doctrine under United States securities laws generally prohibits any person from trading in a security while in possession of material, non-public information or assisting someone who is engaged in doing the same. The doctrine covers not only those who trade based on material, non-public information, but also those who disclose material nonpublic information to others who might trade on the basis of that information (known as “tipping”). A “security” includes not just equity securities, but any security (e.g., derivatives). Thus, members of a board of directors, officers, and other employees may not purchase or sell shares or other securities when he or she is in possession of material, non-public information about the company (including the company’s business, prospects, or financial condition), nor may they tip any other person by disclosing material, non-public information about the company.

Certain Disclosure and Reporting Obligations of Directors, Officers, and Shareholders of New Mylan

As of the consummation of the Transaction, directors, officers, and shareholders of New Mylan will be subject to certain disclosure and reporting obligations under Dutch and U.S. law. The following is a description of the general disclosure obligations of directors, officers, and shareholders under Dutch and U.S. law as such laws exist as of the date of this proxy statement/prospectus, and should not be viewed as legal advice for specific circumstances.

The Netherlands

Pursuant to the Financial Supervision Act, insiders of New Mylan will be required to notify the AFM of all transactions conducted or carried out for their own account relating to New Mylan ordinary shares or financial instruments, the value of which is determined or partly determined by the value of the New Mylan ordinary shares following the listing. For the purposes of the preceding sentence, “insiders” means the members of the New Mylan Board and any other persons who have managerial responsibilities within New Mylan and in that capacity are authorized to make decisions affecting the future developments and business prospects of New Mylan and who may have regular access to inside information relating, directly or indirectly, to New Mylan.

In addition, persons designated by the Decree on Market Abuse pursuant to the Financial Supervision Act (Besluit Marktmisbruik Wft) (the “Dutch Market Abuse Decree”) who are closely associated with the members of the New Mylan Board or any other insiders must notify the AFM of any transactions conducted for their own account relating to New Mylan ordinary shares or financial instruments, the value of which is determined or partly determined by the value of the New Mylan ordinary shares. The Dutch Market Abuse Decree designates the following categories of persons as “insiders” (1) the spouse or any partner considered by national law as equivalent to a spouse, (2) dependent children, (3) other relatives who have shared the same household with an insider for at least one year at the relevant transaction date, and (4) any legal person, trust, or partnership, among other things, whose managerial responsibilities are discharged by the relevant members of New Mylan Board or by another insider, or by a person referred to under clauses “(1),” “(2),” or “(3)” above.

The AFM must be notified of transactions effected in either New Mylan ordinary shares or financial instruments, the value of which is determined or partly determined by the value of the New Mylan ordinary shares, within five days following the transaction date. Notifications may be postponed until the date the value of the transactions carried out for that person’s own account, together with the transactions carried out by the persons associated with that person, reach or exceed the amount of €5,000 in the calendar year in question.

The AFM keeps a public register of all notifications made pursuant to the Financial Supervision Act. Non-compliance with these reporting obligations under the Financial Supervision Act could lead to criminal penalties, administrative fines and cease-and-desist orders (and the publication thereof), imprisonment, or other sanctions.

United States

New Mylan shareholders owning more than 10% of the ordinary shares will be subject to certain U.S. reporting requirements under the Exchange Act. Among the reporting requirements are disclosure obligations intended to keep investors aware of significant accumulations of shares that may lead to a change of control of an issuer.

Section 16(a) of the Exchange Act will require members of the New Mylan Board and executive officers, and persons who beneficially own more than 10% of a registered class of New Mylan equity securities, to file reports of ownership of, and transactions in, ordinary shares with the SEC. Such directors, executive officers, and 10% shareholders will also be required to furnish New Mylan with copies of all Section 16 reports they file.

Under Section 16(b) of the Exchange Act, with certain limited exceptions, any profit realized by a member of the New Mylan Board, a New Mylan executive officer, or a greater than 10% beneficial owner in any purchase and subsequent sale, or any sale and subsequent purchase, of ordinary shares within a six-month period will be recoverable by New Mylan.

Exchange Controls and Other Limitations Affecting New Mylan Shareholders

Under Dutch law, there are no exchange control restrictions on investments in, or payments on, the New Mylan ordinary shares. There are no special restrictions in the New Mylan Articles or Dutch law that limit the right of New Mylan shareholders who are not citizens or residents of the Netherlands to hold or vote the New Mylan ordinary shares.

COMPARISON OF RIGHTS OF HOLDERS OF MYLAN COMMON STOCK AND NEW MYLAN ORDINARY SHARES

Mylan is a Pennsylvania corporation subject to the laws of the Commonwealth of Pennsylvania and the provisions of the PBCL (“Pennsylvania law”). New Mylan is a private limited liability company (besloten vennootschap met beperkte aansprakelijkheid) organized and existing under the laws of the Netherlands, subject to the provisions of the Dutch Civil Code and other Dutch laws, all of which are referred to as “Dutch law” and governed by the New Mylan Articles. By the date of closing, New Mylan will have been converted into a public limited liability company (naamloze vennootschap) under Dutch law.

Holders of Mylan common stock, whose rights are currently governed by Mylan’s Restated Articles of Incorporation, as amended (the “Mylan Articles”), the Mylan Bylaws and Pennsylvania law, will, with respect to the shares validly tendered and exchanged immediately following the consummation of the Transaction, become shareholders of New Mylan. Upon closing of the Merger, Merger Sub will be merged into Mylan, and consequently, Mylan shareholders will become shareholders of New Mylan, rather than shareholders of Mylan. Since New Mylan will be a public limited liability company (naamloze vennootschap) under Dutch law, the rights of all new shareholders of New Mylan will be governed by the applicable Dutch law and by the New Mylan Articles.

The following is a summary comparison of (a) the current rights of Mylan shareholders under Pennsylvania law, the Mylan Articles and the Mylan Bylaws and (b) the rights which current Mylan shareholders will have as New Mylan shareholders upon the consummation of the Transaction under Dutch law and the New Mylan Articles.

The discussion in this section does not include a description of rights or obligations under the U.S. federal securities laws or NASDAQ listing requirements. The statements in this section are qualified in their entirety by reference to, and are subject to, the detailed provisions of Pennsylvania law, Dutch law, the Mylan Articles and the Mylan Bylaws, and the New Mylan Articles. The form of the New Mylan Articles substantially as they will be in effect from and after closing are attached as Annex C to this proxy statement/prospectus. The Mylan Articles and Mylan Bylaws are incorporated by reference into this proxy statement/prospectus. See “Where You Can Find More Information” beginning on page 188 of this proxy statement/prospectus.

SHAREHOLDER RIGHT	MYLAN	NEW MYLAN
Authorized Capital Stock

The authorized capital stock of Mylan consists of (i) 1,500,000,000 shares of Mylan common stock, par value $0.50 per share and (ii) 5,000,000 shares of Mylan preferred stock, par value $0.50 per share.

As of December 19, 2014, 546,592,732 shares of Mylan common stock were issued, of which 171,566,404 were held by Mylan’s treasury. As of December 19, 2014, no Mylan preferred stock was outstanding.

As of the consummation of the Transaction, the authorized share capital of New Mylan will be €24,000,000, nominal value, and will be divided into 1,200,000,000 New Mylan ordinary shares, each with a nominal value of €0.01, and 1,200,000,000 New Mylan preferred shares, each with a nominal value of €0.01.

Prior to the consummation of the Transaction, the issued share capital of New Mylan will amount to one ordinary share, with a nominal value of €1.00. In connection with the consummation of the Business Transfer, New Mylan will issue 110,000,000 New Mylan ordinary shares with a nominal value of €0.01 per share to Abbott and its

SHAREHOLDER RIGHT	MYLAN	NEW MYLAN

affiliates. In connection with the consummation of the Merger, Mylan and New Mylan will cause the transfer and delivery to the exchange agent of such number of New Mylan ordinary shares with a nominal value of €0.01 per share that is equal to the number of shares of Mylan common stock then outstanding, which Mylan common stock will automatically be cancelled and converted into the right to receive New Mylan ordinary shares. All New Mylan ordinary shares issued upon consummation of the Transaction will be fully paid up and non-assessable.

Authorization and Issuance of Capital Stock	The Mylan Articles and Pennsylvania law permit the Mylan Board to issue new shares of authorized but unissued share capital, at such times and on such terms as the directors deem appropriate, without obtaining additional shareholder approval up to the authorized maximum. An increase in the authorized share capital generally requires shareholder approval.

For a period of five years from closing, the New Mylan Board may authorize the issuance of shares (including subscription rights thereto) up to the maximum authorized share capital of New Mylan. From and after the fifth anniversary of closing, the General Meeting will have the power and authority upon a proposal duly made by the New Mylan Board to authorize the issuance of shares (including subscription rights thereto) up to the maximum authorized share capital of New Mylan at the time of such issuance, provided that the General Meeting may delegate to and vest the New Mylan Board with the power and authority to authorize, from time to time, the issuance of shares up to such maximum amount (but in any event not to exceed the authorized share capital of New Mylan at the time of such issuance) and for such period (but in any event not to exceed a period of five years) as the General Meeting may determine. Each such delegation by the General Meeting may be extended from time to time thereby, provided that no extension will result in such delegation exceeding five years, the maximum period permitted by the applicable provision of Dutch law. Unless otherwise expressly provided therein,

SHAREHOLDER RIGHT	MYLAN	NEW MYLAN

any such delegation by the General Meeting to the New Mylan Board of the power and authority to authorize the issuance of shares will be irrevocable.

The consideration for which any shares will be issued (including subscription rights thereto), as authorized by the General Meeting or the New Mylan Board, as applicable, and the terms and conditions of such issuance of shares will be as set forth in the resolution of the General Meeting or the New Mylan Board, as applicable, authorizing the issuance thereof.

Voting Rights	Pennsylvania law provides for cumulative voting rights unless a corporation’s articles of incorporation provide otherwise. Under the Mylan Articles, each shareholder is entitled to one vote for each share having voting power, and shareholders do not have cumulative voting rights.

Each New Mylan ordinary share and each New Mylan preferred share confers the right to cast one vote at the General Meeting. As a result, the number of votes that a shareholder may cast equals the number of shares such shareholder holds. Under Dutch law and the New Mylan Articles shareholders do not have cumulative voting rights.

Number of Directors

The Mylan Board currently has 13 members.

The Mylan Bylaws set the number of board members at not less than three. The Mylan Bylaws provide that the number of directors is determined by the board of directors or shareholders.

At closing, the New Mylan Board will have 13 members.

The New Mylan Articles provide that the number of directors is determined by the New Mylan Board and require that the New Mylan Board has at least one executive director and two non-executive directors.

Term of the Board of Directors	Pennsylvania law permits classified boards of directors if set forth in a bylaw adopted by the corporation’s shareholders, but Mylan has not adopted one. Mylan directors serve one-year terms. The entire Mylan Board is up for re-election at each annual shareholder meeting.	Dutch law permits classified boards of directors if staggered terms are provided for at the time the directors are nominated and elected. New Mylan has not adopted, and does not plan to adopt, a classified board. Accordingly, the New Mylan directors will serve one-year terms and the entire New Mylan Board will be up for re-election at each annual General Meeting.

SHAREHOLDER RIGHT	MYLAN	NEW MYLAN
Nomination of Directors	Directors on the Mylan Board may be nominated by the Mylan Board or by a shareholder who (a) is a shareholder of record not less than 120 days before the annual anniversary of the prior annual shareholder meeting and (b) gives notice in proper written form as defined in the Mylan Bylaws.

New Mylan’s directors are appointed by the General Meeting upon the binding nomination by the New Mylan Board. The General Meeting may only overrule the binding nomination by a resolution adopted by at least a two-thirds majority of the votes cast, provided such majority represents more than half of the issued share capital. If the General Meeting overrules a binding nomination for director, the New Mylan Board will promptly make a new nomination.

Removal of Directors	Shareholders can remove directors from office without assigning any cause by the vote of a majority of the votes cast. Pursuant to the Mylan Articles and the Mylan Bylaws, however, Mylan shareholders may not call special meetings to perform such action.

Directors may be suspended or removed by the General Meeting, with or without cause, at any time. The New Mylan Articles provide that a resolution of the General Meeting to suspend or remove a director pursuant to and in accordance with a proposal by the New Mylan Board will be passed with an absolute majority of the votes cast. A resolution of the General Meeting to suspend or remove a director other than pursuant to and in accordance with a proposal by the New Mylan Board will require two-thirds majority of the votes cast, representing more than half of the issued share capital. Shareholders representing at least one-tenth of the issued share capital of a public limited liability company (naamloze vennootschap) may request that a special General Meeting be held (see “—Special Meetings of Shareholders” below).

Vacancies on the Board of Directors	The Mylan Bylaws provide that vacancies on the Mylan Board will be filled by appointment by the chairman of the Mylan Board (the “Mylan Chairman”), or in his absence, the vice chairman of the Mylan Board, for the unexpired term of the director causing such vacancy.

The New Mylan Articles provide that in the event of a vacancy, the New Mylan Board continues to be validly constituted by the remaining directors, and the New Mylan Board may elect a new director to temporarily fill such vacancy until the next General Meeting and the appointment by the General Meeting of a new director.

In the event all non-executive directors are absent or unable to act, then the executive directors will be

SHAREHOLDER RIGHT	MYLAN	NEW MYLAN

authorized to temporarily entrust the tasks and duties of the non-executive directors to one or more other persons. In the event all directors are absent or unable to act, the most recent chairman of the New Mylan Board and/or such persons that he or she appoints will be temporarily entrusted with the tasks and duties of the non-executive directors until the next General Meeting at which new non-executive directors are appointed, and such persons will be authorized to temporarily entrust the tasks and duties of the executive directors to one or more other persons until the next General Meeting at which a new executive director or directors are appointed.

Duties of Directors

Under Pennsylvania law, the standard of conduct for directors is governed by statute and case law. Pennsylvania law requires that a director of a Pennsylvania corporation perform his or her duties (i) in good faith, (ii) in a manner he or she reasonably believes to be in the best interests of the corporation, and (iii) with such care, including reasonable inquiry, skill, and diligence, as a person of ordinary prudence would use under similar circumstances.

In discharging their duties, directors may, in considering the best interests of the corporation, consider, among other things, to the extent they deem appropriate: (i) the effects of any action upon any or all groups affected by the action, including shareholders, employees, suppliers, customers, and creditors of the corporation, and upon communities in which offices or other establishments of the corporation are located, (ii) the short-term and long-term interests of the corporation, (iii) the resources, intent, and conduct (past, stated and potential) of any person seeking to acquire control of the corporation, and (iv) all other pertinent factors. In considering the best interests of the corporation or the effects of any action, directors are not

Under Dutch law, the board of directors is collectively responsible for the general affairs of the company and executive directors are responsible for the daily management and operations of the company. Non-executive directors are responsible for providing advice to the board, for supervision of the performance of duties by the directors and general supervision of the business. Directors must act for the benefit of the company’s corporate interests. Under Dutch law, the corporate interest extends to the interests of all corporate stakeholders, such as shareholders, creditors, employees, customers, and suppliers. Directors may not engage in self-dealing, take actions that are devoid of any business rationale or violate a company’s governing documents.

SHAREHOLDER RIGHT	MYLAN	NEW MYLAN
required to regard any corporate interest or the interests of any particular group, including shareholders, affected by the action, as a dominant or controlling factor.
Conflicts of Interest of Directors

Under Pennsylvania law, a director’s fiduciary duties require that the director avoid conflicts of interest. A transaction in which a director is interested will not be voided due to the conflict or because the interested director participates in the board meeting or the vote authorizing the transaction if:

(i) the material facts as to his or her relationship or interest and as to the contract or transaction are disclosed or are known to the board of directors and the board authorizes the contract or transaction by the affirmative votes of a majority of the disinterested directors even though the disinterested directors are less than a quorum;

(ii) the material facts as to his or her relationship or interest and as to the contract or transaction are disclosed or are known to the shareholders entitled to vote thereon and the contract or transaction is specifically approved in good faith by vote of those shareholders; or

(iii) the contract or transaction is fair as to the corporation as of the time it is authorized, approved, or ratified by the board of directors or the shareholders.

Under Dutch law, a director may not participate in the deliberations and decision-making if he or she has a direct or indirect personal interest therein that is contrary to the interests of the company and its business. In such event, Dutch law provides that the other directors will be authorized to adopt the relevant resolution. If all directors have a conflict of interest, the New Mylan Articles provide that the resolution may nonetheless be adopted by the New Mylan Board.

Limitations on Liability of Directors	Under Pennsylvania law and the Mylan Bylaws, a director will not be personally liable for monetary damages unless the director breaches his or her fiduciary duties and the breach constitutes self-dealing, willful misconduct, or recklessness. These liability provisions survive repeal or amendment for claims arising out of periods in which the provisions were effective.	Under Dutch law, directors of a Dutch a public limited liability company (naamloze vennootschap) may not be held jointly and severally liable to the company for damages unless the director breaches his or her duties. Directors may be held liable to third parties for any actions that may give rise to a tort.

SHAREHOLDER RIGHT	MYLAN	NEW MYLAN
Indemnification of Directors and Officers	The Mylan Bylaws allow for the indemnification for all directors and officers of Mylan who are involved in any manner in any threatened, pending, or completed proceeding by reasons of the fact that such person is or was a director or officer of Mylan against any expenses, liability, and loss reasonably incurred by such person in connection with such proceeding to the fullest extent authorized by Pennsylvania law.

Without prejudice to any indemnity to which such person may otherwise be entitled and to the fullest extent permitted by applicable Dutch law, the New Mylan Articles provide that the company will indemnify any director or officer who was or is in his capacity as director or officer a party or is threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, or administrative or any action, suit or proceeding in order to obtain information (other than an action, suit, or proceeding instituted by or on behalf of New Mylan), against any and all liabilities including all expenses (including attorneys’ fees), judgments, fines, amounts paid in settlement, and other financial losses, actually and reasonably incurred by him in connection with such action, suit, or proceeding.

No indemnification will be made to any person in respect of any claim, issue, or matter as to which such person will have been adjudged in a final and non-appealable judgment by a Dutch court to be liable for intentional recklessness or willful misconduct in the performance of his duty to the Company unless such court will determine that such person is fairly and reasonably entitled to such compensation despite the adjudication of such liability; or to the extent any related costs and losses have been insured and reimbursed to such person under any applicable insurance policy.

Compensation of Directors	Under Pennsylvania law, a corporation’s board of directors has the authority to fix the compensation of its directors. The compensation of Mylan’s directors is approved by the Compensation Committee of the Mylan Board, the members of which are “independent” under applicable listing standards of NASDAQ and SEC rules.

Dutch law requires that New Mylan has a policy governing the remuneration of directors and the New Mylan Articles provide that such policy may only be adopted by the General Meeting upon the recommendation and proposal of the New Mylan Board. The remuneration of each individual executive director will be determined by the New Mylan

SHAREHOLDER RIGHT	MYLAN	NEW MYLAN

Board with due observance of the remuneration policy. The executive directors may not participate in the deliberation and the decision-making process of the New Mylan Board if it concerns the remuneration of an executive director. The remuneration of the individual non-executive directors will be determined by the New Mylan Board with due observance of the remuneration policy.

Proposals concerning plans or arrangements in the form of shares or rights to subscribe for shares for directors will be submitted by the New Mylan Board to the General Meeting. The proposal must include the maximum number of shares and/or options that may be granted to directors under the plan and which criteria apply to the granting of such shares or options or to the modification of these arrangements.

Board Diversity Requirements	None.

According to Dutch law, large Dutch companies, as referred to in the applicable provision of Dutch law, are obliged to pursue a policy of having at least 30% of the seats on the Board of Directors be held by men and at least 30% of the seats on the Board of Directors be held by women. Companies may deviate from these targets, but then must explain the deviation in its statutory Dutch annual report, also stating in which manner the company has tried to meet the target and in which manner the company aims to realize the target in future. New Mylan will be subject to this requirement.

Annual Meetings of Shareholders	Pennsylvania law requires that at least one meeting of the shareholders be held each calendar year for the election of directors at such time as provided in the bylaws or fixed by the board of directors pursuant to the authority granted to them by the	The New Mylan Articles provide that the annual General Meeting will be held within six months of the end of the financial year in Amsterdam, Rotterdam, The Hague, Bunschoten-Spakenburg, Haarlemmermeer (Schiphol), Schiermonnikoog,

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bylaws. If the annual or regular meeting is not held within six months of the designated time, any shareholder may call the meeting at any time thereafter. The Mylan Bylaws provide that the annual meeting will be held on such date and at such time and place as may be fixed by the Mylan Board.

Groningen, or Leeuwarden. Annual General Meetings will be convened by the New Mylan Board or the New Mylan Chairman in the manner and with reference to the applicable provisions of Dutch law.
Special Meetings of Shareholders

Pennsylvania law provides that special meetings of the shareholders may be called at any time by a board of directors or by such officers or other persons as may be provided in the bylaws. Shareholders of a publicly traded corporation do not have the right to call special meetings, except with respect to the approval of a business combination with an interested shareholder.

The Mylan Bylaws provide that special meetings may be called at any time by the Mylan Chairman or by two-thirds of the Mylan Board and will be held at such time and at such place as designated by the Mylan Chairman or his designee. No business may be transacted at such special meeting other than that stated in the notice of the meeting.

Dutch law provides that one or more shareholders representing at least one-tenth of the issued share capital of a company may request the Dutch courts to order that a General Meeting be held and may, on their application, be authorized by the court to convene a General Meeting. The court will disallow the application if the applicants have not previously requested the board to convene a General Meeting and the board has taken the necessary steps so that the General Meeting could be held within six weeks after the request.

In addition, the New Mylan Articles provide that special General Meetings may be convened by the New Mylan Chairman or by the New Mylan Board as prescribed in the New Mylan Board Rules. The New Mylan Board Rules require any special General Meeting to be called pursuant to a two-thirds vote of the New Mylan Board.

Record Date

Pennsylvania law provides that, unless otherwise restricted in a corporation’s bylaws, a board of directors may select any record date within the 90-day period before a shareholder meeting. The Mylan Bylaws do not restrict the selection of any record date.

Dutch law provides that the record date for a General Meeting, if any, will be 28 days prior to the date of such General Meeting.
Notice of Shareholder Meetings

The Mylan Bylaws are silent with respect to notice for shareholder meetings.

Pennsylvania law provides that written notice will be given by, or at the direction of, the secretary or other authorized person to each shareholder

The New Mylan Articles provide that a General Meeting will be convened by the New Mylan Board or the New Mylan Chairman in the manner and with reference to applicable law and stock exchange regulations.

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of record entitled to vote at the meeting at least (i) 10 days prior to the date of the meeting that will consider a fundamental change under Pennsylvania law (amendment of articles, merger or consolidation, division, conversion, and voluntary or involuntary dissolution) or (ii) five days prior to the date of the meeting in any other case.

Advance Notice Procedures for a Shareholder Proposal or Director Nomination

The Mylan Bylaws provide that to be timely, shareholder proposals and nominations must be made 120 calendar days prior to the anniversary date of the immediately preceding annual meeting of the shareholders; provided, however, that in the event that the annual meeting of the shareholders is called for a date that is not within 25 calendar days before or after such anniversary date, notice by the shareholder in order to be timely must be so received not later than the close of business on the 10th calendar day following the day on which such notice of the date of the annual meeting of the shareholders was mailed or such public disclosure of the date of the annual meeting of the shareholders was made, whichever first occurs.

The New Mylan Articles provide that shareholder proposals may only be made by one or more shareholders representing at least three percent of the issued capital of New Mylan, must be submitted to New Mylan at least 60 calendar days prior to any General Meeting, and must otherwise comply with applicable law.
Shareholder Action by Written Consent	Under Pennsylvania law, an action may be authorized by shareholders without a meeting only by unanimous written consent.

Under Dutch law, resolutions of shareholders outside a General Meeting are possible provided the articles of association expressly allow it and subject to certain other conditions. The New Mylan Articles permit shareholders to take action by unanimous written consent.

Quorum of Shareholders	Under Pennsylvania law, the presence of shareholders entitled to cast at least a majority of the votes that all shareholders are entitled to cast on a particular matter to be acted upon at the meeting will constitute a quorum for the purposes of consideration and action on the matter.

The New Mylan Articles provide that, insofar as Dutch law or the New Mylan Articles do not prescribe otherwise, resolutions of the General Meeting will be passed by an absolute majority of votes cast at a General Meeting at which at least one-third of the issued share capital is present or represented.

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Under Dutch law and the New Mylan Articles, there will be special majority and quorum requirements that apply in relation to certain specific resolutions.
Derivative Shareholder Suits

Under Pennsylvania law, a shareholder may initiate a derivative action to enforce a right of a corporation if the corporation fails to enforce the right itself. The complaint must state that the plaintiff was a shareholder or the owner of a beneficial interest in the shares at the time of the transaction of which the plaintiff complains or that the plaintiff’s shares or interest were thereafter acquired by the plaintiff by operation of law. In addition, a shareholder or holder of a beneficial interest in shares may, at the discretion of the court, be allowed to maintain a derivative action even if such shareholder was not a shareholder at the time of the wrongdoing, if a court determines that a preliminary showing can be made that there is a strong prima facie case in favor of the claim and that serious injustice would result without such suit.

If a derivative action is instituted or maintained by holders or owners of less than five percent of the outstanding shares of any class of shares, unless the aggregate fair market value of such shares is in excess of $200,000, the corporation will be entitled to require the plaintiffs to give security for reasonable expenses, including attorneys’ fees.

Under Pennsylvania law, if a shareholder files a derivative action without first making a demand upon the corporation’s board of directors, the action will be dismissed unless the plaintiff makes a specific showing that irreparable injury to the corporation would otherwise result.

Derivative shareholder suits are not permitted in the Netherlands. If a person is liable to a Dutch public limited liability company (naamloze vennootschap), only the company can bring a civil action against that person. Individual shareholders do not have the right to bring an action on behalf of the company of which they are a shareholder. If a director is liable to the company, for example, on the grounds of improper performance of his or her duties, only the company itself can bring a civil action against that director. Individual shareholders do not have the right to bring an action against the director.

A shareholder can sue in his own name for damages that the shareholder has suffered directly, i.e. not derived from the company’s damages. Dutch law provides for the possibility to initiate such shareholder actions collectively. A foundation or association whose objective is to protect the rights of a group of persons having similar interests (a “class”) can commence a collective action (“SPV”). Thus far, such collective action can only result in a declaratory judgment. However, recently a draft bill has been proposed by the government to make it possible that collective redress at the initiative of an SPV may also take the form of a claim for monetary damages. If a settlement is reached with an SPV, a Dutch court may declare the settlement binding upon all members of the relevant class on an opt-out basis.

Under Dutch law, shareholders who satisfy certain threshold requirements and certain other stakeholders of the company can initiate inquiry

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proceedings with the Enterprise Chamber. Claimants may request an inquiry into the policy of the company and the conduct of its business. The Enterprise Chamber will only order an inquiry if it finds that well-founded reasons exist to doubt the soundness of the policies of the company or the conduct of its business. The proceedings may only be initiated after the claimant has given the board of the company advance written notice of its objections to the policy of the company or the conduct of the business. Ample time should be given to the company to examine the objections and to address the alleged issues. During the entire proceedings, the Enterprise Chamber may impose immediate provisional measures, for example, a temporary deviation from the articles of association and/or appointment of interim board members.

Inspection of Books and Records

Under Pennsylvania law, every shareholder has a statutory right to inspect and make copies of the share register, books, and records of accounts and records of the proceedings of shareholders and directors of a corporation for a proper purpose during the usual hours of business upon submitting a written verified demand starting such purpose. If a corporation refuses to permit inspection or does not reply to the demand within five business days after it is made, the shareholder may apply to the court for an order to enforce his or her demand. A proper purpose is a purpose reasonably related to the interest of the person as a shareholder.

Under Dutch law, the New Mylan Board is required to provide the General Meeting with all information that the shareholders require for the exercise of their powers, unless this would be contrary to New Mylan’s overriding interest. The New Mylan Board is required to submit the statutory Dutch annual accounts of New Mylan to the General Meeting for adoption. The New Mylan Board will keep a record of all resolutions adopted by the General Meeting, which record will be available at the offices of New Mylan for inspection by shareholders. Each shareholder will upon its request be provided with a copy from such record. Under Dutch law, the shareholders’ register is available for inspection by the shareholder.

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Amendment of Governing Documents

An amendment to the Mylan Articles must be approved by the Mylan Board and adopted at a meeting by the affirmative vote of a majority of the votes cast by all shareholders entitled to vote (unless the provision being so amended required the taking of action by a specific percentage of shareholders, then the amendment requires the vote of at least such percentage). Shareholder approval is not required for certain enumerated amendments (e.g., stock dividends and changing the name of the corporation). Shareholders are not entitled to propose amendments to the Mylan Articles.

The Mylan Bylaws may be amended, altered, or repealed by the shareholders or the Mylan Board at any regular or special meeting. A bylaw adopted by the shareholders cannot amend the authority, power, and functions of the Mylan Board.

Upon a proposal of the New Mylan Board, the General Meeting generally will be authorized to resolve to amend the New Mylan Articles by an absolute majority of votes cast at a General Meeting at which at least one-third of the issued share capital is present or represented. However, resolutions of the General Meeting to amend certain enumerated provisions may only be adopted by the General Meeting with a majority of at least two-thirds of the votes cast, representing more than half of the issued share capital.

This special shareholder vote requirement applies to amendments to the provisions of the New Mylan Articles that (i) require resolutions of the General Meeting be adopted only pursuant to and in accordance with a proposal by the New Mylan Board in order to reduce issued share capital; issue ordinary shares or preferred shares; grant of rights to subscribe for ordinary and preferred shares, restrict or waive of pre-emptive rights with respect to any issuance of, or grant of rights to subscribe for, ordinary and preferred shares; or delegate the power and authority to take the foregoing actions; (ii) approve any legal merger or demerger; liquidate or dissolve New Mylan; make a distribution from profits or reserves of New Mylan; or request that the New Mylan Board file a petition in bankruptcy with respect to New Mylan; (iii) provide that the directors are elected upon the binding nomination of the New Mylan Board; (iv) provide for the suspension or removal of directors; (v) govern amendments to the New Mylan Articles; (vi) establish the competent courts of the Amsterdam, the Netherlands as the sole and exclusive forum for actions brought against officers and directors; and (vii) require certain transactions between New Mylan and an “interested person” be approved by a majority of at least 75% of the votes cast, representing more than half of the issued share capital, of the General Meeting.

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The New Mylan Board may resolve to amend the New Mylan Board Rules by the affirmative vote of a majority of the New Mylan Board.
Shareholder Approval of Business Combinations

Under Pennsylvania law, whenever any corporate action is to be taken by vote of the shareholders of a corporation, it will be authorized upon receiving the affirmative vote of a majority of the votes cast by all shareholders entitled to vote thereon.

The Mylan Articles provide that the following transactions require a 75% shareholder vote, unless approved by a majority of the continuing directors or unless the transaction meets specified price and procedure requirements: (i) any merger or consolidation to which the corporation and an interested person are parties; (ii) any sale, lease, exchange, or other disposition, in a single transaction or series of related transactions, of all or substantially all or a substantial part of the properties or assets of the corporation to an interested person; or (iii) the adoption of any plan or proposal for the liquidation or dissolution of the corporation under or pursuant to which the rights or benefits inuring to an interested person or different in kind or character from the rights or

Under Dutch law, resolutions of a company’s board of directors regarding a significant change in the identity or nature of the company or its business must be approved at a General Meeting. Such resolutions include in any event the transfer of the business or a substantial part thereof, entering into or terminating a long-lasting cooperation agreement with a third party, and the sale or purchase of a company or a stake in a company with a value of one-third of the assets of the company (according to the most recently adopted annual accounts plus the explanatory notes to that balance sheet).

The New Mylan Articles provide that the General Meeting may only adopt certain resolutions upon the recommendation and proposal of the New Mylan Board. These resolutions concern, amongst other items, (a) any amendment to the New Mylan Articles; (b) any legal merger of the company; (c) any demerger; or (d) any dissolution of New Mylan.

benefits inuring to the other holders of common stock; or (iv) any transaction of a character described in clause (i), (ii), or (iii) above involving an affiliate or associate of an interested person or involving an associate of any such affiliate.

The New Mylan Articles provide that the following transactions require approval by at least 75% of the votes cast, representing more than half of the issued share capital, of the General Meeting, unless approved under certain circumstances by the New Mylan Board: (i) any legal merger to which New Mylan and an interested person are parties, (ii) any legal demerger to which New Mylan and an interested person are parties, (iii) any sale, lease, exchange, or other disposition of all or substantially all of New Mylan’s properties or assets to an interested person, (iv) the adoption of any plan or proposal for New

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Mylan’s liquidation or dissolution under which the rights of an interested person differ from those accorded to other holders of New Mylan ordinary shares, or (v) any transaction of a character described in (i), (ii), (iii), or (iv) involving an affiliate or associate of an interested person or an associate of any such affiliate.

Purchase and Repurchase of Shares	Under Pennsylvania law, Mylan has the right to reacquire its own shares. The Mylan Articles do not prevent Mylan from reissuing reacquired common shares. Therefore, any reacquired Mylan shares are deemed to be issued but not outstanding.

Under Dutch law, a company may not subscribe for newly issued shares in its own capital. Subject to certain provisions of Dutch law and the New Mylan Articles, New Mylan is permitted to acquire fully paid up shares of its own share capital for such consideration as the New Mylan Board may determine.

Pre-emptive Rights	Shareholders of Mylan do not have pre-emptive rights to subscribe to an additional issue of stock or to any security convertible into such stock.

New Mylan shareholders have a pre-emptive right with respect to the issuances of New Mylan ordinary shares in proportion to the aggregate amount of the ordinary shares held by such shareholder. New Mylan shareholders have no pre-emptive right with respect to the issuances of New Mylan preferred shares. Also, no pre-emptive right exists upon the issue of shares (i) against payment other than in cash, (ii) to employees of New Mylan or its affiliates, or (iii) to a party exercising a previously acquired right to subscribe for shares.

For a period of five years from closing, the New Mylan Board may restrict or exclude any pre-emptive rights with respect to any share issuance (including any subscriptions rights thereto). From and after the fifth anniversary of closing, pre-emptive rights may be restricted or excluded with respect to any such share issuance pursuant to a resolution of the General Meeting upon a proposal duly made by the New Mylan Board, or pursuant to a resolution of the New Mylan Board if the power and authority to restrict or exclude pre-

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emptive rights has been delegated to the New Mylan Board by the General Meeting for such period (but in any event not to exceed five years) as the General Meeting may determine. Each such delegation by the General Meeting may be extended from time to time thereby, provided that no extension will result in such delegation exceeding five years, the maximum period permitted by the applicable provision of Dutch law.

Unless otherwise expressly provided therein, any such delegation by the General Meeting will be irrevocable. A resolution of the General Meeting to delegate to the New Mylan Board the power and authority to restrict or exclude pre-emptive rights can only be adopted pursuant to and in accordance with a proposal duly made by the New Mylan Board.

A resolution of the General Meeting to restrict or exclude pre-emptive rights or to delegate to the New Mylan Board the power and authority to restrict or exclude pre-emptive rights generally requires the approval of a majority of the votes cast at the General Meeting. If less than half of the issued share capital is represented at the meeting, the approval of at least two-thirds of the votes cast at the General Meeting is required.

Anti-Takeover Provisions

Under Pennsylvania law, directors stand in a fiduciary relation to their corporation and, as such, are required to perform their duties in good faith, in a manner they reasonably believe to be in the best interests of the corporation and with such care, including reasonable inquiry, skill, and diligence, as a person of ordinary prudence would use under similar circumstances. Absent a breach of fiduciary duty, a lack of good faith, or self-dealing, any act of the board of directors, a committee thereof or an

Under Dutch law, various protective measures are permissible. New Mylan’s governance arrangements include several provisions that may have the effect of making a takeover more difficult or less attractive, including:

•   the power of the New Mylan Board to issue to a Dutch foundation a call option to acquire preferred shares that, if exercised (see “—Rights Agreement/Preferred Shares”),

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individual director is presumed to be in the best interests of the corporation. Pennsylvania law expressly provides that the fiduciary duty of directors does not require them to (i) redeem, modify, or otherwise render inapplicable outstanding rights issued under any shareholder rights plan, (ii) render inapplicable specified statutory anti-takeover provisions, or (iii) take any action solely because of the effect it may have on a proposed acquisition or the consideration to be received by shareholders in such a transaction.

Under Pennsylvania law, certain anti-takeover provisions apply to Mylan as a publicly-traded corporation including those relating to (i) control share acquisitions, (ii) disgorgement of profits by certain controlling persons, (iii) control transactions, (iv) business combination transactions with interested shareholders, (v) the rights of shareholders to demand fair value for their stock following a control transaction, and (vi) transactions with interested shareholders. Pennsylvania law allows corporations to opt out of these anti-takeover sections. Mylan has opted out of the provisions related to (i) control share acquisitions, (ii) disgorgement of profits by certain controlling persons and, (iii) control transactions.

could delay a potential takeover or allow New Mylan to further discuss with a potential acquiror its future plans for New Mylan as well as to search for strategic alternatives; and

•   requirements that certain matters, including the amendment of the New Mylan Articles (see “—Amendment of Governing Documents” above), may only be brought to the General Meeting for a vote upon a proposal by the New Mylan Board.

However, as described above, the Mylan Articles contain a provision governing control transactions with interested persons.
Rights Agreement/Preferred Shares

Pennsylvania law expressly authorizes a corporation to adopt a shareholder rights plan.

Mylan does not currently have a shareholder rights plan. The Mylan Articles authorize the Mylan Board to establish, from the authorized but unissued shares, one or more series of

Dutch law permits a company to issue to a Dutch foundation a call option to acquire preferred shares that, if exercised, could delay a potential takeover or allow such company to further discuss with a potential acquiror its future plans for the company as well as to search for strategic alternatives. New Mylan has

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Mylan preferred stock. The authorized shares of Mylan are available for issuance without further action by Mylan shareholders. Although the Mylan Board has no intention at the present time of doing so, it could issue a series of Mylan preferred stock that could, depending on the terms of such series, impede completion of a merger, tender offer, or other takeover attempt that some, or a majority, of Mylan shareholders might believe to be in their best interests or in which shareholders might receive a premium for their shares over the then-current market price of such shares.

not issued a call option to a Dutch foundation for New Mylan preferred shares.

A Dutch foundation’s governing documents generally provide that the call option will be exercised if the Dutch foundation determines such exercise to be (i) in the best interests of the company and the business conducted by it and (ii) necessary to maintain the status quo and/or to enable the company’s management to explore alternative scenarios. By exercising the option to acquire a company’s preferred shares, a Dutch foundation temporarily dilutes the voting rights of the company’s holders of ordinary shares, thereby preventing the holders of ordinary shares from exercising control while the preferred shares remain outstanding. The number of preferred shares held by a Dutch foundation is limited so that, after giving effect to the exercise of a call option, it will not exceed the number of outstanding ordinary shares of the company at such time.

Dividends

Under Pennsylvania law, a dividend may not be made if, after giving effect to the dividend, either: (i) the corporation would be unable to pay its debts as they become due in the usual course of business or (ii) the total assets of the corporation would be less than the sum of its total liabilities plus (unless otherwise provided in the

Under Dutch law, distributions may be distributed only to the extent the shareholders’ equity exceeds the amount of the paid-up and called-up part of the issued share capital and the reserves that must be maintained under Dutch law or the New Mylan Articles. Distributions may be made after adoption of the annual accounts articles of incorporation) the amount that would be needed, were the corporation to be dissolved at the time the dividend is measured, to satisfy the preferential rights of shareholders with superior rights to those receiving the dividend.

by the General Meeting upon the recommendation and proposal of the New Mylan Board.

The profits as they appear from the annual accounts will be distributed as follows:

•   First, if New Mylan preferred shares are outstanding, a dividend will be distributed to the New Mylan preferred shares in accordance with the New Mylan Articles; and

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•   Second, the New Mylan Board will determine which part of the profits remaining after such distribution on the New Mylan preferred shares, if applicable, will be reserved.

Interim dividends may be declared as provided in the New Mylan Articles and may be distributed to the extent that the shareholders’ equity exceeds the amount of the paid-up and called-up part of the issued share capital and the required legal reserves as described above as apparent from interim financial statements prepared in accordance with Dutch law.

Squeeze-Out Merger Threshold	Under Pennsylvania law, a shareholder owning at least 80% of each class of shares of a Pennsylvania target’s shares can effect a merger of the target solely through the approval of the board of the 80% shareholder.

Under Dutch law, a shareholder who for his own account contributes at least 95% of a company’s issued share capital may initiate proceedings against the company’s minority shareholders jointly for the transfer of their shares to the claimant. The proceedings are held before the Enterprise Chamber. The Enterprise Chamber may grant the claim for squeeze-out in relation to all minority shareholders and will determine the price to be paid for the shares, if necessary after appointment of one or three experts who will offer an opinion to the Enterprise Chamber on the value to be paid for the shares of the minority shareholders. Once the order to transfer becomes final before the Enterprise Chamber, the person acquiring the shares will give written notice of the date and place of payment and the price to the holders of the shares to be acquired whose addresses are known to him. Unless the addresses of all of them are known to the acquiring person, such person is required to publish the same in a daily newspaper with a national circulation.

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Appraisal Rights

Under Pennsylvania law, a shareholder may dissent from, and receive payment of the fair value of its shares in the event of certain mergers, consolidations, share exchanges, asset transfers, and corporate divisions. However, no dissenters’ rights are available with respect to shares which, at the applicable record date, were either listed on a national securities exchange or held beneficially or of record by more than 2,000 shareholders, unless the shares are of a preferred or special class and the terms of the transaction do not require for the effectuation of the transaction the affirmative vote of a majority of votes cast by all shareholders of such class or series.

There is no concept of appraisal rights under Dutch law. However, as described above (see “—Squeeze-Out Merger Threshold”), shareholders have certain rights in the context of a squeeze-out merger.

In addition, Dutch law provides that, to the extent that the acquiring company in a cross-border merger is organized under the laws of another E.U. member state, a shareholder of a Dutch disappearing company who has voted against the cross-border merger may file a claim with the Dutch company for compensation. Such compensation will be determined by one or more independent experts. The shares of such shareholder that are subject to such claim will cease to exist as of the moment of entry into effect of the cross-border merger.

Dissolution/Liquidation

A resolution to dissolve Mylan requires the affirmative vote of at least 75% percent of the outstanding shares of Mylan common stock entitled to vote, given in person or by proxy, at a meeting called for such purpose.

A resolution to dissolve New Mylan may be proposed by the New Mylan Board and adopted by an absolute majority of the votes cast, in a meeting in which at least one third of New Mylan’s issued share capital is present or represented.

If New Mylan is dissolved, the assets of New Mylan would be used for payment of debts. After payment of debts and the costs of liquidation, payments are first made to the holders of any outstanding preferred shares in accordance with the procedures set forth in the New Mylan Articles and below, and the balance of New

Mylan’s assets would be paid to the holders of New Mylan ordinary shares in proportion to the number of New Mylan ordinary shares they held.

If New Mylan preferred shares are outstanding at the time of a dissolution, prior to the distribution to the holders of New Mylan ordinary shares, an amount will be paid to the holders of New Mylan preferred

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shares equal redemption amounts, increased by: (i) any deficit in the payment of dividend referred to in the New Mylan Articles and (ii) an amount equal to the percentage referred to in the New Mylan Articles on the compulsory amount paid on the preferred shares, calculated over the period starting on the first day after the last full financial year for which the company has adopted annual accounts prior to the liquidation and ending on and including the day of the payment on preferred shares referred to above and any accrued and unpaid dividends with respect to periods prior to such period, with due observance of the fact that any and all dividends and/or other distributions paid on the preferred shares relating to such periods will be deducted from the payment.

Forum Selection	Inclusion of a clause in a corporation’s bylaws to select an exclusive forum for actions asserting claims against a corporation’s directors, officers, or employees should be permitted under Pennsylvania law, but the Mylan Board has not adopted one.	Unless New Mylan consents in writing to the selection of an alternative forum, the competent courts of Amsterdam, the Netherlands will be the sole and exclusive forum for any action asserting a claim for breach of a duty owed by any director, officer, or other employee of New Mylan (including any former director, former officer, or other former employee of New Mylan to the extent such claim arises from such director, officer, or other employee’s breach of duty while serving as a director, officer, or employee of New Mylan) to New Mylan or New Mylan’s shareholders; any action asserting a claim arising pursuant to or otherwise based on any provision of Dutch law or the New Mylan Articles; any action asserting a claim that is mandatorily subject to Dutch law; or to the extent permitted under Dutch law, any derivative action or proceeding brought on behalf of New Mylan, in each such case subject to such court having personal jurisdiction over the indispensable parties named as defendants therein.

LEGAL MATTERS

Stibbe N.V., Dutch counsel to Mylan and New Mylan, will provide an opinion regarding the validity of the New Mylan ordinary shares to be issued in the Merger.

EXPERTS

The consolidated financial statements, and the related financial statement schedule, incorporated by reference into this proxy statement/prospectus from Mylan’s Current Report on Form 8-K filed on August 6, 2014, and the effectiveness of Mylan’s internal control over financial reporting as of December 31, 2013 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated by reference herein. Such consolidated financial statements and financial statement schedule have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

The combined financial statements of the Business at December 31, 2013 and December 31, 2012 and for each of the three years in the period ended December 31, 2013 included in this proxy statement/prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein (which report expresses an unmodified opinion and includes an emphasis-of-matter paragraph relating to expense allocations from the consolidated financial statements and accounting records of Abbott), and such financial statements are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

ENFORCEABILITY OF CIVIL LIABILITIES

NEW MYLAN IS ORGANIZED AND EXISTING UNDER THE LAWS OF THE NETHERLANDS, AND, AS SUCH, THE RIGHTS OF HOLDERS OF THE NEW MYLAN ORDINARY SHARES AND THE CIVIL LIABILITY OF THE NEW MYLAN DIRECTORS AND OFFICERS WILL BE GOVERNED IN CERTAIN RESPECTS BY THE LAWS OF THE NETHERLANDS AND THE NEW MYLAN ARTICLES. IN ADDITION, A SUBSTANTIAL PORTION OF NEW MYLAN’S ASSETS WILL BE LOCATED OUTSIDE OF THE UNITED STATES. UNDER THE NEW MYLAN ARTICLES, UNLESS NEW MYLAN CONSENTS IN WRITING TO THE SELECTION OF AN ALTERNATIVE FORUM, THE COMPETENT COURTS OF AMSTERDAM, THE NETHERLANDS WILL BE THE SOLE AND EXCLUSIVE FORUM FOR ANY ACTION ASSERTING A CLAIM FOR BREACH OF A DUTY OWED BY ANY DIRECTOR, OFFICER, OR OTHER EMPLOYEE OF NEW MYLAN (INCLUDING ANY FORMER DIRECTOR, FORMER OFFICER, OR OTHER FORMER EMPLOYEE OF NEW MYLAN TO THE EXTENT SUCH CLAIM ARISES FROM SUCH DIRECTOR, OFFICER, OR OTHER EMPLOYEE’S BREACH OF DUTY WHILE SERVING AS A DIRECTOR, OFFICER, OR EMPLOYEE OF NEW MYLAN) TO NEW MYLAN OR NEW MYLAN’S SHAREHOLDERS; ANY ACTION ASSERTING A CLAIM ARISING PURSUANT TO OR OTHERWISE BASED ON ANY PROVISION OF DUTCH LAW OR THE NEW MYLAN ARTICLES; ANY ACTION ASSERTING A CLAIM THAT IS MANDATORILY SUBJECT TO DUTCH LAW; OR TO THE EXTENT PERMITTED UNDER DUTCH LAW, ANY DERIVATIVE ACTION OR PROCEEDING BROUGHT ON BEHALF OF NEW MYLAN, IN EACH SUCH CASE SUBJECT TO SUCH COURT HAVING PERSONAL JURISDICTION OVER THE INDISPENSABLE PARTIES NAMED AS DEFENDANTS THEREIN.

AS A RESULT, IT MAY BE MORE DIFFICULT FOR HOLDERS OF NEW MYLAN ORDINARY SHARES TO SERVE PROCESS ON NEW MYLAN OR THE NEW MYLAN DIRECTORS AND OFFICERS IN THE UNITED STATES OR OBTAIN OR ENFORCE JUDGMENTS FROM U.S. COURTS AGAINST NEW MYLAN OR THE NEW MYLAN DIRECTORS AND OFFICERS BASED ON THE CIVIL LIABILITY PROVISIONS OF THE U.S. SECURITIES LAWS. THERE IS DOUBT AS TO WHETHER THE COURTS OF THE NETHERLANDS WOULD ENFORCE CERTAIN CIVIL LIABILITIES UNDER U.S.

SECURITIES LAWS IN ORIGINAL ACTIONS OR ENFORCE CLAIMS FOR PUNITIVE DAMAGES. UNDER THE NEW MYLAN ARTICLES, NEW MYLAN INDEMNIFIES AND HOLDS HARMLESS THE NEW MYLAN DIRECTORS AND OFFICERS AGAINST ALL CLAIMS AND SUITS BROUGHT AGAINST THEM, SUBJECT TO LIMITED EXCEPTIONS.

HOUSEHOLDING

In accordance with the notices previously sent to street name shareholders who share a single address, we are sending only one proxy statement/prospectus to that address unless we have received contrary instructions from any shareholder at that address. This practice, known as “householding,” is designed to reduce printing and postage costs. However, if any shareholder residing at such an address wishes to receive a separate proxy statement/prospectus, we will promptly deliver the requested documents upon written or oral request to Mylan’s Corporate Secretary. If you are receiving multiple copies of this proxy statement/prospectus, you can request householding by contacting Mylan’s Corporate Secretary. The contact information for Mylan’s Corporate Secretary is stated under the section entitled “The Special Meeting—Revocability of Proxies” beginning on page 44 of this proxy statement/prospectus.

FUTURE SHAREHOLDER PROPOSALS

New Mylan

Assuming consummation of the Transaction, New Mylan shareholders representing at least three percent of the issued capital of New Mylan will be entitled to present proposals for consideration at forthcoming General Meetings provided that they comply with the applicable requirements under Dutch law and the New Mylan Articles as described under “Comparison of Rights of Holders of Mylan Common Stock and New Mylan Ordinary Shares—Advance Notice Procedures for a Shareholder Proposal or Director Nomination” beginning on page 173 of this proxy statement/prospectus. The deadline for submission of all New Mylan shareholder proposals to be considered for inclusion in the New Mylan proxy statement for its next annual General Meeting will be disclosed in a subsequent filing with the SEC.

Mylan

Mylan shareholder nominations for directors or proposals of other business at meetings of Mylan shareholders may be made only in compliance with certain advance notice, informational, and other applicable requirements as described under “Comparison of Rights of Holders of Mylan Common Stock and New Mylan Ordinary Shares—Advance Notice Procedures for a Shareholder Proposal or Director Nomination” beginning on page 173 of this proxy statement/prospectus. Such shareholder notices should be delivered to Mylan’s principal executive offices at Mylan Inc., c/o Corporate Secretary, 1000 Mylan Boulevard, Canonsburg, Pennsylvania 15317.

Mylan will hold an annual meeting in the year 2015 only if the Transaction is not consummated. If an annual meeting is held, any proposal that a Mylan shareholder intends to present at the 2015 Annual Meeting of Mylan Shareholders pursuant to Rule 14a-8 under the Exchange Act must be received by Mylan at its principal executive offices no later than November 10, 2014, and must otherwise comply with the requirements of Rule 14a-8 in order to be considered for inclusion in the 2015 Proxy Statement and Proxy. In order for proposals of Mylan shareholders made outside the processes of Rule 14a-8 under the Exchange Act to be considered “timely” for purposes of Rule 14a-4(c) under the Exchange Act, the proposal must be received by Mylan at its principal executive offices not later than December 12, 2014. Additionally, under the Mylan Bylaws, shareholder proposals made outside the processes of Rule 14a-8 under the Exchange Act and nominations for directors must be received at Mylan’s principal executive offices, in accordance with the requirements of the Mylan Bylaws, not later than December 12, 2014; provided, however, that in the event the 2015 Annual Meeting of Mylan Shareholders is called for a date that is not within 25 days before or after April 11, 2015, notice by Mylan shareholders in order to be timely must be received not later than the close of business on the tenth day following the day on which such notice of the date of the 2015 Annual Meeting of Mylan Shareholders is mailed or such public disclosure of the date of the 2015 Annual Meeting of Mylan Shareholders is made, whichever first occurs. Mylan shareholders are advised to review the Mylan Bylaws, which contain additional requirements with respect to advance notice of shareholder proposals and director nominations.

NON-GAAP FINANCIAL MEASURES

This proxy statement/prospectus and accompanying letter to Mylan shareholders include presentations and discussions of certain financial measures related to New Mylan and the Business that differ from what is reported under U.S. GAAP. These non-GAAP financial measures, including, but not limited to, adjusted EBITDA, debt-to-adjusted EBITDA , Free Cash Flows, and adjusted tax rate are presented in order to supplement readers’ understanding and assessment of the financial performance of New Mylan and the Business. New Mylan’s management will use these measures internally for forecasting, budgeting, measuring its operating performance, and incentive-based awards. In addition, primarily due to acquisitions, Mylan believes that, after consummation of the Transaction, an evaluation of New Mylan’s operations (and, going forward, comparisons of New Mylan’s current operations with historical operations, including with respect to Mylan, and future operations) would be difficult if the disclosure of New Mylan’s financial results were limited to financial measures prepared only in accordance with U.S. GAAP. In addition, Mylan believes that including EBITDA and supplemental adjustments applied in presenting adjusted EBITDA is appropriate to provide additional information to investors to demonstrate New Mylan’s ability to comply with financial debt covenants (which are calculated using a measure similar to adjusted EBITDA) and assess New Mylan’s ability to incur additional indebtedness. All of the information necessary for a quantitative or qualitative reconciliation is not available to us at this time without unreasonable efforts. This is due primarily to variability and difficulty in making accurate detailed forecasts and projections, principally of purchase accounting-related amounts. For accounting purposes, Mylan will be treated as the acquirer in the Transaction. Acquisition accounting, which will significantly impact the non-GAAP financial measures of New Mylan and the Business, is dependent upon certain valuations and other studies that have yet to commence or progress to a stage where there is sufficient information for a definitive measurement. Accordingly, we do not believe that reconciling information for such projected figures would be meaningful. Readers should consider non-GAAP measures only as supplements to, not as substitutes for or as superior measures to, the measures of financial performance prepared in accordance with U.S. GAAP.

WHERE YOU CAN FIND MORE INFORMATION

Mylan files annual, quarterly and current reports, proxy statements, and other information with the SEC under the Exchange Act. You may read and copy any of this information at the SEC’s Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. The SEC also maintains an Internet website that contains reports, proxy statements, and other information regarding issuers who file electronically with the SEC. The address of that site is www.sec.gov.

Investors may also consult Mylan’s website for more information concerning the Transaction described in this proxy statement/prospectus. Mylan’s website is www.mylan.com. Information included on this website is not incorporated by reference into this proxy statement/prospectus.

New Mylan has filed with the SEC a registration statement of which this proxy statement/prospectus forms a part. The registration statement registers the New Mylan ordinary shares to be issued to Mylan shareholders in connection with the Merger. The registration statement, including the attached exhibits and schedules, contains additional relevant information about the New Mylan ordinary shares. The rules and regulations of the SEC allow certain information included in the registration statement to be omitted from this proxy statement/prospectus.

In addition, the SEC allows Mylan and New Mylan to disclose important information to you by referring you to other documents filed separately with the SEC. This information is considered to be a part of this proxy statement/prospectus, except for any information that is superseded by information included directly in this proxy statement/prospectus.

This proxy statement/prospectus incorporates by reference the documents listed below that Mylan has previously filed or will file with the SEC (other than information furnished pursuant to Item 2.02 or Item 7.01 of a Current Report on Form 8-K). They contain important information about Mylan, Mylan’s financial condition and other matters.

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2013, as updated by Mylan’s Current Report on Form 8-K filed on August 6, 2014.

•	Proxy Statement on Schedule 14A for the Annual Meeting of Mylan Shareholders filed March 14, 2014.

•	Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2014, June 30, 2014, and September 30, 2014.

•	Current Reports on Form 8-K, dated October 16, 2014, October 22, 2014, and November 5, 2014.

In addition, any future filings Mylan makes with the SEC under Section 13(a), 13(c), 14, or 15(d) of the Exchange Act (other than information furnished pursuant to Item 2.02 or Item 7.01 of a Current Report on Form 8-K) after the date of this proxy statement/prospectus and prior to the date of the special meeting are incorporated by reference into this proxy statement/prospectus. Such documents are considered to be a part of this proxy statement/prospectus, effective as of the date such documents are filed. In the event of conflicting information in these documents, the information in the latest filed document should be considered correct.

You can obtain any of the documents listed above from the SEC, through the SEC’s website at the address described above or from Mylan by requesting them in writing or by telephone at the following address:

1000 Mylan Boulevard

Canonsburg, Pennsylvania 15317

Attn: Corporate Secretary

Telephone: (724) 514-1800

These documents are available from Mylan without charge, excluding any exhibits to them unless the exhibit is specifically listed as an exhibit to the registration statement of which this proxy statement/prospectus forms a part. If you are a shareholder of Mylan and would like to request documents, please do so by January 22, 2015 to receive them before the special meeting. If you request any documents from Mylan, Mylan will mail them to you by first class mail, or another equally prompt means, within one business day after Mylan receives your request.

This proxy statement/prospectus is a prospectus of New Mylan and is a proxy statement of Mylan for the special meeting. We are responsible for the information contained and incorporated by reference into this proxy statement/prospectus. You should rely only on the information contained or incorporated by reference into this proxy statement/prospectus. Neither Mylan nor New Mylan has authorized anyone to give any information or make any representation about the Transaction, Mylan, New Mylan or the Business that is different from, or in addition to, that contained in this proxy statement/prospectus or in any of the materials that have been incorporated by reference into this proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. This proxy statement/prospectus is dated December 24, 2014. The information contained in this proxy statement/prospectus speaks only as of the date of this proxy statement/prospectus unless the information specifically indicates that another date applies. Neither Mylan’s mailing of this proxy statement/prospectus to Mylan shareholders, nor the issuance by New Mylan of the New Mylan ordinary shares pursuant to the Merger, will create any implication to the contrary. Except as required by law, Mylan and New Mylan undertake no obligation to update any statements herein for revisions or changes after the filing date of this proxy statement/prospectus.

INDEX TO COMBINED FINANCIAL STATEMENTS OF THE BUSINESS

Audited Combined Financial Statements for the Years Ended December 31, 2013, 2012, and 2011

INDEPENDENT AUDITORS’ REPORT

To The Board of Directors of Abbott Laboratories

We have audited the accompanying combined financial statements of The Developed Markets Branded Generics Pharmaceuticals Business of Abbott Laboratories (“EPD Developed Markets” or the “Company”), which comprise the combined balance sheets as of December 31, 2013 and 2012, and the related combined statements of earnings, comprehensive income, investment in EPD Developed Markets, and cash flows for each of the three years in the period ended December 31, 2013 and the related notes to the combined financial statements.

Management’s Responsibility for the Combined Financial Statements

Management is responsible for the preparation and fair presentation of these combined financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of combined financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on these combined financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the combined financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the combined financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the Company’s preparation and fair presentation of the combined financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the combined financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2013 and 2012, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2013 in accordance with accounting principles generally accepted in the United States of America.

Emphasis of a Matter

As described in Note 1, the accompanying combined financial statements have been derived from the consolidated financial statements and accounting records of Abbott Laboratories. The combined financial statements also include expense allocations for certain corporate functions historically provided by Abbott Laboratories. These allocations may not be reflective of the actual expense which would have been incurred had the Company operated as a separate entity apart from Abbott Laboratories.

/s/ Deloitte & Touche LLP

Chicago, Illinois

October 23, 2014

EPD Developed Markets

The Developed Markets Branded Generics Pharmaceuticals Business of Abbott Laboratories

Combined Statement of Earnings

(in millions)

	Year Ended December 31
	2013	2012	2011
Net Sales	$2,112	$2,364	$2,666

Cost of products sold	1,050	1,089	1,213
Research and development	101	102	103
Selling, general and administrative	665	798	914

Total Operating Cost and Expenses	1,816	1,989	2,230

Operating Earnings	296	375	436
Net foreign exchange loss	3	6	1
Other (income) expense, net	—	(25)	(2)

Earnings Before Taxes	293	394	437
Taxes on Earnings	48	143	148

Net Earnings	$245	$251	$289

The accompanying notes to the combined financial statements are an integral part of this statement.

EPD Developed Markets

The Developed Markets Branded Generics Pharmaceuticals Business of Abbott Laboratories

Combined Statement of Comprehensive Income

(in millions)

	Year Ended December 31
	2013	2012	2011
Net Earnings	$245	$251	$289

Foreign currency translation (loss) gain adjustments	(8)	29	(59)
Net actuarial gains (losses) and prior service cost and amortization of net actuarial losses and prior service cost, net of taxes of $1 in 2013, $(5) in 2012 and $3 in 2011	3	(12)	6

Other Comprehensive (loss) income	(5)	17	(53)

Comprehensive Income	$240	$268	$236

Supplemental Accumulated Other Comprehensive Income (Loss) Information, net of tax as of December 31:
Cumulative foreign currency translation gain (loss) adjustments	$126	$134
Net actuarial gains (losses) and prior service cost	(9)	(12)

The accompanying notes to the combined financial statements are an integral part of this statement.

EPD Developed Markets

The Developed Markets Branded Generics Pharmaceuticals Business of Abbott Laboratories

Combined Balance Sheet

(in millions)

	December 31
	2013	2012
Assets
Current Assets:
Cash and cash equivalents	$28	$23
Trade receivables, less allowances of—2013: $19; 2012: $15	585	586
Inventories:
Finished products	140	142
Work in process	43	43
Materials	64	82

Total inventories	247	267
Deferred income taxes	82	73
Other prepaid expenses and receivables	116	144

Total Current Assets	1,058	1,093

Property and Equipment, at Cost:
Land	50	60
Buildings	138	146
Equipment	147	146
Construction in progress	3	2

	338	354
Less: accumulated depreciation and amortization	173	167

Net Property and Equipment	165	187

Intangible Assets, net of amortization	929	1,148
Goodwill	1,076	1,090
Deferred Income Taxes and Other Assets	186	198

Total Assets	$3,414	$3,716

Liabilities and Net Parent Company Investment in EPD Developed Markets

Current Liabilities:
Trade accounts payable	$174	$227
Salaries, wages and commissions	72	65
Other accrued liabilities	385	383

Total Current Liabilities	631	675

Long-term Liabilities	211	306
Commitments and Contingencies
Net parent company investment in EPD Developed Markets	2,455	2,613
Accumulated other comprehensive income (loss)	117	122

Total Parent Company Investment	2,572	2,735

Total Liabilities and Net Parent Company Investment in EPD Developed Markets	$3,414	$3,716

The accompanying notes to the combined financial statements are an integral part of this statement.

EPD Developed Markets

The Developed Markets Branded Generics Pharmaceuticals Business of Abbott Laboratories

Combined Statement of Investment in EPD Developed Markets

(in millions)

	Year Ended December 31
	2013	2012	2011
Beginning balance	$2,735	$2,604	$2,546
Net earnings	245	251	289
Net transactions with Abbott Laboratories	(403)	(137)	(178)
Other comprehensive (loss) income	(5)	17	(53)

Ending balance	$2,572	$2,735	$2,604

The accompanying notes to the combined financial statements are an integral part of this statement.

EPD Developed Markets

The Developed Markets Branded Generics Pharmaceuticals Business of Abbott Laboratories

Combined Statement of Cash Flows

(in millions)

	Year Ended December 31
	2013	2012	2011
Cash Flow From (Used in) Operating Activities:
Net earnings	$245	$251	$289
Adjustments to reconcile earnings to net cash from operating activities—
Depreciation	23	23	27
Amortization of intangible assets	202	200	206
Share-based compensation	17	14	11
Trade receivables	(21)	(80)	(13)
Inventories	16	(54)	3
Prepaid expenses and other assets	66	(68)	1
Trade accounts payable and other liabilities	(147)	(114)	(322)

Net Cash From Operating Activities	401	172	202

Cash Flow From (Used in) Investing Activities:
Acquisitions of property and equipment	(15)	(19)	(25)
Proceeds from the sale of long-lived assets	38	15	4

Net Cash From (Used in) Investing Activities	23	(4)	(21)

Cash Flow From (Used in) Financing Activities:
Net transactions with Abbott Laboratories	(420)	(151)	(189)

Net Cash (Used in) Financing Activities	(420)	(151)	(189)

Effect of exchange rate changes on cash and cash equivalents	1	—	(1)
Net Increase (Decrease) in Cash and Cash Equivalents	5	17	(9)
Cash and Cash Equivalents, Beginning of Year	23	6	15

Cash and Cash Equivalents, End of Year	$28	$23	$6

The accompanying notes to the combined financial statements are an integral part of this statement.

EPD Developed Markets

The Developed Markets Branded Generics Pharmaceuticals Business of Abbott Laboratories

Notes to Combined Financial Statements

Note 1—Basis of Presentation

On July 14, 2014, Abbott Laboratories (Abbott) announced its plan to sell its developed markets branded generics pharmaceuticals business (EPD Developed Markets) to Mylan Inc. (Mylan) for equity ownership of a newly formed entity that will combine Mylan’s existing business and Abbott’s EPD Developed Markets business, which will be publicly traded.

The principal business of EPD Developed Markets is the development, manufacture and sale of a broad line of branded generic pharmaceutical products. Primary markets include various countries in western and central Europe, Canada, Australia, and Japan. These products are sold primarily to health care providers or through distributors, depending on the market served.

The accompanying combined financial statements have been prepared on a stand-alone basis and are derived from Abbott’s consolidated financial statements and accounting records. The combined financial statements reflect EPD Developed Markets’ financial position, results of operations, and cash flows as its business was operated as part of Abbott for the periods presented, in conformity with U.S. generally accepted accounting principles.

The combined financial statements include the allocation of certain assets and liabilities that have historically been maintained at the Abbott corporate level but which are specifically identifiable or allocable to EPD Developed Markets. Cash, cash equivalents, and short-term investment securities held by Abbott were excluded from EPD Developed Markets’ financial statements unless the cash or short-term investment securities were held by an entity that will be transferred to Mylan. Per the terms of the Business Transfer Agreement between Abbott and Mylan, no cash will be transferred. All intracompany transactions and accounts have been eliminated. All intercompany transactions between EPD Developed Markets and Abbott are considered to be effectively settled in the combined financial statements at the time the transaction is recorded. The total net effect of the settlement of these intercompany transactions is reflected in the Combined Statement of Cash Flows as a financing activity and in the combined balance sheet as Net parent company investment in EPD Developed Markets.

EPD Developed Markets’ combined financial statements include an allocation of expenses related to certain Abbott corporate functions, including senior management, legal, human resources, finance, information technology, and quality assurance. These expenses have been allocated to EPD Developed Markets based on direct usage or benefit where identifiable, with the remainder allocated on a pro rata basis of revenues, headcount, square footage, number of transactions or other measures. EPD Developed Markets considers the expense allocation methodology and results to be reasonable for all periods presented. However, the allocations may not be indicative of the actual expense that would have been incurred had EPD Developed Markets operated as an independent company for the periods presented.

Abbott maintains various benefit and stock-based compensation plans at a corporate level and other benefit plans at an international entity level. EPD Developed Markets employees participate in those programs and the portion of the cost of those plans which is attributed to EPD Developed Markets is included in EPD Developed Markets’ financial statements. However, EPD Developed Markets’ combined balance sheet does not include any equity related to stock-based compensation plans or any net benefit plan obligations unless the benefit plan covers only active and inactive EPD Developed Markets employees. See Note 6 and Note 9 for a further description of the accounting for stock-based compensation and benefit plans.

Note 2—Summary of Significant Accounting Policies

CONCENTRATION OF RISK—Due to the nature of its operations, EPD Developed Markets is not subject to significant concentration risks relating to customers, products or geographic locations.

CONTINGENCIES AND GUARANTEES— EPD Developed Markets has no material exposures to off-balance sheet arrangements; no special purpose entities; nor activities that include non-exchange-traded contracts accounted for at fair value. EPD Developed Markets has periodically entered into agreements in the ordinary course of business, such as assignment of product rights, with other companies, which has resulted in EPD Developed Markets becoming secondarily liable for obligations that EPD Developed Markets was previously primarily liable. Since EPD Developed Markets no longer maintains a business relationship with the other parties, EPD Developed Markets is unable to develop an estimate of the maximum potential amount of future payments, if any, under these obligations. Based upon past experience, the likelihood of payments under these agreements is remote.

USE OF ESTIMATES—The financial statements have been prepared in accordance with generally accepted accounting principles in the United States and necessarily include amounts based on estimates and assumptions by management. Actual results could differ from those amounts. Significant estimates include amounts for income taxes, pension benefits, valuation of intangible assets, including goodwill, litigation, and inventory and accounts receivable exposures.

FOREIGN CURRENCY TRANSLATION—Foreign subsidiary earnings are translated into U.S. dollars using average exchange rates. The net assets of foreign subsidiaries are translated into U.S. dollars using current exchange rates. The U.S. dollar effects that arise from translating the net assets of these subsidiaries at changing rates are recognized in Other comprehensive income.

REVENUE RECOGNITION—EPD Developed Markets recognizes revenue when persuasive evidence of an arrangement exists, delivery has occurred, the sales price is fixed or determinable, and collectability of the sales price is reasonably assured. Revenue from product sales is recognized when title and risk of loss have passed to the customer. Provisions for discounts, rebates and sales incentives to customers, and returns and other adjustments are provided for in the period the related sales are recorded. Sales incentives to customers are not material. Historical data is readily available and reliable, and is used for estimating the amount of the reduction in gross sales. Revenue from the launch of a new product, from an improved version of an existing product, or for shipments in excess of a customer’s normal requirements are recorded when the conditions noted above are met. In those situations, management records a returns reserve for such revenue, if necessary. Sales of product rights for marketable products are recorded as revenue upon disposition of the rights. In 2013, EPD Developed Markets sold the product rights to several products and recognized a net gain of approximately $30 million in Net sales in the Combined Statement of Earnings.

INCOME TAXES—In EPD Developed Markets’ combined financial statements, income tax expense and deferred tax balances have been calculated on a separate tax return basis although EPD Developed Markets’ operations have historically been included in the tax returns filed by the respective Abbott entities of which the EPD Developed Markets business is a part. In the future, EPD Developed Markets may file tax returns on its own behalf and its deferred taxes and effective tax rate may differ from those in the historical periods. Abbott Laboratories, the parent company of EPD Developed Markets, will indemnify Mylan for any tax liabilities related to periods prior to the divestiture.

EPD Developed Markets does not maintain an income taxes payable to/from account with Abbott. With the exception of certain entities outside the U.S. that will transfer to Mylan upon disposition, EPD Developed Markets is deemed to settle current tax balances with the Abbott tax paying entities in the respective jurisdictions. These settlements are reflected as changes in Net parent company investment. Deferred income taxes are provided for the tax effect of temporary differences between the tax bases of assets and liabilities and their reported amounts in the financial statements at the enacted statutory rate expected to be in effect when the taxes are paid.

PENSION AND POST-EMPLOYMENT BENEFITS—Abbott provides pension and post-employment health care benefits to many EPD Developed Markets employees. These plans are accounted for as multiemployer benefit plans and are not reflected in EPD Developed Markets’ combined balance sheets. EPD Developed Markets combined statements of earnings include expense allocations for these benefits. These expenses were funded through intercompany transactions with Abbott which are reflected within Net parent company investment in EPD Developed Markets.

Certain pension plans in EPD Developed Markets’ German and French operations are EPD Developed Markets’ direct obligations and have been recorded in the combined financial statements. EPD Developed Markets engages outside actuaries to assist in the determination of the obligations and costs under these plans. EPD Developed Markets must develop long-term assumptions, the most significant of which are the discount rates and the expected return on plan assets. At December 31, 2013, pretax net actuarial losses and prior service costs recognized in Accumulated other comprehensive income (loss) for these plans were losses of $13 million. Actuarial losses and gains are amortized over the remaining service attribution periods of the employees under the corridor method, in accordance with the rules for accounting for post-employment benefits.

FAIR VALUE MEASUREMENTS—For assets and liabilities that are measured using quoted prices in active markets, total fair value is the published market price per unit multiplied by the number of units held without consideration of transaction costs. Assets and liabilities that are measured using significant other observable inputs are valued by reference to similar assets or liabilities, adjusted for contract restrictions and other terms specific to that asset or liability. For these items, a significant portion of fair value is derived by reference to quoted prices of similar assets or liabilities in active markets. For all remaining assets and liabilities, fair value is derived using a fair value model, such as a discounted cash flow model. Purchased intangible assets are recorded at fair value. The fair value of significant purchased intangible assets is based on independent appraisals. EPD Developed Markets uses a discounted cash flow model to value intangible assets. The discounted cash flow model requires assumptions about the timing and amount of future net cash flows, risk, the cost of capital, terminal values and market participants. EPD Developed Markets reviews the recoverability of definite-lived intangible assets each quarter using an undiscounted net cash flow approach. Impairment reviews are performed for goodwill and indefinite-lived intangible assets on at least an annual basis.

SHARE-BASED COMPENSATION—Abbott maintains an incentive stock program for the benefit of its officers, directors, and certain employees, including certain EPD Developed Markets employees. The value of stock options and restricted stock awards and units are amortized over their service period, which could be shorter than the vesting period if an employee is retirement eligible, with a charge to compensation expense.

LITIGATION—EPD Developed Markets accounts for litigation losses in accordance with FASB ASC No. 450, “Contingencies.” Under ASC No. 450, loss contingency provisions are recorded for probable losses at management’s best estimate of a loss, or when a best estimate cannot be made, a minimum loss contingency amount is recorded. Legal fees are recorded as incurred.

CASH, CASH EQUIVALENTS—Cash equivalents consist of time deposits and certificates of deposit with original maturities of three months or less.

TRADE RECEIVABLE VALUATIONS—Accounts receivable are stated at their net realizable value. The allowance against gross trade receivables reflects the best estimate of probable losses inherent in the receivables portfolio determined on the basis of historical experience, specific allowances for known troubled accounts and other currently available information. Accounts receivable are charged off after all reasonable means to collect the full amount (including litigation, where appropriate) have been exhausted.

INVENTORIES—Inventories are stated at the lower of cost (first-in, first-out basis) or market. Cost includes material and conversion costs.

PROPERTY AND EQUIPMENT—Depreciation and amortization are provided on a straight-line basis over the estimated useful lives of the assets. The following table shows estimated useful lives of property and equipment:

Classification	Estimated Useful Lives
Buildings	10 to 50 years (average 27 years)
Equipment	3 to 20 years (average 11 years)

PRODUCT LIABILITY—EPD Developed Markets accrues for product liability claims, on an undiscounted basis, when it is probable that a liability has been incurred and the amount of the liability can be reasonably estimated based on existing information. The liabilities are adjusted quarterly as additional information becomes available. Receivables for insurance recoveries for product liability claims are recorded as assets, on an undiscounted basis, when it is probable that a recovery will be realized. Product liability losses are self-insured.

RESEARCH AND DEVELOPMENT COSTS—Internal research and development costs are expensed as incurred. Clinical trial costs incurred by third parties are expensed as the contracted work is performed.

Note 3—Supplemental Financial Information

Advertising expenses were approximately $11 million, $13 million and $17 million in 2013, 2012 and 2011. Other (income) expense, net for 2012 includes income of approximately $25 million from the resolution of a contractual agreement. Other accrued liabilities as of December 31, 2013 and December 31, 2012 includes approximately $50 million and $80 million, respectively for VAT taxes and approximately $45 million and $95 million, respectively, for restructuring accruals. Long-term liabilities as of December 31, 2013 and 2012 includes deferred income taxes of $101 million and $138 million, respectively, and defined benefit pension plan liabilities of $25 million and $75 million, respectively.

In the Combined Statement of Cash Flows, Prepaid expenses and other assets, in Net cash from operating activities for 2013, includes $45 million related to the impairment of intangible assets, see Note 4 Goodwill and Intangible Assets for additional information. In 2011, the change in Trade accounts payable and other liabilities, in Net cash from operating activities for 2011, includes approximately $140 million related to a change in deferred taxes primarily associated with intangible assets.

Note 4—Goodwill and Intangible Assets

Foreign currency translation decreased goodwill by approximately $14 million in 2013 and $9 million in 2012. There were no reductions of goodwill relating to impairments or disposal of all or a portion of a business.

The gross amount of amortizable intangible assets, primarily product rights, was $3.7 billion and $3.6 billion as of December 31, 2013 and 2012, respectively and the associated accumulated amortization was $2.8 billion and $2.5 billion as of December 31, 2013 and 2012, respectively.

EPD Developed Markets recorded pretax charges of $45 million in 2013 and $10 million in 2012 for the partial impairment of intangible assets associated with product rights due primarily to sales declines resulting from the elimination of a substantial portion of government reimbursements. These charges are included in the Cost of products sold line of the Combined Statement of Earnings. The amount of the impairment charge was based on a discounted cash flow analysis.

The estimated annual amortization expense for intangible assets recorded at December 31, 2013 is approximately $125 million in 2014 and approximately $95 million per year from 2015 through 2018. Intangible asset amortization is included in Cost of products sold in the Combined Statement of Earnings. Amortizable intangible assets are being amortized over approximately 13 years on a weighted average basis.

Note 5—Restructuring Plans

In 2013 and prior years, EPD Developed Markets management approved plans to realign its worldwide manufacturing operations and selected commercial and research and development operations in order to reduce costs. In 2013 and 2012, EPD Developed Markets recorded charges of approximately $32 million and $71 million, respectively, reflecting employee severance and other related charges. In 2013 approximately $17 million is classified as Cost of products sold and $15 million as Selling, general and administrative. In 2012, approximately $71 million is classified as Selling, general and administrative. The following summarizes the activity for these restructurings:

(in millions)
2012 restructuring charges	$71
Payments and other adjustments	(1)

Accrued balance at December 31, 2012	70
2013 restructuring charges	32
Payments and other adjustments	(77)

Accrued balance at December 31, 2013	$25

In 2010, EPD Developed Markets management approved a restructuring plan primarily related to the acquisition of Solvay’s pharmaceuticals business. This plan streamlined operations, improved efficiencies and reduced costs in certain Solvay sites and functions as well as in certain EPD Developed Markets and Solvay commercial organizations in various countries. In 2011, the $80 million of charges is classified as Selling, general and administrative. The following summarizes the remaining accrual for this restructuring action:

(in millions)
Accrued balance at December 31, 2010	$207
2011 restructuring charges	80
Payments and other adjustments	(151)

Accrued balance at December 31, 2011	136
2012 restructuring charges	4
Payments and other adjustments	(90)

Accrued balance at December 31, 2012	50
2013 restructuring charges	5
Payments and other adjustments	(23)

Accrued balance at December 31, 2013	$32

Note 6—Incentive Stock Program

Abbott maintains an incentive stock program for the benefit of its officers, directors, and certain employees, including certain EPD Developed Markets employees. The following disclosures represent the portion of Abbott’s program in which EPD Developed Markets employees participate. All awards granted under the program consist of Abbott common shares. Accordingly, the amounts presented are not necessarily indicative of future performance and do not necessarily reflect the results that EPD Developed Markets would have experienced as an independent company for the periods presented.

Abbott’s 2009 Incentive Stock Program authorizes the granting of nonqualified stock options, restricted stock awards, restricted stock units, performance awards, foreign benefits and other share-based awards. Stock options and restricted stock awards and units comprise the majority of benefits that have been granted and are currently outstanding under this program and a prior program. The purchase price of shares under option must be at least equal to the fair market value of the common stock on the date of grant, and the maximum term of an option is 10 years. Options generally vest equally over three years. Restricted stock awards generally vest between 3 and 5 years and for restricted stock awards that vest over 5 years, no more than one-third of the award vests in any one year upon Abbott reaching a minimum return on equity target. Restricted stock units vest over three years and upon vesting, the recipient receives one share of Abbott stock for each vested restricted stock unit. The aggregate fair market value of restricted stock awards and units is recognized as expense over the service period.

With respect to EPD Developed Markets employees, the number of restricted stock awards and units outstanding and the weighted-average grant-date fair value at December 31, 2013 and December 31, 2012 was 315,089 and $31.77 and 218,851 and $25.43, respectively. The number of restricted stock awards and units, and the weighted-average grant-date fair value, that were granted, vested and lapsed during 2013 were 216,965 and $34.98, 102,465 and $25.14 and 18,262 and $31.25, respectively. The fair market value of restricted stock awards and units vested in 2013, 2012 and 2011 was $3.6 million, $3.3 million and $1.7 million, respectively.

The following table summarizes option activity and outstanding balances under Abbott’s Incentive Stock Programs for EPD Developed Markets employees:

	Options Outstanding			Exercisable Options
	Shares	Weighted Average Exercise Price	Weighted Average Remaining Life (Years)	Shares	Weighted Average Exercise Price	Weighted Average Remaining Life (Years)
December 31, 2012	184,393	$24.35	4.2	148,347	$24.13	3.3

Granted	168,700	35.12
Exercised	(57,360)	23.71
Lapsed	(956)	15.97

December 31, 2013	294,777	$30.67	6.9	107,244	$24.55	3.0

The aggregate intrinsic value of options outstanding and exercisable at December 31, 2013 was $2.2 million and $1.5 million, respectively. The total intrinsic value of options exercised in 2013, 2012 and 2011 was $0.7 million, $2.8 million and $0.6 million, respectively. The total unrecognized compensation cost related to all share-based compensation plans at December 31, 2013 amounted to approximately $10 million which is expected to be recognized over the next three years.

Total non-cash compensation expense charged against income in 2013, 2012 and 2011 for share-based plans was approximately $17 million, $14 million and $11 million, respectively, and the tax benefit recognized was approximately $5 million, $4 million and $3 million, respectively. Compensation cost capitalized as part of inventory is not significant.

The fair value of an option granted in 2013, 2012 and 2011 was $5.77, $6.80 and $6.23, respectively. The fair value of an option grant was estimated using the Black-Scholes option-pricing model with the following assumptions:

	2013	2012	2011
Risk-free interest rate	1.1%	1.2%	2.7%
Average life of options (years)	6.0	6.0	6.0
Volatility	20.0%	21.0%	21.0%
Dividend yield	1.6%	3.6%	4.1%

The risk-free interest rate is based on the rates available at the time of the grant for zero-coupon U.S. government issues with a remaining term equal to the option’s expected life. The average life of an option is based on both historical and projected exercise and lapsing data. Expected volatility is based on implied volatilities from traded options on Abbott’s stock and historical volatility of Abbott’s stock over the expected life of the option. Dividend yield is based on the option’s exercise price and annual dividend rate at the time of grant.

Note 7—Financial Instruments, Derivatives and Fair Value Measures

Abbott enters into foreign currency forward exchange contracts to manage exposures to changes in foreign exchange rates for anticipated intercompany purchases by those subsidiaries whose functional currencies are not the U.S. dollar. These contracts are designated as cash flow hedges of the variability of the cash flows due to changes in foreign exchange rates and are recorded at fair value. Gains and losses are included in Cost of products sold at the time the products are sold. The amount of income/(expense) recognized in Cost of products sold was $3 million in 2013, $1 million in 2012 and $(7) million in 2011. The amount of hedge ineffectiveness was not significant in 2013, 2012 and 2011. For foreign currency forward contracts not designated as cash flow hedges, $4 million of losses in 2013, $6 million of losses in 2012 and $1 million of losses in 2011 were recognized in Net foreign exchange loss on the Combined Statement of Earnings. However, EPD Developed Markets’ combined balance sheet does not include any receivables or payables related to foreign currency forward exchange contracts unless the contract only covers the activities of an entity that will be transferred to Mylan.

Note 8—Litigation

EPD Developed Markets is involved in various claims and legal proceedings, and EPD Developed Markets estimates the range of possible loss for its legal proceedings to be from approximately $40 million to $50 million. The recorded accrual balance at December 31, 2013 and December 31, 2012 for these proceedings and exposures primarily related to intellectual property matters and was approximately $45 million, which is recorded in the Other accrued liabilities line of the Combined Balance Sheet. This accrual represents management’s best estimate of probable loss, as defined by FASB ASC No. 450, “Contingencies.” Within the next year, legal proceedings may occur that may result in a change in the estimated loss accrued by EPD Developed Markets. While it is not feasible to predict the outcome of all such proceedings and exposures with certainty, management believes that their ultimate disposition should not have a material adverse effect on EPD Developed Markets’ financial position, cash flows, or results of operations.

Note 9—Post-Employment Benefits

EPD Developed Markets employees participate in defined benefit pension and other postretirement plans sponsored by Abbott Laboratories, which include participants of Abbott Laboratories’ other businesses. Such plans are accounted for as multiemployer plans in the accompanying financial statements. As a result, no asset or liability was recorded by EPD Developed Markets to recognize the funded status of these plans. EPD Developed Markets recorded expense of $13 million, $16 million and $12 million for the years ended December 31, 2013, 2012 and 2011, respectively, for Abbott’s allocation of pension and other postretirement benefit costs related to EPD Developed Markets’ employees. As of December 31, 2013 and 2012, there were no required contributions outstanding.

EPD Developed Markets provides certain other post-employment benefits, primarily salary continuation plans, to qualifying employees, and accrues for the related cost over the service lives of the employees.

Apart from EPD Developed Markets’ participation in the defined benefit pension and other postretirement benefit plans sponsored by Abbott, EPD Developed Markets is the sole sponsor for certain German and French defined benefit pension plans. Information for these EPD Developed Markets’ defined benefit plans is as follows:

	2013	2012
(in millions)
Projected benefit obligations, January 1	$79	$59
Service cost—benefits earned during the year	1	1
Interest cost on projected benefit obligations	2	2
Losses (gains), primarily changes in discount rates, plan design changes and law changes	(4)	16
Benefits paid	(2)	(2)
Other, primarily foreign currency translation	3	3

Projected benefit obligations, December 31	$79	$79

Plans’ assets at fair value, January 1	$2	$2
Actual return on plans’ assets	2	—
Company contributions	50	2
Benefits paid	(2)	(2)
Other, primarily foreign currency translation	2	—

Plans’ assets at fair value, December 31	$54	$2

Projected benefit obligations greater than plans’ assets, December 31	$(25)	$(77)

Short-term liabilities	$—	$(2)
Long-term liabilities	(25)	(75)

Net liability	$(25)	$(77)

Amounts Recognized in Accumulated Other Comprehensive Income (loss):
Actuarial losses, net	$11	$16
Prior service cost	2	2

Total	$13	$18

The accumulated benefit obligations for all defined benefit plans were $76 million and $74 million at December 31, 2013 and 2012, respectively. The accumulated benefit obligations exceeded plan assets for all plans at December 31, 2013 and 2012.

	Defined Benefit Plans
	2013	2012	2011
	(in millions)
Service cost—benefits earned during the year	$1	$1	$1
Interest cost on projected benefit obligations	2	2	3
Expected return on plans’ assets	(1)	—	—
Amortization of actuarial losses (gains)	1	—	—

Total cost	$3	$3	$4

Other comprehensive income (loss) for 2013 includes amortization of actuarial losses and prior service cost of $1 million and net actuarial gains of $5 million. Other comprehensive income (loss) for 2012 includes amortization of actuarial losses and prior service cost of nil, net actuarial losses of $15 million and $2 million related to the impact of a plan amendment. Other comprehensive income (loss) for 2011 includes amortization of actuarial (gains) and prior service cost of nil and net actuarial gains of $9 million. The pretax amount of actuarial losses and prior service cost included in Accumulated other comprehensive income (loss) at December 31, 2013 that is expected to be recognized in the net periodic benefit cost in 2014 is less than $1 million.

The weighted average assumptions used to determine benefit obligations are as follows:

	2013	2012
Discount rate	3.4%	3.0%
Expected aggregate average long-term change in compensation	3.3%	3.3%

The weighted average assumptions used to determine the net cost are as follows:

	2013	2012	2011
Discount rate	3.0%	4.4%	4.4%
Expected return on plan assets	5.9%	4.5%	4.5%
Expected aggregate average long-term change in compensation	3.3%	3.3%	3.3%

The following table summarizes the bases used to measure defined benefit plans’ assets at fair value:

Basis of Fair Value Measurement
Quoted Prices in Active Markets
(in millions)
December 31, 2013:
Equities:
International (a)	$40
Fixed income securities:
Corporate debt instruments (a)	8
Other	6

$54

December 31, 2012:
Fixed income securities:
Other	$2

$2

(a)	Primarily mutual funds

Equity mutual funds and fixed income securities mutual funds are valued using the published market prices.

The investment mix of equity securities, fixed income and other asset allocation strategies is based upon achieving a desired return, balancing higher return, more volatile equity securities, and lower return, less volatile fixed income securities. Investment allocations are made across a range of markets, industry sectors, capitalization sizes, and in the case of fixed income securities, maturities and credit quality. There are no known significant concentrations of risk in the plans’ assets.

The plans’ expected return on assets, as shown above, is based on management’s expectations of long-term average rates of return to be achieved by the underlying investment portfolios. In establishing this assumption, management considers historical and expected returns for the asset classes in which the plans are invested, as well as current economic and capital market conditions.

EPD Developed Markets contributed $50 million to these defined benefit plans in 2013 and expects to contribute approximately $2 million in 2014.

Total benefit payments expected to be paid to participants, which includes payments funded from company assets as well as paid from the plans, are as follows:

(in millions)
2014	$2
2015	3
2016	3
2017	3
2018	5
2019 to 2023	28

Note 10—Taxes on Earnings

In EPD Developed Markets’ combined financial statements, income tax expense and deferred tax balances have been calculated on a separate tax return basis although EPD Developed Markets’ operations have historically been included in the tax returns filed by the respective Abbott entities of which the EPD Developed Markets business is a part. In the future, EPD Developed Markets may file tax returns on its own behalf and its deferred taxes and effective tax rate may differ from those in the historical periods.

EPD Developed Markets does not maintain an income taxes payable to/from account with Abbott. With the exception of certain entities outside the U.S. that will transfer to Mylan upon disposition, EPD Developed Markets is deemed to settle current tax balances with the Abbott tax paying entities in the respective jurisdictions. These settlements are reflected as changes in Net parent company investment in EPD Developed Markets.

Taxes on earnings reflect the annual effective rates, including charges for interest and penalties. Deferred income taxes reflect the tax consequences on future years of differences between the tax bases of assets and liabilities and their financial reporting amounts. EPD Developed Markets does not record deferred income taxes on its unremitted foreign earnings as all foreign earnings are considered reinvested indefinitely in foreign subsidiaries as working capital and plant and equipment. The amount of earnings reinvested indefinitely in foreign subsidiaries is $2.4 billion as of December 31, 2013. It is not practicable to determine the amount of deferred income taxes not provided on these earnings.

Earnings before taxes, and the related provisions for taxes on earnings, were as follows:

	2013	2012	2011
	(in millions)
Earnings Before Taxes:
Domestic	$21	$64	$71
Foreign	272	330	366

Total	$293	$394	$437

	2013	2012	2011
	(in millions)
Taxes on Earnings:
Current:
Domestic	$(26)	$22	$26
Foreign	122	274	289

Total current	96	296	315

Deferred:
Domestic	—	—	—
Foreign	(48)	(153)	(167)

Total deferred	(48)	(153)	(167)

Total	$48	$143	$148

Differences between the effective income tax rate and the U.S. statutory tax rate were as follows:

	2013	2012	2011
U.S. Statutory tax rate on earnings	35.0%	35.0%	35.0%
Benefit of lower tax rates and tax exemptions, primarily in Puerto Rico and Switzerland	(17.2)	(0.7)	(2.9)
Resolution of certain tax positions pertaining to prior years	(1.3)	—	0.2
State taxes, net of federal benefit	0.1	0.1	0.1
All other, net	(0.4)	1.9	1.4

Effective tax rate on earnings	16.2%	36.3%	33.8%

As of December 31, 2013 and 2012, total deferred tax assets were $258 million and $247 million, respectively, and total deferred tax liabilities were $106 million and $139 million, respectively. Valuation allowances for recorded deferred tax assets were not significant. The tax effect of the differences that give rise to deferred tax assets and liabilities were as follows:

	2013	2012
	(in millions)
Compensation and employee benefits	$7	$8
Trade receivable reserves	1	2
Inventory reserves	2	1
Deferred intercompany profit	127	127
Excess of book basis over tax basis of intangible assets	(53)	(86)
Other	68	56

Total	$152	$108

The following table summarizes the gross amounts of unrecognized tax benefits without regard to reduction in tax liabilities or additions to deferred tax assets and liabilities if such unrecognized tax benefits were settled.

	2013	2012
(in millions)
January 1	$257	$198
Increase due to current year tax positions	11	36
Increase due to prior year tax positions	—	23
Decrease due to prior year tax positions	(14)	—

December 31	$254	$257

The total amount of unrecognized tax benefits that, if recognized, would impact the effective tax rate is approximately $170 million. EPD Developed Markets believes that it is reasonably possible that the recorded amount of gross unrecognized tax benefits may decrease by up to $50 million, including cash adjustments, within the next twelve months as a result of concluding various international tax matters.

Note 11—Related Party Transactions

Abbott provides EPD Developed Markets certain services, which include administration of treasury, payroll, employee compensation and benefits, travel and meeting services, public and investor relations, real estate services, internal audit, telecommunications, information technology, corporate income tax and selected legal services. Some of these services will be provided to EPD Developed Markets on a temporary basis after the divestiture. The financial information in these combined financial statements does not necessarily include all the expenses that would have been incurred had EPD Developed Markets been a separate, stand-alone entity. As such, the financial information herein may not necessarily reflect the combined financial position, results of operations and cash flows of EPD Developed Markets in the future or what they would have been had EPD Developed Markets been a separate, stand-alone entity during the periods presented. Management believes that the methods used to allocate expenses to EPD Developed Markets are reasonable. The allocation methods include relative sales, headcount, square footage, number of transactions or other measures. These allocations totaled $115 million, $100 million and $95 million for the years ended December 31, 2013, 2012 and 2011, respectively.

Note 12—Subsequent Events

In the fourth quarter of 2014, EPD Developed Markets will record a gain of approximately $31 million related to the resolution of a claim for lost profits and other damages. This amount was initially recorded as deferred revenue when the cash was received by Abbott. EPD Developed Markets evaluated subsequent events for recognition or disclosure through October 23, 2014, the date the combined financial statements were available to be issued.

EPD Developed Markets

The Developed Markets Branded Generics Pharmaceuticals Business of Abbott Laboratories

Condensed Combined Statement of Earnings

(Unaudited)

(in millions)

	Nine Months Ended September 30
	2014	2013
Net Sales	$1,461	$1,550

Cost of products sold	713	727
Research and development	79	73
Selling, general and administrative	481	500

Total Operating Cost and Expenses	1,273	1,300

Operating Earnings	188	250
Net foreign exchange loss	3	2
Other (income) expense	1	—

Earnings Before Taxes	184	248
Taxes on Earnings	28	40

Net Earnings	$156	$208

The accompanying notes to the condensed combined financial statements are an integral part of this statement.

EPD Developed Markets

The Developed Markets Branded Generics Pharmaceuticals Business of Abbott Laboratories

Condensed Combined Statement of Comprehensive Income

(Unaudited)

(in millions)

	Nine Months Ended September 30
	2014	2013
Net Earnings	$156	$208

Foreign currency translation loss adjustments	(212)	(16)
Amortization of net actuarial losses and prior service cost, net of taxes of nil in 2014 and 2013	—	—

Other comprehensive loss	(212)	(16)

Comprehensive (loss) income	$(56)	$192

	September 30 2014	December 31 2013
Supplemental Accumulated Other Comprehensive Income Information, net of tax:
Cumulative foreign currency translation adjustments	$(86)	$126
Net actuarial losses and prior service cost	(9)	(9)

The accompanying notes to the condensed combined financial statements are an integral part of this statement.

EPD Developed Markets

The Developed Markets Branded Generics Pharmaceuticals Business of Abbott Laboratories

Condensed Combined Balance Sheet

(Unaudited)

(in millions)

	September 30 2014	December 31 2013
Assets
Current Assets:
Cash and cash equivalents	$21	$28
Trade receivables, less allowances of—2014: $19; 2013: $19	515	585
Inventories:
Finished products	138	140
Work in process	41	43
Materials	72	64

Total inventories	251	247
Deferred income taxes, prepaid expenses and other receivables	210	198

Total Current Assets	997	1,058

Property and Equipment, at Cost	334	338
Less: accumulated depreciation and amortization	182	173

Net Property and Equipment	152	165
Intangible Assets, net of amortization	764	929
Goodwill	1,000	1,076
Deferred Income Taxes and Other Assets	188	186

Total Assets	$3,101	$3,414

Liabilities and Net Parent Company Investment in EPD Developed Markets
Current Liabilities:
Trade accounts payable	$190	$174
Salaries, wages and commissions	61	72
Other accrued liabilities	309	385

Total Current Liabilities	560	631

Long-term Liabilities	196	211
Commitments and Contingencies
Net parent company investment in EPD Developed Markets	2,440	2,455
Accumulated other comprehensive income (loss)	(95)	117

Total Parent Company Investment	2,345	2,572

Total Liabilities and Net Parent Company Investment in EPD Developed Markets	$3,101	$3,414

The accompanying notes to the condensed combined financial statements are an integral part of this statement.

EPD Developed Markets

The Developed Markets Branded Generics Pharmaceuticals Business of Abbott Laboratories

Condensed Combined Statement of Investment in EPD Developed Markets

(Unaudited)

(in millions)

	Nine Months Ended September 30
	2014	2013
Beginning balance	$2,572	$2,735
Net earnings	156	208
Net transactions with Abbott	(171)	(294)
Other comprehensive loss	(212)	(16)

Ending balance	$2,345	$2,633

The accompanying notes to the condensed combined financial statements are an integral part of this statement.

EPD Developed Markets

The Developed Markets Branded Generics Pharmaceuticals Business of Abbott Laboratories

Condensed Combined Statement of Cash Flows

(Unaudited)

(in millions)

	Nine Months Ended September 30
	2014	2013
Cash Flow From (Used in) Operating Activities:
Net earnings	$156	$208
Adjustments to reconcile earnings to net cash from operating activities—
Depreciation	18	18
Amortization of intangible assets	98	151
Share-based compensation	13	14
Trade receivables	35	46
Inventories	(32)	33
Other, net	(102)	(181)

Net Cash From Operating Activities	186	289

Cash Flow From (Used in) Investing Activities:
Acquisitions of property and equipment	(8)	(11)
Proceeds from the sale of long-lived assets	1	29

Net Cash (Used in) From Investing Activities	(7)	18

Cash Flow (Used in) Financing Activities:
Net transactions with Abbott	(184)	(308)

Net Cash (Used in) Financing Activities	(184)	(308)

Effect of exchange rate changes on cash and cash equivalents	(2)	—

Net Decrease in Cash and Cash Equivalents	(7)	(1)
Cash and Cash Equivalents, Beginning of Year	28	23

Cash and Cash Equivalents, End of Period	$21	$22

The accompanying notes to the condensed combined financial statements are an integral part of this statement.

EPD Developed Markets

The Developed Markets Branded Generics Pharmaceuticals Business of Abbott Laboratories

Notes to Condensed Combined Financial Statements

September 30, 2014

(Unaudited)

Note 1—Basis of Presentation

The accompanying unaudited, condensed combined financial statements have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission for interim reporting and, therefore, do not include all information and footnote disclosures normally included in audited financial statements. The financial data presented herein should be read in conjunction with the combined financial statements and accompanying notes as of December 31, 2013 and 2012 and for the three years ended December 31, 2013 included elsewhere in this proxy statement / prospectus. In the opinion of management, the financial data presented includes all adjustments necessary to present fairly the financial position, results of operations and cash flows for the interim periods presented. Results for interim periods should not be considered indicative of results for the full year.

On July 14, 2014, Abbott Laboratories (Abbott) announced its plan to sell its developed markets branded generics pharmaceuticals business (EPD Developed Markets) to Mylan Inc. (Mylan) for equity ownership of a newly formed entity that will combine Mylan’s existing business and Abbott’s EPD Developed Markets business, which will be publicly traded.

The principal business of EPD Developed Markets is the development, manufacture and sale of a broad line of branded generic pharmaceutical products. Primary markets include various countries in western and central Europe, Canada, Australia, and Japan. These products are sold primarily to health care providers or through distributors, depending on the market served.

The accompanying condensed combined financial statements have been prepared on a stand-alone basis and are derived from Abbott’s consolidated financial statements and accounting records. The condensed combined financial statements reflect EPD Developed Markets’ financial position, results of operations, and cash flows as its business was operated as part of Abbott for the periods presented, in conformity with U.S. generally accepted accounting principles.

The condensed combined financial statements include the allocation of certain assets and liabilities that have historically been maintained at the Abbott corporate level but which are specifically identifiable or allocable to EPD Developed Markets. Cash, cash equivalents, and short-term investment securities held by Abbott were not allocated to EPD Developed Markets unless the cash or short-term investment securities were held by an entity that will be transferred to Mylan. Per the terms of the Business Transfer Agreement between Abbott and Mylan, no cash will be transferred. All intracompany transactions and accounts have been eliminated. All intercompany transactions between EPD Developed Markets and Abbott are considered to be effectively settled in the combined financial statements at the time the transactions are recorded. The total net effect of the settlement of these intercompany transactions is reflected in the Condensed Combined Statement of Cash Flows as a financing activity and in the Condensed Combined Balance Sheet as Net parent company investment in EPD Developed Markets.

EPD Developed Market’s condensed combined financial statements include an allocation of expenses related to certain Abbott corporate functions, including senior management, legal, human resources, finance, information technology, and quality assurance. These expenses have been allocated to EPD Developed Markets based on direct usage or benefit where identifiable, with the remainder allocated on a pro rata basis of revenues, headcount or other measures. EPD Developed Markets considers the expense allocation methodology and results to be reasonable for all periods presented. However, the allocations may not be indicative of the actual expense that would have been incurred had EPD Developed Markets operated as an independent company for the periods presented.

Abbott maintains various benefit and stock-based compensation plans at a corporate level and other benefit plans at an international entity level. EPD Developed Markets employees participate in those programs and a portion of the cost of those plans is included in EPD Developed Markets’ financial statements. However, EPD Developed Markets’ Condensed Combined Balance Sheet does not include any equity related to stock-based compensation plans or any net benefit plan obligations unless the benefit plan is direct to or sponsored by EPD Developed Markets. See Note 6 and Note 9 for a further description of the accounting for stock-based compensation and benefit plans.

Note 2—Supplemental Financial Information

Other accrued liabilities as of September 30, 2014 and December 31, 2013 include approximately $65 million and $50 million, respectively, related to VAT taxes. Other, net in Net cash from operating activities for nine months ended September 30, 2013 includes the effects of a contribution to a defined benefit plan of approximately $50 million.

Note 3—Changes in Accumulated Other Comprehensive Income

(in millions)	Cumulative Foreign Currency Translation Adjustments	Net Actuarial Losses and Prior Service Costs and Credits	Total
Balance at December 31, 2013	$126	$(9)	$117
Other comprehensive income (loss) before Reclassifications	(212)	—	(212)
Amounts reclassified from accumulated other comprehensive income (a)	—	—	—

Net current period comprehensive income (loss)	(212)	—	(212)

Balance at Sept 30, 2014	$(86)	$(9)	$(95)

(a)	Net actuarial losses and prior service cost is included as a component of net periodic benefit plan cost—see Note 9 for additional details.

Note 4—Goodwill and Intangible Assets

Foreign currency translation decreased goodwill by approximately $76 million in the first nine months of 2014 and by approximately $13 million in the first nine months of 2013. There were no reductions of goodwill relating to impairments or disposal of all or a portion of a business.

The gross amount of amortizable intangible assets, primarily product rights, was $3.5 billion as of September 30, 2014 and $3.7 billion as of December 31, 2013 and the associated accumulated amortization was approximately $2.7 billion and $2.8 billion as of September 30, 2014 and December 31, 2013, respectively.

The estimated annual amortization expense for intangible assets recorded at December 31, 2013 is approximately $125 million in 2014 and approximately $95 million per year from 2015 through 2018. Intangible asset amortization is included in Cost of products sold in the Condensed Combined Statement of Earnings. Amortizable intangible assets are being amortized over a weighted average of approximately 13 years.

Note 5—Restructuring Plans

In 2014 and prior years, EPD Developed Markets management approved plans to realign its worldwide manufacturing operations and selected commercial and research and development operations in order to reduce costs. In the first nine months of 2014 and 2013, EPD Developed Markets recorded charges of approximately $5 million and $18 million, respectively, primarily for employee severance. In the first nine months of 2014, the $5 million charge was classified as Cost of products sold. In the first nine months of 2013, approximately $13 million was classified as Cost of products sold and $5 million as Selling general and administrative. The following summarizes the activity for these restructurings:

	2014	2013
	(in millions)
Accrued balance at January 1	$25	$70
Restructuring charges	5	18
Payments and other adjustments	(19)	(57)

Accrued balance at September 30	$11	$31

In 2010, EPD Developed Markets management approved restructuring plans primarily related to the acquisition of Solvay Pharmaceuticals. These plans streamline operations, improve efficiencies and reduce costs in certain Solvay sites and functions as well as in certain EPD Developed Markets and Solvay commercial organizations in various countries. The following summarizes the activity for this restructuring action:

	2014	2013
	(in millions)
Accrued balance at January 1	$32	$50
Payments and other adjustments	(15)	(20)

Accrued balance at September 30	$17	$30

Note 6—Incentive Stock Program

Abbott maintains an incentive stock program for the benefit of its officers, directors, and certain employees, including certain EPD Developed Markets employees. The following disclosures represent the portion of Abbott’s program in which EPD Developed Markets employees participate. All awards granted under the program consist of Abbott common shares. Accordingly, the amounts presented are not necessarily indicative of future performance and do not necessarily reflect the results that EPD Developed Markets would have experienced as an independent, publicly-traded company for the periods presented. Information regarding the number of options outstanding and exercisable at September 30, 2014 is as follows;

	Outstanding	Exercisable
Number of shares	342,556	141,617
Weighted average remaining life (years)	7.4	5.3
Weighted average exercise price.	$33.37	$28.94
Aggregate intrinsic value (in thousands)	$2,816	$1,791

The total unrecognized share-based compensation cost related to these awards at September 30, 2014 amounted to approximately $11 million which is expected to be recognized over the next three years.

Note 7—Financial Instruments, Derivatives and Fair Value Measures

Abbott enters into foreign currency forward exchange contracts to manage exposures to changes in foreign exchange rates for anticipated intercompany purchases by those subsidiaries whose functional currencies are not the U.S. dollar. These contracts are designated as cash flow hedges of the variability of the cash flows due to changes in foreign exchange rates and are recorded at fair value. Gains and losses are included in Cost of products sold at the time the products are sold. The amount of income/(expense) recognized in Cost of products sold was $1 million in the first nine months of 2014 and the first nine months of 2013. The amount of hedge ineffectiveness was not significant in 2014 and 2013. For foreign currency forward contracts not designated as cash flow hedges, $3 million of losses in the first nine months of 2014 and $2 million of losses in the first nine months of 2013 were recognized in Net foreign exchange loss on the Condensed Combined Statement of Earnings. However, EPD Developed Markets’ Condensed Combined Balance Sheet does not include any receivables or payables related to foreign currency forward exchange contracts unless the contract only covers the activities of an entity that will be transferred to Mylan.

Note 8—Litigation

EPD Developed Markets is involved in various claims and legal proceedings, and EPD Developed Markets estimates the range of possible loss for its legal proceedings to be from approximately $40 million to $50 million. The recorded accrual balance at September 30, 2014 for these proceedings and exposures primarily related to intellectual property matters and was approximately $45 million. This accrual represents management’s best estimate of probable loss, as defined by FASB ASC No. 450, “Contingencies.” Within the next year, legal proceedings may occur that may result in a change in the estimated loss accrued by EPD Developed Markets. While it is not feasible to predict the outcome of all such proceedings and exposures with certainty, management believes that their ultimate disposition should not have a material adverse effect on EPD Developed Markets’ financial position, cash flows, or results of operations.

Note 9—Post-Employment Benefits

EPD Developed Markets employees participate in defined benefit pension and other post-retirement plans sponsored by Abbott Laboratories, which include participants from Abbott Laboratories’ other businesses. Such plans are accounted for as multiemployer benefit plans. As a result, no asset or liability was recorded by EPD Developed Markets to recognize the funded status of these plans in the accompanying condensed combined financial statements. EPD Developed Markets recorded expense of $7 million for the nine months ended September 30, 2014 and $9 million of expense for the nine months ended September 30, 2013, respectively, for Abbott’s allocation of pension and other postretirement benefit costs related to EPD Developed Markets’ employees. As of September 30, 2014 and December 31, 2013 there were no required contributions outstanding.

Apart from EPD Developed Markets’ participation in the defined benefit pension and other post-retirement benefit plans sponsored by Abbott, EPD Developed Markets is the sole sponsor for certain German and French defined benefit pension plans. Information for EPD Developed Markets’ major defined benefit plans for the nine months ended September 30 is as follows:

	2014	2013
	(in millions)
Service cost—benefits earned during the period	$1	$1
Interest cost on projected benefit obligations	2	2
Expected return on plans’ assets	(2)	(1)
Net amortization	—	—

Net cost.	$1	$2

In connection with the disposition of EPD Developed Markets, Abbott will transfer the liabilities and assets of certain defined benefit pension plans in Germany and France to Mylan. The projected benefit obligations and plan assets of the plans to be transferred totaled $79 million and $54 million, respectively at December 31, 2013. In the first nine months of 2013, $50 million was contributed to one of the defined benefit plans to be transferred.

Note 10—Taxes on Earnings

Taxes on earnings have been calculated on a separate tax return basis although EPD Developed Markets’ operations have historically been included in the tax returns filed by the respective Abbott entities of which the EPD Developed Markets business is a part.

In the first nine months of 2014, taxes on earnings reflect the recognition of $64 million of net tax benefits as a result of the favorable resolution of various tax positions pertaining to a prior year. Exclusive of these discrete items, Taxes on earnings reflect the estimated annual effective rates which are less than the statutory U.S. federal income tax rate principally due to the benefit of lower statutory tax rates and tax exemptions in foreign taxing jurisdictions.

Note 11—Related Party Transactions

Abbott provides certain services to EPD Developed Markets, which include administration of treasury, payroll, employee compensation and benefits, travel and meeting services, public and investor relations, real estate services, internal audit, telecommunications, information technology, corporate income tax and selected legal services. Some of these services will be provided to EPD Developed Markets on a temporary basis after the divestiture. The financial information in these condensed combined financial statements does not necessarily include all the expenses that would have been incurred had EPD Developed Markets been a separate, stand-alone entity. As such, the financial information herein may not necessarily reflect the condensed combined financial position, results of operations and cash flows of EPD Developed Markets in the future or what they would have been had EPD Developed Markets been a separate, stand-alone entity during the periods presented. Management believes that the methods used to allocate expenses to EPD Developed Markets are reasonable. The allocation methods include relative sales, headcount, square footage, number of transactions or other measures. These allocations totaled approximately $85 million for the nine months ended September 30, 2014 and approximately $90 million for the nine months ended September 30, 2013.

Note 12—Subsequent Events

In the fourth quarter of 2014, EPD Developed Markets will record a gain of approximately $31 million related to the resolution of a claim for lost profits and other damages. This amount was initially recorded as deferred revenue when the cash was received by Abbott. EPD Developed Markets evaluated subsequent events for recognition or disclosure through December 8, 2014, the date the condensed combined financial statements were available to be issued.

Annex A

AMENDED AND RESTATED

BUSINESS TRANSFER AGREEMENT AND

PLAN OF MERGER

dated as of November 4, 2014

between and among

ABBOTT LABORATORIES,

MYLAN INC.,

NEW MOON B.V.

and

MOON OF PA INC.

A-i

A-ii

A-iii

A-iv

SCHEDULES AND EXHIBITS

Schedule 1.1(a)	–	French Business IP Assets
Schedule 1.1(b)	–	Abbott Knowledge Persons
Schedule 1.1(c)	–	Mylan Knowledge Persons
Schedule 1.1(d)	–	Manufacturing Facilities
Schedule 1.1(e)	–	Products
Schedule 1.1(f)	–	Retained Real Property
Schedule 1.1(g)	–	Share Sellers
Schedule 1.1(h)	–	Territories
Schedule 1.1(i)	–	Transferred Patents
Schedule 1.1(j)	–	Transferred Trademarks
Schedule 6.3(n)	–	Registrations
Schedule 7.2	–	Mylan Operating Covenants
Schedule 7.7(a)	–	Abbott Coordination Representative
Schedule 7.7(b)	–	Mylan Coordination Representative
Schedule 7.8	–	Competition/Investment Laws
Schedule 7.19(b)	–	SEC Reporting
Schedule 7.24(b)	–	Cooperation
Schedule 8.1(a)(i)-1	–	Excluded Employees
Schedule 8.1(a)(i)-2	–	Business Employee Identification Procedures
Schedule 8.2(a)	–	Abbott Employee Benefits
Schedule 8.2(f)	–	Incentive Compensation
Schedule 8.4(a)	–	Certain Defined Benefit Pension Plans
Schedule 9.5	–	Unrestricted Action
Schedule 10.1(c)	–	Competition Laws
Schedule 10.3(d)	–	Methodologies
Schedule 10.3(e)	–	Required Consents

Exhibit A	–	Articles of Incorporation of the Surviving Corporation
Exhibit B	–	Articles of Association of New Mylan
Exhibit C	–	Transition Services Agreement Term Sheet
Exhibit D	–	Additional Matters
Exhibit E	–	Book Rate
Exhibit F	–	Abbott Internal Accounting Policies
Exhibit G	–	Joint Products Agreement Term Sheet
Exhibit H	–	Forms of Manufacturing and Supply Agreements
Exhibit I	–	Form of Shareholder Agreement
Exhibit 6.1	–	Plan of Reorganization
Exhibit 13.2	–	Initial Press Release

A-v

AMENDED AND RESTATED

BUSINESS TRANSFER AGREEMENT AND PLAN OF MERGER

THIS AMENDED AND RESTATED BUSINESS TRANSFER AGREEMENT AND PLAN OF MERGER is dated as of November 4, 2014, between and among ABBOTT LABORATORIES, an Illinois corporation (“Abbott”), MYLAN INC., a Pennsylvania corporation (“Mylan”), NEW MOON B.V., a private limited liability company (besloten vennootschap met beperkte aansprakelijkheid) organized and existing under the laws of the Netherlands, with its corporate seat (statutaire zetel) in Amsterdam, the Netherlands (“New Mylan”), and MOON OF PA INC., a Pennsylvania corporation (“Merger Sub”). Mylan, New Mylan and Merger Sub may be referred to herein collectively as the “Mylan Parties” and individually as a “Mylan Party”. The Mylan Parties and Abbott may be referred to herein collectively as the “Parties” and individually as a “Party”.

RECITALS

WHEREAS, the Parties entered into that certain Business Transfer Agreement and Plan of Merger, dated as of July 13, 2014, as amended as of October 21, 2014 (the “Original Transaction Agreement”), and the Parties now desire to amend and restate the Original Transaction Agreement (it being understood that all references herein to this Agreement refer to the Original Transaction Agreement as amended and restated hereby and that all references herein to the “date hereof” or the “date of this Agreement” refer to July 13, 2014);

WHEREAS, Abbott, directly and through its various Affiliates, is engaged in, among other things, the Business;

WHEREAS, Abbott wishes to sell, or cause its Continuing Affiliates to sell, to New Mylan or one or more of its Affiliates, and New Mylan wishes to purchase, or cause its Affiliates to purchase, from Abbott and its Continuing Affiliates all right, title and interest in and to the Business by means of the purchase and acquisition by New Mylan of (a) the French Business IP Assets and (b) following the consummation of the Reorganization, all of the issued and outstanding shares of capital stock of the Acquired Companies (the “Acquired Shares”), all upon the terms and subject to the conditions set forth in this Agreement;

WHEREAS, in connection with the Business Transfer and as consideration for the French Business IP Assets and the Acquired Shares, New Mylan wishes to issue to the French Business IP Seller and the Share Sellers, and Abbott wishes to cause the French Business IP Seller and the Share Sellers to accept from New Mylan, the Consideration Shares, all upon the terms and subject to the conditions set forth in this Agreement;

WHEREAS, further in connection with the Business Transfer, the Mylan Parties wish to effectuate the merger (the “Merger”) of Merger Sub, which is a wholly-owned subsidiary of New Mylan, with and into Mylan, with Mylan as the surviving corporation in the Merger;

WHEREAS, as a result of the Merger, the Mylan Common Stock will be canceled and New Mylan will cause New Mylan Ordinary Shares to be delivered to the former holders of the shares of Mylan Common Stock;

WHEREAS, (a) the respective boards of directors of Mylan and Merger Sub have each approved, declared it advisable and determined to be in the best interests of Mylan and Merger Sub, respectively, this Agreement, the plan of merger contained herein (the “Plan of Merger”) and the other transactions contemplated by this Agreement, (b) the board of directors of New Mylan has determined that the transactions contemplated by this Agreement are in the best interest of New Mylan and has approved this Agreement and the transactions contemplated by this Agreement and (c) the board of directors of Mylan has directed that this Agreement and the Plan of Merger be submitted to the shareholders of Mylan entitled to vote thereon at a special meeting of such shareholders to be held for the purposes of obtaining the approval of such shareholders;

WHEREAS, the board of directors of Abbott has determined that the transactions contemplated by this Agreement are in the best interest of Abbott and has approved this Agreement and the transactions contemplated by this Agreement; and

WHEREAS, the Parties desire to make certain representations and warranties and enter into certain covenants and agreements in connection with the transactions contemplated by this Agreement and also to prescribe certain conditions to the consummation of the transactions contemplated by this Agreement.

NOW, THEREFORE, in consideration of the premises and representations, warrants, covenants, agreements and conditions herein contained, and intending to be legally bound, the Parties agree as follows:

ARTICLE 1

DEFINITIONS

1.1 Definitions. The following terms have the following meanings when used herein:

“$” means United States Dollars.

“Abbott Brands” means (a) the Trademarks “Abbott®”, the stylized symbol “A®”, and any variants of any of the foregoing or (b) any compound Trademarks using any of the foregoing, in each case as used immediately prior to the Closing in connection with the Business.

“Abbott Fundamental Representations” means the representations and warranties of Abbott contained in Section 4.1, Section 4.2, Section 4.3, and Section 4.14.

“Abbott Tax Representations” means the representations and warranties of Abbott contained in Section 4.13(a) – (k).

“Acquired Companies” means, collectively, the Persons set forth on Annex A of Exhibit 6.1 and shall (a) include any Additional Company and (b) exclude any Removed Company, in the case of (a) and (b), as added or removed pursuant to Section 6.2.

“Action” means any claim, action, demand, suit, litigation, arbitration, inquiry, proceeding, citation, summons, subpoena, arbitration, audit, charge, complaint, review or investigation of any nature by or before any Governmental Authority or arbitral or similar forum, whether judicial or administrative.

“Additional Matters” shall mean the transactions set forth on Exhibit D.

“Affiliate” (including, with a correlative meaning, “affiliated”) means, when used with respect to a specified Person, a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such specified Person. For the purpose of this definition, “control” (including with correlative meanings, “controlled by” and “under common control with”), when used with respect to any specified Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting Securities or other interests, by Contract or otherwise. As used in this Agreement, the term “Affiliate” shall, with respect to Mylan or New Mylan for all periods following the consummation of the transactions contemplated by this Agreement, include each Acquired Company and each Acquired Company Subsidiary to be acquired pursuant to this Agreement and any Person it creates to consummate the transactions contemplated by this Agreement; provided that no Acquired Company or Acquired Company Subsidiary shall be deemed to be an “Affiliate” of Mylan or New Mylan unless and until legal title to the Securities of such Person has transferred to New Mylan or its Affiliates in accordance with the terms and provisions of this Agreement and the Ancillary Agreements. The Parties expressly acknowledge and agree that, for purposes of this Agreement, notwithstanding the Beneficial Ownership by Abbott and its Affiliates of the Consideration Shares at the Closing or any rights of Abbott and its Affiliates under the Shareholder Agreement or any other Ancillary Agreement, New Mylan and its Affiliates (including any Acquired Company or Acquired Company Subsidiary following the transfer of legal title to the Securities of such Person pursuant to this Agreement or any Ancillary Agreement) shall not be deemed “Affiliates” of Abbott and its Affiliates.

“Agreed Form” means an agreement, document or other instrument in the form attached to this Agreement or, if no form is attached, in such form as is reasonably satisfactory to the Parties, unless otherwise provided in this Agreement.

“Agreement” means this Amended and Restated Business Transfer Agreement and Plan of Merger, including all Schedules and Exhibits hereto, as it may be amended from time to time in accordance with its terms.

“Alternative Proposal” means any proposal or offer from any Person, whether or not in writing or subject to any conditions or qualifications, for or relating to any direct or indirect (i) merger, binding share exchange, recapitalization, reorganization, liquidation, dissolution, business combination or consolidation, or any similar transaction, involving New Mylan or Mylan, pursuant to which such Person (or the shareholders of such Person) would acquire, directly or indirectly, fifty percent (50%) or more of the aggregate voting power of New Mylan or Mylan or of the surviving entity in a merger involving New Mylan or Mylan or the resulting direct or indirect parent of New Mylan or Mylan or such surviving entity, (ii) sale, lease, license, exchange, mortgage, pledge, transfer or other acquisition or assumption of fifty percent (50%) or more of the consolidated net revenues, net income or assets (based on the fair market value thereof) of New Mylan, Mylan and their respective Subsidiaries, taken as a whole, in one or a series of related transactions, or (iii) purchase, tender offer, exchange offer or other acquisition (including by way of merger, consolidation, share exchange or otherwise) that if consummated would result in the Beneficial Ownership by any Person of Securities representing fifty percent (50%) or more of the then-outstanding New Mylan Ordinary Shares or Mylan Common Stock (or of the shares of the surviving entity in a merger or of the direct or indirect parent of the surviving entity in a merger, in each case involving New Mylan or Mylan); provided that the term “Alternative Proposal” shall not include the Merger, the Business Transfer or the other transactions contemplated by this Agreement.

“Ancillary Agreements” means all written agreements, instruments, assignments or other arrangements (other than this Agreement) entered into by the Parties or any of their respective Affiliates in connection with the transactions contemplated by this Agreement, including the following: (a) the Share Transfer Documents; (b) the Shareholder Agreement; (c) the Transition Services Agreement; (d) the Joint Products Agreement; (e) the Manufacturing and Supply Agreements and (f) the Reorganization Transfer Documents.

“Automatic Shelf Registration Statement” means an automatic shelf registration statement (as defined in Rule 405 under the Securities Act) on Form S-3.

“Beneficial Owner” means, with respect to any Securities, the “beneficial ownership” of such Securities for purposes of Rule 13d-3 or 13d-5 under the Exchange Act (as in effect on the date of this Agreement). The terms “Beneficially Own” and “Beneficial Ownership” shall have a correlative meaning.

“Book Rate” means for any currency other than United States Dollars, the foreign exchange rates as set forth on Exhibit E.

“Books, Records and Files” means any studies, reports, records (including shipping and personnel records), books of account, invoices, Contracts, instruments, surveys, data (including financial, sales, purchasing and operating data), computer data, disks, tapes, marketing plans, customer lists, supplier lists, correspondence and other documents.

“Breda Distribution Site” means the distribution site of Abbott and its Affiliates located at Minervum 7201, 4817 ZJ Breda, the Netherlands.

“Business” means the business, operations and activities conducted at any time prior to the Closing by the Established Pharmaceutical Products segment of Abbott or any of its Affiliates of (a) developing, manufacturing, distributing, packaging, storing, or transporting the Products including regulatory functions supporting the foregoing, in each case, solely in and for the Territories; (b) marketing, promoting, using, selling or offering for sale the Products including regulatory functions supporting the foregoing, in each case, solely in the Territories; and (c) manufacturing, packaging, storing or transporting at and from the Manufacturing Facilities of products for any third parties including regulatory functions supporting the foregoing; provided, that in no event will the Business include (i) the manufacture or development of Creon® and (ii) any business, operations or activities conducted by CFR Pharmaceuticals S.A. or OJSC Veropharm or any of their respective Affiliates or any joint venture in which either of them holds an interest, regardless of where located.

“Business Contracts” means all Contracts that are used in the Business or relate to any Transferred Business Asset or Assumed Business Liability other than (a) licenses for Intellectual Property, (b) Manufacturing Contracts, (c) Site Contracts or (d) Employee Plans.

“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in (a) the City of New York, State of New York, (b) the City of Harrisburg, Commonwealth of Pennsylvania or (c) the jurisdiction of formation or organization of any Acquired Company.

“Business IP License Agreements” means each Contract to which Abbott or any of its Affiliates is a party under which Intellectual Property that is used exclusively in the Business is licensed (a) from Abbott or any of its Affiliates to any other Person or (b) to Abbott or any of its Affiliates from any other Person.

“Business Know-How” means any Know-How in existence as of the Closing that is used in (a) the Business and (b) the manufacture of Creon®.

“Business Material Adverse Effect” means, with respect to the Business, a Change that individually or in the aggregate (a) has had or would reasonably be expected to have a material adverse effect on the business, financial condition, operations or results of operations of the Business, taken as a whole, or (b) prevents or materially impairs or materially delays, or would reasonably be expected to prevent or materially impair or materially delay, the ability of Abbott to consummate the transactions contemplated by this Agreement (including the Reorganization and the Business Transfer); provided that, solely for purposes of clause (a), none of the following shall be deemed, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been, a Business Material Adverse Effect: (i) any Change generally affecting economic, regulatory or political conditions, (ii) any Change generally affecting the financial, credit, securities or other capital markets in the United States or any foreign jurisdiction, (iii) any Change generally affecting the industry in which the Business operates, (iv) any hurricane, tornado, flood, earthquake, tsunami, volcanic eruption or other natural disaster, (v) any Change occurring in national or international political conditions, including acts of war, sabotage or terrorism, or any escalation or worsening of any such acts of war, sabotage or terrorism, (vi) any Change occurring after the date of this Agreement in applicable Law or GAAP, (vii) the public announcement of the execution of this Agreement (provided, however, that this clause (vii) shall not apply to the use of Business Material Adverse Effect in Section 4.4 or the closing condition set forth in Section 10.3(a) to the extent that such condition relates to the representations and warranties set forth in Section 4.4) and (viii) any failure by Abbott with respect to the Business to meet any internal or published projections, forecasts or revenue or earnings predictions for any period ending on or after the date of this Agreement (but not the facts or circumstances underlying or giving rise to such failure), except, with respect to the foregoing clauses (i) through (vi), to the extent that the effects of any such matter are, or would reasonably be expected to be, disproportionately adverse to the business, financial condition, operations or results of operations of the Business, taken as a whole, as compared to other companies operating in the industries and markets in which the Business operates.

“Business Transfer” means the sale, conveyance, assignment, transfer and delivery by Abbott and its Continuing Affiliates to, and the purchase and acquisition by New Mylan of, (a) the French Business IP Assets and (b) following the consummation of the Reorganization, the Acquired Shares.

“cGMPs” means the current good manufacturing practices applicable from time to time to the manufacturing of products, including the current good manufacturing practices as specified and enforced under various guidelines including (a) the EUDRALEX Vol. 4 “Medicinals for Human and Veterinary Use: Good Manufacturing Practice”, in particular Part II “Basic Requirements for Active Substances used as Starting Materials” (03 October 2005), and applicable Annexes to Vol. 4, (b) the ICH (International Conference on Harmonisation of Technical Requirements for the Registration of Pharmaceuticals for Human Use) guidelines, including ICH Q7 “ICH Good Manufacturing Practice Guide for Active Pharmaceutical Ingredients”, (c) the Ordinance of the MHLW (the Ministry of Health, Labour and Welfare of Japan) on Standards for Manufacturing Control and Quality Control for Drugs and Quasi-drugs and (d) the WHO guidelines “Quality assurance of pharmaceuticals: a compendium of guidelines and related materials”, volume 2 and relevant annexes.

“Change” means a change, circumstance, condition, event, effect, development or state of facts.

“Code” means the Internal Revenue Code of 1986, as amended.

“Competition/Investment Law” means any Law that is designed or intended to prohibit, restrict or regulate (a) foreign investment or (b) antitrust, monopolization, restraint of trade or competition.

“Consent” means any consent, approval, authorization, waiver, permit, grant, license, agreement, certificate, exemption, order, registration, clearance, declaration, filing or notice of, with or to any Person or under any Law, or the expiration or termination of a waiting period under any Competition/Investment Law.

“Constituent Documents” means, with respect to any Person, collectively, its organizational documents, including any certificate of incorporation, notarial deed of incorporation, certificate of formation, articles of organization, articles of association, business rules and regulations, bylaws, operating agreement, certificate of limited partnership, partnership agreement, equityholders’ agreement and/or certificates of existence, as applicable.

“Continuing Affiliate” means any Affiliate of Abbott after the Closing; it being agreed and understood that any Acquired Company and any Acquired Company Subsidiary for which legal title to its Securities shall transfer to New Mylan or one of its Affiliates following the Closing pursuant to a Delayed Reorganization Closing shall not be considered Continuing Affiliates.

“Contract” means any contract, agreement, lease, sublease, license, commitment, understanding, arrangement, undertaking, warranty, guaranty, letter of credit, option, right, other instrument or other consensual obligation, whether written or oral.

“Current Assets” means the aggregate value of the Transferred Inventory and the Transferred Receivables as of the open of business on the Closing Date, in each case calculated in accordance with Abbott’s internal accounting policies set forth on Exhibit F and in a manner consistent with the preparation of the Statement of Investment Responsibility (determined on a country-by-country basis in local currency and then converted into United States Dollars at the applicable Book Rates).

“Current Liabilities” means the aggregate value of the trade accounts payable, accrued salaries and wages and other accrued current Liabilities line items on the Statement of Investment Responsibility of the Business (other than current Liabilities between Abbott and any of its Affiliates, or between any Affiliate of Abbott and any other Affiliate of Abbott) as of the open of business on the Closing Date, in each case calculated in accordance with Abbott’s internal accounting policies set forth on Exhibit F and in a manner consistent with the preparation of the Statement of Investment Responsibility (determined on a country-by-country basis in local currency and then converted into United States Dollars at the applicable Book Rates).

“Development Program” means any development program to the extent conducted for the Territories, with respect to the Products (other than Creon®), as such program exists as of the Closing.

“Encumbrance” means any charge, claim, mortgage, land charge, encumbrance, encroachment, easement, right-of-way, title defect, priority notice, attachment, levy, lease or sublease, license or sublicense, pledge, security interest, option or other right to acquire an interest, right of first refusal, restriction or other lien, including any restriction on the ownership, use, voting, transfer, assignment, possession, receipt of income or other exercise of any attributes of ownership.

“Equity Right” means, with respect to any Person, any Security or obligation convertible into or exercisable or exchangeable for, or giving any Person any right to subscribe for or acquire, any options, calls, restricted stock, deferred stock awards, stock units, “phantom” awards, dividend equivalents or commitments relating to, or any stock appreciation rights or other instruments the value of which is determined in whole or in part by reference to the market price or value of, shares of capital stock or earnings of such Person.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Rate” means the exchange rate between the applicable local currency and United States Dollars as observed by Bloomberg (ask rate or, if the local currency is in Euros, bid rate) at 9:00 a.m. Eastern Time on any given day.

“Excluded Taxes” means, without duplication, (a) all Taxes of the Acquired Companies or the Acquired Company Subsidiaries or otherwise relating to the Business for any Pre-Closing Tax Period, (b) all Taxes of Abbott and the Continuing Affiliates for any taxable period, (c) all Taxes of any Person for which any Acquired Company or Acquired Company Subsidiary becomes liable (i) as a result of being a member of a consolidated, unitary, combined or similar group prior to the Closing Date or (ii) as a transferee or successor, by Contract or otherwise, to the extent such Taxes described in this subclause (ii) relate to an event or transaction occurring before the Closing and (d) all Taxes (including Transfer Taxes) applicable to the conveyance and transfer of the Transferred Business Assets in the Reorganization, the conveyance and transfer of the French Business IP Assets from the French IP Seller to New Mylan, the conveyance and transfer of the Acquired Shares from Abbott and the Continuing Affiliates to New Mylan and its Affiliates and any other transfer or documentary Taxes in connection therewith; provided that Excluded Taxes shall not include (x) any Taxes that are able to be recovered by New Mylan or an Acquired Company or an Acquired Company Subsidiary following their transfer to New Mylan or (y) any Taxes included in the determination of Final Modified Working Capital.

“Financial Indebtedness” of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person in connection with accounts receivable factoring arrangements, (c) all obligations of such Person evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced incurred in connection with the acquisition of property, assets or businesses, (d) all obligations of such Person as an account party in respect of letters of credit and bankers’ acceptances, (e) all obligations of such Person in connection with interest rate protection agreements, foreign currency exchange agreements or other hedging or similar arrangements, (f) all indebtedness of any other Person referred to in clauses (a) through (e) above secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) any Encumbrance upon or in property (including accounts and Contract rights) owned by such Person and (g) agreements, undertakings or arrangements by which such Person guarantees, endorses or otherwise is liable, contingent or otherwise, for the indebtedness referred to in clauses (a) through (e) above of any other Person.

“French Business IP Assets” means those Transferred Patents owned by the French Business IP Seller and set forth on Schedule 1.1(a).

“French Business IP Seller” means Laboratoires Fournier S.A.S, a simplified corporation (Société par actions simplifiée) organized under the Laws of France.

“French Business IP Transfer Agreement” means the agreement in Agreed Form for the transfer of the French Business IP Assets to New Mylan.

“GAAP” means United States generally accepted accounting principles.

“Governmental Authority” means any (a) nation, region, state, county, city, town, village, district or other jurisdiction, (b) federal, state, local, municipal, foreign or other government, (c) department, agency or instrumentality of a foreign or other government, including any state-owned or state controlled instrumentality of a foreign or other government, (d) governmental or quasi-governmental entity of any nature (including any governmental agency, branch, department or other entity and any court or other tribunal), (e) international or multinational organization formed by states, governments or other international organizations, (f) organization that is designated by executive order pursuant to Section 1 of the United States International Organizations Immunities Act (22 U.S.C. 288 of 1945), as amended, or (g) other body (including any industry or self-regulating body) exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police or regulatory authority or power of any nature (including, in any respect, Taxes).

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Insurance Proceeds” means, with respect to any insured party, those monies, net of any applicable premium adjustments (including reserves and retrospectively rated premium adjustments) and net of any costs or expenses incurred in the collection thereof, which are: (a) received by such insured party from an insurance carrier or its estate; (b) paid by an insurance carrier or its estate on behalf of such insured party; or (c) received (including by way of setoff) by such insured party from any third party in the nature of insurance, contribution or indemnification in respect of any Loss.

“Intellectual Property” means all intellectual property rights of any kind, including (a) Patents, (b) Trademarks, (c) published and unpublished works of authorship and copyrights therein, and copyright registrations and applications for registration thereof and all renewals, extensions, restorations and reversions thereof, (d) software, data, databases and compilations of information and (e) Know-How.

“Joint Products Agreement” means the joint products agreement, in Agreed Form, to be entered into between Abbott and New Mylan containing the terms and conditions set forth on Exhibit G.

“Know-How” means all technical, scientific and other know-how, trade secrets, information, inventions, developments, knowledge, technology, research, means, methods, processes, practices, formulas, instructions, skills, techniques, procedures, experiences, ideas, technical assistance, designs, drawings, assembly procedures, computer programs, apparatuses, specifications and data, results and other material, including drug discovery and development technology, assays and any other methodology, manufacturing procedures, test procedures and purification and isolation techniques, whether or not confidential, proprietary, patented or patentable and whether in written, electronic or any other form now known or hereafter developed.

“Knowledge” means, when used in connection with Abbott with respect to any matter in question, the actual knowledge of the Persons set forth on Schedule 1.1(b) and, when used in connection with Mylan with respect to any matter in question, the actual knowledge of the Persons set forth on Schedule 1.1(c).

“Law” means any national, federal, state, provincial, local, municipal, foreign, international, multinational or other constitution, law (including common law), statute, treaty, directive, rule, regulation, ordinance, code, Permit, Order or other legally enforceable requirement, agreement, procedure or interpretation of any Governmental Authority.

“Lease” means each lease, sublease, license or similar agreement pursuant to which Abbott or any of its Affiliates occupies Leased Business Real Property.

“Leased Business Real Property” means, collectively, each parcel of Real Property that is (a) used primarily in the Business and (b) leased, subleased, licensed or occupied pursuant to the terms of a similar agreement by Abbott or one of its Affiliates, as tenant; provided that Leased Business Real Property shall not include Retained Real Property.

“Liabilities” means any and all debts, liabilities and obligations, whether accrued or fixed, absolute or contingent, known or unknown, matured or unmatured or determined or determinable, including those arising under any Law, Action or Order and those arising under any Contract.

“Losses” means any and all losses, damages, costs, Taxes, deficiencies, assessments, fees and expenses, including interest, penalties, fines, reasonable fees of attorneys’ and other advisors’ and other reasonable expenses and costs of defense; provided, that “Losses” shall not include any incidental, consequential, exemplary, indirect, special or punitive damages, including loss of future revenue, income or profits, business interruption, diminution of value or loss of business reputation or opportunity (except to the extent any such damages are the subject of a Third Party Claim).

“Manufacturing and Supply Agreements” means the manufacturing and supply agreements, each in the form attached as Exhibit H, to be entered into between Abbott or a Continuing Affiliate, on the one hand, and an Acquired Company or an Acquired Company Subsidiary, on the other hand, in connection with the Reorganization.

“Manufacturing Contracts” means Contracts (other than any license agreement for Intellectual Property) relating to the conduct of the operations at the Manufacturing Facilities.

“Manufacturing Facilities” means the Owned Real Property that is set forth on Schedule 1.1(d).

“Mixed-Use IP License Agreements” means each Contract to which Abbott or any of its Affiliates is a party under which Intellectual Property that is used in both the Business and any Other Abbott Businesses is licensed (a) from Abbott or any of its Affiliates to any other Person or (b) to Abbott or any of its Affiliates from any other Person.

“Modified Working Capital” means Current Assets less Current Liabilities.

“Mylan Common Stock” means the common stock, par value $0.50 per share, of Mylan.

“Mylan Financial Statements” means the consolidated financial statements of Mylan and the Mylan Subsidiaries included in the Mylan SEC Documents together, in the case of year-end statements, with reports thereon by Deloitte & Touche LLP, the independent auditors of Mylan for the periods included therein, including in each case a consolidated balance sheet, a consolidated statement of income, a statement of comprehensive income, a consolidated statement of stockholders’ equity and a consolidated statement of cash flows, and accompanying notes.

“Mylan Fundamental Representations” means the representations and warranties of the Mylan Parties contained in Section 5.1, Section 5.2(a), Section 5.3, Section 5.4 and Section 5.12.

“Mylan Material Adverse Effect” means, with respect to Mylan, a Change that individually or in the aggregate (a) has had or would reasonably be expected to have a material adverse effect on the business, financial condition, operations or results of operations of Mylan and its Subsidiaries, taken as a whole, or (b) prevents or materially impairs or materially delays, or would reasonably be expected to prevent or materially impair or materially delay, the ability of Mylan to consummate the transactions contemplated by this Agreement (including the Merger); provided that, solely for purposes of clause (a), none of the following shall be deemed, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been, a Mylan Material Adverse Effect: (i) any Change generally affecting economic, regulatory or political conditions, (ii) any Change generally affecting the financial, credit, securities or other capital markets in the United States or any foreign jurisdiction, (iii) any Change generally affecting the industries in which Mylan and its Subsidiaries operate, (iv) any hurricane, tornado, flood, earthquake, tsunami, volcanic eruption or other natural disaster, (v) any Change occurring in national or international political conditions, including acts of war, sabotage or terrorism, or any escalation or worsening of any such acts of war, sabotage or terrorism, (vi) any Change occurring after the date of this Agreement in applicable Law or GAAP, (vii) the public announcement of the execution of this Agreement (provided, however, that this clause (vii) shall not apply to the use of Mylan Material Adverse Effect in the representations and warranties set forth in Section 5.6 or in the closing condition set forth in Section 10.3(a) to the extent that such condition relates to the representations and warranties set forth in Section 5.6), (viii) any failure by Mylan or its Subsidiaries to meet any internal or published projections, forecasts or revenue or earnings predictions for any period ending on or after the date of this Agreement (but not the facts or circumstances underlying or giving rise to such failure) or (ix) any change in the market price or trading volume of the Securities of Mylan (but not the facts or circumstances underlying or giving rise to any such change), except, with respect to the foregoing clauses (i) through (vi), to the extent that the effects of any such matter are, or would reasonably be expected to be, disproportionately adverse to the business, financial condition, operations or results of operations of Mylan and its Subsidiaries, taken as a whole, as compared to other companies operating in the industries and markets in which Mylan and its Subsidiaries operate.

“Mylan Preferred Stock” means the preferred stock, par value $0.50 per share, of Mylan.

“Mylan Stock Plan” means the Amended and Restated 2003 Long-Term Incentive Plan.

“New Mylan Ordinary Shares” means the ordinary shares of New Mylan, with nominal value of €0.01 per share.

“New Mylan Preferred Shares” means the preferred shares of New Mylan, with nominal value of €0.01 per share.

“Order” means any charge, order, writ, injunction, judgment, decree, ruling, stipulation, determination, directive or award of any Governmental Authority.

“Other Abbott Businesses” means all businesses conducted as of the Closing by Abbott and its Affiliates, in each case that are not included in the Business. Other Abbott Businesses also include the activities of Abbott’s corporate departments, administrative departments and other support functions.

“Other Transferred Intellectual Property” means all Intellectual Property (other than Patents, Trademarks and Know-How) owned by Abbott or any of its Affiliates that is used exclusively in the Business.

“Owned Business Real Property” means, collectively, each parcel of Owned Real Property (other than the Manufacturing Facilities) that is used primarily in the Business; provided that Owned Business Real Property shall not include Retained Real Property.

“Owned Real Property” means all the Real Property in which Abbott or any Affiliate of Abbott has a fee title (or equivalent) interest.

“Patents” means all patents, patent applications, utility models, utility model applications, petty patents, design patents and invention and patent disclosures, together with all reissues, continuations, continuations-in-part, divisions, revisions, extensions, restorations and reexaminations thereof.

“PBCL” means the Pennsylvania Business Corporation Law of 1988, as amended.

“Permit” means, other than any Registration, any approval, Consent, ratification, waiver, exemption, license, permit, concession, franchise, variance, registration, Order, clearance or other authorization issued by a Governmental Authority.

“Permitted Encumbrances” means (a) liens of landlords, liens of carriers, warehousemen, mechanics and materialmen and other similar liens imposed by Law arising in the ordinary course of business for sums not yet due and payable or by operation of Law if the underlying obligations are not delinquent or which are being contested in good faith through appropriate Action, (b) liens for Taxes and other governmental charges and assessments that are not yet due and payable or are being contested in good faith by appropriate Action during which collection or enforcement against the applicable asset is stayed, (c) liens securing rental payments under capital lease arrangements, (d) restrictions on the transferability of Securities arising under applicable Securities Laws and (e) in respect of Real Property, easements, rights-of-way, licenses, utility agreements, restrictions and other similar encumbrances that (i) do not secure Financial Indebtedness or constitute options, rights of first refusal or other pre-emptive rights to purchase such Real Property and (ii) individually or in the aggregate, do not, and would not reasonably be expected to, materially impair the use or occupancy of the Real Property subject thereto in the ordinary course of business.

“Person” means any individual, corporation, limited liability company, general or limited partnership, joint venture, association, trust, unincorporated organization or Governmental Authority or any other entity.

“Pre-Closing Tax Period” shall mean any taxable period (or portion thereof) ending before the Closing Date.

“Products” means, collectively, the products marketed, promoted and sold by the Established Pharmaceutical Products segment of Abbott and its Affiliates in the Territories, including the products listed on Schedule 1.1(e).

“Real Property” means all land and buildings and other structures, facilities or improvements located thereon and all easements, licenses, rights and appurtenances relating to the foregoing.

“Registration Statement” means the registration statement on Form S-4 under the Securities Act, pursuant to which the New Mylan Ordinary Shares shall be issued in connection with the Merger, and any amendments or supplements thereto.

“Registrations” means the authorizations, registrations, approvals, clearances, licenses, certificates or exemptions issued by any Regulatory Authorities of any applicable jurisdiction, product recertifications, manufacturing approvals and authorizations, pricing and reimbursement approvals and labeling approvals used in the Business.

“Regulatory Authority” means any supranational (e.g., the European Commission, the European Chemicals Agency, the Counsel of the European Union, the European Medicines Agency), national (e.g., the Japanese Ministry of Health, Labour and Welfare, the Japanese Pharmaceuticals and Medical Devices Agency, Health Canada and the Australian Therapeutic Goods Administration), regional, federal, state, provincial or local regulatory agency, department, bureau, commission, counsel or other Governmental Authority, regulating or otherwise exercising authority over the Business.

“Reimbursement Amount” means the amount, not to exceed $100,000,000 in the aggregate, of all (a) Taxes paid or accrued as of the date of termination of this Agreement by Abbott or its Affiliates arising from the implementation of the Reorganization in accordance with the Reorganization Plan and (b) out-of-pocket costs and expenses (including fees and expenses of legal counsel, accountants, investment bankers, experts, valuation firms, appraisers and consultants) incurred as of the date of termination of this Agreement by Abbott and its Affiliates in connection with this Agreement and the transactions contemplated hereby.

“Reimbursement Amount Statement” means a written statement, executed on behalf of Abbott by a duly authorized officer, setting forth Abbott’s calculation of the Reimbursement Amount.

“Reorganization Committee” means a committee consisting of an equal number of members from Mylan and members from Abbott, in each case as appointed by the applicable Party from time to time by written notice to the other Party.

“Reorganization Transfer Documents” means, collectively, such deeds, bills of sale, business transfer agreements, asset transfer agreements, demerger deeds or plans, Intellectual Property transfer agreements, endorsements, assignments, assumptions (including Liability assumption agreements), leases, subleases, affidavits and other instruments of sale, conveyance, lease, transfer and assignment between Abbott or any Continuing Affiliate, on the one hand, and the Acquired Companies or the Acquired Company Subsidiaries, on the other hand, as may be reasonably necessary or advisable under the Laws of the relevant jurisdictions to effect the Reorganization in compliance in all respects with the Reorganization Plan, in each case, in Agreed Form.

“Resale Registration Statement” means an Automatic Shelf Registration Statement filed by New Mylan under which the Consideration Shares (or portion thereof designated by Abbott) are registered for public resale or, if New Mylan is not then eligible to file an Automatic Shelf Registration Statement, a registration statement on Form S-3, Form S-1 or other applicable form of SEC registration statement filed by New Mylan permitting the public resale of the Consideration Shares (or portion thereof designated by Abbott) in accordance with the requirements of the Securities Act.

“Retained Real Property” means the Real Property listed on Schedule 1.1(f).

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended.

“SEC” means the United States Securities and Exchange Commission.

“Securities” means, with respect to any Person, any class or series of common stock, preferred stock, membership interest and any other equity securities or capital stock of such Person, however described and whether voting or non-voting.

“Securities Act” means the Securities Act of 1933, as amended.

“Share Sellers” means the Continuing Affiliates set forth on Schedule 1.1(g) or any other additional or replacement Continuing Affiliate that Abbott designates to Mylan in writing prior to the Closing as a seller of Acquired Shares; provided that any such additional or replacement Continuing Affiliate may only be so designated by Abbott in accordance with Section 6.2(a).

“Share Transfer Documents” means the short-form share transfer agreements, forms, notarial deeds, instruments or other similar documents necessary to transfer to New Mylan the Acquired Shares in accordance with the Laws of the jurisdiction of organization, incorporation or formation of the applicable Acquired Company (including any necessary notarizations, legalizations or other attestation and execution formalities to the extent required by applicable Law), in each case, in Agreed Form and subject to the terms and conditions of this Agreement.

“Shareholder Agreement” means the shareholder agreement in the form attached as Exhibit I, to be entered into between Abbott, the Share Sellers, the French Business IP Seller and New Mylan.

“Site Contracts” means Contracts (other than any license agreement for Intellectual Property) relating to the leasing, maintenance, outfitting or other operation of any Owned Business Real Property or any Leased Business Real Property, but excluding Contracts that exclusively relate to any activities of the Other Abbott Businesses that may be conducted at any such location.

“Stock Exchange” means the Nasdaq Global Select Market or the New York Stock Exchange, as determined by New Mylan in its sole discretion.

“Subsidiary” means, with respect to a specified Person, any corporation or other Person of which Securities or other interests having the power to elect a majority of that corporation’s or other Person’s board of directors or similar governing body, or otherwise having the power to direct the business and policies of that corporation or other Person (other than Securities or other interests having such power only upon the happening of a contingency that has not occurred) are held by such specified Person or one or more of its Subsidiaries.

“Tax” or “Taxes” means any U.S. federal, state, local or non-U.S. taxes, charges, fees, duties, tariffs, levies or other assessments, including income, gross receipts, net proceeds, ad valorem, turnover, real property, personal property, sales, use, franchise, excise, value added, goods and services, license, payroll, unemployment, environmental, customs duties, capital stock, disability, stamp, user, transfer, fuel, excess profits, occupational and interest equalization, windfall profits, alternative or add-on minimum, estimated, registration, withholding, social security (or similar) or other tax of any kind whatsoever, whether computed on a separate or consolidated, unitary or combined basis or in any other manner, including any interest, penalty or addition thereto, whether disputed or not.

“Tax Return” means any return, report, declaration, election, estimate, information statement, claim for refund and return or other document (including any related or supporting information and any amendment to any of the foregoing) filed or required to be filed with any taxing authority with respect to Taxes.

“Territories” means the territories listed on Schedule 1.1(h).

“Trademarks” means all trademarks, trade names, brand names, domain names, service marks, trade dress, logos and all other source indicators, including all goodwill associated therewith and all applications, registrations and renewals in connection therewith.

“Transfer Taxes” means any transfer, documentary, sales, use, registration, value-added and other similar Taxes (including all applicable real estate transfer Taxes and real property transfer gains Taxes).

“Transferred Intellectual Property” means the Transferred Trademarks, the Other Transferred Intellectual Property, the Business Know-How and the Transferred Patents (including the French Business IP Assets).

“Transferred Inventory” means (a) all raw materials, active pharmaceutical ingredients, excipients, intermediaries, supplies, samples, packaging and other materials, works in process, semi-finished and finished Products (i) held at, or in transit to (only to the extent owned as per the terms of supply), the Manufacturing Facilities or (ii) owned by Abbott Products Operations AG or Abbott Logistics B.V. and allocable to the Business in a manner consistent with the preparation of the Statement of Investment Responsibility, (b) finished Products that are in transit to (only to the extent owned as per the terms of supply) the distribution sites of Abbott, any Affiliate of Abbott or any third party and designated by SKU for sale or distribution in the Territories, (c) finished Products that are located at the distribution sites of Abbott or any Affiliate of Abbott located within the Territories other than at the Breda Distribution Site or the Veghel Distribution Site and (d) finished Products that are located at the Breda Distribution Site or the Veghel Distribution Site or the distribution site of any third party to the extent designated by SKU for sale or distribution in the Territories.

“Transferred Patents” means, other than Patents for Creon®, all Patents owned by Abbott or any of its Affiliates that are used in the Business and issued by or filed with a Governmental Authority in any of the Territories, including the Patents set forth on Schedule 1.1(i).

“Transferred Receivables” means all accounts, notes and other receivables (other than intercompany accounts, notes and other receivables between Abbott and any of its Affiliates, or between any Affiliate of Abbott and any other Affiliate of Abbott) resulting from sales by Abbott or its Affiliates of Products or services to the extent generated by the Business, whether current or noncurrent, and any interest on such receivables.

“Transferred Trademarks” means all Trademarks (other than the Abbott Brands) owned by Abbott or any of its Affiliates that are used in the Business and issued by or filed with a Governmental Authority in any of the Territories, including the Trademarks set forth on Schedule 1.1(j).

“United States” means the United States of America and its territories and possessions.

“U.S. Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in the City of New York, State of New York.

“Veghel Distribution Site” means the distribution site of Abbott and its Affiliates located at De Amert 603 5462 GH Veghel, the Netherlands.

“VWAP” means the per share volume-weighted average price of New Mylan Ordinary Shares as displayed under the heading VWAP Bloomberg on the Bloomberg (or, if Bloomberg ceases to publish such price, any successor service reasonably agreed by Abbott and New Mylan) page for New Mylan (or the equivalent successor if such page is not available) in respect of the Closing Date from the open of trading on the Closing Date until the close of trading on the Closing Date.

“Willful Breach” means (a) in the case of a breach of a covenant or other agreement set forth in this Agreement, a material breach of any covenant or agreement set forth in this Agreement by a Party which is the direct consequence of a deliberate act or deliberate failure to act by such Party (i) with the Knowledge that the taking of such act or failure to take such act would cause a material breach of this Agreement, or (ii) without a good faith belief that such act or failure to act was permitted by this Agreement and (b) in the case of a breach of a representation or warranty set forth in this Agreement, actual fraudulent misrepresentation, where such representation or warranty was deliberately made and known to be materially untrue; provided, however, that any breach or failure to perform any of the covenants or other agreements contained in this Agreement by a Party’s representatives who are not directors, officers, employees, shareholders, partners or members of such Party shall not constitute a Willful Breach unless the action or omission of such representative giving rise to such breach or failure was taken at the direction, or with the Knowledge, of Abbott or Mylan, as applicable, and would (absent this proviso) constitute a Willful Breach.

1.2 Glossary of Defined Terms. The following terms have the meanings set forth in the Sections set forth below:

Definition	Section
“$”	1.1
“Abbott”	Preamble
“Abbott Brands”	1.1
“Abbott Contractual Trust Arrangement”	8.4(b)(ii)
“Abbott Disclosure Letter”	Article 4
“Abbott Employees”	7.21(c)
“Abbott ESPPs”	8.6
“Abbott Fundamental Representations”	1.1
“Abbott Indemnitees”	12.2
“Abbott Option”	8.7(a)
“Abbott Proposed Amount”	3.4(b)
“Abbott Restricted Stock”	8.7(b)
“Abbott RSU”	8.7(c)
“Abbott Tax Representations”	1.1
“Abbott Transferor DC Plans”	8.5(a)
“Abbott Transferor Pension Plans”	8.4(a)
“Abbott Transferred DC Employees”	8.5(a)

Definition	Section
“Abbott Transferred Pension Plan Employees”	8.4(a)
“Acquired Business”	7.21(a)(v)
“Acquired Companies”	1.1
“Acquired Company Cash Amount”	7.17(b)
“Acquired Company Subsidiary”	4.2(a)
“Acquired Competing Business”	7.21(a)(v)
“Acquired Shares”	Recitals
“Action”	1.1
“Additional Company”	6.2(b)
“Additional Matters”	1.1
“Affiliate”	1.1
“affiliated”	1.1
“Agreed Form”	1.1
“Agreement”	1.1
“Allocation Dispute Notice”	2.11(a)
“Allocation Firm”	2.11(a)
“Alternative Proposal”	1.1
“Ancillary Agreements”	1.1
“Articles of Merger”	2.4
“Arzneimittel Trust”	8.4(b)(ii)
“Assumed Business Liabilities”	6.5
“Audited Financial Statements”	7.19(a)
“Automatic Shelf Registration Statement”	1.1
“Beneficial Owner”	1.1
“Beneficial Ownership”	1.1
“Beneficially Own”	1.1
“Book Rate”	1.1
“Books, Records and Files”	1.1
“Breda Distribution Site”	1.1
“Business”	1.1
“Business Contracts”	1.1
“Business Day”	1.1
“Business Employee”	8.1(a)(i)
“Business IP License Agreements”	1.1
“Business Know-How”	1.1
“Business Material Adverse Effect”	1.1
“Business Transfer”	1.1
“cGMPs”	1.1
“Change”	1.1
“Closing”	3.1
“Closing Date”	3.1
“Code”	1.1
“Collective Bargaining Agreements”	4.12(e)
“Competing Business”	7.21(a)
“Competition/Investment Law”	1.1
“Confidentiality Agreement”	7.7(c)
“Consent”	1.1
“Consideration Shares”	2.1(b)
“Constituent Documents”	1.1
“Consultant”	3.4(b)
“Consultant Amount”	3.4(b)

Definition	Section
“Continuing Affiliate”	1.1
“Contract”	1.1
“control”	1.1
“controlled by”	1.1
“CTA Overfunding”	8.4(b)(ii)
“CTA Underfunding”	8.4(b)(ii)
“Current Assets”	1.1
“Current Liabilities”	1.1
“DC Transfer Amount”	8.5(b)
“Delayed Reorganization Closing”	6.7(a)
“Delayed Reorganization Jurisdiction”	6.7(a)
“Described Contracts”	4.11(b)
“Development Program”	1.1
“Direct Claim”	12.3(b)
“Direct Claim Notice”	12.3(b)
“Directive”	8.10
“Dispute Notice”	3.4(b)
“Dutch Compensation Amount”	2.1(d)
“Effective Time”	2.4
“Employee Plans”	4.12(a)
“Encumbrance”	1.1
“Equity Right”	1.1
“ERISA”	1.1
“EU Merger Regulation”	4.4(b)
“Evaluation Material”	7.7(c)
“Exchange Act”	1.1
“Exchange Agent”	2.2
“Exchange Fund”	2.9(a)
“Exchange Rate”	1.1
“Exchange Ratio”	2.8(a)
“Excluded Assets”	6.4
“Excluded Liabilities”	6.6
“Excluded Taxes”	1.1
“Final Allocations”	2.11(b)
“Final Modified Working Capital”	3.4(b)
“Final Share Allocation”	2.11(a)
“Financial Indebtedness”	1.1
“Former Business Employee”	8.1(a)(ii)
“French Business IP Assets”	1.1
“French Business IP Seller”	1.1
“French Business IP Transfer Agreement”	1.1
“GAAP”	1.1
“GmbH Trust”	8.4(b)(ii)
“Governmental Authority”	1.1
“HSR Act”	1.1
“Indemnified Party”	12.3(a)(i)
“Indemnifying Party”	12.3(a)(i)
“Insurance Proceeds”	1.1
“Intellectual Property”	1.1
“Joint Products Agreement”	1.1
“Know-How”	1.1

Definition	Section
“Knowledge”	1.1
“Law”	1.1
“Lease”	1.1
“Leased Business Real Property”	1.1
“Liabilities”	1.1
“Licensed Mixed-Use IP Sublicenses”	7.16(b)
“Losses”	1.1
“Manufacturing and Supply Agreements”	1.1
“Manufacturing Contracts”	1.1
“Manufacturing Facilities”	1.1
“Material Supplier”	4.17
“Merger”	Recitals
“Merger Consideration”	2.8(a)
“Merger Sub”	Preamble
“Mixed Contract”	7.16(a)
“Mixed-Use IP License Agreements”	1.1
“Modified Working Capital”	1.1
“Modified Working Capital Calculation”	3.4(a)
“Mylan”	Preamble
“Mylan Certificates”	2.9(b)
“Mylan Common Stock”	1.1
“Mylan Disclosure Letter”	Article 5
“Mylan Financial Statements”	1.1
“Mylan Fundamental Representations”	1.1
“Mylan Indemnitees”	12.1
“Mylan Material Adverse Effect”	1.1
“Mylan Options”	5.3(b)
“Mylan Parties”	Preamble
“Mylan Party”	Preamble
“Mylan Preferred Stock”	1.1
“Mylan SEC Documents”	5.7(a)
“Mylan Stock Awards”	5.3(b)
“Mylan Stock Plan”	1.1
“Mylan Subsidiaries”	5.2(b)
“Mylan Subsidiary”	5.2(b)
“New Mylan”	Preamble
“New Mylan Approval”	5.4(c)
“New Mylan Contractual Trust Arrangement”	8.4(b)(ii)
“New Mylan Option”	2.10(a)
“New Mylan Ordinary Shares”	1.1
“New Mylan Preferred Shares”	1.1
“New Mylan Proposed Amount”	3.4(b)
“New Mylan Stock Award”	2.10(b)
“New Mylan Transferee DC Plans”	8.5(a)
“New Mylan Transferee Pension Plans”	8.4(a)
“Order”	1.1
“Original Transaction Agreement”	Preamble
“Other Abbott Businesses”	1.1
“Other Transferred Intellectual Property”	1.1
“Outside Date”	11.1(b)
“Owned Business Real Property”	1.1

Definition	Section
“Owned Real Property”	1.1
“Parties”	Preamble
“Party”	Preamble
“Patents”	1.1
“PBCL”	1.1
“PBO”	8.4(b)(i)
“Pension Transfer Amounts”	8.4(c)
“Performance Financial Statements”	4.5(a)
“Permit”	1.1
“Permitted Encumbrances”	1.1
“Person”	1.1
“Plan of Merger”	Recitals
“Pre-Closing Mylan Capitalization Table”	7.20
“Pre-Closing Tax Period”	1.1
“Product Registrations”	4.10(a)
“Products”	1.1
“Property Taxes”	9.7
“Proxy Statement”	7.3(a)
“Purchase Price”	2.11(b)
“Purchase Price Allocation”	2.11(b)
“Real Property”	1.1
“Reference Performance Financial Statements”	4.5(a)
“Registration Statement”	1.1
“Registrations”	1.1
“Regulatory Authority”	1.1
“Reimbursement Amount”	1.1
“Reimbursement Amount Statement”	1.1
“Removed Company”	6.2(b)
“Reorganization”	6.1
“Reorganization Capitalization Table”	6.8
“Reorganization Committee”	1.1
“Reorganization Plan”	6.1
“Reorganization Transfer Documents”	1.1
“Resale Registration Statement”	1.1
“Residual Shares”	2.10(d)
“Resigning Directors”	7.13(a)
“Retained Real Property”	1.1
“Sarbanes-Oxley Act”	1.1
“SEC”	1.1
“Securities”	1.1
“Securities Act”	1.1
“Share Allocation”	2.11(a)
“Share Sellers”	1.1
“Share Transfer Documents”	1.1
“Shareholder Agreement”	1.1
“Shareholder Approval”	5.4(d)
“Shareholders Meeting”	7.4
“Site Contracts”	1.1
“Stand-Alone Employee Plan”	4.12(b)
“Statement of Investment Responsibility”	4.5(a)
“Stock Exchange”	1.1

Definition	Section
“Straddle Period”	9.7
“Subsidiary”	1.1
“Surviving Corporation”	2.3
“Tax”	1.1
“Tax Return”	1.1
“Taxes”	1.1
“Territories”	1.1
“Third Party Claim”	12.3(a)(i)
“Third Party Claim Notice”	12.3(a)(i)
“Trademarks”	1.1
“Transfer Taxes”	1.1
“Transferred Business Assets”	6.3
“Transferred Employee”	8.1(a)(iii)
“Transferred Intellectual Property”	1.1
“Transferred Inventory”	1.1
“Transferred Patents”	1.1
“Transferred Receivables”	1.1
“Transferred Trademarks”	1.1
“Transition Services Agreement”	7.14
“U.S. Business Day”	1.1
“under common control with”	1.1
“United States”	1.1
“Veghel Distribution Site”	1.1
“VWAP”	1.1
“Willful Breach”	1.1
“WKSI”	5.7(c)

ARTICLE 2

BUSINESS TRANSFER; THE MERGER

2.1 Business Transfer.

(a) Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, (i) Abbott shall cause the Share Sellers to sell, convey, assign, transfer and deliver to New Mylan, free and clear of all Encumbrances, and New Mylan shall purchase, acquire and accept from the Share Sellers, all of Abbott’s and the Share Sellers’ right, title and interest in and to the Acquired Shares and (ii) Abbott shall cause the French Business IP Seller to sell, assign and transfer to New Mylan, free and clear of all Encumbrances (other than Permitted Encumbrances), and New Mylan shall purchase, acquire and accept from the French Business IP Seller, all of the French Business IP Seller’s right, title and interest in and to the French Business IP Assets.

(b) Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, in consideration for the Business Transfer, New Mylan shall issue and deliver, or cause to be delivered, to the Share Sellers and the French Business IP Seller, as applicable, an aggregate of 110,000,000 New Mylan Ordinary Shares (the “Consideration Shares”). Such issuance and delivery shall be in accordance with the Final Share Allocation. New Mylan shall not be entitled to deduct and withhold any amount from the Consideration Shares for any applicable withholding Tax otherwise due under any Tax Law.

(c) At the Closing, in consideration for the Business Transfer and without any further action on the part of the Share Sellers or the French Business IP Seller, the Share Sellers and the French Business IP Seller shall be deemed to have subscribed hereunder for the Consideration Shares to be issued to the Share Sellers and the French Business IP Seller in accordance with the Final Share Allocation. In accordance with the Laws of the Netherlands, the Share Sellers and the French Business IP Seller, as a result of such deemed subscription, shall be obligated to pay up the Consideration Shares in an amount, determined solely for the purpose of satisfying such obligation, equal to the Dutch Compensation Amount to which the Share Sellers and the French Business IP Seller are entitled at the Closing, in consideration for the Business Transfer. The obligation to pay up the Consideration Shares shall be set-off against the right to receive the Dutch Compensation Amount.

(d) For the purposes of this Agreement, “Dutch Compensation Amount” means the amount equal to the Euro par value amount required to satisfy the pay up obligation resulting from the deemed subscription by the Share Sellers and the French Business IP Seller of the amount of New Mylan Ordinary Shares to be issued to the Share Sellers and the French Business IP Seller in accordance with this Section 2.1.

2.2 Exchange Agent. Prior to the Effective Time, New Mylan shall engage an institution satisfactory to Mylan to act as exchange agent in connection with the Merger and to deliver the Merger Consideration to the shareholders of Mylan (the “Exchange Agent”).

2.3 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with Section 1921 et seq. of the PBCL, Merger Sub shall be merged with and into Mylan at the Effective Time. Following the Merger, the separate corporate existence of Merger Sub shall cease and Mylan shall continue as the surviving corporation (the “Surviving Corporation”).

2.4 Effective Time. Upon the Closing, Merger Sub and Mylan shall (a) file articles of merger with the Department of State of the Commonwealth of Pennsylvania (the “Articles of Merger”) in such form as is required by and executed in accordance with the relevant provisions of the PBCL and (b) make all other filings or recordings required under the PBCL. The Merger shall become effective at such time as the Articles of Merger are duly filed with the Department of State of the Commonwealth of Pennsylvania, or at such subsequent time as Mylan and Abbott shall agree and as shall be specified in the Articles of Merger, but in no event prior to the completion of the transactions set forth in Section 2.1 (the date and time the Merger becomes effective being the “Effective Time”).

2.5 Effects of the Merger. At and after the Effective Time, the Merger shall have the effects set forth in the PBCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, the separate corporate existence of Merger Sub shall cease and all the property, rights, privileges, powers and franchises of Mylan and Merger Sub shall be vested in the Surviving Corporation, all Liabilities of Mylan and Merger Sub shall become the Liabilities of the Surviving Corporation and New Mylan shall own, directly or indirectly, all of the Equity Rights and issued and outstanding Securities of the Surviving Corporation and the Mylan Subsidiaries (excluding, from and after the Effective Time, New Mylan).

2.6 Governing Documents.

(a) At the Effective Time, the articles of incorporation of the Surviving Corporation shall be amended and restated to read in its entirety as set forth on Exhibit A. The by-laws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the by-laws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law.

(b) Mylan and New Mylan shall take, or cause to be taken, such actions as are necessary so that, effective as of the Effective Time, the Articles of Association of New Mylan shall be amended and restated to read in their entirety as set forth on Exhibit B.

(c) Mylan and New Mylan shall take, or cause to be taken, such actions as are necessary so that, as of the Effective Time, the Additional Matters shall have been implemented.

2.7 Officers and Directors. The officers of Merger Sub as of immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, until the earlier of their resignation or removal or otherwise ceasing to be an officer or until their respective successors are duly elected and qualified, as the case may be. The directors of Merger Sub as of immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, which individuals shall serve as directors of the Surviving Corporation until the earlier of their resignation or removal or otherwise ceasing to be a director or until their respective successors are duly elected and qualified.

2.8 Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the Parties or any of their respective shareholders:

(a) Each share of Mylan Common Stock issued and outstanding immediately prior to the Effective Time, and all rights in respect thereof, shall be canceled and automatically converted into and become the right to receive one New Mylan Ordinary Share (the “Exchange Ratio”). As a result of the Merger, at the Effective Time, each holder of a Mylan Certificate shall cease to have any rights with respect thereto, except the right to receive the consideration payable in respect of the shares of Mylan Common Stock represented by such Mylan Certificate immediately prior to the Effective Time and any dividends or other distributions payable pursuant to Section 2.9(c), all to be delivered or paid, without interest, in consideration therefor upon surrender of such Mylan Certificate in accordance with Section 2.9(b) (or, in the case of a lost, stolen or destroyed Mylan Certificate, Section 2.9(i)), collectively, referred to as the “Merger Consideration”. Each share of Mylan Common Stock held in treasury immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof and no distribution shall be made with respect thereto.

(b) Each share of Merger Sub common stock issued and outstanding immediately prior to the Effective Time, and all rights in respect thereof, shall be canceled and retired.

2.9 Exchange of Shares and Certificates.

(a) On the terms and subject to the conditions of this Agreement, immediately following the Effective Time and as consideration for the Merger, New Mylan shall cause to be delivered to the Exchange Agent, solely for the account and benefit of the former shareholders of Mylan, a number of New Mylan Ordinary Shares equal to the total number of shares of Mylan Common Stock outstanding immediately prior to the Merger for delivery to holders of Mylan Certificates entitled to receive the Merger Consideration pursuant to Section 2.8(a). In addition, New Mylan shall make available by depositing with the Exchange Agent, as necessary from time to time after the Effective Time, cash in an amount sufficient to make the payments in respect of any dividends or distributions to which holders of shares of New Mylan Ordinary Shares may be entitled pursuant to Section 2.9(c). All cash deposited with the Exchange Agent and the New Mylan Ordinary Shares delivered to the Exchange Agent shall hereinafter be referred to collectively as the “Exchange Fund”. At the Effective Time, the respective obligations of New Mylan, the Surviving Corporation and the Exchange Agent under this Section 2.9 shall be unconditional.

(b) As soon as reasonably practicable after the Effective Time, New Mylan shall cause the Exchange Agent to mail to each holder of record of a certificate representing outstanding shares of Mylan Common Stock or shares of Mylan Common Stock that are in non-certificated book-entry form, in each case, as of immediately prior to the Effective Time (either case being referred to in this Agreement, to the extent applicable, as the “Mylan Certificates”), which at the Effective Time were converted into the right to receive the Merger Consideration pursuant to Section 2.8(a), (i) a letter of transmittal (which shall specify that delivery shall be effected, and that risk of loss and title to the Mylan Certificates shall pass, only upon delivery of the Mylan Certificates to the Exchange Agent and which shall be in form and substance reasonably satisfactory to New Mylan and Mylan) and (ii) instructions for use in effecting the surrender of the Mylan Certificates in exchange for New Mylan Ordinary Shares and any dividends or other distributions payable pursuant to Section 2.9(c). Upon surrender of Mylan Certificates for cancellation to the Exchange Agent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Mylan Certificates shall be entitled to receive in exchange therefor that number of New Mylan Ordinary Shares (after taking into account all Mylan Certificates surrendered by such holder) to which such holder is entitled pursuant to Section 2.8(a) and any dividends or distributions payable pursuant to Section 2.9(c), and the Mylan Certificates so surrendered shall forthwith be canceled. In the event of a transfer of ownership of shares of Mylan Common Stock which is not registered in the transfer records of Mylan, the proper number of New Mylan Ordinary Shares may be delivered to a Person other than the Person in whose name the Mylan Certificate so surrendered is registered, if such Mylan Certificate shall be properly endorsed or otherwise be in proper form for transfer and the Person requesting such transfer shall pay any Transfer Taxes or other Taxes required by reason of the delivery of New Mylan Ordinary Shares to a Person other than the registered holder of such Mylan Certificate or establish to the reasonable satisfaction of New Mylan that such Taxes have been paid or are not applicable. Until surrendered as contemplated by this Section 2.9(b), each Mylan Certificate shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration upon such surrender. No interest shall be paid or shall accrue on any amount payable pursuant to this Section 2.9

(c) No dividends or other distributions with respect to New Mylan Ordinary Shares with a record date after the Effective Time shall be paid to the holder of any unsurrendered Mylan Certificate with respect to the New Mylan Ordinary Shares represented thereby until such Mylan Certificate has been surrendered in accordance with this Section 2.9. Subject to applicable Law and the provisions of this Section 2.9, following surrender of any such Mylan Certificate, there shall be transferred or paid to the record holder thereof by the Exchange Agent, without interest, promptly after such surrender, the number of New Mylan Ordinary Shares transferrable in exchange therefor pursuant to this Section 2.9 and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such New Mylan Ordinary Shares.

(d) All New Mylan Ordinary Shares transferred upon the surrender for exchange of Mylan Certificates in accordance with the terms of this Article 2 shall be deemed to have been transferred (or paid) in full satisfaction of all rights pertaining to the shares of Mylan Common Stock previously represented by such Mylan Certificates. At the Effective Time, the stock transfer books of Mylan shall be closed, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Mylan Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Mylan Certificates are presented to the Surviving Corporation or the Exchange Agent for any reason, they shall be canceled and exchanged as provided in this Article 2.

(e) Any portion of the Exchange Fund which has not been transferred to the holders of Mylan Certificates as of the one year anniversary of the Effective Time shall be delivered to New Mylan or its designee, upon demand, and the New Mylan Ordinary Shares included therein shall be sold at the best price reasonably obtainable at that time. Any holder of Mylan Certificates who has not complied with this Article 2 prior to the one year anniversary of the Effective Time shall thereafter look only to New Mylan for payment of such holder’s claim for the Merger Consideration (subject to applicable abandoned property, escheat or similar Laws) but only as a general creditor for payment of such holder’s portion of the cash proceeds of the sale of the New Mylan Ordinary Shares.

(f) None of Abbott, the Share Sellers, the Acquired Companies or Acquired Company Subsidiaries, New Mylan, Merger Sub or the Exchange Agent or any of their respective directors, officers, employees or agents shall be liable to any Person in respect of any New Mylan Ordinary Shares (or dividends or distributions with respect thereto) or cash from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(g) The Exchange Agent shall invest any cash included in the Exchange Fund as directed by New Mylan on a daily basis; provided, that no such investment or loss thereon shall affect the amounts payable to former shareholders of Mylan after the Effective Time pursuant to this Article 2. Any interest and other income resulting from such investment shall become a part of the Exchange Fund, and any amounts in excess of the amounts payable pursuant to this Article 2 shall promptly be paid to New Mylan.

(h) New Mylan and the Exchange Agent shall be entitled to deduct and withhold from any amount payable pursuant to this Agreement to any Person who was a holder of Mylan Common Stock immediately prior to the Effective Time such amounts as New Mylan or the Exchange Agent may be required to deduct and withhold with respect to the making of such payment under the Code or any other provision of federal, state, local or non-U.S. Tax Law. To the extent that amounts are so withheld by New Mylan or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person to whom such consideration would otherwise have been paid.

(i) If any Mylan Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall deliver in exchange for such lost, stolen or destroyed Mylan Certificates, upon the making of an affidavit of that fact by the holder thereof, such New Mylan Ordinary Shares as may be required pursuant to Section 2.8(a) and any dividends or distributions payable pursuant to Section 2.9(c) provided, that New Mylan may, in its sole discretion and as a condition precedent to the delivery thereof, require the owner of such lost, stolen or destroyed Mylan Certificates to deliver an agreement of indemnification in a form reasonably satisfactory to New Mylan, or a bond in such sum as New Mylan may reasonably direct as indemnity, against any claim that may be made against New Mylan or the Exchange Agent in respect of the Mylan Certificates alleged to have been lost, stolen or destroyed.

2.10 Mylan Stock Based Awards.

(a) Each Mylan Option that is outstanding immediately prior to the Effective Time shall be converted at the Effective Time into an option to acquire, on substantially the same terms and conditions as were applicable under such Mylan Option, the number of New Mylan Ordinary Shares determined by multiplying the number of shares of Mylan Common Stock subject to such Mylan Option immediately prior to the Effective Time by the Exchange Ratio, at an exercise price per New Mylan Ordinary Share equal to (i) the exercise price per share of Mylan Common Stock pursuant to such Mylan Option divided by (ii) the Exchange Ratio (a “New Mylan Option”).

(b) Each Mylan Stock Award that is outstanding immediately prior to the Effective Time shall be converted at the Effective Time into a right to receive, on substantially the same terms and conditions as were applicable under such Mylan Stock Award, the number of New Mylan Ordinary Shares determined by multiplying the number of shares of Mylan Common Stock subject to such Mylan Stock Award immediately prior to the Effective Time by the Exchange Ratio (a “New Mylan Stock Award”).

(c) The adjustments provided in this Section 2.10 with respect to any Mylan Options that are “incentive stock options” (as defined in Section 422 of the Code) are intended to be effected in a manner that is consistent with Section 424(a) of the Code. The adjustments provided in this Section 2.10 with respect to any Mylan Options that are not “incentive stock options” (as defined in Section 422 of the Code) shall be made in a manner necessary to comply with Section 409A of the Code and the Treasury Regulations thereunder.

(d) Any shares of Mylan Common Stock that remain available for issuance pursuant to the Mylan Stock Plan as of the Effective Time (the “Residual Shares”) shall be converted at the Effective Time into the number of New Mylan Ordinary Shares equal to the product of the number of such Residual Shares and the Exchange Ratio and following such conversion such New Mylan Ordinary Shares shall be issuable under the Mylan Stock Plan (or a successor thereto).

(e) At the Effective Time, New Mylan shall assume all the obligations of Mylan under the Mylan Stock Plan, each outstanding New Mylan Option and New Mylan Stock Award and the agreements evidencing the grants thereof. As soon as practicable after the Effective Time, New Mylan shall deliver to the holders of New Mylan Options and New Mylan Stock Awards appropriate notices setting forth such holders’ rights, and the agreements evidencing the grants of such New Mylan Options and New Mylan Stock Awards shall continue in effect on the same terms and conditions (subject to the adjustments required by this Section 2.10).

(f) New Mylan shall take all company action necessary to reserve for issuance a sufficient number of New Mylan Ordinary Shares for delivery upon exercise or settlement of the New Mylan Options and New Mylan Stock Awards in accordance with this Section 2.10. As soon as reasonably practicable after the Effective Time, New Mylan shall file a registration statement or registration statements on Form S-8 (or any successor or, to the extent applicable, other appropriate form) with respect to the New Mylan Ordinary Shares subject to New Mylan Options and New Mylan Stock Awards and shall use its reasonable best efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such New Mylan Options and New Mylan Stock Awards remain outstanding.

(g) As soon as reasonably practicable following the date of this Agreement, and in any event prior to the Effective Time, the board of directors of Mylan (or, if appropriate, any committee administering the Mylan Stock Plan) and New Mylan shall adopt such resolutions and take such other actions as may be reasonably required to effectuate the foregoing provisions of this Section 2.10.

2.11 Allocation.

(a) As soon as practicable after the date of this Agreement, Abbott shall prepare and deliver to New Mylan a proposed allocation of the Consideration Shares among each of the Share Sellers (in respect of the transfer of each Acquired Company) and the French Business IP Seller (the “Share Allocation”). Such Share Allocation shall be based on Abbott’s good faith estimate of the relative fair market values of the assets of each Acquired Company and Acquired Company Subsidiary deemed transferred for U.S. federal income Tax purposes in the Reorganization, the French Business IP and any other assets transferred or deemed transferred to New Mylan at the Closing. If New Mylan does not deliver written notice of any dispute (an “Allocation Dispute Notice”) within thirty (30) days after receipt of the Share Allocation, the Parties agree that the Share Allocation shall be deemed the Final Share Allocation for all purposes hereunder. Prior to the end of such thirty (30) day period, New Mylan may accept the Share Allocation by delivering written notice to that effect to Abbott, in which case the Share Allocation shall be deemed the Final Share Allocation for all purposes hereunder when such notice is given. If New Mylan delivers an Allocation Dispute Notice to Abbott within such thirty (30) day period, Abbott and New Mylan shall use reasonable best efforts to resolve such dispute during the thirty (30) day period commencing on the date Abbott receives the Allocation Dispute Notice from New Mylan. If Abbott and New Mylan do not agree upon a final resolution with respect to the Share Allocation within such thirty (30) day period, then the Share Allocation shall be submitted immediately to an internationally recognized, independent accounting or valuation firm reasonably acceptable to Abbott and New Mylan (the “Allocation Firm”). The Allocation Firm shall be requested to render a determination of the applicable dispute within thirty (30) days after referral of the matter to such Allocation Firm, which determination must be in writing and must set forth, in reasonable detail, the basis therefor. The terms of the appointment and engagement of the Allocation Firm shall be as mutually agreed upon between New Mylan and Abbott. The determination of the Allocation Firm shall be final and binding, absent manifest error. The dispute resolution under this Section 2.11(a) shall constitute an expert determination under New York CPLR Article 76. Any fees payable to the Allocation Firm shall be borne equally by New Mylan and Abbott. The Share Allocation accepted by Abbott and New Mylan or determined by the Allocation Firm, as the case may be, shall be the “Final Share Allocation”. New Mylan and Abbott, on behalf of itself, the French Business IP Seller and the Share Sellers, acknowledge that the Final Share Allocation shall be done at arm’s length based upon a good faith determination of fair market value.

(b) The Parties agree that the value of the consideration allocated pursuant to Section 2.11(a) shall be equal to the number of Consideration Shares allocated pursuant to the Final Share Allocation multiplied by the VWAP (such allocation of values, the “Purchase Price Allocation” and the aggregate of all such values, the “Purchase Price”). The Purchase Price Allocation together with the Final Share Allocation shall be the “Final Allocations”.

(c) Except as otherwise provided in this Agreement, each of New Mylan, Abbott and each of their respective Affiliates shall be bound by the Final Allocations for purposes of determining (i) the amount and value of Consideration Shares received by each Share Seller and French Business IP Seller, (ii) any Taxes related to the transfer of the Acquired Shares and French Business IP Assets and (iii) any Taxes (including Transfer Taxes) applicable to (x) the conveyance and transfer of the Transferred Business Assets in the Reorganization and (y) the conveyance and transfer of New Mylan Ordinary Shares from New Mylan to Abbott and its Affiliates. New Mylan and Abbott shall prepare and file, and cause their respective Affiliates to prepare and file, their Tax Returns on a basis consistent with the Final Allocations. Except as otherwise provided in this Agreement, none of New Mylan, Abbott or their respective Affiliates shall take any position inconsistent with the Final Allocations in any Tax Return, in any Tax refund claim, in any Action or otherwise unless required by a final determination by an applicable Governmental Authority. If any Party, or any Affiliate of any Party, receives notice from any Governmental Authority that such Governmental Authority is disputing the Final Allocations, such Party shall promptly notify the other Parties, and Abbott and New Mylan agree to use their reasonable best efforts to defend such Final Allocations in any Action.

ARTICLE 3

CLOSING; CURRENT ASSETS

3.1 Closing Date. Subject to the terms and conditions set forth in this Agreement, the Business Transfer, the Merger and the other transactions contemplated by this Agreement shall take place at a closing (the “Closing”) to be held at the offices of Baker & McKenzie LLP, 300 East Randolph Street, Suite 5000, Chicago, Illinois 60601, at 8:00 a.m., Chicago time, as soon as practicable, but in any event not later than the third (3rd) Business Day after all of the conditions set forth in Article 10 have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions) or at such other place, time or date as Abbott and Mylan may mutually agree in writing (the “Closing Date”). The Parties hereby agree and acknowledge that the Closing as it relates to the Business Transfer shall be effective in the jurisdiction of incorporation or organization of each Acquired Company as of 12:01 a.m., local time, on the date of the Closing.

3.2 Closing Deliveries by Abbott. At or prior to the Closing, Abbott shall deliver, or cause to be delivered, to New Mylan or the applicable Affiliate of New Mylan:

(a) executed counterparts of one or more deeds of issuance, in Agreed Form, by means of which the Consideration Shares will be issued in accordance with Section 2.1(b);

(b) executed counterparts of each Share Transfer Document;

(c) certificates evidencing all of the Acquired Shares, endorsed in blank, or accompanied by stock powers duly executed in blank, for those Acquired Companies for which share certificates have been issued;

(d) executed counterparts of the French Business IP Transfer Agreement;

(e) executed counterparts of the Shareholder Agreement;

(f) executed counterparts of the Transition Services Agreement;

(g) executed counterparts of the Joint Products Agreement; and

(h) the certificate required by Section 10.3(a).

3.3 Closing Deliveries by the Mylan Parties. At or prior to the Closing, the applicable Mylan Parties shall deliver, or cause to be delivered, to Abbott or the applicable Affiliate of Abbott:

(a) executed counterparts of one or more deeds of issuance, in Agreed Form, by means of which the Consideration Shares will be issued in accordance with Section 2.1(b);

(b) executed counterparts of each Share Transfer Document;

(c) executed counterparts of the French Business IP Transfer Agreement;

(d) executed counterparts of the Shareholder Agreement;

(e) executed counterparts of the Transition Services Agreement;

(f) executed counterparts of the Joint Products Agreement;

(g) a general release and discharge from New Mylan, executed and delivered to Abbott, in Agreed Form, releasing and discharging each past and present director, officer, employee and agent of each Acquired Company and Acquired Company Subsidiary from any and all Liabilities to New Mylan and its Affiliates in connection with or arising out of any act or omission of any such director, officer, employee or agent, in his or her capacity as such, at or prior to the Closing; and

(h) the certificate required by Section 10.2(a).

3.4 Modified Working Capital Determination and Adjustment.

(a) As soon as practicable, but no later than seventy-five (75) days after the Closing Date, New Mylan shall prepare and deliver to Abbott a good faith calculation of Modified Working Capital, including the components thereof and in a manner consistent with the definition thereof (the “Modified Working Capital Calculation”).

(b) After receipt of the Modified Working Capital Calculation, Abbott shall have sixty (60) days to review the Modified Working Capital Calculation, together with the work papers used in the preparation thereof and the other written documentation supporting the basis of New Mylan’s determination of the Modified Working Capital Calculation. During such sixty (60) day period, New Mylan shall, and shall cause each of its Affiliates to, upon reasonable advance notice, provide Abbott and its Continuing Affiliates and their respective representatives with reasonable access during normal business hours and without unreasonable interference with the Mylan Parties and their respective Affiliates’ operation to the books, records and employees engaged in financial accounting and related functions for the Business as may be reasonably necessary for Abbott and its Continuing Affiliates and their respective representatives to evaluate the Modified Working Capital Calculation and, if applicable, prepare written notice of any dispute regarding the Modified Working Capital Calculation (a “Dispute Notice”). If Abbott does not deliver a Dispute Notice to New Mylan within sixty (60) days after receipt of the Modified Working Capital Calculation, the Modified Working Capital Calculation shall be deemed the Final Modified Working Capital for all purposes hereunder. Prior to the end of such sixty (60) day period, Abbott may accept the Modified Working Capital Calculation by delivering written notice to that effect to New Mylan, in which case the Modified Working Capital Calculation shall be deemed the Final Modified Working Capital for all purposes hereunder when such notice is given. If Abbott delivers a Dispute Notice to New Mylan within such sixty (60) day period, Abbott and New Mylan shall use reasonable best efforts to resolve such dispute during the thirty (30) day period commencing on the date New Mylan receives the Dispute Notice from Abbott. Any Dispute Notice delivered pursuant to this Section 3.4(b) shall specify in reasonable detail the nature and amount of any disagreements. If Abbott and New Mylan do not agree upon a final resolution with respect to any disputed items within such thirty (30) day period, then the remaining items in dispute shall be submitted immediately to an internationally recognized independent accounting firm reasonably acceptable to Abbott and New Mylan (in either case, the “Consultant”). The Consultant shall be requested to render a determination of the applicable dispute within forty-five (45) days after referral of the matter to such Consultant, which determination must be in writing and must set forth, in reasonable detail, the basis therefor. New Mylan shall cause the Acquired Companies and the Acquired Company Subsidiaries to make their financial records reasonably available to the Consultant in connection with such determination. The terms of the appointment and engagement of the Consultant shall be as mutually agreed upon between New Mylan and Abbott; provided that the Consultant shall under no circumstances be permitted to resolve (i) any disputes not within the scope of the disputes to be resolved by the Consultant pursuant to this Section 3.4 or (ii) any disputes regarding the scope of the disputes to be resolved by the Consultant pursuant to this Section 3.4, which such disputes shall in all cases be resolved in accordance with, and subject to the limitations of, Article 13. In resolving disputed items, the Consultant shall (A) make an independent calculation of the aggregate amount of all such disputed items (the “Consultant Amount”) and (B) resolve all such items by choosing either (1) the aggregate amount for all such items set forth in the Modified Working Capital Calculation (the “New Mylan Proposed Amount”) or (2) the aggregate amount for all such items set forth in the Dispute Notice (the “Abbott Proposed Amount”), based upon which aggregate amount is closer to the Consultant Amount. The determination of the Consultant shall be final and binding, absent manifest error. The dispute resolution under this Section 3.4(b) shall constitute an expert determination under New York CPLR Article 76. Any fees payable to the Consultant shall be borne by (x) Abbott, if the Consultant chooses the New Mylan Proposed Amount, or (y) New Mylan, if the Consultant chooses the Abbott Proposed Amount. Except as provided in the immediately preceding sentence, all other costs and expenses incurred by the Parties in connection with resolving any dispute hereunder before the Consultant shall be borne by the Party incurring such cost or expense. New Mylan and Abbott shall revise the Modified Working Capital Calculation to reflect the resolution of any disputes with respect thereto pursuant to this Section 3.4(b) and, as so revised, such Modified Working Capital Calculation shall be deemed to set forth the final Modified Working Capital for all purposes hereunder (the “Final Modified Working Capital”).

(c) If the Final Modified Working Capital is less than $450,000,000, then Abbott shall deliver to New Mylan at no charge additional finished Products manufactured by Abbott and the Continuing Affiliates following Closing pursuant to purchase orders submitted by New Mylan or its Affiliates (including the Acquired Companies and the Acquired Company Subsidiaries) following the Closing in accordance with the applicable Manufacturing and Supply Agreement with a value (as determined by the price payable as of the delivery date under the applicable Manufacturing and Supply Agreement by the applicable Acquired Company or Acquired Company Subsidiary to Abbott or the applicable Continuing Affiliate, as denominated in local currency using the Book Rate) equal to the amount of such deficit. Any products delivered to New Mylan or its Affiliates pursuant to this Section 3.4(c) shall be manufactured and delivered in accordance with the applicable Manufacturing and Supply Agreement. If the Final Modified Working Capital is greater than $500,000,000, New Mylan shall pay to Abbott the amount of such excess by wire transfer of immediately available funds to an account designated by Abbott in writing in United States Dollars within three (3) U.S. Business Days after the determination of the Final Modified Working Capital pursuant to Section 3.4(b).

(d) If finished Products are delivered to New Mylan or its Affiliates pursuant to Section 3.4(c), the Final Allocations shall be amended as mutually agreed by the Parties so that a portion of the Purchase Price is appropriately allocated to such finished Products. If a payment is made by New Mylan to Abbott pursuant to Section 3.4(c), however, the amount of such payment shall be treated as an adjustment to the Purchase Price. The Final Allocations shall be amended as mutually agreed by the Parties so that such adjustment is appropriately allocated among the Share Sellers. The provisions of Section 2.11(c) shall apply to the Final Allocations as amended by this Section 3.4(d).

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF ABBOTT

Except as otherwise disclosed in the letter (the “Abbott Disclosure Letter”) dated as of the date of this Agreement and delivered to Mylan by Abbott with respect to this Agreement (it being understood that any information contained therein shall qualify and apply to the representations and warranties in this Article 4 to which the information is specifically stated as referring and shall qualify and apply to other representations and warranties in this Article 4 to the extent that it is reasonably apparent from the face of such disclosure that such disclosure also qualifies or applies to such other representations and warranties), Abbott represents and warrants to the Mylan Parties as follows:

4.1 Organization. Abbott is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Illinois and has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted and is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it make such licensing or qualification necessary, except where failure to be so licensed, qualified or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Business Material Adverse Effect.

4.2 Acquired Companies: Capitalization and Ownership; Subsidiaries.

(a) When delivered pursuant to Section 6.8, the Reorganization Capitalization Table shall set forth, as of the Closing, for each Acquired Company and each Subsidiary of each Acquired Company (each, an “Acquired Company Subsidiary”) the jurisdiction of incorporation or organization of such Acquired Company and such Acquired Company Subsidiary and the number of shares of capital stock of such Acquired Company and such Acquired Company Subsidiary that will be issued and outstanding and the record ownership and Beneficial Ownership thereof. All issued and outstanding shares of capital stock of the Acquired Companies and the Acquired Company Subsidiaries have been, and all shares of capital stock that may be issued in connection with the Reorganization shall be, at the time of issuance, duly authorized, validly issued, fully paid and nonassessable and free and clear of all Encumbrances. Except as set forth in the Reorganization Capitalization Table, as of the Closing, there will be no outstanding Securities or Equity Rights of any Acquired Company or any Acquired Company Subsidiary.

(b) Upon the consummation of the Reorganization pursuant to Article 6, each Acquired Company and each Acquired Company Subsidiary shall be a corporation duly incorporated or a limited liability company, partnership or other entity duly organized and shall be validly existing and in good standing (or local legal equivalent, if any) under the Laws of the jurisdiction of its incorporation or organization, except where the failure to be in good standing (or local legal equivalent, if any), individually or in the aggregate, has not had and would not reasonably be expected to have a Business Material Adverse Effect. At the Closing, each Acquired Company and each Acquired Company Subsidiary (i) shall have all requisite corporate or other power and authority to own, lease and operate its properties and assets and to carry on its business as being conducted at the time of the Closing and (ii) shall be duly licensed or qualified to do business and in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it make such licensing or qualification necessary, except where failure to be so licensed, qualified or in good standing, individually or in the aggregate, would not reasonably be expected to have a Business Material Adverse Effect.

(c) At the Closing, except as otherwise expressly contemplated pursuant to the Reorganization Plan, the Acquired Companies shall be, directly or indirectly, the record owners and Beneficial Owners of all of the outstanding Securities of each Acquired Company Subsidiary, free and clear of any Encumbrances and free of any other limitation or restriction, including any limitation or restriction on the right to vote, sell, transfer or otherwise dispose of the Securities (other than restrictions on the transferability of Securities arising under applicable Securities Laws). All of the Securities so owned by the Acquired Companies shall have been duly authorized and validly issued and shall be at the Closing fully paid and nonassessable (or local legal equivalent, if any), and no such Securities shall have been issued in violation of any preemptive or similar rights. Except for the Securities of the Acquired Company Subsidiaries, no Acquired Company shall own at Closing, directly or indirectly, any Securities, Equity Rights or other ownership interests in any Person.

(d) There are no preemptive or similar rights on the part of any holder of any class of Securities of any Acquired Company or any Acquired Company Subsidiary. No Acquired Company or Acquired Company Subsidiary has outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or which are convertible into or exercisable for Securities having the right to vote) with the holders of any class of Securities of any Acquired Company or any Acquired Company Subsidiary on any matter submitted to such holders of Securities. Except pursuant to this Agreement or the Reorganization or as required by applicable Law, there are no Equity Rights, Contracts, commitments or undertakings of any kind to which any Acquired Company or any Acquired Company Subsidiary is a party or by which any of them is bound (i) obligating any Acquired Company or any Acquired Company Subsidiary to issue, deliver, sell or transfer or repurchase, redeem or otherwise acquire, or cause to be issued, delivered, sold or transferred or repurchased, redeemed or otherwise acquired, any Securities or Equity Rights of any Acquired Company or any Acquired Company Subsidiary, (ii) obligating any Acquired Company or any Acquired Company Subsidiary to issue, grant, extend or enter into any such Equity Right, Contract, commitment or undertaking or (iii) that give any Person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights accruing to holders of Securities of any Acquired Company or any Acquired Company Subsidiary. Except pursuant to this Agreement or pursuant to the Reorganization, there are no outstanding contractual obligations of any Acquired Company or any Acquired Company Subsidiary to repurchase, redeem or otherwise acquire any Securities or Equity Rights of any Acquired Company or any Acquired Company Subsidiary. There are no proxies, voting trusts or other Contracts to which any Acquired Company or any Acquired Company Subsidiary is a party or is bound with respect to the voting of the Securities of any Acquired Company or any Acquired Company Subsidiary or the registration of the Securities of any Acquired Company or any Acquired Company Subsidiary under any United States or foreign Securities Law.

4.3 Authorization.

(a) Abbott has all requisite corporate power and authority to enter into, execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by Abbott, the performance by Abbott of its obligations hereunder and the consummation by Abbott of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of Abbott. This Agreement has been duly and validly executed and delivered by Abbott, and, assuming due authorization, execution and delivery by the Mylan Parties, is a legal, valid and binding obligation of Abbott, enforceable against it in accordance with its terms, subject to the effect of bankruptcy, insolvency, reorganization, liquidation, dissolution, moratorium or other similar Laws relating to or affecting the rights of creditors generally and to the effect of the application of general principles of equity (regardless of whether considered in an Action at Law or in equity).

(b) Abbott and each Affiliate of Abbott that shall be a party to any Ancillary Agreement shall have the requisite corporate or similar power to enter into, execute and deliver such Ancillary Agreement, to perform its obligations thereunder and to consummate the transactions contemplated thereby. The execution and delivery by Abbott and each Affiliate of Abbott that shall be a party to any Ancillary Agreement of such Ancillary Agreement, the performance by Abbott and such Affiliate of their obligations under such Ancillary Agreement and the consummation by Abbott and such Affiliate of the transactions contemplated by such Ancillary Agreement shall have been duly authorized by all requisite corporate or similar action on the part of Abbott and such Affiliate by the time such Ancillary Agreement is executed and delivered. No later than the Closing, each Ancillary Agreement to be executed and delivered at the Closing to which Abbott or any Affiliate of Abbott shall be a party shall be duly and validly executed and delivered by such Person and, assuming the due execution and delivery thereof by the other parties thereto, at the Closing shall constitute a legal, valid and binding obligation of such Person, enforceable against such Person in accordance with its terms, subject to the effect of bankruptcy, insolvency, reorganization, liquidation, dissolution, moratorium or other similar Laws relating to or affecting the rights of creditors generally and to the effect of the application of general principles of equity (regardless of whether considered in Action at Law or in equity).

4.4 Consents and Approvals; No Violation.

(a) Assuming that all Consents and other actions described in Section 4.4(b) have been obtained, the execution, delivery and performance of this Agreement by Abbott and the execution, delivery and performance of the Ancillary Agreements by Abbott and the Affiliates of Abbott party thereto do not and shall not (i) violate or conflict with any provision of the Constituent Documents of Abbott, (ii) violate or conflict with any provision of the Constituent Documents of any Affiliate of Abbott, (iii) violate or conflict with any Law or Order applicable to Abbott or any Affiliate of Abbott or the Transferred Business Assets, (iv) result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any Consent under, or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of, any Described Contract of Abbott or its Affiliates or (v) result in the creation or imposition of any Encumbrance upon the Acquired Shares or any Encumbrance (other than any Permitted Encumbrance) upon the Transferred Business Assets, except, in the case of clauses (ii), (iii), (iv) and (v), any matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Business Material Adverse Effect.

(b) No Consent of any Governmental Authority is required to be made or obtained by Abbott or any Affiliate of Abbott in connection with the execution or delivery of this Agreement by Abbott or the consummation by Abbott of the transactions contemplated hereby, except for (i) the requirements of the Council Regulation 139/2004 of the European Community, as amended (the “EU Merger Regulation”), the requirements of the HSR Act and any other applicable Competition/Investment Laws, (ii) as may be necessary as a result of any facts or circumstances relating solely to Mylan or any of its Affiliates as opposed to any third party and (iii) such other matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Business Material Adverse Effect.

4.5 Performance Financial Statements.

(a) Set forth on Section 4.5 of the Abbott Disclosure Letter are (i) the unaudited statements of investment responsibility of the Business and associated support activities prepared on a performance basis as of (A) December 31, 2013 (the “Statement of Investment Responsibility”) and (B) March 31, 2014 and (ii) unaudited performance profit and loss statements of the Business and associated support activities for (A) the year ended December 31, 2013 (together with the Statement of Investment Responsibility, the “Reference Performance Financial Statements”) and (B) the year ended December 31, 2012 and for the three (3) months ended March 31, 2014 (items (i) and (ii), collectively, the “Performance Financial Statements”). The Performance Financial Statements (i) have been prepared on a performance basis consistent with Abbott’s accounting policies, which such accounting policies are in accordance with GAAP, and Abbott’s internal management reporting policies and procedures and (ii) have been prepared from the Books, Records and Files related to the Business and associated support activities and (iii) present fairly in all material respects the financial position and results of operations of the Business and associated support activities as of the date, and for the periods referenced, in such Performance Financial Statements.

(b) Abbott maintains a system of “internal control over financial reporting” (as defined in Rule 13a-15(f) of the Exchange Act) sufficient to provide reasonable assurance (i) that transactions are made in accordance with management’s authorization, (ii) that transactions are recorded as necessary to permit the preparation of Abbott’s consolidated financial statements in conformity with GAAP and (iii) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of Abbott’s properties or assets.

(c) Abbott’s “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) are reasonably designed to ensure that information required to be disclosed by Abbott in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time period specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to Abbott’s principal executive officer and principal financial officer as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the principal executive officer and principal financial officer of Abbott required under the Exchange Act with respect to such reports.

4.6 No Undisclosed Liabilities. To the Knowledge of Abbott, neither Abbott nor its Affiliates are subject to any Liability as of the date hereof with respect to the Business that is not shown on the Statement of Investment Responsibility, other than Liabilities (a) that are not of the nature or type required to be reflected on a statement of investment responsibility prepared on a performance basis in accordance with Abbott’s internal management reporting and accounting policies, (b) that have been incurred or accrued by Abbott or its Affiliates since December 31, 2013 in the ordinary course of business consistent with past practice, (c) that constitute, or would (if Closing were to occur as of the date hereof) constitute, Excluded Liabilities or (d) that have not had and would not reasonably be expected to have, individually or in the aggregate, a Business Material Adverse Effect.

4.7 Absence of Changes.

(a) Since December 31, 2013, (i) a Business Material Adverse Effect has not occurred and (ii) the Business has been operated in the ordinary course consistent with past practice.

(b) Since December 31, 2013, neither Abbott nor any of its Affiliates has taken any action that would, if taken after the date hereof, have breached in any material respect Section 7.1 (iv)(C), (vii) or (ix) or agreed or committed to take any such action.

4.8 Litigation. As of the date of this Agreement, there is no Action pending or, to the Knowledge of Abbott, threatened against Abbott or any Affiliate of Abbott with respect to the Business that, individually or in the aggregate, has had or would reasonably be expected to have a Business Material Adverse Effect. There is no Order outstanding against or, to the Knowledge of Abbott, allegation or investigation by any Governmental Authority involving Abbott or any Affiliate of Abbott in respect of the Business that, individually or in the aggregate, has had or would reasonably be expected to have a Business Material Adverse Effect.

4.9 Intellectual Property.

(a) Except where the failure to have such rights, individually or in the aggregate, has not had or would not reasonably be expected to have a Business Material Adverse Effect, Abbott or one of its Affiliates has good and marketable title to, and owns solely and exclusively, free and clear of all Encumbrances (other than Permitted Encumbrances), the Transferred Patents and Transferred Trademarks. The Transferred Patents and Transferred Trademarks are subsisting and have not expired or been cancelled.

(b) Except for matters that, individually or in the aggregate, have not had or would not reasonably be expected to have a Business Material Adverse Effect, (i) the operation of the Business as currently conducted (including the manufacture, offer for sale, sale, importation or use of any Product manufactured, marketed, licensed (or sublicensed), sold, imported or used by Abbott or any of its Affiliates) does not infringe upon or misappropriate any Intellectual Property right of any third party to which neither Abbott nor any of its Affiliates has a license or sublicense; (ii) to the Knowledge of Abbott, no third party is infringing upon or misappropriating any Transferred Intellectual Property or any other Intellectual Property used in, or related to, the Business; and (iii) there is no Action pending or, to the Knowledge of Abbott, threatened contesting the validity, enforceability or ownership by Abbott or its Affiliates of any Transferred Patents or Transferred Trademarks.

4.10 Regulatory Matters; Compliance with Laws.

(a) Abbott or one of its Affiliates has good and marketable title to, and owns, free and clear of all Encumbrances (other than Permitted Encumbrances), all Registrations required to develop, manufacture, distribute, package, store, transport, market, promote, use, sell or offer for sale the Products in or for the Territories (the “Product Registrations”), except where failure to hold such Product Registrations, individually or in the aggregate, has not had and would not reasonably be expected to have a Business Material Adverse Effect. To the Knowledge of Abbott, each Product Registration is valid and in full force and effect and each of Abbott and each of its Affiliates is in material compliance with the terms and conditions of the Product Registrations. Neither Abbott nor any Affiliate of Abbott has received at any time since January 1, 2011, any written notice from any Governmental Authority containing any actual or threatened revocation, withdrawal, suspension, cancellation or termination of any Product Registration, except for matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Business Material Adverse Effect. Abbott and its Affiliates, with respect to the Products, are not subject to, nor does Abbott have Knowledge of facts or circumstances reasonably likely to cause any material obligation arising under an administrative or regulatory action, warning letter, notice of violation letter or other notice from any Regulatory Authority, except for matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Business Material Adverse Effect.

(b) Except for matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Business Material Adverse Effect, Abbott and its Affiliates are, and since January 1, 2011, have been, with respect to the Business, in compliance with all applicable Laws.

(c) Since January 1, 2011, neither Abbott nor any of its Affiliates has received any written notice from any Governmental Authority regarding (i) any noncompliance of the Business with any Law or (ii) any investigation of the Business by any Governmental Authority, except, in the case of (i) or (ii), for matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Business Material Adverse Effect. This Section 4.10(c) excludes regulatory compliance.

(d) Abbott and its Affiliates are, and since January 1, 2011, have been, with respect to the Business, in compliance with all legal requirements under all applicable anti-bribery Laws, in each case, for matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Business Material Adverse Effect.

4.11 Contracts.

(a) Each Described Contract is valid and binding on Abbott or any of its Affiliates party thereto and, to the Knowledge of Abbott, each other party thereto and is in all material respects in full force and effect and enforceable against Abbott and its Affiliates, as applicable, and, to the Knowledge of Abbott, each other party thereto, in accordance with its terms, subject to the effect of bankruptcy, insolvency, reorganization, liquidation, dissolution, moratorium or other similar Laws relating to or affecting the rights of creditors generally and to the effect of the application of general principles of equity (regardless of whether considered in Actions at Law or in equity). None of Abbott or its Affiliates, nor, to the Knowledge of Abbott, any other party thereto, is in material violation of or in material default under any Described Contract (nor does there exist any condition which, upon the passage of time or the giving of notice or both, would cause such a violation or default by any of Abbott or its Affiliates, or, to the Knowledge of Abbott, any other party thereto).

(b) For the purposes of this Agreement “Described Contracts” shall mean of all of the following Contracts to which Abbott or any Abbott Affiliate is a party or bound as of the date of this Agreement that constitute a Transferred Business Asset or give rise to any Assumed Business Liability (the “Described Contracts”):

(i) any customer Contract pursuant to which Abbott or any Affiliate of Abbott received payments in excess of $10,000,000 during 2013 that has a remaining term in excess of twelve (12) months;

(ii) any Contract pursuant to which Abbott or any Affiliate of Abbott made payments in excess of $10,000,000 during 2013 for (A) the purchase of materials or supplies to the Manufacturing Facilities and which has a remaining term in excess of twelve (12) months or (B) any royalty, profit sharing or contingent payment right, excluding, in each case, any such Contracts that are terminable by Abbott or its Affiliates without penalty;

(iii) any joint venture or partnership Contract pursuant to which Abbott or any Abbott Affiliate hold any Securities or other Equity Rights in another Person;

(iv) any Contract pursuant to which Abbott or any of its Affiliates has granted to any Person, or has been granted by any Person, any license or other right to use any material Transferred Intellectual Property;

(v) any Contract that materially limits the ability of the Business to compete in all of the Territories in the same or similar line of business as the Business; or

(vi) any Lease with annual payment obligations exceeding $5,000,000 with a remaining term in excess of twelve (12) months.

4.12 Labor, Employment and Employee Benefits Matters.

(a) No later than forty-five (45) days after the date of this Agreement, Abbott shall provide Mylan with Section 4.12(a) of the Abbott Disclosure Letter, which shall set forth a list of all material employee benefit plans (within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA) and all material bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree health or life insurance, supplemental retirement, employment, severance, retention, termination, change in control, welfare, post-employment, profit-sharing, disability, health, vacation, sick leave benefits, fringe benefits or other benefit plans, programs or arrangements, (i) that are sponsored, maintained, contributed to or required to be maintained or contributed to by Abbott or any of its Affiliates (but excluding any such plan, program or arrangement mandated by and maintained solely pursuant to applicable Law), in each case providing benefits to any Business Employee or Former Business Employee or (ii) under which any Acquired Company or Acquired Company Subsidiary has any material Liability or any obligation to contribute (whether actual or contingent) (such plans, programs and arrangements, without regard to materiality, are hereinafter referred to as the “Employee Plans”). Section 4.12(a) of the Abbott Disclosure Letter shall identify which of those material Employee Plans provide benefits after termination of employment for which the cost thereof is not borne entirely by the former employee (or his or her eligible dependents or beneficiaries). No later than ninety (90) days after the date of this Agreement, Abbott shall cause to be made available to Mylan a true and complete copy of each material Employee Plan and all amendments thereto (or in the case of any material Employee Plan that is not in writing, a written description thereof) and shall use reasonable best efforts to cause, to the extent permitted by applicable Law, a list of participants in each such Employee Plan to be provided to Mylan.

(b) Each Employee Plan that is sponsored or maintained solely by an Acquired Company or an Acquired Company Subsidiary and in which the sole participants are Business Employees or Former Business Employees (each such Employee Plan hereinafter referred to as a “Stand-Alone Employee Plan”) that is material and each Employee Plan with Liabilities to be assumed by New Mylan and its Affiliates pursuant to Article 8, including each such Employee Plan that is a defined benefit pension plan or that provides health, medical, life insurance or other welfare benefits with respect to Business Employees or Former Business Employees (or any dependent or beneficiary of any Business Employee or Former Business Employee) after retirement or other termination of employment, (i) is now and has been operated in all material respects in accordance with the requirements of all applicable Laws and in accordance with its terms, and (ii) if it is intended to qualify for special tax treatment, meets all the requirements for such treatment.

(c) Abbott shall provide Mylan with Section 4.12(c) of the Abbott Disclosure Letter which shall set forth a preliminary list of (i) all Business Employees who are not shared service employees (which shall be provided no later than thirty (30) days after the date of this Agreement) and (ii) all Business Employees who are shared service employees (which shall be provided no later than sixty (60) days after the date of this Agreement), each of which shall include each such individual’s name, base salary or wage rate, bonus opportunity, annual equity incentive compensation award, date of hire, identification number, title or job description, work location, employing entity and whether or not any such employee is on leave of absence, in each case to the extent such disclosure is permitted under applicable Law.

(d) Other than as contemplated by Section 8.7, none of the execution and delivery of this Agreement or any transaction contemplated by this Agreement (alone or in conjunction with any other event, including any termination of employment) will (i) entitle any Business Employee to any change of control payment, (ii) accelerate the time of payment or vesting, or trigger any payment or funding, of any compensation or benefits under any Employee Plan or (iii) result in any breach or violation of or default under, or limit the right of Abbott or its Affiliate, as applicable, to amend, modify or terminate, any Employee Plan.

(e) No later than thirty (30) days after the date of this Agreement, Abbott shall provide Mylan with Section 4.12(e) of the Abbott Disclosure Letter which sets forth a complete and accurate list, as of the date of this Agreement, of each material collective bargaining, works council or labor union Contract or labor arrangement currently covering any Business Employee (the “Collective Bargaining Agreements”) currently in effect. No later than sixty (60) days after the date of this Agreement, Abbott shall cause to be made available to Mylan a true and complete copy of each Collective Bargaining Agreement, other than any publicly-available regional or industry-wide Collective Bargaining Agreement identified as such on Section 4.12(e) of the Abbott Disclosure Letter.

(f) To the Knowledge of Abbott, there are no threatened strikes, work stoppages, requests for representation, collective bargaining procedures, pickets or walkouts that involve the labor or employment relations of Abbott and its Affiliates with any Business Employee. To the Knowledge of Abbott, as of the date of this Agreement, there is no material unfair labor practice, charge or complaint pending, unresolved or threatened before any court, arbitrator or any other Governmental Authority relating to any Business Employee.

(g) With respect to the Business Employees, (i) each of Abbott and its Affiliates is in compliance in all material respects with the terms of the Collective Bargaining Agreements and all applicable Laws pertaining to employment, employment practices and the employment of labor, including all such Laws relating to labor relations, equal employment opportunities, fair employment practices, prohibited discrimination or distinction, consultation or information, wages, hours, safety and health and workers’ compensation, (ii) each of Abbott and its Affiliates is not delinquent in any material respect in payments for wages, salaries, commissions, bonuses or other direct compensation for any services performed for it or amounts required to be reimbursed and (iii) each of Abbott and its Affiliates have complied in all material respects with all payment obligations and withholding and/or reporting obligations regarding social security contributions on all salary and other fringe benefits.

(h) To the Knowledge of Abbott, with respect to the Business, Abbott and the Acquired Companies are in material compliance with all labor Laws related to the classification of employees and independent contractors.

4.13 Taxes

(a) All material Tax Returns required by applicable Laws to have been filed with any Governmental Authority by or with respect to the Acquired Companies and the Acquired Company Subsidiaries have been filed in a timely manner. All such Tax Returns are true, correct and complete in all material respects and were prepared in accordance with all applicable Laws and all Taxes of the Acquired Companies and the Acquired Company Subsidiaries have been paid when due.

(b) All material Taxes that the Acquired Companies or Acquired Company Subsidiaries are or were required by Law to withhold or collect have been timely and duly withheld or collected and, to the extent required, have been paid to the proper Governmental Authority.

(c) There are no material Encumbrances (other than Permitted Encumbrances) for Taxes on any of the Transferred Business Assets.

(d) There are no material (i) Tax examinations, disputes or Actions of which Abbott or any of its Affiliates have been notified or, to the Knowledge of Abbott, are threatened, (ii) written claims for Taxes asserted or (iii) unresolved claims in competent authority pursuant to any income Tax, trade Tax or social insurance Tax treaty, that, in each case, may result in Taxes of the Acquired Companies or the Acquired Company Subsidiaries for any Pre-Closing Tax Period.

(e) Neither the Acquired Companies nor the Acquired Company Subsidiaries have waived any statutes of limitation in respect of any Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(f) Except as set forth in Section 4.13(f) of the Abbott Disclosure Letter, none of the Acquired Companies or the Acquired Company Subsidiaries (i) joins or has joined in the filing of any affiliated, aggregate, consolidated, combined or unitary Tax Return or (ii) has (or could have) any Liability for Taxes of any Person other than the Acquired Companies or Acquired Company Subsidiaries.

(g) No Governmental Authority in a jurisdiction in which an Acquired Company or an Acquired Company Subsidiary does not file Tax Returns has ever claimed in writing that such Acquired Company or such Acquired Company Subsidiary may owe Taxes to such jurisdiction or is required to file a Tax Return in such jurisdiction.

(h) None of the Acquired Companies or Acquired Company Subsidiaries is a party to or bound by any Tax allocation, sharing, indemnity or similar agreement or arrangement with any Person other than an Acquired Company or Acquired Company Subsidiary, and none of the Acquired Companies or Acquired Company Subsidiaries has current contractual obligations to indemnify any other Person with respect to Taxes that, in each case, will have effect following the Closing.

(i) Each of the Acquired Companies and the Acquired Company Subsidiaries is, and has at all times been, resident for Tax purposes only in its jurisdiction of incorporation and no Acquired Company or Acquired Company Subsidiary has ever carried on a business through a permanent establishment outside of its jurisdiction of incorporation.

(j) None of the Acquired Companies or the Acquired Company Subsidiaries is subject to any Tax ruling, Tax agreement or other Tax arrangement with any Governmental Authority or any special regime of Tax.

(k) All material transactions entered into by the Acquired Companies and the Acquired Company Subsidiaries since January 1, 2010, are supported by documentation to corroborate the arm’s-length character of all such transactions to the extent required by applicable Law.

(l) Any domestic corporation (other than Abbott or any shareholder of Abbott) that is an Affiliate of Abbott that owns, directly or indirectly, interests in the Transferred Business Assets owns other property the value of which is at least equal to the value of such interests. Any domestic partnership (other than any shareholder of Abbott) that is an Affiliate of Abbott that owns, directly or indirectly, interests in the Transferred Business Assets as part of a trade or business conducted by the domestic partnership owns other property used in that trade or business the value of which is at least equal to the value of such interests. Neither Abbott nor any of its Affiliates has transferred properties or Liabilities as part of a plan with the transactions contemplated by this Agreement, except for transfers occurring after the date hereof. For the purposes of this Section 4.13(l), the terms “domestic corporation” and “domestic partnership” shall have the meanings ascribed to them under the Code.

4.14 Brokers. Abbott shall be solely responsible for the fees and expenses of any broker, finder or investment banker entitled to any brokerage, finder’s or other fee or commission in connection with this Agreement based upon arrangements made by or on behalf of Abbott.

4.15 Assets.

(a) Abbott and its Affiliates own and have good and marketable title to, or have a valid leasehold interest in, all of the tangible assets included within the Transferred Business Assets (other than the Manufacturing Facilities, the Owned Business Real Property and the Leased Business Real Property), free and clear of all Encumbrances (other than Permitted Encumbrances).

(b) Except where the failure to have such rights, individually or in the aggregate, has not had or would not reasonably be expected to have a Business Material Adverse Effect, Abbott or one of its Affiliates has good and marketable fee title to the Manufacturing Facilities and the Owned Business Real Property and good and valid title to the leasehold estate in the Leased Business Real Property created by each Lease, in each case free and clear of all Encumbrances (other than Permitted Encumbrances).

(c) Assuming all required Consents of third Persons (including as contemplated by Section 7.15 and 7.16) have been obtained and alternate arrangements contemplated by Sections 7.15(b) and (c) and Section 7.16(b) are performed, the Transferred Business Assets (including the French Business IP Assets) and the assets of the Acquired Companies and Acquired Company Subsidiaries, together with services and assets contemplated by the Parties to be provided, conveyed or otherwise made available pursuant to this Agreement or any Ancillary Agreement, constitute, in all material respects, the assets necessary for New Mylan and its Affiliates to operate the Business as of immediately after the Closing Date as currently conducted by Abbott and its Affiliates.

4.16 Transferred Inventory; Recalls.

(a) As of the Closing, the Transferred Inventory manufactured by Abbott or its Affiliates shall be in good and merchantable condition in all material respects, shall have been manufactured, stored and handled by Abbott and its Affiliates prior to Closing in compliance with applicable cGMPs and shall conform to the specifications for the manufacture, storage and handling of such Transferred Inventory.

(b) Since January 1, 2011, there have been no recalls or market withdrawals or replacements (voluntary or involuntary) with respect to any Product in the Territories.

4.17 Material Suppliers. Section 4.17 of the Abbott Disclosure Letter lists each supplier of materials or supplies to the Manufacturing Facilities with respect to the Business to which aggregate projected payments by the Business for such items for calendar year ending December 31, 2014 is expected to exceed $10,000,000 (each a “Material Supplier”). Since December 31, 2013, no Material Supplier has indicated that it will cease providing, or will be unable to fulfill in any material respect, orders for materials or supplies to the Manufacturing Facilities.

4.18 Disclaimer. EXCEPT AS SET FORTH IN THIS AGREEMENT OR IN ANY ANCILLARY AGREEMENT, NONE OF ABBOTT, ITS AFFILIATES OR ANY OF THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES OR REPRESENTATIVES MAKE OR HAVE MADE ANY OTHER REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, IN RESPECT OF ABBOTT, ITS AFFILIATES OR THE BUSINESS. ANY SUCH OTHER REPRESENTATION OR WARRANTY IS HEREBY EXPRESSLY DISCLAIMED.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF THE MYLAN PARTIES

Except as otherwise disclosed in (a) the Mylan SEC Documents filed with the SEC and publicly available on the internet website of the SEC at least five (5) U.S. Business Days prior to the date of this Agreement (excluding any cautionary, predictive or forward-looking statements contained therein), in each case, only to the extent that the relevance of such disclosure to the relevant subject matter is reasonably apparent or (b) the letter (the “Mylan Disclosure Letter”) dated as of the date of this Agreement and delivered to Abbott by Mylan with respect to this Agreement (it being understood that any information contained therein shall qualify and apply to the representations and warranties in this Article 5 to which the information is specifically stated as referring and shall qualify and apply to other representations and warranties in this Article 5 to the extent that it is reasonably apparent from the face of such disclosure that such disclosure also qualifies or applies to such other representations and warranties, except that no information set forth in the Mylan SEC Documents shall qualify or apply to the representations and warranties set forth in Section 5.3, 5.4 or 5.6(a)), the Mylan Parties jointly and severally represent and warrant to Abbott as follows:

5.1 Organization. New Mylan is a private limited liability company (besloten vennootschap met beperkte aansprakelijkheid) incorporated under the Laws of the Netherlands. Each of Mylan and Merger Sub is a corporation duly incorporated, validly existing and in good standing under the Laws of the Commonwealth of Pennsylvania. Each of the Mylan Parties (a) has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted and (b) is duly licensed or qualified to do business and is in good standing (or local legal equivalent, if any) in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it make such licensing or qualification necessary, except where failure to be so licensed, qualified or in good standing (or local legal equivalent, if any), individually or in the aggregate, has not had and would not reasonably be expected to have a Mylan Material Adverse Effect. Each of New Mylan and Merger Sub has been newly formed for purposes of consummating the transactions contemplated by this Agreement and the Ancillary Agreements. Neither New Mylan nor Merger Sub has engaged in or conducted any business activities other than in connection with its entry into this Agreement, is a party to or otherwise bound by any Contract other than this Agreement, has any employees (other than as legally required) or has any material assets or Liabilities other than its obligations arising under this Agreement. Each of the Mylan Parties has made available to Abbott accurate and complete copies of its Constituent Documents, as amended and in effect on the date of this Agreement.

5.2 Subsidiaries.

(a) As of the date of this Agreement, New Mylan has no Subsidiaries other than Merger Sub. New Mylan is, directly or indirectly, the record holder and Beneficial Owner of all of the outstanding Securities of Merger Sub, free and clear of any Encumbrances and free of any other limitation or restriction, including any limitation or restriction on the right to vote, sell, transfer or otherwise dispose of the Securities (other than restrictions on the transferability of Securities arising under applicable Securities Laws). All of the Securities of Merger Sub so owned by New Mylan have been duly authorized and validly issued and are fully paid and nonassessable, and no such Securities have been issued in violation of any preemptive or similar rights.

(b) Each Subsidiary of Mylan (individually, a “Mylan Subsidiary” and collectively, the “Mylan Subsidiaries”) is a corporation duly incorporated or a limited liability company, partnership or other entity duly organized and is validly existing and, as applicable, in good standing (or local legal equivalent, if any), under the Laws of the jurisdiction of its incorporation or organization, except where the failure to be so incorporated, organized, existing or in good standing (or local legal equivalent, if any), individually or in the aggregate, has not had and would not reasonably be expected to have a Mylan Material Adverse Effect. Each Mylan Subsidiary (i) has all requisite corporate or other power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted and (ii) is duly licensed or qualified to do business and is in good standing (or local legal equivalent, if any) in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it make such licensing or qualification necessary, except where failure to be so licensed, qualified or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Mylan Material Adverse Effect.

(c) Mylan is, directly or indirectly, the record holder and Beneficial Owner of all of the outstanding Securities of each Mylan Subsidiary, free and clear of any Encumbrances and free of any other limitation or restriction, including any limitation or restriction on the right to vote, sell, transfer or otherwise dispose of the Securities (other than restrictions on the transferability of Securities arising under applicable Securities Laws). All of the Securities so owned by Mylan have been duly authorized and validly issued and are fully paid and nonassessable (or local legal equivalent, if any), and no such Securities have been issued in violation of any preemptive or similar rights. Except for the Securities of the Mylan Subsidiaries and investment assets acquired in the ordinary course of business consistent with past practices, Mylan does not own, directly or indirectly, any Securities or other ownership interests in any Person.

5.3 Capitalization.

(a) As of the date hereof, the issued and outstanding share capital of New Mylan consists of one (1) ordinary share with a nominal amount of €1. All of the outstanding share capital of New Mylan is held of record by a Mylan Subsidiary and Beneficially Owned by Mylan.

(b) The authorized capital stock of Mylan consists of 1,500,000,000 shares of Mylan Common Stock and 5,000,000 shares of Mylan Preferred Stock of which 300,000 shares of Mylan Preferred Stock were designated by the Mylan Board of Directors as Series A Junior Participating Preferred Stock and are issuable upon exercise of the rights under the Rights Agreement dated as of August 22, 1996, as amended as of

November 8, 1999, August 13, 2004, September 8, 2004, December 2, 2004 and December 15, 2005, between Mylan and American Stock Transfer & Trust Company, as amended. At the close of business on June 30, 2014, (i) 545,540,180 shares of Mylan Common Stock were issued, of which 373,967,569 such shares are outstanding, (ii) the only incentive compensation plan, program or arrangement with outstanding Equity Rights issued by Mylan or its Affiliates is the Mylan Stock Plan and 12,523,697 shares of Mylan Common Stock were available for future issuance pursuant to the Mylan Stock Plan, (iii) 60,443,111 shares of Mylan Common Stock were subject to outstanding warrants or other options or stock appreciation rights convertible into or exercisable or exchangeable for shares of Mylan Common Stock (the “Mylan Options”), (iv) 4,056,949 shares of Mylan Common Stock were subject to outstanding stock awards other than Mylan Options (whether subject to service-based or performance-based vesting) (the “Mylan Stock Awards”) and (v) no shares of Mylan Preferred Stock were issued and outstanding. Except as set forth above, as of June 30, 2014, no other Securities of Mylan were issued, reserved for issuance or outstanding. All issued and outstanding shares of Mylan Common Stock have been, and all shares of Mylan Common Stock that may be issued pursuant to the exercise of outstanding Equity Rights shall be, when issued in accordance with the terms thereof, duly authorized, validly issued, fully paid and nonassessable and are, or shall be, as applicable, subject to no preemptive or similar rights.

(c) Section 5.3(c) of the Mylan Disclosure Letter sets forth, as of June 30, 2014, the number of shares of Mylan Common Stock authorized for issuance under the Mylan Stock Plan and the aggregate number of shares of Mylan Common Stock subject to outstanding awards, whether or not vested, under the Mylan Stock Plan. Mylan has made available to Abbott the form of grant agreement related to each such award. No material changes have been made to such form in connection with any award.

(d) There are no preemptive or similar rights on the part of any holder of any class of Securities of New Mylan, Mylan or any Mylan Subsidiary. Other than as described in Section 5.3(b), neither New Mylan, Mylan or any Mylan Subsidiary has outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or which are convertible into or exercisable for Securities having the right to vote) with the holders of any class of Securities of New Mylan, Mylan or any Mylan Subsidiary on any matter submitted to such holders of Securities. Except as described above or as otherwise contemplated by this Agreement, there are no Equity Rights, Contracts, commitments or undertakings of any kind to which New Mylan, Mylan or any Mylan Subsidiary is a party or by which any of them is bound (i) obligating New Mylan, Mylan or any Mylan Subsidiary to issue, deliver, sell or transfer or repurchase, redeem or otherwise acquire, or cause to be issued, delivered, sold or transferred or repurchased, redeemed or otherwise acquired, any Securities or Equity Rights of New Mylan, Mylan or any Mylan Subsidiary, (ii) obligating New Mylan, Mylan or any Mylan Subsidiary to issue, grant, extend or enter into any such Equity Right, Contract, commitment or undertaking or (iii) that give any Person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights accruing to holders of Securities of New Mylan, Mylan or any Mylan Subsidiary.

(e) Except as contemplated by this Agreement, there are no outstanding contractual obligations of Mylan or any Mylan Subsidiary to repurchase, redeem or otherwise acquire any Securities of Mylan or any Mylan Subsidiary. There are no proxies, voting trusts or other Contracts to which Mylan or any Mylan Subsidiary is a party or is bound with respect to the voting of the Securities of Mylan or any Mylan Subsidiary or, except as contemplated by this Agreement, the registration of the Securities of Mylan or the Mylan Subsidiaries under any United States or foreign Securities Law.

(f) All of the Consideration Shares to be issued in connection with the transactions contemplated by this Agreement shall be, at the time of issuance, duly authorized, validly issued, fully paid and non-assessable and free and clear of all Encumbrances. Except as contemplated by this Agreement, there are no, and at Closing there shall not be any Equity Rights, Contracts, commitments or rights of any kind that obligate New Mylan to issue or New Mylan or any of its Affiliates sell any shares of capital stock or other equity interests of New Mylan or any Securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any shares of capital stock or other equity interests of New Mylan, and no Securities or obligations evidencing such rights are authorized, issued or outstanding.

(g) When delivered pursuant to Section 7.20, the Pre-Closing Mylan Capitalization Table will be accurate and complete as of the date thereof.

5.4 Authorization; Board Approval; Voting Requirements.

(a) Each of the Mylan Parties has all requisite corporate power and authority to enter into, execute and deliver this Agreement, and, subject to obtaining the Shareholder Approval and the New Mylan Approval, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery by the Mylan Parties of this Agreement and, subject to obtaining the Shareholder Approval and the New Mylan Approval, the performance by the Mylan Parties of their obligations hereunder and the consummation by the Mylan Parties of the transactions contemplated hereby have been duly and validly authorized by all requisite corporate action. This Agreement has been duly and validly executed and delivered by each Mylan Party and, assuming due authorization, execution and delivery by Abbott, is a legal, valid and binding obligation of each Mylan Party, enforceable against each Mylan Party in accordance with its terms, subject to the effect of bankruptcy, insolvency, reorganization, liquidation, dissolution, moratorium or other similar Laws relating to or affecting the rights of creditors generally and to the effect of the application of general principles of equity (regardless of whether considered in Actions at Law or in equity).

(b) Mylan and each Affiliate of Mylan that shall be a party to any Ancillary Agreement shall have the requisite corporate or similar power to enter into, execute and deliver such Ancillary Agreement and, subject to obtaining the Shareholder Approval and the New Mylan Approval, to perform its obligations thereunder and to consummate the transactions contemplated thereby. The execution and delivery by Mylan and each Affiliate of Mylan that shall be a party to any Ancillary Agreement of such Ancillary Agreement and, subject to obtaining the Shareholder Approval and the New Mylan Approval, the performance by Mylan and such Affiliate of their obligations under such Ancillary Agreement and the consummation by Mylan and such Affiliate of the transactions contemplated by such Ancillary Agreement shall have been duly authorized by all requisite corporate or similar action on the part of Mylan and such Affiliate by the time such Ancillary Agreement is executed and delivered. No later than the Closing, each Ancillary Agreement to which Mylan or any Affiliate of Mylan shall be a party shall be duly and validly executed and delivered by such Person and, assuming the due execution and delivery thereof by the other parties thereto, at the Closing shall constitute a legal, valid and binding obligation of such Person, enforceable against such Person in accordance with its terms, subject to the effect of bankruptcy, insolvency, reorganization, liquidation, dissolution, moratorium or other similar Laws relating to or affecting the rights of creditors generally and to the effect of the application of general principles of equity (regardless of whether considered in Action at Law or in equity).

(c) As soon as practicable after the execution and delivery of this Agreement, New Mylan, as sole shareholder of Merger Sub, shall approve this Agreement and the Plan of Merger (the “New Mylan Approval”).

(d) The affirmative vote of a majority of the votes cast by all holders of Mylan Common Stock entitled to vote at the Shareholders Meeting, or any adjournment or postponement thereof, to approve this Agreement and the Plan of Merger (the “Shareholder Approval”) is the only vote or approval of the holders of any class or series of Securities of Mylan necessary to approve this Agreement and the consummation of the transactions contemplated thereby.

5.5 Takeover Statutes. No “fair price,” “moratorium,” “control share acquisition,” “business combination” or similar anti-takeover statute or regulation applies to Mylan or New Mylan with respect to the transactions contemplated by this Agreement.

5.6 Consents and Approvals; No Violations.

(a) Assuming the Shareholder Approval and the Consents and other actions described in Section 5.6(b) have been obtained, the execution, delivery and performance of this Agreement by each of the Mylan Parties and the execution, delivery and performance of the Ancillary Agreements by Mylan and the Affiliates of Mylan party thereto do not and shall not (i) violate or conflict with any provision of the Constituent Documents of any Mylan

Party, (ii) violate or conflict with any Law or Order applicable to Mylan or any Mylan Subsidiary or its or their properties or assets, (iii) result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any Consent under, give rise to the loss of a material benefit under or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of, any material Contract of Mylan or any Mylan Subsidiary or (iv) result in the creation or imposition of any Encumbrance upon the Consideration Shares or any Encumbrance (other any Permitted Encumbrance) upon any properties or assets of Mylan or any Mylan Subsidiary, except, in the case of clauses (ii), (iii) and (iv), any matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Mylan Material Adverse Effect.

(b) No Consent of any Governmental Authority is required to be made or obtained by Mylan or any Affiliate of Mylan in connection with the execution or delivery of this Agreement by Mylan or the consummation by Mylan of the transactions contemplated hereby, except for (i) the requirements of the EU Merger Regulation, the requirements of the HSR Act and any other applicable Competition/Investment Laws, (ii) the filing with the SEC of the Proxy Statement and the Registration Statement and such reports under and such other compliance with the Exchange Act as may be required in connection with this Agreement and the transactions contemplated by this Agreement, (iii) the filing of a notarial deed of conversion and amended articles of association of New Mylan to effect the registration of New Mylan as a public limited liability corporation (naamloze vennootschap), (iv) as may be necessary as a result of any facts or circumstances relating solely to Abbott or any of its Affiliates as opposed to any third party and (v) such other matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Mylan Material Adverse Effect.

5.7 Mylan SEC Matters.

(a) Mylan has timely filed or furnished all reports, schedules, forms, statements and other documents required to be filed or furnished by it with or to the SEC since January 1, 2011 (together with all exhibits, financial statements and schedules thereto and all information incorporated therein by reference, the “Mylan SEC Documents”). As of its filing date or, if amended, as of the date of the last such amendment, each Mylan SEC Document (other than any registration statement filed pursuant to the requirements of the Securities Act) complied in all material respects with the requirements of the Exchange Act, the Securities Act and the Sarbanes-Oxley Act applicable to such Mylan SEC Document and did not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. As of its effective date or, if amended, as of the date of the last such amendment, each Mylan SEC Document that is a registration statement filed pursuant to the requirements of the Securities Act complied in all material respects with the requirements of the Exchange Act, the Securities Act and the Sarbanes-Oxley Act applicable to such Mylan SEC Document and did not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading. None of the Mylan Subsidiaries is required to make any filings with the SEC.

(b) Mylan has timely responded to all comment letters of the staff of the SEC relating to the Mylan SEC Documents, and the SEC has not asserted that any of such responses are inadequate, insufficient or otherwise non-responsive. None of the Mylan SEC Documents is, to the Knowledge of Mylan, the subject of ongoing SEC review.

(c) As of the date of this Agreement, Mylan qualifies as a “well-known seasoned issuer” as defined in Rule 405 under the Securities Act (a “WKSI”), and no event has occurred or condition exists that would reasonably be expected to cause Mylan to become an “ineligible issuer” as defined in Rule 405 under the Securities Act.

(d) As of the date of this Agreement, Mylan is not a party to or otherwise bound by any Contract granting any Person the right to require Mylan to register for sale pursuant to the Securities Act any Securities of Mylan that are Beneficially Owned by such Person.

5.8 Absence of Undisclosed Liabilities. The Mylan Parties and the Mylan Subsidiaries do not have any Liabilities as of the date hereof other than Liabilities (a) reserved against in the Mylan Financial Statements or specifically disclosed in the notes thereto, (b) that are not of the nature and type required to be reflected on financial statements prepared in accordance with GAAP, (c) that have been incurred or accrued since December 31, 2013 in the ordinary course of business consistent with past practice or (d) that have not had or would not reasonably be expected to have, individually or in the aggregate, a Mylan Material Adverse Effect.

5.9 Litigation. As of the date of this Agreement, there is no Action pending or, to the Knowledge of Mylan, threatened against any Mylan Party or any Mylan Subsidiary that, individually or in the aggregate, has had or would reasonably be expected to have a Mylan Material Adverse Effect. As of the date of this Agreement, there is no Order outstanding against or, to the Knowledge of Mylan, allegation, inquiry or investigation by any Governmental Authority involving any Mylan Party or any Mylan Subsidiary that, individually or in the aggregate, has had or would reasonable be expected to have a Mylan Material Adverse Effect.

5.10 Compliance with Laws.

(a) Except for matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Mylan Material Adverse Effect, Mylan and each of the Mylan Subsidiaries are and, since January 1, 2011, have been, in compliance with all applicable Laws. Since January 1, 2011, neither Mylan nor any of the Mylan Subsidiaries has received any written notice from any Governmental Authority regarding (i) any noncompliance with any Law or (ii) any investigation by any Governmental Authority, except, in the case of (i) or (ii), for matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Mylan Material Adverse Effect.

(b) Mylan maintains a system of “internal control over financial reporting” (as defined in Rule 13a-15(f) of the Exchange Act) sufficient to provide reasonable assurance (i) that transactions are made in accordance with management’s authorization, (ii) that transactions are recorded as necessary to permit the preparation of Mylan’s consolidated financial statements in conformity with GAAP and (iii) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of Mylan’s properties or assets.

(c) Mylan’s “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) are reasonably designed to ensure that information required to be disclosed by Mylan in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time period specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to Mylan’s principal executive officer and principal financial officer as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the principal executive officer and principal financial officer of Mylan required under the Exchange Act with respect to such reports.

5.11 Taxes.

(a) All material Tax Returns required by applicable Laws to have been filed with any Governmental Authority by, or on behalf of Mylan and the Mylan Subsidiaries have been filed in a timely manner. All such Tax Returns were true, correct and complete in all material respects and were prepared in accordance with all applicable Laws and all Taxes of Mylan and the Mylan Subsidiaries have been paid when due.

(b) All material Taxes that Mylan and the Mylan Subsidiaries are or were required by Law to withhold or collect have been timely and duly withheld or collected and, to the extent required, have been paid to the proper Governmental Authority.

(c) There are no material Encumbrances (other than Permitted Encumbrances) for Taxes upon any property or assets of Mylan or any of the Mylan Subsidiaries.

(d) There are no material (i) Tax examinations, disputes or Actions of which Mylan or any Mylan Subsidiaries have been notified or, to the Knowledge of Mylan, are threatened, (ii) written claims for Taxes asserted, or (iii) unresolved claims in competent authority pursuant to any income Tax, trade Tax or social insurance Tax treaty, that, in each case, may result in Taxes of Mylan or the Mylan Subsidiaries for any Pre-Closing Tax Period.

(e) No Governmental Authority in a jurisdiction in which Mylan or a Mylan Subsidiary does not file Tax Returns has ever claimed in writing that Mylan or such Mylan Subsidiary may owe Taxes to such jurisdiction or is required to file a Tax Return in such jurisdiction.

5.12 Brokers. Mylan shall be solely responsible for the fees and expenses of any broker, finder or investment banker entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of any of the Mylan Parties.

5.13 Opinion of Financial Advisor. On October 21, 2014, the Board of Directors of Mylan received the written opinion of Centerview Partners LLC, dated as of October 21, 2014 that, as of such date and subject to the assumptions, qualifications and limitations set forth therein, the payment of the Consideration Shares to the French Business IP Seller and the Share Sellers for the French Business IP Assets and the Acquired Shares pursuant to the Original Transaction Agreement is fair, from a financial point of view, to Mylan.

5.14 Certain Agreements. Except for this Agreement or the Ancillary Agreements, as of the date of this Agreement, there is no Contract in effect to which any Mylan Party or any of their respective Affiliates is a party or otherwise bound pursuant to which, if consummated, (a) New Mylan would become a Subsidiary of any other Person or (b) from and after the Closing, any Person other than New Mylan would Beneficially Own any Securities or Equity Rights of Mylan or the Mylan Subsidiaries (excluding, following Closing, New Mylan).

5.15 Disclaimer. EXCEPT AS SET FORTH IN THIS AGREEMENT OR IN ANY ANCILLARY AGREEMENT, NONE OF THE MYLAN PARTIES, THEIR RESPECTIVE AFFILIATES OR ANY OF THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES OR REPRESENTATIVES MAKE OR HAVE MADE ANY OTHER REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, IN RESPECT OF MYLAN, ITS AFFILIATES OR THEIR BUSINESSES. ANY SUCH OTHER REPRESENTATION OR WARRANTY IS HEREBY EXPRESSLY DISCLAIMED.

ARTICLE 6

REORGANIZATION

6.1 Reorganization. Pursuant to the Reorganization Transfer Documents and upon the terms and subject to the terms and conditions set forth in this Agreement (it being understood that in the event of any inconsistencies or conflicts between the terms of this Agreement and the terms of any Reorganization Transfer Document, the terms of this Agreement shall prevail, except to the extent the Parties have mutually agreed otherwise in writing), between the date hereof and the Closing, Abbott shall, and shall cause its Affiliates, as applicable, to, take such steps as are required to effect the following (the “Reorganization”) in compliance in all respects with the plan of reorganization set forth in Exhibit 6.1 hereto, as such plan may be modified by the Reorganization Committee in accordance with Section 6.2 (the “Reorganization Plan”):

(a) Abbott shall, and shall cause its Affiliates, as applicable, to, take such steps as are required to (i) sell, convey, assign, transfer and deliver to the Acquired Companies or the Acquired Company Subsidiaries, as applicable, all of Abbott’s and the Continuing Affiliates’ right, title and interest in and to the Transferred Business Assets (other than the French Business IP Assets), free and clear of all Encumbrances (other than Permitted Encumbrances), (ii) cause the Acquired Companies or the Acquired Company Subsidiaries, as

applicable, to assume the Assumed Business Liabilities and (iii) cause Abbott or the Continuing Affiliates, as applicable, on the one hand, and the Acquired Companies and the Acquired Company Subsidiaries, as applicable, on the other hand, to enter into the Manufacturing and Supply Agreements; and

(b) Abbott shall, and shall cause its Affiliates, as applicable, to, take such steps as are required to (i) sell, convey, assign, transfer and deliver to Abbott or the Continuing Affiliates, as applicable, all of the Acquired Companies’ and the Acquired Company Subsidiaries’ right, title and interest in and to the Excluded Assets and (ii) cause Abbott or the Continuing Affiliates, as applicable, to assume the Excluded Liabilities.

6.2 Modification of the Reorganization Plan.

(a) If a Party determines in good faith that a revision to the Reorganization Plan is necessary or advisable, such Party shall notify the Reorganization Committee of such proposed revision. If the Reorganization Committee unanimously agrees in writing to modify the Reorganization Plan with such revision, then the Reorganization Committee shall implement such revision to the Reorganization Plan and Exhibit 6.1 shall be revised accordingly and all references to Exhibit 6.1 shall be deemed to be references to Exhibit 6.1 as so revised.

(b) In connection with any revision to the Reorganization Plan pursuant to Section 6.2(a), Abbott shall (i) if such revision is to remove as an Acquired Company any Person set forth on Annex A of Exhibit 6.1 (a “Removed Company”), comply with the provisions of Section 6.1 with respect to such Removed Company (treating, for such purposes, such Removed Company as a “Continuing Affiliate”) or (ii) if such revision is to add any Person to Annex A of Exhibit 6.1 as an additional Acquired Company (an “Additional Company”), comply with the provisions of Section 6.1 with respect to such Person (treating, for such purposes, such Additional Company as an “Acquired Company”).

6.3 Transferred Business Assets. For the purposes of this Agreement, “Transferred Business Assets” shall mean the right, title and interest of Abbott or any of its Affiliates as of the Closing in and to the following assets, rights and properties, other than the Excluded Assets:

(a) (i) the Manufacturing Facilities, (ii) the Owned Business Real Property and (iii) the Leased Business Real Property;

(b) the tangible personal property, including machinery, equipment, mechanical and spare parts, supplies, tools, tooling, dyes, production supplies, samples, media and other tangible property of any kind, in each case located at the Manufacturing Facilities;

(c) the furniture, fixtures, office equipment and other equipment located at the Owned Business Real Property or the Leased Business Real Property;

(d) all computing hardware, file servers, printers and networking and other information technology equipment located at the Manufacturing Facilities, the Owned Business Real Property or the Leased Business Real Property; provided that rights to such equipment do not affect rights to the data or information that may be contained in or be processed by or using such equipment;

(e) all owned and leased motor vehicles, laptops, tablets, mobile phones and similar assets primarily used by the Transferred Employees;

(f) the Manufacturing Contracts, and the Site Contracts;

(g) subject to Section 7.16(a), the Business Contracts to the extent used in the Business;

(h) the Transferred Patents;

(i) the Transferred Trademarks and the Other Transferred Intellectual Property;

(j) an undivided interest (with Abbott and the Continuing Affiliates) in the Business Know-How;

(k) the Business IP License Agreements;

(l) subject to Section 7.16, the Mixed-Use IP License Agreements to the extent used in the Business;

(m) to the extent transferable in accordance with applicable Law, (i) the Registrations used in the manufacturing operations of the Business conducted at the Manufacturing Facilities, including copies of all related applications, technical files, manufacturing, packaging and labeling specifications, validation documentation, quality control standards and other documentation, files and correspondence with Regulatory Authorities and quality reports and (ii) the drug master files (and the data contained therein) or their equivalent for the Products manufactured at the Manufacturing Facilities;

(n) except as set forth in Schedule 6.3(n), to the extent transferable in accordance with applicable Law, the Registrations (including pending applications for Registrations) used in (and pending applications for Registrations to be used in) distributing, marketing, promoting, selling or offering for sale the Products in the Territories, including copies of related data, records and correspondence under the possession of Abbott or its Affiliates evidencing such Registrations, and all relevant pricing information and correspondence with Governmental Authorities with respect to such pricing matters, but excluding drug master files or their equivalent;

(o) subject to Section 6.3(j), any rights in and to any Development Program;

(p) all rights of the Acquired Companies and the Acquired Company Subsidiaries arising under this Agreement or the Ancillary Agreements or from the consummation of the transactions contemplated hereby or thereby;

(q) subject to Section 7.11, product labeling, product advertising, marketing and promotional materials, sales training materials and all other materials to the extent used in the Business;

(r) the Transferred Receivables;

(s) all claims (including under any express or implied warranties, guarantees or indemnities), causes of action, choses in action, rights of recovery and rights of set-off of any kind (including the right to sue and recover for past infringements or misappropriations of Transferred Intellectual Property), in each case to the extent arising from the Business or related to any Transferred Business Asset or Assumed Business Liability;

(t) the Transferred Inventory;

(u) all refunds (other than any refunds with respect to Taxes to which Abbott is entitled pursuant to Section 6.4(j)) and prepaid expenses, in each case to the extent used in the Business or related to any other Transferred Business Asset or Assumed Business Liability;

(v) the Employee Plan assets and the Abbott Contractual Trust Arrangement assets transferred pursuant to Article 8 and the assets of any Stand-Alone Employee Plan;

(w) subject to Section 7.18(a), to the extent transferable in accordance with applicable Law, all Books, Records and Files (other than income and similar Tax Returns and related Books, Records and Files) to the extent used in the Business or related to any other Transferred Business Asset or Assumed Business Liability;

(x) to the extent transferable in accordance with applicable Law, all right, title and interest in and to all Permits held by an Acquired Company or an Acquired Company Subsidiary or used in the manufacturing operations of the Business conducted at the Manufacturing Facilities;

(y) copies of Tax Returns that relate to the Business and all related Books, Records and Files (including accounting records); provided, however, that Abbott shall not be required to provide such Tax Returns (and related Books, Records and Files) that were filed by Abbott or any of its Continuing Affiliates; provided, further, that Abbott and its Affiliates may redact any information to the extent related to the Excluded Assets or used in Other Abbott Businesses from such Tax Returns and Books, Records and Files; provided, further, that such redaction shall not materially prejudice any information related to the Business contained in such Tax Returns and Books, Records and Files;

(z) all goodwill of the Business as a going concern; and

(aa) except as otherwise provided in Section 6.3(a) - (z) or Section 6.4, all tangible assets located in the Territories primarily used in the Business.

6.4 Excluded Assets. Notwithstanding anything to the contrary in this Agreement, neither the Acquired Companies nor the Acquired Company Subsidiaries shall retain, purchase or otherwise acquire in connection with the Reorganization, and the Transferred Business Assets shall not include, any right, title and interest in or to any of the following assets (such assets being collectively referred to hereinafter as the “Excluded Assets”):

(a) except as provided otherwise in this Agreement or any Ancillary Agreement, all the assets, rights and properties of every kind and description and wherever located, whether tangible or intangible, real, personal or mixed, of (i) the Business that are not Transferred Business Assets or (ii) the Other Abbott Businesses;

(b) all rights of Abbott and the Continuing Affiliates arising under this Agreement or the Ancillary Agreements or from the consummation of the transactions contemplated hereby or thereby;

(c) all cash and cash equivalents, Securities (other than the Acquired Shares and any shares of capital stock of any Acquired Company Subsidiary) and negotiable instruments on hand, in lock boxes, in financial institutions or elsewhere, including any cash residing in any collateral cash account securing any obligation or contingent obligation;

(d) all intercompany accounts between Abbott and any of the Continuing Affiliates, or between any Continuing Affiliate and any other Continuing Affiliate;

(e) the Retained Real Property;

(f) other than the assets set forth in Section 6.3(e), (i) the tangible personal property, including machinery, equipment, mechanical and spare parts, supplies, tools, tooling, dyes, production supplies, samples, media and other tangible property of any kind, (ii) the furniture, fixtures, office equipment and other equipment and (iii) all computing hardware, file servers, printers and networking and other information technology equipment (provided that the rights to such equipment do not affect rights to the data or information that may be contained in or processed by or using such equipment), in each case, located at the Retained Real Property;

(g) all Intellectual Property rights other than (i) the Transferred Intellectual Property (including the French Business IP Assets), (ii) the Business IP License Agreements and (iii) the rights of the Acquired Companies and the Acquired Company Subsidiaries arising under this Agreement and the Ancillary Agreements;

(h) except as set forth in Section 6.3(o), any rights in and to any development program;

(i) all insurance policies;

(j) any refunds or credits, claims for refunds or credits or rights to receive refunds or credits from any Governmental Authority with respect to Excluded Taxes;

(k) all assets of any employee or independent contractor compensation or benefit plan, program or arrangement that is maintained or contributed to by Abbott or any of its Affiliates and the assets of any Abbott Contractual Trust Arrangement, except for those Employee Plan assets and those Abbott Contractual Trust Arrangement assets that are transferred pursuant to Article 8 and except for assets of any Stand-Alone Employee Plan;

(l) the assets set forth on Schedule 6.3(n); and

(m) all owned and leased motor vehicles, laptops, tablets, mobile phones and similar assets primarily used by persons who are not Transferred Employees.

6.5 Assumed Business Liabilities. In connection with the Reorganization, Abbott shall cause the Acquired Companies or any one or more of the Acquired Company Subsidiaries to assume the following Liabilities of Abbott and its Affiliates (collectively, the “Assumed Business Liabilities”):

(a) all Liabilities of Abbott and its Affiliates under the Business Contracts and the Mixed-Use IP License Agreements to the extent such Liabilities arise out of the operation of the Business or relate to the ownership, operation or use of the Transferred Business Assets, in each case, from and after the Closing;

(b) all Liabilities of Abbott and its Affiliates under the Manufacturing Contracts, the Site Contracts and the Business IP License Agreements to the extent such Liabilities arise out of the operation of the Business or relate to the ownership, operation or use of the Transferred Business Assets, in each case, from and after the Closing;

(c) the Liabilities assumed pursuant to Articles 8 and 9;

(d) all Liabilities in connection with any Action to the extent such Liabilities arise out of the operation of the Business or relate to the ownership, operation or use of the Transferred Business Assets, in each case, from and after the Closing;

(e) all Liabilities of the Acquired Companies and the Acquired Company Subsidiaries arising under this Agreement or the Ancillary Agreements or from the consummation of the transactions contemplated hereby or thereby;

(f) the current Liabilities of the Business of the type and kind reflected in the trade accounts payable, accrued salaries and wages and the other accrued current Liabilities of the Statement of Investment Responsibility; and

(g) all other Liabilities of Abbott and its Affiliates to the extent relating to or arising out of the operation of the Business or the ownership, operation or use of the Transferred Business Assets, in each case, from and after the Closing.

6.6 Excluded Liabilities. Notwithstanding anything to the contrary in Section 6.5, neither the Acquired Companies nor any Acquired Company Subsidiary shall assume or be obligated to pay, perform or otherwise discharge any of the following Liabilities of Abbott or its Affiliates (all such Liabilities not being assumed being herein called the “Excluded Liabilities”):

(a) except to the extent constituting Assumed Liabilities pursuant to Sections 6.5(c), (e) and (f), all Liabilities of Abbott and its Affiliates (including all Liabilities in connection with any Action, environmental matters and product Liability for Products sold and recalls of Products) to the extent arising out of the operation of the Business or related to the ownership, operation or use of the Transferred Business Assets, in each case, prior to the Closing;

(b) all Liabilities of Abbott and its Affiliates to the extent arising out of the operation of the Other Abbott Businesses or related to the ownership, operation or use of the Excluded Assets (including the Retained Real Property);

(c) all Excluded Taxes;

(d) all Liabilities retained by Abbott and the Continuing Affiliates pursuant to Articles 8 and 9, including any debt arising under Section 75 of the UK Pensions Act 1995 as a consequence of the Business Transfer and any Liability for pension enhancements on the redundancy or early retirement of a Transferred Employee arising in respect of periods of employment prior to the Closing that would transfer to New Mylan or its Affiliates strictly by virtue of the Transfer of Undertakings (Protection of Employment) Regulations 1981 and 2006 of England and Wales;

(e) all Financial Indebtedness of Abbott or any of its Affiliates;

(f) all intercompany accounts between Abbott and any of the Continuing Affiliates, or between any Continuing Affiliate and any other Continuing Affiliate; and

(g) all Liabilities of Abbott and its Continuing Affiliates arising under this Agreement or the Ancillary Agreements or from the consummation of the transactions contemplated hereby or thereby.

6.7 Delayed Reorganization Closings.

(a) Other than in the case of (i), (ii) or (iii), with respect to the consummation of the acquisition by New Mylan of the Acquired Shares or the issuance by New Mylan to Abbott or the Continuing Affiliates of the Consideration Shares, if (i) any Consent of a Governmental Authority required to effect the Reorganization in any applicable jurisdiction has not been obtained at the time of the Closing, (ii) any Governmental Authority in any applicable jurisdiction shall have enacted, issued, promulgated, enforced or entered any Order (whether temporary, preliminary or permanent) that has the effect of making the transactions contemplated by the Reorganization illegal or otherwise prohibiting the consummation of such transactions in such jurisdiction that is continuing as of the Closing Date or (iii) any notification to, or where appropriate, consultation or negotiation with a works council, union, labor board, employee group or Governmental Authority required to effect the Reorganization with respect to any applicable jurisdiction has not been completed at the time of the Closing (each, a “Delayed Reorganization Jurisdiction”), then the Parties shall, in accordance with this Section 6.7, defer (to the extent permitted under applicable Law) the closing of the transactions contemplated in connection with the Reorganization solely with respect to the Transferred Business Assets and Assumed Business Liabilities related to such Delayed Reorganization Jurisdiction (each, a “Delayed Reorganization Closing”). In such event, unless otherwise agreed in writing by the Parties, (A) the legal interest in and to such Transferred Business Assets shall not be conveyed, assigned, transferred or delivered to, and such Assumed Business Liabilities shall not be assumed by, the applicable Acquired Companies or Acquired Company Subsidiaries until the applicable Delayed Reorganization Closing occurs, (B) the Parties shall use their reasonable best efforts to obtain any such required Consents, resolve any such Orders, cause the expiration of all mandatory waiting periods as soon as practicable and complete any such required notifications, consultations or negotiations as promptly after the Closing as practicable, (C) to the extent permitted under applicable Law, New Mylan or the applicable Affiliate of New Mylan shall acquire beneficial interest in and to such Transferred Business Assets and such Assumed Business Liabilities at the Closing (including all cash and cash equivalents generated from and after Closing with respect thereto) for the period of time commencing upon the Closing and terminating upon the occurrence of the

Delayed Reorganization Closing and (D) to the extent permitted under applicable Law, until the earlier of the Delayed Reorganization Closing and the third anniversary of the Closing Date, Abbott and the Continuing Affiliates shall conduct the Business in the Delayed Reorganization Jurisdiction for the benefit and at the expense of New Mylan or its applicable Affiliate, in accordance with New Mylan’s reasonable instructions and shall take such other actions as may reasonably be requested by New Mylan so that all of the benefits and Liabilities attributable to the Transferred Business Assets and Assumed Business Liabilities related to such Delayed Reorganization Jurisdiction, including use, risk of loss, potential for gain and dominion, and control and command over such Transferred Business Assets and Assumed Business Liabilities inure from and after Closing to New Mylan. Neither Abbott nor any of the Continuing Affiliates shall have any Liability to New Mylan or any of its Affiliates arising out of the management or operation of the Business after the Closing and pending the Delayed Reorganization Closing in any Delayed Reorganization Jurisdictions other than for gross negligence or willful misconduct. Any Delayed Reorganization Closing shall occur no later than thirty (30) days after receipt of all required Consents, the resolution of all applicable Orders, the expiration of all mandatory waiting periods and the completion of all required notifications to and consultations and negotiations with works councils, unions, labor boards, employee groups and Governmental Authorities, or at such time as the Parties may mutually agree upon in writing. For purposes of Sections 4.2(b), 4.3(b), 5.4(b), 6.1, 7.7, 7.10, 7.15, 7.16 and 7.17(b) and Article 8 (as described in Section 6.7(b)) to the extent applicable in connection with any Delayed Reorganization Jurisdiction, all references to the Closing or the Closing Date shall be deemed to be references to the applicable Delayed Reorganization Closing.

(b) For purposes of Article 8, in respect of any Delayed Reorganization Jurisdiction, unless otherwise agreed in writing by the Parties, (i) subject to clause (iv) below, New Mylan and Abbott shall mutually agree in good faith on appropriate arrangements to continue the Abbott compensation and employee benefits (including statutory arrangements) for the applicable Business Employees as of the Closing (except to the extent otherwise required by applicable Law), at the expense of New Mylan, and such Business Employees shall remain employees of Abbott and its Continuing Affiliates until the date of the Delayed Reorganization Closing or such other date as may be agreed upon by New Mylan and Abbott, (ii) except to the extent otherwise required by applicable Law, Business Employees in such Delayed Reorganization Jurisdiction shall not become Transferred Employees until the Delayed Reorganization Closing, at which time Abbott and New Mylan shall, and shall cause their respective Affiliates, as applicable, to take such steps as are required to transfer the employment of the applicable Business Employees to an Acquired Company or an Acquired Company Subsidiary by way of automatic transfer or by making offers of employment in accordance with Section 8.1, (iii) any Pension Transfer Amount and any DC Transfer Amount shall be determined as of the Delayed Reorganization Closing, in the same manner as provided in Sections 8.4 and 8.5, respectively, and, subject to such consents, approvals and other legal requirements as may apply under applicable Law, Abbott shall use reasonable best efforts to cause the transfer of any Pension Transfer Amount and any DC Transfer Amount to take place within 180 days of the Delayed Reorganization Closing, in each case after taking into account adjustments for earnings, gains/losses and benefit payments after the Delayed Reorganization Closing but prior to the date of transfer, in the same manner as provided in Sections 8.4 and 8.5, respectively, and (iv) any required adjustments to implement Article 8 with respect to such Delayed Reorganization Jurisdiction, including in respect of the timing and manner of payments between Abbott, Affiliates of Abbott, New Mylan or Affiliates of New Mylan, shall be set forth in the Reorganization Transfer Documents applicable to the Delayed Reorganization Jurisdiction.

(c) For U.S. federal income Tax purposes, notwithstanding that there may be Delayed Reorganization Jurisdictions, the Parties nevertheless agree to treat New Mylan or the applicable Affiliate of New Mylan as having acquired beneficial interest in and to all Transferred Business Assets and Assumed Business Liabilities at the Closing. Accordingly, for U.S. federal income Tax purposes, (i) Abbott and its Affiliates shall be treated as conducting the Business in the Delayed Reorganization Jurisdiction for the benefit and as an agent of New Mylan or its applicable Affiliate and (ii) all cash and cash equivalents generated by the Transferred Business Assets in any Delayed Reorganization Jurisdiction will be for the account of New Mylan or its applicable Affiliate.

(d) If the Delayed Reorganization Closing for any Delayed Reorganization Jurisdiction has not occurred by the third anniversary of the Closing Date, then Abbott and the Continuing Affiliates shall, acting as agents of New Mylan and its applicable Affiliates, take all reasonable actions necessary to sell the Transferred Business Assets related to such Delayed Reorganization Jurisdiction for the benefit and at the expense of New Mylan or its applicable Affiliates and in accordance with New Mylan’s reasonable instructions; provided that (i) New Mylan shall indemnify Abbott and the Continuing Affiliates for actions taken in accordance with New Mylan’s instructions by Abbott and the Continuing Affiliate as agents of New Mylan and its applicable Affiliates in connection with the sale of such Transferred Business Assets pursuant to this Section 6.7(d), (ii) New Mylan and its Affiliates shall be the indemnifying party for any indemnification obligations set forth in any definitive agreement for the sale of such Transferred Business Assets pursuant to this Section 6.7(d) and (iii) Abbott and its Continuing Affiliates shall not be required to take any action materially adverse to the business interests of Abbott and its Continuing Affiliates.

6.8 Reorganization Capitalization Table. No fewer than ten (10) U.S. Business Days prior to the Closing Date, Abbott shall provide Mylan a schedule setting forth for each Acquired Company and each Acquired Company Subsidiary as of the Closing the jurisdiction of incorporation or organization of such Person and the number of shares of capital stock of such Person that will be issued and outstanding and the record ownership and Beneficial Ownership thereof (the “Reorganization Capitalization Table”).

ARTICLE 7

ADDITIONAL COVENANTS AND AGREEMENTS

7.1 Conduct of the Business. From the date of this Agreement until the Closing (or until the earlier termination of this Agreement in accordance with Section 11.1), except (a) as expressly required by applicable Law, (b) as contemplated by or otherwise undertaken to implement this Agreement (including Article 6 and Article 8) or any Ancillary Agreement, (c) as waived or consented to in writing in advance by Mylan (which consent shall not be unreasonably withheld, delayed or conditioned), or (d) exclusively with respect to the Excluded Assets or the Excluded Liabilities, Abbott shall, and shall cause each of its Affiliates to (1) carry on the Business in the ordinary course consistent with past practice and in material compliance with applicable Law, (2) use reasonable best efforts to preserve intact the Transferred Business Assets (including the goodwill of the Business) and the relationships of Abbott and its Affiliates with their customers, vendors, suppliers, creditors, agents, landlords, equipment lessors, service providers and employees, in each case, to the extent relating to the Business, (3) pay all accounts payable and other current obligations of Abbott and its Affiliates, in each case, to the extent related to the Business, when they become due and payable in the ordinary course of business consistent with past practice, except for accounts payable or other obligations that are the subject of a good faith dispute, (4) continue to maintain the Books, Records and Files of Abbott and its Affiliates to the extent related to the Business on a basis consistent with past practice, (5) continue to make all material filings and payments with Regulatory Authorities required in connection with the Business in a timely manner, and use reasonable best efforts to maintain in effect all existing Registrations required for the ongoing operation of the Business as currently conducted, and, in addition to and without limiting the generality of the foregoing, Abbott shall not, and shall cause each of its Affiliates not to:

(i) (A) grant any increase, or announce any increase, in the wages, salaries, compensation, bonuses, incentives, pension, fringe, perquisite, change in control, retention, severance, termination or other benefits payable to, or make any new equity awards to, any Business Employee or Former Business Employee, (B) establish or increase or promise to establish or increase any benefits under any Employee Plan with respect to any Business Employee or Former Business Employee or (C) enter into, establish, adopt, amend or terminate, or take any action to accelerate the vesting or payment of any compensation or benefits under, any Stand-Alone Employee Plan (or any award or accrual thereunder), except in the case of each of (A), (B) and (C), (1) as may be required (x) under any Employee Plan or other Contract as in effect on the date hereof or (y) under applicable Law, (2) as would also relate to similarly situated employees of Abbott or the Continuing Affiliates or (3) as effected in the ordinary course of business consistent with past practice;

(ii) (A) hire any employee with annual base compensation equal to or greater than €300,000 for employment with the Acquired Companies or Acquired Company Subsidiaries or (B) transfer any Business Employee to any Other Abbott Business, other than individuals listed on Schedule 8.1(a)(i)-1;

(iii) enter into, terminate or materially amend any Described Contract or other Contract that, if in effect on the date hereof, would have been a Described Contract;

(iv) (A) sell, assign, convey, transfer or lease (as lessor), license, abandon (including by failing to pay any maintenance or annuity fees), let lapse, dispose of or otherwise make subject to a material Encumbrance (other than any Permitted Encumbrance) any Transferred Business Asset (including any Transferred Intellectual Property, Business IP License Agreements or Mixed-Use IP License Agreements or material equipment, in each case, to the extent used in the Business), other than in the ordinary course of business consistent with past practice, (B) write off, forgive, waive or otherwise cancel any material accounts receivable of Abbott or any of its Affiliates to the extent included in the Transferred Business Assets, except as required by GAAP or in the ordinary course of business consistent with past practice, (C) merge or consolidate with any third party, acquire any material asset or material property of any third party or make any investment in any third party (including through any joint venture), in each case with respect to the Business, or (D) enter into any Contract or arrangement to do any of the foregoing;

(v) amend or modify any of the Constituent Documents of any Acquired Company or Acquired Company Subsidiary;

(vi) issue, sell, grant, pledge or otherwise encumber any Securities or Equity Rights of any Acquired Company or Acquired Company Subsidiary;

(vii) (A) change any material Tax or accounting methods, policies or practices of Abbott or any of its Affiliates (to the extent related to the Business), except as required by GAAP or applicable Law, (B) make or change any material Tax elections of the Acquired Companies or the Acquired Company Subsidiaries, or (C) settle any material Action with respect to Taxes of an Acquired Company or Acquired Company Subsidiary (except with respect to Excluded Taxes); provided that Abbott and its Affiliates shall be entitled to take actions described in (A), (B) or (C) to effectuate the Reorganization after providing reasonable notice to Mylan, except that such notice shall not be required for any action described in the Reorganization Plan;

(viii) make any capital expenditures or commitments therefor with respect to the Business which are in excess of $2,000,000 individually or $20,000,000 in the aggregate in any six (6) month period;

(ix) (A) ship Products to customers other than Affiliates of Abbott ahead of shipping dates requested by customers or otherwise accelerate sales of Products, (B) sell Products to customers other than Affiliates of Abbott in quantities that are not materially consistent with past shipment and sales practices or (C) engage in any practice that would reasonably be expected to be considered “channel stuffing” or “trade loading” of Products;

(x) accelerate to periods prior to the Closing collections of receivables that would otherwise be expected (based on past practice) to be made in periods after the Closing; or

(xi) agree or commit to do any of the foregoing.

7.2 Mylan Operating Covenants. From the date of this Agreement until the Closing (or until the earlier termination of this Agreement in accordance with Section 11.1), except (a) as expressly required by applicable Law, (b) as contemplated by or otherwise undertaken to implement this Agreement or any Ancillary Agreement, (c) as set forth on Schedule 7.2, or (d) as waived or consented to in writing in advance by Abbott (which consent shall not be unreasonably withheld, delayed or conditioned), Mylan shall, and shall cause each of the Mylan

Subsidiaries to, carry on its and their respective businesses in the ordinary course consistent with past practice and in material compliance with applicable Law, and in addition to and without limiting the generality of the foregoing, Mylan shall not, and shall not permit any Mylan Subsidiary to:

(i) amend or modify any of the Constituent Documents of any Mylan Party;

(ii) declare, set aside, make or pay any dividend or other distribution (whether in cash, stock or property) in respect of any of its Securities, other than dividends or distributions by wholly-owned Mylan Subsidiaries to Mylan or other Mylan Subsidiaries;

(iii) split, combine or reclassify any of its Securities or issue or propose or authorize the issuance of any other Securities or Equity Rights in respect of, in lieu of or in substitution for its Securities, other than issuances of shares of Mylan Common Stock in connection with the exercise of Equity Rights that are outstanding on the date of this Agreement;

(iv) repurchase, redeem or otherwise acquire any Securities or Equity Rights of Mylan or any Mylan Subsidiary, or any other equity interests or any rights, warrants or options to acquire any such Securities, other than (A) the acquisition by Mylan of shares of Mylan Common Stock in connection with the surrender of shares of Mylan Common Stock by holders of Equity Rights in order to pay the exercise price thereof, (B) the withholding of shares of Mylan Common Stock to satisfy Tax obligations with respect to awards granted pursuant to the Mylan Stock Plan (or any successor thereto) or pursuant to individual equity compensation award agreements, (C) the acquisition by Mylan of Equity Rights of Mylan in connection with the forfeiture of such Equity Rights or (D) as required by Mylan’s equity or equity-based incentive compensation plans or awards as in effect on the date of this Agreement;

(v) issue, sell, grant, pledge or otherwise encumber any Securities, or Equity Rights of Mylan or any Mylan Subsidiary, other than (A) issuances of Equity Rights in the ordinary course of business consistent with past practices to participants in the Mylan Stock Plan (or any successor thereto) or pursuant to individual award agreements with directors, officers, employees or agents of Mylan or the Mylan Subsidiaries (and the exercise or settlement thereof), (B) issuances of Mylan Common Stock in connection with the exercise of or settlement of Equity Rights that are outstanding on the date of this Agreement (or issued in accordance with this Agreement), (C) issuances of Securities between or among Mylan and any wholly-owned Mylan Subsidiaries and (D) issuances of Securities in connection with any transaction permitted pursuant to clause (vi) of this Section 7.2 so long as such transaction is not consummated prior to the expiration of the Restricted Period (as defined in the Shareholder Agreement);

(vi) merge or consolidate with any third party or acquire, directly or indirectly, all or substantially all of the assets or Securities of any third party if such transaction would be reasonably likely to delay in any material respect, and in any case beyond the Outside Date, the Closing;

(vii) sell, assign, convey, transfer or lease (as lessor) any material portion of the assets of Mylan and the Mylan Subsidiaries, taken as a whole, other than (A) in the ordinary course of business consistent with past practice or (B) if such transaction would not be reasonably likely to delay in any material respect, and in any case beyond the Outside Date, the Closing; or

(viii) enter into or otherwise become bound by any Contract granting any Person the right to require Mylan or New Mylan to register for sale pursuant to the Securities Act any Securities of Mylan or New Mylan that are Beneficially Owned by such Person, other than such rights that are expressly subordinate (including with respect to piggyback registration rights in connection with primary offerings of Securities by Mylan or New Mylan) to the registration rights of Abbott and its Affiliates in this Agreement and the Shareholder Agreement;

(ix) except for the transactions contemplated by this Agreement and the Ancillary Agreements, consummate any transaction whereby (A) New Mylan becomes a Subsidiary of any other Person or (B) any Person other than New Mylan would Beneficially Own any Securities or Equity Rights of Mylan or the Mylan Subsidiaries (excluding, following Closing, New Mylan); or

(x) agree or commit to do any of the foregoing (other than the actions set forth in clause (ix)).

7.3 Preparation of Proxy Statement and Registration Statement.

(a) As promptly as practicable following the date of this Agreement, subject to Abbott’s compliance with the immediately succeeding sentence, Mylan shall prepare and file with the SEC a proxy statement in preliminary form relating to the matters to be submitted to the shareholders of Mylan at the Shareholders Meeting (such proxy statement and any amendments or supplements thereto, the “Proxy Statement”) and New Mylan shall prepare and file with the SEC the Registration Statement, in which the Proxy Statement will be included as a prospectus. Abbott shall furnish all information concerning it, its Affiliates and the Business (including the Audited Financial Statements as required under Section 7.19) to the Mylan Parties, and provide such other assistance (including using reasonable best efforts to assist Mylan in obtaining customary accountants’ comfort and consent letters from Abbott’s accountants), as may be reasonably requested in connection with the preparation, filing and distribution of the Proxy Statement and the Registration Statement.

(b) Mylan shall cause the Proxy Statement to comply in all material respects with the applicable provisions of the Exchange Act, except that no covenant is made by the Mylan Parties with respect to statements made or incorporated by reference therein based on information supplied by Abbott. Mylan shall cause the Registration Statement to comply in all material respects with the applicable provisions of the Securities Act, except that no covenant is made by the Mylan Parties with respect to statements made or incorporated by reference therein based on information supplied by Abbott.

(c) Each Party agrees that none of the information supplied by such Party for inclusion or incorporation by reference in (i) the Proxy Statement shall, on the date mailed to the shareholders of Mylan and at the time of the Shareholders Meeting, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading or (ii) the Registration Statement shall, at the time the Registration Statement is declared effective under the Securities Act, contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading.

(d) The Mylan Parties shall (i) provide Abbott with a reasonable opportunity to review and comment on the Proxy Statement and the Registration Statement (including any amendment or supplement thereto) and any related material communications (including any responses to any comments of the SEC) prior to filing such documents or communications with the SEC, (ii) consider in good faith all comments to such documents or communications reasonably proposed by Abbott and (iii) promptly provide Abbott with a copy of all such documents and communications filed with the SEC. The Mylan Parties shall, as promptly as practicable after receipt thereof, provide Abbott with copies of any written comments and advise Abbott of any oral comments with respect to the Proxy Statement or the Registration Statement received from the staff of the SEC.

(e) Mylan shall cause the Proxy Statement to be mailed to its shareholders at the earliest practicable time after the Registration Statement is declared effective under the Securities Act. Mylan shall use reasonable best efforts to take all actions (other than qualifying to do business in any jurisdiction in which it is not now so qualified) required to be taken under any applicable state Securities Laws in connection with the consummation of the transactions contemplated in this Agreement.

(f) If at any time prior to the Effective Time (i) any Change occurs with respect to the Parties, or any of their respective Affiliates, directors or officers, or (ii) any information relating to the Parties, or any of their respective Affiliates, directors or officers, is discovered by any of the Parties, in the case of each of clauses

(i) and (ii), which should be set forth in an amendment or supplement to (A) the Proxy Statement so that the Proxy Statement would not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading or (B) the Registration Statement so that the Registration Statement wound not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading, the Party that observes such Change or discovers such information shall promptly notify the other Parties and Mylan or New Mylan, as applicable, shall file as promptly as practicable with the SEC an appropriate amendment or supplement to the Proxy Statement or the Registration Statement, as applicable, describing such Change or information and, as required by Law, disseminate the information contained in such amendment or supplement to the shareholders of Mylan.

7.4 Shareholders Meeting. Mylan shall duly take all lawful action to call, give notice of, convene and hold a meeting of the shareholders of Mylan (the “Shareholders Meeting”) on a date as promptly as practicable after the Registration Statement is declared effective under the Securities Act for the purpose of obtaining the Shareholder Approval and shall take all lawful action to solicit and obtain the Shareholder Approval.

7.5 Takeover Laws. In the event any “fair price,” “business combination” or “control share acquisition” statute or other similar statute or regulation is or becomes applicable to the transactions contemplated by this Agreement, New Mylan, Mylan, Merger Sub and their respective boards of directors (or other similar governing body) shall use their reasonable best efforts to grant such approvals and take such actions as are necessary so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and shall otherwise act to minimize the effects of any such statute or regulation on the transactions contemplated by this Agreement.

7.6 Stock Exchange Listing. New Mylan shall use its reasonable best efforts to cause the New Mylan Ordinary Shares, including the Consideration Shares, to be issued in connection with the Business Transfer and the Merger to be approved for listing on the Stock Exchange, subject to official notice of issuance, prior to the Closing Date.

7.7 Access to Information; Confidentiality.

(a) From the date hereof until the Closing, upon reasonable notice, each of Abbott and its Affiliates shall: (i) afford Mylan and its authorized representatives reasonable access to the personnel, the properties and the Books, Records and Files of the Business (including for the purpose of conducting environmental assessments or investigations at the Manufacturing Facilities) and (ii) furnish to the officers, directors, employees and authorized representatives of Mylan such additional financial and operating data and other information related to the Business (or copies thereof) as Mylan may from time to time reasonably request, including information related to the allocation of costs shared by the Business and the Abbott Other Businesses; provided, however, that any such access or furnishing of information shall be scheduled and coordinated through the individual listed on Schedule 7.7(a) (or his designee or designees) and shall be conducted at Mylan’s expense, during normal business hours, under the supervision of Abbott’s or its Affiliates’ personnel and in such a manner as not to unreasonably interfere with the normal operations of the Business or any of the Other Abbott Businesses. Notwithstanding anything to the contrary in this Agreement, Abbott and its Affiliates shall not be required to disclose any information to Mylan if such disclosure would, as determined by Abbott in good faith, be reasonably likely to (i) jeopardize any attorney-client or other legal privilege or (ii) contravene any applicable Laws or fiduciary duty.

(b) From the date hereof until the Closing, upon reasonable notice, each of Mylan and its Affiliates shall: (i) afford Abbott and its authorized representatives reasonable access to the properties and the Books, Records and Files of the Mylan Parties and the Mylan Subsidiaries, and (ii) furnish to the officers, directors, employees, and authorized representatives of Abbott such additional financial and operating data and other information (or copies thereof) as Abbott may from time to time reasonably request; provided, however, that any such access or furnishing of information shall be scheduled and coordinated through the individual listed on Schedule 7.7(b) (or his designee or designees) and shall be conducted at Abbott’s expense, during normal business hours, under the supervision of Mylan’s or its Affiliates’ personnel and in such a manner as not to interfere with the normal operations of the business of the Mylan Parties and the Mylan Subsidiaries. Notwithstanding anything to the contrary in this Agreement, Mylan and its Affiliates shall not be required to disclose any information to Abbott if such disclosure would, as determined by Mylan in good faith, be reasonably likely to (i) jeopardize any attorney-client or other legal privilege or (ii) contravene any applicable Laws or fiduciary duty.

(c) Subject to Section 7.3 and Section 13.2, the terms of the Confidential Disclosure Agreement, dated as of May 2, 2014, between Abbott and Mylan (the “Confidentiality Agreement”), shall continue in full force and effect until the Closing, at which time such Confidentiality Agreement shall terminate; provided, however, that, from and after the Closing, except as would have been permitted under the terms of the Confidentiality Agreement (including the descriptions therein of items that do not constitute “Evaluation Material”), (i) Mylan shall, and shall cause its officers, directors, employees, authorized representatives and Affiliates to, treat and hold as confidential, and not disclose to any Person, information related to the discussions and negotiations between the Parties regarding this Agreement and the transactions contemplated hereby and all information to the extent relating to Abbott (other than, for the avoidance of the doubt, the Business), the Other Abbott Businesses or the Excluded Assets furnished by or on behalf of Abbott prior to the Closing (and all notes, memoranda, analyses, compilations, studies, forecasts, reports, samples, data, statistics, summaries, interpretations or other documents prepared by or on behalf of Abbott or its representatives that contain, reflect or are based upon, in whole or in part, such information), and (ii) Abbott shall, and shall cause its officers, directors, employees, authorized representatives and Continuing Affiliates to, treat and hold as confidential, and not disclose to any Person, information related to the discussions and negotiations between the Parties regarding this Agreement and the transactions contemplated hereby and all information to the extent relating to the Business in the possession of Abbott or any of its Affiliates prior to the Closing or obtained pursuant to Section 7.18. In no event shall any Party use, or permit any other Person to use, the information to be kept confidential and not disclosed pursuant to the immediately preceding sentence for any purpose other than as expressly contemplated under this Agreement or any Ancillary Agreement. If this Agreement is, for any reason, terminated prior to the Closing, the Confidentiality Agreement shall continue in full force and effect.

(d) Nothing provided to Mylan pursuant to Section 7.7(a) shall in any way amend or diminish Mylan’s obligations under the Confidentiality Agreement. Mylan acknowledges and agrees that any Evaluation Material (as defined in the Confidentiality Agreement) provided to Mylan pursuant to Section 7.7(a) or otherwise by or on behalf of Abbott or any officer, director, employee or authorized representative of Abbott shall be subject to the terms and conditions of the Confidentiality Agreement. Nothing provided to Abbott pursuant to Section 7.7(b) shall in any way amend or diminish Abbott’s obligations under the Confidentiality Agreement. Abbott acknowledges and agrees that any Evaluation Material (as defined in the Confidentiality Agreement) provided to Abbott pursuant to Section 7.7(b) or otherwise by or on behalf of Mylan or any officer, director, employee or authorized representative of Mylan shall be subject to the terms and conditions of the Confidentiality Agreement.

7.8 Regulatory and Other Authorizations; Notices and Consents.

(a) Mylan and, where applicable, Abbott shall make or cause to be made all initial submissions pursuant to the EU Merger Regulation and the Competition/Investment Laws of the jurisdictions set forth in Schedule 7.8, and all filings required pursuant to the HSR Act, in each case, with respect to the transactions contemplated by this Agreement as promptly as practicable (and in any event no later than twenty (20) U.S. Business Days from the date hereof). Mylan and, where applicable, Abbott shall promptly make or cause to be made all additional filings required pursuant to the EU Merger Regulation and the Competition/Investment Laws of the jurisdictions set forth in Schedule 7.8. Abbott and Mylan each shall (i) promptly supply the other Party with any information which is required in order to effectuate such filings, (ii) respond as promptly as practicable to any inquiries received from any Governmental Authority relating to matters that are the subject of this

Agreement and (iii) agree not to extend any waiting period under the HSR Act, the EU Merger Regulation or any other Competition/Investment Laws in respect of, or enter into any agreement with any Governmental Authority not to consummate, the transactions contemplated by this Agreement, except with the prior written consent of the other Party, not to be unreasonably withheld, delayed or conditioned. Abbott and Mylan each shall (1) promptly notify the other Party of any material communication between that Party and any Governmental Authority relating to matters that are the subject of this Agreement; (2) consult with the other Party in advance of participating in any meeting or discussion with any Governmental Authority with respect to any filings, investigation or inquiry concerning the transactions contemplated by this Agreement and, to the extent permitted by such Governmental Authority, give the other Party (and its counsel) the opportunity to attend and participate thereat; (3) subject to applicable Law, discuss with and permit the other Party (and its counsel) to review in advance, and consider in good faith the other Party’s reasonable comments in connection with, any proposed filing or communication to any Governmental Authority concerning the transactions contemplated by this Agreement or relating to any investigation, inquiry or other proceeding arising in connection with or relating to the transactions contemplated by this Agreement; and (4) subject to applicable Law, furnish the other Party with copies of all written correspondence and communications between them and their Affiliates and their respective representatives, on the one hand, and any Governmental Authority or members of their respective staffs, on the other hand, in each case, with respect to the transactions contemplated by this Agreement.

(b) In furtherance and not in limitation of the foregoing, Mylan shall take any and all steps necessary to avoid or eliminate impediments or objections, if any, that may be asserted with respect to the transactions contemplated by this Agreement under any Competition/Investment Law so as to enable the Parties to close the transactions contemplated by this Agreement as promptly as practicable, including (i) proposing, negotiating, committing to and effecting, by consent decree, hold separate order or otherwise, the sale, divestiture, disposition or license of any assets, properties, businesses, rights or product lines of New Mylan, Mylan, its Subsidiaries or the Business, or any interests therein, and (ii) otherwise taking or committing to take actions that after the Closing Date would limit Mylan’s, New Mylan’s or their respective Affiliates freedom of action with respect to, or its or their ability to retain, one or more of the assets, properties, businesses, rights or product lines of New Mylan, Mylan, its Subsidiaries or the Business, in each case as may be required in order to avoid the entry of, or to effect the dissolution of, any decree, Order or judgment (whether temporary, preliminary or permanent) that would restrain, prevent or delay the Closing; provided, however, that Mylan shall not be required to propose, negotiate, commit to, effect or take any action that is not conditioned upon the consummation of the Business Transfer. Mylan shall use its reasonable best efforts to defend through appropriate Action any claim asserted in court by any Person in order to avoid entry of, or to have vacated or terminated, any decree or preliminary injunction that would restrain, prevent or delay the Closing. Notwithstanding the foregoing, nothing in this Agreement shall be construed to require Mylan to defend through Action any claim asserted in court by any Party in order to avoid entry of, or to have vacated or terminated, any permanent injunction or administrative litigation that would restrain, prevent or delay the Closing.

(c) Notwithstanding anything to the contrary herein, Abbott and its Affiliates shall not, without Mylan’s prior written consent, propose, negotiate, commit to, effect or take any action in respect of any impediment or objection that may be asserted with respect to the transactions contemplated by this Agreement under any Competition/Investment Law.

7.9 Notifications. Each Party shall promptly notify the other Party in writing of any fact, change, condition, circumstance or occurrence or nonoccurrence of any event of which it is aware that shall result in (a) any representation or warranty made by such Party to be untrue or inaccurate in a manner which would result in the failure of the condition set forth in Section 10.2(a) or Section 10.3(a) and (b) any material failure on such Party’s part to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 7.9 shall not limit or otherwise affect the rights or remedies available hereunder to the Party receiving such notice (including not having any effect for purposes of determining (i) the satisfaction of the conditions set forth in Article 10 or (ii) whether any Person is entitled to indemnification pursuant to Article 12).

7.10 Release of Indemnity Obligations.

(a) Abbott and Mylan shall cooperate with each other with a view to entering into arrangements effective as of the Closing whereby New Mylan or its Affiliates would be substituted for Abbott and its Continuing Affiliates in any guarantees, letters of comfort, indemnities or arrangements entered into by Abbott or its Continuing Affiliates in respect of the Business (but only to the extent such guarantees, letters of comfort, indemnities or similar arrangements constitute Assumed Business Liabilities). If New Mylan or its Affiliates cannot enter into the arrangements referred to above, Abbott shall not terminate any such guarantee, letter of comfort, indemnity or arrangement without New Mylan’s prior written consent; provided, however, that New Mylan shall enter into a separate guaranty with Abbott or its applicable Continuing Affiliate to guarantee the performance of the obligations of Abbott or such Continuing Affiliate, as applicable, under the Contract underlying such guarantee, letter of comfort, indemnity or arrangement to the extent such obligations constitute Assumed Business Liabilities.

(b) After the Closing, each of Abbott and New Mylan, at the request of the other Party, shall use, and shall cause their respective Affiliates to use, reasonable best efforts to obtain any Consent, substitution or amendment required to novate or assign all Assumed Business Liabilities to New Mylan or its Affiliates and any Excluded Liabilities to Abbott or the Continuing Affiliates, and obtain in writing the unconditional release of Abbott and its Affiliates with respect to the Assumed Business Liabilities and the unconditional release of New Mylan and its Affiliates with respect to the Excluded Liabilities, the costs of which shall be borne equally by Abbott and New Mylan.

7.11 Abbott Brands Limited License.

(a) Without limiting any other provision of this Section 7.11, effective as of the Closing, Abbott and the Continuing Affiliates hereby grant (to the extent Abbott or any of the Continuing Affiliates has a right to) to New Mylan and its Affiliates, for a period of two (2) years after the Closing, a non-exclusive, irrevocable (except in the event of a material breach by New Mylan or its Affiliates of this Section 7.11(a), which breach is not cured within thirty (30) days of written notice from Abbott), non-assignable, royalty-free right and license to use the Abbott Brands in the Territories to manufacture, package and label the Products to the same extent as such Products were manufactured, packaged and labeled in the Business immediately prior to the Closing, for the sole purpose of selling the Products in the Territories.

(b) Without limiting any other provision of this Section 7.11, effective as of the Closing, Abbott and the Continuing Affiliates hereby grant (to the extent Abbott or any of the Continuing Affiliates has a right to) to New Mylan and its Affiliates, for a period of six (6) months after the Closing, a non-exclusive, irrevocable (except in the event of a material breach by New Mylan or its Affiliates of this Section 7.11(b), which breach is not cured within thirty (30) days of written notice from Abbott), non-assignable, royalty-free right and license to use the Abbott Brands in the Territories on any advertising, marketing and promotional materials of the Products (including on websites) as used in the Business immediately prior to the Closing, for the sole purpose of selling the Products in the Territories.

(c) Without limiting any other provision of this Section 7.11, effective as of the Closing, Abbott and the Continuing Affiliates hereby grant (to the extent Abbott or any of the Continuing Affiliates has a right to) to New Mylan and its Affiliates, for a period of ninety (90) days after the Closing, a non-exclusive, irrevocable (except in the event of a material breach by New Mylan or its Affiliates of this Section 7.11(c), which breach is not cured within thirty (30) days of written notice from Abbott), non-assignable, royalty-free right and license to use the Abbott Brands in the Territories on signs, billboards and telephone listings used in the Business immediately prior to the Closing; provided that New Mylan shall promptly cover and commence and continue until completed the removal of such signs and billboards.

(d) Promptly after the Closing, New Mylan shall, and shall cause its Affiliates to, cease use of any Abbott Brand for which New Mylan has not been granted a license pursuant to Section 7.11(a), (b) or (c), including on sales invoices, stationery, office forms or other similar materials of the Business.

(e) Any use by New Mylan and its Affiliates of the Abbott Brands as permitted in this Section 7.11 is subject to their use of the Abbott Brands in a form and manner, and with standards of quality, substantially consistent with the use of the Abbott Brands immediately prior to the Closing Date and delivered to New Mylan in writing prior to the Closing. Except as expressly provided in this Section 7.11, New Mylan and its Affiliates shall have no right to use in any way the Abbott Brands.

7.12 Corporate Name. As soon as reasonably practicable after the Closing, but in any event no later than thirty (30) days thereafter, New Mylan shall, and shall cause its Affiliates to, amend the Constituent Documents of the Acquired Companies and the Acquired Company Subsidiaries, as applicable, and to take all additional action necessary to delete any reference to Abbott in their respective company names and, within such thirty (30) day period, to make all required filings with Governmental Authorities (other than Regulatory Authorities) to effect such amendments.

7.13 Directors and Officers.

(a) Prior to the Closing Date, Abbott shall cause each of the Acquired Companies and the Acquired Company Subsidiaries to (i) hold such corporate or other meetings as are necessary pursuant to applicable Laws to discharge the members of each board of directors or equivalent governing body of the Acquired Companies and the Acquired Company Subsidiaries (the “Resigning Directors”) and (ii) execute and deliver to Abbott a general release and discharge from each Acquired Company and Acquired Company Subsidiary releasing and discharging each Resigning Director and past director and each past and present officer, employee and agent from any and all Liabilities to such Acquired Company or Acquired Company in connection with or arising out of any act or omission of any such director, officer, employee or agent, in his or her capacity as such, at or prior to the Closing, in the case of (i) and (ii), with effect as of the Closing.

(b) Effective upon the Closing, New Mylan shall not, and shall not cause or permit any of its Affiliates (including any Acquired Company or Acquired Company Subsidiary) to, make any claim against any past or present director, officer, employee or agent of the Acquired Companies or the Acquired Company Subsidiaries (or their respective heirs or successors) in connection with any act or omission of such director, officer, employee or agent in his or her capacity as such prior to the Closing, except for fraud or as expressly permitted or required by the terms of this Agreement or the Ancillary Agreements.

7.14 Transition Services. Following the Closing, (a) Abbott or one or more of the Continuing Affiliates shall provide or make available certain services, rights, properties and assets (to the extent Abbott or one of the Continuing Affiliates has the right to) and (b) New Mylan or one or more of its Affiliates shall provide or make available certain services, rights, properties and assets (to the extent New Mylan or one of its Affiliates has the right to), in each case, pursuant to a transition services agreement, in Agreed Form, to be entered into at the Closing between Abbott and New Mylan (the “Transition Services Agreement”) containing the terms and conditions set forth on Exhibit C.

7.15 Further Action.

(a) Without limiting any other express obligation hereunder, each of Abbott and Mylan shall use its reasonable best efforts to take or cause to be taken all appropriate action, to do or cause to be done all things necessary, proper or advisable under applicable Law, the Contracts included in the Transferred Business Assets or otherwise and to execute and deliver such documents and other papers and any other agreements, as may be necessary to, as soon as practicable, carry out the provisions of this Agreement and consummate and make effective the transactions contemplated by this Agreement, including the Reorganization, the Business Transfer and the Merger, including obtaining from third parties all required Consents, the costs of which shall be borne equally by Abbott and New Mylan; provided that, without Mylan’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed), Abbott shall not grant to any third party any concession that would reasonably be expected to materially and adversely affect New Mylan’s operation of the Business after the Closing. Without limiting the generality of the foregoing, each of Abbott and Mylan shall use its reasonable best efforts to negotiate in good faith (to the extent not already in Agreed Form) and enter into the Ancillary Agreements with such terms and conditions required pursuant hereto and such other terms and conditions as are mutually agreeable to the Parties. Without limiting the generality of the foregoing, Abbott shall use its reasonable best efforts to transfer or have reissued to, or obtain for, Acquired Companies all Permits necessary under Law to operate the Business and the Transferred Business Assets.

(b) Notwithstanding anything in this Agreement to the contrary, this Agreement shall not constitute an agreement to assign, license, sublicense or otherwise provide rights with respect to any Transferred Business Asset (including any Contract (other than any Employee Plan) included in the Transferred Business Assets) or any right thereunder if an attempted assignment, license or other provision, without the Consent of a third party, would constitute a breach or other contravention of a Contract with such third party or would in any way adversely affect the rights of New Mylan or any of its Affiliates relating to such Transferred Business Asset. If any such Consent is not obtained prior to the Closing, the Parties shall cooperate in good faith and use their reasonable best efforts to obtain such Consent as promptly thereafter as practicable and the costs of obtaining any such Consent shall be borne equally by Abbott and New Mylan; provided that, without Mylan’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed), Abbott shall not grant to any third party any concession that would reasonably be expected to materially and adversely affect New Mylan’s operation of the Business after the Closing. If the Parties are unable to obtain any required Consent prior to the Closing, Abbott shall, after the Closing, solely to the extent any affected asset, Contract or right inures to the benefit or burden of the Business, use reasonable best efforts to (i) continue to be bound thereby pending assignment to New Mylan, (ii) at the direction and expense of New Mylan, pay, perform and discharge fully all of its obligations thereunder after the Closing and prior to assignment to New Mylan, (iii) without further consideration therefor, pay, assign and remit to New Mylan promptly all monies, rights and other consideration received in respect of such asset, Contract or right and (iv) exercise or exploit its rights and options under such asset, Contract or right, when and as reasonably directed by New Mylan. If and when any such Consent shall be obtained or such asset, Contract or right shall otherwise become assignable, licensable, sublicenseable or able to be provided to New Mylan, Abbott shall promptly assign, license, sublicense or otherwise provide such asset, Contract or right to New Mylan without payment of further consideration and New Mylan shall, without the payment of any further consideration therefor, assume such asset, Contract or right.

(c) If the Parties determine that certain Transferred Business Assets were not transferred to or retained in the Acquired Companies or the Acquired Company Subsidiaries at or prior to Closing or otherwise were not transferred to New Mylan or one of its Affiliates at Closing, Abbott shall promptly transfer and deliver any and all of such Transferred Business Assets to New Mylan or one of its Affiliates (including, from and after the Closing, the Acquired Companies and the Acquired Company Subsidiaries) without the payment by New Mylan of any further consideration therefor. If the Parties determine that certain Excluded Assets were transferred to or retained in the Acquired Companies or the Acquired Company Subsidiaries at or prior to Closing or otherwise transferred to New Mylan or one of its Affiliates at Closing, New Mylan shall promptly transfer and deliver any and all of such Excluded Assets to Abbott or one of the Continuing Affiliates without the payment by Abbott of any further consideration therefor. The costs of obtaining any Consents in connection with such transfer and delivery shall be borne equally by Abbott and New Mylan; provided that, without Mylan’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed), Abbott shall not grant to any third party any concession that would reasonably be expected to materially and adversely affect New Mylan’s operation of the Business after the Closing. The Parties agree and acknowledge that Business Know-How may not be contained in Books, Records and Files, and notwithstanding anything in this Agreement other than Section 7.25 to the contrary, but subject to the terms and conditions of the Transition Services Agreement, neither Party nor any of its Affiliates shall have any obligation to deliver or effect any transfer of Business Know-How to another Party beyond its obligations under this Agreement to deliver Books, Records and Files.

7.16 Mixed Contracts.

(a) Except as may otherwise be agreed by the Parties in writing, any Contract (other than any Manufacturing Contract, Site Contract, Business IP License Agreement, Employee Plan or any Contract that constitutes an Excluded Asset) to which Abbott or any of its Affiliates is a Party prior to the Closing, in each case that inures to the benefit or burden of each of the Business and the Other Abbott Businesses (a “Mixed Contract”), shall, to the extent commercially reasonable, be separated (or, with respect to a Mixed-Use IP License Agreement, to the extent not separated and to the extent permitted, sublicensed in accordance with the provisions of Section 7.16(b)) as of the Closing, so that each of Abbott and New Mylan shall be entitled to the rights and benefits and shall assume the related portion of any Liabilities inuring to their respective businesses. Abbott shall provide New Mylan with a copy of each Mixed Contract (it being understood that the Parties shall use reasonable best efforts to comply, where practicable, with any applicable confidentiality provisions contained in such Mixed Contracts), and the Parties shall cooperate with each other to effect such separation. The costs of such separation shall be borne equally by Abbott and New Mylan; provided that, without Mylan’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed), Abbott shall not grant to any third party any concession that would reasonably be expected to materially and adversely affect New Mylan’s operation of the Business after the Closing. If any Mixed Contract cannot be so separated (or, with respect to a Mixed-Use IP License Agreement, to the extent not separated and to the extent permitted, sublicensed in accordance with the provisions of Section 7.16(b)), Abbott and New Mylan shall, and shall cause each of their respective Affiliates to, use their reasonable best efforts to cause, for the period after the Closing, (i) the rights and benefits under each Mixed Contract to the extent relating to the Business to be enjoyed by New Mylan; (ii) the Liabilities under each Mixed Contract to the extent relating to the Business to be borne by New Mylan; (iii) the rights and benefits under each Mixed Contract to the extent relating to the Other Abbott Businesses to be enjoyed by Abbott; and (iv) the Liabilities under each Mixed Contract to the extent relating to the Other Abbott Businesses to be borne by Abbott. Notwithstanding the foregoing, with respect to any Mixed Contract, Abbott may, in its sole discretion, elect in lieu of the foregoing arrangements to assign its entire interest in any Mixed Contract to New Mylan subject to the provisions of Section 7.15 and the other terms hereof; provided, however, that Abbott shall remain primarily liable for, and shall indemnify New Mylan and its Affiliates in respect of, any Liabilities thereunder to the extent such Liabilities relate to the Abbott Other Businesses.

(b) If any Mixed-Use IP License Agreement is not separated in accordance with Section 7.16(a), effective as of the Closing, Abbott and the Continuing Affiliates hereby grant (to the extent Abbott or any of the Continuing Affiliates has a right to, and subject to the terms and conditions of the applicable Mixed-Use IP License Agreements) to the Acquired Companies and the Acquired Company Subsidiaries, a perpetual, irrevocable (except in the event of a material breach by New Mylan or its Affiliates of this Section 7.16(b), which breach is not cured within thirty (30) days of written notice from Abbott), non-exclusive right and sublicense under the Mixed-Use IP License Agreements and solely for purposes of developing, manufacturing, using, selling, offering to sell, distributing, importing, supporting and otherwise disposing of the Products in or for the Territories and, in each case, subject to the terms and conditions of the Joint Products Agreement (the “Licensed Mixed-Use IP Sublicenses”). The Licensed Mixed-Use IP Sublicenses shall be non-assignable (provided that each such Licensed Mixed-Use IP Sublicense shall, to the extent permitted by and consistent with the terms of the applicable underlying Mixed-Use IP License Agreement, be assignable, without the consent of Abbott, by an Acquired Company or Acquired Company Subsidiary, as applicable, (i) to New Mylan or any Affiliate of New Mylan if (A) such Affiliate agrees in writing to be bound by the terms of such Licensed Mixed-Use IP Sublicense, (B) such assignee continues to be an Affiliate of New Mylan and (C) the assigning Acquired Company or Acquired Company Subsidiary, as applicable, shall remain primarily liable for the performance of all obligations of such Person under such Licensed Mixed-Use IP Sublicense and (ii) to any Person in connection with the sale by New Mylan or its Affiliates, as applicable, to such Person of (A) the Business, whether by merger, consolidation, combination, reorganization or similar transaction or the transfer, sale, lease, conveyance or disposition of all or substantially all of the assets of the Business or (B) the Product or Products to which such Licensed Mixed-Use IP Sublicense relates). To the extent the Acquired Companies’ or the Acquired Company Subsidiaries’ exploitation after the Closing of Intellectual Property sublicensed to under this Section 7.16(b)

results in or otherwise contributes to an obligation by Abbott or the Continuing Affiliates (as sublicensor under this Section 7.16(b)) to make any payments to a third Person, the Acquired Companies and the Acquired Company Subsidiaries shall be responsible for such payment obligations.

7.17 Intercompany Arrangements.

(a) Immediately prior to the Closing, Abbott shall, and shall cause its Affiliates to, (i) terminate all agreements or arrangements, written or unwritten, of any kind (other than any Ancillary Agreements), between Abbott or any Continuing Affiliate, on the one hand, and an Acquired Company or any Acquired Company Subsidiary, on the other hand, and (ii) settle or otherwise extinguish any amounts (other than any amounts under any Ancillary Agreements) owed to or by Abbott or any Continuing Affiliate, on the one hand, and an Acquired Company or any Acquired Company Subsidiary, on the other hand.

(b) If, following the Reorganization and prior to the Closing, an amount of cash and cash equivalents has not been distributed or otherwise transferred from any Acquired Company or Acquired Company Subsidiary to Abbott or a Continuing Affiliate, Abbott may permit such Acquired Company or Acquired Company Subsidiary to hold, on behalf of and as an agent for Abbott, such cash and cash equivalents (the “Acquired Company Cash Amount”), which Acquired Company Cash Amount the Parties acknowledge and agree is (and agree to account for as) an Excluded Asset. New Mylan shall, or shall cause one of its Affiliates to, pay to Abbott or a Continuing Affiliate promptly after the Closing an amount equal to the Acquired Company Cash Amount.

7.18 Books, Records and Files.

(a) Abbott or its Affiliates may redact from any Books, Records and Files transferred and delivered to New Mylan, an Acquired Company or an Acquired Company Subsidiary pursuant to the terms of this Agreement any information that is not related to the Business or any Transferred Business Asset or Assumed Business Liability.

(b) New Mylan agrees to retain and maintain all Books, Records and Files that are included in the Transferred Business Assets and that are delivered to New Mylan hereunder for a period of at least seven (7) years after Closing (plus any additional time during which New Mylan has been advised by Abbott that (a) there is an ongoing Action with respect to Taxes with respect to periods prior to the Closing or (b) any such period is otherwise open to assessment; provided that only such Books, Records and Files reasonably related to the appropriate Action with respect to Taxes or period as advised by Abbott shall be subject to such time extension). During such period, New Mylan agrees to provide Abbott and its representatives reasonable cooperation, access (including copies) and staff assistance, as needed, during normal business hours and upon reasonable notice, with respect to the Books, Records and Files delivered to New Mylan hereunder, and Abbott agrees to provide New Mylan and its representatives reasonable cooperation, access (including copies) and staff assistance, as needed, during normal business hours and upon reasonable notice, with respect to the Books, Records and Files relating to the Business and retained by Abbott, in each case as may be necessary for general business purposes, including the defense of litigation, the preparation of Tax Returns and financial statements, the auditing of financial statements, other financial reporting activities and the management and handling of Actions with respect to Taxes; provided that such cooperation, access and assistance does not unreasonably disrupt the normal operations of New Mylan or Abbott or their respective Affiliates.

(c) New Mylan and Abbott agree that Abbott may maintain copies of any Books, Records and Files that are included in the Transferred Business Assets and that are delivered to New Mylan hereunder.

(d) Without limiting the foregoing, New Mylan and its Affiliates shall also cooperate with and provide Abbott, the Continuing Affiliates and their respective representatives, during normal business hours and upon reasonable notice, access to information prepared or generated after the Closing related to the operation of the Business prior to the Closing, as may reasonably be requested by Abbott to prepare financial statements for the Business for the periods ending prior to or on the Closing; provided that such access does not unreasonably disrupt the normal operations of New Mylan or its Affiliates.

7.19 Audited Financial Statements.

(a) Subject to Section 7.19(b), as promptly as reasonably practicable after the date of this Agreement, Abbott shall deliver to Mylan such financial statements and other financial information of the Business and associated support activities as are required by the SEC to be included in, or otherwise filed with the SEC in connection with the preparation of, the Proxy Statement, the Registration Statement or the Current Report on Form 8-K disclosing this Agreement and the transactions contemplated hereby (including any amendment thereto), which may include, to the extent required by the SEC, (a) audited combined balance sheets of the Business and associated support activities as of December 31, 2013 and 2012, and audited combined statements of earnings, comprehensive income, cash flows and investment of the Business and associated support activities for each of the fiscal years in the three-year period ended December 31, 2013, in each case including any notes thereto (collectively, the “Audited Financial Statements”), (b) unaudited combined balance sheets of the Business and associated support activities as of the end of any fiscal quarters ended subsequent to December 31, 2013 and prior to the effectiveness of the Registration Statement, and the related unaudited combined statements of earnings, comprehensive income, cash flows and investment of the Business and associated support activities, and (c) selected financial information of the Business and associated support activities (in accordance with Item 301 of Regulation S-K promulgated under the Securities Act) for each of the fiscal years in the five-year period ended December 31, 2013 and for any fiscal quarter ended subsequent to December 31, 2013 and prior to the effectiveness of the Registration Statement. The Audited Financial Statements shall be duly audited by Deloitte & Touche LLP or a firm of internationally reputed public accountants. The Audited Financial Statements shall be prepared in accordance with GAAP.

(b) Abbott and the Mylan Parties shall reasonably cooperate in good faith in connection with consultations with the staff of the SEC with respect to the matters set forth on Schedule 7.19(b).

7.20 Pre-Closing Mylan Capitalization Table. Prior to the Closing, Mylan shall prepare and deliver to Abbott, or cause to be prepared and delivered to Abbott, as of a date that is not more than two (2) U.S. Business Days prior to the Closing Date, a capitalization table (the “Pre-Closing Mylan Capitalization Table”) setting forth as of such date: (a) the authorized capital stock of New Mylan and the number of New Mylan Ordinary Shares and New Mylan Preferred Shares issued and outstanding and (b) the authorized capital stock of Mylan and (i) the number of shares of Mylan Common Stock and Mylan Preferred Stock issued and outstanding, (ii) the number of shares of Mylan Common Stock reserved for issuance pursuant to the Mylan Stock Plan, (iii) the number of shares of Mylan Common Stock subject to Mylan Options and (iv) the number shares of Mylan Common Stock subject to Mylan Stock Awards.

7.21 Non-Competition; Non-Solicitation.

(a) Abbott shall not, and shall cause the Continuing Affiliates not to, directly or indirectly, own, manage, operate or otherwise participate or engage in the business of marketing, promoting, selling or offering for sale any pharmaceutical product in the Territories that contains the same active pharmaceutical ingredient, whether alone or in combination with any other active pharmaceutical ingredient, in any formulation, form or dosage strength, as an active pharmaceutical ingredient incorporated in any Product, in each instance including influenza vaccines, other than (i) in the ophthalmic or veterinary field of use and (ii) any products that incorporate such active pharmaceutical ingredient as part of a medical device (other than a medical device for the injection of pharmaceutical product), diagnostic product or nutritional product (a “Competing Business”) for the period commencing on the Closing Date and expiring on the second (2nd) anniversary thereof: provided that, this Section 7.21(a) shall not prohibit Abbott or any Continuing Affiliate, directly or indirectly, from:

(i) having Beneficial Ownership of (A) the Consideration Shares or (B) up to and including fifteen percent (15%) of any class of outstanding Securities of any other Person; provided that if the Beneficial Ownership by Abbott or any Continuing Affiliate of the Securities of any other Person exceeds fifteen percent (15%) of any class of outstanding Securities of such Person as a result of a combination of shares, recapitalization, consolidation or other reorganization of such Person, Abbott shall not be in breach of this

Section 7.21(a)(i) if Abbott or the applicable Continuing Affiliate divests or causes the divestiture of an amount of the Securities of such Person necessary for Abbott or the applicable Continuing Affiliate to Beneficially Own fifteen percent (15%) or less of the applicable class of outstanding Securities of such Person within twelve (12) months after the date of such combination of shares, recapitalization, consolidation or other reorganization;

(ii) conducting the Other Abbott Businesses or the business activities of CFR Pharmaceuticals S.A. or OJSC Veropharm or any Affiliates or any joint venture in which CFR Pharmaceuticals S.A. or OJSC Veropharm hold any Equity Rights;

(iii) manufacturing pharmaceutical products with the same active pharmaceutical ingredients as the Products for any third party that is not an Affiliate of Abbott, so long as Abbott does not grant rights to such third party to rely on or use a Registration;

(iv) conducting the Business in the Delayed Reorganization Jurisdictions pursuant to Section 6.7;

(v) acquiring any Persons or businesses (an “Acquired Business”) that include a Competing Business (an “Acquired Competing Business”) and carrying on the Acquired Competing Business if such Acquired Competing Business comprises less than the greater of (A) twenty percent (20%) of the revenues of the Acquired Business (measured as of the completed calendar year preceding the year in which the acquisition of the Acquired Business is completed), but not more than $200,000,000 of the aggregate revenues of the Acquired Business in such calendar year (measured using the Exchange Rate as of the last U.S. Business Day of such calendar year) and (B) $50,000,000 of the revenues of such Acquired Business (measured as of the completed calendar year preceding the year in which the acquisition of the Acquired Business is completed and using the Exchange Rate as of the last U.S. Business Day of such preceding calendar year); provided, that if neither clause (A) nor (B) applies, Abbott or its Continuing Affiliates may consummate the acquisition of such Acquired Business, provided further that Abbott or the applicable Continuing Affiliates shall, divest such Acquired Competing Business, and shall, within twelve (12) months following the date of on which such Acquired Business was acquired, enter into a definitive agreement for the divestiture of such Acquired Competing Business. If the divestiture of an Acquired Competing Business is required pursuant to this Section 7.21(a)(v), Abbott shall provide notice to New Mylan, and Abbott shall not, and shall not permit or cause any of its Continuing Affiliates to, enter into any definitive agreement regarding such divestiture without first commencing and conducting in good faith for not less than twenty (20) U.S. Business Days negotiations with New Mylan regarding a potential acquisition by New Mylan or its Affiliates of such Acquired Competing Business.

(b) For the period commencing on the Closing Date and expiring on the second (2nd) anniversary thereof, Abbott shall not, and shall cause the Continuing Affiliates not to, directly or indirectly (including through representatives), solicit, influence, entice or encourage any Transferred Employee to cease his or her employment with New Mylan or its Affiliates, as applicable.

(c) For the period commencing on the Closing Date and expiring on the second (2nd) anniversary thereof, New Mylan shall not, and shall cause its Affiliates not to, directly or indirectly (including through representatives), solicit, influence, entice or encourage any individual set forth on Schedule 8.1(a)(i)-1, any employee of the Established Pharmaceutical Product segment of Abbott or any of its Affiliates who is not a Business Employee or any other employee of Abbott or its Affiliates of whom New Mylan or any of its Affiliates has become aware or with whom New Mylan or any of its Affiliates has come into contact in connection with the transactions contemplated by this Agreement or the Ancillary Agreements (the “Abbott Employees”) to cease his or her employment with Abbott or its Affiliates, as applicable.

(d) Sections 7.21(b) and (c) will not be deemed to prohibit the Parties or their respective Affiliates from engaging in general media advertising or general employment solicitation that may be targeted to a particular geographic or technical area but that is not targeted towards Transferred Employees or Abbott Employees, as applicable.

7.22 Financing Cooperation. Until such time as either Mylan or New Mylan is no longer required under applicable securities Laws to include financial statements of the Business in any prospectus, offering memorandum or other offering document in connection with an offering of Securities, Abbott shall, and shall cause the Continuing Affiliates to, use reasonable best efforts to assist Mylan or New Mylan, as applicable, in obtaining such customary accountants’ comfort and consent letters from Abbott’s accountants, in each case, as may be reasonably requested in connection with the preparation of such prospectus, offering memorandum or other document.

7.23 Conversion. Mylan shall, or shall cause its Affiliates (including New Mylan) to, use reasonable best efforts to ensure that all necessary filings are prepared and made as required under the Laws of the Netherlands in order to effect the conversion of New Mylan into a public limited liability corporation (naamloze vennootschap) prior to the Closing.

7.24 Confirmation of Successor Registrant Status; Cooperation.

(a) As soon as reasonably practicable after the initial filing of the Registration Statement, the Mylan Parties shall submit a no action request to the Staff of the Division of Corporation Finance of the SEC requesting confirmation that as of immediately after the Effective Time (i) New Mylan shall become a successor registrant with respect to Mylan in accordance with Rule 12g-3 under the Exchange Act, (ii) New Mylan shall be deemed to succeed to Mylan’s status as a WKSI and (iii) New Mylan shall be eligible to file an Automatic Shelf Registration Statement. The Mylan Parties shall use their reasonable best efforts to obtain the foregoing no action letter as soon as reasonably practicable after the initial filing of the Registration Statement and shall provide a copy of such letter to Abbott promptly upon receipt.

(b) In accordance with the terms and subject to the conditions set forth in Schedule 7.24(b), if requested in writing by Abbott, the Mylan Parties shall cooperate with Abbott and Abbott’s advisors, representatives, underwriters and counterparties during the period after the date of this Agreement and on or prior to the Closing Date with respect to taking actions, including filing a Resale Registration Statement, and one or more amendments or prospectus supplements, with the SEC relating to the resale, transfer or other disposition of the Consideration Shares (or portion thereof designated by Abbott), subject to the issuance of the Consideration Shares as of the Closing Date, and such other actions contemplated in accordance with Schedule 7.24(b) reasonably requested by Abbott to facilitate the resale, transfer or other disposition of the Consideration Shares (or portion thereof designated by Abbott) on or after the Closing Date.

7.25 Cooperation in Litigation. Without limiting the obligations of the Parties under Section 12.3, from and after the Closing, Abbott and the Mylan Parties shall reasonably cooperate with each other in the investigation, prosecution or defense of any Action (other than Actions with respect to Taxes) prior to or after the Closing arising from or related to the conduct of the Business, the ownership, assets or Liabilities of the Acquired Companies or the Acquired Company Subsidiaries, the ownership, operation or use of the Transferred Business Assets, the Assumed Business Liabilities, the Excluded Assets or the Excluded Liabilities and, in each case, involving one or more third parties. Such cooperation shall include (a) providing, and causing their respective Affiliates to provide, documentary or other evidence, (b) implementing, and causing their respective Affiliates to implement, record retention, litigation hold or other documentary or evidence policies or (c) making, and causing their respective Affiliates to make, available directors, officers and employees to give depositions or testimony, all as reasonably requested by the requesting Party from time to time. Except as otherwise provided in Article 12, the Party requesting such cooperation shall pay the reasonable out-of-pocket expenses incurred in providing such cooperation (including reasonable legal fees and disbursements) by the Party (or Affiliate thereof, as the case may be) providing such cooperation and by its officers, directors, employees and agents, but not including reimbursing such Party (or Affiliate thereof, as the case may be) or its officers, directors, employees and agents for their time spent in such cooperation.

ARTICLE 8

EMPLOYEE MATTERS

8.1 Transferred Employees.

(a) Definitions.

(i) “Business Employee” means, except as set forth on Schedule 8.1(a)(i)-1 or as otherwise agreed to in writing by Mylan and Abbott, (A) any employee of, or who provides services to, the Business employed by Abbott or one of its Affiliates who primarily performs his or her services for the benefit of or with respect to the Business, (B) except for shared service employees deemed not to be Business Employees pursuant to the procedures set forth on Schedule 8.1(a)(i)-2, any employee of the Business employed by Abbott or one of its Affiliates who performs his or her services from one of the Manufacturing Facilities, and (C) any individual employed by Abbott or one of its Affiliates who is a shared service employee deemed to be a Business Employee pursuant to the procedures set forth on Schedule 8.1(a)(i)-2, including in all cases any such employee who is inactive because of leave of absence, vacation, holiday or short-term disability or, to the extent required by applicable Law, who is inactive because of long-term disability or for whom an obligation to recall, rehire or otherwise return to employment exists under Contract or Law. No later than thirty (30) days after the date of this Agreement, Abbott shall provide Mylan with a preliminary (i) draft of Schedule 8.1(a)(i)-1 and (ii) list of all Business Employees, which Schedule and list shall be prepared and may be updated in accordance with this Agreement from time to time prior to, and shall be finalized at, Closing (in the case of Schedule 8.1(a)(i)-1 by mutual agreement of the Parties).

(ii) “Former Business Employee” means any individual whose employment with the Business terminated prior to the Closing (including any Business Employee who has received notice of termination prior to the date of this Agreement) for whom no obligation to recall, rehire or otherwise return to employment with Abbott or its Affiliates exists under Contract and who primarily performed his or her services for or with respect to the Business (or for or with respect to any previously acquired business that is considered part of the Business) immediately prior to such individual’s termination of employment.

(iii) “Transferred Employee” means each Business Employee who is employed by New Mylan, Mylan, an Acquired Company or an Acquired Company Subsidiary immediately following the Closing.

(b) Transfer of Employment.

(i) Prior to or at the Closing, Abbott shall, and shall cause its Affiliates, as applicable, to take such steps as are required to (A) transfer the employment of each Business Employee to an Acquired Company or an Acquired Company Subsidiary, other than (x) any Business Employee employed in the U.S. or (y) any Business Employee who is a U.S. expatriate, either, as applicable, by way of automatic transfer or by making offers of employment and (B) transfer the employment of each employee who is not a Business Employee from an Acquired Company or an Acquired Company Subsidiary to Abbott or its Continuing Affiliates, in each case subject to and in accordance with applicable Law.

(ii) Prior to the Closing, New Mylan shall, or shall cause its Affiliates, as applicable, to offer employment to each Business Employee who is employed in the U.S. and each Business Employee who is a U.S. expatriate in accordance with this Agreement and applicable Law.

8.2 Compensation and Employee Benefits.

(a) Compensation and Benefits Comparability. For a period of two (2) years following the Closing, or such longer period as required by applicable Law, Transferred Employees who remain in the employment of New Mylan or any of its Affiliates shall receive (i) base salary or wage rates that are not less than those in effect for each such Transferred Employee immediately prior to Closing, (ii) equity and cash incentive compensation opportunities that, in the aggregate, are no less favorable than those in effect for each such Transferred Employee immediately prior to Closing, (iii) employee benefits that, in the aggregate, are substantially similar to those in effect for each such Transferred Employee immediately prior to Closing (including defined benefit pension benefits), and (iv) severance benefits that are no less favorable on an individual basis than the greater of (A) the severance benefits that would have been applicable to each such Transferred Employee under the Abbott or applicable Abbott Affiliate severance plans or individual Contracts to the extent set forth on Schedule 8.2(a) (which Abbott shall provide Mylan no later than sixty (60) days after the date of this Agreement and Schedule 8.2(a) shall exclude any plan or Contract mandated by and maintained solely pursuant to applicable Law), immediately prior to the Closing, as the case may be, taking into account such Transferred Employee’s additional period of service and rate of base salary or wages and bonus target with New Mylan or its Affiliates following the Closing and (B) the severance benefits applicable to similarly situated employees of New Mylan or its Affiliates. Except as required by Law, nothing contained in this Agreement shall be construed as requiring New Mylan or one of its Affiliates to continue the employment of any specific Person or to continue any specific benefit plan.

(b) Severance Liabilities. New Mylan and its Affiliates shall be solely responsible for any severance, redundancy or similar termination payments or benefits that may become payable to any Business Employee arising out of or in connection with the Reorganization or the transactions contemplated by this Agreement (including any transfers described in Section 6.7(b) or Section 8.1(b)) and any amounts paid or payable to any Business Employee who does not become a Transferred Employee because such Business Employee rejects a transfer of employment or refuses to transfer employment or does not accept an offer to transfer employment or otherwise challenges such transfer of employment pursuant to Section 6.7(b) or Section 8.1(b). To the extent that Abbott or any of its Continuing Affiliates becomes liable for, or is legally required to make, severance, redundancy or similar termination payments or benefits to any Business Employee as a result of the Reorganization or the transactions contemplated by this Agreement, New Mylan shall, or shall cause its Affiliates to, reimburse Abbott, as soon as practicable but in any event within thirty (30) days of receipt from Abbott of appropriate verification, for all payments, costs and expenses actually paid by Abbott or any Affiliate as required by applicable Law or any Contract or Employee Plan.

(c) Service Credit. New Mylan shall, and shall cause its Affiliates to, recognize the prior service and seniority (including prior service and seniority with any previously acquired business that is considered part of the Business) of each Transferred Employee as if such service had been performed with, and such seniority has been earned with, New Mylan for all purposes under the employee benefit plans and policies provided by New Mylan to the Transferred Employees following the Closing (other than benefit accruals under New Mylan’s defined benefit pension plans except to the extent required by applicable Law or as provided in this Article 8), to the same extent such service and seniority is recognized by Abbott or its Affiliates immediately prior to the Closing, except if such service and seniority would result in the duplication of benefits.

(d) Welfare Plans. Except as otherwise required by applicable Law, (i) Abbott or one of its Continuing Affiliates shall retain responsibility under the Abbott “employee welfare benefit plans” (as defined in Section 3(1) of ERISA, whether or not such plan is subject to ERISA) in which the Transferred Employees participate with respect to all welfare benefit claims incurred by the Transferred Employees and their eligible dependents prior to the Closing and all welfare benefit claims incurred by Former Business Employees and their eligible dependents (other than claims under Stand-Alone Employee Plans) whether prior to or following the Closing and (ii) New Mylan or one of its Affiliates shall be responsible for all welfare benefit claims incurred by Transferred Employees and their eligible dependents on or after the Closing and for all welfare benefit claims incurred by Former Business Employees and their eligible dependents under Stand-Alone Employee Plans. With respect to any “employee welfare benefit plan” maintained by New Mylan or any of its Affiliates in which Transferred Employees are eligible to participate after the Closing, or any Stand-Alone Employee Plan in which Former Business Employees are eligible to participate after the Closing, New Mylan shall, and shall cause its Affiliates to, use reasonable best efforts to (A) waive all limitations as to preexisting conditions and exclusions with respect to participation and coverage requirements applicable to such Transferred Employees (or with respect to Stand-Alone Employee Plans, applicable to such Former Business Employees) to the extent such conditions and exclusions were satisfied by such individual or did not apply under the welfare benefit plans maintained by Abbott or any of its Affiliates immediately prior to the Closing and (B) provide each Transferred Employee (or with respect to Stand-Alone Employee Plans, such Former Business Employee) with credit for any co-payments and deductibles paid by such individual in the plan year in which the Closing occurs prior to the Closing in satisfying any analogous deductible or out-of-pocket requirements to the extent applicable under any such plan.

(e) Labor and Employment Law Matters. No later than seven (7) days prior to any consultation with a works council, union, labor board, employee group or Governmental Authority regarding the effect, impact or timing of the transactions contemplated by this Agreement, Abbott will discuss with Mylan the approach and details to be discussed as part of such consultation and will include reasonable comments from Mylan that have been provided not later than three (3) days prior to such consultation. Mylan and Abbott shall, and shall cause their Affiliates to, cooperate to take all steps, on a timely basis, as are required under applicable Law to notify, consult with or negotiate the effect, impact or timing of the transactions contemplated by this Agreement with each works council, union, labor board, employee group or Governmental Authority where so required under applicable Law. Abbott shall regularly review with Mylan the progress of the notifications, consultations and negotiations with each works council, union, labor board, employee group and Governmental Authority regarding the effect, impact or timing of the transactions contemplated by this Agreement. Mylan and Abbott shall, and shall cause their applicable Affiliates to, comply with all applicable Laws, directives and regulations relating to the Business Employees. New Mylan or its applicable Affiliate shall become a party to any collective bargaining (including national, sector or local), works council or similar agreement with respect to any Transferred Employee and shall, or shall cause its Affiliates to, be responsible for all Liabilities related to periods after the Closing arising under any collective bargaining (including any national, sector or local), works council or similar agreement with respect to any Transferred Employee. New Mylan shall, or shall cause its Affiliates to, join any industrial, employer or similar association or federation if membership is required for the currently applicable collective bargaining, works council or similar agreement to continue to apply.

(f) Incentive Compensation. New Mylan shall, and shall cause its Affiliates to, continue each performance period in effect at the Closing under each incentive compensation bonus plan in which any Transferred Employee participates and which is listed on Schedule 8.2(f) (which Abbott shall provide New Mylan no later than thirty (30) days after the date of this Agreement), with appropriate adjustment (as determined by New Mylan in good faith) to the applicable performance targets to take into account the transactions contemplated by this Agreement. New Mylan shall, and shall cause its Affiliates to, make such bonus payments at the time prescribed by the applicable plan as in effect immediately prior to the Closing and in accordance with the historical past practices under such plan as in effect immediately prior to the Closing. New Mylan or its applicable Affiliate shall pay bonuses in accordance with the financial plan of Abbott and its Affiliates in effect as of the Closing.

8.3 Liabilities. Except as otherwise provided in this Article 8 or in Section 6.5 or 6.7(b), effective as of the Closing, Abbott and its Continuing Affiliates shall retain Liability and responsibility for all employment, labor, compensation, pension, employee welfare and employee benefits-related Liabilities, other than such Liabilities under Stand-Alone Employee Plans, (a) that relate to the Former Business Employees (or any dependent or beneficiary of any Former Business Employee) and any director, officer, employee, consultant or other service provider of Abbott and its Affiliates who is not a Transferred Employee, (b) incurred, or arising out of or relating to a period ending, on or prior to the Closing that relate to the Business Employees (or any dependent or beneficiary of any Business Employee), (c) relating to any claim that a Business Employee should have been a Transferred Employee or that any Transferred Employee should not have been treated as such or (d) under any Employee Plans that are not Stand-Alone Employee Plans (including equity compensation plans). Except as otherwise provided in this Article 8 or in Section 6.6 or 6.7(b), effective as of the Closing, (i) New Mylan and its Affiliates shall assume and be solely responsible for all employment, labor, compensation, pension, employee welfare and employee benefits-related Liabilities (A) that are payable after the Closing, which Liabilities are incurred or arise out of or relate to a period beginning after the Closing, and that relate to any Transferred Employee (or any dependent or beneficiary of any Transferred Employee) or (B) under any Stand-Alone Employee Plans and (ii) Abbott and its Continuing Affiliates shall have no liability with respect to any Transferred Employee (or any dependent or beneficiary of any Transferred Employee) that relates to such Transferred Employee’s employment with New Mylan or any of its Affiliates after the Closing

8.4 Defined Benefit Pension Plans.

(a) Effective as of the Closing, New Mylan shall, with respect to any Transferred Employee (i) whose defined benefit pension obligation in one or more of the defined benefit pension plans maintained by Abbott or its Continuing Affiliates is required to be assumed or retained by an Acquired Company or an Acquired Company Subsidiary under applicable Law as a result of the transactions contemplated by this Agreement or (ii) who participates in one or more of the defined benefit pension plans maintained by Abbott or its Continuing Affiliates in any Territory set forth on Schedule 8.4(a) (collectively, the “Abbott Transferor Pension Plans”), establish or designate defined benefit pension plans (collectively, the “New Mylan Transferee Pension Plans”) for the benefit of such Transferred Employees. The Transferred Employees (A) whose defined benefit pension obligation is required to be assumed or retained by an Acquired Company or an Acquired Company Subsidiary or (B) who participate in one or more of the defined benefit pension plans maintained by Abbott or its Continuing Affiliates in any Territory set forth on Schedule 8.4(a) are referred to hereinafter as the “Abbott Transferred Pension Plan Employees.” The Abbott Transferred Pension Plan Employees shall be given credit under the respective New Mylan Transferee Pension Plan for all service with and compensation from Abbott or its Affiliates as if it were service with and compensation from New Mylan for purposes of determining eligibility, vesting and the amount of any benefits or benefit accruals under each respective New Mylan Transferee Pension Plan. Each New Mylan Transferee Pension Plan shall provide, upon the transfer of assets referred to below (or, if there is no transfer of assets with respect to a particular plan because the plan is not funded, as of the Closing), that the accrued benefits for the Abbott Transferred Pension Plan Employees under such New Mylan Transferee Pension Plan shall in no event be less than their accrued benefits under the corresponding Abbott Transferor Pension Plan as of the Closing.

(b) (i) With respect to any Abbott Transferor Pension Plan that is funded (other than any Abbott Transferor Pension Plan maintained in Germany), Abbott shall cause to be transferred from the trusts (or in the case of other funding vehicles, transferred from such funding vehicles) under such Abbott Transferor Pension Plan to the trusts or other funding vehicles under the corresponding New Mylan Transferee Pension Plan assets in the form of cash, cash equivalents, marketable securities or insurance contracts (to the extent allowable under the terms of such contracts and exclusively intended to cover plan benefits), the value of which shall be equal to: (i) the actuarial present value of projected (and not accrued) benefits (that is, the “projected benefit obligation” as defined in Topic 715 in the FASB’s Accounting Standards Codification, “PBO”) under such Abbott Transferor Pension Plan as of the Closing Date that are attributable to the Abbott Transferred Pension Plan Employees divided by the PBO of all participants in such Abbott Transferor Pension Plan as of the Closing Date, multiplied by the market value of the assets of such Abbott Transferor Pension Plan at the Closing Date, provided that such transferred amount shall not, in any event, exceed the PBO under such Abbott Transferor Pension Plan of all Abbott Transferred Pension Plan Employees as of the date of Closing or (ii) such greater amount as is required by applicable Law or the applicable Governmental Authority having jurisdiction over the Abbott Transferor Pension Plan in order to obtain approval for the transfer.

(ii) With respect to any Abbott Transferor Pension Plan maintained in Germany that has a corresponding Contractual Trust Arrangement (the “Abbott Contractual Trust Arrangement”), New Mylan shall cause a contractual trust arrangement (the “New Mylan Contractual Trust Arrangement”) to be established in connection with the corresponding New Mylan Transferee Pension Plan. Abbott shall cause to be transferred from the Abbott Contractual Trust Arrangement under such Abbott Transferor Pension Plan to the New Mylan Contractual Trust Arrangement under the corresponding New Mylan Transferee Pension Plan assets in the form of cash, cash equivalents and marketable securities, the value of which shall be equal to: (A) the PBO under such Abbott Transferor Pension Plan as of the Closing Date that is attributable to the Abbott Transferred Pension Plan Employees divided by the PBO of all participants in such Abbott Transferor Pension Plan as of the Closing Date, multiplied by the market value of the assets of such Abbott Contractual Trust Arrangement at the Closing Date, provided that such transferred amount shall not, in any event, exceed the PBO under such Abbott Transferor Pension Plan of all Abbott Transferred Pension Plan Employees as of the date of Closing or (B) such greater amount as is required by applicable Law or the applicable Governmental Authority having jurisdiction over the Abbott Transferor Pension Plan in order to obtain approval for the transfer. To the extent (x) the Abbott Contractual Trust Arrangement maintained by Abbott Arzneimittel GmbH (the “Arzneimittel Trust”) and the Abbott Contractual Trust Arrangement maintained by Abbott Laboratories GmbH (the “GmbH Trust”) are anticipated to be overfunded according to Section 8.3 of the respective trust agreement at the Closing (a “CTA Overfunding”) and (y) the assets of the Arzneimittel Trust and the GmbH Trust are anticipated to be less than the PBO of all participants in such Abbott Contractual Trust Arrangement at the Closing (a “CTA Underfunding”), Abbott shall use reasonable best efforts under the regulations of Section 8.3 of the respective trust agreement of Arzneimittel Trust and GmbH Trust to use the CTA Overfunding to eliminate any CTA Underfunding and, if there is no CTA Underfunding or if any CTA Underfunding has been eliminated, withdraw any CTA Overfunding from Arzneimittel Trust and GmbH Trust prior to the Closing.

(c) The amounts determined in accordance with Section 8.4(b) are collectively referred to as the “Pension Transfer Amounts”. The transfer of the Pension Transfer Amounts, and the assumption by New Mylan and its Affiliates of Liabilities with respect to or relating to the Abbott Transferred Pension Plan Employees under the applicable Abbott Transferor Pension Plans, shall be subject to such Consents and other requirements as may apply under applicable Law, including the consent of the Abbott Transferred Pension Plan Employees to the extent required by applicable Law. New Mylan shall cause the corresponding New Mylan Transferee Pension Plans to accept the Pension Transfer Amounts. Except as otherwise provided in Section 8.4(b)(ii), to the extent an Abbott Transferor Pension Plan is not required to be funded by applicable Law and is not voluntarily funded as of the Closing, there shall be no transfer of assets by the Abbott Transferor Pension Plan or by Abbott or its Continuing Affiliates. Actuarial determinations shall be made in accordance with Section 8.4(g) below.

(d) As of the Closing Date, Abbott shall cause the Transferred Employees to cease further accrual of benefits under the pension plans sponsored by Abbott and its Continuing Affiliates.

(e) The Pension Transfer Amount, if any, from each Abbott Transferor Pension Plan shall be equitably adjusted to take into account benefit payments made from the Abbott Transferor Pension Plan to the Abbott Transferred Pension Plan Employees after the Closing but prior to the date of transfer and for any earnings and losses on such amount during such period. The Pension Transfer Amount, if any, shall be determined pursuant to Section 8.4(g) below.

(f) At the times of the transfers of the Pension Transfer Amounts, New Mylan and the New Mylan Transferee Pension Plans shall assume all Liabilities for all accrued benefits, including all disability, part-time and other ancillary benefits, under the corresponding Abbott Transferor Pension Plans in respect of the Abbott Transferred Pension Plan Employees whose benefits are transferred, and Abbott and the Continuing Affiliates and the corresponding Abbott Transferor Pension Plans shall be relieved of all Liabilities to provide benefits under the Abbott Transferor Pension Plans to the Abbott Transferred Pension Plan Employees whose benefits are transferred. From and after the date of such applicable transfer of the Pension Transfer Amounts (or if there is no transfer of assets with respect to a particular plan because the plan is not required to be funded under applicable Law, from and after the Closing), New Mylan agrees to indemnify and hold harmless Abbott and its Continuing Affiliates and its and their officers, directors, employees, and agents from and against any and all costs, damages, losses, expenses, or other Liabilities arising out of or related to the Abbott Transferred Pension Plan Employees whose benefits under the Abbott Transferor Pension Plans are transferred to the New Mylan Transferee Pension Plans, or the transfer of benefits, assets and Liabilities pursuant to this Section 8.4, or the cessation of participation in the Abbott Transferor Pension Plans in connection therewith.

(g) For purposes of this Section 8.4, actuarial determinations shall be based upon the actuarial assumptions and methodologies used in preparing the most recent audited financial statements of Abbott as of the date of the determination. The applicable plan sponsor of the Abbott Transferor Pension Plans shall cause the plan actuary or administrator to provide a report of its determination of such amount within ninety (90) days of the Closing Date and any back-up information reasonably required by New Mylan to confirm the accuracy of such determination. If New Mylan disputes the accuracy of the calculation, New Mylan and Abbott shall cooperate to identify the basis for such disagreement and act in good faith to resolve such dispute. To the extent that a dispute is unresolved after a forty-five (45) day period following identification of such dispute, the calculations shall be verified by an independent third party benefits consulting firm selected by the mutual agreement of Abbott and New Mylan. The decision of such consulting firm shall be final, binding and conclusive on Abbott and New Mylan. New Mylan and Abbott shall share equally the costs of such consulting firm.

8.5 Defined Contribution Plans.

(a) Effective as of the Closing, New Mylan shall, with respect to any Transferred Employee whose defined contribution obligation in one or more of the defined contribution plans maintained by Abbott or its Continuing Affiliates is required to be assumed or retained by an Acquired Company or an Acquired Company Subsidiary under applicable Law as a result of the transactions contemplated by this Agreement (collectively, the “Abbott Transferor DC Plans”), establish or designate defined contribution plans (collectively, the “New Mylan Transferee DC Plans”) for the benefit of such Transferred Employees. The Transferred Employees whose defined contribution obligation in one or more of the defined contribution plans maintained by Abbott or its Continuing Affiliates is required to be assumed or retained by an Acquired Company or an Acquired Company Subsidiary are referred to hereinafter as the “Abbott Transferred DC Employees”. The Abbott Transferred DC Employees shall be given credit under the respective New Mylan Transferee DC Plan for all service with and compensation from Abbott or its Affiliates as if it were service with and compensation from New Mylan for purposes of determining eligibility, vesting and the amount of any benefits or benefit accruals under each respective New Mylan Transferee DC Plan.

(b) With respect to an Abbott Transferor DC Plan, Abbott shall cause the transfer under each such Abbott Transferor DC Plan to the corresponding New Mylan Transferee DC Plan of cash or cash equivalents equal to the actual account balances of the Abbott Transferred DC Employees under each such Abbott Transferor DC Plan or contracts, agreements or policies with or assets held by an external provider as of the Closing or such greater amount as is required by the applicable regulatory authority having jurisdiction over the Abbott Transferor DC Plan in order to obtain approval of such transfer (the “DC Transfer Amount”). The transfer of the DC Transfer Amounts shall be subject to such consents, approvals and other legal requirements as may apply under applicable Law. New Mylan shall cause the DC Transfer Amounts to be accepted by such plans. To the extent an Abbott Transferor DC Plan is not required to be funded by applicable Law and is not voluntarily funded as of the Closing, there shall be no transfer of assets.

(c) The DC Transfer Amount to be transferred, if any, from the respective Abbott DC Plan shall be equitably adjusted to take into account benefit payments made from the respective Abbott Transferor DC Plan to the Abbott Transferred DC Employees after the Closing but prior to the date of transfer and for any earnings and losses on such amount during such period. The transfer of the DC Transfer Amount, if any, shall take place within ninety (90) days after the Closing Date.

(d) At the times of the transfers of the DC Transfer Amounts (or if there is no transfer of assets with respect to a particular plan because the plan is not required to be funded under applicable Law and is not voluntarily funded at the Closing), New Mylan and the New Mylan Transferee DC Plans shall assume all Liabilities under the corresponding Abbott Transferor DC Plan in respect of the Abbott Transferred DC Employees whose benefits are transferred, and Abbott and its Continuing Affiliates and the corresponding Abbott Transferor DC Plans shall be relieved of all Liabilities to provide benefits under the Abbott Transferor DC Plans to the Abbott Transferred DC Employees whose benefits are transferred. From and after the date of such applicable transfer of the DC Transfer Amounts (or if there is no transfer of assets with respect to a particular plan because the plan is not required to be funded under applicable Law, as of the Closing), New Mylan agrees to indemnify and hold harmless Abbott and its Continuing Affiliates and its and their officers, directors, employees, and agents from and against any and all costs, damages, losses, expenses, or other Liabilities arising out of or related to the Abbott Transferred DC Employees whose benefits under the Abbott Transferor DC Plans are transferred to the New Mylan Transferee DC Plans, or the transfer of benefits, assets and Liabilities pursuant to this Section 8.5, or the cessation of participation in the Abbott Transferor DC Plans in connection therewith.

8.6 ESPP. Effective as of the Closing, each Transferred Employee who participates in an employee stock purchase plan maintained by Abbott or its Continuing Affiliates immediately prior to the Closing, as applicable, (the “Abbott ESPPs”) shall cease participation in the applicable Abbott ESPPs and, except as otherwise required by applicable Law or as otherwise determined by Abbott, shall have his or her payroll deductions refunded by Abbott as soon as administratively practicable in accordance with the terms of the Abbott ESPPs.

8.7 Equity Compensation. Abbott shall pay each Transferred Employee who, as of the Closing:

(a) holds an outstanding stock option to purchase one or more common shares of Abbott, or an outstanding stock option issued to convert an Abbott stock option in connection with the separation of Abbott’s research-based pharmaceutical business, (each, an “Abbott Option”) which is not exercisable as of the Closing and which is forfeited as a consequence of the Transferred Employee’s termination of employment with Abbott pursuant to the terms of this Agreement, an amount in cash (net of applicable withholding Taxes) determined by multiplying the excess of the fair market value of one share of the underlying common stock immediately prior to the date such Abbott Option is forfeited over the exercise price of such Abbott Option by the number of shares of common stock subject to such Abbott Option;

(b) holds Abbott restricted stock, or restricted stock issued to convert a share of Abbott restricted stock in connection with the separation of Abbott’s research-based pharmaceutical business, (each, a share of “Abbott Restricted Stock”) which is forfeited as a consequence of the Transferred Employee’s termination of employment with Abbott pursuant to the terms of this Agreement, an amount in cash (net of applicable withholding Taxes) determined by multiplying the fair market value of one share of the applicable common stock as of the Closing, by the number of shares of the applicable Abbott Restricted Stock; and

(c) holds a restricted stock unit with respect to shares of Abbott common stock, or a restricted stock unit issued to convert an Abbott restricted stock unit in connection with the separation of Abbott’s research-based pharmaceutical business, (each, an “Abbott RSU”) which is forfeited as a consequence of the Transferred Employee’s termination of employment with Abbott pursuant to the terms of this Agreement, an amount in cash (net of applicable withholding Taxes) determined by multiplying the fair market value of one share of the applicable underlying common stock as of the Closing by the number of shares of the applicable common stock subject to such Abbott RSU.

New Mylan shall not be responsible for reimbursing Abbott for any payments (including amounts withheld for Taxes) made under this Section 8.7.

8.8 Business Employee Announcements; Questions and Answers; Access.

(a) Subject to applicable Law, prior to any written announcement being made to the Business Employees by Mylan or its Affiliates with respect to the transactions contemplated by this Agreement, Abbott and Mylan shall reasonably approve in writing the form and content of all such announcements.

(b) Prior to the Closing Date, Abbott and Mylan shall review and reasonably approve in writing the form of all question and answer materials and employee communications to be discussed with the Business Employees by Mylan or its Affiliates with respect to the transactions contemplated by this Agreement.

(c) Subject to applicable Law, Section 7.7(a) and the preceding provisions of this Section 8.8, from and after the date of this Agreement, Abbott and its Affiliates shall provide Mylan reasonable access to, and facilitate meetings with, any Business Employee during normal business hours and on five (5) U.S. Business Days’ notice to Abbott for purposes of making announcements concerning, and preparing for, the consummation of the transactions contemplated by this Agreement; provided that such access or meetings do not unreasonably interfere with the operation of the Business.

8.9 Third Party Beneficiaries. Without limiting the generality of Section 13.5, the provisions contained in this Agreement with respect to the Business Employees shall be binding upon and shall inure solely to the benefit of each of the Parties and shall not create any rights or remedies of any nature whatsoever in any other Person, including any Business Employee (or dependent or beneficiary of any Business Employee) or any employee representative body, works council or trade union. Nothing herein shall be deemed an amendment of any plan providing benefits to any Business Employee.

8.10 European Council Directive. To the extent applicable, the Parties acknowledge the application of the European Council Directive of March 12, 2001 (2001/23/EC) (the “Directive”), relating to the safeguarding of employees’ rights in the event of transfers of undertakings, businesses or parts of businesses and any country legislation implementing the Directive and any other similar Law. The Parties hereto acknowledge and agree that they shall, and shall cause their respective Affiliates to, comply with the Directive and any other similar Law to the extent applicable.

ARTICLE 9

TAX MATTERS

9.1 Cooperation. The Parties shall cooperate to provide information and assistance relating to the Acquired Companies, the Acquired Company Subsidiaries, the Transferred Business Assets and the business and operations of New Mylan and its Affiliates.

(a) Such cooperation shall, in the case of Abbott and its Affiliates, include cooperation that is reasonably necessary to allow New Mylan and its Affiliates to file Tax Returns, make elections related to Taxes, prepare for any Action with respect to Taxes by a Governmental Authority, obtain, amend or revise any rulings of any Governmental Authority related to Taxes and prosecute or defend any Action relating to any Tax Return, in each case related to the Acquired Companies, the Acquired Company Subsidiaries or the Transferred Business Assets.

(b) Such cooperation shall, in the case of New Mylan and its Affiliates, include the furnishing to Abbott and its Affiliates, upon request, as promptly as practicable, Tax, financial or other information (including non-public information) regarding the business and operations of New Mylan and its Affiliates as may be reasonably necessary for Abbott and its Affiliates to file any Tax Return or other Tax filings required or allowed by any Law with respect to items comprising such Tax Returns or filings determined under Sections 367, 482, 964, and 902 of the Code or similar provisions of non-U.S. Tax Law. New Mylan and its Affiliates shall provide to Abbott and its Affiliates such information as is required by applicable Law for purposes of complying with or applying the provisions relating to an investment in a “passive foreign investment company” as defined under Section 1297 of the Code or a “controlled foreign corporation” as defined under Section 957 of the Code.

(c) With the prior written consent of New Mylan, which shall not be unreasonably withheld, delayed, or conditioned, and at such times as may be agreed in advance with New Mylan, a representative of Abbott may, during normal office hours, have reasonable access to those officers, employees, agents, accountants, auditors, contractors and subcontractors of New Mylan or any Affiliate who have or may have knowledge of matters with respect to which Abbott reasonably seeks information under this Section 9.1; provided that such access does not unreasonably disrupt the normal operations of New Mylan or its Affiliates.

9.2 Preparation of Returns. Abbott and its Affiliates shall prepare and timely file, or cause to be prepared and timely filed, all Tax Returns in respect of any Affiliate of Abbott (including any Acquired Company and, if applicable, any Acquired Company Subsidiary) due (including extensions) prior to the Closing Date. All such Tax Returns shall be prepared on a basis consistent with the last previous similar Tax Return and in accordance with Law. Abbott and its Affiliates shall timely pay to the relevant Governmental Authority all Taxes due in connection with any such Tax Returns. New Mylan and its Affiliates shall prepare and timely file, or cause to be prepared and timely filed, all other Tax Returns in respect of the Acquired Companies or Acquired Company Subsidiaries. With respect to a Tax Return for a Straddle Period, New Mylan shall provide Abbott with a copy of such Tax Return at least thirty (30) days prior to the due date for filing such Tax Return for Abbott’s review and comment. New Mylan shall consider in good faith any reasonable comments made by Abbott within fifteen (15) days of New Mylan’s delivery of such copy. New Mylan shall, no later than five (5) U.S. Business Days before the due date (including extensions) of any such Tax Return, notify Abbott of any amount (or any portion of any such amount) of Excluded Taxes shown as due on such Tax Return. Abbott shall pay such amount to New Mylan no later than the due date (including extensions) of such Tax Return.

9.3 Refunds and Credits. If New Mylan or its Affiliates receives a Tax refund or credit which is an Excluded Asset described in Section 6.4(j), New Mylan shall or shall cause its Affiliates to pay an amount equal to the refund or credit to Abbott within thirty (30) U.S. Business Days after receiving the refund or applying the credit against a Tax then due.

9.4 Tax Agreements. Except for agreements among or between Acquired Companies and Acquired Company Subsidiaries, all Tax sharing agreements or similar arrangements with respect to or involving the Business shall be terminated prior to the Closing Date and, after the Closing Date, New Mylan and its Affiliates shall not be bound thereby or have any Liability thereunder for amounts due in respect of periods ending on or before the Closing Date.

9.5 Unrestricted Action. Except as specifically set forth herein or on Schedule 9.5, New Mylan shall be unrestricted with respect to all matters concerning Taxes of New Mylan and its Affiliates (including, following the Closing, the Acquired Companies and the Acquired Company Subsidiaries).

9.6 Transfer Taxes. Each Party shall use reasonable best efforts to avail itself of any available exemptions from any Transfer Taxes described in clause (d) of the definition of “Excluded Taxes”, and to cooperate with the other Party in providing any information and documentation that may be necessary to obtain such exemptions.

9.7 Allocation of Taxes Between Periods. In the case of any taxable period that includes (but does not end on) the day before the Closing Date (a “Straddle Period”): (A) real, personal and intangible property taxes (“Property Taxes”) for the portion of the Straddle Period ending on the day before the Closing Date shall be equal to the amount of such Property Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days during the Straddle Period up to (but not including) the Closing Date and the denominator of which is the number of days in the Straddle Period; and (B) Taxes (other than Property Taxes) for the portion of the Straddle Period ending on the day before the Closing Date shall be computed as if such taxable period ended as of the open of business on the Closing Date, and in the case of any Taxes attributable to the ownership of any equity interest in any partnership or other “flow-through” entity or “controlled foreign corporation” (within the meaning of Section 957(a) of the Code or any comparable state, local or non-U.S. Law), as if the taxable period of such partnership, other “flow-through” entity or “controlled foreign corporation” ended as of the open of business on the Closing Date (whether or not such Taxes arise in a Straddle Period of the applicable owner).

ARTICLE 10

CONDITIONS

10.1 Conditions to Obligations of Abbott and Mylan. The obligations of the Parties to consummate the transactions contemplated by this Agreement shall be subject to fulfillment at or prior to the Closing of the following conditions:

(a) Mylan shall have obtained the Shareholder Approval.

(b) No Law shall have been adopted or promulgated and no Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Order (whether temporary, preliminary or permanent), in each case, that has the effect of making the Reorganization, the Business Transfer, the Merger or the other transactions contemplated by this Agreement illegal or otherwise prohibiting the consummation of the Reorganization, the Business Transfer, the Merger or such other transactions, arising (i) out of any Action by any shareholder of Mylan or (ii) otherwise.

(c) Any waiting periods (and any extensions thereof) applicable to the Reorganization, the Business Transfer, the Merger or the other transactions contemplated by this Agreement under the Competition/Investment Laws of the jurisdictions set forth on Schedule 10.1(c) shall have expired or shall have been terminated and any Consents of Government Authorities applicable to the Reorganization, the Business Transfer, the Merger or the other transactions contemplated by this Agreement pursuant to the Competition/Investment Laws of the jurisdictions set forth on Schedule 10.1(c) shall have been obtained.

(d) The New Mylan Ordinary Shares to be issued in connection with the Merger and the Business Transfer shall have been approved for listing on the Stock Exchange, subject to official notice of issuance.

(e) The Registration Statement shall have been declared effective under the Securities Act and shall not be the subject of any stop order or Actions seeking a stop order.

(f) Since the date hereof, there shall have been no change in applicable Law (whether or not such change in Law is yet effective) with respect to Section 7874 of the Code (or any other U.S. Tax Law), or official interpretation thereof as set forth in published guidance by the Department of the Treasury or the Internal Revenue Service (other than news releases) (whether or not such change in official interpretation is yet effective), that “will”, in the opinion of nationally recognized U.S. Tax counsel (which opinion shall have been issued only to the Party invoking this condition but disclosed to the other Parties), cause New Mylan to be treated as a United States domestic corporation for United States federal income Tax purposes, and there shall have been no bill that would implement such a change which has been passed in identical (or substantially identical such that a conference committee is not required prior to submission of such legislation for the President of the United States’s approval or veto) form by both the United States House of Representatives and the United States Senate and for which the time period for the President of the United States to sign or veto such bill has not yet elapsed.

10.2 Additional Conditions to Obligations of Abbott. The obligations of Abbott to consummate the transactions contemplated by this Agreement shall be subject to fulfillment at or prior to the Closing of the following conditions (any one or more of which may be waived in whole or in part by Abbott):

(a) Each of the Mylan Fundamental Representations, disregarding all qualifications and exceptions contained therein relating to “materiality” or “Mylan Material Adverse Effect”, shall be true and correct in all material respects as of the Closing (other than such representations and warranties as are made as of another date, which shall be true and correct in all material respects as of such date). Each of the representations and warranties of the Mylan Parties contained in this Agreement (other than the Mylan Fundamental Representations), disregarding all qualifications and exceptions contained therein relating to “materiality” or “Mylan Material Adverse Effect”, shall be true and correct as of the Closing (other than such representations and warranties as are made as of another date, which shall be true and correct as of such date), except where the failure of such representations and warranties to be so true and correct would not result in a Mylan Material Adverse Effect. The covenants and agreements contained in this Agreement (other than Section 7.2(ix)) to be complied with by the Mylan Parties on or before the Closing shall have been complied with in all material respects and the covenants and agreements contained in Section 7.2(ix) shall have been complied with by the Mylan Parties in all respects. Abbott shall have received a certificate signed on behalf of Mylan by an officer of Mylan to such effect.

(b) Since December 31, 2013, a Mylan Material Adverse Effect shall not have occurred.

(c) New Mylan shall have been converted into a public limited liability company (naamloze vennootschap) and a copy of a notarial deed of conversion and amended articles of association of New Mylan to this effect shall have been provided to Abbott.

(d) If, prior to the Closing Date, Abbott shall have exercised its right pursuant to Section 7.24(b) to require New Mylan to file a Resale Registration Statement with the SEC, such Resale Registration Statement shall have been declared (or shall have been deemed automatically) effective and shall not be the subject of any stop order or Action seeking a stop order.

10.3 Conditions to Obligations of Mylan. The obligations of the Mylan Parties to consummate the transactions contemplated by this Agreement shall be subject to fulfillment at or prior to the Closing of the following conditions (any one or more of which may be waived in whole or in part by Mylan):

(a) Each of the Abbott Fundamental Representations and the representations and warranties set forth in Section 4.13(l), disregarding all qualifications and exceptions contained therein relating to “materiality” or “Business Material Adverse Effect”, shall be true and correct in all material respects as of the Closing (other than such representations and warranties as are made as of another date, which shall be true and correct in all material respects as of such date). Each of the representations and warranties of Abbott contained in this Agreement (other than the Abbott Fundamental Representations and the representations and warranties set forth in Section 4.13(l)), disregarding all qualifications and exceptions contained therein relating to “materiality” or “Business Material Adverse Effect”, shall be true and correct as of the Closing (other than such representations and warranties as are made as of another date, which shall be true and correct as of such date), except where the failure of such representations and warranties to be so true and correct would not result in a Business Material Adverse Effect. The covenants and agreements contained in this Agreement to be complied with by Abbott on or before the Closing shall have been complied with in all material respects. Mylan shall have received a certificate signed on behalf of Abbott by an officer of Abbott to such effect.

(b) The Reorganization shall have been effected in compliance in all respects with the Reorganization Plan; provided that there may be Delayed Reorganization Closings that have not yet occurred in Delayed Reorganization Jurisdictions representing in the aggregate not more than thirty percent (30%) of the aggregate revenue of the Business (measured as of the completed calendar year ending December 31, 2014).

(c) Since the date of this Agreement, a Business Material Adverse Effect shall not have occurred.

(d) The Audited Financial Statements as of and for the fiscal year ended December 31, 2013, after excluding from such Audited Financial Statements the items set forth on Schedule 10.3(d)(i) in accordance with the methodologies, policies, practices and procedures therein set forth, shall not differ in any material respect from the Reference Performance Financial Statements, excluding from such Performance Financial Statements the items set forth on Schedule 10.3(d)(ii) in accordance with the methodologies, policies, practices and procedures therein set forth.

(e) The Consents set forth on Schedule 10.3(e) in respect of the transactions contemplated by this Agreement shall have been obtained.

ARTICLE 11

TERMINATION

11.1 Termination. This Agreement may be terminated at any time prior to the Closing in the following circumstances:

(a) by the mutual written consent of Abbott and Mylan;

(b) by either Abbott or Mylan by written notice to the other, if the Closing shall not have occurred by October 13, 2015 (the “Outside Date”); provided, however, that either Abbott or Mylan may, in its sole discretion, by written notice to the other, elect to extend the Outside Date for one (1) ninety (90) day extension period if the Closing has not occurred due to the failure of the condition set forth in Section 10.1(c); provided further that the right to terminate this Agreement under this Section 11.1(b) shall not be available to any Party whose failure to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur on or prior to such date;

(c) by either Abbott or Mylan by written notice to the other, in the event that any Law shall have been adopted or promulgated or any Order of any Governmental Authority shall have become final and non-appealable, in each case, that has the effect of making the Reorganization, the Business Transfer, the Merger or the other transactions contemplated by this Agreement illegal or otherwise prohibiting the consummation of the Reorganization, the Business Transfer, the Merger or such other transactions, arising (i) out of any Action by any shareholder of Mylan or (ii) otherwise;

(d) by either Abbott or Mylan by written notice to the other, if the Shareholder Approval shall not have been obtained by reason of the failure to obtain the requisite affirmative vote of holders of the outstanding shares of Mylan Common Stock at the Shareholders Meeting, or at any adjournment or postponement thereof;

(e) by Abbott by written notice to Mylan, if the Mylan Parties shall have breached any of their representations or warranties or failed to comply with any of their covenants or agreements contained in this Agreement (other than Section 7.2(ix)), which breach or failure (i) would give rise to the failure of the condition set forth in Section 10.2(a) or (b) and (ii) is incapable of being cured, or is not cured, by the Mylan Parties within thirty (30) days following receipt of written notice of such breach or failure to comply from Abbott; provided, however, that the right to terminate this Agreement under this Section 11.1(e) shall not be available to Abbott if Abbott has breached any of its representations or warranties or failed to comply with any of its covenants or agreements contained in this Agreement such that the condition set forth in Section 10.3(a) or (c) could not then be satisfied;

(f) by Mylan by written notice to Abbott, if Abbott shall have breached any of its representations or warranties or failed to comply with any of its covenants or agreements contained in this Agreement, which breach or failure (i) would give rise to the failure of the condition set forth in Section 10.3(a) or (c) and (ii) is incapable of being cured, or is not cured, by Abbott within thirty (30) days following receipt of written notice of such breach or failure to comply from Mylan; provided, however, that the right to terminate this Agreement under this Section 11.1(f) shall not be available to Mylan if the Mylan Parties have breached any of their representations or warranties or failed to comply with any of their covenants or agreements contained in this Agreement such that the condition set forth in Section 10.2(a) or (b) could not then be satisfied;

(g) by Abbott, prior to the Shareholders Meeting, if the Board of Directors (i) fails to include in the Proxy Statement its recommendation that the shareholders of Mylan approve the Merger or withdraws or modifies such recommendation in any manner adverse to Abbott, (ii) approves or recommends any Alternative Proposal or (iii) resolves to take any such action; or

(h) by Abbott by written notice to Mylan, if the Mylan Parties shall have breached Section 7.2(ix).

11.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 11.1, this Agreement shall forthwith become void and there shall be no Liability on the part of either Party except that Section 7.7(c), Section 7.7(d), this Section 11.2, Section 11.3 and Article 12 shall survive the termination of this Agreement; provided that no Party shall be relieved or released from any Liability or damages arising from a Willful Breach of any provision of this Agreement or fraud, and the aggrieved Party shall be entitled to all rights and remedies available at Law or in equity.

11.3 Reimbursement Amount.

(a) Upon delivery of a Reimbursement Amount Statement by Abbott to Mylan, Mylan shall be obligated pay in accordance with Section 11.3(c) the Reimbursement Amount to Abbott in the event this Agreement is terminated:

(i) by either Abbott or Mylan in accordance with Section 11.1(b) on or after the Outside Date as a result of the failure of any of the conditions precedent set forth in Section 10.1 (other than Section 10.1(b)(ii) or Section 10.1(f)) or Section 10.2 to have been satisfied;

(ii) by either Abbott or Mylan in accordance with Section 11.1(c)(i) or Section 11.1(d);

(iii) by Abbott in accordance with Section 11.1(e) due to the failure of the Mylan Parties to comply with any of their covenants or agreements contained in this Agreement relating to the satisfaction of the conditions precedent set forth in Section 10.1 (other than Section 10.1(b)(ii) or Section 10.1(f)) or Section 10.2; or

(iv) by Abbott in accordance with Section 11.1(g) or Section 11.1(h).

(b) The Reimbursement Amount Statement shall be prepared in good faith by Abbott and shall provide a summary in reasonable detail setting forth Abbott’s calculation of the Reimbursement Amount. Upon the request of Mylan, Abbott shall cause its Tax advisors and appropriate Tax employees to meet with Mylan and its representatives to discuss the calculation of Taxes for purposes of Abbott’s determination of the Reimbursement Amount. Such meeting shall take place no later than three (3) U.S. Business Days after delivery of the Reimbursement Amount Statement to Mylan.

(c) Mylan acknowledges and agrees that the agreements contained in this Section 11.3 are an integral part of the transaction contemplated by this Agreement and that, without these agreements, Abbott would not enter into this Agreement. Accordingly, if Mylan fails promptly to pay any amounts due under this Section 11.3 and, in order to obtain such payment, Abbott commences any Action that results in a judgment against Mylan for such amounts, Mylan shall pay interest on such amounts from the date payment of such amounts was due to the date of actual payment at the prime rate of the Bank of New York Mellon Corporation in effect on the date such payment was due, together with the costs and expenses (including reasonable legal fees and expenses) incurred by Abbott in connection with such Action. All payments by Mylan to Abbott pursuant to this Section 11.3 shall be made by bank wire transfer of immediately available funds to an account specified in writing by Abbott by the fifth (5th) US. Business Day after delivery of the Reimbursement Amount Statement.

(d) Abbott may determine in its sole and absolute discretion whether to deliver a Reimbursement Amount Statement to Mylan in accordance with this Section 11.3. If Abbott elects not to deliver a Reimbursement Amount Statement when permitted to do so in accordance with this Section 11.3, it shall be entitled to all other rights and remedies available under this Agreement and applicable Law. Notwithstanding anything to the contrary in this Agreement, if Abbott elects to deliver a Reimbursement Amount Statement to Mylan, payment of the Reimbursement Amount set forth therein shall be the sole and exclusive remedy of Abbott hereunder, and upon payment of the Reimbursement Amount, none of the Mylan Parties or the Mylan Subsidiaries shall have any further Liability arising out of or relating to this Agreement or the transactions contemplated hereby; provided that the foregoing shall not limit or impair the obligations of the Mylan Parties or the Mylan Subsidiaries set forth in Section 7.7(c) and Section 7.7(d) or the rights and remedies of Abbott under this Agreement in connection therewith.

(e) In no event shall the Reimbursement Amount be payable more than once.

ARTICLE 12

INDEMNIFICATION

12.1 Indemnification by Abbott. From and after the Closing, subject to the limitations set forth in this Agreement, Abbott shall, to the fullest extent permitted by Law, indemnify, defend and hold harmless the Mylan Parties and their respective Affiliates (including, after the Closing, the Acquired Companies and the Acquired Company Subsidiaries), the past, present and future directors, officers, employees and agents of the Mylan Parties and their respective Affiliates, in their respective capacities as such, and the heirs, executors, administrators, successors and permitted assigns of the foregoing Persons (collectively the “Mylan Indemnitees”) from and against any and all Losses which any Mylan Indemnitee may incur or suffer to the extent such Losses arise out of or result from: (a) any breach of any representation or warranty of Abbott contained in this Agreement (other than any Abbott Fundamental Representation, any Abbott Tax Representation or the representations and warranties contained in Sections 4.6 or 4.12(d)) as of the date hereof or as of the Closing (or, in the case of any such representation or warranty specifically made as of another date, as of such other date), (b) any breach of any Abbott Fundamental Representation as of the date hereof or as of the Closing (or, in the case of any such representation or warranty specifically made as of another date, as of such other date), (c) any breach of any covenant or agreement contained in this Agreement to be complied with by Abbott or (d) any Excluded Liability. Notwithstanding anything in this Agreement to the contrary, for purposes of clauses (a) and (b) of the immediately preceding sentence, each of (i) the determination of whether any breach of any representation or warranty (other than the representations and warranties in Sections 4.5 or 4.7(a)) has occurred and (ii) the determination of the amount of Losses arising out of or resulting from any breach of any representation or warranty (other than the representations and warranties in Sections 4.5 or 4.7(a)) shall be made without regard to any qualification or exception contained in such representation or warranty relating to materiality or Business Material Adverse Effect.

12.2 Indemnification by New Mylan. From and after the Closing, subject to the limitations set forth in this Agreement, New Mylan shall, to the fullest extent permitted by Law, indemnify, defend and hold harmless Abbott and the Continuing Affiliates, the past, present and future directors, officers, employees and agents of Abbott and the Continuing Affiliates, in their respective capacities as such, and the heirs, executors, administrators, successors and permitted assigns of the foregoing Persons (collectively the “Abbott Indemnitees”) from and against any and all Losses which any Abbott Indemnitee may incur or suffer to the extent such Losses arise out of or result from: (a) any breach of any representation or warranty of the Mylan Parties contained in this Agreement (other than the Mylan Fundamental Representations) as of the date hereof or as of the Closing (or, in the case of any such representation or warranty specifically made as of another date, as of such other date), (b) any breach of any Mylan Fundamental Representation as of the date hereof or as of the Closing (or, in the case of any such representation or warranty specifically made as of another date, as of such other date), (c) any breach of any covenant or agreement contained in this Agreement to be complied with by the Mylan Parties or (d) any Assumed Business Liability. Notwithstanding anything in this Agreement to the contrary, for purposes of clauses (a) and (b) of the immediately preceding sentence, each of (i) the determination of whether any breach of any representation or warranty (other than the representations and warranties in Section 5.7(a)) has occurred and (ii) the determination of the amount of Losses arising out of or resulting from any breach of any representation or warranty (other than the representations and warranties in Section 5.7(a)) shall be made without regard to any qualification or exception contained in such representation or warranty relating to materiality or Mylan Material Adverse Effect.

12.3 Procedures. Claims for indemnification under this Agreement shall be asserted and resolved as follows:

(a) Third Party Claims.

(i) Any Mylan Indemnitee or Abbott Indemnitee seeking indemnification under this Agreement (an “Indemnified Party”) with respect to any claim asserted against the Indemnified Party by a third party (a “Third Party Claim”) in respect of any matter that is subject to indemnification under Section 12.1 or Section 12.2, as applicable, shall promptly deliver to the other Party (the “Indemnifying Party”) a written notice (a “Third Party Claim Notice”) setting forth a description in reasonable detail of the nature of the Third Party Claim, a copy of all papers served with respect to such Third Party Claim (if any), the basis for the Indemnified Party’s request for indemnification under this Agreement and a reasonable estimate (if calculable) of any Losses suffered with respect to such Third Party Claim; provided, however, that the failure to so transmit a Third Party Claim Notice shall not affect the Indemnifying Party’s obligations under this Article 12, except to the extent that the Indemnifying Party is materially prejudiced as a result of such failure.

(ii) If a Third Party Claim is asserted against an Indemnified Party, the Indemnifying Party shall be entitled to participate in the defense thereof and, if it elects, to assume and control the defense thereof with counsel selected by the Indemnifying Party and reasonably satisfactory to the Indemnified Party and to settle such Third Party Claim at the discretion of the Indemnifying Party; provided, however, that the Indemnifying Party shall not, except with the written consent of the Indemnified Party (such consent not to be unreasonably withheld, conditioned or delayed), enter into any settlement or consent to entry of any judgment that (1) does not include the provision by the Person(s) asserting such claim to all Indemnified Parties of a full, unconditional and irrevocable release from all Liability with respect to such Third Party Claim, (2) includes an admission of fault, culpability or failure to act by or on behalf of any Indemnified Party or (3) includes injunctive or other nonmonetary relief affecting any Indemnified Party. If the Indemnifying Party elects to assume the defense of a Third Party Claim, the Indemnifying Party shall not be liable to the Indemnified Party for legal fees or expenses subsequently incurred by the Indemnified Party in connection with the defense thereof; provided, however, that the Indemnified Party shall have the right to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the Indemnifying Party (it being understood that the Indemnifying Party shall control such defense), provided that the Indemnifying Party will pay the costs and expenses of such separate counsel if, based on the reasonable opinion of legal counsel to the Indemnified Party reasonably acceptable to the Indemnifying Party, a conflict or potential conflict of interest exists between the Indemnifying Party and the Indemnified Party which makes representation of both parties inappropriate under applicable standards of professional conduct; provided further that the Indemnifying Party shall not be required to pay for more than one such counsel (plus any appropriate local counsel) for all Indemnified Parties in connection with any Third Party Claim. The Indemnified Party may retain or take over the control of the defense or settlement of any Third Party Claim the defense of which the Indemnifying Party has elected to control if the Indemnified Party irrevocably waives its right to indemnity under this Article 12 and fully releases the Indemnifying Party with respect to such Third Party Claim.

(iii) All of the Parties shall cooperate in the defense or prosecution of any Third Party Claim in respect of which indemnity may be sought hereunder and each Party (or a duly authorized representative of such Party) shall (and shall cause its Affiliates to) furnish such records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials and appeals, as may be reasonably requested in connection therewith.

(b) Direct Claims. If any Indemnified Party has a claim against any Indemnifying Party under this Article 12 that does not involve a Third Party Claim being asserted against such Indemnified Party (a “Direct Claim”), such Indemnified Party shall promptly deliver to the Indemnifying Party a written notice (a “Direct Claim Notice”) setting forth a description in reasonable detail of the nature of the Direct Claim, the basis for the Indemnified Party’s request for indemnification under this Agreement and a reasonable estimate (if calculable) of any Losses suffered with respect to such Direct Claim; provided, however, that the failure to so transmit a Direct

Claim Notice shall not affect the Indemnifying Party’s obligations under this Article 12, except to the extent that the Indemnifying Party is materially prejudiced as a result of such failure. If the Indemnifying Party disputes a Direct Claim, the Indemnified Party and the Indemnifying Party shall attempt to resolve in good faith such dispute within forty-five (45) days of the Indemnifying Party delivering written notice to the Indemnified Party of such dispute. If such dispute is not so resolved within such forty-five (45) day period, then either party may initiate an Action with respect to the subject matter of such dispute in accordance with, and subject to the limitations of, Article 13.

12.4 Survival of Representations, Warranties, Covenants and Agreements. The representations, warranties, covenants and agreements contained in this Agreement shall survive the Closing as follows: (a) the Abbott Fundamental Representations and the Mylan Fundamental Representations shall survive the Closing until the expiration of the applicable statute of limitations, (b) the Abbott Tax Representations and the representations and warranties set forth in Sections 4.6 and 4.12(d) shall survive until the Closing, (c) all representations and warranties contained in this Agreement (other than the Abbott Fundamental Representations, the Mylan Fundamental Representations, the Abbott Tax Representations and the representations and warranties set forth in Sections 4.6 and 4.12(d)) shall survive the Closing until the date that is eighteen (18) months after the Closing Date and (d) except as otherwise specified herein, all covenants and agreements contained in this Agreement shall survive the Closing indefinitely; provided that each representation, warranty, covenant and agreement contained in this Agreement shall survive the time at which it would otherwise expire pursuant to this Section 12.4 if, prior to such time, notice of a breach or potential breach thereof giving rise to a right or potential right of indemnity under this Article 12 shall have been given to the Party against whom such indemnity may be sought in accordance with Section 12.3. Any claim not asserted in accordance with this Article 12 on or prior to the expiration of the applicable survival period set forth in this Section 12.4 will be irrevocably and unconditionally released and waived.

12.5 Limitations on Indemnification Obligations. Notwithstanding anything to the contrary in this Article 12:

(a) the Mylan Indemnitees shall not be entitled to recover Losses pursuant to Section 12.1(a) for any breach of any representation or warranty attributable to a single course of conduct or related set of facts, events or circumstances unless the amount of Losses incurred or suffered by the Mylan Indemnitees for such breach exceeds $1,000,000;

(b) the Mylan Indemnitees shall not be entitled to recover Losses pursuant to Section 12.1(a) until the aggregate amount which the Mylan Indemnitees would recover under Section 12.1(a) exceeds $50,000,000, in which case the Mylan Indemnitees shall only be entitled to recover such Losses in excess of such amount, up to a maximum aggregate amount of Losses recovered under Section 12.1(a) of $300,000,000;

(c) the Abbott Indemnitees shall not be entitled to recover Losses pursuant to Section 12.2(a) for any breach of any representation or warranty attributable to a single course of conduct or related set of facts, events or circumstances unless the amount of Losses incurred or suffered by the Abbott Indemnitees for such breach exceeds $1,000,000;

(d) the Abbott Indemnitees shall not be entitled to recover Losses pursuant to Section 12.2(a) until the aggregate amount which the Abbott Indemnitees would recover under Section 12.2(a) exceeds $50,000,000, in which case the Abbott Indemnitees shall only be entitled to recover such Losses in excess of such amount, up to a maximum aggregate amount of Losses recovered under Section 12.2(a) of $300,000,000;

(e) the amount of any Loss for which an Indemnified Party may receive indemnification under this Article 12 shall be decreased by any Tax benefit actually realized, and increased by any Tax cost actually incurred, by such Indemnified Party arising from the incurrence or payment of any such Loss (if any such Tax benefit is actually realized, or any such Tax cost is actually incurred, after the applicable indemnity payment is made under this Article 12 but before the seventh (7th) anniversary of the Closing Date, then (i) in the case of a Tax benefit actually realized, the Indemnified Party shall repay to the Indemnifying Party, promptly after such realization, the amount of such Tax benefit or (ii) in the case of a Tax cost actually incurred, the Indemnifying Party shall pay to the Indemnified Party, promptly after such incurrence, the amount of such Tax cost);

(f) (i) each Indemnified Party shall use reasonable best efforts to collect any available Insurance Proceeds in respect of any Loss; provided that such Indemnified Party need not attempt to so collect prior to making a claim for indemnification or receiving an indemnity payment in respect of such Loss under this Article 12, (ii) any Loss for which an Indemnified Party may make a claim shall be reduced by any Insurance Proceeds actually collected by such Indemnified Party in respect of such Loss and (iii) if an Indemnified Party receives an indemnity payment in respect of a Loss under this Article 12 and subsequently collects any Insurance Proceeds in respect of such Loss, such Indemnified Party shall pay to the Indemnifying Party an amount equal to the excess of such indemnity payment received over the amount of such indemnity payment that would have been due if such Insurance Proceeds had been collected before such indemnity payment was made; and

(g) the rights of each Mylan Indemnitee under Section 12.1, and the rights of each Abbott Indemnitee under Section 12.2, shall not be affected by any knowledge at or prior to the execution of this Agreement or at or prior to the Closing of any breach of any representation, warranty, covenant or agreement, whether such knowledge came from Abbott, any Mylan Party or any other Person.

12.6 Currency Conversion. If the amount of any Losses incurred or suffered by any Indemnified Party is expressed in a currency other than U.S. Dollars, any such amounts expressed in a currency other than U.S. Dollars shall be converted from the applicable currency to U.S. Dollars using the Exchange Rate as of two (2) U.S. Business Days prior to the date upon which a final determination as to the payment of such Losses to the Indemnified Party is made.

12.7 Exclusivity. Except in cases of Willful Breach, from and after the Closing, recovery pursuant to this Article 12 shall constitute the Parties’ sole and exclusive remedy for any and all Losses relating to or arising from this Agreement and the transactions contemplated hereby, and each Party hereby waives and releases, to the fullest extent permitted by applicable Law, any and all other rights, remedies, claims and causes of action (including rights of contributions, if any), whether in contract, tort or otherwise, known or unknown, foreseen or unforeseen, which exist or may arise in the future, arising under or based upon any federal, state or local Law, that any Party may have against the other Party in respect of any breach of this Agreement; provided, however, that the foregoing shall not be deemed to deny (a) any Party equitable remedies (including injunctive relief or specific performance) when any such remedy is otherwise available under this Agreement or applicable Law or (b) any Party or its Affiliates any remedies under any Ancillary Agreement, and the foregoing shall not interfere with or impede the resolution of disputes relating to (i) the Share Allocation by the Allocation Firm pursuant to Section 2.11 or (ii) the Final Modified Working Capital by the Consultant pursuant to Section 3.4.

ARTICLE 13

MISCELLANEOUS

13.1 Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and assigns; provided, however, that no Party may assign its rights or delegate any or all of its obligations under this Agreement, by operation of Law or otherwise, without the prior written consent of each Party (which shall not be unreasonably withheld, delayed or conditioned).

13.2 Public Announcements. Except for the initial press releases to be issued with respect to the transactions contemplated by this Agreement and attached hereto as Exhibit 13.2, which shall be released contemporaneously by Abbott and Mylan following the execution of this Agreement, neither Abbott nor any Mylan Party shall issue or make any public announcement, press release or other public disclosure regarding this Agreement or its subject matter without the other Parties’ prior written consent (which shall not be unreasonably withheld, delayed or conditioned), except for any such disclosure that is required by applicable Law or the rules of a stock exchange on which the Securities of the disclosing Party are listed. If a Party is required to make a public disclosure by applicable Law or the rules of a stock exchange on which its Securities are listed, such Party shall, to the extent practicable, submit the proposed disclosure in writing to the other Party prior to the date of disclosure and provide the other Party a reasonable opportunity to comment thereon. Nothing in this Section 13.2 shall prohibit communications to (i) customers, employees and other Persons that provide no more information regarding this Agreement or its subject matter than is contained in the initial press releases or in any other public disclosure made in accordance with this Agreement, (ii) Business Employees as described in Section 8.8 or (iii) any notification, consultation or negotiation with a works council, union, labor board, employee group or Governmental Authority in connection with the Reorganization.

13.3 Expenses. Whether or not the transactions contemplated hereby are consummated, and except as otherwise specified herein, each Party shall bear its own expenses with respect to the transactions contemplated by this Agreement.

13.4 Severability. In the event that any one or more of the terms or provisions of this Agreement or any Ancillary Agreement or the application thereof to any Person or circumstance is determined by a court of competent jurisdiction to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or any Ancillary Agreement, or the application of such term or provision to Persons or circumstances or in jurisdictions other than those as to which it has been determined to be invalid, illegal or unenforceable, and the Parties shall use their reasonable best efforts to substitute one or more valid, legal and enforceable terms or provisions into this Agreement (or the applicable Ancillary Agreement) which, insofar as practicable, implement the purposes and intent of the Parties. Any term or provision of this Agreement or any Ancillary Agreement held invalid or unenforceable only in part or degree or within certain jurisdictions shall remain in full force and effect to the extent not held invalid or unenforceable to the extent consistent with the intent of the Parties as reflected by this Agreement. To the extent permitted by applicable Law, each Party waives any term or provision of Law which renders any term or provision of this Agreement to be invalid, illegal or unenforceable in any respect.

13.5 No Third Party Beneficiaries. Except as provided in Article 12, (a) the provisions of this Agreement are solely for the benefit of the Parties and their permitted successors and assigns and are not intended to confer upon any Person, except the Parties and their permitted successors and assigns, any rights or remedies hereunder and (b) there are no third-party beneficiaries of this Agreement and this Agreement shall not provide any third party with any remedy, right of Action, Liability, reimbursement or other right in excess of those existing without reference to this Agreement.

13.6 Waiver. Waiver by either Party of any default by the other Parties of any provision of this Agreement shall not be deemed a waiver by the waiving Party of any subsequent or other default, nor shall it prejudice the rights of the waiving Party.

13.7 Governing Law. This Agreement shall be construed and enforced in accordance with and governed by the Laws of the State of New York without regard to the conflicts of Laws provisions thereof; provided that (a) all matters relating to the internal corporate affairs of Mylan and the Merger shall be governed by the Laws of the Commonwealth of Pennsylvania and (b) all matters relating to the internal corporate affairs of New Mylan as (i) a private limited liability company (besloten vennootschap met beperkte aansprakelijkheid) or (ii) a public limited company (naamloze vennootschap), as applicable, shall be governed by the Laws of the Netherlands.

13.8 Jurisdiction. The Parties agree that any Action seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in the United States District Court for the Southern District of New York located in the City of New York, New York so long as such court shall have subject matter jurisdiction over such Action, or alternatively in the New York State Court located in the City of New York, Borough of Manhattan, New York if the aforesaid United States District Court does not have subject matter jurisdiction, and that any cause of action arising out of this Agreement shall be deemed to have arisen from a transaction of business in the State of New York, and each of the Parties hereby irrevocably Consents to the jurisdiction of such court (and of the appropriate appellate courts therefrom) in any such Action and irrevocably waives, to the fullest extent permitted by Law, any objection that it may now or hereafter have to the laying of the venue of any such Action in any such court or that any such Action which is brought in such court has been brought in an inconvenient forum. Process in any such Action may be served on any Party anywhere in the world, whether within or without the jurisdiction of such court. Without limiting the foregoing, each Party agrees that service of process on such Party as provided in Section 13.14 shall be deemed effective service of process on such Party.

13.9 Waiver of Jury Trial. EACH OF THE PARTIES WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY ACTION SEEKING TO ENFORCE ANY PROVISION OF, OR BASED ON ANY MATTER ARISING OUT OR IN CONNECTION WITH, THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY HEREBY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTIES HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTIES WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 13.9.

13.10 Specific Performance. The Parties acknowledge that, in view of the uniqueness of the Transferred Business Assets and the transactions contemplated by this Agreement, no Party would have an adequate remedy at Law for money damages in the event that this Agreement has not been performed in accordance with its terms, and therefore each Party agrees that the other Parties shall be entitled to specific enforcement of the terms hereof in addition to any other remedy to which they may be entitled (in accordance with Section 13.8), at Law or in equity.

13.11 Headings. The Article, Section and Paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

13.12 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement.

13.13 Further Documents. Each of Mylan and Abbott shall, and shall cause its respective Affiliates to, at the request and expense of the other Party, execute and deliver to such other Party all such further instruments, assignments, assurances and other documents as such other Party may reasonably request in connection with the carrying out of this Agreement and the transactions contemplated hereby.

13.14 Notices. All notices and other communications in connection with this Agreement shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by overnight courier service, by facsimile with receipt confirmed (followed by delivery of an original via overnight courier service) or by registered or certified mail (postage prepaid, return receipt requested) to the respective Parties at the following addresses:

If to any of New Mylan, Mylan or Merger Sub, to:

Mylan Inc.

1000 Mylan Boulevard

Canonsburg, Pennsylvania 15317

Attn: Global General Counsel

Facsimile: (724) 514-1871

with a copy (which shall not constitute notice) to:

Cravath, Swaine & Moore LLP

Worldwide Plaza

825 Eighth Avenue

New York, New York 10019

Attn: Mark I. Greene

         Thomas E. Dunn

Facsimile: (212) 474-3700

If to Abbott, to:

Abbott Laboratories

100 Abbott Park Road

Building AP6C, Dept. 5MDB

Abbott Park, Illinois 60064-6112

Attn: Vice President, Licensing and Acquisitions

Facsimile: (224) 668-2800

with a copy (which shall not constitute notice) to:

Abbott Laboratories

100 Abbott Park Road

Building AP6D, Dept. 364

Abbott Park, Illinois 60064-6020

Attn: General Counsel

Facsimile: (224) 667-3966

and

Baker & McKenzie LLP

300 East Randolph Street, Suite 5000

Chicago, Illinois 60601

Attn: Olivia Tyrrell

         Craig A. Roeder

Facsimile: (312) 698-2429

Any Party may, by delivery of written notice to the other Parties, change the address to which such notices and other communications are to be given in connection with this Agreement.

13.15 Construction. The language in all parts of this Agreement shall be construed, in all cases, according to its fair meaning. The Parties acknowledge that each Party and its counsel have reviewed and revised this Agreement and that any rule of construction to the effect that any ambiguities are to be resolved against the drafting Party shall not be employed in the interpretation of this Agreement. Words in the singular shall be deemed to include the plural and vice versa and words of one gender shall be deemed to include the other gender as the context requires. The terms “hereof”, “herein”, and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole (including all of the Schedules and Exhibits hereto) and not to any particular provision of this Agreement. The word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”. Article, Section, Exhibit and Schedule references are to the Articles and Sections of, and the Exhibits and Schedules to, this Agreement unless otherwise specified. Unless otherwise stated, all references to any agreement shall be deemed to include the exhibits, schedules and annexes to such agreement. The word “including” and words of similar import when used in this Agreement shall mean “including, without limitation,” unless the context otherwise requires or unless otherwise specified. The word “or” shall not be exclusive. The phrase “date hereof” or “date of this Agreement” shall be deemed to refer to July 13, 2014. The representations and warranties of the Parties in this Agreement shall be deemed to have been made as of July 13, 2014 (other than such representations and warranties as are made as of another date, including for the purposes of Section 10.2, Section 10.3, Section 12.1 or Section 12.2). Unless otherwise specified in a particular case, the word “days” refers to calendar days. Where this Agreement states that a Party “shall” or “must” perform in some manner or otherwise act or omit to act, it means that the Party is legally obligated to do so in accordance with this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. References herein to this Agreement or any Ancillary Agreement shall be deemed to refer to this Agreement or such Ancillary Agreement as of the date of such agreement and as it may be amended thereafter, unless otherwise specified. References herein to a statute include the statute and the rules and regulations promulgated thereunder. When used in relation to, or when used in determining the use of, the Business or any assets, Liabilities or employees, “primarily” shall mean more than fifty percent (50%).

13.16 Amendment. This Agreement may be amended, supplemented or modified by the Parties, by action taken or authorized by their respective boards of directors, at any time before or after approval of the matters presented in connection with the Merger by the shareholders of Mylan, but after such approval, no amendment shall be made which by Law or in accordance with the rules of the Nasdaq Global Select Market requires further approval by such shareholders without such further approval. Without limiting the foregoing, this Agreement may not be amended, supplemented or otherwise modified except by an instrument in writing signed on behalf of each of the Parties.

13.17 Entire Agreement. This Agreement, the Ancillary Agreements and the Confidentiality Agreement contain the entire agreement of the Parties with respect to the transactions covered hereby, superseding all negotiations, prior discussions and preliminary agreements made prior to November 4, 2014.

* * * * * * * * * * *

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their respective duly authorized representatives as of the date first above written.

ABBOTT LABORATORIES		MYLAN INC.

By:	/s/ Thomas C. Freyman	By:	/s/ Robert J. Coury
Name:	Thomas C. Freyman	Name:	Robert J. Coury
Title:	Executive Vice President, Finance and Chief Financial Officer	Title:	Executive Chairman

NEW MOON B.V.		MOON OF PA INC.

By:	/s/ Alan Weiner	By:	/s/ John D. Sheehan
Name:	Alan Weiner	Name:	John D. Sheehan
Title:	Managing Director	Title:	Officer

[Signature Page to Amended and Restated Business Transfer Agreement and Plan of Merger]

Annex B

FORM OF SHAREHOLDER AGREEMENT

This Shareholder Agreement (this “Agreement”) is dated and effective as of                  between and among Mylan N.V., a public limited liability corporation (naamloze vennootschap) organized under the Laws of the Netherlands (“New Mylan”), Abbott Laboratories, an Illinois corporation (“Abbott”), Laboratoires Fournier S.A.S., a simplified corporation (Société par actions simplifiée) organized under the Laws of France (“Abbott France”), Abbott Established Products Holdings Gibraltar Limited, a private company limited by shares organized under the Laws of Gibraltar (“Abbott Gibraltar”), and Abbott Investments Luxembourg S.à r.l., a Luxembourg private limited company (Société à responsabilité limitée) organized under the Laws of Luxembourg (“Abbott Luxembourg,” and together with Abbott, Abbott France and Abbott Gibraltar and each of their respective Permitted Transferees (as defined below), the “Abbott Shareholders”)1. New Mylan and the Abbott Shareholders are referred to in this Agreement individually as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, Abbott, New Mylan, Mylan Inc., a Pennsylvania corporation (“Mylan”), and Moon of PA Inc., a Pennsylvania corporation (“Merger Sub”), are parties to an Amended and Restated Business Transfer Agreement and Plan of Merger dated as of November 4, 2014 (the “Business Transfer Agreement”), pursuant to which (a) Merger Sub agreed to merge with and into Mylan (the “Merger”), with Mylan, as the surviving corporation in the Merger, becoming a direct wholly-owned subsidiary of New Mylan, and (b) the Abbott Shareholders agreed to sell to New Mylan all right, title and interest in and to the Business (as defined in the Business Transfer Agreement) in exchange for the issuance by New Mylan of Ordinary Shares (as defined below) to the Abbott Shareholders;

WHEREAS, the transactions contemplated by the Business Transfer Agreement have been consummated as of the date of this Agreement and, pursuant to the Business Transfer Agreement, New Mylan has issued to the Abbott Shareholders an aggregate of                  Ordinary Shares (collectively, the “Initial Shares”), representing     % (the “Initial Share Percentage”) of the total outstanding Ordinary Shares as of immediately following the consummation of the transactions contemplated by the Business Transfer Agreement;

WHEREAS, the Parties are entering into this Agreement for the purposes of setting forth their agreement and understanding relating to the ownership of the Shares (as defined below) by the Abbott Shareholders and certain other matters; and

WHEREAS, the execution and delivery of this Agreement is a condition to the obligations of Abbott, New Mylan and Mylan to consummate the transactions contemplated by the Business Transfer Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and their respective representations, warranties, covenants and agreements set forth in this Agreement, and intending to be legally bound hereby, the Parties agree as follows:

Section 1. Definitions.

1.1 Definitions. In addition to the terms defined elsewhere in this Agreement, the following terms have the meanings set forth in this Section 1.1:

“Activist Investor” means, as of any date, (a) any Person that has, directly or indirectly through its publicly-disclosed Affiliates, whether individually or as a member of a publicly-disclosed Group, within the two-year

[1]	The Abbott Shareholders may be modified as of the Closing Date to take into account any changes in the Reorganization Plan approved by the Reorganization Committee pursuant to Section 6.2 of the Business Transfer Agreement.

period immediately preceding such date, and in each case with respect to New Mylan, any of its Subsidiaries or any of its or their equity securities (i) publicly made, engaged in or been a participant (as defined in Instruction 3 to Item 4 of Schedule 14A under the Exchange Act) in any “solicitation” of “proxies” (as such terms are defined in Regulation 14A as promulgated by the SEC) to vote any equity securities of New Mylan or any of its Subsidiaries, including in connection with a proposed change in Control or other extraordinary or fundamental transaction involving New Mylan or any of its Subsidiaries, or a public proposal for the election or replacement of any directors of New Mylan or any of its Subsidiaries, not approved by the board of directors of New Mylan or such Subsidiary, (ii) publicly called, or publicly sought to call, a meeting of shareholders of New Mylan or any of its Subsidiaries or publicly initiated any shareholder proposal for action by shareholders of New Mylan or any of its Subsidiaries (including through action by written consent), in each case not approved by the board of directors of New Mylan or such Subsidiary, (iii) commenced a “tender offer” (as such term is used in Regulation 14D under the Exchange Act) to acquire the equity securities of New Mylan or any of its Subsidiaries that was not approved (at the time of commencement) by the board of directors of New Mylan or such Subsidiary in a Schedule 14D-9 filed under Regulation 14D under the Exchange Act, (iv) otherwise publicly acted, alone or in concert with others, to seek to Control or influence the board of directors or shareholders of New Mylan or any of its Subsidiaries (provided that this clause (iv) is not intended to apply to the activities of any member of the board of directors of New Mylan or such Subsidiary, with respect to New Mylan or such Subsidiary, taken in good faith solely in his or her capacity as a director of New Mylan or such Subsidiary) or (v) publicly disclosed any intention, plan, arrangement or other Contract to do any of the foregoing or (b) any Person identified on the most-recently available “SharkWatch 50” list as of such date, or any publicly-disclosed Affiliate of such Person.

“Affiliate” (including, with a correlative meaning, “affiliated”) means, when used with respect to a specified Person, a Person that directly or indirectly, through one or more intermediaries, Controls, is Controlled by or is under common Control with such specified Person.

“Articles of Association” means New Mylan’s articles of association, as the same may be amended from time to time.

“Beneficially Own”, “Beneficial Owner” and “Beneficial Ownership” mean, with respect to any securities, having “beneficial ownership” of such securities for purposes of Rule 13d-3 or 13d-5 under the Exchange Act (as in effect on the date of this Agreement). In addition, a Person shall be deemed to be the Beneficial Owner of, and shall be deemed to Beneficially Own and have Beneficial Ownership of, any securities which are the subject of, or the reference securities for, or that underlie, any Derivative Instrument of such Person, with the number of securities Beneficially Owned being the notional or other number of securities specified in the documentation evidencing the Derivative Instrument as being subject to be acquired upon the exercise or settlement of such Derivative Instrument or as the basis upon which the value or settlement amount of such Derivative Instrument is to be calculated in whole or in part or, if no such number of securities is specified in such documentation, as determined by the Board of Directors in its sole discretion to be the number of securities to which the Derivative Instrument relates.

“Board of Directors” means the board of directors (“bestuur”) of New Mylan.

“Business Day” means any day except any Saturday, any Sunday, any day which is a federal legal holiday in the United States or the Netherlands or any day on which banking institutions in the State of New York or in the Netherlands are authorized or required by Law or other governmental action to close.

“Contract” means any contract, agreement, instrument, undertaking, indenture, commitment, loan, license, settlement, consent, note or other legally binding obligation (whether or not in writing).

“Control”, “Controlled” and “Controlling” mean, when used with respect to any specified Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or other interests, by Contract or otherwise, and the terms “Controlled by” and “under common Control with” shall be construed accordingly.

“Controlled Affiliate” means, with respect to any specified Person, any Affiliate of the specified Person that is, directly or indirectly, Controlled by the specified Person.

“Current Directors” means directors serving on the Board of Directors as of the date of this Agreement, after giving effect to the consummation of the transactions contemplated by the Business Transfer Agreement.

“Derivative Instrument” means any and all derivative securities (as defined under Rule 16a-1 under the Exchange Act) that increase in value as the value of any Equity Securities of New Mylan increases, including a long convertible security, a long call option and a short put option position, in each case, regardless of whether (a) such derivative security conveys any voting rights in any Equity Security, (b) such derivative security is required to be, or is capable of being, settled through delivery of any Equity Security or (c) other transactions hedge the value of such derivative security.

“Equity Right” means, with respect to any Person, any security (including any debt security or hybrid debt-equity security) or obligation convertible into or exercisable or exchangeable for, or giving any Person any right to subscribe for or acquire, or any options, calls, warrants, restricted shares, deferred share awards, share units, “phantom” awards, dividend equivalents, participations, interests, rights or commitments relating to, or any share appreciation right or other instrument the value of which is determined in whole or in part by reference to the market price or value of, shares of capital stock or earnings of such Person.

“Equity Securities” means (a) Ordinary Shares or other capital stock or equity interests of New Mylan and (b) Equity Rights that are directly or indirectly exercisable or exchangeable for or convertible into Ordinary Shares or other capital stock or equity interests of New Mylan.

“Exchange Act” means the United States Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder.

“FINRA” means the Financial Industry Regulatory Authority.

“GAAP” means generally accepted accounting principles in the United States.

“Governmental Authority” means any (a) nation, region, state, county, city, town, village, district or other jurisdiction, (b) federal, state, local, municipal, foreign or other government, (c) department, agency or instrumentality of a foreign or other government, including any state-owned or state controlled instrumentality of a foreign or other government, (d) governmental or quasi-governmental entity of any nature (including any governmental agency, branch, department or other entity and any court or other tribunal), (e) international or multinational organization formed by states, governments or other international organizations, (f) organization that is designated by executive order pursuant to Section 1 of the United States International Organizations Immunities Act (22 U.S.C. 288 of 1945), as amended, and the rules and regulations promulgated thereunder or (g) other body (including any industry or self-regulating body) exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police or regulatory authority or power of any nature.

“Group” has the meaning assigned to such term in Section 13(d)(3) of the Exchange Act.

“Hedging Arrangement” means any transaction or arrangement, including through the creation, purchase or sale of any security, including any security-based swap, swap, cash-settled option, forward sale agreement, exchangeable note, total return swap or other derivative, in each case, the effect of which is to hedge the risk of owning Equity Securities.

“Incumbent Directors” means (a) the Current Directors, (b) new directors nominated or appointed by a majority of the Current Directors and (c) other directors nominated or appointed by a majority of the Current Directors and other Incumbent Directors.

“Law” means any supranational, international, national, federal, state, provincial, local or similar law (including common law), statute, code, order, ordinance, rule, regulation, treaty (including any tax treaty), license, permit, authorization, approval, consent, decree, injunction, binding judicial or administrative interpretation or other requirement, in each case enacted, promulgated issued or entered by a Governmental Authority.

“New Mylan Competitor” means those competitors of New Mylan identified on Schedule I to this Agreement.

“Ordinary Shares” means the ordinary shares of New Mylan, with nominal value of €0.01 per share.

“Permitted Transferee” means Abbott and any direct or indirect wholly-owned Subsidiary of Abbott; provided that if any such transferee of Shares ceases to be a direct or indirect wholly-owned Subsidiary of Abbott, (a) such transferee shall, and Abbott shall procure that such transferee shall, immediately Transfer back the transferred Shares to the applicable transferor, or, if such transferor by that time is no longer a Permitted Transferee, to Abbott, as if such Transfer of such Shares had not taken place ab initio, and (b) New Mylan shall no longer, and shall instruct its transfer agent and other third parties to no longer, record or recognize such Transfer of such Shares on the shareholders’ register of New Mylan.

“Person” means an individual, corporation, limited liability company, general or limited partnership, joint venture, association, trust, unincorporated organization, Governmental Authority, other entity or group (as defined in the Exchange Act).

“Registrable Securities” means (a) the Initial Shares, (b) any Ordinary Shares issued or issuable with respect to the Initial Shares on or after the date of this Agreement by way of a share dividend or share split or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization and (c) any other Ordinary Shares held by any Abbott Shareholder or any of its Affiliates. As to any particular Registrable Securities, once issued, such securities shall cease to be Registrable Securities if (i) a Registration Statement with respect to the sale of such securities has become effective under the Securities Act and such securities have been disposed of pursuant to such effective Registration Statement, (ii) such securities have been disposed of pursuant to Rule 144, (iii) such securities have been otherwise transferred to a Person other than an Abbott Shareholder or a Permitted Transferee, (iv) the Ordinary Shares held by the Abbott Shareholders represent in the aggregate less than 1% of the issued and outstanding Ordinary Shares or (v) such securities cease to be outstanding.

“Registration Statement” means any registration statement of New Mylan that covers any Registrable Securities and all amendments and supplements to any such registration statement, including post-effective amendments, in each case including the prospectus contained therein, all exhibits thereto and all material incorporated by reference therein.

“Representatives” means, as to any Person, its Affiliates and its and their respective directors, officers, managers, employees, agents, attorneys, accountants, financial advisors and other advisors or representatives.

“Required Registration Statement” means a Registration Statement that covers the Registrable Securities requested to be included therein pursuant to the provisions of Section 6.1 on an appropriate form pursuant to the Securities Act (other than pursuant to Rule 415), and which form is available for the sale of the Registrable Securities in accordance with the intended method or methods of distribution thereof, and all amendments and supplements to such Registration Statement, including post-effective amendments, in each case including the prospectus contained therein, all exhibits thereto and all material incorporated by reference therein.

“Required Shelf Registration Statement” means a Registration Statement that covers the Registrable Securities requested to be included therein pursuant to the provisions of Section 6.1 on an appropriate form or any similar successor or replacement form (in accordance with Section 6.1) pursuant to Rule 415, and which form is available for the sale of the Registrable Securities in accordance with the intended method or methods of distribution thereof, and all amendments and supplements to such Registration Statement, including post-effective amendments, in each case including the prospectus contained therein, all exhibits thereto and all material incorporated by reference therein.

“Restricted Period” means the period commencing on the date of this Agreement and ending at 11:59 p.m., New York City time, on                     ;2 provided that (a) if the condition precedent set forth in Section 10.2(d) of the Business Transfer Agreement has not been satisfied as of the date of this Agreement and Abbott, in is sole discretion, has waived in writing the satisfaction of such condition, then the Restricted Period shall commence as of the date such condition has been satisfied or waived in writing by Abbott in its sole discretion, and in such case the Restricted Period shall end at 11:59 p.m., New York City time, on the date 90 calendar days after such commencement date and (b) if the filing or effectiveness of a Registration Statement or of a supplement or amendment thereto has been postponed by New Mylan in accordance with Section 6.2 prior to                     ,3 the Restricted Period shall be extended by a number of days equal to the number of days such postponement is in effect, with the balance of the Restricted Period, as so extended, commencing as of the date of the termination of such postponement pursuant to Section 6.2.

“Rule 144” means Rule 144 promulgated by the SEC pursuant to the Securities Act, as such Rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the SEC having substantially the same effect as such Rule.

“Rule 415” means Rule 415 promulgated by the SEC pursuant to the Securities Act, as such Rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the SEC having substantially the same effect as such Rule.

“Shares” means (a) the Initial Shares, (b) any Equity Securities issued or issuable with respect to the Initial Shares on or after the date of this Agreement by way of a share dividend or share split or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization and (c) any other Equity Securities held by any Abbott Shareholder or any of its Affiliates.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933 and the rules and regulations promulgated thereunder.

“Share Percentage Cap” means the Initial Share Percentage; provided that (a) immediately following any Transfer of Shares by an Abbott Shareholder (other than to a Permitted Transferee), the Share Percentage Cap shall be reduced to a percentage equal to (i) the aggregate number of Ordinary Shares Beneficially Owned by the Abbott Shareholders and their respective Controlled Affiliates immediately following such Transfer of Shares (excluding any Ordinary Shares for which Beneficial Ownership was acquired in violation of this Agreement prior to such Transfer), divided by (ii) the aggregate number of Ordinary Shares outstanding immediately following such Transfer of Shares; (b) the Share Percentage Cap shall in no event be less than 5%; and (c) to the extent that any Shares that are deemed to have been Transferred pursuant to any Hedging Arrangement (that complies with Section 3.1(b)(vi)) are subsequently returned or released to the Abbott Shareholders by a counterparty with respect to such Hedging Arrangement (including as a result of an Abbott Shareholder electing cash settlement of such Hedging Arrangement), such Shares shall be treated as if they had not been Transferred by the Abbott Shareholders for purposes of this Agreement and the Share Percentage Cap shall be adjusted accordingly.

[2]	Date 90 calendar days after the date of this Agreement.
[3]	Date 90 calendar days after the date of this Agreement.

“Standstill Level” means, as of any date, a number of Ordinary Shares equal to (a) the Share Percentage Cap, multiplied by (b) the number of Ordinary Shares outstanding on such date.

“Standstill Period” means the period beginning on the date hereof and ending on the first Business Day on which the Abbott Shareholders and their respective Controlled Affiliates collectively Beneficially Own less than 5% of the then issued and outstanding Ordinary Shares; provided that for purposes of Section 5.1(a) only, “Standstill Period” shall mean the period beginning on the date hereof and ending on the first Business Day on which none of the Abbott Shareholders or their respective Controlled Affiliates Beneficially Own any Ordinary Shares.

“Subsidiary” means, with respect to a specified Person, any corporation or other Person of which securities or other interests having the power to elect a majority of that corporation’s or other Person’s board of directors or similar governing body, or otherwise having the power to direct the business and policies of that corporation or other Person (other than securities or other interests having such power only upon the happening of a contingency that has not occurred) are held by the specified Person or one or more of its Subsidiaries.

“Voting Securities” means the Ordinary Shares and any other securities of New Mylan entitled to vote at any general meeting of New Mylan.

1.2 Additional Defined Terms. For purposes of this Agreement, the following terms have the meanings specified in the indicated Section of this Agreement:

Defined Term	Section
Abbott France	Preamble
Abbott Gibraltar	Preamble
Abbott Luxembourg	Preamble
Abbott Party	7.7
Abbott Shareholders	Preamble
Abbott	Preamble
Agreement	Preamble
Applicable Filings and Releases	2.3
Applicable Law	7.8(c)
Automatic Shelf Registration Statement	6.3
Business Transfer Agreement	Recitals
Confidential Information	7.8(d)
Demand Registration	6.1
Initial Share Percentage	Recitals
Initial Shares	Recitals
Merger	Recitals
Merger Sub	Recitals
Mylan	Recitals
New Mylan	Preamble
Other Registrable Securities	6.5(b)
Parties	Preamble
Permitted Transfer	3.1(b)
Piggyback Registration	6.5(a)
Piggyback Requests	6.5(a)
Registration Expenses	6.8
Request	6.1
Requested Information	6.9
Shelf Registration	6.1
Transfer	3.1(a)
WKSI	6.3

1.3 Application to Certain Persons. The provisions of this Agreement, including the voting obligations set forth in Section 4.1, the Transfer restrictions set forth in Section 3 and the standstill restrictions set forth in Section 5.1, shall not apply to the Clara Abbott Foundation or any pension, profit-sharing, superannuation or retirement plan, program or Contract sponsored, maintained or contributed to by any Abbott Shareholder or any of its Affiliates for the benefit of any current or former director, officer or employee of such Abbott Shareholder or any of its Affiliates, in each case subject to the conditions that (a) no Shares are Transferred by any Abbott Shareholder or Permitted Transferee to any such Person, (b) no such Person has been provided any Confidential Information of or relating to New Mylan or its Subsidiaries and (c) no such Person is acting at the direction of, or in concert with, any of the Abbott Shareholders or any of their Affiliates in connection with (i) the voting, acquisition or disposition of any Ordinary Shares or other Equity Securities by any such Person or (ii) any of the activities described in Section 5.1. Subject to the proviso in the preceding sentence, the Abbott Shareholders shall not be deemed to Beneficially Own any Ordinary Shares or other Equity Securities owned by any such Person and such Persons shall not be deemed to be Controlled Affiliates of any of the Abbott Shareholders.

1.4 Construction. Any reference in this Agreement to a “Section” or “Schedule” refers to the corresponding Section or Schedule of this Agreement, unless otherwise specified. The table of contents and the Article, Section, and Paragraph headings are provided for convenience only and are not intended to affect the construction or interpretation of this Agreement. Words in the singular shall be deemed to include the plural and vice versa and words of one gender shall be deemed to include the other genders as the context requires. The word “including” and words of similar import when used in this Agreement shall mean “including, without limitation,” unless the context otherwise requires or unless otherwise specified. The word “or” shall not be exclusive. Where this Agreement states that a Party “shall,” “will” or “must” perform in some manner or otherwise act or omit to act, it means that the Party is legally obligated to do so in accordance with this Agreement. Any reference to a statute is deemed also to refer to any amendments or successor legislation as in effect at the relevant time. Any reference to a contract or other document as of a given date means the contract or other document as amended, supplemented and modified from time to time through such date. The terms “hereof,” “herein,” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole (including all of the Schedules hereto) and not to any particular provision of this Agreement. Unless otherwise stated, all references to any agreement shall be deemed to include the exhibits, schedules and annexes to such agreement. All references to any period of days shall be deemed to be to the relevant number of calendar days unless otherwise specified. All references herein to “$” or dollars shall refer to United States dollars, unless otherwise specified. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not simply mean “if.”

Section 2. Covenants of New Mylan.

2.1 Restrictions on Offering Transactions. During the Restricted Period, New Mylan shall not directly or indirectly issue, sell, grant, pledge or otherwise encumber, or enter into any agreement or commitment to issue, sell, grant, pledge or otherwise encumber, any interest in any Equity Securities, whether through a public offering or private placement of Equity Securities or otherwise (a) in connection with any merger or consolidation with any third party or any acquisition of all or substantially all of the assets or Securities (as defined in the Business Transfer Agreement) of any third party or (b) in connection with any other transaction, including any primary offering of Equity Securities by New Mylan, except as would otherwise have been permitted in accordance with Section 7.2 (v)(A), (B) or (C) of the Business Transfer Agreement during the period between the date of the Business Transfer Agreement and the date of this Agreement; provided that nothing in this Section 2.1 shall prevent New Mylan from issuing any preference shares to the foundation (stichting) to which New Mylan has granted a call option to acquire such preference shares, as contemplated by Section 2.6 of the Business Transfer Agreement.

2.2 Anti-Takeover Measures. If New Mylan after the date of this Agreement adopts any anti-takeover provision as part of its Articles of Association or in any other constituent document of New Mylan or its Subsidiaries, the terms of such plan, agreement or provision shall expressly permit the ownership by the Abbott Shareholders and their Affiliates of the Shares to the same extent that such ownership is permitted in accordance with this Agreement.

2.3 Cooperation Relating to Financial Reporting and Tax Matters. So long as the Abbott Shareholders and their respective Controlled Affiliates collectively Beneficially Own greater than or equal to 10% of the then issued and outstanding Ordinary Shares, New Mylan shall use its reasonable best efforts to (a) provide all support, including non-public information, reasonably requested by Abbott related to determining the purchase price accounting and measuring the basis differences pursuant to the equity method of accounting in accordance with GAAP (with respect to all periods such method of accounting is used by Abbott), in each case for the Ordinary Shares Beneficially Owned by the Abbott Shareholders and their respective Controlled Affiliates, (b) cooperate, as reasonably requested by Abbott, to supply information for the preparation of any valuations by appraisers engaged by Abbott for such purchase price accounting, and in the review of such purchase price accounting by Abbott’s external auditors, and (c) prepare and provide, or to cause to be prepared and provided, to Abbott or to assist Abbott with preparing, in a reasonably timely fashion upon reasonable prior request by Abbott, (i) any financial information relating to New Mylan and (ii) any other relevant information or data (including non-public information), in each case only to the extent reasonably necessary for Abbott or its Affiliates to comply with GAAP or to comply with its reporting, filing, tax and accounting obligations under applicable Law (the “Applicable Filings and Releases”) and shall use its reasonable best efforts to cause its Representatives to cooperate in good faith with Abbott in connection with the foregoing; provided that notwithstanding anything in this Agreement to the contrary, in no event shall Abbott or its Affiliates disclose (including by reflecting such information on their financial statements) any financial information or other information or data provided to Abbott pursuant to this Section 2.3 prior to New Mylan first publicly disclosing such information or data in its ordinary course of business, other than pursuant to the terms of Section 7.8 (solely to the extent required by subpoena, order or other compulsory legal process). New Mylan shall use reasonable best efforts to provide Representatives of Abbott, during normal office hours, reasonable access to Representatives of New Mylan who have or may have knowledge of matters with respect to which Abbott reasonably seeks information under this Section 2.3. Abbott shall promptly, upon request by New Mylan, reimburse New Mylan for its documented out-of-pocket third party costs and expenses reasonably incurred by New Mylan or any of its Subsidiaries in connection with any actions taken by New Mylan or any of its Subsidiaries pursuant to this Section 2.3.

Section 3. Transfer Restrictions.

3.1 Restrictions on Transfer.

(a) Notwithstanding anything to the contrary contained herein, no Abbott Shareholder shall directly or indirectly, in any single transaction or series of related transactions, sell, assign, pledge, hypothecate or otherwise transfer (or enter into any Contract or other obligation regarding the future sale, assignment, pledge or transfer of) Beneficial Ownership of (each, a “Transfer”) any Shares:

(i) other than in accordance with all applicable Laws and the other terms and conditions of this Agreement;

(ii) to any New Mylan Competitor (except in a Permitted Transfer); or

(iii) to any Activist Investor (except in a Permitted Transfer).

The Abbott Shareholders shall not be deemed to have breached their obligations under Sections 3.1(a)(iii), 3.1(b)(v) or 3.1(b)(vi) with respect to the Transfer of Shares to any Person so long as the Abbott Shareholders act in good faith, based on generally available public information (including the applicable “SharkWatch 50” list) and the advice of its financial advisors, to determine whether such Person is an Activist Investor. The reporting by a Person of its ownership of the securities of an issuer on Schedule 13G shall be deemed to establish conclusively that such Person is not an Activist Investor with respect to such issuer for purposes of clause (a) of the definition of “Activist Investor”, except to the extent such Person subsequently files a Schedule 13D with respect to such issuer; provided that any such determination for any Person with respect to one issuer shall not preclude such Person from otherwise being an Activist Investor.

(b) “Permitted Transfer” means, in each case so long as such Transfer is in accordance with applicable Law:

(i) a Transfer of Shares to a Permitted Transferee, so long as such Permitted Transferee, to the extent it has not already done so, executes a customary joinder to this Agreement, in form and substance reasonably acceptable to New Mylan, in which such Permitted Transferee agrees to be an “Abbott Shareholder” for all purposes of this Agreement;

(ii) a Transfer of Shares in response to a tender or exchange offer by any Person that has been approved or recommended by the Board of Directors (provided a majority of directors at the time of such approval or recommendation are Incumbent Directors);

(iii) a Transfer of Shares to New Mylan or a Subsidiary of New Mylan;

(iv) a Transfer of Shares effected through an offering constituting a public offering as defined or interpreted in IM-5635-3 under Rule 5635(d) of the Nasdaq Stock Market or Section 312.03 of the Listed Company Manual of the New York Stock Exchange, as applicable, pursuant to an exercise of the registration rights provided in Section 6;

(v) a Transfer of Shares effected through a “brokers’ transaction” as defined in Rule 144(g) executed on a securities exchange or over-the-counter market by a securities broker-dealer acting as agent for the Abbott Shareholders (so long as such Transfer is not expressly directed by any Abbott Shareholder to be made to a particular counterparty or counterparties and no Abbott Shareholder reasonably believes, as of the date of such Transfer, that the Transfer executed by such broker-dealer is or will be to any New Mylan Competitor or Activist Investor); or

(vi) a Transfer of Shares to a counterparty (other than a New Mylan Competitor or Activist Investor) in connection with a Hedging Arrangement, including any related Transfer of Shares or other Equity Securities by any such counterparty to any other Person (so long as such Transfer by such counterparty is not at the express direction of any Abbott Shareholder and no Abbott Shareholder reasonably believes, as of the date of such Transfer, that the Transfer by such counterparty is or will be to any New Mylan Competitor or Activist Investor).

(c) Notwithstanding anything to the contrary contained herein, none of the Abbott Shareholders shall Transfer, or cause or permit the Transfer of, any Shares in connection with any “tender offer” (as such term is used in Regulation 14D under the Exchange Act) not approved or recommended by the Board of Directors (provided a majority of directors at the time of such approval or recommendation are Incumbent Directors).

(d) The entry by any Abbott Shareholder into a Hedging Arrangement with respect to Shares shall be deemed to be a Transfer of such Shares for purposes of this Agreement and shall be subject to the provisions of this Section 3.1.

Section 4. Voting.

4.1 Voting Agreement.

(a) So long as the aggregate Beneficial Ownership of Ordinary Shares of the Abbott Shareholders and their respective Controlled Affiliates, as a group, is greater than or equal to 5% of the then issued and outstanding Ordinary Shares, each of the Abbott Shareholders shall cause all of the Voting Securities owned by it or any of its Controlled Affiliates or over which it or any of its Controlled Affiliates has voting control to be voted (i) in favor of all those persons nominated and recommended to serve as directors of New Mylan by the Board of Directors or any applicable committee thereof and (ii) with respect to any other action, proposal or matter to be voted on by the shareholders of New Mylan (including through action by written consent), in accordance with the recommendation of the Board of Directors or any applicable committee thereof. Notwithstanding the foregoing, the Abbott Shareholders and their respective Controlled Affiliates shall be free to vote at their discretion in connection with any proposal submitted for a vote of the shareholders of New Mylan in respect of (A) the issuance of Equity Securities in connection with any merger, consolidation or business combination of New

Mylan, (B) any merger, consolidation or business combination of New Mylan or (C) the sale of all or substantially all the assets of New Mylan, except where such proposal has not been approved or recommended by the Board of Directors, in which event the preceding sentence shall apply.

(b) So long as the aggregate Beneficial Ownership of Ordinary Shares of the Abbott Shareholders and their respective Controlled Affiliates, as a group, is greater than or equal to 5% of the then issued and outstanding Ordinary Shares, with respect to any matter that each Abbott Shareholder is required to vote on in accordance with Section 4.1(a), each Abbott Shareholder shall cause each Voting Security owned by it or over which it has voting control to be voted by completing the proxy forms distributed by New Mylan and not by any other means. Each Abbott Shareholder shall deliver the completed proxy form to New Mylan no later than five (5) Business Days prior to the date of such general meeting of New Mylan. Upon the written request of New Mylan, each of the Abbott Shareholders hereby agrees to take such further action or execute such other instruments as may be reasonably necessary to effectuate the intent of this Section 4.1(b).

Section 5. Standstill.

5.1 During the Standstill Period, the Abbott Shareholders shall not, directly or indirectly, and shall not authorize or permit any of their Representatives (to the extent acting on behalf of the Abbott Shareholders) or Controlled Affiliates, directly or indirectly, to, without the prior written consent of, or waiver by, New Mylan:

(a) subject to Section 5.3, acquire, offer or seek to acquire, agree to acquire or make a proposal (including any private proposal to New Mylan or the Board of Directors) to acquire, by purchase or otherwise (including through the acquisition of Beneficial Ownership), any securities (including any Equity Securities or Voting Securities) or Derivative Instruments, or direct or indirect rights to acquire any securities (including any Equity Securities or Voting Securities) or Derivative Instruments, of New Mylan or any Subsidiary or Affiliate of New Mylan or any successor to or Person in Control of New Mylan, or any securities (including any Equity Securities or Voting Securities) or indebtedness convertible into or exchangeable for any such securities or indebtedness; provided that each Abbott Shareholder may acquire, offer or seek to acquire, agree to acquire or make a proposal to acquire Ordinary Shares (and any securities (including any Equity Securities or Voting Securities) convertible into or exchangeable for Ordinary Shares) and Derivative Instruments with respect to Ordinary Shares, if, immediately following such acquisition, the collective Beneficial Ownership of Ordinary Shares of the Abbott Shareholders and their respective Controlled Affiliates, as a group, would not exceed the Standstill Level;

(b) participate in any acquisition of assets or business of New Mylan or its Subsidiaries or Affiliates (other than an acquisition initiated by New Mylan or its Representatives or as contemplated by Section 7.15(c) of the Business Transfer Agreement);

(c) conduct, fund or otherwise become a participant in any “tender offer” (as such term is used in Regulation 14D under the Exchange Act) involving Equity Securities, Voting Securities or any securities convertible into, or exercisable or exchangeable for, Equity Securities or Voting Securities, in each case not approved by the Board of Directors;

(d) otherwise act in concert with others to seek to control or influence the Board of Directors or shareholders of New Mylan or its Subsidiaries or Affiliates; provided that nothing in this clause (d) shall preclude the Abbott Shareholders or their respective Representatives from engaging in discussions with New Mylan or its Representatives;

(e) make or join or become a participant (as defined in Instruction 3 to Item 4 of Schedule 14A under the Exchange Act) in (or in any way knowingly encourage) any “solicitation” of “proxies” (as such terms are defined in Regulation 14A as promulgated by the SEC) or consents to vote any Voting Securities or any of the voting securities of any Subsidiaries or Affiliates of New Mylan (including through action by written consent), or otherwise knowingly advise or influence any Person with respect to the voting of any securities of New Mylan or its Subsidiaries or Affiliates;

(f) make any public announcement with respect to, or solicit or submit a proposal for, or offer, seek, propose or indicate an interest in (with or without conditions) any merger, consolidation, business combination, “tender offer” (as such term is used in Regulation 14D under the Exchange Act), recapitalization, reorganization, purchase or license of a material portion of the assets, properties, securities or indebtedness of New Mylan or any Subsidiary or Affiliate of New Mylan, or other similar extraordinary transaction involving New Mylan, any Subsidiary of New Mylan or any of their respective securities or indebtedness, or enter into any discussions, negotiations, arrangements, understandings or agreements (whether written or oral) with any other Person regarding any of the foregoing (other than, in each case, a transaction initiated by New Mylan or its Representatives or as contemplated by Section 7.15(c) of the Business Transfer Agreement);

(g) call or seek to call a meeting of shareholders of New Mylan or initiate any shareholder proposal for action of New Mylan’s shareholders, or seek election or appointment to or to place a representative on the Board of Directors or seek the removal or suspension of any director from the Board of Directors;

(h) form, join, become a member or in any way participate in a Group (other than with any Abbott Shareholder, any of their Controlled Affiliates or any counterparty (other than a New Mylan Competitor or Activist Investor) in connection with a Hedging Arrangement that complies with Section 3.1(b)(vi)) with respect to the securities of New Mylan or any of its Subsidiaries or Affiliates;

(i) deposit any Voting Securities in a voting trust or similar Contract or subject any Voting Securities to any voting agreement, pooling arrangement or similar arrangement or Contract, or grant any proxy with respect to any Voting Securities (in each case, other than (i) with any Abbott Shareholder or any of their Affiliates, (ii) as part of a Hedging Arrangement that complies with Section 3.1(b)(vi) or (iii) in accordance with Section 4.1);

(j) make any proposal or disclose any plan, or cause or authorize any of its and their directors, officers, employees, agents, advisors and other Representatives to make any proposal or disclose any plan on its or their behalf, inconsistent with the foregoing restrictions;

(k) exercise any rights granted to shareholders of New Mylan pursuant to Sections 2:110 or 2:114a of the Dutch Civil Code (Bergerlijk Wetboek) and the corresponding provisions of the Articles of Association;

(l) knowingly take any action or cause or authorize any of its and their directors, officers, employees, agents, advisors and other Representatives to take any action on its or their behalf, that would reasonably be expected to require New Mylan or any of its Subsidiaries or Affiliates to publicly disclose any of the foregoing actions or the possibility of a business combination, merger or other type of transaction or matter described in this Section 5.1;

(m) knowingly advise, assist, arrange or otherwise enter into any discussions or arrangements with any third party with respect to any of the foregoing; or

(n) directly or indirectly, contest the validity of, or seek an amendment, waiver, suspension or termination of, any provision of this Section 5.1 (including this subclause) or Section 4.1 (whether by legal action or otherwise);

5.2 The Abbott Shareholders shall not, and shall not authorize or permit any of their respective Affiliates, directors, officers, employees, agents, advisors or other Representatives to, directly or indirectly, make, in each case to New Mylan or to a third party, any proposal, statement or inquiry, or disclose any intention, plan or arrangement, whether written or oral, inconsistent with the provisions of this Section 5, or request New Mylan or any of its Affiliates, directors, officers, employees, agents, advisors or other Representatives, directly or indirectly, to amend, waive, suspend or terminate any provision of this Section 5 (including this sentence). A breach of this Section 5 by any Affiliate, director, officer, employee, agent, advisor or other Representative of any Abbott Shareholder shall be deemed a breach by such Abbott Shareholder of this Section 5.

5.3 The prohibition in Section 5.1(a) shall not apply to the activities of any Abbott Shareholder or any of their respective Affiliates in connection with:

(a) acquisitions made as a result of a stock split, stock dividend, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change approved or recommended by the Board of Directors; or

(b) acquisitions made in connection with a transaction or series of related transactions in which the Abbott Shareholders or any of their respective Affiliates acquires a previously unaffiliated business entity that Beneficially Owns Equity Securities, Voting Securities or Derivative Instruments, or any securities convertible into, or exercisable or exchangeable for, Equity Securities, Voting Securities or Derivative Instruments, at the time of the consummation of such acquisition, provided that in connection with any such acquisition, such Abbott Shareholders or such applicable Affiliate, as the case may be, (i) either (A) causes such entity to divest the Equity Securities, Voting Securities or Derivative Instruments, or any securities convertible into, or exercisable or exchangeable for, Equity Securities, Voting Securities or Derivative Instruments, Beneficially Owned by the acquired entity within a period of one hundred twenty (120) calendar days after the date of the consummation of such acquisition or (B) divests the Equity Securities, Voting Securities or Derivative Instruments, or any other securities convertible into, or exercisable or exchangeable for, Equity Securities, Voting Securities or Derivative Instruments, Beneficially Owned by the Abbott Shareholders and their respective Affiliates, in an amount so that the Abbott Shareholders and their respective Affiliates, together with such acquired business entity, shall not, acting alone or as part of a Group, directly or indirectly, Beneficially Own a number of Ordinary Shares in excess of the Standstill Level following such acquisition, and (ii) if any general meeting of the shareholders of New Mylan is held prior to the disposition thereof, votes such Ordinary Shares or other Voting Securities on each matter presented at any such general meeting of the shareholders of New Mylan in accordance with the recommendation of the Board of Directors or any applicable committee thereof;

Section 6. Registration Rights.

6.1 Demand Registration. At any time and from time to time on or after the date of this Agreement, Abbott, on behalf of the Abbott Shareholders, may request in writing (“Request”) that New Mylan register under the Securities Act all or part of the Registrable Securities that are Beneficially Owned by the Abbott Shareholders or their Affiliates (a) on a Registration Statement on Form S-3 or other available form (a “Demand Registration”) or (b) on a Shelf Registration Statement covering any Registrable Securities (or otherwise designating an existing Shelf Registration Statement with the SEC to cover the Registrable Securities) (a “Shelf Registration”). Any such Request may involve (i) a registered offering by the Abbott Shareholders of Abbott securities that entitle the holders thereof to receive all or a portion of the Registrable Securities Beneficially Owned by the Abbott Shareholders (or the cash value thereof) or (ii) a Hedging Arrangement in which the counterparty to one or more Abbott Shareholders uses the Shelf Registration Statement to effect short sales of Registrable Securities; provided that the consent of New Mylan shall be required in connection with any Request pursuant to clause (ii) above, such consent not to be unreasonably withheld, delayed or conditioned. Abbott shall be entitled to make no more than seven (7) Requests, and each such Request shall be to register an amount of Registrable Securities having an aggregate value of at least $200,000,000. Any requested registrations by Abbott prior to the date of this Agreement pursuant to Section 7.24(b) of the Business Transfer Agreement shall be deemed to be Demand Registrations or Shelf Registrations, as applicable, under this Agreement, including being taken into account in determining the foregoing permitted number of Requests, and each of the Abbott Shareholders and New Mylan shall have all rights and obligations under this Agreement with respect to such registrations as if such registrations had been requested under this Agreement. New Mylan shall not be obligated to effect a Demand Registration during the sixty (60) calendar day period following the effective date of a Registration Statement pursuant to any other Demand Registration. Each Request pursuant to this Section 6.1 shall be in writing and shall specify the number of Registrable Securities requested to be registered and the intended method of distribution of such Registrable Securities.

6.2 Restrictions on Demand Registrations. New Mylan may (a) postpone the filing or the effectiveness of a Registration Statement requested by the Abbott Shareholders or of a supplement or amendment thereto during the regular quarterly period during which directors and executive officers of New Mylan are not permitted to trade under the insider trading policy of New Mylan then in effect until the expiration of such quarterly period (but in no event later than two (2) Business Days after the date of New Mylan’s quarterly earnings announcement) and (b) postpone for up to ninety (90) calendar days the filing or the effectiveness of a Registration Statement or of a supplement or amendment thereto if the Board of Directors determines in good faith that such Demand Registration or Shelf Registration, as the case may be, would (i) reasonably be expected to materially impede, delay, interfere with or otherwise have a material adverse effect on any material acquisition of assets (other than in the ordinary course of business), merger, consolidation, tender offer, financing or any other material business transaction by New Mylan or any of its Subsidiaries or (ii) require disclosure of information that has not been, and is otherwise not required to be, disclosed to the public, the premature disclosure of which would materially and adversely affect New Mylan; provided that the postponement right described by clause (b)(i) and, to the extent resulting from actions within New Mylan’s control, clause (b)(ii), shall not be available to New Mylan during the Restricted Period. The postponement rights in this Section 6.2 shall not be applicable to the Abbott Shareholders for more than a total of ninety (90) calendar days during any period of twelve (12) consecutive months. The postponement rights in this Section 6.2 and the holdback obligation in Section 6.10 shall not be applicable to the Abbott Shareholders for more than a total of one hundred eighty (180) calendar days during any period of twelve (12) consecutive months.

6.3 Automatic Shelf Registrations. To the extent that New Mylan qualifies as a well-known seasoned issuer as defined in Rule 405 under the Securities Act (a “WKSI”) at the time of such request, Abbott may request that New Mylan file with the SEC an automatic shelf registration statement (as defined in Rule 405 under the Securities Act) on Form S-3 (an “Automatic Shelf Registration Statement”) permitting the public resale of Registrable Securities in accordance with the requirements of the Securities Act and the rules and regulations of the SEC thereunder. New Mylan shall use its reasonable best efforts and take all actions required or reasonably requested by Abbott to maintain the effectiveness of such Automatic Shelf Registration Statement in accordance with the requirements of the Securities Act and the rules and regulations of the SEC thereunder. At the time any Request for a Demand Registration or Shelf Registration is submitted to New Mylan on or after the date of this Agreement and, pursuant to such Request, Abbott on behalf of the Abbott Shareholders requests, in accordance with this Section 6.3, that New Mylan file an Automatic Shelf Registration Statement, New Mylan shall file an Automatic Shelf Registration Statement in accordance with the requirements of the Securities Act and the rules and regulations of the SEC thereunder, which covers those Registrable Securities that are requested to be registered. At the written request of Abbott on behalf of the Abbott Shareholders, New Mylan shall pay the registration fee with respect to a take-down from an Automatic Shelf Registration Statement promptly and, in any event, within the time period required by applicable Law after receiving such written request. So long as the Abbott Shareholders are entitled to registration rights pursuant to this Section 6, New Mylan shall use its reasonable best efforts to remain a WKSI and not to become an ineligible issuer (as defined in Rule 405 under the Securities Act). If, at any time following the filing of an Automatic Shelf Registration Statement when New Mylan is required to re-evaluate its WKSI status, New Mylan determines that it is not a WKSI, New Mylan shall use its reasonable best efforts to post-effectively amend the Automatic Shelf Registration Statement to a Registration Statement or Shelf Registration Statement on Form S-3 or file a new Shelf Registration Statement on Form S-3, have such Shelf Registration Statement declared effective by the SEC and keep such Registration Statement effective during the period in which such Shelf Registration is required to be kept effective in accordance with this Section 6.

6.4 Selection of Underwriters; Underwritten Offering. If Abbott on behalf of the Abbott Shareholders so notifies New Mylan in writing, New Mylan shall use its reasonable best efforts to cause a Demand Registration or Shelf Registration to be in the form of an underwritten offering. In connection with any underwritten Demand Registration or Shelf Registration, (a) Abbott shall have the right to select the bookrunners, subject to the bookrunners being nationally recognized investment banks reasonably acceptable to New Mylan, (b) New Mylan shall have the right to select one bookrunner, subject to the bookrunner being a nationally recognized investment bank reasonably acceptable to Abbott, (c) each of Abbott and New Mylan shall have the right to select other non-bookrunning underwriters, subject to each such other non-bookrunning underwriter being a nationally recognized investment bank reasonably acceptable to the other Party, the number of which to be selected by each Party to be jointly determined by the Parties or, in the absence of agreement by the Parties, by the managing underwriter selected by Abbott, acting reasonably, (d) the managing underwriter selected by Abbott shall have primary authority and responsibility to direct the administration of the offering and (e) the underwriters selected by New Mylan shall collectively receive 33% of the underwriting commissions and other fees in respect of such Demand Registration or Shelf Registration. In connection with any Piggyback Registration that is an underwritten primary registration on behalf of New Mylan in which Registrable Securities requested to be included represent at least 10% of the number of securities to be included in the offering, (i) Abbott shall have the right to select a joint lead bookrunner to administer the offering, subject to such joint lead bookrunner being a nationally recognized investment bank reasonably acceptable to New Mylan, and (ii) the joint lead bookrunner selected by Abbott shall receive a percentage of the underwriting commissions and other fees in respect of such Piggyback Registration equal to the percentage of Registrable Securities included in such Piggyback Registration (but in no event more than 50% of such commissions and fees); provided that, for the avoidance of doubt, the managing underwriter selected by New Mylan shall have primary authority and responsibility to direct the administration of the offering. New Mylan agrees that Abbott shall be entitled to select the underwriter set forth on Schedule II to act as managing underwriter or joint lead bookrunner in accordance with this Section 6.4 subject to the terms and conditions set forth on Schedule II. The Abbott Shareholders may not participate in any registration hereunder which is underwritten unless the Abbott Shareholders agree to sell the Registrable Securities held by the Abbott Shareholders on the basis provided in any underwriting agreement with the underwriters and complete and execute all questionnaires, powers of attorney, indemnities, underwriting agreements and other documents reasonably required under the terms of such underwriting arrangements.

6.5 Piggyback Registrations.

(a) If New Mylan determines to register any of its securities either for its own account or the account of a security holder or holders, other than a registration pursuant to Section 6.1, a registration relating solely to any employee or director equity or equity-based incentive or compensation plan or arrangement or any similar employee or director compensation or benefit plan, a registration relating to the offer and sale of debt securities, a registration relating solely to a corporate reorganization (including by way of merger of New Mylan or any of its Subsidiaries with any other business) or acquisition of another business or a registration on any registration form that does not permit secondary sales (a “Piggyback Registration”), New Mylan shall (i) promptly give written notice of the proposed Piggyback Registration to Abbott and (ii) subject to Sections 6.5(b) and 6.5(c), include in such Piggyback Registration and in any underwriting involved therein all of such Registrable Securities as are specified in a written request or requests (“Piggyback Requests”) made by Abbott on behalf of the Abbott Shareholders received by New Mylan within ten (10) Business Days after such written notice from New Mylan is given to Abbott. Such Piggyback Requests shall specify the number of Registrable Securities requested to be disposed of by Abbott.

(b) If a Piggyback Registration is an underwritten primary registration on behalf of New Mylan, and the managing underwriters advise New Mylan in writing that in their opinion the aggregate number of securities requested to be included in such registration exceeds the number which can be sold in an orderly manner in such offering without adversely affecting the success of such offering (including an adverse effect on the offering price), New Mylan shall include in such registration only such securities as New Mylan is advised by such managing underwriters can be sold without such an effect, which securities shall be included in the following order of priority: (i) first, the securities New Mylan proposes to sell, (ii) second, the securities requested to be included in such registration by the holders of Registrable Securities and holders that are contractually entitled to include such securities therein pursuant to any written agreement entered into by New Mylan prior to the date of this Agreement (the “Other Registrable Securities”), pro rata on the basis of the number of Registrable Securities and Other Registrable Securities requested to be included in such registration and (iii) third, any other securities requested to be included in such registration. If a Piggyback Registration is an underwritten secondary registration on behalf of any holder of Other Registrable Securities, and the managing underwriters advise

New Mylan in writing that in their opinion the number of securities requested to be included in such registration exceeds the number which can be sold in an orderly manner in such offering without adversely affecting the success of such offering (including an adverse effect on the offering price), New Mylan shall include in such registration only such securities as can be sold without such an effect, which securities shall be included in the following order of priority: (i) first, the Other Registrable Securities requested to be included in such registration, (ii) second, the Registrable Securities requested to be included in such registration and (iii) third, any other securities requested to be included in such registration.

(c) New Mylan and any holder of Other Registrable Securities initiating any registration shall have the right to, in its sole discretion, defer, terminate or withdraw any registration initiated by it under this Section 6.5 whether or not the Abbott Shareholders have elected to include any Registrable Securities in such registration. Notwithstanding anything contained herein, in the event that the SEC or applicable federal securities Laws and regulations prohibit New Mylan from including all of the Registrable Securities requested by Abbott to be registered in a registration statement pursuant to this Section 6.5, then New Mylan shall be obligated to include in such registration statement only such portion of the Registrable Securities as is permitted by the SEC or such federal securities Laws and regulations.

6.6 Withdrawals. Abbott may withdraw all or any part of the Registrable Securities from a Registration Statement at any time prior to the effective date of such Registration Statement. If such withdrawal is made primarily as a result of the failure of New Mylan to comply with any provision of this Agreement, New Mylan shall be responsible for the payment of all Registration Expenses in connection with such registration and such registration shall not count as a Demand Registration for purposes of Section 6.1. In the case of any other withdrawal, the Abbott Shareholders shall pay for the Registration Expenses associated with the withdrawn registration.

6.7 Registration Procedures. Whenever Abbott has made a Request in accordance with Section 6.1 that any Registrable Securities be registered pursuant to this Agreement, New Mylan shall:

(a) as expeditiously as reasonably practicable after the receipt by New Mylan of such a Request, prepare and file with the SEC a Required Registration Statement or Required Shelf Registration Statement, as the case may be, providing for the registration under the Securities Act of the Registrable Securities which New Mylan has been so requested to register in accordance with the intended methods of distribution thereof specified in such Request, and shall use reasonable best efforts to have such Required Registration Statement or Required Shelf Registration Statement, as the case may be, declared effective by the SEC as soon as practicable thereafter and to keep such Required Registration Statement or Required Shelf Registration Statement, as the case may be, continuously effective (i) in the case of a Demand Registration, for a period of at least ninety (90) calendar days (or, in the case of an underwritten offering, such period as the underwriters may reasonably require) following the date on which such Required Registration Statement is declared effective (or such shorter period which shall terminate when all of the Registrable Securities covered by such Required Registration Statement have been sold pursuant thereto) or (ii) in the case of a Shelf Registration, until such time as all Registrable Securities covered by such Required Shelf Registration Statement have been sold pursuant thereto, including, in either case, if necessary, by filing with the SEC a post-effective amendment or a supplement to the Required Registration Statement or Required Shelf Registration Statement or the related prospectus or any document incorporated therein by reference or by filing any other required document or otherwise supplementing or amending the Required Registration Statement or Required Shelf Registration Statement, if required by the rules, regulations or instructions applicable to the registration form used by New Mylan for such Required Registration Statement or Required Shelf Registration Statement or by the Securities Act, the Exchange Act, any state securities or blue sky Laws, or any rules and regulations thereunder;

(b) prepare and file with the SEC such amendments and supplements to such Registration Statement and the prospectus used in connection therewith as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such Registration Statement for the period set forth in (a) above;

(c) furnish to the Abbott Shareholders such number of copies of such Registration Statement, each amendment and supplement thereto, the prospectus included in such Registration Statement (including each preliminary prospectus) and such other documents as Abbott may reasonably request in order to facilitate the disposition of the Registrable Securities owned by the Abbott Shareholders;

(d) use its reasonable best efforts to register or qualify such Registrable Securities under such other securities or blue sky Laws of such jurisdictions in the United States as Abbott reasonably requests and do any and all other acts and things which may be reasonably necessary or advisable to enable the Abbott Shareholders to consummate the disposition in such jurisdictions of the Registrable Securities owned by the Abbott Shareholders; provided that New Mylan shall not be required to (i) qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify, (ii) consent to general service of process in any such jurisdiction or (iii) subject itself to taxation in any jurisdiction where it is not so subject;

(e) in the event of any underwritten public offering, enter into an underwriting agreement or similar agreement, in usual and customary form, with the managing underwriters of such offering and use reasonable best efforts to take such other actions as the managing underwriters reasonably request in order to expedite or facilitate the disposition of such Registrable Securities, including causing its senior officers to participate in “road shows” and other information meetings organized by the managing underwriters;

(f) notify Abbott, at any time when a prospectus relating thereto is required to be delivered under the Securities Act, of the happening of any event as a result of which the prospectus included in such Registration Statement contains an untrue statement of a material fact or omits any fact necessary to make the statements therein, not misleading, and in such case, subject to Section 6.2, New Mylan shall promptly prepare a supplement or amendment to such prospectus so that, as thereafter delivered to the holders of Registrable Securities, such prospectus shall not contain an untrue statement of a material fact or omit to state any fact necessary to make the statements therein, not misleading;

(g) use its reasonable best efforts to cause all such Registrable Securities which are registered to be listed on each securities exchange on which similar securities issued by New Mylan are then listed;

(h) enter into such customary agreements and use reasonable best efforts to take all such other actions as Abbott or the underwriters, if any, reasonably request in order to expedite or facilitate the disposition of such Registrable Securities;

(i) make available for inspection by Abbott, any underwriter participating in any disposition pursuant to such Registration Statement and any attorney, accountant or other agent retained by the Abbott Shareholders or any underwriter, financial and other records, pertinent corporate documents and properties of New Mylan and its Subsidiaries as shall be reasonably necessary to enable them to exercise their due diligence responsibility, and cause New Mylan’s officers, directors, employees and independent accountants to supply all other information reasonably requested by Abbott or any such underwriter, attorney, accountant or agent in connection with such Registration Statement;

(j) if such sale is pursuant to an underwritten offering, use reasonable best efforts to obtain “comfort” letters dated the pricing date of the offering of the Registrable Securities and the date of the closing under the underwriting agreement from New Mylan’s independent public accountants in customary form and covering such matters of the type customarily covered by “comfort” letters in connection with underwritten offerings as the managing underwriter reasonably requests;

(k) use reasonable best efforts to furnish, at the request of Abbott on the date such securities are delivered to the underwriters for sale pursuant to such registration or are otherwise sold pursuant thereto, an opinion and a “10b-5” letter, dated such date, of counsel representing New Mylan for the purposes of such registration, addressed to the underwriters, if any, and to the seller making such request, covering such legal and other matters with respect to the registration in respect of which such opinion is being given and such letter is being delivered as the underwriters, if any, and the seller may reasonably request and are customarily included in such opinions and letters;

(l) subject to Section 6.2, use reasonable best efforts to obtain the withdrawal of any order suspending the effectiveness of the Registration Statement registering such Registrable Securities;

(m) otherwise use its reasonable best efforts to comply with all applicable rules and regulations of the SEC, and make available to its security holders, as soon as reasonably practicable after the effective date of the Registration Statement, an earnings statement covering the period of at least 12 months beginning with the first day of New Mylan’s first full calendar quarter after the effective date of the Registration Statement, which earnings statement shall satisfy the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder;

(n) reasonably cooperate with the Abbott Shareholders and each underwriter participating in the disposition of such Registrable Securities and their respective counsel in connection with any filings required to be made with FINRA;

(o) notify in writing Abbott and the underwriter, if any, of the following events as promptly as reasonably practicable:

(i) the effectiveness of any such Registration Statement;

(ii) any request by the SEC for amendments or supplements to the Registration Statement or the prospectus or for additional information and when same has been filed and become effective;

(iii) the issuance by the SEC of any stop order suspending the effectiveness of the Registration Statement or the initiation of any proceedings by any Person for that purpose; and

(iv) the receipt by New Mylan of any notification with respect to the suspension of the qualification of the Registrable Securities for the sale under the securities or blue sky Laws of any jurisdiction or the initiation or threat of any proceeding for such purpose;

(p) to the extent reasonably required in writing by the lead managing underwriters with respect to an underwritten offering relating to the registration of Equity Securities having an aggregate value of at least $200,000,000, agree, and cause the directors or officers of New Mylan to agree, to enter into customary agreements restricting the sale or distribution of Equity Securities during the period commencing on the date of the request (which shall be no earlier than fourteen (14) calendar days prior to the expected “pricing” of such underwritten offering) and continuing for not more than ninety (90) calendar days after the date of the “final” prospectus (or “final” prospectus supplement if the underwritten offering is made pursuant to a Shelf Registration Statement), pursuant to which such underwritten offering shall be made, plus an extension period, as may be proposed by the lead managing underwriters to address FINRA regulations regarding the publishing of research, or such lesser period as is required by the lead managing underwriters; and

(q) use reasonable best efforts to take all other steps reasonably necessary to effect the registration of the Registrable Securities contemplated hereby.

If any such registration or comparable statement refers to any Abbott Shareholder by name or otherwise as the holder of any securities of New Mylan and if any Abbott Shareholder is or would be reasonably expected to be deemed to be a controlling person of New Mylan, Abbott shall have the right to require (i) the insertion therein of language, in form and substance satisfactory to Abbott and presented to New Mylan in writing, to the effect that the holding by the Abbott Shareholders of such securities is not to be construed as a recommendation by any Abbott Shareholder of the investment quality of New Mylan’s securities covered thereby and that such holding does not imply that any Abbott Shareholder shall assist in meeting any future financial requirements of New Mylan or (ii) in the event that such reference to any Abbott Shareholder by name or otherwise is not required by the Securities Act or any similar federal statute then in force, the deletion of the reference to such Abbott Shareholder; provided that with respect to this clause (ii) Abbott must furnish to New Mylan an opinion of counsel to such effect, which opinion and counsel shall be reasonably satisfactory to New Mylan. In connection with any Registration Statement in which the Abbott Shareholders are participating, Abbott shall furnish to New Mylan in writing such information and affidavits as New Mylan reasonably may from time to time reasonably request specifically for use in connection with any such Registration Statement or prospectus.

Abbott agrees that upon receipt of any notice from New Mylan of the happening of any event of the kind described in clauses (f), (o)(ii), (o)(iii) or (o)(iv) above, it shall forthwith discontinue its disposition of Registrable Securities pursuant to the applicable Registration Statement and the prospectus relating thereto until its receipt of the copies of the supplemented or amended prospectus contemplated by clause (o)(ii), or until it is advised in writing by New Mylan that the use of the applicable prospectus may be resumed, and has received copies of any additional or supplemental filings that are incorporated or deemed to be incorporated by reference in such prospectus; provided that New Mylan shall use its reasonable best efforts to supplement or amend the applicable Registration Statement and prospectus as promptly as practicable and shall extend the time periods under clause (a) above with respect to the length of time that effectiveness of a Registration Statement must be maintained by the amount of time that Abbott is required to discontinue disposition of such Registrable Securities.

6.8 Registration Expenses. Subject to Section 6.6, all expenses of New Mylan incident to New Mylan’s performance of or compliance with this Section 6, including all registration and filing fees, fees and expenses of compliance with securities or blue sky Laws, printing expenses, messenger and delivery expenses, New Mylan’s internal expenses (including all salaries and expenses of its officers and employees performing legal or accounting duties), the expense of any annual audit or quarterly review, the expense of any liability insurance, the expenses and fees for listing the securities to be registered on each securities exchange on which similar securities issued by New Mylan are then listed and fees and disbursements of counsel for New Mylan and all independent certified public accountants retained by New Mylan (all such expenses being herein called “Registration Expenses”), shall be borne by New Mylan. The Abbott Shareholders shall pay all fees, costs and expenses of its counsel, accountants, advisers or representatives and all expenses of any broker’s commission or underwriter’s discount or commission relating to the registration and sale of Registrable Securities pursuant to this Agreement.

6.9 Requested Information. Not less than five (5) Business Days before the expected filing date of each Registration Statement pursuant to this Agreement, New Mylan shall notify each holder of Registrable Securities who has timely provided the requisite notice hereunder entitling such holder to register Registrable Securities in such Registration Statement of the information, documents and instruments from such holder that New Mylan or any underwriter reasonably requests in connection with such Registration Statement, including a questionnaire, custody agreement, power of attorney, lock-up letter and underwriting agreement, each in customary form reasonably acceptable to such holders (the “Requested Information”). If New Mylan has not received, on or before the second Business Day before the expected filing date, the Requested Information from such holder, New Mylan may file the Registration Statement without including Registrable Securities of such holder. The failure to so include in any Registration Statement the Registrable Securities of a holder of Registrable Securities (with regard to that Registration Statement) shall not result in any liability on the part of New Mylan to such holder.

6.10 Holdback Agreements. After the expiration of the Restricted Period, each Abbott Shareholder agrees to enter into customary agreements restricting the sale or distribution of Equity Securities (including sales pursuant to Rule 144) to the extent reasonably required in writing by the lead managing underwriters with respect to an applicable underwritten primary offering on behalf of New Mylan relating to the registration of Equity Securities having an aggregate value of at least $500,000,000 during the period commencing on the date of the request (which shall be no earlier than fourteen (14) calendar days prior to the expected “pricing” of such underwritten offering) and continuing for not more than ninety (90) calendar days after the date of the “final” prospectus (or “final” prospectus supplement if the underwritten offering is made pursuant to a Shelf Registration Statement), pursuant to which such underwritten offering shall be made, plus an extension period, as may be proposed by the lead managing underwriters to address FINRA regulations regarding the publishing of research, or such lesser period as is required by the lead managing underwriters. The Abbott Shareholders shall not be required to enter into a holdback agreement pursuant to this Section 6.10 (a) at any time when the aggregate Beneficial Ownership of the Abbott Shareholders and their respective Controlled Affiliates, as a group, is less than 10% and (b) unless the directors and executive officers of New Mylan are subject to substantially comparable restrictions. The postponement rights in Section 6.2 and the holdback obligation in this Section 6.10 shall not be applicable to the Abbott Shareholders for more than a total of one hundred eighty (180) calendar days during any period of twelve (12) consecutive months.

6.11 Rule 144 Reporting. With a view to making available to the Abbott Shareholders the benefits of certain rules and regulations of the SEC which may permit the sale of the Registrable Securities to the public without registration, New Mylan agrees to use its reasonable best efforts to:

(a) make and keep public information available, as those terms are understood and defined in Rule 144 or any similar or analogous rule promulgated under the Securities Act, at all times after the effective date of the first registration filed by New Mylan for an offering of its securities to the general public;

(b) file with the SEC, in a timely manner, all reports and other documents required of New Mylan under the Exchange Act; and

(c) so long as the Abbott Shareholders own any Registrable Securities, furnish to Abbott promptly upon request (i) a written statement by New Mylan as to its compliance with the reporting requirements of Rule 144 of the Securities Act and of the Exchange Act, (ii) a copy of the most recent annual or quarterly report of New Mylan filed with the SEC and (iii) such other reports and documents as Abbott may reasonably request in connection with availing itself of any rule or regulation of the SEC allowing it to sell any such securities without registration, in each case to the extent not readily publicly available.

6.12 New Mylan Indemnification. New Mylan agrees to indemnify and hold harmless, to the extent permitted by applicable Law, each Abbott Shareholder, its Affiliates and each of its and their respective directors, officers, partners, members and agents and directors and each Person, if any, who controls any Abbott Shareholder (within the meaning of the Securities Act or the Exchange Act) from and against any and all losses, claims, damages, liabilities and expenses whatsoever (including reasonable, documented out-of-pocket expenses of investigation and reasonable, documented out-of-pocket attorneys’ fees and expenses) caused by, arising out of or relating to any untrue or alleged untrue statement of material fact contained in any Registration Statement, prospectus or preliminary prospectus or any amendment thereof or supplement thereto covering the resale of any Registrable Securities by or on behalf of the Abbott Shareholders or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as such untrue statement or omission is contained in any information or affidavit so furnished in writing by Abbott expressly stated to be used in connection with such Registration Statement.

6.13 Abbott Indemnification. Each Abbott Shareholder jointly and severally agrees to indemnify and hold harmless, to the extent permitted by applicable Law, New Mylan, its Affiliates, its and their respective directors, officers, partners, members and agents and each Person, if any, who controls New Mylan (within the meaning of the Securities Act or the Exchange Act) from and against any and all losses, claims, damages, liabilities and expenses (including reasonable, documented out-of-pocket expenses of investigation and reasonable, documented out-of-pocket attorneys’ fees and expenses) caused by, arising out of or relating to any untrue or alleged untrue statement of material fact contained in the Registration Statement, prospectus or preliminary prospectus or any amendment thereof or supplement thereto covering the resale of any Registrable Securities by or on behalf of the Abbott Shareholders or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that such untrue statement or omission is contained in any information or affidavit so furnished in writing by Abbott expressly stated to be used in connection with such Registration Statement.

6.14 Resolution of Claims. Any Person entitled to indemnification pursuant to this Section 6 shall give prompt written notice to the indemnifying Party of any claim with respect to which it seeks indemnification; provided that the failure so to notify the indemnifying Party shall not relieve the indemnifying Party of any liability that it may have to the indemnified party hereunder except to the extent that the indemnifying Party is materially prejudiced or otherwise forfeits substantive rights or defenses by reason of such failure. If notice of commencement of any such action is given to the indemnifying Party as above provided, the indemnifying Party shall be entitled to participate in and, to the extent it may wish, jointly with any other indemnifying Party similarly notified, to assume the defense of such action at its own expense, with counsel chosen by it and reasonably satisfactory to such indemnified party. The indemnified party shall have the right to employ separate counsel in any such action and participate in the defense thereof, but the fees and expenses of such counsel shall be paid by the indemnified party unless (a) the indemnifying Party agrees to pay the same, (b) the indemnifying Party fails to assume the defense of such action with counsel reasonably satisfactory to the indemnified party or (c) the named parties to any such action (including any impleaded parties) include both the indemnifying Party and the indemnified party and such parties have been advised by such counsel that either (i) representation of such indemnified party and the indemnifying Party by the same counsel would be inappropriate under applicable standards of professional conduct or (ii) it is reasonably foreseeable that there will be one or more material legal defenses available to the indemnified party which are different from or additional to those available to the indemnifying Party. In any of such cases, the indemnified party shall have the right to participate in the defense of such action with its own counsel, the reasonable, documented out-of-pocket fees and expenses of which shall be paid by the indemnifying Party, it being understood, however, that the indemnifying Party shall not be liable for the fees and expenses of more than one separate firm of attorneys (in addition to any local counsel) for all indemnified parties. No indemnifying Party shall be liable for any settlement entered into without its written consent (such consent not to be unreasonably withheld, conditioned or delayed). No indemnifying Party shall, without the consent of such indemnified party (such consent not to be unreasonably withheld, conditioned or delayed), effect any settlement of any pending or threatened proceeding in respect of which such indemnified party is a party and indemnity has been sought hereunder by such indemnified party, unless such settlement (x) includes an unconditional release of such indemnified party from all liability for claims that are the subject matter of such proceeding and (y) does not include an omission of fault, culpability or failure to act by or on behalf of any indemnified party.

6.15 Contribution. If the indemnification provided for in Section 6.12 or 6.13 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any losses, claims, damages or liabilities referred to herein, the indemnifying Party, in lieu of indemnifying such indemnified party thereunder, shall to the extent permitted by applicable Law contribute to the amount paid or payable by such indemnified party as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect the relative fault of the indemnifying Party on the one hand and of the indemnified party on the other in connection with such loss, claim, damage or liability, as well as any other relevant equitable considerations. The relative fault of the indemnifying Party and of the indemnified party shall be determined by a court of Law by reference to, among other things, if it relates to an untrue or alleged untrue statement of a material fact or the omission to state a material fact in a Registration Statement, prospectus or preliminary prospectus or any amendment thereof or supplement thereof covering the resale of any Registrable Securities by or on behalf of the holder of Registrable Securities, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying Party or by the indemnified party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The amount paid or payable by a party as a result of any loss, claim, damage or liability referred to above shall be deemed to include, subject to the limitations set forth in this Section 6.15, any legal or other fees, charges or expenses reasonably incurred by such party in connection with any investigation or proceeding. The Parties agree that it would not be just and equitable if contribution pursuant to this Section 6.15 were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to in this Section 6.15. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.

6.16 Removal of Legends and Stop Transfer Instructions. If any Registrable Securities are certificated and bear any restrictive legend, or are held in non-certificated book-entry form and are subject to any stop transfer or similar instruction or restriction, New Mylan shall upon the request of the holder of such Registrable Securities, as applicable, promptly cause such legends to be removed and new certificates without any restrictive legends to be issued or cause such stop transfer or similar instructions or restrictions to be promptly terminated and removed if (a) such Registrable Securities are registered for resale under the Securities Act or (b) the holder of such Registrable Securities provides New Mylan with reasonable assurance that such Registrable Securities can be sold, assigned or transferred pursuant to Rule 144 or otherwise without registration under the applicable requirements of the Securities Act, including, if requested by New Mylan, an opinion of outside legal counsel, reasonably acceptable to New Mylan, to such effect. Following the effective date of any Registration Statement pursuant to which Registrable Securities are registered for resale, New Mylan shall, as applicable, as soon as reasonably practicable deliver or cause to be delivered to the holder of such Registrable Securities certificates representing such Registrable Securities that are free from all restrictive legends, and cause all stop transfer or similar instructions or restrictions relating to such Registrable Securities to be terminated and removed.

Section 7. Miscellaneous.

7.1 Fees and Expenses. Except as otherwise provided in this Agreement, each Party shall pay its own direct and indirect expenses incurred by it in connection with the preparation and negotiation of this Agreement and the consummation of the transactions contemplated by this Agreement, including all fees and expenses of its advisors and representatives.

7.2 Term. Notwithstanding anything contained herein to the contrary, this Agreement shall terminate, and all rights and obligations hereunder shall cease, on the date upon which the Abbott Shareholders no longer Beneficially Own any of the Initial Shares.

7.3 Notices. All notices and other communications in connection with this Agreement shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by overnight courier service, by facsimile with receipt confirmed (followed by delivery of an original via overnight courier service) or by registered or certified mail (postage prepaid, return receipt requested) to the respective Parties at the following addresses:

If to New Mylan, to:

with a copy (which shall not constitute notice) to:

If to any Abbott Shareholder, to:

with a copy (which shall not constitute notice) to:

Any Party may, by delivery of written notice to the other Parties, change the address to which such notices and other communications are to be given in connection with this Agreement.

7.4 Counterparts; Entire Agreement; Corporate Power; Facsimile Signatures. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement. This Agreement and the Schedules hereto contain the entire agreement between the Parties with respect to the subject matter hereof, supersede all previous agreements, negotiations, discussions, writings, understandings, commitments and conversations with respect to such subject matter and there are no agreements or understandings between the Parties other than those set forth or referred to herein or therein. Each Party acknowledges that it and the other Parties may execute this Agreement by manual, stamp or mechanical signature, and that delivery of an executed counterpart of a signature page to this Agreement (whether executed by manual, stamp or mechanical signature) by facsimile or by email in portable document format (PDF) shall be effective as delivery of such executed counterpart of this Agreement. Each Party expressly adopts and confirms a stamp or mechanical signature (regardless of whether delivered in person, by mail, by courier, by facsimile or by email in portable document format (PDF)) made in its respective name as if it were a manual signature delivered in person, agrees that it shall not assert that any such signature or delivery is not adequate to bind such Party to the same extent as if it were signed manually and delivered in person and agrees that, at the reasonable request of the other Party at any time, it shall as promptly as reasonably practicable cause this Agreement to be manually executed (any such execution to be as of the date of the initial date thereof) and delivered in person, by mail or by courier.

7.5 Amendments and Waivers. No provision of this Agreement may be waived, modified, supplemented or amended except in a written instrument signed, in the case of an amendment, by New Mylan and Abbott on behalf of the Abbott Shareholders or, in the case of a waiver, by the Party against whom enforcement of any such waived provision is sought. No waiver of any default with respect to any provision, condition or requirement of this Agreement shall be deemed to be a continuing waiver in the future or a waiver of any subsequent default or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of any Party to exercise any right hereunder in any manner impair the exercise of any such right.

7.6 Successors and Assigns.

(a) Subject to clauses (b) and (c) below, this Agreement shall be binding upon the Parties and their respective successors and assigns and shall inure to the benefit of the Parties and their respective successors and permitted assigns.

(b) New Mylan may not assign or delegate this Agreement or any rights or obligations hereunder without the prior written consent of Abbott; provided that no such consent shall be required for any assignment by New Mylan of its rights or obligations hereunder in connection with a merger, consolidation, combination, reorganization or similar transaction or the transfer, sale, lease, conveyance or disposition of all or substantially all of its assets.

(c) The Abbott Shareholders may not assign or delegate this Agreement or any rights or obligations hereunder without the prior written consent of New Mylan; provided that no such consent shall be required for (i) any assignment by Abbott of its rights or obligations hereunder in connection with a merger, consolidation, combination, reorganization or similar transaction or the transfer, sale, lease, conveyance or disposition of all or substantially all of its assets, if such assignee agrees in writing to be bound by the terms of this Agreement or (ii) the assignment or delegation by an Abbott Shareholder of any of its rights or obligations under this Agreement to a Permitted Transferee, if such Permitted Transferee agrees in writing to be bound by the terms of this Agreement; provided further that no such assignment or delegation shall relieve any Abbott Shareholder of its obligations under this Agreement.

(d) The covenants and agreements of Abbott Shareholders set forth in Sections 3, 4 and 5 shall not be binding upon or restrict any transferee of Shares other than Permitted Transferees in accordance with Section 3.1(b)(i), and no transferee of Shares other than such Permitted Transferees shall have any rights under this Agreement.

7.7 Non-Affiliation. From and after the date of this Agreement, New Mylan shall not and shall not cause, direct or permit any of its Subsidiaries or Controlled Affiliates to (a) identify the Abbott Shareholders (or any one of them) or any of their respective Affiliates (each, an “Abbott Party” and collectively, the “Abbott Parties”) or otherwise hold any Abbott Party out to be an Affiliate of New Mylan or any of its Subsidiaries, except to the extent that such identification is required by applicable Law, by virtue of the Abbott Shareholder’s Beneficial Ownership of all or a portion of the Shares or other Equity Securities, and in such case only to the extent so required by Law, or (b) make, enter into, modify or amend any Contract, other than a Contract executed and delivered by any Abbott Party, that subjects any Abbott Party or any of its assets or properties (other than the Shares or other Equity Securities held by an Abbott Shareholder), tangible or intangible, to any lien, encumbrance, claim, restriction or similar obligation or grants or allows on or with respect to any such assets or properties any right of use, exploitation, access or discovery to or in favor of any Person.

7.8 Confidentiality.

(a) Each Party hereby agrees that it and its Representatives shall keep the other Party’s Confidential Information confidential and shall not disclose such Confidential Information; provided that (i) a Party may disclose that portion of the other Party’s Confidential Information as to which the other Party has given its prior written consent for such disclosure and (ii) a Party may disclose the other Party’s Confidential Information to its Representatives who (A) need to know such information in connection with preparing or otherwise assisting in the preparation of such Party’s financial statements or Applicable Filings and Releases, (B) have been informed of the confidential nature of such information and directed to treat such information confidentially, and (C) are subject to confidentiality obligations under existing agreements or professional standards.

(b) Each Party is aware, and shall advise its Representatives who are informed of the matters that are the subject of this Agreement, of the restrictions imposed by the United States securities laws on the purchase or sale of securities by any Person who has received material, nonpublic information from the issuer of such securities and on the communication of such information to any other person when it is reasonably foreseeable that such other person is likely to purchase or sell such securities in reliance upon such information.

(c) In the event that a Party or its Representatives are requested or required by any applicable Law or stock exchange listing requirement (including oral questions, depositions, interrogatories, requests for information or documents, subpoena, civil investigative demand or other similar process) (collectively, “Applicable Law”) to disclose any of the other Party’s Confidential Information, the Party requested or required to make the disclosure shall, to the extent practicable and permitted by Applicable Law, provide the other Party with prompt notice of any such request or requirement so that the other Party (at the other Party’s sole expense) may seek a protective order or other appropriate remedy or waive compliance with the provisions of this Section 7.8. If, in the absence of a protective order or other remedy or the receipt of a waiver from such other Party, the Party requested or required to make the disclosure or any of its Representatives are, nonetheless, on the advice of counsel, legally compelled to disclose the other Party’s Confidential Information, the Party requested or required to make the disclosure or its Representative may disclose only that portion of the other Party’s Confidential Information which such counsel advises is legally required to be disclosed, provided that the Party requested or required to make the disclosure exercises, to the extent practicable and permitted by Applicable Law, its reasonable efforts to preserve the confidentiality of the other Party’s Confidential Information, including by cooperating with the other Party to obtain an appropriate protective order or other reliable assurance that confidential treatment shall be accorded the other Party’s Confidential Information.

(d) As used in this Agreement, the term “Confidential Information” means, with respect to a Party: (i) all nonpublic information, whether in written, verbal, graphic, electronic or any other form, concerning or relating to such Party or its Representatives and their businesses that is furnished by or on behalf of such Party or its Representatives at any time from and after the date hereof in connection with the performance by such Party under this Agreement and (ii) all notes, memoranda, analyses, compilations, studies, forecasts, reports, samples, data, statistics, summaries, interpretations or other documents prepared by or on behalf of the receiving Party or its Representatives that contain, reflect or are based upon, in whole or in part, the information described in clause (i) above; provided that the term “Confidential Information” does not include information that (A) is or becomes generally available to the public other than as a result of breach of this Section 7.8 by the receiving Party or its Representatives, (B) was within the receiving Party’s possession prior to its being furnished to the receiving Party by or on behalf of the disclosing Party or its Representatives, provided that the receiving Party reasonably believes that the source of such information was not bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality with respect to such information, (C) is or becomes available to the receiving Party on a non-confidential basis from a source other than the disclosing Party or any of its Representatives, provided that the receiving Party reasonably believes that such source was not bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality with respect to such information, (D) is independently developed by the recipient without use of Confidential Information, as evidenced by its written records, or (E) is disclosed by the receiving Party or its Representatives with the disclosing Party’s prior written approval.

7.9 No Third Party Beneficiaries. Except as expressly provided in Sections 6.12, 6.13, 6.14 and 6.15, this Agreement is intended for the benefit of the Parties and their respective successors and permitted assigns.

7.10 Severability. In the event that any one or more of the terms or provisions of this Agreement or the application thereof to any Person or circumstance is determined by a court of competent jurisdiction to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement, or the application of such term or provision to Persons or circumstances or in jurisdictions other than those as to which it has been determined to be invalid, illegal or unenforceable, and the Parties shall use their commercially reasonable efforts to substitute one or more valid, legal and enforceable terms or provisions into this Agreement which, insofar as practicable, implement the purposes and intent of the Parties. Any term or provision of this Agreement held invalid or unenforceable only in part, degree or within certain jurisdictions shall remain in full force and effect to the extent not held invalid or unenforceable to the extent consistent with the intent of the Parties as reflected by this Agreement. To the extent permitted by applicable Law, each Party waives any term or provision of Law which renders any term or provision of this Agreement to be invalid, illegal or unenforceable in any respect.

7.11 Business Days. If the last or appointed day for the taking of any action or the expiration of any right required or granted in this Agreement is not a Business Day, then such action may be taken or such right may be exercised on the next succeeding Business Day.

7.12 Governing Law and Venue: Waiver of Jury Trial.

(a) THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE SUBSTANTIVE AND PROCEDURAL LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO ITS RULES OF CONFLICTS OF LAW. The Parties irrevocably submit to the exclusive jurisdiction of the courts of the State of New York and the federal courts of the United States of America located in the City of New York, Borough of Manhattan with respect to all matters arising out of or relating to this Agreement and the interpretation and enforcement of the provisions of this Agreement, and of the documents referred to in this Agreement, and in respect of the transactions contemplated by this Agreement, and waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in such courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the Parties agree that all claims with respect to such action or proceeding shall be heard and determined exclusively in such a New York state or federal court. The Parties agree that a final judgment in any such any action, suit or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. The Parties consent to and grant any such court jurisdiction over the person of such Parties solely for such purpose and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 7.3 or in such other manner as may be permitted by Law shall be valid and sufficient service.

(b) EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY ACKNOWLEDGES AND AGREES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER. EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER. EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS IN THIS SECTION 7.12(b).

7.13 Enforcement. The Parties acknowledge and agree that irreparable damage would occur in the event that any provision of this Agreement was not performed in accordance with its specific terms or was otherwise breached, and that monetary damages, even if available, would not be an adequate remedy therefor. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the performance of the terms and provisions hereof in any court referred to in Section 7.12, without proof of actual damages (and each Party hereby waives any requirement for the securing or posting of any bond in connection with such remedy), this being in addition to any other remedy to which they are entitled at Law or in equity. The Parties further agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to Law or inequitable for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy for such breach.

7.14 Joint and Several Liability. Each Abbott Shareholder shall be jointly and severally liable for any breach of this Agreement by the Abbott Shareholders.

[Signature pages follow.]

IN WITNESS WHEREOF, New Mylan and each of the Abbott Shareholders have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first above written.

MYLAN N.V.

By:
Name:
Title:

ABBOTT LABORATORIES

By:
Name:
Title:

LABORATOIRES FOURNIER S.A.S.

By:
Name:
Title:

ABBOTT ESTABLISHED PRODUCTS HOLDINGS GIBRALTAR LIMITED

By:
Name:
Title:

ABBOTT INVESTMENTS LUXEMBOURG S.À R.L.

By:
Name:
Title:

Annex C

MYLAN N.V.

ARTICLES OF ASSOCIATION

ARTICLE I

The Company

Section 1.01. Name. The name of the company is Mylan N.V. (the “Company”).

Section 1.02. Seat. The Company has its seat in Amsterdam, the Netherlands.

Section 1.03. Purpose. The purpose of the Company is (a) to participate in, finance, collaborate with and conduct the management of companies, businesses and other enterprises and to provide advice and other services with respect thereto, (b) to acquire, own, operate and use, to sell, assign, transfer or otherwise dispose of or to pledge, hypothecate or otherwise encumber any assets, properties or other rights, including intellectual property rights and real and personal property, whether tangible or intangible, (c) to hold and invest cash, securities and other funds, (d) to provide guarantees, security or other credit support for the debts and obligations of legal persons, legal entities or companies with which the Company is affiliated in a “Group” (as defined in article 2:24b of the Dutch Civil Code) (each, a “Group Company”) or third parties and (e) to take any and all actions relating to, in connection with or in furtherance of the foregoing to the fullest extent permitted by applicable law. Within the scope and for the achievement of such purposes, the Company may operate, manage, participate in and control one or more companies engaged or operating in, among other areas, the pharmaceutical and healthcare industries.

Section 1.04. Term. The term of existence of the Company is perpetual.

Section 1.05. Fiscal Year. The fiscal year of the Company shall commence on the first day of January and end on the thirty-first day of December in each year.

Section 1.06. Gender. Any words in the masculine gender in these Articles of Association (“Articles”) shall be deemed to include the feminine gender.

ARTICLE II

Capitalization

Section 2.01. Authorized Share Capital. The authorized share capital of the Company is [—] euros (EUR [—]) consisting of ([—]) ordinary shares, par value [one euro cent (EUR 0.01)] per share (“Ordinary Shares”) and ([—]) preferred shares, par value [one euro cent (EUR 0.01)] per share (“Preferred Shares” and, together with the Ordinary Shares, the “Shares”).

Section 2.02. Reduction of Share Capital. (a) A resolution of the General Meeting (the “General Meeting” being (i) the corporate body consisting of the shareholders of the Company and all other persons with voting rights and (ii) any meeting of shareholders of the Company and other persons with meeting rights, as the case may be) to reduce the issued share capital of the Company by cancellation of Shares may only relate to: (i) Shares held by the Company or of which the Company holds the depositary receipts for shares in the Company (“Depositary Receipts”) or (ii) Preferred Shares, provided that all Preferred Shares must be subject to such resolution and each such Preferred Share shall be subject to repayment of the Redemption Amount (as defined in Section 3.06(a)) plus: (1) the Dividend Amount (as defined in Section 3.06(b)), calculated for the period beginning on the first day after the last full fiscal year prior to cancellation for which the Company has adopted annual accounts and ending on and including the day of cancellation (the “Cancellation Period”), and (2) all accrued but unpaid dividends with respect to periods prior to the Cancellation Period, provided further that the amounts in Sections 2.02(a)(ii)(1) and 2.02(a)(ii)(2) can never be below zero. Any dividends or other distributions otherwise paid on the Preferred Shares with respect to the Cancellation Period shall be deducted from the repayment amounts referred to in Sections 2.02(a)(ii)(1) and 2.02(a)(ii)(2).

(b) A resolution of the General Meeting to reduce the issued share capital of the Company may only be adopted pursuant to and in accordance with a proposal by the Board of Directors of the Company (the “Board”).

ARTICLE III

Preferred Shares

Section 3.01. Transfers. Each transfer of Preferred Shares requires the approval of the Board. The transfer must be effected within three months after approval by the Board has been granted.

Section 3.02. Approval of Transfers. A shareholder seeking to transfer Preferred Shares (such a shareholder, an “applicant”) shall send by courier service or by registered or certified mail a letter addressed to the Company requesting the approval of the Board. Such letter shall state the number of Preferred Shares the applicant intends to transfer and the intended transferee of such Preferred Shares. The Board shall be deemed to have approved a transfer of Preferred Shares if the Board shall not have responded to the applicant’s letter referred to in the preceding sentence within three months of the delivery thereof to the Company. Approval shall also be deemed to have been granted with respect to the transfer of any Preferred Shares unless, at the time the Board denies approval for the transfer of such Preferred Shares, the Board notifies the applicant of one or more designated parties that are willing and able to purchase such Preferred Shares. The Company may only be designated as a designated party pursuant to this Section 3.02 with the applicant’s approval.

Section 3.03. Price and Timing. The price to be paid for any Preferred Shares with respect to a transfer to one or more designated parties designated by the Board shall be as determined by mutual agreement of the applicant and the Board. If the applicant and the Board fail to reach an agreement, the price to be paid for such Preferred Shares shall be established by the Company’s statutory registered accountant or firm of registered accountants (the “chartered accountant”). The applicant may withdraw its request to transfer any Preferred Shares within one month after being definitively informed of the price for such shares established by the chartered accountant. If, within one month after being informed of the definite price for the Preferred Shares established by the chartered accountant, the applicant has not withdrawn its request to transfer such shares, such Preferred Shares must be transferred to the designated party or parties against payment within one month after being informed of the definite price for the Preferred Shares established by the chartered accountant. If the applicant does not transfer such Preferred Shares within the period provided for in the preceding sentence, the Company shall be irrevocably authorized to proceed to deliver the Preferred Shares to the designated party or parties, subject to the obligation to pay the purchase price for such Preferred Shares to the applicant.

Section 3.04. Dissolution or Bankruptcy of Holders of Preferred Shares. In the event that a legal person that holds Preferred Shares is dissolved, is declared bankrupt or has been granted protection from its creditors or has been notified of a transfer of Preferred Shares under universal title, such holder of Preferred Shares, or its successors in title, shall be obliged to transfer the Preferred Shares to one or more persons designated by the Board in accordance with the provisions of this Article III. If, within one month after the Board has been notified that the legal person that holds Preferred Shares is dissolved, is declared bankrupt or has been granted protection from its creditors and in the event of a transfer of Preferred Shares under universal title, the Board has not designated one or more persons that are willing and able to purchase all Preferred Shares of such holder, the holder or its successor in title, as applicable, shall be permitted to keep such Preferred Shares. In the event of non-compliance by the holder, or its successor(s) in title, with the obligation pursuant to the first sentence of this Section 3.04 to transfer the Preferred Shares to one or more persons designated by the Board within one month after such obligation has arisen, the Company shall be irrevocably authorized to effect such transfer, provided that such transfer includes all such Preferred Shares, on behalf of such holder, or its successor(s) in title, in accordance with the provisions of this Article III.

Section 3.05. Meetings of Holders of Preferred Shares. (a) Meetings of holders of Preferred Shares shall be held as frequently as a resolution is required by the meeting in question and as frequently as is deemed desirable by the Board, or by one or more holder(s) of Preferred Shares.

(b) Meetings of the holders of Preferred Shares shall be held as if a General Meeting in accordance with Article VII below, except that (i) any such meeting shall be called at least eight days prior to such meeting and shall be called by providing notice of the meeting at the addresses of the holders of Preferred Shares listed in the shareholders’ register or to the extent the holder of Preferred Shares consents thereto, such holder may be notified by a legible message sent electronically to the address that he has given to the Company for this purpose, (ii) the meeting of holders of Preferred Shares shall appoint its own chairman and (iii) the meeting of holders of Preferred Shares may also adopt resolutions by written consent.

Section 3.06. Redemption Amount; Dividend Amount. (a) “Redemption Amount” shall mean an amount per Preferred Share (which shall be the same amount for all Preferred Shares) determined by the General Meeting at the General Meeting authorizing the issuance of such Preferred Shares (or if the General Meeting has delegated to the Board the authority to authorize the issuance of such Preferred Shares, as determined by the Board).

(b) “Dividend Amount” shall mean, with respect to any Preferred Share, (i) a percentage equal to (1) [twelve months [[LIBOR][EURIBOR], as published by [—]], calculated based on the number of days such rate applied during the fiscal year to which the Dividend Amount relates, plus (2) a premium to be determined by the Board in line with market conditions on the date the Preferred Shares were first issued, provided that such premium may not exceed [five hundred] basis points, multiplied by (ii) the Redemption Amount.

ARTICLE IV

Issuances and Preemptive Rights

Section 4.01. Preemptive Rights. (a) Subject to applicable Dutch law, upon the issuance of Ordinary Shares, each holder of Ordinary Shares shall have a preemptive right in proportion to the aggregate amount of the Ordinary Shares held by such shareholder.

(b) Subject to applicable Dutch law, upon the issuance of Preferred Shares, each holder of Preferred Shares shall have a preemptive right in proportion to the aggregate amount of Preferred Shares held by such shareholder.

(c) Holders of Preferred Shares shall have no preemptive right with respect to issuances of, or grants of rights to subscribe for, Ordinary Shares. Holders of Ordinary Shares shall have no preemptive right with respect to issuances of, or grants of rights to subscribe for, Preferred Shares.

Section 4.02. Exceptions. Shareholders shall have no preemptive right with respect to the issuance of Shares (a) for which payment is made in a form of consideration other than in cash, (b) to employees of the Company or a Group Company or (c) to a party exercising a previously acquired right to subscribe for Shares to be issued.

Section 4.03. Resolution and Delegation. A resolution of the General Meeting to (a) issue Shares, (b) grant rights to subscribe for Shares, (c) to restrict or waive preemptive rights with respect to any issuance of, or grant of rights to subscribe for, Shares or (d) to delegate the power and authority to take the actions set forth in Section 4.03(a), (b) and (c) shall in each case only be adopted pursuant to and in accordance with a proposal therefor duly made by the Board.

ARTICLE V

Voting Rights

Section 5.01. Votes per Share. Each Share shall confer the right to cast one vote. Unless otherwise required by Dutch law or as set forth in these Articles, resolutions of the General Meeting shall be passed by an absolute majority of votes cast at a General Meeting at which at least one-third of the issued and outstanding share capital is present or represented. The provision included in Article 2:120 paragraph 3 of the Dutch Civil Code is not applicable. Abstentions, blank votes and invalid votes shall not be considered votes cast, but shall be considered shares present in determining whether a quorum is present.

Section 5.02. Approval of Mergers, Demergers, Liquidations, Dissolutions and Bankruptcies. The General Meeting may only resolve to (i) approve a legal merger or legal demerger, (ii) liquidate or dissolve the Company, (iii) make a distribution set forth in Section 6.01(b) or Section 6.01(f) or (iv) request that the Board file a petition in bankruptcy with respect to the Company, in each case upon the recommendation and proposal of the Board. Except as provided in Section 5.03, any resolution by the General Meeting to a legal merger or legal demerger shall be passed by an absolute majority of votes cast at a General Meeting at which half or more of the issued share capital is present or represented, provided that a majority of at least two thirds of the votes cast at a General Meeting shall be required if less than half of the issued share capital is present or represented at such meeting. With respect to the resolution of the General Meeting referred to in the previous sentence, the provision included in article 2:120 paragraph 3 of the Dutch Civil Code is not applicable.

Section 5.03. Approval of Certain Transactions. (a) Except as provided in Section 5.03(c), no company action of a character described in Section 5.03(b) below, and no resolution providing therefore, shall be adopted, approved or ratified by the General Meeting unless such resolution is adopted, approved or ratified, as applicable, by a majority of at least seventy-five percent of the votes cast, representing more than half of the issued share capital, of the General Meeting. With respect to the resolution of the General Meeting referred to in the previous sentence, the provision included in article 2:120 paragraph 3 of the Dutch Civil Code is not applicable. To the extent the General Meeting is not otherwise required by applicable law to adopt, approve or ratify a resolution with respect to any corporate action of a character described in Section 5.03(b), then the Board may not adopt a resolution approving any such company action unless such resolution of the Board is first approved by a majority of at least seventy-five percent of the votes cast, representing more than half of the issued share capital, of the General Meeting. With respect to the resolution of the General Meeting referred to in the previous sentence, the provision included in article 2:120 paragraph 3 of the Dutch Civil Code is not applicable.

(b) Company actions subject to the voting requirements of this Section 5.03 shall be: (i) any legal merger to which the Company and an Interested Person are parties, (ii) any legal demerger to which the Company and an Interested Person are parties, (iii) any sale, lease, exchange or other disposition, in a single transaction or series of related transactions, of all or substantially all or a Substantial Part of the properties or assets of the Company to an Interested Person, (iv) the adoption of any plan or proposal for the liquidation or dissolution of the Company under or pursuant to which the rights or benefits inuring to an Interested Person are different in kind or character from the rights or benefits inuring to the other holders of Ordinary Shares or (v) any transaction of a character described in clause (i), (ii), (iii) or (iv) above involving an Affiliate or Associate of an Interested Person or involving an Associate of any such Affiliate.

(c) The voting requirements of Section 5.03(a) shall not apply to any transaction of a character described in clause (i), (ii), (iii), (iv) or (v) of Section 5.03(b) should any of the following obtain with respect to the transaction: (i) the Board shall have resolved to enter into the transaction by a majority vote of all members of the Board prior to the time the Interested Person connected with the transaction became an Interested Person or (ii) the Board shall have resolved to enter into the transaction prior to consummation thereof which resolution shall have been adopted by the Board with an absolute majority of the votes validly cast, whereby the majority of all executive directors and non-executive directors on the Board (collectively, the “Directors” and each a “Director”) who were not Interested Persons, or an Affiliate, Associate or agent of such Interested Person, or an Associate or agent of any such Affiliate voted in favor of such resolution.

(d) The requirements of this Section 5.03 are in addition to any other requirement under applicable law or these Articles that the Board or the General Meeting adopt, approve or ratify a resolution for the Company to enter into an action of a character described in Section 5.03(b) and any such requirement shall continue to so apply notwithstanding the requirements of this Section 5.03.

(e) For purposes of this Section 5.03, the following definitions shall apply:

(i) “Affiliate” shall mean a person that directly, or indirectly through one or more intermediaries, controls or is controlled by or is under common control with another person.

(ii) “Associate” shall mean any corporation or organization of which a person is an officer or partner or is, directly or indirectly, the beneficial owner of ten percent or more of any class of equity securities; or any trust or estate in which a person has a ten percent or larger beneficial interest or as to which a person serves as a trustee or in a similar fiduciary capacity; or any relative or spouse of a person and any relative of a spouse, who has the same residence as such person.

(iii) “Beneficial Ownership” shall mean all shares directly or indirectly owned by a person and all shares which a person has the right to acquire through the exercise of any option, warrant or right (whether or not currently exercisable), through the conversion of a security, pursuant to the power to revoke a trust, discretionary account or similar arrangement, pursuant to automatic termination of a trust, discretionary account or similar arrangement or otherwise. All shares shall be deemed indirectly owned by a person as to which such person enjoys benefits substantially equivalent to those of ownership by reason of any contract, understanding, relationship, agreement or other arrangement, including without limitation any written or unwritten agreement to act in concert.

(iv) “Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through ownership of voting securities, by contract or otherwise.

(v) “Interested Person” shall mean any person who beneficially owns ten percent or more of the outstanding Shares of the Company.

(vi) “Person” shall mean an individual, a corporation, a partnership, an association, a joint-stock company, a trust, any unincorporated organization, a government or political subdivision thereof, a person acting through or in concert with one or more other persons and any other entity.

(vii) “Substantial Part” shall mean more than twenty percent of the total consolidated assets of the Company, as shown on its consolidated balance sheet as of the end of the most recent fiscal year.

(f) In addition to the requirements of Section 11.01 below, (i) any resolution by the Board to propose to the General Meeting to resolve to amend or repeal Section 5.03 of these Articles can only be adopted by the Board with an absolute majority of the votes validly cast, whereby the majority of all Directors who were not Interested Persons, or an Affiliate, Associate or agent of such Interested Person, or an Associate or agent of any such Affiliate voted in favor of such resolution, and (ii) any resolution of the General Meeting to resolve to amend or repeal Section 5.03 of these Articles, including but not limited to any amendment to the wording, intent or purpose of this Section 5.03 or any definitions contained therein, can only be adopted by the General Meeting with a majority of at least seventy-five percent of the votes cast, representing more than half of the issued share capital. With respect to the resolution of the General Meeting referred to in the previous sentence, the provision included in article 2:120 paragraph 3 of the Dutch Civil Code is not applicable.

ARTICLE VI

Distributions; Liquidations

Section 6.01. Distributions. (a) Subject to applicable law, in the event the Company makes distributions to the shareholders and other persons entitled to the distributable profits of the Company, such distributions shall be made as follows:

(i) first, with respect to holders of Preferred Shares, a dividend in an amount per Preferred Share equal to any accrued and unpaid Dividend Amount with respect to the current fiscal year and any prior fiscal year. To the extent that the profit of the Company is not sufficient to fully make a distribution in accordance with this Section 6.01(a)(i), such deficit shall be paid from the reserves of the Company. If, in any given fiscal year, the profit or the distributable reserves (as the case may be) of the Company are not sufficient to make the distributions set forth in this Section 6.01(a)(i), this Section 6.01(a)(i) shall apply in each subsequent fiscal year until such distributions have been made in full; and

(ii) second, the Board shall determine which part of the profit of the Company remaining after application as set forth in Section 6.01(a)(i) shall be reserved.

(b) The profit, as it appears from the profit and loss account of the Company adopted by the General Meeting, shall be at the disposal of the General Meeting to the extent not distributed in respect of the Dividend Amount payable to Preferred Shares and not reserved in accordance with Section 6.01(a)(ii), provided that the General Meeting may only resolve to dispose of such profit and loss upon the recommendation and proposal of the Board.

(c) The Board may make interim distributions. The Company’s policy on reserves and dividends shall be determined by the Board and such policy may be amended by the Board from time to time at its discretion.

(d) The Board may determine that distributions on shares shall be made payable in euros, United States dollars or in another currency. The Board may decide that a distribution on shares shall not be made in cash or shall be partially made in cash and partially made in the form of shares in the Company or other property, or that shareholders shall be given the option to receive a distribution either in cash or in property other than in cash. The Board shall determine the conditions under which such option can be given to the shareholders.

(e) Shares held by the Company shall be disregarded when calculating the distribution of profits, unless such Shares have been pledged to the Company and the Company, in its capacity as pledgee, is entitled to such distributions.

(f) The General Meeting may resolve on a distribution to the holders of Ordinary Shares at the expense of the reserves, but only pursuant to and in accordance with a recommendation and proposal thereto by the Board.

(g) Any claim a shareholder may have to a distribution shall lapse five years following the day on which such distribution becomes payable.

(h) Shareholders entitled to a distribution shall be those shareholders as at a date determined by the Board for that purpose and such date shall not be earlier than the date on which the distribution was announced.

Section 6.02. Liquidations. The remainder of the Company’s assets after payment of all debts and the costs of a liquidation shall be distributed as follows: (a) first, the holders of the Preferred Shares shall be paid the Redemption Amount plus (i) the Dividend Amount, calculated for the period beginning on the first day after the last full fiscal year prior to the liquidation for which the Company has adopted annual accounts and ending on and including the day of the payment on Preferred Shares referred to in this Section 6.02(a) (the “Liquidation Payment Period”) and (ii) any accrued but unpaid dividends with respect to periods prior to the Liquidation Payment Period, provided that any dividends or other distributions otherwise paid on the Preferred Shares with respect to the Liquidation Payment Period shall be deducted from the payment referred to in this Section 6.02(a); and

(b) the remainder shall be paid to the holders of Ordinary Shares, in proportion to the number of Ordinary Shares that each party owns.

ARTICLE VII

Shareholder Meetings

Section 7.01. Annual General Meeting. The annual General Meeting of the shareholders of the Company shall be held within six months of the end of the Company’s fiscal year. The annual General Meeting shall be called by the Director appointed by the Board as chairman of the Board (the “Chairman”) or the Board in accordance with applicable law.

Section 7.02. Extraordinary General Meetings. Extraordinary General Meetings of the shareholders may be called at any time by the Chairman, the Board or upon the written request of one or more shareholders having the right to request such an Extraordinary General Meeting of shareholders in accordance with applicable law and these Articles, which request shall be addressed to the Board and shall set forth in detail the matters to be considered at such meeting.

Section 7.03. Organization. The Chairman shall preside and the Secretary of the Company (the “Secretary”), or in his absence any Assistant Secretary of the Company (the “Assistant Secretary”), shall act as secretary, at all General Meetings. In the event that the Chairman is absent, the Vice Chairman of the Board (the “Vice Chairman”) shall preside at such meeting. In the absence of the Vice Chairman, a Director or an officer of the Company shall be selected by a majority of the Board in attendance at such meeting, and that Director or officer shall preside over the meeting. In the absence of the Secretary and any Assistant Secretary, the person presiding over the meeting shall designate any person to act as secretary of the meeting. The Chairman and/or Vice Chairman, as applicable, may, in his or her discretion, designate another Director to preside over a General Meeting. The order and conduct of business at a General Meeting shall be determined by the person presiding over such General Meeting. The person presiding over such General Meeting may determine in his discretion, among other things, time limits for shareholders and other persons having voting rights and/or meeting rights to speak.

Section 7.04. General Meetings. General Meetings shall be held in Amsterdam, Rotterdam, The Hague, Bunschoten-Spakenburg, Haarlemmermeer (Schiphol), Schiermonnikoog, Groningen or Leeuwarden and convened by the Board in the manner and with reference to applicable law and stock exchange regulations.

Section 7.05. Notice of General Meetings. The notice of a General Meeting shall state (a) the subjects to be discussed, (b) the place and time of the General Meeting, (c) the procedures for participation in the General Meeting and the exercise of voting rights in person or by proxy and (d) such other items as must be included in the notice pursuant to applicable law and stock exchange rules.

Section 7.06. Shareholder Business at General Meetings. An item proposed by one or more shareholders having the right to make such proposal under applicable law will be included in the notice of a General Meeting or announced in the same manner, provided that the Company receives the shareholder’s request in writing (excluding e-mail and other forms of electronic communication) to propose such item no later than the sixtieth day before the date of the meeting, and such request otherwise complies with applicable law.

Section 7.07. Entitlement to Attend General Meetings. (a) Shareholders as well as other persons having voting rights and/or meeting rights, are entitled, in person or through a person to whom such shareholder has granted, in writing for the specific meeting, a power of attorney to attend the General Meeting, to address the General Meeting and, to the extent that they have such right, to vote at the General Meeting, in each case provided that such shareholder or other person has notified the Company of his intention to attend the meeting in writing at the address and by the date specified in the notice of meeting, which day cannot be earlier than seven days before the day of the meeting. Holders of a right of pledge or usufruct on Ordinary Shares that do not have voting rights and/or meeting rights may not attend or address the General Meeting.

(b) Unless otherwise provided for by the Board or applicable law, and regardless of who would be entitled to attend the General Meeting in the absence of a registration date as set forth in article 2:117b of the Dutch Civil

Code, persons entitled to attend the General Meeting are those who, on the registration date if determined by the Board, have voting rights and/or meeting rights with respect to a class of shares of the Company and have been registered as such in a register designated by the Board for that purpose.

(c) If so determined by the Board and announced at the time of the General Meeting, persons entitled to attend General Meetings and vote at General Meetings may, within a period prior to the General Meeting to be determined by the Board, cast votes electronically or in a manner to be decided by the Board. Such period determined by the Board may not commence prior to the registration date referred to in article 2:117b of the Dutch Civil Code. Votes cast in accordance with the previous sentence shall be treated equally as votes cast at the meeting.

(d) Admission shall be given to the persons whose attendance at the General Meeting is approved by the chairman or the secretary of the General Meeting or any other person designated by the chairman or secretary of the General Meeting. At the request of the chairman or secretary of the General Meeting or his or her designee, each person who wishes to attend the General Meeting must sign the attendance list and set forth in writing his name and, to the extent applicable, the number of votes to which he is entitled.

Section 7.08. Minutes; Procedures. Minutes shall be kept of the matters dealt with at the General Meeting and shall be adopted by the Board. The chairman of the General Meeting shall decide on all disputes with regard to voting, admitting of persons attending and, in general the proceedings at the General Meeting, to the extent not otherwise provided for by Dutch law or these Articles. The ruling of the chairman of the General Meeting in respect of the outcome of any vote taken at a General Meeting shall be decisive. The same shall apply to the contents of any resolution adopted.

Section 7.09. Shareholder Action Outside of the General Meeting. Unless there are persons other than shareholders who are entitled to attend a General Meeting, shareholders may adopt resolutions other than at a General Meeting, provided that all shareholders entitled to vote have cast their vote in favor of such proposal. The votes shall be cast in writing or by use of electronic means. Directors shall have the opportunity to make a recommendation to shareholders prior to shareholders adopting any resolution in accordance with this Section 7.09.

Section 7.10. Remuneration of Directors. The Company shall have a policy governing the remuneration of the Board that may only be adopted by the General Meeting upon the recommendation and proposal of the Board. The remuneration of each individual executive Director and non-executive Director shall be determined by the Board in accordance with the remuneration policy referred to in the first sentence of this Section 7.10. Proposals concerning plans or arrangements in the form of Shares or rights to subscribe for Shares for Directors may only be adopted by the General Meeting upon the recommendation and proposal of the Board.

ARTICLE VIII

Board of Directors

Section 8.01. Number. The number of Directors which shall constitute the full Board shall be such number as shall be fixed by the Board; provided, however, that the Board shall consist of at least one executive Director and at least two non-executive Directors. Directors may only be natural persons. In the event of a vacancy on the Board, the Board shall continue to be validly constituted by the remaining Directors.

Section 8.02. Election; Binding Nominations. (a) Executive Directors and non-executive Directors shall be appointed by the General Meeting from a binding nomination to be drawn up by the Board in accordance with article 2:133 of the Dutch Civil Code. The resolution of the General Meeting shall specify whether a member of the Board is appointed as an executive Director or as a non-executive Director.

(b) The proposed candidate specified in a binding nomination shall be appointed in accordance with article 2:133 paragraph 3 of the Dutch Civil Code, unless the binding nature of the nomination was overruled by the General Meeting in accordance with Section 8.02(c) hereto.

(c) The General Meeting may overrule the binding nature of a nomination by a resolution of the General Meeting adopted with a majority of at least two-thirds of the votes cast, representing more than half of the issued share capital. In such event, the Board may draw up a new binding nomination to be submitted to a subsequent General Meeting.

(d) At a General Meeting, votes in respect of the appointment of a Director can only be cast for candidates named in the agenda of the meeting or explanatory notes thereto.

(e) If the Board fails to make use of its right to submit a binding nomination for a Director or fails to do so in due time, the General Meeting shall be unrestricted in its nomination and appointment of such Director.

(f) In each case in which the General Meeting is unrestricted in its nomination and appointment of a Director, the resolution for the appointment of a Director by the General Meeting shall require a majority of at least two-thirds of the votes cast, representing more than half of the issued share capital. With respect to the resolution of the General Meeting referred to in the previous sentence, the provision included in article 2:120 paragraph 3 of the Dutch Civil Code is not applicable.

Section 8.03. Suspension and Removal. Directors may be suspended or removed by the General Meeting at any time. A resolution of the General Meeting to suspend or remove a Director pursuant to and in accordance with a proposal by the Board shall be passed with an absolute majority of the votes cast. A resolution of the General Meeting to suspend or remove a Director other than pursuant to and in accordance with a proposal by the Board shall require a majority of at least two-thirds of the votes cast, representing more than half of the issued share capital. With respect to the resolution of the General Meeting referred to in the previous sentence, the provision included in article 2:120 paragraph 3 of the Dutch Civil Code is not applicable. Notwithstanding anything else in this Section 8.03, an executive Director may be suspended by the Board at any time.

Section 8.04. Representation; Duties; Internal Rules; Committees. (a) Subject to the limitations set forth in these Articles and the allocation of duties referred to in Section 8.04(b) herein, the Board is vested with the management of the Company. The authority to represent the Company shall be vested in each executive Director and the Chairman.

(b) In addition to the relevant provisions of these Articles, the Board may implement and adopt internal rules (“Board Rules”) that set forth internal allocations of duties for each individual Director or allow Directors to allocate their duties by resolution, provided that the duty to supervise the performance of the executive Directors cannot be delegated away from the non-executive Directors. The Board Rules may also regulate the Board’s decision-making processes and internal procedures, including rules in the event of Conflicts of Interest (as defined in Section 8.05), and provide that one or more Directors shall be duly authorized to resolve on matters which belong to their respective range of duties.

(c) The Board may establish such committees consisting of one or more Directors as it deems necessary and shall determine the duties and powers of such committees.

(d) The Board is authorized, without any prior approval of the General Meeting, to perform all legal acts within the meaning of Section 2:94 paragraph 1 of the Dutch Civil Code.

Section 8.05. Conflicts of Interest. A Director may not participate in the deliberation and the decision-making process of the Board if it concerns a subject in which such Director has a direct or indirect personal interest that conflicts with the interest of the Company and its business enterprise (a “Conflict of Interest”). In such event, the other Directors shall be authorized to adopt the relevant resolution. If all Directors have a Conflict of Interest, the resolution may nonetheless be adopted by the Board.

Section 8.06. Absence of Directors. In the event that one or more Directors are absent or unable to act, the powers of the Board shall continue unaffected. In the event that one or more Directors are absent or unable to act, and subject to the provisions set forth in this Section 8.06, the Board may elect a new person (whether or not a Director) or persons, as the case may be, to temporarily fill a vacancy or vacancies until the appointment by the General Meeting of a new Director or Directors in accordance with Section 8.02 of these Articles. In the event all non-executive Directors are absent or unable to act, then the executive Directors shall be authorized to temporarily entrust the tasks and duties of the non-executive Directors to one or more other persons. In the event all Directors are absent or unable to act, the most recent Chairman and/or a person or persons to be appointed by the most recent Chairman shall be temporarily entrusted with the tasks and duties of the non-executive Directors until the next General Meeting at which a new non-executive Director or Directors are appointed in accordance with Section 8.02 of these Articles, and such persons shall be authorized to temporarily entrust the tasks and duties of the executive Directors to one or more other persons until the next General Meeting at which a new executive Director or Directors are appointed in accordance with Section 8.02 of these Articles.

ARTICLE IX

Form of Shares; Share Registry; Share Transfer and Ownership

Section 9.01. Form. All Ordinary Shares and all Preferred Shares shall be in registered form.

Section 9.02. Certificates. Registered shares shall be uncertificated and shall be registered in the register of shareholders, provided that the Board may resolve that certain or all of the registered shares shall be represented by share certificates. Share certificates for registered shares shall be issued in such form, and shall be signed by such executive Directors and/or officers of the Company, as the Board may determine and shall be numbered in such manner as the Board may determine to be necessary or appropriate to distinguish the certificates representing the registered shares. The Board may establish further rules with respect to the issuance of certificates representing registered shares.

Section 9.03. Register. A register of shareholders shall be kept by on or behalf of the Company for the registered shares, which register shall be regularly updated and, at the discretion of the Board, may in whole or in part be kept in more than one copy and at more than one address. The Board shall keep a copy of the register at the office of the Company except for that part of the register that may be kept outside of the Netherlands in order to comply with applicable foreign statutory provisions or applicable listing rules. The name, address and such further information as required by applicable Dutch law or considered appropriate by the Board of each holder of one or more registered shares shall be recorded in the register of shareholders. The form and the contents of the register of shareholders shall be determined by the Board, subject to the provisions of this Section 9.03. If a shareholder notifies the Company of an electronic address to be recorded in the register of shareholders, such address shall then be considered to be recorded for the purpose of receiving all notifications, announcements and statements as well as convocations for General Meetings by electronic means. Upon his request, a holder of registered shares shall be provided with written evidence of the contents of the register of shareholders with regard to the shares registered in the name of such holder free of charge, and the statement so issued may be validly signed on behalf of the Company by a person to be designated for that purpose by the Board. The provisions of this Section 9.03 shall apply, mutatis mutandis, to usufructuaries and pledgees of registered shares.

Section 9.04. Depositary Receipts. The Company cannot cooperate with the issuance of Depositary Receipts.

Section 9.05. NY Property Law. For as long as any Ordinary Shares are listed on the Nasdaq or New York Stock Exchange (each located in the State of New York in the United States of America), the laws of the State of New York shall apply to the property law aspects of the Ordinary Shares reflected in the register held by the transfer agent, subject to applicable law.

Section 9.06. Joint Holders. If one or more Shares, or a usufruct in or a pledge over one or more Shares, are jointly held by one or more persons, the Board may decide that the joint holders thereof shall only be represented vis-à-vis the Company by one person jointly designated by such joint holders in writing. In the absence of such designation, all rights attached to the relevant Shares shall be suspended, except the right to receive distributions. The Board may grant an exemption to the requirement of the previous sentence, including, without limitation, with respect to Shares that are kept in custody by a securities clearing or settlement institution acting as such in the ordinary course of its business. The Board may determine the conditions of any such exemption.

Section 9.07. Plan Shares. The authorization of the General Meeting is not required in the event the Company acquires any Shares listed on a stock exchange in order to transfer such Shares to employees of the Company or of a Group Company pursuant to a plan applicable to such employees.

ARTICLE X

Indemnification of Officers and Directors

Section 10.01. Right to Indemnification. Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), whether brought by or in the name of the Company or otherwise, by reason of the fact that he is or was a Director or an officer of the Company or is or was serving at the request of the Company as a Director, officer, employee or agent of another company or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (hereinafter an “indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a Director, officer, employee or agent or in any other capacity while serving as a Director, officer, employee or agent, shall be indemnified and held harmless by the Company to the fullest extent authorized by law, including, but not limited to Dutch law, as may be amended from time to time (but, in the case of such amendment, only to the extent that such amendment permits the Company to provide broader indemnification rights than such law permitted the Company to provide prior to such amendment), against all expense, liability and loss (including attorneys’ fees, judgments, fines, excise taxes pursuant to the Employee Retirement Income Security Act of 1974, as amended, or penalties and amounts paid in settlement) reasonably incurred or suffered by such indemnitee in connection therewith; provided, however, that the Company shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board. For purposes of Section 10.01, 10.02 and 10.03, persons holding the following titles shall be considered officers of the Company: Chief Executive Officer, President, Chief Operating Officer, Chief Financial Officer, Chief Legal Officer, Chief Scientific Officer, and all persons holding the title of Executive Vice President, Senior Vice President or Vice President.

Section 10.02. Right to Payment of Expenses. The right to indemnification conferred in Section 10.01 shall include, to the fullest extent authorized by law, the right to be paid by the Company the expenses (including attorneys’ fees) incurred in defending any such proceeding prior to its final disposition (hereinafter a “payment of expenses”). The rights to indemnification and to the payment of expenses conferred in Sections 10.01 and 10.02 shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a Director, officer, employee or agent and shall inure to the benefit of the indemnitee’s heirs, executors and administrators.

Section 10.03. Right of Indemnitee to Bring Suit. If a claim under Section 10.01 or 10.02 is not paid in full by the Company within sixty days after a written claim has been received by the Company, except in the case of a claim for a payment of expenses, in which case the applicable period shall be twenty days, the indemnitee may at any time thereafter bring suit against the Company to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, the indemnitee also shall be entitled to be paid the expense of prosecuting or defending such suit, including attorney’s fees.

Section 10.04. Non-Exclusivity of Rights. The rights to indemnification and to the payment of expenses shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, these Articles, any agreement, any vote of shareholders or disinterested Directors or otherwise.

Section 10.05. Insurance. The Company may maintain insurance, at its expense, to protect itself and any Director, officer, employee or agent of the Company or another company, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Company would have the power to indemnify such person against such expense, liability or loss under Dutch law.

Section 10.06. Indemnification of Other Officers, Employees, Assistants and Agents. The Company may, to the extent authorized from time to time by the Board, grant rights to indemnification and to the payment of expenses to any officer not otherwise covered by this Article X, to an employee, an assistant or an agent of the Company to the fullest extent of the provisions of this Article X with respect to the indemnification and payment of expenses of Directors and officers of the Company.

Section 10.07. Other Enterprises, Fines, Serving at the Company’s Request. For purposes of this Article X, references to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise tax assessed on a person with respect to any employee benefit plan; and references to “serving at the request of the Company” shall include any service as a Director, officer, employee or agent of the Company which imposes duties on, or involves services by, such Director, officer, employee, or agent with respect to any employee benefit plan, its participants, or beneficiaries.

Section 10.08. Effect of Amendment. Any amendment, repeal or modification of any provision of this Article X shall not adversely affect any right or protection of a Director or officer existing at the time of such amendment, repeal or modification.

Section 10.09. Savings Clause. If this Article X or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Company shall nevertheless indemnify each indemnitee as to costs, charges and expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement with respect to any action, suit or proceeding, whether civil, criminal, administrative or investigative, to the fullest extent permitted by any applicable portion of this Article X that shall not have been invalidated and to the fullest extent permitted by applicable law.

ARTICLE XI

Amendments

Section 11.01. Amendments. Other than as set forth herein, these Articles may only be amended by the General Meeting upon the recommendation and proposal of the Board, provided that any such resolution of the General Meeting to amend or repeal Sections 2.02(b), 4.03, 5.02, 6.01(b), 6.01(f), 8.02, 8.03, 11.01 and 12.01, including but not limited to any amendment to the wording, intent or purpose of such sections or any definitions contained therein, can only be adopted by the General Meeting with a majority of at least seventy-five percent of the votes cast, representing more than half of the issued share capital. With respect to the resolution of the General Meeting referred to in the previous sentence, the provision included in article 2:120 paragraph 3 of the Dutch Civil Code is not applicable.

ARTICLE XII

Adjudication of Disputes

Section 12.01. Unless the Company consents in writing to the selection of an alternative forum, the competent courts of Amsterdam, the Netherlands shall be the sole and exclusive forum for (a) any action asserting a claim for breach of a duty owed by any Director, officer or other employee of the Company (including any former Director, former officer or other former employee of the Company to the extent such claim arises from such Director, officer or other employee’s breach of duty while serving as a Director, officer or employee of the Company) to the Company or the Company’s shareholders, (b) any action asserting a claim arising pursuant to or otherwise based on any provision of Dutch law or these Articles, (c) any action asserting a claim that is mandatorily subject to Dutch law or (d) to the extent permitted under Dutch law, any derivative action or proceeding brought on behalf of the Company, in each such case subject to such court having personal jurisdiction over the indispensable parties named as defendants therein.

Annex D

Centerview Partners LLC

31 West 52nd Street

New York, NY 10019

October 21, 2014

The Board of Directors

Mylan Inc.

1000 Mylan Boulevard

Canonsburg, Pennsylvania 15317

The Board of Directors:

You have requested our opinion as to the fairness, from a financial point of view, to Mylan Inc., a Pennsylvania corporation (the “Company”), of the Consideration (as defined below) to be paid for the Acquired Shares (as defined below) and the French Business IP Assets provided for pursuant to the Business Transfer Agreement and Plan of Merger (the “Business Transfer Agreement”), dated as of July 13, 2014, by and among Abbott Laboratories, an Illinois corporation (“Air”), the Company, New Moon B.V., a private limited liability company (besloten vennootschap met beperkte aansprakelijkheid) organized and existing under the laws of the Netherlands, (“New Mylan”), and Moon of PA Inc., a Pennsylvania corporation and a wholly owned direct subsidiary of New Mylan (“Merger Sub”), as modified by the letter agreement proposed to be entered into by and among the Company, New Mylan, Merger Sub and Air (the “Letter Agreement” and the Business Transfer Agreement, as modified by the Letter Agreement, the “Agreement”). Capitalized terms used but not defined herein have the meaning ascribed thereto in the Agreement. The Agreement provides that, among other things, (a) New Mylan will purchase (i) the French Business IP Assets and (ii) all of the issued and outstanding shares of capital stock of the Acquired Companies (the “Acquired Shares”), in each case from Air and its Continuing Affiliates (the “Business Transfer”), (b) New Mylan will issue to the French Business IP Seller and the Share Sellers an aggregate of 110,000,000 ordinary shares of New Mylan, with a nominal value of €0.01 per share as consideration for the Acquired Shares and the French Business IP Assets (the “Consideration”), and (c) Merger Sub will merge with and into the Company, as a result of which the Company will become a wholly owned subsidiary of New Mylan (the “Merger” and, collectively with the Business Transfer and the other transactions contemplated by the Agreement, the “Transaction”). The Agreement also provides for a post-Closing adjustment with respect to Modified Working Capital, as to which we express no opinion. The terms and conditions of the Transaction are more fully set forth in the Agreement.

We have acted as financial advisor to the Board of Directors of the Company in connection with, and have participated in certain of the negotiations leading to, the Transaction. We will receive a fee for our services in connection with the Transaction, a portion of which was paid upon the execution of the Business Transfer Agreement and a substantial portion of which is contingent upon the consummation of the Transaction. In addition, the Company has agreed to reimburse certain of our expenses arising, and indemnify us against certain liabilities that may arise, out of our engagement.

31 WEST 52ND STREET, 22ND FLOOR, NEW YORK, NY 10019

PHONE: (212) 380-2650    FAX: (212) 380-2651    WWW.CENTERVIEWPARTNERS.COM

NEW YORK         •         LONDON         •         SAN FRANCISCO         •         LOS ANGELES

The Board of Directors

Mylan Inc.

October 21, 2014

We are a securities firm engaged directly and through affiliates and related persons in a number of investment banking, financial advisory and merchant banking activities. In the past two years, we have provided certain investment banking services to the Company from time to time for which we have received compensation, including in connection with the performance of strategic advisory services to the Company. In the past two years, we have not provided and are not currently providing investment banking or other services to Air for which we received any compensation. We may provide investment banking and other services to or with respect to the Company, New Mylan or Air or their respective affiliates in the future, for which we may receive compensation. Certain (i) of our and our affiliates’ directors, officers, members and employees, or family members of such persons, (ii) of our affiliates or related investment funds and (iii) investment funds or other persons in which any of the foregoing may have financial interests or with which they may co-invest, may at any time acquire, hold, sell or trade, in debt, equity and other securities or financial instruments (including derivatives, bank loans or other obligations) of, or investments in, the Company, New Mylan, Air or any of their respective affiliates, or any other party that may be involved in the Transaction.

In connection with this opinion, we have reviewed, among other things: (i) the Business Transfer Agreement and an execution copy of the Letter Agreement; (ii) the Annual Reports on Form 10-K of the Company for the years ended December 31, 2013, December 31, 2012, and December 31, 2011; (iii) certain interim reports to shareholders and Quarterly Reports on Form 10-Q of the Company; (iv) certain publicly available research analyst reports for the Company and Air; (v) certain other communications from the Company to its shareholders; (vi) certain internal information relating to the business, operations, earnings, cash flow, assets, liabilities and prospects of the Company, including certain financial forecasts, analyses and projections relating to the Company prepared by management of the Company and furnished to us by the Company for purposes of our analysis (the “Company Forecasts”) (collectively, the “Company Internal Data”); (vii) certain internal information relating to the business, operations, earnings, cash flow, assets, liabilities and prospects of the Business, including certain financial forecasts, analyses and projections on an unadjusted basis relating to the Business and prepared by management of Air and furnished to us by the Company (the “Air Forecasts”) (collectively, the “Air Internal Data”) and, at your direction, reviewed and relied upon for our opinion and analysis certain adjusted Air Forecasts as adjusted by management of the Company and furnished to us by the Company for purposes of our analysis (the “Adjusted Air Forecasts”); and (viii) certain tax and other corporate allocations savings, revenue and operating synergies projected by the management of the Company to result from the Transaction and furnished to us by the Company for purposes of our analysis (the “Synergies”). We have conducted discussions with members of the senior management and representatives of the Company regarding their assessment of the Company Internal Data, the Air Internal Data, the Adjusted Air Forecasts and the Synergies, as appropriate, and the strategic rationale for the Transaction. In addition, we compared the financial performance and valuation multiples for the Business with similar publicly available data for certain other companies, the securities of which are publicly traded, in lines of business that we deemed relevant. We also compared certain of the proposed financial terms of the Transaction with the financial terms, to the extent publicly available, of certain other transactions that we deemed relevant and conducted such other financial studies and analyses and took into account such other information as we deemed appropriate.

We have assumed, without independent verification or any responsibility therefor, the accuracy and completeness of the financial, legal, regulatory, tax, accounting and other information supplied to, discussed with, or reviewed by us for purposes of this opinion and have, with your consent, relied upon such information as being complete and accurate. In that regard, we have assumed, at your direction, that the Company Internal Data, the Adjusted Air Forecasts and the Synergies have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Company as to the matters covered thereby and that the Air Internal Data have been reasonably prepared on bases reflecting the best currently

The Board of Directors

Mylan Inc.

October 21, 2014

available estimates and judgments of the management of Air as to the matters covered thereby, and we have relied, at your direction, on the Company Internal Data, the Air Internal Data (other than the Air Forecasts), the Adjusted Air Forecasts and the Synergies for purposes of our analysis and this opinion. We express no view or opinion as to the Company Internal Data, the Air Internal Data, the Adjusted Air Forecasts or the Synergies, or the assumptions on which they are based. In addition, at your direction, we have not made any independent evaluation or appraisal of any of the assets or liabilities (contingent, derivative, off-balance-sheet or otherwise) of the Company, the Acquired Companies or the Business, nor have we been furnished with any such evaluation or appraisal, and we have not been asked to conduct, and did not conduct, a physical inspection of the properties or assets of the Company, the Acquired Companies or the Business. We have assumed, at your direction, that the final executed Letter Agreement will not differ in any respect material to our analysis or this opinion from the execution copy of the Letter Agreement reviewed by us, that the representations and warranties made by the Company, New Mylan, Merger Sub and Air in the Agreement and related agreements are and will be true and correct in all respects material to our analysis, and that there will be no Modified Working Capital adjustments or payments by or to New Mylan pursuant to any indemnification obligations of New Mylan under the Agreement. We have also assumed, at your direction, that the Transaction will be consummated on the terms set forth in the Agreement and in accordance with all applicable laws and other relevant documents or requirements, without delay or the waiver, modification or amendment of any term, condition or agreement, the effect of which would be material to our analysis or this opinion and that, in the course of obtaining the necessary governmental, regulatory and other approvals, consents, releases and waivers for the Transaction, no delay, limitation, restriction, condition or other change, including any divestiture requirements or amendments or modifications, will be imposed, the effect of which would be material to our analysis or this opinion. We have further assumed, at your direction, that the Transaction will have the tax consequences described in discussions with, and materials furnished to us by, representatives of the Company. We have not evaluated and do not express any opinion as to the solvency or fair value of the Company, New Mylan or the Acquired Companies, or the ability of the Company, New Mylan or the Acquired Companies to pay their respective obligations when they come due, or as to the impact of the Transaction on such matters, under any state, federal or other laws relating to bankruptcy, insolvency or similar matters. We are not legal, regulatory, tax or accounting advisors, and we express no opinion as to any legal, regulatory, tax or accounting matters.

We express no view as to, and our opinion does not address, the Company’s underlying business decision to proceed with or effect the Transaction, or the relative merits of the Transaction as compared to any alternative business strategies or transactions that might be available to the Company or in which the Company might engage. This opinion is limited to and addresses only the fairness, from a financial point of view, as of the date hereof, to the Company of the Consideration to be paid for the Acquired Shares and the French Business IP Assets pursuant to the Agreement. We have not been asked to, nor do we express any view on, and our opinion does not address, any other term or aspect of the Agreement or the Transaction, including, without limitation, the structure or form of the Transaction, or any other agreements or arrangements contemplated by the Agreement or entered into in connection with or otherwise contemplated by the Transaction, including, without limitation, the fairness of the Transaction or any other term or aspect of the Transaction to, or any consideration to be received in connection therewith by, or the impact of the Transaction on, the holders of any class of securities, creditors or other constituencies of the Company or any other party. In addition, we express no view or opinion as to the fairness (financial or otherwise) of the amount, nature or any other aspect of any compensation to be paid or payable to any of the officers, directors or employees of the Company or any party, or class of such persons in connection with the Transaction, whether relative to the Consideration provided for pursuant to the Agreement or otherwise. Our opinion is necessarily based on financial, economic, monetary, currency, market and other conditions and circumstances as in effect on, and the information made available to us as of, the date hereof, and we do not have any obligation or responsibility to update, revise or reaffirm this opinion based on circumstances,

The Board of Directors

Mylan Inc.

October 21, 2014

developments or events occurring after the date hereof. We express no view or opinion as to what the value of the Consideration Shares actually will be when issued pursuant to the Transaction or the prices at which any securities of the Company or New Mylan (including the Consideration Shares) will trade or otherwise be transferable at any time, including following the announcement or consummation of the Transaction. Our opinion does not constitute a recommendation to any shareholder of the Company or any other person as to how such shareholder or other person should vote with respect to the Merger or otherwise act with respect to the Transaction or any other matter.

Our financial advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of the Company (in their capacity as directors and not in any other capacity) in connection with and for purposes of its consideration of the Transaction. The Company may reproduce this written opinion in full in any filings required to be made by the Company and its affiliates with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, in connection with the Transaction, if such inclusion is required by applicable law, and in materials required to be delivered to shareholders of the Company which are part of such filings. The issuance of this opinion was approved by the Centerview Partners LLC Fairness Opinion Committee.

Based upon and subject to the foregoing, including the various assumptions and limitations set forth herein, we are of the opinion, as of the date hereof, that the Consideration to be paid for the Acquired Shares and the French Business IP Assets pursuant to the Agreement is fair, from a financial point of view, to the Company.

Very truly yours,

CENTERVIEW PARTNERS LLC

SPECIAL MEETING OF SHAREHOLDERS OF

MYLAN INC.

January 29, 2015

11:00 a.m. (ET)

Sheraton Greensboro

3121 High Point Road

Greensboro, North Carolina 27407

GO GREEN

e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.amstock.com to enjoy online access.

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:

The Notice of Special Meeting of Mylan Shareholders, proxy statement/prospectus, and proxy card are available at http://www.astproxyportal.com/ast/04325

Please sign, date and mail

your proxy card in the

envelope provided as soon

as possible.

i Please detach along perforated line, and mail in the envelope provided. i

¢ 00030300300000001000 4	012915

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSALS 1, 2, AND 3.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE. ☒

			FOR	AGAINST	ABSTAIN
	1.	APPROVAL OF THE AMENDED AND RESTATED BUSINESS TRANSFER AGREEMENT AND PLAN OF MERGER, DATED AS OF NOVEMBER 4, 2014, BY AND AMONG MYLAN INC. (“MYLAN”), NEW MOON B.V., MOON OF PA INC., AND ABBOTT LABORATORIES (THE “BUSINESS TRANSFER AGREEMENT”).	☐	☐	☐

	2.	APPROVAL, ON A NON-BINDING ADVISORY BASIS, OF THE SPECIFIED COMPENSATORY ARRANGEMENTS BETWEEN MYLAN AND ITS NAMED EXECUTIVE OFFICERS RELATING TO THE MERGER AND THE OTHER TRANSACTIONS CONTEMPLATED BY THE BUSINESS TRANSFER AGREEMENT.	☐	☐	☐

	3.	ADJOURNMENT OF THE SPECIAL MEETING, IF NECESSARY OR APPROPRIATE, TO SOLICIT ADDITIONAL PROXIES IF THERE ARE NOT SUFFICIENT VOTES TO APPROVE THE BUSINESS TRANSFER AGREEMENT.	☐	☐	☐

Mylan will transact no business at the special meeting except such business as stated in the Notice of Special Meeting of Mylan Shareholders. This proxy when properly executed will be voted as directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted FOR Proposal 1, Proposal 2, and Proposal 3.

MARK“X” HERE IF YOU PLAN TO ATTEND THE MEETING. ☐

To change the address on your account, please check the box at right, and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

☐

Signature of Shareholder	Date:	Signature of Shareholder	Date:

¢	Note:	Please sign exactly as your name or names appear on this proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.	¢

☐	¢

MYLAN INC.

PROXY FOR THE SPECIAL MEETING OF SHAREHOLDERS

TO BE HELD

January 29, 2015

11:00 a.m. (ET)

Sheraton Greensboro

3121 High Point Road

Greensboro, North Carolina 27407

This Proxy is Solicited on Behalf of the Board of Directors of Mylan Inc.

The undersigned hereby appoints ROBERT J. COURY and RODNEY L. PIATT, and each with full power to act without the other, as proxies, with full power of substitution, for and in the name of the undersigned to vote and act with respect to all shares of common stock of MYLAN INC. (“Mylan”) which the undersigned is entitled to vote and act at the Special Meeting of Shareholders of Mylan to be held January 29, 2015 and at any and all adjournments or postponements thereof, with all the powers the undersigned would possess if personally present, and particularly, but without limiting the generality of the foregoing:

(Continued and to be signed on the reverse side)

SEE REVERSE SIDE

¢	14475	¢

SPECIAL MEETING OF SHAREHOLDERS OF

MYLAN INC.

January 29, 2015

11:00 a.m. (ET)

Sheraton Greensboro

3121 High Point Road

Greensboro, North Carolina 27407

PROXY VOTING INSTRUCTIONS

INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions or scan the QR code with your smartphone. Have your proxy card available when you access the web page.

TELEPHONE - Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call.

Vote online/phone until 11:59 PM EST the day before the meeting.

MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible.

IN PERSON - You may vote your shares in person by attending the Special Meeting.

GO GREEN - e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.amstock.com to enjoy online access.

COMPANY NUMBER
ACCOUNT NUMBER

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:

The Notice of Special Meeting of Mylan Shareholders, proxy statement/prospectus, and proxy card are available at http://www.astproxyportal.com/ast/04325

i Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet.i

¢ 00030300300000001000	012915

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSALS 1, 2, AND 3.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE. ☒

			FOR	AGAINST	ABSTAIN
	1.	APPROVAL OF THE AMENDED AND RESTATED BUSINESS TRANSFER AGREEMENT AND PLAN OF MERGER, DATED AS OF NOVEMBER 4, 2014, BY AND AMONG MYLAN INC. (“MYLAN”), NEW MOON B.V., MOON OF PA INC., AND ABBOTT LABORATORIES (THE “BUSINESS TRANSFER AGREEMENT”).	☐	☐	☐

	2.	APPROVAL, ON A NON-BINDING ADVISORY BASIS, OF THE SPECIFIED COMPENSATORY ARRANGEMENTS BETWEEN MYLAN AND ITS NAMED EXECUTIVE OFFICERS RELATING TO THE MERGER AND THE OTHER TRANSACTIONS CONTEMPLATED BY THE BUSINESS TRANSFER AGREEMENT.	☐	☐	☐

	3.	ADJOURNMENT OF THE SPECIAL MEETING, IF NECESSARY OR APPROPRIATE, TO SOLICIT ADDITIONAL PROXIES IF THERE ARE NOT SUFFICIENT VOTES TO APPROVE THE BUSINESS TRANSFER AGREEMENT.	☐	☐	☐

Mylan will transact no business at the special meeting except such business as stated in the Notice of Special Meeting of Mylan Shareholders. This proxy when properly executed will be voted as directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted FOR Proposal 1, Proposal 2, and Proposal 3.

MARK“X” HERE IF YOU PLAN TO ATTEND THE MEETING. ☐

To change the address on your account, please check the box at right, and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

☐

Signature of Shareholder	Date:	Signature of Shareholder	Date:

¢	Note:	Please sign exactly as your name or names appear on this proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.	¢